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INDEX TO ALLIANCEBERNSTEIN CONSOLIDATED FINANCIAL STATEMENTS TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on September 13, 2013

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
Under
The Securities Act of 1933

ALLIANCEBERNSTEIN L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6282 (Primary Standard Industrial Classification Code Number)	13-4064930 (I.R.S. Employer Identification No.)

1345 Avenue of the Americas
New York, NY 10105
(212) 969-1000
(Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

Laurence E. Cranch, Esq.
AllianceBernstein L.P.
1345 Avenue of the Americas
New York, NY 10105
(212) 969-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Nicholas G. Demmo, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd St. New York, NY 10019 Telephone: (212) 403-1000 Facsimile: (212) 403-2000	Michael Maquet Chief Executive Officer W.P. Stewart & Co., Ltd. 527 Madison Avenue, 20th Floor New York, NY 10022 Telephone: (212) 750-8585 Facsimile: (212) 371-6272	Richard F. Langan, Esq. Daniel McAvoy, Esq. Nixon Peabody LLP 437 Madison Avenue New York, NY 10022 Telephone: (212) 940-3000 Facsimile: (212) 940-3111

Approximate Date of Commencement of Proposed Sale to the Public:
As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions under the merger agreement described herein.

           If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provisions relied upon in conducting this transaction:

           Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

           Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Contingent Value Rights (CVRs)	4,998,778	Not Applicable	$247,939	$34

(1)
Represents the estimated maximum number of Contingent Value Rights of AllianceBernstein L.P., a Delaware limited partnership, issuable to holders of common stock, $0.01 par value per share, of W.P. Stewart & Co., Ltd., a Delaware corporation, upon completion of the proposed merger of AllianceBernstein 2013 Merger Company, Inc., a Delaware corporation and wholly owned subsidiary of AllianceBernstein L.P., with and into W.P. Stewart & Co., Ltd. described herein. This number is based on the number of shares of W.P. Stewart & Co., Ltd. common stock outstanding and reserved for issuance as of September 11, 2013, and the exchange of each such share for one CVR in the merger.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (f) under the Securities Act of 1933, as amended, based upon the product of (a) $12.05, the average of the high and low prices of W.P. Stewart & Co., Ltd. common stock as reported on the over-the-counter market on September 11, 2013 and (b) 4,958,778, the estimated maximum number of shares of W.P. Stewart & Co., Ltd. common stock that may be exchanged for the merger consideration. The product of (a) and (b) above is then reduced by $59,505,336 million, the estimated cash payment to be made to W.P. Stewart & Co., Ltd. stockholders upon the closing of the above-referenced merger.

(3)
Computed pursuant to Section 6(b) of the Securities Act of 1933, as amended, at a rate of $136.40 per $1,000,000 of the proposed maximum aggregate offering price.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or a solicitation of an offer to buy these securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Subject to completion, dated September 13, 2013

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

        The board of directors of W.P. Stewart & Co., Ltd. (which we refer to as "W.P. Stewart") has approved a merger agreement that provides for the merger of AllianceBernstein 2013 Merger Company, Inc. (which we refer to as "Merger Sub"), a wholly owned subsidiary of AllianceBernstein L.P. (which we refer to as "AllianceBernstein"), with and into W.P. Stewart. As a result of the merger, W.P. Stewart will become a wholly owned subsidiary of AllianceBernstein.

        As is more fully described in the accompanying proxy statement/prospectus, in connection with the merger, W.P. Stewart stockholders will be entitled to receive, for each share of W.P. Stewart common stock that they hold (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited, and other than certain shares held by W.P. Stewart, AllianceBernstein, Merger Sub or their direct or indirect wholly owned subsidiaries, and shares for which appraisal rights have been properly demanded under Delaware law), (i) $12.00 per share in cash, less any applicable withholding taxes and without interest, and (ii) one contingent value right (which we refer to as a "CVR") issued by AllianceBernstein. Each CVR will entitle its holder to receive an additional cash payment, less any applicable withholding taxes and without interest, of $4.00 to the extent that the "assets under management" (as defined in "Description of the CVRs" below) of W.P. Stewart exceeds $5,000,000,000 on or prior to the third anniversary of the closing of the merger, determined in accordance with the CVR agreement described in the accompanying proxy statement/prospectus. Based on the current number of shares of W.P. Stewart common stock outstanding and reserved for issuance, AllianceBernstein expects to issue approximately [        ] CVRs upon completion of the merger. However, any increase or decrease in the number of shares of W.P. Stewart common stock outstanding that occurs for any reason prior to the completion of the merger would cause the actual number of CVRs issued upon completion of the merger to change.

        We describe in detail the terms of the merger, including the contingent value rights, in the accompanying proxy statement/prospectus under the captions "Certain Terms of the Merger Agreement" and "Description of the CVRs" beginning on pages [        ] and [        ], which we urge you to read carefully. The common stock of W.P. Stewart is traded in the Pink Sheets under the symbol "WPSL." There is currently no public market for the CVRs.

        The merger cannot be completed unless W.P. Stewart stockholders adopt the merger agreement and approve the merger contemplated by the merger agreement at the special meeting of W.P. Stewart stockholders to be held on [        ], 2013 at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022, at [        ] local time. We describe in detail the special meeting of W.P. Stewart stockholders in the accompanying proxy statement/prospectus under the caption "The Special Meeting of W.P. Stewart Stockholders" beginning on page [        ], which we urge you to read carefully. More information about AllianceBernstein, W.P. Stewart and the merger is contained in the accompanying proxy statement/prospectus. We encourage you to read the proxy statement/prospectus and to carefully consider the Risk Factors beginning on page 20 of the accompanying proxy statement/prospectus before voting.

        Your vote is very important.    Whether or not you plan to attend the special meeting of W.P. Stewart stockholders, please take the time to vote your shares. You may vote your shares by completing, signing, dating and returning the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope.

        Thank you for your continued support.

By order of the board of directors,

Michael Maquet
 Chief Executive Officer
W.P. Stewart & Co., Ltd.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This proxy statement/prospectus is dated [        ], 2013, and is first being mailed to W.P. Stewart stockholders on or about [        ], 2013.

W.P. STEWART & CO., LTD.

527 MADISON AVE., 20TH FLOOR
NEW YORK, NY 10022

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                ], 2013

To the Stockholders of W.P. Stewart & Co., Ltd.:

        We will hold a special meeting of the stockholders of W.P. Stewart & Co., Ltd., a Delaware corporation, on [                ], 2013 at [                ], local time, at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022 to consider and vote upon the following matters:

  1.
  A proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2013, by and among AllianceBernstein L.P., or AllianceBernstein, AllianceBernstein 2013 Merger Company, Inc., or Merger Sub, a wholly owned subsidiary of AllianceBernstein, and W.P. Stewart & Co., Ltd., or W.P. Stewart, and approve the merger contemplated by such merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice and the form of CVR agreement related thereto is attached as Annex B to the proxy statement/prospectus accompanying this notice;

  2.
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  3.
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

        The W.P. Stewart board of directors has adopted the merger agreement and approved the merger, and recommends that the stockholders vote FOR the adoption of the merger agreement and approval of the merger and FOR the proposal to adjourn the special meeting to a later date, if necessary.

        The close of business on [                ], 2013 has been fixed by the W.P. Stewart board of directors as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof. Only holders of record of W.P. Stewart common stock at the close of business on the record date may attend and vote at the special meeting.

        All stockholders entitled to vote are cordially invited to attend the special meeting in person. However, to ensure your representation at the special meeting, you are urged to complete, sign and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it is voted at the special meeting. Executed proxies with no instructions indicated thereon will be voted FOR the adoption of the merger agreement and approval of the merger, FOR the proposal to adjourn the special meeting to a later date, if necessary, and, in the discretion of the proxy holders, on any other proposals that may properly come before the special meeting.

        If you plan on attending the special meeting and your shares are held in the name of a broker, trust, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. If you plan to vote via proxy and your shares are held in your broker's name, please note that your broker will not be permitted to vote on the adoption of the merger agreement and the approval of the merger or the proposal to adjourn the special meeting to a later date, if necessary, or on any other proposal that properly comes before the special meeting unless you provide your broker with instructions on how to vote.

        The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger and other related matters. We urge you to read the proxy statement/prospectus and its annexes carefully and in their entirety.

By Order of the Board of Directors,

Seth L. Pearlstein
 General Counsel & Secretary

 THIS PROXY STATEMENT/PROSPECTUS INCORPORATES ADDITIONAL INFORMATION

        This proxy statement/prospectus incorporates important business and financial information about AllianceBernstein from documents that are not included in or delivered with this proxy statement/prospectus.

        AllianceBernstein will provide you with copies of this information relating to AllianceBernstein without charge, upon written or oral request to:

AllianceBernstein L.P.
1345 Avenue of the Americas
New York, NY 10105
Attn: Investor Relations
(212) 969-1000

        In order to receive timely delivery of the documents before the special meeting, you must make your requests no later than [                ], 2013. If you request any incorporated documents, AllianceBernstein will mail them to you by first class mail, or another equally prompt means, within one business day of receipt of your request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement, which forms a part of a registration statement on Form S-4 filed with the Securities and Exchange Commission, or SEC, by AllianceBernstein, constitutes a prospectus of AllianceBernstein under Section 5 of the Securities Act of 1933, as amended, or the Securities Act, with respect to the CVRs to be issued to W.P. Stewart stockholders in connection with the merger. This document also constitutes a proxy statement and a notice of meeting with respect to the special meeting of W.P. Stewart stockholders to consider and vote upon the proposal to adopt the merger agreement and approve the merger.

i

ii

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
Why am I receiving this proxy statement/prospectus?

A:
AllianceBernstein L.P., or AllianceBernstein, has agreed to acquire W.P. Stewart & Co., Ltd., or W.P. Stewart, under the terms of an Agreement and Plan of Merger, dated as of August 15, 2013, as it may be amended from time to time (which we refer to as the "merger agreement"), that is described in this proxy statement/prospectus. Please see the sections entitled "The Merger" and "Certain Terms of the Merger Agreement" beginning on pages [            ] and [            ], respectively, of this proxy statement/prospectus. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A. Under the merger agreement, AllianceBernstein 2013 Merger Company, Inc. (which we refer to as "Merger Sub"), a wholly owned subsidiary of AllianceBernstein, will merge with and into W.P. Stewart (which we refer to as the "merger"). As a result of the merger, W.P. Stewart will become a wholly owned subsidiary of AllianceBernstein.

In order to complete the transactions contemplated by the merger agreement, including the merger, W.P. Stewart stockholders must adopt the merger agreement by the affirmative vote of the holders of a majority of the shares of W.P. Stewart common stock outstanding on the record date for the special meeting and all other conditions to the merger must be satisfied or waived. You are receiving this proxy statement/prospectus because you have been identified as a W.P. Stewart stockholder as of [            ], 2013, the record date for the special meeting, and thus you are entitled to vote at the special meeting. This document serves as a proxy statement/prospectus of W.P. Stewart, used to solicit proxies for the special meeting, and as a prospectus of AllianceBernstein, used to offer CVRs to stockholders of W.P. Stewart pursuant to the terms of the merger agreement. This document contains important information about the merger and the special meeting, and you should read it carefully.

Q:
When and where is the special meeting of W.P. Stewart stockholders?

A:
The special meeting of W.P. Stewart stockholders will be held on [            ], 2013, starting at [            ], local time, at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022.

Q:
On what matters am I being asked to vote?

A:
W.P. Stewart stockholders are being asked to consider and vote on the following items:

•
the adoption of the merger agreement and approval of the merger;

•
a proposal to adjourn the special meeting to a later date, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

•
to transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Q:
What is the merger?

A:
Under the terms of the merger agreement, Merger Sub will merge with and into W.P. Stewart, with W.P. Stewart continuing as the surviving entity. Upon completion of the merger, each outstanding share of W.P. Stewart common stock (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited, and other than certain shares held by W.P. Stewart, AllianceBernstein, Merger Sub or their direct or indirect wholly owned subsidiaries, and shares for which appraisal rights have been properly demanded under Delaware law) will be converted into the right to receive $12.00 in cash, less any applicable withholding taxes and without interest, and one contingent value right, or CVR. For a more complete description of the merger, please see the section entitled "The Merger" beginning on page [            ] of this proxy statement/prospectus.

Q:
As a W.P. Stewart stockholder, what will I receive in the merger?

A:
If the merger agreement is adopted by W.P. Stewart stockholders and the other conditions to the merger are satisfied or waived, then upon completion of the merger, other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited, and other than certain shares held by W.P. Stewart, AllianceBernstein, Merger Sub or their direct or indirect wholly owned subsidiaries, and shares for which appraisal rights have been properly demanded under Delaware law, W.P. Stewart stockholders will be entitled to receive (i) $12.00 per share in cash, less any applicable withholding taxes and without interest, and (ii) one contingent value right per share, or CVR, representing the right to receive an additional cash payment of $4.00, less any applicable withholding taxes and without interest, if and to the extent that any amount is payable as determined in accordance with the CVR agreement to be entered into in connection with the merger. We refer to the consideration for the merger described in clauses (i) and (ii) together as the merger consideration. Please see the sections entitled "The Merger—General" and "Description of the CVRs" beginning on pages [            ] and [            ], respectively, of this proxy statement/prospectus for a description of the merger consideration.

Q:
How are equity awards treated in the merger?

A:
As of the effective time of the merger, each restricted share of W.P. Stewart common stock granted to any employee or director of W.P. Stewart or any of its subsidiaries (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited) under a W.P. Stewart stock plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive the merger consideration, subject to such deduction and withholding as may be required under the Internal Revenue Code of 1986, or the Code, and any applicable state or local tax law with respect to the lapsing of the restrictions on any such restricted shares.

Q:
What is required to consummate the merger?

A:
To consummate the merger, W.P. Stewart stockholders must adopt the merger agreement, which requires the affirmative vote of the holders of a majority of the shares of W.P. Stewart common stock outstanding on the record date for the special meeting. In addition to obtaining W.P. Stewart stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, please see the section entitled "Certain Terms of the Merger Agreement—Conditions to the Merger" beginning on page [            ] of this proxy statement/prospectus.

Q:
How does the W.P. Stewart board of directors recommend that I vote?

A:
After careful consideration, W.P. Stewart's board of directors approved the merger agreement and the merger and declared that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable and in the best interests of W.P. Stewart and its stockholders. Accordingly, W.P. Stewart's board of directors recommends that you vote FOR the proposal to adopt the merger agreement and approve the merger, and FOR the proposal to adjourn the special meeting to a later date or dates, if necessary, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. To review the background of the merger and W.P. Stewart's board of directors' reasons for recommending the merger in greater detail, see the sections entitled "The Merger—Background of the Merger" and "The Merger—W.P. Stewart's Reasons for the Merger; Recommendation of W.P. Stewart Board of Directors" beginning on pages [            ] and [            ], respectively, of this proxy statement/prospectus.

Q:
What is the vote required to approve each proposal at the W.P. Stewart special meeting?

A:
W.P. Stewart merger proposal

•
Standard:  The approval of the W.P. Stewart merger proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of W.P. Stewart common stock entitled to vote on the proposal.

•
Effect of abstentions and non-votes:  If you fail to vote, mark "ABSTAIN" on your proxy or fail to instruct your bank, broker or other nominee with respect to the W.P. Stewart merger proposal, it will have the same effect as a vote "AGAINST" the proposal.

  W.P. Stewart adjournment proposal

  •
  Standard:  The approval of the W.P. Stewart adjournment proposal requires the affirmative vote of a majority of the shares of W.P. Stewart common stock present or represented by proxy at the special meeting and entitled to vote on the proposal.

  •
  Effect of abstentions and non-votes:  If you fail to vote or fail to instruct your bank, broker or other nominee with respect to the W.P. Stewart adjournment proposal, it will have no effect on the vote count for the proposal. If you mark "ABSTAIN" on your proxy or if you are present at the special meeting but do not vote, it will have the same effect as a vote "AGAINST" the proposal.

Q:
What constitutes a quorum for the W.P. Stewart special meeting?

A:
The presence of the holders of one-third of the outstanding shares of W.P. Stewart common stock entitled to vote at the special meeting constitutes a quorum for the transaction of business at the meeting.

Q:
What risks should I consider in deciding whether to vote in favor of the merger?

A:
You should carefully review the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page [            ] of this proxy statement/prospectus, which sets forth certain risks and uncertainties related to the merger and the other transactions contemplated by the merger agreement.

Q:
When do the parties expect to complete the merger?

A:
The parties are working towards completing the merger as quickly as possible. The merger is currently expected to close during the last calendar quarter of 2013. However, because completion of the merger is subject to various conditions, AllianceBernstein and W.P. Stewart cannot predict the exact timing of the merger or whether the merger will occur at all.

Q:
Am I entitled to appraisal rights?

A:
W.P. Stewart stockholders will have the right to demand appraisal of their shares of W.P. Stewart common stock and obtain payment in cash for the fair value of their shares, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions related to appraisal rights is attached as Annex C to this proxy statement/prospectus, and a summary of these provisions can be found in the section entitled "The

  Merger—Appraisal Rights of Dissenting W.P. Stewart Stockholders" on page [            ] of this proxy statement/prospectus. Due to the complexity of the procedures for exercising the right to seek appraisal, W.P. Stewart stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to strictly comply with the applicable provisions of the Delaware General Corporation Law, or the DGCL, will result in the loss of the right of appraisal.

Q:
Will my rights as a W.P. Stewart stockholder change as a result of the merger?

A:
Yes. You will no longer be a W.P. Stewart stockholder, and you will become a holder of CVRs issued by AllianceBernstein as a result of the merger and will have rights after the completion of the merger that are governed by the CVR agreement.

Q:
Will I be able to trade the CVRs that I receive in connection with the merger?

A:
The CVRs issued to W.P. Stewart stockholders in connection with the merger will not be listed on any securities exchange but will be generally tradable, subject to certain procedures as set forth in more detail in this proxy statement/prospectus and the CVR agreement.

Q:
What are the United States federal income tax consequences of the merger?

A:
The receipt of the merger consideration in exchange for W.P. Stewart shares will be a taxable transaction for United States federal income tax purposes. For more information regarding the United States federal income tax consequences of the merger, see the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page [            ] of this proxy statement/prospectus.

  Tax matters are very complicated, and the tax consequences of the merger to a particular W.P. Stewart stockholder will depend in part on such stockholder's circumstances. Accordingly, you should consult your own tax advisor to determine the tax consequences of the merger to you, including the applicability and effect of United States federal, state, local and foreign income and other tax laws.

Q:
What should I do now?

A:
You should carefully read this proxy statement/prospectus, including its annexes, and consider how the merger will affect you. AllianceBernstein and W.P. Stewart urge you to then respond by voting your shares through one of the following means:

•
by mail, by completing, signing, dating and mailing each proxy card (if you are a registered stockholder, meaning that you hold your stock in your name) and returning it in the envelope provided; or

•
in person, by attending the special meeting and submitting your vote in person (special requirements apply if your shares are held in "street name" and you wish to vote in person).

Q:
What happens if I do not return a proxy card or otherwise vote?

A:
The failure to return your proxy card or vote in person at the special meeting will have the same effect as voting AGAINST adoption of the merger agreement and approval of the merger, and will have no effect on the proposal for possible adjournment of the special meeting.

Q:
What happens if I return a signed and dated proxy card but do not indicate how to vote my proxy?

A:
If you do not include instructions on how to vote your properly signed and dated proxy, your shares will be voted FOR adoption of the merger agreement and approval of the merger, and FOR approval of possible adjournment, if any, of the special meeting.

Q:
May I vote in person at the special meeting?

A:
If your shares of W.P. Stewart common stock are registered directly in your name, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by W.P. Stewart. If you are a W.P. Stewart stockholder of record, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card.

  If your shares of W.P. Stewart common stock are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in "street name." As the beneficial owner, you are also invited to attend the special meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Q:
May I change my vote after I have mailed my signed and dated proxy card or otherwise voted?

A:
Yes. If you have submitted a proxy, you may change your vote at any time before your proxy is voted at the W.P. Stewart special meeting of stockholders. You can do this one of the following ways. First, you can send a written, dated notice to Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02949-5138 stating that you would like to revoke your proxy. Second, you can complete, sign, date and submit (in time to reach W.P. Stewart before the beginning of the special meeting) a new later-dated proxy card. Third, if you are a stockholder of record or you obtain a "legal proxy" from your broker, trustee or nominee, you can attend the special meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

  If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:
If my shares are held in "street name" by a bank, broker or other nominee, will they automatically vote my shares for me?

A:
No. Your bank, broker or other nominee will not be able to vote your shares without instructions from you. Therefore, you should provide your bank, broker or other nominee with instructions on how to vote your shares, following the procedure they provide to you. The failure to provide such voting instructions to your bank, broker or other nominee will have the same effect as voting AGAINST adoption of the merger agreement and approval of the merger, and will have no effect on the proposal for possible adjournment of the special meeting.

Q:
Should I send in my W.P. Stewart stock certificates now?

A:
No. If you are a W.P. Stewart stockholder, after the merger is completed a letter of transmittal will be sent to you informing you where to deliver your W.P. Stewart stock certificates in order to receive the merger consideration. You should not send in your W.P. Stewart common stock certificates before receiving the letter of transmittal.

Q:
Who is soliciting this proxy?

A:
W.P. Stewart is conducting this proxy solicitation and will bear the cost of soliciting proxies. In addition, W.P. Stewart may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. W.P. Stewart's directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, holders of W.P. Stewart common stock will not receive any consideration for their shares in connection with the merger. Instead, W.P. Stewart will remain an independent company. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by W.P. Stewart to AllianceBernstein. See "Certain Terms of the Merger Agreement—Termination Fee" for a complete discussion of the circumstances in which a termination fee will be required to be paid.

Q:
Who can help answer my additional questions?

A:
W.P. Stewart stockholders who would like additional copies, without charge, of this proxy statement/prospectus or have additional questions about the merger, including the procedures for voting their shares of W.P. Stewart common stock, should contact:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
(877) 373-6374

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus. You should read carefully this entire proxy statement/prospectus and the documents referred to in this proxy statement/prospectus for a more complete description of the terms of the merger and related transactions. The merger agreement is attached as Annex A to this proxy statement/prospectus, and the form of CVR agreement related thereto is attached as Annex B to this proxy statement/prospectus. You are encouraged to read the merger agreement as it is the legal document that governs the merger. It is also important that you read the form of CVR agreement. In this proxy statement/prospectus, unless the context otherwise requires, "AllianceBernstein" refers to AllianceBernstein L.P. and its subsidiaries, "W.P. Stewart" refers to W.P. Stewart & Co., Ltd. and its subsidiaries, and "Merger Sub" refers to AllianceBernstein 2013 Merger Company, Inc., a wholly owned subsidiary of AllianceBernstein.

 The Companies (pages [    ] and [    ] and [    ])

AllianceBernstein L.P.

        AllianceBernstein is an investment adviser registered with the SEC under the Investment Advisers Act of 1940. It is a leading global investment management firm supervising client accounts with assets totaling approximately $435 billion as of June 30, 2013, of which more than $86 billion represented assets of registered investment companies. As of June 30, 2013, AllianceBernstein managed 33 registered investment companies comprising approximately 119 separate investment portfolios. AllianceBernstein provides management services for many of the largest U.S. public and private employee benefit plans, endowments, foundations, public employee retirement funds, banks, insurance companies and high net worth individuals worldwide.

        AllianceBernstein's principal executive offices are located at 1345 Avenue of the Americas, New York, NY 10105. AllianceBernstein's telephone number is (212) 969-1000.

AllianceBernstein 2013 Merger Company, Inc.

        AllianceBernstein 2013 Merger Company, Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of AllianceBernstein organized in August 2013 in connection with the execution of the merger agreement. Merger Sub was formed solely to facilitate the merger. The location of its principal executive offices and its telephone number are the same as those of AllianceBernstein.

W.P. Stewart & Co., Ltd.

        W.P. Stewart is an asset management company that has provided research-intensive equity management services to clients throughout the world since 1975. W.P. Stewart is headquartered in New York, New York and has additional operations or affiliates in Europe and Asia. W.P. Stewart's principal executive offices are located at 527 Madison Avenue, 20th Floor, New York, NY 10022. W.P. Stewart's telephone number is (212) 750-8585.

Special Meeting of W.P. Stewart Stockholders (page [    ])

        General.    W.P. Stewart is furnishing this proxy statement/prospectus to W.P. Stewart stockholders in connection with the solicitation of proxies by the W.P. Stewart board of directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

        Date, Time and Place.    W.P. Stewart will hold its special meeting on [            ], 2013 at [                    ], local time, at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022.

        Purpose of the Meeting.    At the special meeting, W.P. Stewart stockholders will be asked to consider and vote upon the following matters:

  1.
  A proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2013 (as it may be amended, the "merger agreement"), by and among W.P. Stewart, AllianceBernstein, and AllianceBernstein 2013 Merger Company, Inc., and approve the merger contemplated by such merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus;

  2.
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  3.
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

        Quorum Required.    W.P. Stewart's bylaws provide that the holders of one-third of the shares of stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented at such meeting.

        Voting Rights.    W.P. Stewart common stock is the only type of security entitled to vote at the special meeting. On [            ], 2013, the record date for determination of stockholders entitled to vote at the special meeting, there were [            ] shares of W.P. Stewart common stock outstanding. Each W.P. Stewart stockholder of record on [            ], 2013 is entitled to one vote for each share of W.P. Stewart common stock held by such stockholder on that date. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary of W.P. Stewart is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split, each faction may vote the common stock proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary of W.P. Stewart shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of (c) above shall be a majority or even-split in interest.

        Proxies.    Whether or not you are able to attend W.P. Stewart's special meeting of stockholders, you are urged to complete and return the enclosed proxy, which is solicited by W.P. Stewart's board of directors and which will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, executed proxies will be voted FOR the adoption of the merger agreement and approval of the merger, FOR the proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to adopt the merger agreement and approve the merger, and in the discretion of the proxy holders as to any other matters that may properly come before the special meeting. All shares represented by a valid proxy received before the special meeting will be voted.

        Revocation of Proxies.    You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02949-5138 in

time to be received before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person.

        W.P. Stewart Votes Required.    The affirmative vote of the holders of record of a majority of the outstanding shares of W.P. Stewart common stock is required to adopt the merger agreement and approve the merger, and the affirmative vote of the holders of record of a majority of the shares of W.P. Stewart common stock present and entitled to vote at the special meeting is required to adopt the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies. If a broker or other nominee holding shares of W.P. Stewart common stock or a holder of W.P. Stewart common stock fails to vote on the adoption of the merger agreement and the approval of the merger or responds to that proposal with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker or other nominee holding shares of W.P. Stewart common stock or a holder of W.P. Stewart common stock responds to the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker or other nominee holding W.P. Stewart common stock or a holder of W.P. Stewart common stock fails to vote on the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, it will have no effect on the outcome of the vote for that proposal.

        As of the record date, (i) the directors and executive officers of W.P. Stewart beneficially owned approximately [            ] shares of W.P. Stewart common stock, representing approximately [      ]% of the outstanding shares of W.P. Stewart common stock and (ii) AllianceBernstein and its affiliates beneficially owned none of W.P. Stewart's common stock.

        Certain holders of W.P. Stewart common stock, each of which is or is an affiliate of a member of W.P. Stewart's board of directors, who as of the record date collectively owned approximately [      ]% of the outstanding shares of W.P. Stewart common stock, have entered into voting agreements with AllianceBernstein pursuant to which such stockholders have agreed, among other things, to vote the shares of common stock of W.P. Stewart owned by them in favor of adopting the merger agreement and approving the merger. In addition, William P. Stewart has entered into an agreement pursuant to which he has agreed to vote the shares over which he has sole voting authority in favor of adopting the merger agreement and approving the merger. For a description of the voting agreements, see "Certain Terms of the Merger Agreement—Voting Agreements" beginning on page [    ] of this proxy statement/prospectus.

        Solicitation of Proxies.    W.P. Stewart will bear the cost of this solicitation, including the printing and mailing of this proxy statement/prospectus, the proxy and any additional soliciting material furnished to W.P. Stewart stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, W.P. Stewart may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, email, facsimile or other means by directors, officers, employees or agents of W.P. Stewart. No additional compensation will be paid to these individuals for any such services.

Risk Factors (page [    ])

        You should carefully review the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page [    ] of this proxy statement/prospectus, which sets forth certain risks and uncertainties related to the merger and the other transactions contemplated by the merger agreement. These risk factors should be considered along with any additional risk factors in the reports of AllianceBernstein filed with the Securities and Exchange Commission, or SEC, and any other information included in this proxy statement/ prospectus.

 Recommendation to W.P. Stewart's Stockholders (page [    ])

        W.P. Stewart's board of directors has adopted the merger agreement and approved the merger. The board of directors of W.P. Stewart recommends that W.P. Stewart stockholders vote FOR the adoption of the merger agreement and approval of the merger, and FOR the approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the adoption of the merger agreement and approval of the merger, at the time of the special meeting.

Merger Structure; Merger Consideration (pages [    ] and [    ])

        In the merger, Merger Sub will merge with and into W.P. Stewart, with W.P. Stewart continuing as the surviving corporation. Upon completion of the merger, each share of W.P. Stewart common stock (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited, and other than certain shares held by W.P. Stewart, AllianceBernstein, Merger Sub or their direct or indirect wholly owned subsidiaries, and shares for which appraisal rights have been properly demanded under Delaware law) will be converted into the right to receive (i) $12.00, less any applicable withholding taxes and without interest, per share and (ii) one CVR representing the right to receive an additional cash payment of $4.00, less any applicable withholding taxes and without interest, if and to the extent that any amount is payable as determined in accordance with the CVR agreement to be entered into in connection with the merger.

        The common stock of W.P. Stewart is traded in the Pink Sheets under the symbol "WPSL." There is currently no public market for the CVRs. As of August 15, 2013, the last full trading day before the public announcement of the merger agreement, the closing price of W.P. Stewart common stock was $7.24. As of [            ], 2013, the last practicable trading day before the date of this proxy statement/prospectus, the closing price of W.P. Stewart common stock was $[            ].

CVR Agreement and CVRs (page [    ] and Annex B)

        In connection with the closing of the merger, AllianceBernstein and a trustee to be determined will enter into a contingent value rights agreement substantially in the form of the contingent value rights agreement included in this proxy statement/prospectus as Annex B (which we refer to as the "CVR agreement"), which will set forth the terms of the CVRs to be issued to W.P. Stewart stockholders upon completion of the merger. A holder of a CVR is entitled to a cash payment in an amount equal to $4.00 per CVR, less any applicable withholding taxes and without interest (which we refer to as the "AUM milestone payment"), upon the achievement of the AUM milestone (as defined elsewhere in this proxy statement/prospectus). For a detailed description of the CVR agreement, see "Description of the CVRs" beginning on page [    ] of this proxy statement/prospectus.

Treatment of Equity Awards (page [    ])

        As of the effective time of the merger, each restricted share of W.P. Stewart common stock granted to any employee or director of W.P. Stewart or any of its subsidiaries (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited) under a W.P. Stewart stock plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive the merger consideration, subject to such deduction and withholding as may be required under the Internal Revenue Code of 1986 and any applicable state or local tax law with respect to the lapsing of the restrictions on any such restricted shares.

W.P. Stewart's Reasons for the Merger (page [    ])

        After careful consideration, W.P. Stewart's board of directors adopted the merger agreement and approved the merger and declared that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable and in the best interests of W.P. Stewart and its stockholders. W.P. Stewart's board of directors consulted with W.P. Stewart's senior management, as well as W.P. Stewart's financial advisor and legal counsel, in reaching its decision to approve the merger.

        W.P. Stewart's board of directors recommends that you vote FOR the adoption of the merger agreement and approval of the merger, and FOR the adjournment of the special meeting, if necessary, to solicit additional proxies. Please see the section entitled "The Merger—W.P. Stewart's Reasons for the Merger; Recommendation of W.P. Stewart Board of Directors" beginning on page [    ] of this proxy statement/prospectus for a full discussion of the factors that W.P. Stewart's board of directors considered in reaching its decision to approve the merger.

Opinion of W.P. Stewart's Financial Advisor (page [    ] and Annex D)

        As financial advisor to W.P. Stewart's board of directors, on August 15, 2013, Duff & Phelps, LLC, referred to herein as Duff & Phelps, rendered its opinion to the W.P. Stewart board of directors that, subject to the assumptions, qualifications and limiting conditions set forth in its opinion, as of such date, the merger consideration was fair, from a financial point of view, to the stockholders of W.P. Stewart (without giving effect to any impact of the proposed merger on any particular stockholder other than in its capacity as a stockholder).

        The full text of the written opinion of Duff & Phelps, dated August 15, 2013, is attached hereto as Annex D and is incorporated herein by reference. The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion. Duff & Phelps' opinion is not a recommendation as to how any W.P. Stewart stockholder should vote with respect to the proposed merger or act with respect to any other matter.

AllianceBernstein's Reasons for the Merger (page [    ])

        AllianceBernstein and its general partner have determined that the merger agreement and the merger are in the best interests of AllianceBernstein and its Unitholders (which we refer to as "Unitholders") and the board of directors of AllianceBernstein's general partner approved the merger agreement. Please see the section entitled "The Merger—AllianceBernstein's Reasons for the Merger" beginning on page [    ] of this proxy statement/prospectus for a full discussion of the factors that the board of directors of AllianceBernstein's general partner considered in reaching its decision to approve the merger.

Interests of W.P. Stewart's Executive Officers and Directors in the Merger (page [    ])

        In considering the recommendation of W.P. Stewart's board of directors that you vote to adopt the merger agreement and approve the merger, you should be aware that some of W.P. Stewart's executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of W.P. Stewart's stockholders generally. See "The Merger—Interests of W.P. Stewart's Executive Officers and Directors in the Merger" beginning on page [    ] of this proxy statement/prospectus.

        W.P. Stewart's board of directors was aware of and considered these interests, among other matters, in approving the merger agreement and the merger, and in making its recommendation that W.P. Stewart's stockholders vote to adopt the merger agreement and approve the merger.

 Conditions to the Merger (page [    ])

        The obligations of the parties to effect the merger are subject to the fulfillment at or prior to the effective time of the merger of the following mutual conditions:

  •
  adoption of the merger agreement by the required vote of the W.P. Stewart stockholders;

  •
  the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the "HSR Act");

  •
  the effectiveness under the Securities Act of 1933 of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and there not having been any stop order suspending the effectiveness of the Form S-4 issued or any proceedings for that purpose initiated or threatened by the SEC;

  •
  all required regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated; and

  •
  the absence of any order, injunction, statute, rule, regulation or decree or other legal restraint or prohibition preventing or making illegal the consummation of the merger.

        The obligation of AllianceBernstein and Merger Sub to effect the merger is also subject to the fulfillment or waiver by AllianceBernstein, at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy of the representations and warranties of W.P. Stewart contained in the merger agreement as of the date on which the merger agreement was entered into and as of the effective time (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement (and the receipt of an officer's certificate from W.P. Stewart to such effect);

  •
  performance by W.P. Stewart in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer's certificate from W.P. Stewart to such effect);

  •
  W.P. Stewart and its subsidiaries having cash, cash equivalents and marketable securities, on a consolidated basis, of no less than $17,000,000 as of the closing date;

  •
  certain designated employment agreements with AllianceBernstein, entered into in connection with the merger agreement, remaining in full force and effect and there not having been any basis that would reasonably be expected to cause any such agreements not to be in full force and effect, the individuals party thereto remaining employees of W.P. Stewart and not having indicated in writing any intention to resign as employees, and a letter agreement entered into as of the date of the merger agreement between W.P. Stewart and William P. Stewart regarding his separation from W.P. Stewart following the merger remaining in full force and effect;

  •
  receipt of approval of the board of directors and shareholders of the mutual fund for a new advisory contract with a subsidiary of W.P. Stewart, AllianceBernstein or an affiliate thereof to be in effect as of and subject to the closing; and

  •
  The closing revenue run-rate (as defined in "Certain Terms of the Merger Agreement—Conditions to the Merger") being at least $11,995,907.36 (which amount is 60% of the revenue run-rate as of June 30, 2013).

        The obligation of W.P. Stewart to effect the merger is also subject to the fulfillment or waiver by W.P. Stewart, at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy of the representations and warranties of AllianceBernstein and Merger Sub contained in the merger agreement as of the date on which the merger agreement was entered into and as of the effective time (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement (and the receipt of an officer's certificate from AllianceBernstein to such effect); and

  •
  performance by AllianceBernstein and Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer's certificate from AllianceBernstein to such effect).

Termination of the Merger Agreement (page [    ])

        The merger agreement may be terminated and the merger may be abandoned (before or after the obtaining of the W.P. Stewart stockholder approval) by mutual written consent of AllianceBernstein and W.P. Stewart. In addition, the merger agreement may be terminated in the following circumstances:

  •
  by either AllianceBernstein or W.P. Stewart if:

  •
  the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time on February 28, 2014, and there are conditions to closing remaining (other than those that by their terms occur contemporaneous with the closing, provided that such conditions would be satisfied if such date were the closing date) other than the condition described above with respect to obtaining the required mutual fund board and shareholder approvals for a new advisory contract;

  •
  the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time on March 31, 2014, and the only condition to closing remaining (other than those that by their terms occur contemporaneous with the closing, provided that such conditions would be satisfied if such date were the closing date) is the condition with respect to obtaining the required mutual fund board and shareholder approvals for a new advisory contract, then March 31, 2014; or

  •
  the only condition to closing remaining (other than those that by their terms occur contemporaneous with the closing, provided that such conditions would be satisfied if such date were the closing date) is the condition described above regarding the closing revenue run-rate, five business days after each such other condition to closing has been met;

    provided in each case that neither party can terminate the merger agreement if its breach materially contributed to the failure of the merger to be consummated by such date, and neither party can terminate during the pendency of any legal proceeding seeking specific performance of the merger agreement;

  •
  by either AllianceBernstein or W.P. Stewart if W.P. Stewart's stockholders do not adopt the merger agreement at the stockholders' meeting or any approved adjournment thereof;

  •
  by either AllianceBernstein or W.P. Stewart if a governmental entity of competent jurisdiction issues an order, injunction, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the merger and such order, injunction, decree, ruling or other action is or has become final and non-appealable;

  •
  by AllianceBernstein if, prior to receipt of the required stockholder approval to adopt the merger agreement, there has been a change in the company recommendation as described in

    "Certain Terms of the Merger Agreement—Other Covenants—Limitation on W.P. Stewart's Ability to Consider Other Acquisition Proposals" on page [    ];

  •
  by AllianceBernstein if prior to the closing date there has been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of W.P. Stewart, or W.P. Stewart has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the failure of a closing condition and (B) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period;

  •
  by W.P. Stewart if prior to the closing date there has been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of AllianceBernstein or Merger Sub, or AllianceBernstein or Merger Sub has failed to perform or comply with any of their respective covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the failure of a closing condition and (B) is incapable of being cured during the time period set forth in the merger agreement or, if curable, is not cured during the applicable cure period; or

  •
  by W.P. Stewart, at any time prior to the adoption of the merger agreement by W.P. Stewart's stockholders, in order to accept a superior proposal, provided that it complies with certain requirements set forth in the merger agreement.

Termination Fee (page [    ])

        If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of W.P. Stewart's board of directors, W.P. Stewart may be required to pay to AllianceBernstein a termination fee equal to $3.2 million plus certain documented out-of-pocket expenses in an amount not to exceed $800,000.

Voting Agreements (page [    ] and Annex E)

        In connection with their execution of the merger agreement, AllianceBernstein and W.P. Stewart entered into voting and support agreements and irrevocable proxies with certain stockholders of W.P. Stewart who are also themselves directors or affiliated with directors of W.P. Stewart (which we refer to collectively as the "voting agreements"). Pursuant to the voting agreements, each shareholder party to a voting agreement agreed to vote his or her shares of W.P. Stewart common stock in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger) and against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction unless the merger agreement is terminated. Each shareholder also agreed to grant AllianceBernstein and any designee of AllianceBernstein an irrevocable proxy, which would automatically terminate upon the termination of the voting agreement. In addition, pursuant to the voting agreements, each shareholder party to a voting agreement agreed to waive appraisal rights and agreed not to transfer or sell any such shares, subject to certain limited exceptions. The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms. See "Certain Terms of the Merger Agreement—Voting Agreements" on page [    ].

William P. Stewart Voting Agreement (page [    ] and Annex F)

        In connection with their execution of the merger agreement, AllianceBernstein and W.P. Stewart also entered into a voting agreement with William P. Stewart (which we refer to as the "William P. Stewart voting agreement"). Pursuant to the William P. Stewart voting agreement, William P. Stewart has agreed to vote all shares of W.P. Stewart common stock of which he is the beneficial owner and has sole authority to vote in favor of the approval of the merger agreement and the other transactions contemplated by the merger agreement. See "Certain Terms of the Merger Agreement—William P. Stewart Voting Agreement" on page [    ].

Employment Agreements (page [    ])

        Mark Phelps and James Tierney, current executive officers of W.P. Stewart, each entered into an employment agreement in connection with the execution of the merger agreement.

        The employment agreements with Mr. Phelps and Mr. Tierney are substantially the same, with certain variances due to Mr. Phelps being primarily located in London, England. The employment agreements provide for an annual base salary, minimum total cash compensation for 2014 (including any payments in 2014 from W.P. Stewart), participation in AllianceBernstein's year-end incentive compensation award program, and a one-time special award of restricted units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P., or Holding Units, with a value equal to $4,000,000 (determined in accordance with the process set forth in the employment agreement), which vest subject to continued employment through the fifth anniversary. In the event of a termination of employment by AllianceBernstein without Cause (as defined in the employment agreement) prior to the vesting date of the units, the terminated executive would be entitled to a lump sum severance payment equal to the grant date value of the Holding Units and, subject to the execution and non revocation of a release, continued base salary for 26 weeks following termination of the executive's employment. The employment agreements also provide that each executive is subject to a covenant not to solicit employees or clients while they are employed and until (i) if the executive voluntarily terminates employment, the five year anniversary of the date the units are granted or (ii) if AllianceBernstein terminates the executive, for twelve months following the termination of employment.

        In addition, in connection with the execution of the merger agreement, W.P. Stewart entered into a letter agreement with William P. Stewart which provides for his separation from W.P. Stewart on the earlier of the closing of the merger and the end of the term of his existing employment agreement with W.P. Stewart on December 31, 2013.

Material United States Federal Income Tax Consequences (page [    ])

        The receipt of the merger consideration in exchange for W.P. Stewart shares will be a taxable transaction for United States federal income tax purposes. For more information regarding the United States federal income tax consequences of the merger, see the section entitled "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page [    ] of this proxy statement/prospectus.

        Tax matters are very complicated, and the tax consequences of the merger to a particular W.P. Stewart stockholder will depend in part on such stockholder's circumstances. Accordingly, you should consult your own tax advisor to determine the tax consequences of the merger to you, including the applicability and effect of United States federal, state, local and foreign income and other tax laws.

 Regulatory Filings and Approvals (page [    ])

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division of the United States Department of Justice (which we refer to as the "Antitrust Division") and the Federal Trade Commission (which we refer to as the "FTC") and all statutory waiting period requirements have been satisfied. On September 12, 2013, both AllianceBernstein and W.P. Stewart filed their respective notifications under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the notifications are deemed complete, the required waiting period will expire on

October 14, 2013, unless earlier terminated or extended by a request for additional information. The consummation of the merger is conditioned on the expiration or early termination of the waiting period under the HSR Act and the receipt of all other necessary regulatory approvals, which approvals must remain in full force and effect at the effective time of the merger. Certain additional filings may be made by AllianceBernstein or W.P. Stewart in connection with the merger, including in certain foreign jurisdictions.

Appraisal Rights (page [    ] and Annex C)

        Holders of W.P. Stewart common stock are entitled to appraisal rights under Delaware law. Under Delaware law, if the transaction is completed, a holder of W.P. Stewart common stock who did not vote in favor of approving and adopting the merger agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for an appraisal to W.P. Stewart before the vote on the approval and adoption of the merger agreement and they comply with Delaware law. See the section entitled "The Merger—Appraisal Rights of Dissenting W.P. Stewart Stockholders" beginning on page [    ] of this proxy statement/prospectus.

ALLIANCEBERNSTEIN L.P.
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following selected consolidated financial information for the fiscal years ended December 31, 2008 through December 31, 2012 is derived from audited financial statements of AllianceBernstein. The financial information as of and for the six months ended June 30, 2013 and 2012 is derived from unaudited financial statements and, in the opinion of AllianceBernstein's management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates. The results of operations for the six months ended June 30, 2013 are not necessarily indicative of the results that may be expected for the entire fiscal year ending December 31, 2013. You should not assume the results of operations for any past periods indicate results for any future period. You should read this information in conjunction with AllianceBernstein's consolidated financial statements and related notes thereto included in this proxy statement/prospectus.

	Six Months Ended June 30,		Year Ended December 31,
	2013	2012	2012	2011(1)	2010(1)	2009(1)	2008(1)
	(in thousands, except per unit amounts and unless otherwise indicated)
INCOME STATEMENT DATA:
Revenues:
Investment advisory and services fees	$902,902	$849,423	$1,772,257	$1,916,419	$2,051,692	$1,920,332	$2,839,526
Bernstein research services	224,456	209,351	413,707	437,414	430,521	434,605	471,716
Distribution revenues	239,520	188,097	401,706	351,621	338,597	277,328	378,425
Dividend and interest income	8,980	9,387	21,286	21,499	22,902	26,730	91,752
Investment gains (losses)	15,301	20,106	29,202	(82,081)	(1,410)	144,447	(349,172)
Other revenues	53,755	49,129	101,801	107,569	109,803	107,848	118,436
Total revenues	1,444,914	1,325,493	2,739,959	2,752,441	2,952,105	2,911,290	3,550,683
Less: interest expense	1,517	1,521	3,222	2,550	3,548	4,411	36,524
Net revenues	1,443,397	1,323,972	2,736,737	2,749,891	2,948,557	2,906,879	3,514,159
Expenses:
Employee compensation and benefits:
Employee compensation and benefits	607,722	575,364	1,168,645	1,246,898	1,320,495	1,296,386	1,452,017
Long-term incentive compensation charge	—	—	—	587,131	—	—	—
Promotion and servicing:
Distribution-related payments	220,666	165,989	367,090	302,684	286,676	234,203	307,890
Amortization of deferred sales commissions	21,399	18,438	40,262	37,675	47,397	54,922	79,111
Other	107,324	101,509	202,191	219,197	193,822	178,070	202,749
General and administrative:
General and administrative	209,750	254,220	508,364	533,578	516,185	520,372	513,098
Real estate charges	2,573	16,056	223,038	7,235	101,698	8,276	—
Interest on borrowings	1,776	1,725	3,429	2,545	2,078	2,696	13,077
Amortization of intangible assets	11,335	10,679	21,353	21,417	21,344	21,126	20,716
Total expenses	1,182,545	1,143,980	2,534,372	2,958,360	2,489,695	2,316,051	2,588,658
Operating income (loss)	260,852	179,992	202,365	(208,469)	458,862	590,828	925,501
Non-operating income	—	—	—	—	6,760	33,657	18,728
Income (loss) before income taxes	260,852	179,992	202,365	(208,469)	465,622	624,485	944,229
Income taxes	20,731	12,541	13,764	3,098	38,523	45,977	95,803
Net income (loss)	240,121	167,451	188,601	(211,567)	427,099	578,508	848,426
Net income (loss) of consolidated entities attributable to non-controlling interests	4,891	5,988	(315)	(36,799)	(15,320)	22,381	9,186
Net income (loss) attributable to AllianceBernstein Unitholders	$235,230	$161,463	$188,916	$(174,768)	$442,419	$556,127	$839,240
Basic net income (loss) per AllianceBernstein Unit	$0.84	$0.58	$0.67	(0.62)	$1.59	$2.07	$3.18
Diluted net income (loss) per AllianceBernstein Unit	$0.83	$0.58	$0.67	(0.62)	$1.58	$2.07	$3.18
Operating margin(2)	17.7%	13.1%	7.4%	n/m	16.1%	19.6%	26.1%

CASH DISTRIBUTIONS PER ALLIANCEBERNSTEIN UNIT(3)(4)(5)	$0.85	$0.57	$1.36	$1.38	$1.58	$2.06	$3.07
BALANCE SHEET DATA AT PERIOD END:
Total assets	$7,301,817	$7,527,805	$8,115,050	$7,708,389	$7,580,315	$7,214,940	$8,503,459
Debt	$346,265	$275,930	$323,163	$444,903	$224,991	$248,987	$284,779
Total Capital	$3,933,047	$4,098,766	$3,803,268	$4,029,487	$4,495,356	$4,701,955	$4,486,826
ASSETS UNDER MANAGEMENT AT PERIOD END (unaudited) (in millions)	$434,605	$407,270	$430,017	$405,897	$478,019	$486,683	$448,808

(1)
Certain prior-year amounts have been reclassified to conform to our 2012 presentation.

(2)
Operating income excluding net income (loss) attributable to non-controlling interests as a percentage of net revenues.

(3)
AllianceBernstein is required to distribute all of its Available Cash Flow, as defined in the AllianceBernstein Partnership Agreement, to its Unitholders and the General Partner.

(4)
The 2012 distribution excludes a total of $207.0 million of non-cash real estate charges recorded in the third and fourth quarters of 2012.

(5)
The 2011 distribution excludes the $587.1 million one-time, non-cash long-term incentive compensation charge.

 COMPARATIVE PER SHARE DATA
(Unaudited)

        Presented below for AllianceBernstein and W.P. Stewart is historical, unaudited pro forma combined financial data as of and for the fiscal year ended December 31, 2012 and as of and for the six months ended June 30, 2013. The information presented below should be read together with the historical consolidated financial statements of AllianceBernstein, including the related notes, filed by AllianceBernstein with the SEC and included in this proxy statement/prospectus.

        The unaudited pro forma combined information gives effect to the merger as if the merger had been effective on December 31, 2012 or June 30, 2013 in the case of the book value data, and as if the merger had been effective as of January 1, 2012 in the case of the earnings per share and the cash dividends data. The unaudited pro forma data combines the historical results of W.P. Stewart into AllianceBernstein's consolidated statement of income. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what could have occurred had the acquisition taken place on January 1, 2012.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that AllianceBernstein and W.P. Stewart management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the merger or consider any potential impacts of current market conditions or the merger on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the merger, the operating results of W.P. Stewart will be reflected in the consolidated financial statements of AllianceBernstein on a prospective basis.

	AllianceBernstein Historical	W.P. Stewart Historical	Pro Forma Combined
For the year ended December 31, 2012:
Basic earnings per share	$0.67	$0.45	$0.68
Diluted earnings per share	$0.67	$0.43	$0.68
Cash dividends declared	$1.36	$—	$1.37
Book value per share as of December 31, 2012	$13.56	$4.73	$13.56
For the six months ended June 30, 2013:
Basic earnings (loss) per share	$0.84	$(0.07)	$0.84
Diluted earnings (loss) per share	$0.83	$(0.07)	$0.83
Cash dividends declared	$0.85	$—	$0.85
Book value per share as of June 30, 2013	$13.99	$4.62	$13.99

RISK FACTORS

        If the merger is completed, AllianceBernstein and W.P. Stewart will operate as a combined company in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond the combined company's control. You should carefully consider the risks described below before voting your shares. Additional risks and uncertainties not presently known to AllianceBernstein and W.P. Stewart or that they do not currently believe are important to an investor, if they materialize, also may adversely affect the merger, AllianceBernstein, W.P. Stewart and the combined company. A discussion of additional risks and uncertainties regarding AllianceBernstein can be found in the documents filed by AllianceBernstein with the SEC. See "Where You Can Find More Information" beginning on page [        ] of this proxy statement/prospectus. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, AllianceBernstein's and W.P. Stewart's respective businesses, financial condition or their results of operations (both separately and as combined) could be seriously harmed.

 Risks Related to the Merger and the CVRs

You may not receive any payment on the CVRs.

        As described in more detail in the section entitled "Description of the CVRs" beginning on page [        ] of this proxy statement/prospectus, the CVR agreement sets forth the rights of the W.P. Stewart stockholders to receive payments under the CVRs. The nature of rights under the CVR agreement and the CVRs is contractual, and the CVR holders have no rights except for those expressly set forth in the CVR agreement.

        The events that result in contingent payments may not occur due to numerous factors. Among other things:

  •
  No payments will be made under the CVR agreement if the AUM milestone (as defined in the CVR agreement) occurs after the third-year anniversary of the effective time of the merger.

  •
  For all the reasons that AllianceBernstein may be unable to increase its assets under management, AllianceBernstein might not be able to achieve the AUM milestone, and in such event there will be no CVR payment.

        Accordingly, the value, if any, of the CVRs is speculative, and the CVRs may ultimately have no value.

You will not be able to immediately determine the amount of cash to be received under the CVRs, which makes it difficult to value the CVRs.

        If any payment is made on the CVRs, it will not be made until the achievement of the AUM milestone. Because the amount of any payment on the CVRs will not be able to be determined at the effective time of the merger, and may not be determined for a significant period of time thereafter, it may be difficult to value the CVRs, and accordingly, it may be difficult or impossible for you to resell or transfer your CVRs.

Regulatory agencies must approve the merger and could impose conditions that could affect the value of the CVRs you receive in the merger.

        AllianceBernstein and W.P. Stewart intend to comply with antitrust laws and other laws and regulations of the United States and any other jurisdiction in which the merger may be subject to review. The reviewing authorities may impose conditions on AllianceBernstein and W.P. Stewart as a condition to giving their approval or consent to the merger. AllianceBernstein and W.P. Stewart have agreed to use reasonable best efforts to obtain the required regulatory approvals. The value of the CVRs depends on the achievement of the AUM milestone. Conditions imposed by regulatory authorities could reduce the scope or otherwise harm the operation of the AllianceBernstein business following the merger, which could adversely affect AllianceBernstein's ability to meet such milestone, which in turn could result in no payment being made on the CVRs.

Any payments in respect of the CVRs rank at parity with AllianceBernstein's other indebtedness, other than secured or senior obligations.

        The CVRs will rank equal in right of payment to all existing and future unsecured unsubordinated indebtedness of AllianceBernstein, and senior in right of payment to all subordinated indebtedness of AllianceBernstein. The CVRs, however, will be effectively subordinated in right of payment to all of AllianceBernstein's secured obligations to the extent of the collateral securing such obligations and to any senior obligations of AllianceBernstein.

An active public market for the CVRs is unlikely to develop, or the CVRs will likely trade at low volumes, both of which could have an adverse effect on the resale price, if any, of the CVRs.

        The CVRs are a new security for which there is currently no public trading market. An active public trading market for the securities may not develop or be sustained.

        Even if an active public trading market develops, there may be little or no market demand for the CVRs, making it difficult or impossible to resell the CVRs, which would have an adverse effect on the resale price, if any, of the CVRs. In addition, holders of CVRs may incur brokerage charges in connection with the resale of the CVRs, which in some cases could exceed the proceeds realized by the holder from the resale of its CVRs. Neither AllianceBernstein nor W.P. Stewart can predict the price, if any, at which the CVRs will trade following the closing of the transaction.

AllianceBernstein may repurchase the CVRs.

        The CVR agreement does not prohibit AllianceBernstein from acquiring the CVRs, whether in open market transactions, private transactions or otherwise.

Because it is unlikely that an active public market for the CVRs will develop, the market price and trading volume of the CVRs may be volatile.

        Neither AllianceBernstein nor W.P. Stewart can predict the extent to which investor interest will lead to a liquid trading market in the CVRs or whether the market price of the CVRs will be volatile following the merger. The market price of the CVRs could fluctuate significantly for many reasons, including, without limitation:

  •
  As a result of the risk factors listed in this proxy statement/prospectus;

  •
  Changes in the level of W.P. Stewart's assets under management and the progress, or lack of progress, made towards achieving the AUM milestone;

  •
  Actual or anticipated fluctuations in the operating results of AllianceBernstein and W.P. Stewart;

  •
  For reasons unrelated to operating performance, such as reports by industry analysts, investor perceptions, or negative announcements by AllianceBernstein and W.P. Stewart's customers or competitors regarding their own performance;

  •
  Regulatory changes that could impact AllianceBernstein's business; and

  •
  General economic, securities markets and industry conditions.

AllianceBernstein's requirement to achieve the CVR payment-triggering milestone is based on "diligent efforts," which allows for consideration of a variety of factors to determine the efforts AllianceBernstein is required to take; accordingly, under certain circumstances AllianceBernstein may not be required to take certain actions to achieve the CVR payment-triggering milestone, or may allocate resources to other projects, which may have an adverse effect on the value, if any, of the CVRs.

        AllianceBernstein has agreed to use diligent efforts, until the CVR agreement is terminated, to achieve the AUM milestone. In addition, AllianceBernstein has agreed to engage in certain specified conduct, the undertaking of which creates a presumption that AllianceBernstein has used diligent efforts to achieve such milestone. See "Description of the CVRs" beginning on page [        ]. However, although AllianceBernstein is required to engage in certain specified conduct under the CVR agreement, the CVR agreement's definition of diligent efforts does not require AllianceBernstein to incur a financial detriment in excess of what is, or spend in excess of what is, reasonable in relation to the benefit obtained by the exertion of such effort, and does not require AllianceBernstein to take all possible actions to achieve the milestone.

The United States federal income tax treatment of the receipt of CVRs in the merger is unclear.

        There is no legal authority directly addressing the United States federal income tax treatment of the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, it is possible that payments received with respect to a CVR, up to the amount of the holder's adjusted tax basis in the CVR, may be treated as a non-taxable return of a holder's adjusted tax basis in the CVR, with any amount received in excess of such basis treated as gain from the disposition of the CVR, or possibly another method of basis recovery may apply. Further, it is not clear whether payments made with respect to a CVR may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. A holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the holder's right to receive CVR payments terminates. Although not entirely clear, a portion of any payment with respect to a CVR that is due more than six months following the consummation of the merger may constitute imputed interest taxable as ordinary income under Section 483 of the Internal Revenue Code of 1986, as amended (which we refer to as the "Code"), and AllianceBernstein and W.P. Stewart have agreed to determine imputed interest, if any, in accordance with Section 483 of the Code. See "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page [        ] of this proxy statement/prospectus for a more detailed discussion of the United States federal income tax treatment of the CVRs.

The merger is subject to closing conditions that could result in the completion of the merger being delayed or not consummated, which could negatively impact W.P. Stewart's stock price or AllianceBernstein's or W.P. Stewart's future business and operations and financial condition.

        Completion of the merger is conditioned upon AllianceBernstein and W.P. Stewart satisfying closing conditions, including adoption of the merger agreement by W.P. Stewart's stockholders, all as set forth in the merger agreement. See the section entitled "Certain Terms of the Merger Agreement—Conditions to the Merger" beginning on page [        ] for a discussion of the conditions to the completion of the merger. The required conditions to closing may not be satisfied in a timely manner, if at all, and the merger may not be consummated. Failure to consummate the merger could negatively impact W.P. Stewart's stock price or AllianceBernstein's or W.P. Stewart's future business and operations, and financial condition. Any delay in the consummation of the merger or any uncertainty about the consummation of the merger may adversely affect the future business, growth, revenue and results of operations of either or both of the companies.

        If the merger is not completed for any reason, the ongoing business of AllianceBernstein or W.P. Stewart may be adversely affected and will be subject to a number of risks, including:

  •
  W.P. Stewart may be required, under some circumstances, to pay AllianceBernstein a termination fee of $3,200,000 plus certain documented out-of-pocket expenses not to exceed $800,000. See "Certain Terms of the Merger Agreement—Termination Fee" beginning on page [        ] of this proxy statement/prospectus;

  •
  the diversion of management's attention, the reduction in capital spending and acquisitions, the suspension of planned hiring and other affirmative and negative covenants in the merger agreement restricting each company's business;

  •
  failure to pursue other beneficial opportunities as a result of the focus of management of each of the companies on the merger, without realizing any of the anticipated benefits of the merger;

  •
  the market price of W.P. Stewart common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

  •
  AllianceBernstein and W.P. Stewart may experience negative reactions to the termination of the merger from customers, clients, licensors, suppliers, or other strategic partners; and

  •
  AllianceBernstein's and W.P. Stewart's costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

        If the merger agreement is terminated and W.P. Stewart's board of directors seeks another merger or business combination, W.P. Stewart stockholders cannot be certain that W.P. Stewart will be able to find a party willing to pay a price equivalent to or more attractive than the price AllianceBernstein has agreed to pay in the merger.

W.P. Stewart's executive officers and directors have interests different from your interests that may influence them to support or approve the merger.

        In considering the recommendation of the W.P. Stewart board of directors to adopt the merger agreement, W.P. Stewart stockholders should recognize that W.P. Stewart's executive officers and directors have interests that differ from those of W.P. Stewart's stockholders because of employment arrangements, indemnification and liability insurance and other reasons. These reasons are described in the section entitled "The Merger—Interests of W.P. Stewart's Executive Officers and Directors in the Merger."

W.P. Stewart will be subject to business uncertainties and contractual restrictions while the merger is pending.

        Uncertainty about the effect of the merger on employees and customers may have an adverse effect on W.P. Stewart. These uncertainties may impair W.P. Stewart's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with W.P. Stewart to seek to change existing business relationships with W.P. Stewart. Retention of certain employees by W.P. Stewart may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, AllianceBernstein's or W.P. Stewart's business could be harmed. In addition, subject to certain exceptions, W.P. Stewart has agreed to operate its business in the regular and ordinary course prior to closing and not to take certain specified actions. See "Certain Terms of the Merger Agreement—Conduct of Business Pending the Merger" for a description of the restrictive covenants applicable to W.P. Stewart.

The merger agreement limits W.P. Stewart's ability to pursue alternatives to the merger.

        Until the effective time of the merger or, if earlier, the termination of the merger agreement, W.P. Stewart has agreed that it will not, and will not authorize or knowingly permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:

  •
  solicit, initiate, induce, encourage or knowingly facilitate any inquiry, proposal or offer relating to any acquisition proposals or acquisition inquiries;

  •
  other than with AllianceBernstein, Merger Sub or any of their representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal or acquisition inquiry;

  •
  approve, accept, endorse or recommend any acquisition proposal or knowingly facilitate any effort or attempt to make or implement any acquisition proposal or acquisition inquiry; or

  •
  enter into any contract with respect to any of the foregoing actions.

        Under the terms of the merger agreement, W.P. Stewart has agreed to immediately cease and cause to be terminated any discussions with any party that relate to any acquisition proposal.

        Under certain circumstances, the merger agreement also provides that W.P. Stewart will be required to pay to AllianceBernstein a termination fee of $3,200,000 plus certain documented out-of-pocket expenses not to exceed $800,000. These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of W.P. Stewart from considering or proposing an acquisition even if it were prepared to pay consideration with a higher value than that proposed in the merger, or might result in a potential competing acquirer proposing to pay consideration with a lower value to acquire W.P. Stewart than it might otherwise propose to pay.

Uncertainties associated with the merger may cause AllianceBernstein or W.P. Stewart to lose clients.

        In response to the announcement of the merger, AllianceBernstein's or W.P. Stewart's clients may determine to withdraw assets currently under management because of uncertainties associated with the merger or for any other reason, which could have an adverse effect on AllianceBernstein, W.P. Stewart, or the combined company following the merger.

Risks Related to AllianceBernstein

AllianceBernstein's ability to retain clients and increase AllianceBernstein's assets under management, or AUM, depends, in part, on AllianceBernstein's absolute and relative investment performance. Some of AllianceBernstein's core equity services continued to underperform during 2012. Poor investment performance may lead to an additional loss of clients and a decline in AUM and revenues, and could lead to further downgrades in AllianceBernstein's credit ratings and a reduced ability to access credit on reasonable terms.

        AllianceBernstein's ability to achieve investment returns for clients that meet or exceed investment returns for comparable asset classes and competing investment services is a key consideration when clients decide to keep their assets with AllianceBernstein or invest additional assets, and when a prospective client is deciding whether to invest with AllianceBernstein. Poor investment performance in some of AllianceBernstein's services, both in absolute terms and/or relative to peers and stated benchmarks, has resulted, and may continue to result, in clients withdrawing assets and in prospective clients choosing to invest with competitors. The resulting lower AUM levels have led, and may continue to lead, to lower investment management fees, including minimal or no performance-based fees; lower investment management fees have resulted, and may continue to result, in revenue declines.

        Since the financial crisis of 2008, AllianceBernstein has underperformed benchmarks in many of AllianceBernstein's services, particularly some of AllianceBernstein's core equities services. Throughout 2012, and particularly during the second quarter, numerous sources of uncertainty negatively affected the global economy, which hindered investor confidence and hampered the ability of most asset managers, including AllianceBernstein, to produce returns that met client expectations. AllianceBernstein's underperformance in certain of AllianceBernstein's core equities services during 2012 may place continued pressure on AllianceBernstein's flows during 2013 in AllianceBernstein's Institutions and Private Client channels.

        In addition, AllianceBernstein's continued underperformance in certain of AllianceBernstein's core equities services may affect AllianceBernstein's credit ratings. AllianceBernstein's access to credit on reasonable terms is partially dependent on AllianceBernstein's credit ratings. Moody's Investors Service, Inc., or Moody's, affirmed AllianceBernstein's long-term senior debt rating during 2012 while Standard & Poor's Ratings Service, or S&P, downgraded the AllianceBernstein's long-term rating from AA- to A+ in June 2012. Each rating agency maintains a "negative" outlook primarily due to concerns over continued outflows and weak investment performance in large cap equities. S&P, in its June 2012 press release, cited factors that could result in a future downgrade of AllianceBernstein's long-term rating, including continued net outflows as a result of lagging investment performance in equities, particularly if the outflows lead to a less favorable asset mix and a deterioration of the AllianceBernstein's AUM and profitability. Moody's, in its latest ratings analysis, also cited factors that could result in a downgrade to AllianceBernstein's long-term rating, including material net outflows for several quarters, a decline in average AUM to below $375 billion and a leverage ratio (debt/EBITDA) greater than 1.5. A downgrade to AllianceBernstein's credit ratings is likely to increase AllianceBernstein's borrowing costs and limit AllianceBernstein's access to the capital markets.

Volatility in and disruption of the global capital and credit markets and adverse changes in the global economy are likely to significantly affect AllianceBernstein's AUM; any significant reduction in AllianceBernstein's AUM can have a material adverse effect on AllianceBernstein's results of operations and business prospects.

        The mix, market value and level of AllianceBernstein's AUM are affected by the performance of financial markets (both domestic and international), global economic conditions, industry trends, interest rates, inflation rates, tax regulation changes and other factors that are difficult to predict. Investment advisory and services fees, the largest component of AllianceBernstein's revenues, are generally calculated as a percentage of the value of AUM and vary with the type of account managed. Accordingly, fee income generally increases or decreases as AUM increase or decrease and is affected by market appreciation or depreciation, inflow of new client assets (including purchases of mutual fund shares) and outflow of client assets (including redemption of mutual fund shares). In addition, changing market conditions and investment trends, particularly with respect to retirement savings, may reduce interest in certain of AllianceBernstein's investment products and may result in a reduction in AUM.

        Throughout 2012, and particularly during the second quarter, the capital and credit markets continued to experience volatility and disruption worldwide as concerns over European sovereign debt and the effect of the U.S. fiscal cliff (which, during the first quarter of 2013, has shifted to concerns regarding the debt ceiling debate), and signs of slowing growth in emerging markets, particularly China, created market volatility that negatively affected investment performance. These conditions, combined with net outflows in AllianceBernstein's Institutions and Private Client channels, resulted in significant decreases in AllianceBernstein's investment advisory and services fees. Future disruption of the capital and credit markets could result in further net outflows, which could severely impact AllianceBernstein's results of operations and financial condition. If AllianceBernstein is unable to obtain funds and/or financing, AllianceBernstein may be forced to incur unanticipated costs or revise its strategic plans, which could have a material adverse effect on AllianceBernstein's financial condition, results of operations and business prospects.

The amount and mix of AllianceBernstein's AUM are subject to significant fluctuations, which may adversely affect AllianceBernstein's fee levels and results of operations; AllianceBernstein's fee levels also could be negatively affected by regulatory initiatives, court decisions and competitive considerations, which may adversely affect AllianceBernstein's results of operations.

        Fluctuations in the amount and mix of AllianceBernstein's AUM may be attributable in part to conditions outside of AllianceBernstein's control that have had, and in the future may have, a negative effect on AllianceBernstein's revenues and income. AllianceBernstein derives substantially all of its revenues and income from providing investment research and management and related services, so a decrease in the level of AllianceBernstein's AUM, whether resulting from poor investment performance, client outflows or other factors, adversely affects AllianceBernstein's revenues and income.

        During the past several years, there has been a shift from active equity services towards fixed income services and passive services, which has resulted, and may continue to result, in a corresponding decline in AllianceBernstein's revenues and income because AllianceBernstein generally earns higher fees from assets invested in AllianceBernstein's active equity services than in AllianceBernstein's fixed income services or passive services. A shift from global and international services to U.S. services is likely to have a similar effect. For example, the global economic turmoil experienced during the second quarter of 2012 caused some investors to further shift their investment preferences from active equities to fixed income, passive and money market products (some of which AllianceBernstein does not offer). This trend may continue or accelerate in the future.

        Conversely, increases in interest rates, particularly if rapid, or high interest rates, as well as uncertainty pertaining to the future direction of interest rates, would be likely to decrease the total return of many bond investments due to lower market valuations of existing bonds. These factors, combined with a potential shift in investor sentiment away from fixed income investments, could have a significant adverse effect on AllianceBernstein's revenues and results of operations because, in recent years, AllianceBernstein's AUM in fixed income investments have become a larger component of AllianceBernstein's overall AUM.

        In addition, AllianceBernstein may be required to reduce its fee levels, restructure the fees AllianceBernstein charges or adjust the services AllianceBernstein offers to its clients because of, among other things, regulatory initiatives (whether industry-wide or specifically targeted), court decisions and competitive considerations. A reduction in fees would reduce AllianceBernstein's revenues. A reduction in revenues, without a commensurate reduction in expenses, will adversely affect AllianceBernstein's results of operations.

AllianceBernstein's results of operations and reputation could continue to suffer if AllianceBernstein is unable to deliver consistent, competitive investment performance.

        AllianceBernstein's business is based on the trust and confidence of its clients, and AllianceBernstein is dedicated to earning and maintaining this trust and confidence. Damage to AllianceBernstein's reputation can substantially reduce AllianceBernstein's AUM and impair AllianceBernstein's ability to maintain or grow its business.

        AllianceBernstein's continued underperformance over the last few years in certain of AllianceBernstein's core equities services damaged AllianceBernstein's reputation among many clients, prospects and consultants. AllianceBernstein is focused on delivering consistent, competitive investment performance in 2013 and, in so doing, continuing to rebuild AllianceBernstein's reputation. Failure in this endeavor, however, could have a material adverse effect on AllianceBernstein's reputation, results of operations and business prospects.

Maintaining adequate liquidity for AllianceBernstein's general business needs depends on certain factors, including operating cash flows and AllianceBernstein's access to credit on reasonable terms.

        AllianceBernstein's financial condition is dependent on its cash flow from operations, which is subject to the performance of the capital markets, AllianceBernstein's ability to maintain and grow AUM and other factors beyond AllianceBernstein's control. AllianceBernstein's ability to issue public or private debt on reasonable terms may be limited by adverse market conditions, AllianceBernstein's profitability, AllianceBernstein's creditworthiness as perceived by lenders and changes in government regulations, including tax rates and interest rates. Furthermore, AllianceBernstein's access to credit on reasonable terms is partially dependent on AllianceBernstein's credit ratings. A downgrade to AllianceBernstein's credit ratings is likely to increase AllianceBernstein's borrowing costs and limit AllianceBernstein's access to the capital markets. If AllianceBernstein is unable to obtain funds and/or financing, AllianceBernstein may be forced to incur unanticipated costs or revise its strategic plans, which could have a material adverse effect on AllianceBernstein's financial condition, results of operations and business prospects.

AllianceBernstein's business is dependent on investment advisory, selling and distribution agreements that are subject to termination or non-renewal on short notice.

        AllianceBernstein derives most of its revenues pursuant to written investment management agreements (or other arrangements) with institutional investors, mutual funds and private clients, and selling and distribution agreements between AllianceBernstein Investments, Inc., an indirect wholly owned subsidiary of AllianceBernstein that services retail clients and distributes company-sponsored mutual funds, and financial intermediaries that distribute AllianceBernstein funds. Generally, the investment management agreements (and other arrangements) are terminable at any time or upon relatively short notice by either party. The selling and distribution agreements are terminable by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of fund shares. In addition, investors in AllianceBernstein funds can redeem their investments without notice. Any termination of, or failure to renew, a significant number of these agreements, or a significant increase in redemption rates, could have a material adverse effect on AllianceBernstein's results of operations and business prospects.

        Furthermore, the investment management agreements pursuant to which AllianceBernstein manages the U.S. funds must be renewed and approved by the funds' boards of directors annually. Significantly more than a majority of the directors are independent. Consequently, there can be no assurance that the board of directors of each fund will approve the fund's investment management agreement each year, or will not condition its approval on revised terms that may be adverse to AllianceBernstein.

AllianceBernstein's ability to establish new client relationships and maintain existing ones is partly dependent on AllianceBernstein's relationships with various financial intermediaries and consultants that are not obligated to continue to work with AllianceBernstein.

        AllianceBernstein's ability to market its retail products and services, sub-advisory services and certain other investment services is partly dependent on AllianceBernstein's access to securities firms, brokers, banks and other intermediaries. These intermediaries generally offer their clients investment products that compete with AllianceBernstein's products. In addition, certain institutional investors rely on consultants to advise them on choosing an investment adviser, and currently, some of AllianceBernstein's core equities services are not considered among the best choices by consultants. For example, in previous years a number of investment consultants advised their clients to move their assets invested with AllianceBernstein to other investment advisers, which contributed to significant net outflows. This trend may continue. Also, AllianceBernstein's private client services group relies on referrals from financial planners, registered investment advisers and other professionals. AllianceBernstein cannot be certain that it will continue to have access to, or receive referrals from, these third parties. Loss of such access or referrals could have a material adverse effect on AllianceBernstein's results of operations and business prospects.

AllianceBernstein may be unable to continue to attract, motivate and retain key personnel, and the cost to retain key personnel could put pressure on AllianceBernstein's operating margin.

        AllianceBernstein's business depends on its ability to attract, motivate and retain highly skilled, and often highly specialized, technical, managerial and executive personnel; there can be no assurance that AllianceBernstein will be able to do so.

        The market for qualified research analysts, portfolio managers, financial advisors, traders and other professionals is extremely competitive and is characterized by frequent movement of these investment professionals among different firms. In 2012, some of AllianceBernstein's senior professionals left the firm; additional departures may occur. Portfolio managers and financial advisors often maintain strong, personal relationships with their clients so their departure has caused, and may continue to cause, AllianceBernstein to lose client accounts, which could have a material adverse effect on AllianceBernstein's results of operations and business prospects.

        If AllianceBernstein's revenues continue to decline during 2013, it will place significant added pressure on AllianceBernstein's ability to pay its employees at competitive levels. As a result, AllianceBernstein will continue to be vigilant about scaling AllianceBernstein's cost structure (including headcount) to AllianceBernstein's revenue base. See "Compensation Discussion and Analysis" below.

        AllianceBernstein's operating margin may decline if it increases compensation to retain key personnel without a commensurate increase in revenues.

Performance-based fee arrangements with AllianceBernstein's clients cause greater fluctuations in AllianceBernstein's revenues.

        AllianceBernstein sometimes charges its clients performance-based fees for certain services. For these services, AllianceBernstein charges a base advisory fee and is eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before AllianceBernstein can collect future performance-based fees. Therefore, if AllianceBernstein fails to achieve the performance target for a particular period, AllianceBernstein will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, AllianceBernstein's ability to earn future performance-based fees will be impaired.

        AllianceBernstein is eligible to earn performance-based fees on approximately 8% of the assets AllianceBernstein manages for institutional clients and approximately 3% of the assets AllianceBernstein manages for private clients (in total, approximately 4% of AllianceBernstein's company-wide AUM). If the percentage of AllianceBernstein's AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant. AllianceBernstein's performance-based fees in 2012, 2011 and 2010 were $66.6 million (including $39.6 million pertaining to winding up the PPIP fund), $16.5 million and $20.5 million, respectively.

AllianceBernstein may engage in strategic transactions that could pose risks.

        As part of AllianceBernstein's business strategy, AllianceBernstein considers potential strategic transactions, including acquisitions, dispositions, consolidations, joint ventures and similar transactions, some of which may be material. These transactions, if undertaken, may involve a number of risks and present financial, managerial and operational challenges, including:

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  adverse effects on AllianceBernstein's earnings if acquired intangible assets or goodwill become impaired;

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  existence of unknown liabilities or contingencies that arise after closing; and

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  potential disputes with counterparties.

        Acquisitions also pose the risk that any business AllianceBernstein acquires may lose customers or employees or could underperform relative to expectations. Acquisitions also present significant risks as to the ability of AllianceBernstein to integrate the acquired business with AllianceBernstein's operations. Additionally, the acquisition of investment personnel poses the risk that AllianceBernstein may lose the AUM AllianceBernstein expected to manage, which could adversely affect AllianceBernstein's results of operations. Furthermore, strategic transactions may require AllianceBernstein to increase its leverage or, if AllianceBernstein issues AllianceBernstein limited partnership units, would dilute the holdings of AllianceBernstein existing Unitholders. These risks are inherent in AllianceBernstein's acquisition of W.P. Stewart. There can be no assurance that AllianceBernstein will manage successfully these risks.

Because many of AllianceBernstein's subsidiary operations are located outside of the United States and have functional currencies other than the U.S. dollar, changes in exchange rates to the U.S. dollar affect AllianceBernstein's reported financial results from one period to the next.

        Although significant portions of AllianceBernstein's net revenues and expenses, as well as AllianceBernstein's AUM, are presently derived from the United States, AllianceBernstein has subsidiaries outside of the United States with functional currencies other than the U.S. dollar. As a result, fluctuations in exchange rates to the U.S. dollar affect AllianceBernstein's reported financial results from one period to the next. AllianceBernstein may not be successful in its efforts to hedge AllianceBernstein's exposure to such fluctuations, which could have a negative effect on AllianceBernstein's reported financial results.

Despite AllianceBernstein's efforts to manage exposures from principal positions taken by AllianceBernstein sell-side business, these positions are subject to market risk.

        Bernstein Research Services may use the AllianceBernstein's capital to facilitate customer transactions, primarily relating to trading activities in listed options. The resulting principal positions are exposed to market risk. AllianceBernstein seeks to manage this risk both by engaging in transactions designed to hedge the market risk and by maintaining a risk platform that includes the measurement and monitoring of financial exposures and operational processes. AllianceBernstein's ability to manage this risk may be limited, however, by adverse changes in the liquidity of the security or the hedging instrument and in the correlation of price movements between the security and the hedging instrument. Similarly, the risk monitoring and risk mitigation techniques AllianceBernstein employs and the related judgments AllianceBernstein makes cannot anticipate every possible economic and financial circumstance and outcome. Consequently, AllianceBernstein may incur losses, which would require AllianceBernstein to increase its regulatory capital and could adversely affect AllianceBernstein's results of operations.

AllianceBernstein's seed capital investments are subject to market risk. While AllianceBernstein enters into various futures, forward and swap contracts to economically hedge certain of these investments, AllianceBernstein also may be exposed to market risk and credit-related losses in the event of non-performance by counterparties to these derivative instruments.

        AllianceBernstein has a seed investment program for the purpose of sponsoring new products. As AllianceBernstein's new product launches have increased in recent years, so too has AllianceBernstein's use of seed capital for investment purposes. These seed capital investments are subject to market risk. AllianceBernstein's risk management team oversees a seed hedging program that attempts to minimize this risk, subject to practical and cost considerations. Also, not all seed investments are deemed appropriate to hedge, and in those cases AllianceBernstein is exposed to market risk. As a result, volatility in the capital markets may cause significant changes in AllianceBernstein's period-to-period financial and operating results.

        AllianceBernstein uses various derivative instruments, including futures, forward and swap contracts, in conjunction with AllianceBernstein's seed hedging program. While in most cases broad market risks are hedged, AllianceBernstein's hedges are imperfect and some market risk remains. In addition, AllianceBernstein's use of derivatives results in counterparty risk (i.e., the risk that AllianceBernstein may be exposed to credit-related losses in the event of non-performance by counterparties to these derivative instruments), regulatory risk (e.g., short selling restrictions) and cash/synthetic basis risk (i.e., the risk that the underlying positions do not move identically to the related derivative instruments).

The individuals, counterparties or issuers on which AllianceBernstein relies in the course of performing services for AllianceBernstein or its clients may be unable or unwilling to honor their contractual obligations to AllianceBernstein.

        AllianceBernstein relies on various third party counterparties and other vendors to fulfill their obligations to AllianceBernstein, whether specified by contract, course of dealing or otherwise. Default rates, downgrades and disputes with counterparties as to the valuation of collateral increase significantly in times of market stress. Furthermore, disruptions in the financial markets and other economic challenges, like those presented by the global financial turmoil during the second quarter of 2012, may cause AllianceBernstein's counterparties and other vendors to experience significant cash flow problems or even render them insolvent, which may expose AllianceBernstein to significant costs.

AllianceBernstein may not accurately value the securities AllianceBernstein holds on behalf of its clients or AllianceBernstein's company investments.

        In accordance with applicable regulatory requirements, contractual obligations or client direction, AllianceBernstein employs procedures for the pricing and valuation of securities and other positions held in client accounts or for company investments. AllianceBernstein has established a Valuation Committee, composed of senior officers and employees, which oversees pricing controls and valuation processes. If market quotations for a security are not readily available, the Valuation Committee determines a fair value for the security.

        Extraordinary volatility in financial markets, significant liquidity constraints or AllianceBernstein's failure to adequately consider one or more factors when fair valuing a security based on information with limited market observability could result in AllianceBernstein's failing to properly value securities it holds for its clients or investments accounted for on AllianceBernstein's balance sheet. Improper valuation would likely result in AllianceBernstein's basing fee calculations on inaccurate AUM figures, AllianceBernstein's striking incorrect net asset values for company-sponsored mutual funds or hedge funds or, in the case of company investments, AllianceBernstein's inaccurately calculating and reporting AllianceBernstein's financial condition and operating results. Although the overall percentage of

AllianceBernstein's AUM that AllianceBernstein's fair value based on information with limited market observability is not significant, inaccurate fair value determinations can harm AllianceBernstein's clients, create regulatory issues and damage AllianceBernstein's reputation.

AllianceBernstein may not have sufficient information to confirm or review the accuracy of valuations provided to AllianceBernstein by underlying external managers for the funds in which certain of AllianceBernstein's alternative investment products invest.

        Certain of AllianceBernstein's alternative investment services invest in funds managed by external managers, or External Managers, rather than investing directly in securities and other instruments. As a result, AllianceBernstein's abilities will be limited with regard to (i) monitoring such investments, (ii) regularly obtaining complete, accurate and current information with respect to such investments and (iii) exercising control over such investments. Accordingly, AllianceBernstein may not have sufficient information to confirm or review the accuracy of valuations provided to AllianceBernstein by External Managers. In addition, AllianceBernstein will be required to rely on External Managers' compliance with any applicable investment guidelines and restrictions. Any failure of an External Manager to operate within such guidelines or to provide accurate information with respect to the investment could subject AllianceBernstein's alternative investment products to losses and cause damage to AllianceBernstein's reputation.

The quantitative models AllianceBernstein uses in certain of AllianceBernstein's investment services may contain errors, resulting in imprecise risk assessments and unintended output.

        AllianceBernstein uses quantitative models in a variety of its investment services, generally in combination with fundamental research. AllianceBernstein's quantitative models are validated by senior quantitative professionals. In 2010, AllianceBernstein formed AllianceBernstein's Model Risk Working Group, the purpose of which is to formalize and oversee a quantitative model governance framework, including minimum validation standards. However, due to the complexity of such models, it is possible that errors in the models could exist and AllianceBernstein's controls could fail to detect such errors. Failure to detect errors could result in client losses and damage to AllianceBernstein's reputation.

Unpredictable events, including natural disaster, dangerous weather conditions, technology failure, terrorist attack and political unrest, may adversely affect AllianceBernstein's ability to conduct business.

        War, terrorist attack, political unrest in the Middle East, the Pacific Rim and elsewhere, power failure, climate change, natural disaster and rapid spread of infectious diseases could interrupt AllianceBernstein's operations by:

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  causing disruptions in global economic conditions, thereby decreasing investor confidence and making investment products generally less attractive;

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  inflicting loss of life;

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  triggering massive technology failures or delays; and

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  requiring substantial capital expenditures and operating expenses to remediate damage and restore operations.

        Despite the contingency plans and facilities AllianceBernstein has in place, including system security measures, information back-up and disaster recovery processes, AllianceBernstein's ability to conduct business may be adversely affected by a disruption in the infrastructure that supports AllianceBernstein's operations and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services AllianceBernstein may use or third parties with which AllianceBernstein conducts business. If a disruption occurs in one location and AllianceBernstein's employees in that location are unable to occupy AllianceBernstein's offices or communicate with or travel to other locations, AllianceBernstein's ability to conduct business with and on behalf of AllianceBernstein's clients may suffer, and AllianceBernstein may not be able to successfully implement contingency plans that depend on communication or travel. Furthermore, unauthorized access to AllianceBernstein's systems as a result of a security breach, the failure of AllianceBernstein's systems, or the loss of data could give rise to legal proceedings or regulatory penalties under laws protecting the privacy of personal information, disrupt operations, and damage AllianceBernstein's reputation.

        AllianceBernstein's operations require experienced, professional staff. Loss of a substantial number of such persons or an inability to provide properly equipped places for them to work may, by disrupting AllianceBernstein's operations, adversely affect AllianceBernstein's financial condition, results of operations and business prospects. In addition, AllianceBernstein's property and business interruption insurance may not be adequate to compensate AllianceBernstein for all losses, failures, or breaches that may occur.

AllianceBernstein is highly dependent on various software applications, technologies and other systems for AllianceBernstein's business to function properly and to safeguard confidential information; any significant limitation, failure or security breach of these systems could constrain AllianceBernstein's operations.

        AllianceBernstein utilizes software and related technologies throughout its business, including both proprietary systems and those provided by outside vendors. AllianceBernstein uses its technology to, among other things, obtain securities pricing information, process client transactions, and provide reports and other customer services to the clients of the funds AllianceBernstein manages. Although AllianceBernstein takes protective measures, including measures to effectively secure information through system security technology and established and tested business continuity plans, AllianceBernstein may experience system delays and interruptions as a result of natural disasters, power failures, acts of war and third-party failures. AllianceBernstein cannot predict with certainty all of the adverse effects that could result from AllianceBernstein's failure, or the failure of a third party, to efficiently address and resolve these delays and interruptions. These adverse effects could include the inability to perform critical business functions or failure to comply with financial reporting and other regulatory requirements, which could lead to loss of client confidence, harm to AllianceBernstein's reputation, exposure to disciplinary action and liability to AllianceBernstein's clients. Accordingly, potential system failures and the cost necessary to correct those failures could have a material adverse effect on AllianceBernstein's results of operations and business prospects.

        In addition, AllianceBernstein could be subject to losses if AllianceBernstein fails to properly safeguard sensitive and confidential information. As part of AllianceBernstein's normal operations, AllianceBernstein maintains and transmits confidential information about its clients as well as proprietary information relating to its business operations. Although AllianceBernstein takes protective measures, AllianceBernstein's systems still could be vulnerable to unauthorized access, computer viruses or other events that have a security impact, such as an authorized employee or vendor inadvertently or intentionally causing AllianceBernstein to release confidential or proprietary information. Such disclosure could, among other things, allow competitors access to AllianceBernstein's proprietary business information and require significant time and expense to investigate and remediate the breach. Moreover, loss of confidential client information could harm AllianceBernstein's reputation and subject AllianceBernstein to liability under laws that protect confidential personal data, resulting in increased costs or loss of revenues.

        Also, although AllianceBernstein takes precautions to password protect and encrypt AllianceBernstein's laptops and other mobile electronic hardware, if such hardware is stolen, misplaced or left unattended, it may become vulnerable to hacking or other unauthorized use, creating a possible security risk and resulting in potentially costly actions. Most of the software applications that AllianceBernstein uses in its business are licensed from, and supported, upgraded and maintained by, third-party vendors. A suspension or termination of certain of these licenses or the related support, upgrades and maintenance could cause temporary system delays or interruption. In addition, technology rapidly evolves and AllianceBernstein cannot guarantee that AllianceBernstein's competitors may not implement more advanced technology platforms for their products and services, which may place AllianceBernstein at a competitive disadvantage and adversely affect AllianceBernstein's results of operations and business prospects.

AllianceBernstein's own operational failures or those of third parties AllianceBernstein relies on, including failures arising out of human error, could disrupt AllianceBernstein's business, damage AllianceBernstein's reputation and reduce AllianceBernstein's revenues.

        Weaknesses or failures in AllianceBernstein's internal processes or systems could lead to disruption of AllianceBernstein's operations, liability to clients, exposure to disciplinary action or harm to AllianceBernstein's reputation. AllianceBernstein's business is highly dependent on its ability to process, on a daily basis, large numbers of transactions, many of which are highly complex, across numerous and diverse markets. These transactions generally must comply with investment guidelines, as well as stringent legal and regulatory standards.

        AllianceBernstein's obligations to clients require it to exercise skill, care and prudence in performing AllianceBernstein's services. Despite AllianceBernstein's employees being highly trained and skilled, the large number of transactions AllianceBernstein processes makes it highly likely that errors will occasionally occur. Should AllianceBernstein make a mistake in performing AllianceBernstein's services that causes financial harm to a client, AllianceBernstein has a duty to act promptly to put the client in the position the client would have been in had AllianceBernstein not made the error. The occurrence of mistakes, particularly significant ones, can have a material adverse effect on AllianceBernstein's reputation, results of operations and business prospects.

AllianceBernstein may not always successfully manage actual and potential conflicts of interest that arise in AllianceBernstein's business.

        AllianceBernstein increasingly must manage actual and potential conflicts of interest, including situations where AllianceBernstein's services to a particular client conflict, or are perceived to conflict, with the interests of another client, as well as situations where certain of AllianceBernstein's employees have access to material non-public information that may not be shared with all employees of AllianceBernstein. Failure to adequately address potential conflicts of interest could adversely affect AllianceBernstein's reputation, results of operations and business prospects.

        AllianceBernstein has procedures and controls that are designed to identify and mitigate conflicts of interest, including those designed to prevent the improper sharing of information. However, appropriately managing conflicts of interest is complex and difficult. AllianceBernstein's reputation could be damaged and the willingness of clients to enter into transactions in which such a conflict might arise may be affected if AllianceBernstein fails, or appear to fail, to deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

Rates AllianceBernstein charges for brokerage transactions have declined significantly over the last several years, and declines may continue. In addition, turmoil in global capital markets and economies may reduce market volumes. Combined, these two factors may adversely affect Bernstein Research Services' revenue.

        Electronic, or "low-touch," trading approaches represent a significant percentage of buy-side trading activity and produce transaction fees for execution-only services that are a small fraction of traditional full service fee rates. As a result, blended pricing for the industry and SCB LLC, SCBL and Sanford C. Bernstein (Hong Kong) Limited, collectively, SCB, has declined over the last several years.

In addition, fee rates charged by SCB and other brokers for traditional brokerage services have also historically experienced price pressure, and AllianceBernstein expects these trends to continue. While increases in transaction volume and market share have in the past often offset decreases in rates, this may not continue. Recent economic and market turmoil has severely impacted much of SCB's client base, which in the near-term may adversely affect transaction volume generally.

AllianceBernstein's insurance policies may be insufficient to protect AllianceBernstein against large losses.

        AllianceBernstein can make no assurance that a claim or claims will be covered by AllianceBernstein's insurance policies or, if covered, will not exceed the limits of available insurance coverage, or that AllianceBernstein's insurers will remain solvent and meet their obligations.

AllianceBernstein's business is subject to pervasive, complex and frequently evolving global regulation, the compliance with which could involve substantial expenditures of time and money, and the violation of which may result in material adverse consequences.

        Virtually all aspects of AllianceBernstein's business are subject to federal and state laws and regulations, rules of securities regulators and exchanges, and laws and regulations in the foreign jurisdictions in which AllianceBernstein's subsidiaries conduct business. If AllianceBernstein violates these laws or regulations, AllianceBernstein could be subject to civil liability, criminal liability or sanction, including revocation of AllianceBernstein's and its subsidiaries' professional licenses or registrations, revocation of the licenses of AllianceBernstein's employees, censures, fines, or temporary suspension or permanent bar from conducting business. Any such liability or sanction could have a material adverse effect on AllianceBernstein's financial condition, results of operations, and business prospects. A regulatory proceeding, even if it does not result in a finding of wrongdoing or sanction, could require substantial expenditures of time and money.

        These laws and regulations generally grant supervisory agencies and bodies broad administrative powers, including, in some cases, the power to limit or restrict doing business for failure to comply with such laws and regulations. Moreover, regulators in non-U.S. jurisdictions could change their policies or laws in a manner that might restrict or otherwise impede AllianceBernstein's ability to market, distribute, or register investment products in their respective markets. These local requirements could increase the expenses AllianceBernstein incurs in a specific jurisdiction without any corresponding increase in revenues from operating in the jurisdiction.

        In addition, there is uncertainty associated with the regulatory environments in which AllianceBernstein operates, including uncertainty created by the enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act. The Dodd-Frank Act fundamentally changed the U.S. financial regulatory landscape and may impose additional restrictions and limitations on AllianceBernstein's business as the various rules and regulations required for implementation continue to be adopted.

Changes to the rules governing fees payable under Rule 12b-1 of the Investment Company Act may affect the revenues AllianceBernstein derives from its Retail Services.

        In July 2010, the SEC proposed a new rule and rule amendments to the Rule 12b-1 of the Investment Company Act that would alter distribution and service fees for the distribution and sale of a U.S. open-ended fund's shares, or Rule 12b-1 fees. The new rule and amendments would continue to allow funds to bear promotional costs within certain limits and would also preserve the ability of funds to provide investors with alternatives for paying sales charges (e.g., at the time of purchase, at the time of redemption or through a continuing fee charged to fund assets). Unlike the current Rule 12b-1 framework, however, the proposed rules would limit the cumulative sales charges each investor pays, regardless of how they are imposed.

        If rules are adopted as proposed, changes in Rule 12b-1 fees for a number of share classes offered by company-sponsored mutual funds would be required, which would reduce the net fund distribution revenues AllianceBernstein receives from company-sponsored mutual funds. The impact of this rule change is dependent upon the final rules adopted by the SEC, any phase-in or grandfathering period, and any other changes made with respect to share class distribution arrangements.

The financial services industry is intensely competitive.

        AllianceBernstein competes on the basis of a number of factors, including AllianceBernstein's array of investment services, AllianceBernstein's investment performance for its clients, innovation, reputation and price. By having a global presence, AllianceBernstein may face competitors with more experience and more established relationships with clients, regulators and industry participants in the relevant market, which could adversely affect AllianceBernstein's ability to expand. Furthermore, AllianceBernstein's underperformance in certain of AllianceBernstein's core equities services during 2012 may place continued pressure on AllianceBernstein's flows during 2013, which may make it more difficult for AllianceBernstein to compete effectively.

AllianceBernstein is involved in various legal proceedings and regulatory matters and may be involved in such proceedings in the future, any one or combination of which could have a material adverse effect on AllianceBernstein's financial condition, results of operations and business prospects.

        AllianceBernstein is involved in various matters, including regulatory inquiries, administrative proceedings and litigation, some of which allege significant damages, and AllianceBernstein may be involved in additional matters in the future. Litigation is subject to significant uncertainties, particularly when plaintiffs allege substantial or indeterminate damages, the litigation is in its early stages, or when the litigation is highly complex or broad in scope.

The partnership structure of AllianceBernstein Holding L.P., or Holding, and AllianceBernstein limits Unitholders' abilities to influence the management and operation of AllianceBernstein's business and is highly likely to prevent a change in control of Holding and AllianceBernstein.

        AllianceBernstein Corporation, or the General Partner, as general partner of both Holding and AllianceBernstein, generally has the exclusive right and full authority and responsibility to manage, conduct, control and operate their respective businesses, except as otherwise expressly stated in their respective Amended and Restated Agreements of Limited Partnership. Holding and AllianceBernstein Unitholders have more limited voting rights on matters affecting AllianceBernstein than do holders of common stock in a corporation. Both Amended and Restated Agreements of Limited Partnership provide that Unitholders do not have any right to vote for directors of the General Partner and that Unitholders can only vote on certain extraordinary matters (including removal of the General Partner under certain extraordinary circumstances). Additionally, the AllianceBernstein Partnership Agreement includes significant restrictions on transfers of AllianceBernstein units and provisions that have the practical effect of preventing the removal of the General Partner, which are highly likely to prevent a change in control of AllianceBernstein's management.

AllianceBernstein units are illiquid.

        There is no public trading market for AllianceBernstein units and AllianceBernstein does not anticipate that a public trading market will ever develop. The AllianceBernstein Partnership Agreement restricts AllianceBernstein's ability to participate in a public trading market or anything substantially equivalent to one by providing that any transfer which may cause AllianceBernstein to be classified as a "publicly traded partnership" as defined in Section 7704 of the Code shall be deemed void and shall not be recognized by AllianceBernstein. In addition, AllianceBernstein units are subject to significant restrictions on transfer; all transfers of AllianceBernstein units are subject to the written consent of AXA Equitable Life Insurance Company, or AXA Equitable, and the General Partner pursuant to the AllianceBernstein Partnership Agreement. Generally, neither AXA Equitable nor the General Partner will permit any transfer that it believes would create a risk that AllianceBernstein would be treated as a corporation for tax purposes. AXA Equitable and the General Partner have implemented a transfer program that requires a seller to locate a purchaser, and imposes annual volume restrictions on transfers. You may request a copy of the transfer program from AllianceBernstein's Corporate Secretary (corporate_secretary@alliancebernstein.com).

Changes in the partnership structure of Holding and AllianceBernstein and/or changes in the tax law governing partnerships would have significant tax ramifications.

        Holding, having elected under Section 7704(g) of the Code to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a "grandfathered" publicly traded partnership, or PTP, for federal income tax purposes. Holding is also subject to the 4.0% New York City unincorporated business tax, or UBT, net of credits for UBT paid by AllianceBernstein. In order to preserve Holding's status as a "grandfathered" PTP for federal income tax purposes, management ensures that Holding does not directly or indirectly (through AllianceBernstein) enter into a substantial new line of business. A "new line of business" includes any business that is not closely related to AllianceBernstein's historical business of providing research and diversified investment management and related services to its clients. A new line of business is "substantial" when a partnership derives more than 15% of its gross income from, or uses more than 15% of its total assets in, the new line of business.

        AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdiction where they are located. As AllianceBernstein's business increasingly operates in countries other than the U.S., AllianceBernstein's effective tax rate is expected to increase over time because AllianceBernstein's international subsidiaries are subject to corporate level taxes in the jurisdictions where they are located.

        In order to preserve AllianceBernstein's status as a private partnership for federal income tax purposes, AllianceBernstein units must not be considered publicly traded. The AllianceBernstein Partnership Agreement provides that all transfers of AllianceBernstein units must be approved by AXA Equitable and the General Partner; AXA Equitable and the General Partner approve only those transfers permitted pursuant to one or more of the safe harbors contained in relevant treasury regulations. If such units were considered readily tradable, AllianceBernstein would be subject to federal and state corporate income tax on its net income. Furthermore, as noted above, should AllianceBernstein enter into a substantial new line of business, Holding, by virtue of its ownership of AllianceBernstein, would lose its status as a grandfathered PTP and would become subject to corporate income tax as set forth above.

        In years prior to 2010, Congress proposed tax legislation that would cause certain PTPs to be taxed as corporations, thus subjecting their income to a higher level of income tax. Holding is a PTP that derives its income from investment management services through its ownership interest in AllianceBernstein. The legislation, in the form proposed, would not have affected Holding's tax status. Also, this proposed legislation would not have affected AllianceBernstein because it is a private partnership.

        In addition, recent decisions by members of Congress and their staffs regarding the need for fundamental tax reform and possible tax law changes to raise additional revenue have included suggestions that all large partnerships (which would include both AllianceBernstein and Holding) be taxed as corporations. However, AllianceBernstein cannot predict whether, or in what form, tax legislation will be proposed in the future, and AllianceBernstein is unable to determine what effect any new legislation might have on AllianceBernstein. If Holding and AllianceBernstein were to lose their federal tax status as partnerships, they would be subject to corporate income tax, which would reduce materially their net income and quarterly distributions to Unitholders.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they do not materialize or prove incorrect, could cause the results of AllianceBernstein, W.P. Stewart or the combined company to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by words such as "may," "will," "project," "might," "expects," "anticipates," "believes," "intends," "estimates," "should," "could," "would," "strategy," "plan," "continue," "pursue," or the negative of these words or other words or expressions of similar meaning. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. For example, forward-looking statements include, but are not limited to, statements about: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly traded partnerships are taxed, future financial and operating results, plans, expectations, timing of achieving positive cash flow, potential revenue, assets under management and profits of the combined company, the benefits of the proposed merger, costs and expenses, interest rates, outcome of contingencies, business strategies and cost savings; any statements of the plans, strategies and objectives of management for future operations, including the execution of integration and restructuring plans and the anticipated timing of filings, approvals and the closing related to the merger; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the risk that the merger may not close on the expected schedule or at all, including the risk that the required W.P. Stewart stockholder approval for the merger and related transactions may not be obtained; the possibility that expected synergies and cost savings will not be obtained or that litigation may delay the merger; the difficulty of integrating the business of the two companies; changes in economic conditions; the ability to obtain regulatory approvals and meet other closing conditions to the merger; and other risks and uncertainties described in the section entitled "Risk Factors." You should note that the discussion of AllianceBernstein's and W.P. Stewart's reasons for the merger and the description of W.P. Stewart's financial advisor's opinion contain forward-looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward-looking expectations may have changed as of the date of this proxy statement/prospectus.

        The forward-looking statements referred to in the preceding paragraph include statements regarding:

  •
  AllianceBernstein's financial condition and ability to issue public and private debt providing adequate liquidity for its general business needs:  AllianceBernstein's financial condition is dependent on AllianceBernstein's cash flow from operations, which is subject to the performance of the capital markets, AllianceBernstein's ability to maintain and grow client assets under management and other factors beyond AllianceBernstein's control. AllianceBernstein's ability to issue public and private debt on reasonable terms, as well as the market for such debt or equity, may be limited by adverse market conditions, AllianceBernstein's long-term credit ratings, AllianceBernstein's profitability and changes in government regulations, including tax rates and interest rates.

  •
  The outcome of litigation:  Litigation is inherently unpredictable, and excessive damage awards do occur. Though AllianceBernstein has stated that it does not expect certain legal proceedings to have a material adverse effect on AllianceBernstein's results of operations, financial condition or liquidity, any settlement or judgment with respect to a legal proceeding could be significant, and could have such an effect.

  •
  AllianceBernstein's determination that adjusted employee compensation expense should not exceed 50% of AllianceBernstein's adjusted revenues:  Aggregate employee compensation reflects employee performance and competitive compensation levels. Fluctuations in AllianceBernstein's revenues and/or changes in competitive compensation levels could result in adjusted employee compensation expense being higher than 50% of AllianceBernstein's adjusted revenues.

  •
  AllianceBernstein's anticipation that cumulative write-offs relating to AllianceBernstein's global real estate consolidation program targeting approximately 510,000 square feet of office space will remain in AllianceBernstein's previously announced range of $225 million to $250 million:  Any charges AllianceBernstein records are based on AllianceBernstein's current assumptions regarding sublease marketing periods, costs to prepare the properties to market, market rental rates, broker commissions and subtenant allowances/incentives, all of which are factors largely beyond AllianceBernstein's control. If AllianceBernstein's assumptions prove to be incorrect, AllianceBernstein may be forced to record additional charges beyond AllianceBernstein's previously announced range of $225 million to $250 million.

  •
  AllianceBernstein's belief that the cash flow Holding realizes from its investment in AllianceBernstein will provide Holding with the resources necessary to meet its financial obligations:  Holding's cash flow is dependent on the quarterly cash distributions it receives from AllianceBernstein. Accordingly, Holding's ability to meet its financial obligations is dependent on AllianceBernstein's cash flow from its operations, which is subject to the performance of the capital markets and other factors beyond AllianceBernstein's control.

  •
  The possible impairment of goodwill in the future:  As a result of increased economic uncertainty and current market dynamics, determining whether an impairment of the goodwill asset exists requires management to exercise significant judgment. In addition, to the extent that securities valuations are depressed for prolonged periods of time and market conditions worsen, or if AllianceBernstein experiences significant net redemptions, AllianceBernstein's assets under management, revenues, profitability and unit price may be adversely affected. Although the price of a Holding Unit is just one factor in the calculation of fair value, if current Holding Unit price levels decline significantly, reaching the conclusion that fair value exceeds carrying value will, over time, become more difficult. As a result, subsequent impairment tests may occur more frequently and be based on more negative assumptions and future cash flow projections, and may result in an impairment of goodwill. Any impairment could reduce materially the recorded amount of this asset, with a corresponding charge to AllianceBernstein's earnings.

  •
  AllianceBernstein's anticipation that the proposed Rule 12b-1 fees-related rule changes will not have a material effect on AllianceBernstein:  AllianceBernstein cannot predict the impact of this rule change, which is dependent upon the final rules adopted by the SEC, any phase-in or grandfathering period, and any other changes made with respect to share class distribution arrangements.

  •
  The possibility that AllianceBernstein will engage in open market purchases of Holding Units to help fund anticipated obligations under AllianceBernstein's incentive compensation award program:  The number of Holding Units AllianceBernstein may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond AllianceBernstein's control, including the fluctuation in the price of a Holding Unit (NYSE: AB) and the availability of cash to make these purchases.

  •
  The pipeline of new institutional mandates not yet funded:  Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated, or that mandates ultimately will not be funded.

        If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of AllianceBernstein, W.P. Stewart or the combined company could differ materially from the expectations in these statements. The forward-looking statements included in this proxy statement/prospectus are made only as of the date of this proxy statement/prospectus, and neither AllianceBernstein nor W.P. Stewart is under any obligation to update their respective forward-looking statements and neither party intends to do so.

 THE COMPANIES

ALLIANCEBERNSTEIN

        As used in this section, the words "we" and "our" and the "firm" refer collectively to AllianceBernstein L.P. and its subsidiaries ("AllianceBernstein"), or to their officers and employees. Similarly, the word "company" refers to AllianceBernstein. We use "global" in this section to refer to all nations, including the United States; we use "international" or "non-U.S." to refer to nations other than the United States. We use "emerging markets" in this section to refer to countries included in the Morgan Stanley Capital International ("MSCI") emerging markets index, which are, as of December 31, 2012, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. We use the term "hedge funds" in this section to refer to private investment funds we sponsor that utilize various alternative strategies such as leverage, short selling of securities, and the use of forward contracts, currency options and other derivatives.

 Business

  Overview

        AllianceBernstein is an investment adviser registered with the SEC under the Investment Advisers Act of 1940. AllianceBernstein provides management services for many of the largest U.S. public and private employee benefit plans, endowments, foundations, public employee retirement funds, banks, insurance companies and high net worth individuals worldwide.

        Additional information regarding AllianceBernstein is contained in AllianceBernstein's filings with the SEC.

        AllianceBernstein's principal executive offices are located at 1345 Avenue of the Americas, New York, NY 10105. AllianceBernstein's telephone number is (212) 969-1000.

  General

Mission

        Our firm's mission is to be the most trusted investment firm in the world by placing our clients' interests first and foremost, utilizing our research capabilities to have more knowledge than any other investment firm, and using and sharing knowledge better than our competitors to help our clients achieve financial peace of mind and investment success.

Clients

        AllianceBernstein provides research, diversified investment management and related services globally to a broad range of clients, including:

  •
  institutional clients, including unaffiliated corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments, and various affiliates;

  •
  retail clients, including U.S. and offshore mutual funds, variable annuities, insurance products and sub-advisory relationships;

  •
  private clients, including high-net-worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations, and other entities; and

  •
  institutional investors seeking high-quality research, portfolio strategy advice and brokerage-related services.

        We also provide distribution, shareholder servicing and administrative services to our sponsored mutual funds.

Research

        Our high-quality, in-depth research is the foundation of our business. We believe that our global team of research professionals gives us a competitive advantage in achieving investment success for our clients.

        Our research disciplines include fundamental, quantitative and economic research and currency forecasting. In addition, we have several specialized research initiatives, including research examining global strategic developments that can affect multiple industries and geographies.

Products and Services

        We offer a broad range of investment products and services to our clients:

  •
  To our institutional clients, we offer separately managed accounts, sub-advisory relationships, structured products, collective investment trusts, mutual funds, hedge funds and other investment vehicles ("Institutional Services");

  •
  To our retail clients, we offer retail mutual funds sponsored by AllianceBernstein and our subsidiaries, sub-advisory services to mutual funds sponsored by third parties, separately managed account programs sponsored by financial intermediaries worldwide ("Separately Managed Account Programs") and other investment vehicles (collectively, "Retail Services");

  •
  To our private clients, we offer diversified investment management services through separately managed accounts, hedge funds, mutual funds and other investment vehicles ("Private Client Services"); and

  •
  To institutional investors, we offer research, portfolio strategy advice and brokerage-related services ("Bernstein Research Services").

        These services are provided by teams of investment professionals with significant expertise in their respective disciplines (see "Employees"). Our buy-side research analysts support our portfolio managers and, together, they oversee a number of different types of investment services within various vehicles (discussed above) and strategies (discussed below). Our sell-side research analysts provide the foundation for our Bernstein Research Services.

        Our services include:

  •
  Value equities, generally targeting stocks that are out of favor and considered undervalued;

  •
  Growth equities, generally targeting stocks with under-appreciated growth potential;

  •
  Fixed income securities, including taxable and tax-exempt securities;

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  Blend strategies, combining style-pure investment components with systematic rebalancing;

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  Passive management, including index and enhanced index strategies;

  •
  Alternative investments, including hedge funds, fund of funds, currency management strategies and private equity (e.g., direct real estate investing); and

  •
  Asset allocation services, including dynamic asset allocation, customized target date funds, target risk funds and other strategies tailored to help clients meet their investment goals.

        Sub-advisory client mandates span our investment strategies, including value, growth, fixed income and blend. We serve as sub-adviser for retail mutual funds, insurance products, retirement platforms and institutional investment products.

        We provide our services using various investment disciplines, including market capitalization (e.g., large-, mid- and small-cap equities), term (e.g., long-, intermediate- and short-duration debt securities), and geographic location (e.g., U.S., international, global and emerging markets), as well as local and regional disciplines in major markets around the world.

        We market and distribute alternative investment products globally to high-net-worth clients and institutional investors. Alternative product AUM totaled $11.6 billion as of December 31, 2012, $9.7 billion of which was institutional AUM, $1.5 billion of which was private client AUM and $0.4 billion of which was retail AUM.

        In 2008, we created a unit called AllianceBernstein Defined Contribution Investments ("ABDC") focused on expanding our firm's capabilities in the defined contribution ("DC") market. ABDC seeks to provide the most effective DC investment solutions in the industry, as measured by product features, reliability, cost and flexibility, to meet specialized client needs by integrating research and investment design, product strategy, strategic partnerships (e.g., record-keeper partnerships and operations collaboration), and client implementation and service. In November 2010, we introduced Lifetime Income Strategies (formerly known as Secure Retirement Strategies, "LIS"), a multi-manager target-date solution. LIS provides guaranteed lifetime retirement income backed by multiple insurers to participants of large DC plans. We had our first LIS client funding during the second quarter of 2012 and are in discussions with additional plan sponsors to introduce LIS in their plans in 2013.

        As of December 31, 2012, our DC assets under management, which are distributed in all three of our buy-side distribution channels, totaled approximately $26.0 billion.

Global Reach

        We serve clients in major global markets through operations in 44 cities in 22 countries. Our client base includes investors throughout the Americas, Europe, Asia, Africa and Australia. We utilize an integrated global investment platform that provides our clients with access to local (country-specific), international, and global research and investment strategies.

        Assets under management by client domicile and investment service as of December 31, 2012, 2011 and 2010 were as follows:

By Client Domicile ($ in billions):

 By Investment Service ($ in billions):

Revenues

        We earn revenues primarily by charging fees for managing the investment assets of, and providing research to, our clients.

        We generally calculate investment advisory fees as a percentage of the value of AUM at a specific date or as a percentage of the value of average AUM for the applicable billing period, with these percentages varying by type of investment service, size of account and total amount of assets we manage for a particular client. Accordingly, fee income generally increases or decreases as AUM increase or decrease. Increases in AUM generally result from market appreciation, positive investment performance for clients, net asset inflows from new and existing clients, or acquisitions. Similarly, decreases in AUM generally result from market depreciation, negative investment performance for clients, or net asset outflows due to client redemptions, account terminations or asset withdrawals.

        We are eligible to earn performance-based fees on some alternative investment services, including hedge fund services, as well as some long-only services provided to our institutional clients. For these services, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we fail to achieve our performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant. Our performance-based fees in 2012, 2011 and 2010 were $66.6 million (including $39.6 million pertaining to winding up the Public-Private Investment Program ("PPIP") fund, $16.5 million and $20.5 million, respectively.

        We sometimes experience periods when the number of new accounts or the amount of AUM increases or decreases significantly. These changes result from wide-ranging factors, including conditions of financial markets, our investment performance for clients, the experience of the portfolio manager (both with our firm and in the industry generally), the client's overall relationship with us, consultant recommendations, and changes in our clients' investment preferences, risk tolerances and liquidity needs.

        Our Bernstein Research Services generate revenues from clients to whom we provide research, portfolio strategy advice and brokerage-related services, primarily in the form of transaction fees calculated as either "cents per share" (generally in the U.S. market) or a percentage of the value of the securities traded (generally outside of the U.S.) for these clients.

        Our revenues may fluctuate for a number of reasons; see "Risk Factors" and "The Companies—AllianceBernstein—Management's Discussion and Analysis."

Employees

        Our firm's 3,318 full-time employees as of December 31, 2012, who are located in 22 countries, include 261 research analysts, 136 portfolio managers, 34 traders and 14 professionals with other investment-related responsibilities. We have employed these professionals for an average period of approximately nine years, and their average investment experience is approximately 18 years. We consider our employee relations to be good.

Institutional Services

        We serve our institutional clients primarily through AllianceBernstein Institutional Investments, a unit of AllianceBernstein, and through other units in our international subsidiaries (institutional relationships of less than $25 million are generally serviced by Bernstein GWM, our Private Client channel, discussed below). Institutional Services include actively managed equity accounts (including growth, value and blend accounts), fixed income accounts and balanced accounts (which combine equity and fixed income), as well as passive management of index and enhanced index accounts. These services are provided through separately managed accounts, sub-advisory relationships, structured products, collective investment trusts, mutual funds, hedge funds and other investment vehicles. As of December 31, 2012, institutional AUM were $220 billion, or 51% of our company-wide AUM, as compared to $224 billion, or 55%, as of December 31, 2011 and $273 billion, or 57%, as of December 31, 2010. For more information concerning institutional AUM, revenues and fees, see "Assets Under Management, Revenues and Fees" below.

        Our institutional client base includes unaffiliated corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments, and certain of our affiliates (AXA and its subsidiaries), as well as certain sub-advisory relationships with unaffiliated sponsors of various other investment products. We manage approximately 802 mandates for these clients, which are located in 37 countries.

Retail Services

        We provide investment management and related services to a wide variety of individual retail investors, both in the U.S. and internationally, through retail mutual funds sponsored by our company and our subsidiaries; mutual fund sub-advisory relationships; Separately managed Account Programs; and other investment vehicles ("Retail Products and Services"). As of December 31, 2012, retail AUM were $144 billion, or 34% of our company-wide AUM, as compared to $113 billion, or 28%, as of December 31, 2011 and $127 billion, or 27%, as of December 31, 2010. For more information concerning retail AUM, revenues and fees, see "Assets Under Management, Revenues and Fees" below.

        Our Retail Products and Services are designed to provide disciplined, research-based investments that contribute to a well-diversified investment portfolio. We distribute these products and services through financial intermediaries, including broker-dealers, insurance sales representatives, banks, registered investment advisers and financial planners. These products and services include open-end and closed-end funds that are either (i) registered as investment companies under the Investment Company Act ("U.S. Funds"), or (ii) not registered under the Investment Company Act and generally not offered to United States persons ("Non-U.S. Funds" and, collectively with the U.S. Funds, "AllianceBernstein Funds"). They provide a broad range of investment options, including local and global value equities, growth equities, blend strategies, fixed income securities and alternative investment products. They also include Separately Managed Account Programs, which are sponsored by financial intermediaries and generally charge an all-inclusive fee covering investment management, trade execution, asset allocation, and custodial and administrative services. We also provide distribution, shareholder servicing, and administrative services for our Retail Products and Services.

        Our U.S. Funds, which include retail funds, our variable products series fund (a component of an insurance product) and the retail share classes of the Sanford C. Bernstein Funds (principally Private Client Services products), currently offer 120 different portfolios to U.S. investors. As of December 31, 2012, retail U.S. Funds AUM were approximately $45 billion, or 31% of total retail AUM, as compared to $41 billion, or 36%, as of December 31, 2011 and $46 billion, or 36%, as of December 31, 2010. Because of the way they are marketed and serviced, we report substantially all of the AUM in the Sanford C. Bernstein Funds ("SCB Funds"), which totaled $28 billion as of December 31, 2012, as private client AUM.

        Our Non-U.S. Funds are distributed internationally by local financial intermediaries to non-U.S. investors in most major international markets by means of distribution agreements. As of December 31, 2012, these funds consisted of 92 different portfolios and AUM in these funds were $60 billion, $6 billion of which was invested in local-market funds that we distribute in Japan through financial intermediaries.

        AllianceBernstein Investments serves as the principal underwriter and distributor of the U.S. Funds. AllianceBernstein Investments employs 118 sales representatives who devote their time to promoting the sale of U.S. Funds and certain other Retail Products and Services offered by financial intermediaries.

        AllianceBernstein (Luxembourg) S.A. ("AllianceBernstein Luxembourg"), a Luxembourg management company and one of our wholly owned subsidiaries, generally serves as the distributor for the Non-U.S. Funds.

        We have an international sales force of 69 sales representatives as of December 31, 2012 who devote some or all of their time to promoting the sale of Non-U.S. Funds and other Retail Products and Services offered by financial intermediaries.

        Our Retail Products and Services include open-end mutual funds designed to fund benefits under variable annuity contracts and variable life insurance policies offered by unaffiliated life insurance companies ("Sub-Advised Variable Products"), and we sub-advise variable product mutual funds sponsored by affiliates. As of December 31, 2012, we managed or sub-advised approximately $33 billion of Sub-Advised Variable Product AUM.

Private Client Services

        Through Bernstein GWM, we provide Private Client Services to high-net-worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations, and other entities by means of separately managed accounts, hedge funds, mutual funds and other investment vehicles. As of December 31, 2012, private client AUM were $66 billion, or 15% of our company-wide AUM, as compared to $69 billion, or 17%, as of December 31, 2011 and $78 billion, or 16%, as of December 31, 2010. For more information concerning private client AUM, revenues and fees, see "Assets Under Management, Revenues and Fees" below.

        Our Private Client Services are built on a sales effort that involves approximately 253 financial advisors as of December 31, 2012 based in 18 cities in the U.S. These advisors do not manage money, but work with private clients and their tax, legal and other advisors to assist them in determining a suitable mix of U.S. and non-U.S. equity securities and fixed income investments. The diversified portfolio created for each client is intended to maximize after-tax investment returns, in light of the client's individual investment goals, income requirements, risk tolerance, tax situation and other relevant factors. In creating these portfolios, we utilize our research reports, investment planning services, the dynamic asset allocation service and Bernstein GWM, which has in-depth knowledge of trust, estate and tax planning strategies.

Bernstein Research Services

        Bernstein Research Services consist of fundamental research, quantitative services and brokerage-related services in equities and listed options provided to institutional investors such as pension fund, hedge fund and mutual fund managers, and other institutional investors. Brokerage-related services are provided by SCB LLC in the United States and SCBL primarily in Europe, with research services also provided by Sanford C. Bernstein (Hong Kong) Limited (an indirect wholly owned subsidiary of AllianceBernstein, "SCB Hong Kong"), in Asia. For more information concerning the revenues we derive from Bernstein Research Services, see "Assets Under Management, Revenues and Fees."

        We provide fundamental company and industry research along with disciplined research into securities valuation and factors affecting stock-price movements. Our analysts are consistently among the highest ranked research analysts in industry surveys conducted by third-party organizations.

Assets Under Management, Revenues and Fees

        The following tables summarize our AUM and revenues by distribution channel:

End of Period Assets Under Management

	December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Institutions	$219,819	$223,874	$272,928	(1.8)%	(18.0)%
Retail	144,392	112,605	127,045	28.2	(11.4)
Private Client	65,806	69,418	78,046	(5.2)	(11.1)

Total	$430,017	$405,897	$478,019	5.9	(15.1)

Average Assets Under Management

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Institutions	$218,923	$252,597	$277,109	(13.3)%	(8.8)%
Retail	128,216	124,012	122,756	3.4	1.0
Private Client	68,839	75,323	74,686	(8.6)	0.9

Total	$415,978	$451,932	$474,551	(8.0)	(4.8)

 Revenues

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in thousands)
Institutional Services	$485,651	$616,787	$764,847	(21.3)%	(19.4)%
Retail Services	1,192,895	1,092,561	1,068,869	9.2	2.2
Private Client Services	585,791	652,097	651,218	(10.2)	0.1
Bernstein Research Services	413,707	437,414	430,521	(5.4)	1.6
Other(1)	61,915	(46,418)	36,650	n/m	n/m

Total Revenues	2,739,959	2,752,441	2,952,105	(0.5)	(6.8)
Less: Interest Expense	3,222	2,550	3,548	26.4	(28.1)

Net Revenues	$2,736,737	$2,749,891	$2,948,557	(0.5)	(6.7)

(1)
Other revenues primarily consist of investment gains (losses) and dividend and interest income.

        AXA and its subsidiaries, whose AUM consist primarily of fixed income investments, together constitute our largest client. Our affiliates represented approximately 25%, 23% and 22% of our company-wide AUM as of December 31, 2012, 2011 and 2010, respectively. We earned approximately 4%, 4% and 5% of our company-wide net revenues from our affiliates in 2012, 2011 and 2010, respectively. Affiliated AUM is included in our Institutions and Retail buy-side distribution channels.

  Institutional Services

        The following tables summarize our Institutional Services AUM and revenues:

Institutional Services Assets Under Management
(by Investment Service)

	December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Value Equity:
U.S.	$2,476	$7,469	$13,955	(66.8)%	(46.5)%
Global and International	22,642	37,316	74,668	(39.3)	(50.0)

	25,118	44,785	88,623	(43.9)	(49.5)

Growth Equity:
U.S.	3,479	5,541	10,921	(37.2)	(49.3)
Global and International	3,426	7,417	22,507	(53.8)	(67.0)

	6,905	12,958	33,428	(46.7)	(61.2)

Fixed Income:
U.S.	92,112	86,329	78,101	6.7	10.5
Global and International	54,015	44,983	44,766	20.1	0.5

	146,127	131,312	122,867	11.3	6.9

Other(1):
U.S.	11,820	11,278	9,980	4.8	13.0
Global and International	29,849	23,541	18,030	26.8	30.6

	41,669	34,819	28,010	19.7	24.3

Total:
U.S.	109,887	110,617	112,957	(0.7)	(2.1)
Global and International	109,932	113,257	159,971	(2.9)	(29.2)

Total	$219,819	$223,874	$272,928	(1.8)	(18.0)

Affiliated	$77,569	$69,071	$74,672	12.3	(7.5)
Non-affiliated	142,250	154,803	198,256	(8.1)	(21.9)

Total	$219,819	$223,874	$272,928	(1.8)	(18.0)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

 Revenues from Institutional Services
(by Investment Service)

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in thousands)
Investment Advisory and Services Fees:
Value Equity:
U.S.	$17,433	$33,615	$47,126	(48.1)%	(28.7)%
Global and International	125,641	246,919	336,600	(49.1)	(26.6)

	143,074	280,534	383,726	(49.0)	(26.9)

Growth Equity:
U.S.	27,119	38,807	46,510	(30.1)	(16.6)
Global and International	19,856	62,023	119,300	(68.0)	(48.0)

	46,975	100,830	165,810	(53.4)	(39.2)

Fixed Income:
U.S.	145,216	115,051	103,855	26.2	10.8
Global and International	108,778	96,988	94,434	12.2	2.7

	253,994	212,039	198,289	19.8	6.9

Other(1):
U.S.	8,091	6,555	3,436	23.4	90.8
Global and International	33,155	16,233	12,866	104.2	26.2

	41,246	22,788	16,302	81.0	39.8

Total Investment Advisory and Services Fees:
U.S.	197,859	194,028	200,927	2.0	(3.4)
Global and International	287,430	422,163	563,200	(31.9)	(25.0)

	485,289	616,191	764,127	(21.2)	(19.4)
Shareholder Servicing Fees(2)	362	596	720	(39.3)	(17.2)

Total	$485,651	$616,787	$764,847	(21.3)	(19.4)

Affiliated	$82,930	$82,965	$88,248	—	(6.0)
Non-affiliated	402,721	533,822	676,599	(24.6)	(21.1)

Total	$485,651	$616,787	$764,847	(21.3)	(19.4)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

(2)
For a description of distribution revenues and shareholder servicing fees, see "Retail Services" below.

        As of December 31, 2012, 2011 and 2010, Institutional Services represented approximately 51%, 55% and 57%, respectively, of our company-wide AUM. The fees we earned from these services represented approximately 18%, 22% and 26% of our company-wide net revenues for 2012, 2011 and 2010, respectively.

        AXA and its subsidiaries together constitute our largest institutional client. Their AUM accounted for approximately 35%, 31% and 27% of our total institutional AUM as of December 31, 2012, 2011 and 2010, respectively, and approximately 17%, 13% and 12% of our total institutional revenues for 2012, 2011 and 2010, respectively.

        The institutional AUM we manage for our affiliates, along with our nine other largest institutional accounts, accounted for approximately 53% of our total institutional AUM as of December 31, 2012 and approximately 30% of our total institutional revenues for the year ended December 31, 2012. No single institutional client other than AXA and its subsidiaries accounted for more than approximately 1% of our company-wide net revenues for the year ended December 31, 2012.

        We manage the assets of our institutional clients through written investment management agreements or other arrangements, all of which are generally terminable at any time or upon relatively short notice by either party. In general, our written investment management agreements may not be assigned without client consent.

        We are compensated principally on the basis of investment advisory fees calculated as a percentage of AUM. The percentage we charge varies with the type of investment service, the size of the account and the total amount of assets we manage for a particular client.

        We are eligible to earn performance-based fees on approximately 8% of institutional AUM, which are primarily invested in long-only equity and fixed income services. Performance-based fees provide for a base advisory fee plus an additional fee based on investment performance.

  Retail Services

        The following tables summarize our Retail Services AUM and revenues:

Retail Services Assets Under Management
(by Investment Service)

	December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Value Equity:
U.S.	$7,659	$7,769	$10,772	(1.4)%	(27.9)%
Global and International	7,979	10,351	20,107	(22.9)	(48.5)

	15,638	18,120	30,879	(13.7)	(41.3)

Growth Equity:
U.S.	10,319	8,568	9,789	20.4	(12.5)
Global and International	8,468	9,110	14,002	(7.0)	(34.9)

	18,787	17,678	23,791	6.3	(25.7)

Fixed Income:
U.S.	11,598	8,895	8,442	30.4	5.4
Global and International	66,009	42,843	40,754	54.1	5.1

	77,607	51,738	49,196	50.0	5.2

Other(1):
U.S.	20,514	18,013	18,466	13.9	(2.5)
Global and International	11,846	7,056	4,713	67.9	49.7

	32,360	25,069	23,179	29.1	8.2

Total:
U.S.	50,090	43,245	47,469	15.8	(8.9)
Global and International	94,302	69,360	79,576	36.0	(12.8)

Total	$144,392	$112,605	$127,045	28.2	(11.4)

Affiliated	$28,535	$22,561	$29,841	26.5	(24.4)
Non-affiliated	115,857	90,044	97,204	28.7	(7.4)

Total	$144,392	$112,605	$127,045	28.2	(11.4)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

Revenues from Retail Services
(by Investment Service)

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in thousands)
Investment Advisory and Services Fees:
Value Equity:
U.S.	$40,595	$43,148	$45,862	(5.9)%	(5.9)%
Global and International	53,213	82,868	112,252	(35.8)	(26.2)

	93,808	126,016	158,114	(25.6)	(20.3)

Growth Equity:
U.S.	52,242	50,572	45,752	3.3	10.5
Global and International	62,624	83,884	97,973	(25.3)	(14.4)

	114,866	134,456	143,725	(14.6)	(6.4)

Fixed Income:
U.S.	46,821	34,143	31,723	37.1	7.6
Global and International	409,115	332,791	282,845	22.9	17.7

	455,936	366,934	314,568	24.3	16.6

Other(1):
U.S.	21,470	15,447	11,672	39.0	32.3
Global and International	19,181	9,646	11,798	98.8	(18.2)

	40,651	25,093	23,470	62.0	6.9

Total Investment Advisory and Services Fees:
U.S.	161,128	143,310	135,009	12.4	6.1
Global and International	544,133	509,189	504,868	6.9	0.9

	705,261	652,499	639,877	8.1	2.0
Distribution Revenues(2)	399,259	348,456	336,204	14.6	3.6
Shareholder Servicing Fees(2)	88,375	91,606	92,788	(3.5)	(1.3)

Total	$1,192,895	$1,092,561	$1,068,869	9.2	2.2

Affiliated	$31,089	$31,301	$46,756	(0.7)	(33.1)
Non-affiliated	1,161,806	1,061,260	1,022,113	9.5	3.8

Total	$1,192,895	$1,092,561	$1,068,869	9.2	2.2

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

(2)
For a description of distribution revenues and shareholder servicing fees, see "Retail Services" below.

        Investment advisory fees and distribution fees for our Retail Products and Services are generally charged as a percentage of average daily AUM. In the past, as certain of the U.S. Funds grew, we revised our fee schedules to provide lower incremental fees above certain asset levels. Fees paid by the U.S. Funds, EQ Advisors Trust ("EQAT") and AXA Premier VIP Trust are reflected in the applicable investment management agreement, which generally must be approved annually by the boards of directors or trustees of those funds, including by a majority of the independent directors or trustees. Increases in these fees must be approved by fund shareholders; decreases need not be, including any decreases implemented by a fund's directors or trustees. In general, each investment management agreement with the U.S. Funds, EQAT and AXA Premier VIP Trust provides for termination by either party at any time upon 60 days' notice.

        Fees paid by Non-U.S. Funds are reflected in investment management agreements that continue until they are terminated. Increases in these fees generally must be approved by the relevant regulatory authority, depending on the domicile and structure of the fund, and Non-U.S. Fund shareholders must be given advance notice of any fee increases.

        Revenues from Retail Services represented approximately 44%, 40% and 36% of our company-wide net revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

        The mutual funds we sub-advise for AXA and its subsidiaries together constitute our largest retail client. They accounted for approximately 20%, 20% and 23% of our total retail AUM as of December 31, 2012, 2011 and 2010, respectively, and approximately 3%, 3% and 4% of our total retail revenues for 2012, 2011 and 2010, respectively.

        Our mutual fund distribution system (the "System") includes a multi-class share structure that permits open-end AllianceBernstein Funds to offer investors various options for the purchase of mutual fund shares, including both front-end load shares and back-end load shares. For front-end load shares, AllianceBernstein Investments generally pays sales commissions to financial intermediaries distributing the funds from the front-end sales charge it receives from investors at the time of the sale. For back-end load shares, AllianceBernstein Investments pays sales commissions to financial intermediaries at the time of sale and also receives higher ongoing distribution services fees from the mutual funds. In addition, investors who redeem back-end load shares before the expiration of the minimum holding period (which ranges from one year to four years) pay a contingent deferred sales charge ("CDSC") to AllianceBernstein Investments. We expect to recover sales commissions for back-end load shares over periods not exceeding five and one-half years through receipt of a CDSC and/or the higher ongoing distribution services fees we receive from holders of back-end load shares. Payments of sales commissions made to financial intermediaries in connection with the sale of back-end load shares under the System, net of CDSC received of $21.7 million, $14.2 million and $20.0 million, totaled approximately $75.7 million, $21.5 million and $33.4 million during 2012, 2011 and 2010, respectively. We have not offered back-end load shares to new investors in U.S. Funds since January 31, 2009. However, our Non-U.S. Funds continue to offer back-end load shares.

        The rules of the Financial Industry Regulatory Authority, Inc. ("FINRA") effectively cap the aggregate sales charges that may be received from each open-end U.S. Fund by AllianceBernstein Investments at 6.25% of cumulative gross sales (plus interest at the prime rate plus 1% per annum).

        Most open-end U.S. Funds have adopted a plan under Rule 12b-1 of the Investment Company Act that allows the fund to pay, out of assets of the fund, distribution and service fees for the distribution and sale of its shares ("Rule 12b-1 fees"). The open-end AllianceBernstein Funds have entered into agreements with AllianceBernstein Investments under which they pay a distribution services fee to AllianceBernstein Investments. AllianceBernstein Investments has entered into selling and distribution agreements pursuant to which it pays sales commissions to the financial intermediaries that distribute our open-end U.S. Funds. These agreements are terminable by either party upon notice (generally 30 days) and do not obligate the financial intermediary to sell any specific amount of fund shares.

        In addition to Rule 12b-1 fees, AllianceBernstein Investments, at its own expense, currently provides additional payments under distribution services and educational support agreements to financial intermediaries that sell shares of our funds, a practice sometimes referred to as "revenue sharing." Although the amount of payments made in any given year may vary, the total amount paid to a financial intermediary in connection with the sale of shares of U.S. Funds generally will not exceed the sum of (i) 0.25% of the current year's fund sales by that firm, and (ii) 0.10% of average daily net assets attributable to that firm over the course of the year.

        Financial intermediaries that provide accounting or record-keeping services with respect to their customers' investments in AllianceBernstein Funds may receive specified payments from these funds or from affiliates of AllianceBernstein, including AllianceBernstein Investor Services, Inc. (one of our wholly owned subsidiaries, "AllianceBernstein Investor Services") and AllianceBernstein Investments.

        During 2012, the 10 financial intermediaries responsible for the largest volume of sales of open-end AllianceBernstein Funds were responsible for 54% of such sales. Certain subsidiaries of AXA, including AXA Advisors, LLC ("AXA Advisors"), a wholly owned subsidiary of AXA Financial that utilizes members of AXA Equitable's insurance sales force as its registered representatives, were responsible for approximately 4%, 1% and 2% of total sales of shares of open-end AllianceBernstein Funds in 2012, 2011 and 2010, respectively. None of these entities are under any obligation to sell a specific amount of AllianceBernstein Fund shares and each also sells shares of mutual funds sponsored by other affiliates and unaffiliated organizations.

        During 2012, Hong Kong and Shanghai Banking Corporation, UBS AG and Citigroup (or their respective subsidiaries) were responsible for approximately 13%, 10% and 6%, respectively, of our open-end AllianceBernstein Fund sales. None of these companies are under any obligation to sell a specific amount of AllianceBernstein Fund shares and each also sells shares of mutual funds that it sponsors and that are sponsored by unaffiliated organizations.

        Based on industry sales data reported by the Investment Company Institute, our market share in the U.S. mutual fund industry was approximately 1% of total industry assets in the U.S. during 2012. The investment performance of the U.S. Funds is an important factor in the sale of their shares, but there are also other factors, including the level and quality of our shareholder services (see below) and the amounts and types of distribution assistance and administrative services payments we make to financial intermediaries, which we believe are competitive with others in the industry.

        AllianceBernstein Investor Services, which operates in San Antonio, Texas, provides transfer agency and related services for each open-end U.S. Fund (except the SCB Funds) and provides shareholder servicing for each open-end U.S. Fund's shareholder accounts (approximately 2.7 million accounts in total), for which it receives a monthly fee under servicing agreements with each open-end U.S. Fund based on the number and type of shareholder accounts serviced. Each servicing agreement must be approved annually by the relevant open-end U.S. Fund's board of directors or trustees, including a majority of the independent directors or trustees, and may be terminated by either party without penalty upon 60 days' notice.

        AllianceBernstein Funds utilize our personnel to perform most legal, clerical and accounting services. Payments to us by the U.S. Funds and certain Non-U.S. Funds for these services, which payments were approximately $5 million in 2012, $6 million in 2011 and $6 million in 2010, must be specifically approved in advance by each fund's board of directors or trustees.

        A unit of AllianceBernstein Luxembourg ("ABIS Lux") is the transfer agent for substantially all of the Non-U.S. Funds. ABIS Lux, based in Luxembourg and supported by operations in Singapore, Hong Kong and the United States, receives a monthly asset-based fee for its transfer agency services and a transaction-based fee under various services agreements with the Non-U.S. Funds. Each agreement may be terminated by either party upon 60 days' notice.

  Private Client Services

        The following tables summarize Private Client Services AUM and revenues:

Private Client Services Assets Under Management
(by Investment Service)

	December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Value Equity:
U.S.	$8,839	$9,912	$13,082	(10.8)%	(24.2)%
Global and International	7,487	7,971	11,714	(6.1)	(32.0)

	16,326	17,883	24,796	(8.7)	(27.9)

Growth Equity:
U.S.	7,751	7,735	9,626	0.2	(19.6)
Global and International	5,967	5,859	7,492	1.8	(21.8)

	13,718	13,594	17,118	0.9	(20.6)

Fixed Income:
U.S.	29,797	32,147	32,485	(7.3)	(1.0)
Global and International	2,055	2,360	1,658	(12.9)	42.3

	31,852	34,507	34,143	(7.7)	1.1

Other(1):
U.S.	818	319	236	156.4	35.2
Global and International	3,092	3,115	1,753	(0.7)	77.7

	3,910	3,434	1,989	13.9	72.6

Total:
U.S.	47,205	50,113	55,429	(5.8)	(9.6)
Global and International	18,601	19,305	22,617	(3.6)	(14.6)

Total	$65,806	$69,418	$78,046	(5.2)	(11.1)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

 Revenues From Private Client Services
(by Investment Service)

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in thousands)
Investment Advisory and Services Fees:
Value Equity:
U.S.	$112,695	$134,149	$143,591	(16.0)%	(6.6)%
Global and International	83,671	104,260	116,254	(19.7)	(10.3)

	196,366	238,409	259,845	(17.6)	(8.2)

Growth Equity:
U.S.	97,981	108,269	114,081	(9.5)	(5.1)
Global and International	68,826	78,927	79,651	(12.8)	(0.9)

	166,807	187,196	193,732	(10.9)	(3.4)

Fixed Income:
U.S.	168,966	182,928	177,310	(7.6)	3.2
Global and International	14,193	12,166	7,141	16.7	70.4

	183,159	195,094	184,451	(6.1)	5.8

Other(1):
U.S.	5,246	2,160	292	142.9	639.7
Global and International	30,129	24,870	9,368	21.1	165.5

	35,375	27,030	9,660	30.9	179.8

Total Investment Advisory and Services Fees:
U.S.	384,888	427,506	435,274	(10.0)	(1.8)
Global and International	196,819	220,223	212,414	(10.6)	3.7

	581,707	647,729	647,688	(10.2)	—
Distribution Revenues(2)	2,447	3,165	2,393	(22.7)	32.3
Shareholder Servicing Fees(2)	1,637	1,203	1,137	36.1	5.8

Total	$585,791	$652,097	$651,218	(10.2)	0.1

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

(2)
For a description of distribution revenues and shareholder servicing fees, see "Retail Services" above.

        Private client accounts generally are managed pursuant to a written investment advisory agreement among the client, AllianceBernstein and SCB LLC, which usually is terminable at any time or upon relatively short notice by any party. In general, these contracts may not be assigned without the consent of the client. We are compensated under these contracts by fees calculated as a percentage of AUM at a specific date or as a percentage of the value of average AUM for the applicable billing period, with these fees varying based on the types of investment services and the size of the account. The aggregate fees we charge for managing hedge funds may be higher than the fees we charge for managing other assets in private client accounts because hedge fund fees include performance-based fees, incentive allocations or carried interests in addition to base advisory fees. We are eligible to earn performance-based fees on approximately 3% of private client AUM, substantially all of which is held in hedge funds.

        Revenues from Private Client Services represented approximately 21%, 24% and 22% of our company-wide net revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

Bernstein Research Services

        The following table summarizes Bernstein Research Services revenues:

Revenues From Bernstein Research Services

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in thousands)
Bernstein Research Services	$413,707	$437,414	$430,521	(5.4)%	1.6%

        We earn revenues for providing investment research to, and executing brokerage transactions for, institutional clients. These clients compensate us principally by directing SCB to execute brokerage transactions on their behalf, for which we earn commissions. These services accounted for approximately 15%, 16% and 15% of our company-wide net revenues for the years ended December 31, 2012, 2011 and 2010, respectively.

        Fee rates charged for brokerage transactions have declined significantly in recent years, but increases in transaction volume in both the U.S. and Europe have often offset these decreases.

Custody and Brokerage

Custody

        SCB LLC acts as custodian for the majority of AllianceBernstein's private client AUM and some of AllianceBernstein's institutional AUM. Other custodial arrangements are maintained by client-designated banks, trust companies, brokerage firms or custodians.

Brokerage

        AllianceBernstein generally has the discretion to select the broker-dealers that execute securities transactions for client accounts. When selecting brokers, we are required to obtain "best execution." Although there is no single statutory definition, SEC releases and other legal guidelines make clear that the duty to obtain best execution requires us to seek "the most advantageous terms reasonably available under the circumstances for a customer's account." The lowest possible commission, while very important, is not the only consideration. Generally, to achieve best execution, we consider factors such as order size and market depth, availability of competing markets and liquidity, trading characteristics of the security, financial responsibility of the broker-dealer, the broker's ability to address current market conditions, and the ability and willingness of the broker to commit capital by taking positions in order to execute transactions.

        While we select brokers primarily on the basis of their execution capabilities, we may also take into consideration the quality and amount of research services a broker provides to us for the benefit of our clients. These research services, which are paid for with client commissions and which we purchase to augment our own research capabilities, are governed by Section 28(e) of the Exchange Act. We use broker-dealers that provide these services in consideration for commissions paid for the execution of client trades, subject at all times to our duty to seek best execution, and with respect to which we reasonably conclude, in good faith, that the value of the execution and other services we receive from the broker-dealer is reasonable in relation to the amount of commissions paid. The commissions charged by these full-service brokers are generally higher than those charged by electronic trading networks and other "low-touch" trading venues.

        We regularly execute transactions for our private clients through SCB, our affiliated broker-dealers, because these clients have generally subscribed to an all-inclusive package of services that includes brokerage, custody and investment advice. We sometimes execute institutional client transactions through SCB LLC or SCBL. We do so only when our clients have consented to our use of affiliated broker-dealers or we are otherwise permitted to do so, and only when we can execute these transactions in accordance with applicable law (i.e., our obligation to obtain "best execution").

        We may use third-party broker-dealers to execute client transactions that also sell shares of AllianceBernstein Funds or third party funds we sub-advise; however, we prohibit our investment professionals who place trades from considering these other relationships or the sale of fund shares as a factor when selecting broker-dealers.

        Our Brokerage Allocation Committee has principal oversight responsibility for evaluating equity-related brokerage matters, including how to use research services we receive in a manner that is in the best interests of our clients and consistent with current regulatory requirements.

Service Marks

        We have registered a number of service marks with the U.S. Patent and Trademark Office and various foreign trademark offices, including the combination of an "AB" design logo with the mark "AllianceBernstein."

        In connection with the Bernstein Transaction, we acquired all of the rights and title in, and to, the Bernstein service marks, including the mark "Bernstein."

Regulation

        Virtually all aspects of our business are subject to various federal and state laws and regulations, rules of various securities regulators and exchanges, and laws in the foreign countries in which our subsidiaries conduct business. These laws and regulations are primarily intended to protect clients and fund shareholders and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the carrying on of business for failure to comply with such laws and regulations. Possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in business for specific periods, the revocation of the registration as an investment adviser or broker-dealer, censures and fines.

        AllianceBernstein, Holding, the General Partner, SCB LLC, AllianceBernstein Global Derivatives Corporation (an indirect wholly owned subsidiary of AllianceBernstein, "Global Derivatives") and Alliance Corporate Finance Group Incorporated (an indirect wholly owned subsidiary of AllianceBernstein) are registered with the SEC as investment advisers under the Investment Advisers Act. SCB LLC and Global Derivatives are also registered with the Commodity Futures Trading Commission ("CFTC") as commodity pool operators and commodity trading advisers. As of January 1, 2013, AllianceBernstein was also registered with the CFTC as a commodity pool operator and commodity trading adviser.

        Each U.S. Fund is registered with the SEC under the Investment Company Act and the shares of most U.S. Funds are qualified for sale in all states in the United States and the District of Columbia, except for U.S. Funds offered only to residents of a particular state. AllianceBernstein Investor Services is registered with the SEC as a transfer and servicing agent.

        SCB LLC and AllianceBernstein Investments are registered with the SEC as broker-dealers, and both are members of FINRA. SCB LLC is also a member of the NYSE and other principal U.S. exchanges. SCBL is a broker regulated by the Financial Services Authority of the United Kingdom ("FSA") and is a member of the London Stock Exchange. SCB Hong Kong is regulated by the Hong

Kong Securities and Futures Commission ("SFC") and is an exchange participant of The Stock Exchange of Hong Kong Limited.

        AllianceBernstein Trust Company, LLC ("ABTC"), a wholly owned subsidiary of AllianceBernstein, is a non-depository trust company chartered under New Hampshire law as a limited liability company. ABTC is authorized to act as trustee, executor, transfer agent, assignee, receiver, custodian, investment adviser and in any other capacity authorized for a trust company under New Hampshire law. As a state-chartered trust company exercising fiduciary powers, ABTC must comply with New Hampshire laws applicable to trust company operations (such as New Hampshire Revised Statutes Annotated), certain federal laws (such as ERISA and sections of the Bank Secrecy Act), and New Hampshire banking laws. The primary fiduciary activities of ABTC consist of serving as trustee to a series of collective investment funds, the investors of which currently are defined benefit and defined contribution retirement plans.

        Holding Units are listed on the NYSE and trade publicly under the ticker symbol "AB." As an NYSE-listed company, Holding is subject to applicable regulations promulgated by the NYSE.

        Our relationships with AXA and its subsidiaries are subject to applicable provisions of the insurance laws and regulations of New York and other states. Under such laws and regulations, the terms of certain investment advisory and other agreements we enter into with AXA or its subsidiaries are required to be fair and equitable, charges or fees for services performed must be reasonable, and, in some cases, are subject to regulatory approval.

        Some of our subsidiaries are subject to the oversight of regulatory authorities in Europe, including the FSA in the U.K., in Asia, including the Financial Services Agency in Japan, the SFC in Hong Kong and the Monetary Authority of Singapore, and in Canada, including the Ontario Securities Commission and other Canadian provincial regulators. While the requirements of these foreign regulators are often comparable to the requirements of the SEC and other U.S. regulators, they are sometimes more restrictive and may cause us to incur substantial expenditures of time and money in our efforts to comply. As of December 31, 2012, each of our subsidiaries subject to a minimum net capital requirement satisfied the applicable requirement.

Iran Threat Reduction and Syria Human Rights Act

        AllianceBernstein, Holding and their global subsidiaries had no transactions or activities requiring disclosure under the Iran Threat Reduction and Syria Human Rights Act ("Iran Act"), nor were they involved in the AXA Group insurance policies described immediately below.

        The non-U.S. based subsidiaries of AXA, our parent company, operate in compliance with applicable laws and regulations of the various jurisdictions where they operate, including applicable international (United Nations and European Union) laws and regulations. While AXA Group companies based and operating outside the United States generally are not subject to U.S. law, as an international group, AXA has in place policies and standards (including the AXA Group International Sanctions Policy) that apply to all AXA Group companies worldwide and often impose requirements that go well beyond local law. For additional information regarding AXA, see Note 1 to the audited consolidated financial statements contained in this proxy statement/prospectus.

        AXA has reported to us that two insurance policies underwritten by one of AXA's European insurance subsidiaries, AXA France IARD, that were in-force during the second quarter of 2013 potentially come within the scope of the disclosure requirements of the Iran Act. Each of these insurance policies relates to property and casualty insurance (homeowners, auto, accident, liability and/or fraud policies) covering property located in France where the insured is a company or other entity that may have, direct or indirect, ties to the Government of Iran, including Iranian entities designated under Executive Orders 13224 and 13382. AXA France IARD is a French company, based in Paris, which is licensed to operate in France. The annual aggregate revenue AXA derives from these two policies is approximately $10,000 and the related profit, which is difficult to calculate with precision, is estimated to be $5,000.

        Following additional diligence, AXA France IARD has identified eight additional insurance policies that were originally written during 2010 and 2011 that remained in effect during the second quarter of 2013 and may require reporting. These eight policies involve auto or property insurance provided to the Iranian delegation to the United Nations Educational, Scientific and Cultural Organization in Paris. The annual aggregate revenue AXA derives from all eight policies is approximately $8,000 and the related net profit, which is difficult to calculate with precision, is estimated to be $4,000.

        Lastly, AXA has informed us that, during the second quarter of 2013, AXA Konzern AG, an AXA European insurance subsidiary, provided property insurance to MCS International GMBH ("MCS"). MCS was listed as a designated SDN by the Office of Foreign Assets Control during the second quarter of 2013, after the insurance policy had been completed. The premium received by AXA in respect of this insurance policy is approximately $15,000 and the related net profit, which is difficult to calculate with precision, is estimated to be $8,000.

        As of the date of this report, AXA France IARD and AXA Konzern AG have taken actions necessary to terminate coverage under all 11 insurance policies. The aggregate premium for these 11 policies was approximately $33,000, representing less than .00003% of AXA's consolidated revenues, which are in excess of $100 billion. The net profit attributable to these 11 insurance policies is difficult to calculate with precision, but AXA estimates its net profit attributable to all 11 of these policies, in the aggregate, was approximately $17,000, representing less than .0004% of AXA's aggregate net profit.

Taxes

        Holding, having elected under Section 7704(g) of the Internal Revenue Code of 1986, as amended ("Code"), to be subject to a 3.5% federal tax on partnership gross income from the active conduct of a trade or business, is a "grandfathered" publicly traded partnership for federal income tax purposes. Holding is also subject to the 4.0% New York City unincorporated business tax ("UBT"), net of credits for UBT paid by AllianceBernstein. In order to preserve Holding's status as a "grandfathered" publicly traded partnership for federal income tax purposes, management ensures that Holding does not directly or indirectly (through AllianceBernstein) enter into a substantial new line of business. A "new line of business" includes any business that is not closely related to AllianceBernstein's historical business of providing research and diversified investment management and related services to its clients. A new line of business is "substantial" when a partnership derives more than 15% of its gross income from, or uses more than 15% of its total assets to support, the new line of business.

        AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal and state corporate income taxes. However, AllianceBernstein is subject to the 4.0% UBT. Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, generally are included in the filing of a consolidated federal income tax return with separate state and local income tax returns also being filed. Foreign corporate subsidiaries generally are subject to taxes at higher rates in the foreign jurisdictions where they are located so, as our business increasingly operates in countries other than the United States, our effective tax rate is expected to increase over time.

History and Structure

        We have been in the investment research and management business for more than 40 years. Alliance Capital was founded in 1971 when the investment management department of Donaldson,

Lufkin & Jenrette, Inc. (since November 2000, a part of Credit Suisse Group) merged with the investment advisory business of Moody's Investor Services, Inc. Bernstein was founded in 1967.

        In April 1988, Holding "went public" as a master limited partnership. Holding Units, which trade under the ticker symbol "AB," have been listed on the NYSE since that time.

        In October 1999, Holding reorganized by transferring its business and assets to AllianceBernstein, a newly formed operating partnership, in exchange for all of the AllianceBernstein Units ("Reorganization"). Since the date of the Reorganization, AllianceBernstein has conducted the business formerly conducted by Holding and Holding's activities have consisted of owning AllianceBernstein Units and engaging in related activities. As stated above, Holding Units trade publicly; AllianceBernstein Units do not trade publicly and are subject to significant restrictions on transfer. The General Partner is the general partner of both AllianceBernstein and Holding.

        In October 2000, our two legacy firms, Alliance Capital and Bernstein, combined, bringing together Alliance Capital's expertise in growth equity and corporate fixed income investing, and its family of retail mutual funds, with Bernstein's expertise in value equity and tax-exempt fixed income management, and its private client and Bernstein Research Services businesses. For additional details about this business combination, see Note 2 to our audited consolidated financial statements contained in this proxy statement/prospectus.

        As of December 31, 2012, the condensed ownership structure of AllianceBernstein was as follows:

(1)
Direct and indirect ownership including unallocated Holding Units held in a consolidated rabbi trust primarily used to fund our long-term incentive compensation plans and for other corporate purposes.

        The ownership of Holding by AllianceBernstein directors, officers and employees increased to 42.2% as of December 31, 2012 from 35.1% as of December 31, 2011, with a corresponding decrease in public ownership. This shift reflects our purchase of approximately 12.3 million Holding Units on the open market during 2012, helping to fund anticipated obligations under our incentive compensation award program and for other corporate purposes. Any future restricted Holding Unit issuances as long-term incentive compensation will further increase employee ownership and decrease public ownership.

        The General Partner, an indirect wholly owned subsidiary of AXA, owns 100,000 general partnership units in Holding and a 1% general partnership interest in AllianceBernstein. Including these general partnership interests, AXA, through certain of its subsidiaries, had an approximate 65.5% economic interest in AllianceBernstein as of December 31, 2012.

        AXA and its subsidiaries own all of the issued and outstanding shares of the common stock of AXA Financial. AXA Financial indirectly owns all of the issued and outstanding shares of AXA Equitable.

        AXA, a société anonyme organized under the laws of France, is the holding company for an international group of insurance and related financial services companies engaged in the financial protection and wealth management businesses. AXA's operations are diverse geographically, with major operations in Western Europe, North America and the Asia/Pacific regions and, to a lesser extent, in other regions including the Middle East and Africa. AXA has five operating business segments: life and savings, property and casualty, international insurance, asset management and other financial services.

Competition

        The financial services industry is intensely competitive and new entrants are continually attracted to it. No single or small group of competitors is dominant in the industry.

        We compete in all aspects of our business with numerous investment management firms, mutual fund sponsors, brokerage and investment banking firms, insurance companies, banks, savings and loan associations, and other financial institutions that often provide investment products that have similar features and objectives as those we offer. Our competitors offer a wide range of financial services to the same customers that we seek to serve. Some of our competitors are larger, have a broader range of product choices and investment capabilities, conduct business in more markets, and have substantially greater resources than we do. These factors may place us at a competitive disadvantage, and we can give no assurance that our strategies and efforts to maintain and enhance our current client relationships, and create new ones, will be successful.

        AXA and its subsidiaries provide financial services, some of which compete with those we offer. The AllianceBernstein Partnership Agreement specifically allows AXA Financial and its subsidiaries (other than the General Partner) to compete with AllianceBernstein and to exploit opportunities that may be available to us. AXA, AXA Financial, AXA Equitable and certain of their respective subsidiaries have substantially greater financial resources than we do and are not obligated to provide resources to us.

        To grow our business, we must be able to compete effectively for AUM. Key competitive factors include:

  •
  our investment performance for clients;

  •
  our commitment to place the interests of our clients first;

  •
  the quality of our research;

  •
  our ability to attract, motivate and retain highly skilled, and often highly specialized, personnel;

  •
  the array of investment products we offer;

  •
  the fees we charge;

  •
  Morningstar/Lipper rankings for the AllianceBernstein Funds;

  •
  our operational effectiveness;

  •
  our ability to further develop and market our brand; and

  •
  our global presence.

        Increased competition could reduce the demand for our products and services, which could have a material adverse effect on our financial condition, results of operations and business prospects.

        Competition is an important risk that our business faces and should be considered along with the other risk factors we discuss in "Risk Factors—Risks Related to AllianceBernstein" above.

Quarterly Financial Data

        The following table sets forth certain financial information for the quarters ended March 31 and June 30, 2013.

	Quarters Ended 2013
	June 30	March 31
	(in thousands, except per unit amounts)
Net revenues	$734,275	$709,122
Net income (loss) attributable to AllianceBernstein Unitholders	$120,714	$114,516
Basic net income (loss) per AllianceBernstein Unit(1)	$0.43	$0.41
Diluted net income (loss) per AllianceBernstein Unit(1)	$0.43	$0.41
Cash distributions per AllianceBernstein Unit(2)	$0.44	$0.41

(1)
Basic and diluted net income (loss) per unit are computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income (loss) per unit amounts may not agree to the total for the year.

(2)
Declared and paid during the following quarter.

Other Information

        We file or furnish annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports required to comply with federal securities laws. The public may read and copy any materials filed with the SEC in the SEC's conventional reading rooms, which are located within the SEC's Headquarters Office at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of these rooms by calling the SEC at (202) 942-8088. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file with the SEC.

        We maintain an Internet site (http://www.alliancebernstein.com). The portion of the site at "Investor & Media Relations" and "Reports & SEC Filings" contains links to our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 beneficial ownership reports on Forms 3, 4 and 5, registration statements on Form S-8, proxy statements and amendments to such filings. These reports are available through the site free of charge as soon as reasonably practicable after such material is filed with, or furnished to, the SEC.

Properties

        Our principal executive offices at 1345 Avenue of the Americas, New York, New York are occupied pursuant to a lease expiring in 2019 with options to extend to 2029. At this location, we currently lease 1,033,984 square feet of space, within which we currently occupy approximately 629,472 square feet of space and have sub-let (or are seeking to sub-let) approximately 404,512 square feet of space. We also lease approximately 312,301 square feet of space at 135 West 50th Street, New York, New York under a lease expiring in 2019 with options to extend to 2029. Within our leased space at 135 West 50th Street, we currently occupy approximately 4,132 square feet of space and have sub-let (or are seeking to sub-let) approximately 308,169 square feet of space.

        In addition, we lease approximately 263,083 square feet of space at One North Lexington, White Plains, New York under a lease expiring in 2021 with options to extend to 2031. At this location, we currently occupy approximately 136,687 square feet of space and have sub-let (or are seeking to sub-let) approximately 126,396 square feet of space.

        AllianceBernstein Investments and AllianceBernstein Investor Services lease 92,067 square feet of space in San Antonio, Texas under a lease expiring in 2019 with options to extend to 2029. At this location, these subsidiaries currently occupy approximately 59,004 square feet of space and have sub-let (or are seeking to sub-let) approximately 33,063 square feet of space.

        We also lease space in 19 other cities in the United States.

        Our subsidiaries lease space in 25 cities outside the United States, the most significant of which are in London, England under leases expiring between 2013 and 2022, and in Tokyo, Japan under a lease expiring in 2018. In London, we currently lease 110,865 square feet of space, within which we currently occupy approximately 57,567 square feet of space and have sub-let (or are seeking to sub-let) approximately 53,298 square feet of space. In Tokyo, we currently lease and occupy approximately 34,615 square feet of space.

Legal Proceedings

        With respect to all significant litigation matters, we consider the likelihood of a negative outcome. If we determine the likelihood of a negative outcome is probable, and the amount of the loss can be reasonably estimated, we record an estimated loss for the expected outcome of the litigation. If the likelihood of a negative outcome is reasonably possible and we are able to determine an estimate of the possible loss or range of loss in excess of amounts already accrued, if any, we disclose that fact together with the estimate of the possible loss or range of loss. However, it is often difficult to predict the outcome or estimate a possible loss or range of loss because litigation is subject to inherent uncertainties, particularly when plaintiffs allege substantial or indeterminate damages, the litigation is in its early stages, or when the litigation is highly complex or broad in scope. In such cases, we disclose that we are unable to predict the outcome or estimate a possible loss or range of loss.

        During the first quarter of 2012, we received a legal letter of claim (the "Letter of Claim") sent on behalf of a former European pension fund client, alleging that AllianceBernstein Limited (a wholly owned subsidiary of ours organized in the U.K.) was negligent and failed to meet certain applicable standards of care with respect to the initial investment in and management of a £500 million portfolio of U.S. mortgage-backed securities. The alleged damages range between $177 million and $234 million, plus compound interest on an alleged $125 million of realized losses in the portfolio. We believe that any losses to this client resulted from adverse developments in the U.S. housing and mortgage market that precipitated the financial crisis in 2008 and not any negligence or failure on our part. We believe that we have strong defenses to these claims, which are set forth in our October 12, 2012 response to the Letter of Claim, and will defend this matter vigorously. Currently, we are unable to estimate a reasonably possible range of loss because the matter remains in its early stages.

        In addition to the Letter of Claim, we are involved in various other matters, including regulatory inquiries, administrative proceedings and litigation, some of which allege significant damages.

        In management's opinion, an adequate accrual has been made as of June 30, 2013 to provide for any probable losses regarding any litigation matters for which we can reasonably estimate an amount of loss. It is reasonably possible that we could incur additional losses pertaining to these matters, but currently we are unable to estimate any such additional losses.

        Management, after consultation with legal counsel, currently believes that the outcome of any matter that is pending or threatened, or all of them combined, will not have a material adverse effect on our results of operations, financial condition or liquidity. However, as any inquiry, proceeding or litigation has an element of uncertainty, management cannot determine whether further developments relating to any matter that is pending or threatened, or all of them combined, will have a material adverse effect on our results of operation, financial condition or liquidity in any future reporting period.

Management's Discussion and Analysis

  Six Months Ended June 30, 2013 Compared to Six Months Ended June 30, 2012

  Executive Overview

        The second quarter of 2013 finished very differently than it began. The robust equity markets and strong demand for fixed income we experienced early in the second quarter gave way to equity market volatility and high investor anxiety over the outlook for interest rates, particularly following the late-May release of U.S. Federal Reserve meeting minutes suggesting a potential easing of bond buybacks. As a result, mortgage rates rose quickly, bond flows turned negative and equity flows declined, as investors took to the sidelines. Despite a difficult June, we maintained momentum in our Institutions channel, where gross sales rose for a third consecutive quarter, to a 12-quarter high. However, flows to our Retail channel were dramatically affected, principally Fixed Income flows in the Asia ex-Japan region, and we experienced net outflows for the first time in six quarters.

        Even with these near-term challenges, our second quarter financial results were strong, and we continued to make progress on our long-term strategy to deliver for clients with our investment performance, diversify and globalize our business, innovate with our offerings, and strengthen our financials. The vast majority of our Fixed Income assets have outperformed for the three- and five-year time periods, and we're building better track records in equities. Our Global and U.S. Strategic Value strategies outperformed their respective benchmarks by more than 500 basis points for the one-year period through June. International Discovery and Emerging Markets Growth have outperformed their respective benchmarks for the year-to-date, one- and three-year periods. In addition, Small and SMID Cap Value and Select U.S. Equity are top performers across various time periods. Improved investment performance is fueling strong client interest globally.

        Our total assets under management ("AUM") as of June 30, 2013 were $434.6 billion, down $8.6 billion, or 1.9%, compared to March 31, 2013, and up $27.3 billion, or 6.7%, compared to June 30, 2012. During the second quarter of 2013, AUM decreased as a result of market depreciation of $8.8 billion, partially offset by net inflows of $0.2 billion (Institutional inflows of $4.7 billion, offset by Retail outflows of $3.2 billion and Private Client outflows of $1.3 billion).

        Institutional AUM decreased $1.2 billion, or 0.5%, to $223.9 billion during the second quarter of 2013, due to market depreciation of $5.9 billion, only partially offset by net inflows of $4.7 billion. Gross sales increased 5.8% sequentially from $7.3 billion during the first quarter of 2013 to $7.7 billion during the second quarter of 2013. Additionally, redemptions and terminations decreased 10.8% sequentially from $3.6 billion to $3.2 billion. Institutional gross sales during the quarter were most significant in the Europe, Middle East and Africa region and Japan, and we secured new mandates in such diverse areas as Real Estate, Global Credit, U.S. Investment Grade, Emerging Market Multi-Asset and Select U.S. Equity. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $7.8 billion to $4.8 billion at June 30, 2013, as new fixed income and equity additions were more than offset by fundings and revisions during the quarter.

        Retail AUM decreased $6.0 billion, or 4.0% to $144.4 billion during the second quarter of 2013, due to net outflows of $3.2 billion and market depreciation of $2.8 billion. Redemptions and terminations increased 26.9% sequentially from $12.5 billion to $15.9 billion. Additionally, gross sales decreased 1.4% sequentially from $14.6 billion during the first quarter of 2013 to $14.4 billion during the second quarter of 2013. However, we had our best first half for gross sales since 2000, despite reduced sales during June 2013, principally in the Asia ex-Japan region. Milestones for the quarter include a record-breaking local market launch of our Emerging Markets Corporate Debt Fund in Taiwan and our Fixed Income SMA U.S. platform passing the $1 billion AUM mark.

        Private Client AUM decreased $1.4 billion, or 2.1%, to $66.3 billion during the second quarter of 2013, due to net outflows of $1.3 billion and market depreciation of $0.1 billion. Gross sales decreased 30.5% sequentially from $1.8 billion during the first quarter of 2013 to $1.2 billion during the second quarter of 2013. However, redemptions and terminations decreased 19.7% sequentially from $2.5 billion to $2.0 billion. In addition, our equity portfolios have performed well for conservative, moderate and growth-oriented clients through the first half of 2013, with particular strength in our Strategic Equities and fund-of-hedge-funds Registered Investment Company offerings.

        Bernstein Research Services revenue for the second quarter of 2013 was $114.8 million, up $11.8 million, or 11.4%, compared to the second quarter of 2012, as a result of strong growth in Europe and Asia.

        Net revenues for the second quarter increased $92.2 million, or 14.3%, to $734.3 million from $642.1 million in the second quarter of 2012. The most significant contributors to the increase were higher base advisory fees of $33.5 million, higher distribution revenues of $23.7 million, higher investment gains of $19.3 million and higher Bernstein Research Services revenues of $11.8 million. Operating expenses for the second quarter of 2013 increased $34.2 million, or 6.1%, to $597.6 million from $563.4 million in the second quarter of 2012 due to higher employee compensation and benefits of $33.7 million and higher promotion and servicing expenses of $29.9 million, partially offset by lower general and administrative expenses of $24.8 million and lower real estate charges of $4.9 million. Operating income for the second quarter of 2013 increased $58.0 million, or 73.5%, from the second quarter of 2012, and our operating margin increased from 12.5% (16.1% on an adjusted basis) in the second quarter of 2012 to 17.7% (22.2% on an adjusted basis) in the second quarter of 2013.

Assets Under Management

        During the first quarter of 2013, we altered our AUM disclosure in order to provide greater transparency regarding the impact of prevailing industry trends on our asset mix and fee realization rate. The new disclosure addresses the long-term industry-wide trend of increasing asset flows into passive products by providing a breakout of both equity and fixed income AUM into actively managed assets and passively managed assets, which include index, enhanced index and factor-based strategies. In addition, in acknowledgement of our significant growth in fixed income assets over the past several years and the current size of the business, we now break out our active fixed income AUM into taxable and tax-exempt assets.

        Assets under management by distribution channel were as follows:

	As of June 30,
	2013	2012	$ Change	% Change
	(in billions)
Institutions	$223.9	$214.9	$9.0	4.2%
Retail	144.4	124.8	19.6	15.7
Private Client	66.3	67.6	(1.3)	(1.9)

Total	$434.6	$407.3	$27.3	6.7

        Assets under management by investment service were as follows:

	As of June 30,
	2013	2012	$ Change	% Change
	(in billions)
Equity
Actively Managed	$96.2	$107.4	$(11.2)	(10.4)%
Passively Managed(1)	44.4	35.1	9.3	26.6

Total Equity	140.6	142.5	(1.9)	(1.3)

Fixed Income
Actively Managed
Taxable	219.4	197.1	22.3	11.3
Tax-exempt	29.9	31.0	(1.1)	(3.6)

	249.3	228.1	21.2	9.3

Passively Managed(1)	8.2	5.3	2.9	54.3

Total Fixed Income	257.5	233.4	24.1	10.3

Other(2)	36.5	31.4	5.1	16.1

Total	$434.6	$407.3	$27.3	6.7

(1)
Includes index, enhanced index and factor-based strategies.

(2)
Includes asset allocation services and certain other alternative investments.

        Changes in assets under management for the three-month, six-month and twelve-month periods ended June 30, 2013 were as follows:

	Distribution Channel
	Institutions	Retail	Private Client	Total
	(in billions)
Balance as of March 31, 2013	$225.1	$150.4	$67.7	$443.2
Long-term flows:
Sales/new accounts	7.7	14.4	1.2	23.3
Redemptions/terminations	(3.2)	(15.9)	(2.0)	(21.1)
Cash flow/unreinvested dividends	0.2	(1.7)	(0.5)	(2.0)

Net long-term inflows (outflows)	4.7	(3.2)	(1.3)	0.2
Market (depreciation)	(5.9)	(2.8)	(0.1)	(8.8)

Net change	(1.2)	(6.0)	(1.4)	(8.6)

Balance as of June 30, 2013	$223.9	$144.4	$66.3	$434.6

Balance as of December 31, 2012	$219.8	$144.4	$65.8	$430.0
Long-term flows:
Sales/new accounts	14.9	29.0	3.1	47.0
Redemptions/terminations	(6.7)	(28.4)	(4.6)	(39.7)
Cash flow/unreinvested dividends	(0.2)	(3.6)	(0.7)	(4.5)

Net long-term inflows (outflows)	8.0	(3.0)	(2.2)	2.8
Market (depreciation) appreciation	(3.9)	3.0	2.7	1.8

Net change	4.1	—	0.5	4.6

Balance as of June 30, 2013	$223.9	$144.4	$66.3	$434.6

Balance as of June 30, 2012	$214.9	$124.8	$67.6	$407.3
Long-term flows:
Sales/new accounts	26.8	60.6	5.1	92.5
Redemptions/terminations	(24.0)	(46.0)	(10.1)	(80.1)
Cash flow/unreinvested dividends	0.4	(7.2)	(2.1)	(8.9)

Net long-term inflows (outflows)	3.2	7.4	(7.1)	3.5
Market appreciation	5.8	12.2	5.8	23.8

Net change	9.0	19.6	(1.3)	27.3

Balance as of June 30, 2013	$223.9	$144.4	$66.3	$434.6

	Investment Service
	Equity Actively Managed	Equity Passively Managed(1)	Fixed Income Actively Managed— Taxable	Fixed Income Actively Managed— Tax-Exempt	Fixed Income Passively Managed(1)	Other(2)	Total
	(in billions)
Balance as of March 31, 2013	$98.8	$43.8	$226.0	$30.9	$8.3	$35.4	$443.2
Long-term flows:
Sales/new accounts	4.0	0.1	17.2	1.4	0.2	0.4	23.3
Redemptions/terminations	(5.7)	(0.4)	(13.4)	(1.2)	(0.2)	(0.2)	(21.1)
Cash flow/unreinvested dividends	(1.6)	0.3	(1.4)	(0.4)	0.1	1.0	(2.0)

Net long-term (outflows) inflows	(3.3)	—	2.4	(0.2)	0.1	1.2	0.2
Market appreciation (depreciation)	0.7	0.6	(9.0)	(0.8)	(0.2)	(0.1)	(8.8)

Net change	(2.6)	0.6	(6.6)	(1.0)	(0.1)	1.1	(8.6)

Balance as of June 30, 2013	$96.2	$44.4	$219.4	$29.9	$8.2	$36.5	$434.6

Balance as of December 31, 2012	$95.4	$40.3	$224.0	$30.8	$7.9	$31.6	$430.0
Long-term flows:
Sales/new accounts	8.3	1.0	31.3	3.0	0.5	2.9	47.0
Redemptions/terminations	(12.8)	(0.6)	(22.6)	(2.5)	(0.4)	(0.8)	(39.7)
Cash flow/unreinvested dividends	(2.3)	(0.2)	(3.0)	(0.7)	0.4	1.3	(4.5)

Net long-term (outflows) inflows	(6.8)	0.2	5.7	(0.2)	0.5	3.4	2.8
Market appreciation (depreciation)	7.6	3.9	(10.3)	(0.7)	(0.2)	1.5	1.8

Net change	0.8	4.1	(4.6)	(0.9)	0.3	4.9	4.6

Balance as of June 30, 2013	$96.2	$44.4	$219.4	$29.9	$8.2	$36.5	$434.6

Balance as of June 30, 2012	$107.4	$35.1	$197.1	$31.0	$5.3	$31.4	$407.3
Long-term flows:
Sales/new accounts	12.3	4.1	64.1	5.4	2.3	4.3	92.5
Redemptions/terminations	(34.3)	(1.6)	(37.5)	(4.8)	(0.4)	(1.5)	(80.1)
Cash flow/unreinvested dividends	(5.4)	0.3	(2.1)	(1.7)	1.3	(1.3)	(8.9)

Net long-term (outflows) inflows	(27.4)	2.8	24.5	(1.1)	3.2	1.5	3.5
Market appreciation (depreciation)	16.2	6.5	(2.2)	—	(0.3)	3.6	23.8

Net change	(11.2)	9.3	22.3	(1.1)	2.9	5.1	27.3

Balance as of June 30, 2013	$96.2	$44.4	$219.4	$29.9	$8.2	$36.5	$434.6

(1)
Includes index, enhanced index and factor-based strategies.

(2)
Includes asset allocation services and certain other alternative investments.

        Average assets under management by distribution channel and investment service were as follows:

	Three Months Ended				Six Months Ended
	6/30/13	6/30/12	$ Change	% Change	6/30/13	6/30/12	$ Change	% Change
	(in billions)
Distribution Channel:
Institutions	$227.8	$217.7	$10.1	4.6%	$225.2	$222.2	$3.0	1.4%
Retail	150.5	123.8	26.7	21.6	148.6	121.1	27.5	22.7
Private Client	67.6	69.6	(2.0)	(2.9)	67.2	70.3	(3.1)	(4.4)

Total	$445.9	$411.1	$34.8	8.5	$441.0	$413.6	$27.4	6.6

Investment Service:
Equity Actively Managed	$98.9	$114.4	$(15.5)	(13.6)%	$98.0	$120.2	$(22.2)	(18.5)%
Equity Passively Managed(1)	44.6	35.2	9.4	26.9	43.3	35.0	8.3	23.8
Fixed Income Actively Managed—Taxable	227.2	193.5	33.7	17.4	225.8	191.7	34.1	17.8
Fixed Income Actively Managed—Tax-exempt	30.7	30.9	(0.2)	(0.7)	30.8	30.8	—	—
Fixed Income Passively Managed(1)	8.3	5.3	3.0	55.8	8.2	5.1	3.1	59.2
Other(2)	36.2	31.8	4.4	13.9	34.9	30.8	4.1	13.4

Total	$445.9	$411.1	$34.8	8.5	$441.0	$413.6	$27.4	6.6

(1)
Includes index, enhance index and factor-based strategies.

(2)
Includes asset allocation services and certain other alternative investments.

        Our Institutions channel second quarter average AUM of $227.8 billion increased by $10.1 billion, or 4.6%, compared to the second quarter of 2012, primarily due to our Institutional AUM increasing $9.0 billion, or 4.2%, over the last twelve months to $223.9 billion at June 30, 2013. The $9.0 billion increase in AUM was primarily due to $3.2 billion of net inflows (consisting of inflows of $18.2 billion in Fixed Income and $1.2 billion in Other, partially offset by outflows of $16.2 billion in Equity services) and market appreciation of $5.8 billion.

        Our Retail channel second quarter average AUM of $150.5 billion increased by $26.7 billion, or 21.6%, compared to the second quarter of 2012, primarily due to our Retail AUM increasing $19.6 billion, or 15.7%, over the last twelve months to $144.4 billion at June 30, 2013. The $19.6 billion increase in AUM was primarily due to $7.4 billion of net inflows (consisting of inflows of $11.7 billion in Fixed Income and $0.2 billion in Other, partially offset by outflows of $4.5 billion in Equity services) and market appreciation of $12.2 billion. The increase in average AUM was $7.1 billion greater than the increase in period-end AUM over the past twelve months primarily because positive net flows through the first eleven months were offset by net outflows in June.

        Our Private Client channel second quarter average AUM of $67.6 billion declined by $2.0 billion, or 2.9%, compared to the second quarter of 2012, primarily due to our Private Client AUM declining $1.3 billion, or 1.9%, over the last twelve months to $66.3 billion at June 30, 2013. The $1.3 billion decrease in AUM was primarily due to $7.1 billion of net outflows (consisting of outflows of $3.9 billion in Equity services and $3.3 billion in Fixed Income, partially offset by inflows of $0.1 billion in Other), partially offset by market appreciation of $5.8 billion.

        On October 1, 2013, AXA is expected to complete the sale of one of its subsidiaries, MONY Life Insurance Company ("MONY"), to an unaffiliated third party. As of June 30, 2013, we manage approximately $8.2 billion of MONY assets. We expect to lose most of the assets as of the date of the closing of the sale. The loss of these assets will have an immaterial effect on our revenues as these are low-fee assets.

        Absolute investment composite returns, net of fees, and relative performance compared to benchmarks for certain representative Institutional (except as otherwise indicated) Equity and Fixed Income services were as follows:

	For the three months ended June 30, 2013	For the six months ended June 30, 2013
Global High Income (fixed income)
Absolute return	(2.0)%	0.9%
Relative return (vs. 33% Barclays High Yield, 33% JPM EMBI Global and 33% JPM GBI-EM)	2.7	5.3
Global Fixed Income (fixed income)
Absolute return	(3.8)	(6.3)
Relative return (vs. CITI WLD GV BD-USD/JPM GLBL BD)	(0.8)	(0.6)
Intermediate Municipal Bonds (fixed income) (Private Client composite)
Absolute return	(2.2)	(1.9)
Relative return (vs. Lipper Short/Int. Blended Muni Fund Avg)	(0.1)	(0.1)
U.S. Strategic Core Plus (fixed income)
Absolute return	(2.7)	(2.7)
Relative return (vs. Barclays U.S. Aggregate)	(0.4)	(0.2)
Emerging Market Debt (fixed income)
Absolute return	(6.4)	(8.3)
Relative return (vs. JPM EMBI Global/JPM EMBI)	(0.3)	(0.1)
Global Plus (fixed income)
Absolute return	(3.3)	(5.2)
Relative return (vs. Barclays Global Aggregate)	(0.5)	(0.3)
Emerging Markets Value
Absolute return	(11.7)	(15.3)
Relative return (vs. MSCI EM Index)	(3.6)	(5.7)
Global Value
Absolute return	2.6	11.3
Relative return (vs. MSCI World Index)	2.0	2.9
International Value
Absolute return	0.4	4.4
Relative return (vs. MSCI EAFE Index)	1.4	0.3
U.S. Small & Mid Cap Value
Absolute return	2.7	17.4
Relative return (vs. Russell 2500 Value Index)	1.2	2.3
U.S. Strategic Value
Absolute return	5.8	19.9
Relative return (vs. Russell 1000 Value Index)	2.6	4.0
U.S. Small Cap Growth
Absolute return	5.3	16.7
Relative return (vs. Russell 2000 Growth Index)	1.5	(0.7)
U.S. Large Cap Growth
Absolute return	1.4	10.7
Relative return (vs. Russell 1000 Growth Index)	(0.7)	(1.1)
U.S. Strategic Growth (Private Client composite)
Absolute return	1.5	10.5
Relative return (vs. S&P 500 Index)	(1.4)	(3.3)
Select U.S. Equity
Absolute return	3.6	14.7
Relative return (vs. S&P 500 Index)	0.7	0.9
International Style Blend—Developed
Absolute return	0.2	4.9
Relative return (vs. MSCI EAFE Index)	1.2	0.8

        Our Fixed Income services generally underperformed their benchmarks in the second quarter of 2013 as both rate and credit strategies experienced losses in a volatile market. These services are now modestly lagging their benchmarks for the year to date. Yields on U.S. Treasuries rose and the U.S. yield curve steepened in response to signals by the Federal Reserve that it would soon temper its aggressive bond-buying program. The Federal Reserve-induced sell-off prompted outflows from fixed income mutual funds, both in the U.S. and around the world. Corporate bond spreads widened as rates rose, leading to losses across most corporate subsectors. Overweights in intermediate U.S. bonds detracted from returns within our global and U.S. multisector portfolios, as did overweights to non-government sectors. Our Global High Income strategy benefited from an underweight in emerging market debt, a sector which lagged significantly as slowing growth in China and in other emerging economies hurt, and substantial fund redemptions began to unwind, several years of positive inflows to the sector. Within our dedicated emerging-market debt portfolios, security selection in Mexico and Turkey detracted from returns. An overweight to liquid medium-grade issuers detracted from relative returns within our U.S. municipal portfolios, offset somewhat by a positive contribution from maturity selection.

        Performance of our major Equity services was still mixed, but improved, for the three-month and six-month periods ending June 30, 2013. Over this period, our U.S., International and Global value services outperformed their benchmarks, but Emerging Market Value services lagged. Our U.S. Large and Small Cap growth services also underperformed their benchmarks in the six-month period. We attribute this performance pattern to our services' adherence to their core investment disciplines. Long-term value characteristics, such as inexpensive cash flows, have returned to favor in most of the world, but underperformed in emerging markets, while long-term growth characteristics mostly underperformed in the U.S. Our core research approach has not wavered; we continue to believe that staying true to our investment disciplines is in our clients' best interests over the long term.

Consolidated Results of Operations

	Three Months Ended				Six Months Ended
				% Change				% Change
	6/30/13	6/30/12	$ Change		6/30/13	6/30/12	$ Change
	(in millions, except per unit amounts)
Net revenues	$734.3	$642.1	$92.2	14.3%	$1,443.4	$1,324.0	$119.4	9.0%
Expenses	597.6	563.4	34.2	6.1	1,182.6	1,144.0	38.6	3.4

Operating income	136.7	78.7	58.0	73.5	260.8	180.0	80.8	44.9
Income taxes	9.6	5.8	3.8	63.8	20.7	12.5	8.2	65.3

Net income	127.1	72.9	54.2	74.3	240.1	167.5	72.6	43.4
Net (loss) income of consolidated entities attributable to non-controlling interests	6.4	(1.3)	7.7	n/m	4.9	6.0	(1.1)	(18.3)

Net income attributable to AllianceBernstein Unitholders	$120.7	$74.2	$46.5	62.7	$235.2	$161.5	$73.7	45.7

Diluted net income per AllianceBernstein Unit	$0.43	$0.26	$0.17	65.4	$0.83	$0.58	$0.25	43.1

Distributions per AllianceBernstein Unit	$0.44	$0.26	$0.18	69.2	$0.85	$0.57	$0.28	49.1

Operating margin(1)	17.7%	12.5%			17.7%	13.1%

(1)
Operating income excluding net (loss) income attributable to non-controlling interests as a percentage of net revenues.

        Net income attributable to AllianceBernstein Unitholders for the three months ended June 30, 2013 increased $46.5 million, or 62.7%, from the three months ended June 30, 2012. The increase was primarily due to (in millions):

Higher base advisory fees	$33.5
Lower office and related expenses (excluding real estate)	14.3
Higher Bernstein Research Services revenues	11.8
Higher long-term incentive compensation investment gains	8.5
Lower professional fees	6.7
Lower real estate charges	4.9
Higher employee compensation and benefits	(33.7)
Other	0.5

$46.5

        Net income attributable to AllianceBernstein Unitholders for the six months ended June 30, 2013 increased $73.7 million, or 45.7%, from the six months ended June 30, 2012. The increase was primarily due to (in millions):

Higher base advisory fees	$52.7
Lower office and related expenses (excluding real estate)	31.1
Higher Bernstein Research Services revenues	15.1
Lower real estate charges	13.5
Higher employee compensation and benefits	(32.3)
Higher other promotion and servicing	(5.8)
Other	(0.6)

$73.7

Real Estate Charges

        As we discuss in Note 5 to the unaudited interim condensed consolidated financial statements contained in this proxy statement/prospectus, during the first six months of 2013, we recorded real estate charges of $2.6 million, composed of $2.5 million resulting from a change in estimates relating to previously recorded real estate charges ($2.2 million related to the 2010 and 2012 charges and $0.3 million related to other real estate charges) and $0.1 million relating to the write-off of leasehold improvements, furniture and equipment.

        We may record charges for additional changes in estimates during the second half of this year as we approach the end of assumed marketing periods on floors written-off during 2012 and we compare current sublease market conditions to those assumed in our initial write-offs and adjust accordingly. At this juncture, we still anticipate cumulative write-offs in our previously announced range of $225 million to $250 million related to our global real estate consolidation program launched in the third quarter of 2012, which targets the sublease of approximately 510,000 square feet of office space.

        Also, we may incur a few additional real estate write-offs as we continue to search for opportunities to further consolidate our office footprint and vacate floors in addition to the approximately 510,000 square feet under our previously announced global real estate consolidation program.

Units Outstanding

        During the second quarter and first six months of 2013, we purchased 0.3 million and 1.3 million Holding Units for $7.4 million and $27.0 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 0.3 million and 1.1 million Holding Units for $7.2 million and $23.2 million, respectively, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

        Since the third quarter of 2011, we have implemented plans each quarter to repurchase Holding Units pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be prevented from doing so because of self-imposed trading blackout periods and because it possesses material non-public information. Each broker we select has the authority under the terms and limitations specified in the plan to repurchase Holding Units on our behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The plan adopted during the second quarter of 2013 expired at the close of business on July 30, 2013. We may adopt additional Rule 10b5-1 plans in the future to engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program and for other corporate purposes.

        We granted to employees and Eligible Directors 6.8 million restricted Holding Unit awards (including 6.5 million granted in January 2013 for 2012 year-end awards) during the first six months of 2013. To fund these awards, we allocated previously repurchased Holding Units that had been held in AllianceBernstein's consolidated rabbi trust. There were approximately 13.1 million unallocated Holding Units remaining in the consolidated rabbi trust as of June 30, 2013.

        Effective July 1, 2013, management of AllianceBernstein and Holding retired all unallocated Holding Units in AllianceBernstein's consolidated rabbi trust. To retire such units, AllianceBernstein delivered the unallocated Holding Units held in its consolidated rabbi trust to Holding in exchange for the same amount of AllianceBernstein units. Each entity then retired their respective units. As a result, on July 1, 2013, each of AllianceBernstein's and Holding's units outstanding decreased by approximately 13.1 million units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding Units on the open market. Holding will then newly issue Holding Units to fund AllianceBernstein's restricted Holding Unit awards in exchange for newly issued AllianceBernstein units.

        Generally, when a corporate entity repurchases its shares, they no longer are deemed outstanding. Because of our two-tier partnership structure, Holding Units purchased by AllianceBernstein and held in its consolidated rabbi trust are considered outstanding (unlike repurchased shares of a single corporate entity). Accordingly, management's decision to retire repurchased Holding Units rather than allowing them to remain outstanding in the rabbi trust more closely aligns the effect of our Holding Unit purchases with that of corporate entities that repurchase their shares.

        Assuming constant net income, retirement of units outstanding will have a favorable impact on earnings per unit, and the issuance of new units will have a negative impact on earnings per unit. This July 2013 event had no impact on our second quarter 2013 earnings per unit.

        During the first six months of 2013, Holding issued 778,739 Holding Units upon exercise of options to buy Holding Units. Holding used the proceeds of $13.3 million to purchase the equivalent number of newly issued AllianceBernstein Units.

Cash Distributions

        AllianceBernstein is required to distribute all of its Available Cash Flow, as defined in the AllianceBernstein Partnership Agreement, to its Unitholders (including the General Partner). Typically, in the past, Available Cash Flow was the diluted earnings per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter, except when, as was the case with the compensation-related charge in the fourth quarter of 2011 and the real estate charge in the third quarter of 2012, the effects of the non-cash charges were eliminated. Starting in the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter. In future periods, management anticipates that Available Cash Flow typically will be based on adjusted diluted net income per unit, unless management determines that one or more non-GAAP adjustments should not be made with respect to the Available Cash Flow calculation. See Note 4 to the unaudited interim condensed consolidated financial statements contained in this proxy statement/prospectus for a description of Available Cash Flow.

Management Operating Metrics

        We are providing the non-GAAP measures "adjusted net revenues," "adjusted operating income" and "adjusted operating margin" because they are the principal operating metrics management uses in evaluating and comparing period-to-period operating performance and we believe they are useful to investors. Management principally uses these metrics in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion primarily caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges and other adjustment items. Similarly, these management operating metrics help investors better understand the underlying trends in our results and, accordingly, we believe they provide a valuable perspective for investors.

        These non-GAAP measures are provided in addition to, and not as substitutes for, net revenues, operating income and operating margin, and they may not be comparable to non-GAAP measures presented by other companies. Management uses both the GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Net revenues, GAAP basis	$734,275	$642,163	$1,443,397	$1,323,972
Exclude:
Long-term incentive compensation-related investment (gains) losses	(818)	7,619	(6,847)	(7,951)
Long-term incentive compensation-related dividends and interest	(196)	(344)	(465)	(724)
90% of consolidated venture capital fund investment (gains) losses	(6,602)	907	(5,382)	(6,779)
Distribution-related payments	(111,386)	(86,120)	(220,666)	(165,989)
Amortization of deferred sales commissions	(10,325)	(10,171)	(21,399)	(18,438)
Pass-through fees and expenses	(7,022)	(7,917)	(13,890)	(15,655)

Adjusted net revenues	$597,926	$546,137	$1,174,748	$1,108,436

Operating income, GAAP basis	$136,654	$78,747	$260,852	$179,992
Exclude:
Long-term incentive compensation-related investment (gains) losses	(818)	7,619	(6,847)	(7,951)
Long-term incentive compensation-related dividends and interest	(196)	(344)	(465)	(724)
Long-term incentive compensation-related mark-to-market vesting expense (credit)	408	(7,030)	6,013	6,979
Long-term incentive compensation-related dividends and interest expense	928	711	1,650	863

Net impact of long-term incentive compensation-related items	322	956	351	(833)
Real estate charges	1,935	6,787	2,573	16,056

Sub-total of non-GAAP adjustments	2,257	7,743	2,924	15,223
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	6,376	(1,276)	4,891	5,988

Adjusted operating income	$132,535	$87,766	$258,885	$189,227

Adjusted operating margin	22.2%	16.1%	22.0%	17.1%

        Adjusted operating income for the three months ended June 30, 2013 increased $44.8 million, or 51.0%, from the three months ended June 30, 2012, primarily as a result of higher investment advisory base fees of $34.9 million, higher Bernstein research services revenues of $11.8 million and lower general and administrative expenses (excluding real estate charges) of $23.5 million, offset by higher employee compensation expense (excluding the impact of long-term incentive compensation-related items) of $26.0 million. For the six months ended June 30, 2013 adjusted operating income increased $69.7 million, or 36.8%, from the six months ended June 30, 2012, primarily as a result of higher investment advisory base fees of $55.5 million, higher Bernstein Research Services revenues of $15.1 million and lower general and administrative expenses (excluding real estate charges) of $41.7 million, offset by higher employee compensation expense (excluding the impact of long-term incentive compensation-related items) of $32.5 million, lower net distribution revenues of $6.2 million and higher other promotion and servicing expenses of $4.8 million.

  Adjusted Net Revenues

        Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees have no impact on operating income, but they do have an impact on our operating margin. As such, we exclude these fees from adjusted net revenues.

  Adjusted Operating Income

        Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) real estate charges and (3) the net loss or income of consolidated entities attributable to non-controlling interests.

        Prior to 2009, a large proportion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments have vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. The investments' appreciation or depreciation is recorded within investment gains and losses on the income statement, as well as increasing or decreasing compensation expense. Because this plan is economically hedged, management believes it is useful to reflect the offset achieved from hedging the investments' market exposure in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on long-term incentive compensation-related investments included in revenues and compensation expense.

        Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

        Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund. We own a 10% limited partner interest in the fund. Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund. However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level. As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income. Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

  Adjusted Operating Margin

        Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

Net Revenues

        The following table summarizes the components of net revenues:

	Three Months Ended				Six Months Ended
	6/30/13	6/30/12	$ Change	% Change	6/30/13	6/30/12	$ Change	% Change
	(in millions)
Investment advisory and services fees:
Institutions:
Base fees	$100.4	$106.5	$(6.1)	(5.7)%	$201.8	$223.7	$(21.9)	(9.8)%
Performance-based fees	3.6	3.7	(0.1)	(3.8)	6.2	8.1	(1.9)	(23.6)

	104.0	110.2	(6.2)	(5.6)	208.0	231.8	(23.8)	(10.2)

Retail:
Base fees	208.6	166.0	42.6	25.7	408.9	323.0	85.9	26.6
Performance-based fees	1.7	—	1.7	n/m	2.5	—	2.5	n/m

	210.3	166.0	44.3	26.7	411.4	323.0	88.4	27.3

Private Client:
Base fees	144.6	147.6	(3.0)	(2.1)	283.2	294.5	(11.3)	(3.8)
Performance-based fees	0.2	0.1	0.1	177.7	0.3	0.1	0.2	284.2

	144.8	147.7	(2.9)	(2.0)	283.5	294.6	(11.1)	(3.7)

Total:
Base fees	453.6	420.1	33.5	8.0	893.9	841.2	52.7	6.3
Performance-based fees	5.5	3.8	1.7	43.0	9.0	8.2	0.8	9.0

	459.1	423.9	35.2	8.3	902.9	849.4	53.5	6.3

Bernstein Research Services	114.8	103.0	11.8	11.4	224.5	209.4	15.1	7.2
Distribution revenues	120.8	97.1	23.7	24.3	239.5	188.1	51.4	27.3
Dividend and interest income	4.5	5.0	(0.5)	(9.0)	9.0	9.4	(0.4)	(4.3)
Investment gains (losses)	8.4	(10.9)	19.3	n/m	15.3	20.1	(4.8)	(23.9)
Other revenues	27.4	24.8	2.6	10.5	53.7	49.1	4.6	9.4

Total revenues	735.0	642.9	92.1	14.3	1,444.9	1,325.5	119.4	9.0
Less: interest expense	0.7	0.8	(0.1)	(17.5)	1.5	1.5	—	—

Net revenues	$734.3	$642.1	$92.2	14.3	$1,443.4	$1,324.0	$119.4	9.0

  Investment Advisory and Services Fees

        Investment advisory and services fees are the largest component of our revenues. These fees generally are calculated as a percentage of the value of AUM as of a specified date, or as a percentage of the value of average AUM for the applicable billing period, and vary with the type of investment service, the size of account and the total amount of assets we manage for a particular client. Accordingly, fee income generally increases or decreases as AUM increase or decrease and is therefore affected by market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, shifts of assets between accounts or products with different fee structures, and acquisitions. Our average basis points realized (investment advisory fees divided by average AUM) generally approximate 50 to 70 basis points for actively managed equity services, 25 to 45 basis points for actively managed fixed income services and 5 to 20 basis points for passively managed services. As such, a shift of client assets from active equity services toward fixed income services and/or other services results in a decline in revenues just as a shift of assets toward active equity services would increase revenues.

        We calculate AUM using established fair valuation methodologies, including market-based valuation methods and fair valuation methods. Market-based valuation methods include: last sale/settle prices from an exchange for actively traded listed equities, options and futures; evaluated bid prices from recognized pricing vendors for fixed income, asset-backed or mortgage-backed issues; mid prices from recognized pricing vendors and brokers for credit default swaps; and quoted bids or spreads from pricing vendors and brokers for other derivative products. Fair valuation methods include discounted cash flow models, evaluation of assets versus liabilities or any other methodology that is validated and approved by our Valuation Committee. Fair valuation methods are used only where AUM cannot be valued using market-based valuation methods, such as in the case of private equity or illiquid securities. Investments utilizing fair valuation methods typically make up an insignificant amount of our total AUM. Market volatility has not had a significant effect on our ability to acquire market data and, accordingly, our ability to use market-based valuation methods.

        The Valuation Committee, which is composed of senior officers and employees, is responsible for overseeing the pricing and valuation of all investments held in client and AllianceBernstein portfolios. The Valuation Committee has adopted a Statement of Pricing Policies describing principles and policies that apply to pricing and valuing investments held in these portfolios. We also have a Pricing Group, which reports to the Valuation Committee, and is responsible for overseeing the pricing process for all investments.

        We sometimes charge our clients performance-based fees. In these situations, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we fail to achieve our performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. We are eligible to earn performance-based fees on approximately 9% of the assets we manage for institutional clients and approximately 3% of the assets we manage for private clients (in total, approximately 5% of our company-wide AUM). A majority of our hedge fund AUM is subject to high watermarks and a significant majority of this AUM is below the high watermarks. Accordingly, it is very unlikely we will earn performance-based fees on these hedge funds in 2013. If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenues and earnings are likely to become more significant.

        For the three months ended June 30, 2013, our investment advisory and services fees increased by $35.2 million, or 8.3%, from the second quarter of 2012, due to a $33.5 million, or 8.0%, increase in base fees, which primarily resulted from an 8.5% increase in average AUM. For the six months ended June 30, 2013, our investment advisory and services fees increased by $53.5 million, or 6.3%, from six months ended June 30, 2012, due to a $52.7 million, or 6.3%, increase in base fees, which primarily resulted from a 6.6% increase in average AUM. In the case of both periods, the increase in base fees was less than the increase in average AUM primarily due to the continued shift in product mix from actively managed equity services to actively managed fixed income services, which generally have lower fees as compared to actively managed equity services.

        Institutional investment advisory and services fees for the three months ended June 30, 2013 decreased by $6.2 million, or 5.6%, from the three months ended June 30, 2012, primarily due to a continued significant shift in product mix from actively managed equity services to actively managed fixed income services. Average AUM for actively managed equity services for the quarter ended June 30, 2013 decreased 34.1% while average AUM for actively managed fixed income services increased 13.4%. Institutional investment advisory and services fees for the six months ended June 30, 2013 decreased by $23.8 million, or 10.2%, from the six months ended June 30, 2012, primarily due to a continued significant shift in product mix from actively managed equity services to actively managed fixed income services. Average AUM for actively managed equity services for the six months ended June 30, 2013 decreased 39.4% while average AUM for actively managed fixed income services increased 12.0%.

        Retail investment advisory and services fees for the three months ended June 30, 2013 increased by $44.3 million, or 26.7%, from the three months ended June 30, 2012, primarily due to a 21.6% increase in average AUM. The increase in fees reflects higher fees from non-U.S. fixed income mutual funds of $31.9 million and higher fees from U.S. mutual funds of $5.1 million. Retail investment advisory and services fees for the six months ended June 30, 2013 increased by $88.4 million, or 27.3%, from the six months ended June 30, 2012, primarily due to a 22.7% increase in average AUM. The increase in fees reflects higher fees from non-U.S. fixed income mutual funds of $69.7 million and higher fees from U.S. mutual funds of $8.9 million.

        Private client investment advisory and services fees for the three months ended June 30, 2013 decreased by $2.9 million, or 2.0%, from the three months ended June 30, 2012, primarily as a result of a decline in average billable AUM of 4.8%. Private client investment advisory and services fees for the six months ended June 30, 2013 decreased by $11.1 million, or 3.7%, from the six months ended June 30, 2012, primarily as a result of a decline in average billable AUM of 5.2%. In the case of both periods, the decrease in fees was less than the decrease in billable AUM reflecting the impact of an asset mix shift from fixed income services to actively managed equities services and other (principally alternatives) services.

  Bernstein Research Services

        Bernstein Research Services revenue consists principally of equity commissions received for providing equity research and brokerage-related services to institutional investors.

        Revenues from Bernstein Research Services for the three and six months ended June 30, 2013 increased $11.8 million, or 11.4%, and $15.1 million, or 7.2%, respectively, compared to the corresponding periods in 2012. The increases were the result of strong growth in Europe and Asia.

  Distribution Revenues

        AllianceBernstein Investments and AllianceBernstein Luxembourg act as distributor and/or placing agent of company-sponsored mutual funds and receive distribution services fees from certain of those funds as partial reimbursement of the distribution expenses they incur. Period-over-period fluctuations of distribution revenues are typically in-line with fluctuations of the corresponding average AUM of these mutual funds.

        Distribution revenues for the three and six months ended June 30, 2013 increased $23.7 million, or 24.3%, and $51.4 million, or 27.3%, respectively, compared to the corresponding periods in 2012, while the corresponding average AUM of these mutual funds grew 24.2% and 27.3%, respectively.

  Dividend and Interest Income and Interest Expense

        Dividend and interest income consists primarily of investment income and interest earned on customer margin balances and U.S. Treasury Bills. Interest expense principally reflects interest accrued on cash balances in customers' brokerage accounts. Dividend and interest income, net of interest expense, for the three and six months ended June 30, 2013 were essentially flat compared to the corresponding periods in 2012.

  Investment Gains (Losses)

        Investment gains (losses) consist primarily of realized and unrealized investment gains or losses on: (i) employee long-term incentive compensation-related investments, (ii) investments owned by our consolidated venture capital fund, (iii) U.S. Treasury Bills, (iv) market-making in cash equities and exchange-traded options and equities, (v) seed capital investments and (vi) derivatives. Investments gains (losses) also include realized gains or losses on the sale of seed capital investments classified as available-for-sale securities and equity in earnings of proprietary investments in limited partnership hedge funds that we sponsor and manage.

        Investment gains (losses) are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Long-term incentive compensation-related investments
Realized gains (losses)	$0.8	$0.6	$1.3	$(0.8)
Unrealized gains (losses)	0.1	(8.2)	5.6	8.8
Consolidated private equity fund investments
Realized gains (losses)	(10.7)	5.0	(12.2)	6.5
Unrealized gains (losses)	18.1	(6.0)	18.1	1.0
Seed capital investments
Realized gains (losses)	1.2	12.6	(7.8)	(6.9)
Unrealized gains (losses)	0.6	(13.2)	13.6	15.9
Brokerage-related investments
Realized gains (losses)	(3.0)	(1.8)	(6.3)	(4.3)
Unrealized gains (losses)	1.3	0.1	3.0	(0.1)

	$8.4	$(10.9)	$15.3	$20.1

        Realized gains or losses on long-term incentive compensation-related investments typically occur in December of each year, as well as during the first quarter, as award tranches become distributable and related investments are sold to provide cash for payments to employees. The unrealized gains for the six months ended June 30, 2013 and 2012 reflect the favorable financial markets during the first quarter in each year.

        Our consolidated private equity fund incurred realized losses of $10.7 million and $12.2 million during the three and six months ended June 30, 2013, respectively, as a result of sales of both publicly traded securities and non-public investments. The fund had realized gains of $5.0 million and $6.5 million during the three and six months ended June 30, 2012, respectively, primarily due to sales of publicly traded securities. Our consolidated private equity fund had unrealized gains of $18.1 million during the three and six months ended June 30, 2013 as a result of higher prices of publicly traded securities and fair values of non-public investments, while the fund incurred unrealized losses of $6.0 million during the three months ended June 30, 2012, primarily due to lower prices of public securities.

        Our seed capital investments incurred realized losses of $7.8 million and $6.9 million during the six months ended June 30, 2013 and 2012, respectively, due to the losses incurred on the derivatives we use to economically hedge our seed capital investments exceeding the gains realized on the sales of the seed capital investments. The unrealized gain of $13.6 million during the six months ended June 30, 2013 primarily reflects derivative mark-to-market gains, while the unrealized gain of $15.9 million during the six months ended June 30, 2013 primarily reflects seed capital investment mark-to-market gains, slightly offset by derivative mark-to-market losses.

  Other Revenues

        Other revenues consist of fees earned for transfer agency services provided to company-sponsored mutual funds, fees earned for administration and recordkeeping services provided to company-sponsored mutual funds and the general accounts of AXA and its subsidiaries, and other miscellaneous revenues. Other revenues for the three and six months ended June 30, 2013 increased $2.6 million, or 10.5%, and $4.6 million, or 9.4%, respectively, from the corresponding periods in 2012, primarily due to higher shareholder servicing fees.

Expenses

        The following table summarizes the components of expenses:

	Three Months Ended
					Six Months Ended
				% Change				% Change
	6/30/13	6/30/12	$ Change		6/30/13	6/30/12	$ Change
	(in millions)
Employee compensation and benefits	$306.5	$272.8	$33.7	12.3%	$607.7	$575.4	$32.3	5.6%
Promotion and servicing:
Distribution-related pay-ments	111.4	86.1	25.3	29.3	220.7	166.0	54.7	32.9
Amortization of deferred sales commissions	10.3	10.2	0.1	1.5	21.4	18.4	3.0	16.1
Other	56.3	51.8	4.5	8.8	107.3	101.5	5.8	5.7

	178.0	148.1	29.9	20.2	349.4	285.9	63.5	22.2

General and administrative:
General and administrative	104.5	129.3	(24.8)	(19.2)	209.8	254.2	(44.4)	(17.5)
Real estate charges	1.9	6.8	(4.9)	(71.5)	2.6	16.1	(13.5)	(84.0)

	106.4	136.1	(29.7)	(21.8)	212.4	270.3	(57.9)	(21.4)

Interest	0.8	0.9	(0.1)	(11.1)	1.8	1.7	0.1	3.0
Amortization of intangible assets	5.9	5.5	0.4	6.5	11.3	10.7	0.6	6.1

Total	$597.6	$563.4	$34.2	6.1	$1,182.6	$1,144.0	$38.6	3.4

  Employee Compensation and Benefits

        We had 3,269 full-time employees at June 30, 2013 compared to 3,385 at June 30, 2012. Employee compensation and benefits consist of salaries (including severance), annual short-term incentive compensation awards (cash bonuses), annual long-term incentive compensation awards, commissions, fringe benefits and other employment costs (including recruitment, training, temporary help and meals).

        Compensation expense as a percentage of net revenues was 41.7% and 42.5% for the three months ended June 30, 2013 and 2012, respectively. For the six months ended June 30, 2013 and 2012, compensation expense as a percentage of net revenues was 42.1% and 43.5%, respectively.

Compensation expense generally is determined on a discretionary basis and is primarily a function of our firm's financial performance. Amounts are awarded to help us achieve our key compensation goals of attracting, motivating and retaining top talent, by providing awards for the past year's performance and providing incentives for future performance, while also helping ensure that our firm's Unitholders receive an appropriate return on their investment. Senior management, with the approval of the Compensation Committee of the Board of Directors of AllianceBernstein Corporation ("Compensation Committee"), confirmed that the appropriate metric to consider in determining the amount of incentive compensation is the ratio of adjusted employee compensation and benefits expense to adjusted net revenues. Adjusted net revenues used in the adjusted compensation ratio are the same as the adjusted net revenues presented as a non-GAAP measure (discussed earlier in this MD&A). Adjusted employee compensation and benefits expense is total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expense, associated with employee long-term incentive compensation-related investments. Senior management, with the approval of the Compensation Committee, also established as an objective that adjusted employee compensation and benefits expense generally should not exceed 50% of our adjusted net revenues except in unexpected or unusual circumstances. Our ratios of adjusted compensation expense to adjusted revenues were 50.0% for both the three and six months ended June 30, 2013 and 2012.

        For the three months ended June 30, 2013, employee compensation and benefits expense increased $33.7 million, or 12.3%, primarily due to the net impact of higher adjusted revenues of $25.9 million and higher deferred compensation mark-to-market expense of $7.4 million, which is the result of mark-to-market gains in 2013 compared to mark-to-market losses during 2012. For the six months ended June 30, 2013, employee compensation and benefits expense increased $32.3 million, or 5.6%, primarily due to the net impact of higher adjusted revenues of $33.1 million, partially offset by lower deferred compensation mark-to-market expense of $1.0 million.

  Promotion and Servicing

        Promotion and servicing expenses include distribution-related payments to financial intermediaries for distribution of AllianceBernstein mutual funds and amortization of deferred sales commissions paid to financial intermediaries for the sale of back-end load shares of AllianceBernstein mutual funds. Also included in this expense category are costs related to travel and entertainment, advertising and promotional materials.

        Promotion and servicing expenses increased $29.9 million, or 20.2%, during the three months ended June 30, 2013. The increase was the result of higher distribution-related payments of $25.3 million, higher trade execution and clearing costs of $1.9 million, higher transfer fees of $1.2 million and higher travel and entertainment costs of $0.8 million. During the six months ended June 30, 2013, promotion and servicing expenses increased $63.5 million, or 22.2%. The increase was the result of higher distribution-related payments of $54.7 million, higher trade execution and clearing costs of $3.2 million, higher amortization of deferred sales commissions of $3.0 million, higher transfer fees of $1.8 million and higher marketing costs of $1.2 million.

General and Administrative

        General and administrative expenses include technology, professional fees, occupancy, communications and similar expenses. General and administrative expenses as a percentage of net revenues were 14.5% (14.2% excluding real estate charges) and 21.2% (20.1% excluding real estate charges) for the three months ended June 30, 2013 and 2012, respectively. General and administrative expenses decreased $29.7 million, or 21.8%, during the second quarter of 2013 compared to the same period in 2012, primarily due to lower office and related expenses of $14.3 million (excluding real estate charges), lower professional fees of $6.7 million, lower real estate charges of $4.9 million and lower portfolio services expenses of $2.7 million. For the six months ended June 30, 2013 and 2012, general and administrative expenses as a percentage of net revenues were 14.7% (14.5% excluding real estate charges) and 20.4% (19.2% excluding real estate charges), respectively. General and administrative expenses decreased $57.9 million, or 21.4%, during the first six months of 2013 compared to the corresponding period in 2012, primarily due to lower office and related expenses of $31.1 million (excluding real estate charges), lower real estate charges of $13.5 million, lower professional fees of $8.5 million, and lower portfolio services expenses of $5.7 million.

Income Taxes

        AllianceBernstein, a private limited partnership, is not subject to federal or state corporate income taxes, but is subject to a 4.0% New York City unincorporated business tax ("UBT"). Our domestic corporate subsidiaries are subject to federal, state and local income taxes, and are generally included in the filing of a consolidated federal income tax return. Separate state and local income tax returns are also filed. Foreign corporate subsidiaries generally are subject to taxes in the jurisdictions where they are located.

        Income tax expense for the three months ended June 30, 2013 increased $3.8 million from the three months ended June 30, 2012. The increase primarily is due to higher pre-tax earnings, offset by a lower effective tax rate in the current year quarter of 7.0% compared to 7.4% in the comparable prior year quarter. Income tax expense for the six months ended June 30, 2013 increased $8.2 million from the six months ended June 30, 2012. The increase is primarily due to higher pre-tax earnings and a higher effective tax rate in the current year of 7.9% compared to 7.0% in the prior year. The increase in the effective tax rate primarily is due to higher foreign earnings (which have higher effective tax rates) and payments relating to foreign lease assignments which are not deductible for foreign taxes.

Net Income (Loss) of Consolidated Entities Attributable to Non-Controlling Interests

        Net income (loss) of consolidated entities attributable to non-controlling interests consists of limited partner interests owned by other investors representing 90% of the total limited partner interests in our consolidated venture capital fund. During the second quarter of 2013, we had $6.4 million of net income of consolidated entities attributable to non-controlling interests, due primarily to a $7.4 million net investment gain attributable to our consolidated venture capital fund (of which 90% belongs to non-controlling interests) and management fees of $0.2 million. During the first six months of 2013, we had $4.9 million of net income of consolidated entities attributable to non-controlling interests, primarily due to a $5.9 million net investment gain attributable to our consolidated venture capital fund and management fees of $0.5 million.

CAPITAL RESOURCES AND LIQUIDITY—JUNE 30, 2013

        During the first six months of 2013, net cash provided by operating activities was $110.7 million, compared to $240.5 million during the corresponding 2012 period. The change was primarily due to a higher decrease in broker-dealer related payables (net of receivables and segregated U.S. Treasury Bills activity) of $266.3 million, partially offset by higher cash provided by net income of $54.3 million, lower net deferred sales commissions paid of $51.7 million and lower net purchases of investments of $15.2 million, reflecting a reduction in seed capital investments, partially offset by higher purchases of broker-dealer related investments and lower proceeds from deferred compensation-related redemptions.

        During the first six months of 2013, net cash used in investing activities was $8.5 million, compared to $7.9 million during the corresponding 2012 period, reflecting higher net purchases of furniture, equipment and leasehold improvements in the current period.

        During the first six months of 2013, net cash used in financing activities was $146.2 million, compared to $390.3 million during the corresponding 2012 period. The change reflects the net issuance of commercial paper of $22.3 million during 2013 versus the net repayment of commercial paper of $169.7 million during 2012, lower purchases of Holding Units of $68.2 million and an increase in overdrafts payable of $37.0 million, partially offset by higher distributions to the General Partner and Unitholders of $86.6 million as a result of higher earnings (distributions on earnings are paid one quarter in arrears).

        As of June 30, 2013, AllianceBernstein had $571.3 million of cash and cash equivalents, all of which is available for liquidity, but is comprised primarily of cash on deposit for our broker dealers to comply with various customer clearing activities and cash held by foreign entities for which a permanent investment election for U.S. tax purposes is taken. If the cash held at our foreign subsidiaries of $378.0 million, which includes cash on deposit for our foreign broker dealers, was to be repatriated to the U.S., we would be required to accrue and pay U.S. income taxes on these funds, based on the unremitted amount. Our current intent is to permanently reinvest these earnings outside the U.S.

Debt and Credit Facilities

        As of June 30, 2013 and December 31, 2012, AllianceBernstein had $346.3 million and $323.2 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.3% and 0.5%, respectively. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value. Average daily borrowings of commercial paper during the first six months of 2013 and the full year 2012 were $405.3 million and $404.9 million, respectively, with weighted average interest rates of approximately 0.4% for both periods.

        AllianceBernstein has a $1.0 billion committed, unsecured senior revolving credit facility (the "Credit Facility") with a group of commercial banks and other lenders, which matures on January 17, 2017. The Credit Facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $250 million, any such increase being subject to the consent of the affected lenders. The Credit Facility is available for AllianceBernstein's and SCB LLC's business purposes, including the support of AllianceBernstein's $1.0 billion commercial paper program. Both AllianceBernstein and SCB LLC can draw directly under the Credit Facility and management expects to draw on the Credit Facility from time to time. AllianceBernstein has agreed to guarantee the obligations of SCB LLC under the Credit Facility.

        The Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. We are in compliance with these covenants. The Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender's commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the Credit Facility would automatically become immediately due and payable, and the lender's commitments would automatically terminate.

        Amounts under the Credit Facility may be borrowed, repaid and re-borrowed by us from time to time until the maturity of the facility. Voluntary prepayments and commitment reductions requested by us are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement.

Borrowings under the Credit Facility bear interest at a rate per annum, which will be, at our option, a rate equal to an applicable margin, which is subject to adjustment based on the credit ratings of AllianceBernstein, plus one of the following indexes: London Interbank Offered Rate; a floating base rate; or the Federal Funds rate.

        As of June 30, 2013 and December 31, 2012, we had no amounts outstanding under the Credit Facility. During the first six months of 2013 and the full year 2012, we did not draw upon the Credit Facility.

        In addition, SCB LLC has five uncommitted lines of credit with four financial institutions. Two of these lines of credit permit us to borrow up to an aggregate of approximately $200.0 million, with AllianceBernstein named as an additional borrower, while three lines have no stated limit. As of June 30, 2013 and December 31, 2012, we had no bank loans outstanding. Average daily borrowings of bank loans during the first six months of 2013 and full year 2012 were $8.4 million and $18.1 million, respectively, with weighted average interest rates of approximately 1.0% and 1.3%, respectively.

        Our financial condition and access to public and private debt markets should provide adequate liquidity for our general business needs. Management believes that cash flow from operations and the issuance of debt and AllianceBernstein Units or Holding Units will provide us with the resources necessary to meet our financial obligations. See "Cautionary Statement Regarding Forward-Looking Statements."

COMMITMENTS AND CONTINGENCIES

        AllianceBernstein's capital commitments, which consist primarily of operating leases for office space, are generally funded from future operating cash flows.

        During 2009, we entered into a subscription agreement under which we committed to invest up to $35 million, as amended in 2011, in a venture capital fund over a six-year period. As of June 30, 2013, we had funded $22.8 million of this commitment.

        During 2010, as general partner of AllianceBernstein U.S. Real Estate L.P. (the "Real Estate Fund"), we committed to invest $25 million in the Real Estate Fund. As of June 30, 2013, we had funded $8.7 million of this commitment.

        During 2012, we entered into an investment agreement under which we committed to invest up to $8 million in an oil and gas fund over a three-year period. As of June 30, 2013, we had funded $7.9 million of this commitment.

        See Note 12 to AllianceBernstein's unaudited interim condensed consolidated financial statements contained in this proxy statement/prospectus for discussion of contingencies.

CRITICAL ACCOUNTING ESTIMATES

        The preparation of the unaudited interim condensed consolidated financial statements and notes to condensed consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        There have been no updates to our critical accounting estimates from those disclosed below in Management's Discussion and Analysis for the fiscal year ended December 31, 2012.

ACCOUNTING PRONOUNCEMENTS

        See Note 2 to AllianceBernstein's unaudited interim condensed consolidated financial statements of AllianceBernstein contained in this proxy statement/prospectus.

   Year ended December 31, 2012 compared to the year ended December 31, 2011

        Percentage change figures are calculated using assets under management rounded to the nearest million and financial statement amounts rounded to the nearest thousand.

  Executive Overview

        We made significant progress in stabilizing our business in 2012, and demonstrated improvement in a number of areas of our business. In the fourth quarter, our total net flows turned positive for the first time since before the financial crisis, due to a second consecutive $5 billion-plus net inflow quarter in Retail and our first net flow positive quarter in Institutions since the first quarter of 2008. Our Fixed Income services continued to outperform their benchmarks during the fourth quarter, as did many of our core Growth and Value Equity services.

        These results conclude a year during which we were successful in executing our long-term strategy to improve our investment performance, diversify our business, innovate for clients with our offerings and strengthen our financial condition. In Fixed Income, we finished 2012 with approximately 89% of our assets in strategies that outperformed their benchmarks for the three-year period. In Equities, our Global, International, Emerging Markets and U.S. Strategic Value strategies significantly outperformed their benchmarks in the fourth quarter of 2012, while Growth strategies such as U.S. Thematic, and U.S. Large and Small Cap Growth outperformed their benchmarks for the full year, and stability services such as Select U.S. Equity and Global Market Neutral beat benchmarks across multiple time periods.

        Our total AUM as of December 31, 2012 were $430.0 billion, up $24.1 billion, or 5.9%, during 2012. The increase in AUM was driven by market appreciation of $38.5 billion and $16.2 billion of net inflows in the Retail channel, partially offset by net outflows of $21.6 billion and $9.0 billion in the Institutions and Private Client channels, respectively.

        Institutional AUM decreased $4.1 billion, or 1.8%, to $219.8 billion during 2012. The decrease in AUM resulted from net outflows of $21.6 billion, partially offset by market appreciation of $17.6 billion. Gross sales increased $4.0 billion, or 23.2%, from $17.3 billion in 2011 to $21.3 billion in 2012. In addition, redemptions and terminations decreased $14.0 billion, or 26.4%, from $52.8 billion in 2011 to $38.8 billion in 2012. The pipeline of awarded but unfunded Institutional mandates was $8.0 billion as of year-end 2012, compared with $4.3 billion as of year-end 2011. We completed nearly 400 requests for proposals during 2012 across diverse fixed income and equity services—an 18% annual increase. Fixed Income is driving our improvement in this important business, but clients increasingly ask us about our equity, alternatives and multi-asset strategies.

        Retail AUM increased $31.8 billion, or 28.2%, to $144.4 billion during 2012, resulting from net inflows of $16.2 billion and market appreciation of $15.5 billion. Gross sales increased $25.3 billion, or 81.7%, from $31.0 billion in 2011 to record annual gross sales of $56.3 billion in 2012 as a result of strong sales in Fixed Income products and significant sales increases from all geographic regions. Our strength was particularly pronounced in Asia Ex-Japan, where we won 23 awards for both performance and innovation in 2012, and where we command leading local market shares by AUM in Taiwan and Hong Kong.

        Private Client AUM decreased $3.6 billion, or 5.2%, to $65.8 billion during 2012. The decrease in AUM was driven by net outflows of $9.0 billion, offset by market appreciation of $5.4 billion. Gross sales decreased $3.0 billion, or 41.5%, from $7.3 billion in 2011 to $4.3 billion in 2012. During 2012, we enhanced our fully diversified investment offering to better meet client needs by introducing Strategic Equities, a new multi-style, all-cap approach to equity investment that captures our highest conviction ideas, and providing broader client access to alternatives through a fund-of-hedge-funds registered investment company.

        Bernstein Research Services revenue decreased $23.7 million, or 5.4% to $413.7 million in 2012, as a result of a significant decline in market trading volumes, partially offset by market share gains.

        Our full year 2012 revenues decreased $13.2 million, or 0.5%, to $2,736.7 million in 2012. The decrease was driven by lower investment advisory base fees of $194.3 million and lower Bernstein Research Services revenue of $23.7 million, offset by investments gains in 2012 compared to losses in 2011 resulting in a positive net impact of $111.3 million, higher performance-based fees of $50.1 million and higher distribution revenues of $50.1 million. Full year 2012 operating expenses decreased $424.0 million, or 14.3% to $2,534.4 million in 2012, due to the one-time long-term incentive compensation charge of $587.1 million recorded in 2011, lower employee compensation and benefits expense of $78.3 million (excluding the compensation charge) and lower office and related expenses of $32.8 million (excluding the real estate charges), offset by higher real estate charges of $215.8 million (discussed below) and higher promotion and servicing expenses of $50.0 million.

        Finally, we improved our firm's operating leverage, finishing the year on schedule in executing our global real estate consolidation plan and anticipated related cost savings. With this and other firm-wide rationalization efforts, we increased our adjusted operating margin by 1.8 percentage points in 2012, to 18.8%, and achieved a second-half margin of 20.4%.

  Assets Under Management

        Assets under management by distribution channel were as follows:

	As of December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in billions)
Institutions	$219.8	$223.9	$272.9	(1.8)%	(18.0)%
Retail	144.4	112.6	127.0	28.2	(11.4)
Private Client	65.8	69.4	78.1	(5.2)	(11.1)

Total	$430.0	$405.9	$478.0	5.9	(15.1)

        Assets under management by investment service were as follows:

	As of December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in billions)
Equity
Value:
U.S.	$19.0	$25.2	$37.8	(24.6)%	(33.5)%
Global and International	38.1	55.6	106.5	(31.5)	(47.8)

	57.1	80.8	144.3	(29.3)	(44.0)

Growth:
U.S.	21.6	21.8	30.3	(1.4)	(28.0)
Global and International	17.8	22.4	44.0	(20.2)	(49.1)

	39.4	44.2	74.3	(10.9)	(40.5)

Total Equity	96.5	125.0	218.6	(22.8)	(42.8)

Fixed Income:
U.S.	133.5	127.4	119.0	4.8	7.0
Global and International	122.1	90.2	87.2	35.3	3.5

	255.6	217.6	206.2	17.5	5.5

Other(1):
U.S.	33.1	29.6	28.7	11.7	3.2
Global and International	44.8	33.7	24.5	33.2	37.6

	77.9	63.3	53.2	23.1	19.1

Total:
U.S.	207.2	204.0	215.8	1.5	(5.5)
Global and International	222.8	201.9	262.2	10.4	(23.0)

Total	$430.0	$405.9	$478.0	5.9	(15.1)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

        Changes in assets under management during 2012 and 2011 were as follows:

	Distribution Channel				Investment Service
	Institutions	Retail	Private Client	Total	Value Equity	Growth Equity	Fixed Income	Other(1)	Total
	(in billions)
Balance as of December 31, 2011	$223.9	$112.6	$69.4	$405.9	$80.8	$44.2	$217.6	$63.3	$405.9
Long-term flows:
Sales/new accounts	21.3	56.3	4.3	81.9	5.2	5.0	62.4	9.3	81.9
Redemptions/terminations	(38.8)	(33.0)	(10.9)	(82.7)	(32.0)	(14.3)	(33.8)	(2.6)	(82.7)
Cash flow/unreinvested dividends	(4.1)	(7.1)	(2.4)	(13.6)	(5.7)	(1.6)	(6.0)	(0.3)	(13.6)

Net long-term (outflows) inflows	(21.6)	16.2	(9.0)	(14.4)	(32.5)	(10.9)	22.6	6.4	(14.4)
Transfers	(0.1)	0.1	—	—	—	—	—	—	—
Market appreciation	17.6	15.5	5.4	38.5	8.8	6.1	15.4	8.2	38.5

Net change	(4.1)	31.8	(3.6)	24.1	(23.7)	(4.8)	38.0	14.6	24.1

Balance as of December 31, 2012	$219.8	$144.4	$65.8	$430.0	$57.1	$39.4	$255.6	$77.9	$430.0

Balance as of December 31, 2010	$272.9	$127.0	$78.1	$478.0	$144.3	$74.3	$206.2	$53.2	$478.0
Long-term flows:
Sales/new accounts	17.3	31.0	7.3	55.6	6.5	5.2	31.4	12.5	55.6
Redemptions/terminations	(52.8)	(34.8)	(9.5)	(97.1)	(43.3)	(24.7)	(27.8)	(1.3)	(97.1)
Cash flow/unreinvested dividends	(9.3)	(7.1)	(4.6)	(21.0)	(13.1)	(6.3)	(0.4)	(1.2)	(21.0)

Net long-term (outflows) inflows	(44.8)	(10.9)	(6.8)	(62.5)	(49.9)	(25.8)	3.2	10.0	(62.5)
Transfers	0.1	—	(0.1)	—	—	—	—	—	—
Acquisitions	1.1	0.2	0.1	1.4	—	1.2	0.2	—	1.4
Market (depreciation) appreciation	(5.4)	(3.7)	(1.9)	(11.0)	(13.6)	(5.5)	8.0	0.1	(11.0)

Net change	(49.0)	(14.4)	(8.7)	(72.1)	(63.5)	(30.1)	11.4	10.1	(72.1)

Balance as of December 31, 2011	$223.9	$112.6	$69.4	$405.9	$80.8	$44.2	$217.6	$63.3	$405.9

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

        Average assets under management by distribution channel and investment service were as follows:

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in billions)
Distribution Channel:
Institutions	$218.9	$252.6	$277.1	(13.3)%	(8.8)%
Retail	128.2	124.0	122.8	3.4	1.0
Private Client	68.9	75.3	74.7	(8.6)	0.9

Total	$416.0	$451.9	$474.6	(8.0)	(4.8)

Investment Service:
Value Equity	$69.5	$117.2	$153.5	(40.7)%	(23.6)%
Growth Equity	41.1	61.0	81.3	(32.6)	(25.0)
Fixed Income	235.2	214.0	198.9	9.9	7.6
Other(1)	70.2	59.7	40.9	17.7	46.0

Total	$416.0	$451.9	$474.6	(8.0)	(4.8)

(1)
Includes index, structured, asset allocation services and certain other alternative investments.

        Our Institutions AUM decreased $4.1 billion to $219.8 billion, resulting in average AUM of $218.9 billion for 2012. The $4.1 billion decline in AUM during 2012 was primarily due to $21.6 billion of net outflows (consisting of net outflows of $31.8 billion in Value and Growth Equity services, offset by net inflows of $8.2 billion and $2.0 billion in Fixed Income services and Other services, respectively), offset by market appreciation of $17.6 billion. During 2011, Institutional AUM decreased $49.0 billion to $223.9 billion, resulting in average AUM of $252.6 billion for 2011. The $49.0 billion decrease in AUM during 2011 was primarily due to $44.8 billion of net outflows (consisting of net outflows of $54.5 billion in Value and Growth Equity services, partly offset by net inflows of $9.7 billion in Fixed Income services and Other services) and market depreciation of $5.4 billion.

        Our Retail AUM increased $31.8 billion to $144.4 billion, resulting in average AUM of $128.2 billion for 2012. The $31.8 billion increase in AUM during 2012 was primarily due to $16.2 billion of net inflows (consisting of net inflows of $18.5 billion and $4.2 billion in Fixed Income services and Other services, respectively, offset by outflows of $6.5 billion in Value and Growth Equity services) and market appreciation of $15.5 billion. During 2011, Retail AUM decreased $14.4 billion to $112.6 billion, resulting in average AUM of $124.0 billion for 2011. The $14.4 billion decrease in AUM during 2011 was primarily due to $10.9 billion of net outflows (consisting of net outflows of $14.2 billion in Value and Growth Equity services, offset by net inflows of $3.3 billion in Fixed Income services and Other services) and market depreciation of $3.7 billion.

        Our Private Client AUM decreased $3.6 billion to $65.8 billion, resulting in average AUM of $68.9 billion for 2012. The $3.6 billion decrease in AUM during 2012 was due to $9.0 billion of net outflows (consisting of net outflows of $5.2 billion in Value and Growth Equity services and $4.0 billion in Fixed Income services, offset by inflows of $0.2 billion in Other services), offset by market appreciation of $5.4 billion. During 2011, Private Client AUM decreased $8.7 billion to $69.4 billion, resulting in average AUM of $75.3 billion. The $8.7 billion decrease in AUM during 2011 was due to $6.8 billion of net outflows (consisting of net outflows within all services, except Other services) and market depreciation of $1.9 billion.

        Absolute investment composite returns, net of fees, and relative performance compared to benchmarks for certain representative Institutional (except as otherwise indicated) Value, Growth, Blend and Fixed Income services were as follows for the years ended December 31:

	2012	2011	2010
Global High Income (fixed income)
Absolute return	18.4%	2.0%	17.7%
Relative return (vs. 33% Barclays High Yield, 33% JPM EMBI Global and 33% JPM GBI-EM)	0.2	(0.3)	4.2
Global Fixed Income (fixed income)
Absolute return	3.9	12.1	6.8
Relative return (vs. CITI WLD GV BD-USD/JPM GLBL BD)	2.2	5.7	1.6
Intermediate Municipal Bonds (fixed income) (Private Client composite)
Absolute return	3.4	7.2	2.9
Relative return (vs. Lipper Short/Int. Blended Muni Fund Avg)	(0.3)	0.8	0.9
U.S. Strategic Core Plus (fixed income)
Absolute return	5.9	7.1	9.5
Relative return (vs. Barclays U.S. Aggregate)	1.7	(0.7)	2.9
Emerging Market Debt (fixed income)
Absolute return	20.5	6.0	14.7
Relative return (vs. JPM EMBI Global/JPM EMBI)	2.0	(2.5)	2.7
Global Plus (fixed income)
Absolute return	5.2	6.2	8.3
Relative return (vs. Barclays Global Aggregate)	0.9	0.6	2.8
Emerging Markets Value
Absolute return	14.7	(23.3)	15.2
Relative return (vs. MSCI EM Index)	(3.5)	(4.9)	(3.7)
Global Value
Absolute return	13.9	(15.8)	6.5
Relative return (vs. MSCI World Index)	(1.9)	(10.3)	(5.3)
International Value
Absolute return	12.9	(18.6)	3.4
Relative return (vs. MSCI EAFE Index)	(4.4)	(6.5)	(4.4)
U.S. Small & Mid Cap Value
Absolute return	18.6	(8.1)	26.1
Relative return (vs. Russell 2500 Value Index)	(0.6)	(4.8)	1.3
U.S. Strategic Value
Absolute return	13.3	(7.6)	11.3
Relative return (vs. Russell 1000 Value Index)	(4.2)	(8.0)	(4.2)
U.S. Small Cap Growth
Absolute return	14.9	4.4	37.1
Relative return (vs. Russell 2000 Growth Index)	0.3	7.3	8.0
U.S. Large Cap Growth
Absolute return	15.9	(2.3)	9.8
Relative return (vs. Russell 1000 Growth Index)	0.6	(4.9)	(6.9)
U.S. Strategic Growth (Private Client composite)
Absolute return	15.2	(4.3)	7.4
Relative return (vs. S&P 500 Index)	(0.8)	(6.4)	(7.7)
Select U.S. Equity
Absolute return	16.2	3.8	19.8
Relative return (vs. S&P 500 Index)	0.2	1.7	4.7
International Style Blend—Developed
Absolute return	15.6	(17.7)	3.1
Relative return (vs. MSCI EAFE Index)	(1.7)	(5.6)	(4.7)

        Our Fixed Income services generally outperformed their benchmarks in 2012. Numerous sources of uncertainty adversely affected the global economy throughout the year, but risk aversion eased in the second half of the year, due to monetary-policy actions and improving perceptions regarding sovereign-debt crises in Europe, fiscal policies in the U.S. and growth in China. Sector and security selection were generally the biggest drivers of our outperformance. Non-government bond exposures, particularly corporate bonds, contributed to positive returns in our U.S. taxable and global multi-sector portfolios.

        Our U.S. and Global value services outperformed their benchmarks for the three-month period ending December 31, 2012, but mostly lagged for the full year. In contrast, our U.S. large and small cap growth services lagged somewhat in the fourth quarter, but finished ahead of their benchmarks for the full year. We attribute this performance pattern to our services' adherence to their core investment disciplines. Long-term value characteristics, such as inexpensive cash flows, came back into favor late in 2012 after a long period in which more short-term oriented equity markets had not rewarded these characteristics. Long-term growth characteristics, such as underappreciated growth potential, underperformed in the fourth quarter. Our core research approach has not wavered; we believe that staying true to our investment disciplines is in our clients' best interests over the long term.

  Consolidated Results of Operations

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions, except per unit amounts)
Net revenues	$2,736.7	$2,749.9	$2,948.6	(0.5)%	(6.7)%
Expenses	2,534.4	2,958.4	2,489.7	(14.3)	18.8

Operating income (loss)	202.3	(208.5)	458.9	n/m	n/m
Non-operating income	—	—	6.7	—	(100.0)

Income (loss) before income taxes	202.3	(208.5)	465.6	n/m	n/m
Income taxes	13.7	3.1	38.5	344.3	(92.0)

Net income (loss)	188.6	(211.6)	427.1	n/m	n/m
Net income (loss) of consolidated entities attributable to non-controlling interests	(0.3)	(36.8)	(15.3)	(99.1)	140.2

Net income (loss) attributable to AllianceBernstein Unitholders	$188.9	$(174.8)	$442.4	n/m	n/m

Diluted net income (loss) per AllianceBernstein Unit	$0.67	$(0.62)	$1.58	n/m	n/m

Distributions per AllianceBernstein Unit (1)(2)	$1.36	$1.38	$1.58	(1.4)	(12.7)

Operating margin(3)	7.4%	n/m	16.1%

(1)
The 2012 distribution excludes the impact of $207.0 million of non-cash real estate charges recorded in the third and fourth quarters of 2012.

(2)
The 2011 distribution excludes the impact of the $587.1 million one-time, non-cash long-term incentive compensation charge.

(3)
Operating income excluding net (loss) income attributable to non-controlling interests as a percentage of net revenues.

        Net income attributable to AllianceBernstein Unitholders for the year ended December 31, 2012 was $188.9 million, as compared to net loss attributable to AllianceBernstein Unitholders of $174.8 million for the year ended December 31, 2011. The change was primarily due to (in millions):

Higher real estate charges	$(215.8)
Lower base advisory fees	(194.3)
Lower Bernstein Research Services revenues	(23.7)
2011 long-term incentive compensation charge	587.1
Lower employee compensation and benefits (excluding $587.1 million compensation charge)	78.3
Higher performance-based fees	50.1
Higher long-term incentive compensation investment gains	37.0
Seed capital investment gains compared to 2011 losses	28.2
Lower other promotion and servicing expenses	17.0
Other	(0.2)

$363.7

        Net loss attributable to AllianceBernstein Unitholders for the year ended December 31, 2011 was $174.8 million, as compared to net income attributable to AllianceBernstein Unitholders of $442.4 million for the year ended December 31, 2010. The change was primarily due to (in millions):

2011 long-term incentive compensation charge	$(587.1)
Lower investment advisory base fees	(131.3)
Long-term incentive compensation investment losses compared to 2010 gains	(47.4)
Higher other promotion and servicing expenses	(25.5)
Seed money investment losses compared to 2010 gains	(12.4)
Higher portfolio services	(9.8)
Lower real estate charges	94.5
Lower employee compensation and benefits (excluding $587.1 million compensation charge)	73.6
Lower income tax expense	35.4
2011 insurance proceeds	10.7
Other	(17.9)

$(617.2)

  Real Estate Charges

        Since the fourth quarter of 2008, we consistently have taken steps to reduce our cost structure, including headcount reductions, and the consolidation of office locations, in response to declines in our AUM and fee revenues.

        During 2010, we performed a comprehensive review of our real estate requirements in New York in connection with our workforce reductions commencing in 2008. As a result, during 2010 we decided to sub-lease over 380,000 square feet in New York (approximately 80% of this space has been sublet) and largely consolidate our New York-based employees into two office locations from three. We recorded pre-tax real estate charges of $101.7 million in 2010 that reflected the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($76.2 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($25.5 million). We periodically review the assumptions and estimates we used in recording these charges.

        During 2011, we recorded pre-tax real estate charges totaling $7.2 million for our office space in London, England, New York and other U.S. locations. The London charge was $8.8 million, consisting of a $5.8 million payment to the party to which the lease was assigned, as well as the write-off of $3.0 million of leasehold improvements, furniture and equipment related to the space. We also wrote off an additional $1.5 million of leasehold improvements, furniture and equipment related to the New York space and had miscellaneous charges of $0.4 million. These charges were offset by a $3.5 million credit we recorded in 2011 due to changes in estimates of our 2010 charge.

        During the first six months of 2012, we recorded pre-tax real estate charges totaling $16.1 million, reflecting $8.8 million resulting from the abandonment of our leased New York City Data Center office space and $7.3 million resulting from a change in estimates relating to previously recorded real estate charges. The New York City Data Center charge consisted of the net present value of the difference between the amount of ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($7.1 million) and the write-off of leasehold improvements, furniture and equipment related to this space ($1.7 million).

        During the third quarter of 2012, in an effort to further reduce our global real estate footprint, we completed a comprehensive review of our worldwide office locations and began implementing a global space consolidation plan. As a result, our intention is to sub-lease approximately 510,000 square feet of office space, over 70% of which is New York office space (in addition to the 380,000 square feet written-off in 2010), with the remainder comprised of office space in London, England, Melbourne, Australia and various U.S. locations. We expect that the actions we are taking to vacate and market space for sublease will result over time in projected non-cash real estate charges of $225 million to $250 million, with the bulk of the charges having occurred in the third and fourth quarters of 2012. These charges are in addition to the earlier non-cash real estate charges for New York City office space we recorded, and they will not affect our future quarterly distributions. We ultimately expect to realize reduced annual operating expenses of $38 million to $43 million once we have successfully subleased the vacated space. These projections are based on current market conditions and could change over time as conditions evolve. We believe implementing our global space consolidation plan will meaningfully improve our cost structure and will play an important part in positioning our firm for a stronger future.

        During the third quarter of 2012, we recorded pre-tax real estate charges of $168.1 million, reflecting the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($131.8 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($31.3 million), and changes in estimates relating to previously recorded real estate charges ($5.0 million).

        During the fourth quarter of 2012, we recorded pre-tax real estate charges of $38.9 million, reflecting the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($32.0 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($8.4 million), offset by changes in estimates relating to previously recorded real estate charges of ($1.5 million).

  Long-term Incentive Compensation Charge

        During the fourth quarter of 2011, we implemented changes to our employee long-term incentive compensation award program to ensure that our compensation practices are competitive, and to better align the costs of employee compensation and benefits with the company's current year financial performance and provide employees with a higher degree of certainty that they will receive the incentive compensation they are awarded. We amended all outstanding year-end long-term incentive compensation awards of active employees (i.e., those employees who we employed as of December 31, 2011), so that employees who terminate their employment or are terminated without cause may retain their awards, subject to compliance with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition and employee and client solicitation, and a claw-back for failing to follow existing risk management policies. Most equity replacement, sign-on or similar long-term incentive compensation awards included in separate employment agreements or arrangements were not amended in 2011 to reflect these changes.

        We recognize compensation expense related to equity compensation grants in the financial statements using the fair value method. Fair value of restricted Holding Unit awards is the closing price of a Holding Unit on the grant date; fair value of options is determined using the Black-Scholes option valuation model. Under the fair value method, compensatory expense is measured at the grant date based on the estimated fair value of the award and is recognized over the required service period. Prior to the changes made to the employee long-term incentive compensation award program in the fourth quarter of 2011, an employee's service requirement was typically the same as the delivery dates. These changes eliminated employee service requirements but did not modify delivery dates contained in the original award agreements.

        As a result of these changes, we recorded a one-time, non-cash charge of $587.1 million in the fourth quarter of 2011 for all unrecognized long-term incentive compensation on the amended outstanding awards from prior years. In addition, we recorded 100% of the expense associated with our 2011 long-term incentive compensation awards of $159.9 million in the fourth quarter of 2011.

        Awards granted in 2011 contained the provisions described above, as did awards granted in 2012, and we expect to include these provisions in long-term incentive compensation awards in future years. Accordingly, our annual incentive compensation expense will reflect 100% of the expense associated with the long-term incentive compensation awarded in each year. This approach to expense recognition will more closely match the economic cost of awarding long-term incentive compensation to the period in which the related service is performed.

  Units Outstanding

        We engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program and for other corporate purposes, and purchase Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards. During 2012 and 2011, we purchased 15.7 million and 13.5 million Holding Units for $238.0 million and $220.8 million, respectively. These amounts reflect open-market purchases of 12.3 million and 11.1 million Holding Units for $182.3 million and $192.1 million, respectively, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

        Since the third quarter of 2011, we have implemented plans each quarter to repurchase Holding Units pursuant to Rule 10b5-1 under the Exchange Act. A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be prevented from doing so because of self-imposed trading blackout periods and because it possesses material non-public information. Each broker we have selected has the authority under the terms and limitations specified in the plan to repurchase Holding Units on our behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The plan adopted during the fourth quarter of 2012 did not specify an aggregate limitation and expired at the close of business on February 11, 2013. We intend to adopt additional Rule 10b5-1 plans so that we can continue to engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award programs and for other corporate purposes.

        We granted to employees and Eligible Directors 12.1 million restricted Holding Unit awards (including 2.7 million granted in June 2012 to Peter Kraus, our Chief Executive Officer (see "Employee Compensation and Benefits" in this Management's Discussion and Analysis) and 8.7 million granted in January 2012 for 2011 year-end awards) and 1.7 million restricted Holding Unit awards during 2012 and 2011, respectively. To fund these awards, we allocated previously repurchased Holding Units that had been held in the consolidated rabbi trust. The 2012 and 2011 long-term incentive compensation awards allowed most employees to allocate their award between restricted Holding Units and deferred cash. As a result, 6.5 million restricted Holding Unit awards for the December 2012 awards and 8.7 million restricted Holding Unit awards for the December 2011 awards were awarded and allocated as such within the consolidated rabbi trust in January 2013 and 2012, respectively. There were approximately 17.9 million and 12.0 million unallocated Holding Units remaining in the consolidated rabbi trust as of December 31, 2012 and January 31, 2013, respectively. The balance as of January 31, 2013 also reflects repurchases and other activity during January 2013.

  Cash Distributions

        We are required to distribute all of our Available Cash Flow, as defined in the AllianceBernstein Partnership Agreement, to its Unitholders (including the General Partner). Typically in the past, Available Cash Flow has been the diluted earnings per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter, except when, as was the case with the compensation-related charge in the fourth quarter of 2011 and the real estate charge in the third quarter of 2012, the effects of the non-cash charges were eliminated. Starting in the third quarter of 2012, Available Cash Flow is the adjusted diluted net income per unit for the quarter multiplied by the number of general and limited partnership interests at the end of the quarter. In future periods, management anticipates that Available Cash Flow typically will be based on adjusted diluted net income per unit, unless management determines that one or more non-GAAP adjustments should not be made with respect to the Available Cash Flow calculation. See Note 2 to our audited consolidated financial statements contained in this proxy statement/prospectus for a description of Available Cash Flow.

  Management Operating Metrics

        We are providing the non-GAAP measures "adjusted net revenues," "adjusted operating income" and "adjusted operating margin" because they are the principal operating metrics management uses in evaluating and comparing period-to-period operating performance and we believe they are useful to investors. Management principally uses these metrics in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion primarily caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges and other adjustment items. Similarly, these management operating metrics help investors better understand the underlying trends in our results and, accordingly, we believe they provide a valuable perspective for investors.

        These non-GAAP measures are provided in addition to, and not as substitutes for, net revenues, operating income and operating margin, and they may not be comparable to non-GAAP measures presented by other companies. Management uses both the GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Net revenues, GAAP basis	$2,736,737	$2,749,891	$2,948,557
Exclude:
Long-term incentive compensation-related investment (gains) losses	(16,711)	20,302	(27,053)
Long-term incentive compensation-related dividends and interest	(2,245)	(4,364)	(6,513)
90% of consolidated venture capital fund investment (gains) losses	(1,118)	35,778	16,527
Distribution-related payments	(367,090)	(302,684)	(286,676)
Amortization of deferred sales commissions	(40,262)	(37,675)	(47,397)
Pass-through fees and expenses	(49,010)	(35,103)	(32,684)

Adjusted net revenues	$2,260,301	$2,426,145	$2,564,761

Operating income (loss), GAAP basis	$202,365	$(208,469)	$458,862
Exclude:
Long-term incentive compensation-related investment (gains) losses	(16,711)	20,302	(27,053)
Long-term incentive compensation-related dividends and interest	(2,245)	(4,364)	(6,513)
Long-term incentive compensation-related mark-to-market vesting expense (credit)	14,858	(19,425)	2,791
Long-term incentive compensation-related dividends and interest expense	2,590	5,054	8,540
2011 long-term incentive compensation charge	—	587,131	—

Net impact of long-term incentive compensation-related items	(1,508)	588,698	(22,235)

Insurance proceeds	—	(10,691)	—
Real estate charges	223,038	7,235	101,698

Sub-total of non-GAAP adjustments	221,530	585,242	79,463
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	(315)	(36,799)	(15,320)

Adjusted operating income	$424,210	$413,572	$553,645

Adjusted operating margin	18.8%	17.0%	21.6%

        Adjusted operating income for the year ended December 31, 2012 increased $10.6 million, or 2.6%, from the year ended December 31, 2011, primarily as a result of lower employee compensation expense (excluding the impact of long-term incentive compensation-related items) of $110.1 million, lower general and administrative expenses (excluding real estate charges) of $52.0 million, higher investment gains of $37.4 million and higher performance-based fees of $32.1 million, offset by lower base advisory fees of $192.4 million and lower Bernstein Research Services revenues of $23.7 million. Adjusted operating income for the year ended December 31, 2011 decreased $140.1 million, or 25.3%, from the year ended December 31, 2010, primarily as a result of lower investment advisory fees of $136.2 million, higher seed money losses of $12.4 million, higher general and administrative expenses (excluding real estate charges) of $27.1 million and higher other promotion and servicing expenses of

$23.9 million, partially offset by higher Bernstein Research Services revenues of $6.9 million and lower employee compensation expense (excluding the impact of long-term incentive compensation-related items) of $48.0 million.

Adjusted Net Revenues

        Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. Amortization of deferred sales commissions is offset against net revenues because such costs, over time, essentially offset distribution revenues earned by the company. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. During 2012, we offset sub-advisory payments to third parties against performance-based fees earned on the Public-Private Investment Program ("PPIP") fund we managed. These fees have no impact on operating income, but they do have an impact on our operating margin. As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income

        Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the 2011 compensation charge, (3) real estate charges, (4) insurance proceeds, and (5) the net loss or income of consolidated entities attributable to non-controlling interests.

        Prior to 2009, a large proportion of employee compensation was in the form of long-term incentive compensation awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein has economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. The full value of the investments' appreciation (depreciation) is recorded within investment gains and losses on the income statement in the current period. U.S. GAAP requires the appreciation (depreciation) in the compensation liability to be expensed over the award vesting period in proportion to the vested amount of the award as part of compensation expense. This creates a timing difference between the recognition of the compensation expense and the investment gain or loss impacting operating income, which will fluctuate over the life of the award and net to zero at the end of the multi-year vesting period. Although during periods of high market volatility these timing differences have an impact on operating income and operating margin, over the life of the award any impact is ultimately offset. Because these plans are economically hedged, management believes it is useful to reflect the offset ultimately achieved from hedging the investments' market exposure in the calculation of adjusted operating income, adjusted operating margin and adjusted diluted net income per Holding Unit, which will produce core operating results from period to period. The non-GAAP measures exclude gains and losses and dividends and interest on long-term incentive compensation-related investments included in revenues and compensation expense, thus eliminating the timing differences created by different treatment under U.S. GAAP of the market movement on the expense and the investments. In the fourth quarter of 2011, we implemented changes to our employee long-term incentive compensation award program. As a result, mark-to-market investment gains or losses recognized in compensation expense will closely approximate mark-to-market investment gains and losses recognized in revenues.

        Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

        In the third quarter of 2011, we received significant insurance proceeds from the settlement of a claim that are not considered part of our core operating results.

        Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund. We own a 10% limited partner interest in the fund. Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund. However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level. As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income. Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

Adjusted Operating Margin

        Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

  Net Revenues

        The following table summarizes the components of net revenues:

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Investment advisory and services fees:
Institutions:
Base fees	$426.0	$600.2	$745.5	(29.0)%	(19.5)%
Performance-based fees	59.3	16.0	18.7	271.1	(14.4)

	485.3	616.2	764.2	(21.2)	(19.4)

Retail:
Base fees	702.3	652.5	639.8	7.6	2.0
Performance-based fees	2.9	—	0.1	n/m	(100.0)

	705.2	652.5	639.9	8.1	2.0

Private Client:
Base fees	577.3	647.2	645.9	(10.8)	0.2
Performance-based fees	4.4	0.5	1.7	658.6	(66.8)

	581.7	647.7	647.6	(10.2)	—

Total:
Base fees	1,705.6	1,899.9	2,031.2	(10.2)	(6.5)
Performance-based fees	66.6	16.5	20.5	302.6	(19.4)
	1,772.2	1,916.4	2,051.7	(7.5)	(6.6)
Bernstein research services	413.7	437.4	430.5	(5.4)	1.6
Distribution revenues	401.7	351.6	338.6	14.2	3.8
Dividend and interest income	21.3	21.5	22.9	(1.0)	(6.1)
Investment gains (losses)	29.2	(82.1)	(1.4)	n/m	n/m
Other revenues	101.8	107.6	109.8	(5.4)	(2.0)

Total revenues	2,739.9	2,752.4	2,952.1	(0.5)	(6.8)
Less: Interest expense	3.2	2.5	3.5	26.4	(28.1)

Net revenues	$2,736.7	$2,749.9	$2,948.6	(0.5)	(6.7)

Investment Advisory and Services Fees

        Investment advisory and services fees are the largest component of our revenues. These fees are generally calculated as a percentage of the value of AUM as of a specified date, or as a percentage of the value of average AUM for the applicable billing period, and vary with the type of investment service, the size of account and the total amount of assets we manage for a particular client. Accordingly, fee income generally increases or decreases as AUM increase or decrease and is therefore affected by market appreciation or depreciation, the addition of new client accounts or client contributions of additional assets to existing accounts, withdrawals of assets from and termination of client accounts, purchases and redemptions of mutual fund shares, shifts of assets between accounts or products with different fee structures, and acquisitions. Our average basis points realized (investment advisory fees divided by average AUM) generally approximate 50 to 70 basis points for equity services, 25 to 45 basis points for fixed income services and 5 to 15 basis points for other services. As such, a shift of client assets from active equity services toward fixed income services and/or other services results in a decline in revenues just as a shift of assets toward active equity services would increase revenues.

        We calculate AUM using established fair valuation methodologies, including market-based valuation methods and fair valuation methods. Market-based valuation methods include: last sale/settle prices from an exchange for actively traded listed equities, options and futures; evaluated bid prices from recognized pricing vendors for fixed income, asset-backed or mortgage-backed issues; mid prices from recognized pricing vendors and brokers for credit default swaps; and quoted bids or spreads from pricing vendors and brokers for other derivative products. Fair valuation methods include discounted cash flow models, evaluation of assets versus liabilities or any other methodology that is validated and approved by our Valuation Committee. Fair valuation methods are used only where AUM cannot be valued using market-based valuation methods, such as in the case of private equity or illiquid securities. Investments utilizing fair value methods typically make up an insignificant amount of our total AUM. Market volatility has not had a significant effect on our ability to acquire market data and, accordingly, our ability to use market-based valuation methods.

        The Valuation Committee, which is composed of senior officers and employees, is responsible for overseeing the pricing and valuation of all investments held in client and AllianceBernstein portfolios. The Valuation Committee has adopted a Statement of Pricing Policies describing principles and policies that apply to pricing and valuing investments held in these portfolios. We have also established a Pricing Group, which reports to the Valuation Committee. The Valuation Committee has delegated to the Pricing Group responsibility for overseeing the pricing process for all investments.

        We sometimes charge our clients performance-based fees. In these situations, we charge a base advisory fee and are eligible to earn an additional performance-based fee or incentive allocation that is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Some performance-based fees include a high-watermark provision, which generally provides that if a client account underperforms relative to its performance target (whether absolute or relative to a specified benchmark), it must gain back such underperformance before we can collect future performance-based fees. Therefore, if we fail to achieve our performance target for a particular period, we will not earn a performance-based fee for that period and, for accounts with a high-watermark provision, our ability to earn future performance-based fees will be impaired. We are eligible to earn performance-based fees on approximately 8% of the assets we manage for institutional clients and approximately 3% of the assets we manage for private clients (in total, approximately 4% of our company-wide AUM). A majority of our hedge fund AUM is subject to high-watermarks and a significant majority of this AUM is below the high-watermarks. Accordingly, it is very unlikely we will earn performance-based fees on these hedge funds in 2013 on the AUM below high-watermarks. If the percentage of our AUM subject to performance-based fees grows, seasonality and volatility of revenue and earnings are likely to become more significant.

        Our investment advisory and services fees decreased $144.2 million, or 7.5%, in 2012, primarily due to a decrease in base fees of $194.3 million, or 10.2%, which primarily resulted from an 8.0% decrease in average AUM and a continued shift in product mix from Equities to Fixed Income and Other in our Institutional AUM, offset by a $50.1 million increase in performance-based fees. During 2012, we recorded a $39.6 million performance fee from PPIP ($18.0 million of which is payable to third party sub-advisors). Our investment advisory and services fees decreased $135.3 million, or 6.6%, in 2011, primarily due to a decrease of 4.8% in average AUM.

        Institutional investment advisory and services fees decreased $130.9 million, or 21.2%, in 2012, due to a $174.2 million, or 29.0%, decrease in base fees, partly offset by a $43.3 million increase in performance-based fees (as a result of PPIP). The decrease in base fees was primarily due to a decrease in average AUM of 13.3% as well as a continued shift in product mix from Equities to Fixed Income. Average AUM for Equity services decreased 52.6% while average AUM for Fixed Income and Other products increased 7.6% and 16.6%, respectively. Institutional investment advisory and services fees decreased $148.0 million, or 19.4%, in 2011, primarily due to a decrease in average AUM of 8.8% as well as a shift in product mix from Equities to Fixed Income products. Average AUM for Equity services decreased 32.9% while average AUM for Fixed Income and Other services increased 7.1% and 63.2%, respectively.

        Retail investment advisory and services fees increased $52.7 million, or 8.1%, in 2012, due to a 3.4% increase in average AUM. The increase in fees as compared to an increase in average AUM is primarily due to a shift in product mix towards long-term non-U.S. global fixed income mutual funds from long-term U.S. mutual funds and other Retail products and services, which generally have higher fees as compared to long-term U.S. mutual funds and other Retail products and services. Retail investment advisory and services fees increased $12.6 million, or 2.0%, in 2011, primarily due to a 1.0% increase in average AUM and the impact of significant net sales of long-term non-U.S. global fixed income mutual funds, which generally have higher fees as compared to long-term U.S. mutual funds.

        Private Client investment advisory and services fees decreased $66.0 million, or 10.2%, in 2012, primarily as a result of a decline in base fees of $69.9 million, or 10.8%, reflecting a decrease in average billable AUM of 8.5% and the impact of a shift in product mix from Equities to Other products. Private Client investment advisory and services fees increased by $0.1 million in 2011, primarily as a result of higher base fees of $1.3 million, reflecting an increase in average billable AUM of 1.4%, offset by $1.2 million in lower performance-based fees.

Bernstein Research Services

        Bernstein Research Services revenue consists principally of equity commissions received for providing equity research and brokerage-related services to institutional investors.

        Revenues from Bernstein Research Services decreased $23.7 million, or 5.4%, in 2012. The decrease in 2012 was the result of a significant decline in market trading volumes, partially offset by market share gains. Revenues from Bernstein Research Services increased $6.9 million, or 1.6%, in 2011. The increase in 2011 was the result of higher trading commissions in Europe and Asia, partially offset by lower trading commissions in the U.S. During the fourth quarter of 2011, however, trading activity declined sharply, which adversely affected our sell-side revenues.

Distribution Revenues

        AllianceBernstein Investments and AllianceBernstein (Luxembourg) act as distributor and/or placing agent of company-sponsored mutual funds and receive distribution services fees from certain of those funds as partial reimbursement of the distribution expenses they incur. Period-over-period fluctuations of distribution revenues are typically in-line with fluctuations of the corresponding average AUM of these mutual funds.

        Distribution revenues increased $50.1 million, or 14.2%, and $13.0 million, or 3.8%, in 2012 and 2011, respectively, while the corresponding average AUM of these mutual funds grew 14.6% and 8.1%, respectively. Average AUM of non B-share and non C-share mutual funds (which have lower distribution fee rates than B-share and C-share mutual funds) increased 18.3% and 12.0%, respectively, while average AUM of B-share and C-share mutual funds increased by 0.6% in 2012 and decreased by 5.9% in 2011.

        During 2010, the SEC proposed a rule amendment that would significantly change and restrict the ability of U.S. mutual funds to pay distribution and servicing fees ("12b-1 fees") to financial services firms for distributing their shares. If rules are adopted as proposed, changes in existing 12b-1 fee arrangements for a number of share classes offered by company-sponsored mutual funds would be required, which would reduce the net fund distribution revenues we receive from company-sponsored mutual funds. The impact of this rule change, which we do not anticipate being material, is dependent upon the final rules adopted by the SEC, any phase-in or grandfathering period, and any other changes made with respect to share class distribution arrangements.

Dividend and Interest Income and Interest Expense

        Dividend and interest income consists primarily of investment income and interest earned on customer margin balances and U.S. Treasury Bills. Interest expense principally reflects interest accrued on cash balances in customers' brokerage accounts. Dividend and interest income, net of interest expense, decreased $0.9 million and $0.4 million, in 2012 and 2011, respectively.

Investment Gains (Losses)

        Investment gains (losses) consist of realized and unrealized investment gains or losses on: (i) employee long-term incentive compensation-related investments, (ii) investments owned by our consolidated venture capital fund, (iii) U.S. Treasury Bills, (iv) market-making in cash equities and exchange-traded options and equities, (v) seed capital investments and (vi) derivatives. Investment gains (losses) also include realized gains or losses on the sale of seed capital investments classified as available-for-sale securities and equity in earnings of proprietary investments in limited partnership hedge funds that we sponsor and manage.

        Investment gains (losses) are as follows:

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Long-term incentive compensation-related investments
Realized gains (losses)	$1.3	$(8.3)	$(12.0)
Unrealized gains (losses)	15.4	(12.0)	39.1
Consolidated private equity fund investments
Realized gains (losses)	(17.0)	(0.8)	21.2
Unrealized gains (losses)	18.2	(39.0)	(39.6)
Seed capital investments
Realized gains (losses)	(21.1)	15.8	(6.5)
Unrealized gains (losses)	39.2	(25.8)	8.9
Brokerage-related investments
Realized gains (losses)	(4.8)	(12.4)	(13.4)
Unrealized gains (losses)	(2.0)	0.4	0.9

	$29.2	$(82.1)	$(1.4)

        Realized gains or losses on long-term incentive compensation-related investments typically occur in December of each year, as well as during the first quarter, as award tranches vest and related investments are sold to provide cash for payments to employees. The unrealized gains during 2012 and 2010 reflect the favorable financial markets during those periods, while unrealized losses on employee long-term incentive compensation-related investments during 2011 reflect unfavorable financial markets.

        During 2012, the publicly traded securities held by our consolidated private equity fund incurred realized losses compared to realized gains during 2011, while the non-public investments incurred realized losses during both periods. The fund incurred unrealized mark-to-market gains relating to both its publicly traded and non-public investments during 2012 compared to unrealized mark-to-market losses during 2011. Our consolidated private equity fund during 2011 incurred slightly higher mark-to-market losses relating to privately held securities held by the fund, offset by slightly lower mark-to-market losses relating to publicly traded securities. Also, 2010 reflects gains on the sale of securities.

        Our seed capital investments had unrealized gains in 2012 and 2010 as compared to unrealized losses in 2011. Offsetting these gains and losses were realized losses in 2012 and 2010 as compared to realized gains in 2011, on our derivatives we use to hedge our seed capital investments.

Other Revenues

        Other revenues consist of fees earned for transfer agency services provided to company-sponsored mutual funds, fees earned for administration and recordkeeping services provided to company-sponsored mutual funds and the general accounts of AXA and its subsidiaries, and other miscellaneous revenues. Other revenues decreased 5.4% and 2.0% in 2012 and 2011, respectively, primarily due to lower shareholder servicing fees.

  Expenses

        The following table summarizes the components of expenses:

	Years Ended December 31,			% Change
	2012	2011	2010	2012 - 11	2011 - 10
	(in millions)
Employee compensation and benefits:
Employee compensation and benefits	$1,168.6	$1,246.9	$1,320.5	(6.3)%	(5.6)%
Long-term incentive compensation charge	—	587.1	—	n/m	n/m

	1,168.6	1,834.0	1,320.5	(36.3)	38.9
Promotion and servicing:
Distribution-related payments	367.1	302.7	286.7	21.3	5.6
Amortization of deferred sales commissions	40.3	37.7	47.4	6.9	(20.5)
Other	202.2	219.2	193.8	(7.8)	13.1

	609.6	559.6	527.9	8.9	6.0
General and administrative:
General and administrative	508.4	533.6	516.2	(4.7)	3.4
Real estate charges	223.0	7.2	101.7	n/m	(92.9)

	731.4	540.8	617.9	35.2	(12.5)
Interest	3.4	2.6	2.1	34.7	22.5
Amortization of intangible assets	21.4	21.4	21.3	—	0.3

Total	$2,534.4	$2,958.4	$2,489.7	(14.3)	18.8

Employee Compensation and Benefits

        We had 3,318 full-time employees as of December 31, 2012 compared to 3,764 as of year-end 2011 and 4,256 as of year-end 2010. Employee compensation and benefits consist of salaries (including severance), annual short-term incentive compensation awards (cash bonuses), annual long-term incentive compensation awards, commissions, fringe benefits and other employment costs (including recruitment, training, temporary help and meals).

        As a result of the changes made to our long-term incentive compensation program in 2011 (discussed earlier in this Management's Discussion and Analysis), we recorded a one-time, non-cash charge of $587.1 million in the fourth quarter of 2011 for all unrecognized long-term incentive compensation on outstanding awards from prior years. In addition, we recorded 100% of the expense associated with our 2011 long-term incentive compensation awards of $159.9 million in the fourth quarter of 2011.

        Compensation expense as a percentage of net revenues was 42.7%, 45.3% (excluding the one-time, non-cash charge) and 44.8% for the years ended December 31, 2012, 2011 and 2010, respectively. Compensation expense generally is determined on a discretionary basis and is primarily a function of our firm's financial performance. Amounts are awarded to help us achieve our key compensation goals of attracting, motivating and retaining top talent, by providing awards for the past year's performance and providing incentives for future performance, while also helping ensure that our firm's Unitholders receive an appropriate return on their investment. Senior management, with the approval of the Compensation Committee of the Board ("Compensation Committee"), confirmed that the appropriate metric to consider in determining the amount of incentive compensation is the ratio of adjusted employee compensation and benefits expense to adjusted net revenues. Adjusted net revenues used in the adjusted compensation ratio are the same as the adjusted net revenues presented as a non-GAAP measure (discussed earlier), less revenues associated with acquisitions in 2010 and 2011 to implement strategic product initiatives (applicable to 2011 adjusted compensation ratio only). Adjusted employee compensation and benefits expense is total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expenses, associated with employee long-term incentive compensation-related investments and total compensation and certain amortization of equity-based awards of personnel related to acquisitions in 2010 and 2011 to implement strategic product initiatives (applicable to 2011 adjusted compensation ratio only). Senior management, with the approval of the Compensation Committee, also established as an objective that adjusted employee compensation and benefits expense generally should not exceed 50% of our adjusted net revenues except in unexpected or unusual circumstances. Our ratios of adjusted compensation expense as a percentage of adjusted net revenues were 49.8%, 50.3% and 49.7%, respectively, for the years ended December 31, 2012, 2011 and 2010.

        During June 2012, Peter S. Kraus, the General Partner, AllianceBernstein and Holding entered into an agreement (the "Extended Employment Agreement") pursuant to which Mr. Kraus will continue to serve as Chairman of the Board of the General Partner and Chief Executive Officer of the General Partner, AllianceBernstein and Holding from January 3, 2014, the date following the end of the term of his existing employment agreement, until January 2, 2019 (the "Extended Employment Term"), unless the Extended Employment Agreement is terminated in accordance with its terms. In connection with the signing of the Extended Employment Agreement, Mr. Kraus was granted 2,722,052 restricted Holding Units, vesting ratably over the Extended Employment Term. Under U.S. GAAP, the compensation expense for the Holding Unit award under the Extended Employment Agreement of $33.1 million (based on the $12.17 grant date Holding Unit price) must be amortized on a straight-line basis over 6.5 years, beginning on the grant date. As a result, even though Mr. Kraus will not receive any incremental cash compensation or cash distributions related to the restricted Holding Unit award pursuant to the Extended Employment Agreement prior to its commencement date on January 3, 2014, we incurred $2.5 million incremental compensation expense resulting from such amortization during the second half of 2012 and will incur $5.1 million of such expense for the full year 2013.

        In 2012, employee compensation and benefits expense decreased $665.4 million, or 36.3%, primarily due to the one-time compensation charge ($587.1 million) in 2011, the net impact of lower adjusted net revenues and a lower adjusted compensation ratio ($87.7 million) and compensation during 2011 of personnel related to acquisitions ($14.8 million), partially offset by higher long-term incentive compensation mark-to-market expense ($34.3 million). In 2011, employee compensation and benefit expense increased $513.5 million, or 38.9%, primarily due to the 2011 one-time compensation charge ($587.1 million) and compensation during 2011 of personnel related to acquisitions ($14.8 million), partially offset by the net impact of lower adjusted net revenues and a higher adjusted compensation ratio ($60.3 million) and lower long-term incentive compensation mark-to-market expense ($22.2 million).

        Since 2009, all long-term incentive compensation awards to eligible employees, which typically vest ratably over four years, have been made in the form of restricted Holding Units or deferred cash (in 2010, deferred cash was an option available only to certain non-U.S. employees; this option was expanded to most employees in 2011 and 2012). Prior to 2009, employees receiving long-term incentive compensation awards allocated a portion of their awards to notional investments in company-sponsored investment products (primarily mutual funds). Increases in the value of the notional investments in company-sponsored investment products increase the company's compensation liability to employees, while decreases in the value of the investments decrease the company's liability. The company generally purchased an amount of these investments equivalent to the notional investments and held them in a consolidated rabbi trust to economically hedge its exposure to valuation changes on its future obligations. Mark-to-market gains or losses on these investments are recognized in investment gains and losses as they occur. However, prior to the changes made to the long-term incentive compensation program in 2011, the impact of cumulative mark-to-market gains or losses was recognized as increases or decreases in compensation expense ratably over the remaining vesting period. As a result, there was not a direct correlation between current period long-term incentive compensation-related investment gains or losses recognized in revenues and the amortization of cumulative mark-to-market investment gains or losses recognized in compensation expense. Although there can be significant volatility from period to period as the value of these investments change, if a participant remained employed by the company over the entire vesting period of the award, mark-to-market investment gains or losses recognized in revenues would, over that vesting period, equal mark-to-market investment gains or losses recognized in compensation expense. As a result of the 2011 changes, mark-to-market investment gains or losses recognized in compensation expense will closely approximate mark-to-market investment gains and losses recognized in net revenues.

        The investment gains and losses on long-term incentive compensation-related investments recognized in net revenues as compared to the amortization of long-term incentive compensation awards notionally invested in company-sponsored investment products are as follows:

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Investment gains (losses)	$16.7	$(20.3)	$27.1
Amortization of awards notionally invested in company-sponsored investments products:
Original award	—	105.0	119.7
Prior periods' mark-to-market	—	18.0	(12.0)
Current period mark-to-market	14.9	(19.4)	14.8

Total	14.9	103.6	122.5

Net operating income impact	$1.8	$(123.9)	$(95.4)

Promotion and Servicing

        Promotion and servicing expenses include distribution-related payments to financial intermediaries for distribution of AllianceBernstein mutual funds and amortization of deferred sales commissions paid to financial intermediaries for the sale of back-end load shares of AllianceBernstein mutual funds. Also included in this expense category are costs related to travel and entertainment, advertising and promotional materials.

        Promotion and servicing expenses increased $50.0 million, or 8.9%, in 2012. The increase reflects higher distribution-related payments of $64.4 million, or 21.3%, higher amortization of deferred sales commissions of $2.6 million and higher marketing and advertising costs of $2.7 million, partially offset by lower travel and entertainment of $11.4 million, lower trade execution of $5.0 million and lower transfer fees of $4.5 million all due to the prior year's increased business activity and new product launches. Promotion and servicing expenses increased $31.7 million, or 6.0%, in 2011. The increase reflects higher distribution-related payments of $16.0 million, or 5.6%, higher travel and entertainment of $8.1 million, higher trade and execution and clearing costs of $8.1 million and higher transfer fees of $6.3 million, all attributable to increased business activity and new product launches. These increases were partially offset by a decrease in amortization of deferred sales commissions of $9.7 million. The increases in distribution-related payments in both 2012 and 2011 were generally in line with the 14.2% and 3.8% increases in distribution revenues, respectively, as well as higher broker-related distribution costs each year as compared to prior year costs.

General and Administrative

        General and administrative expenses include technology, professional fees, occupancy, communications and similar expenses. General and administrative expenses as a percentage of net revenues were 26.7% (18.6% excluding real estate charges), 19.7% (19.4% excluding real estate charges) and 21.0% (17.5% excluding real estate charges) for the years ended December 31, 2012, 2011 and 2010, respectively. General and administrative expenses increased $190.6 million, or 35.2%, in 2012, primarily due to higher real estate charges of $215.8 million, higher portfolio services expenses of $18.6 million (primarily due to PPIP sub-advisor payments) and higher legal expenses of $15.6 million (primarily due to our receipt of insurance proceeds of $10.7 million in 2011), partially offset by lower office and related expenses of $32.8 million (excluding real estate charges), lower technology expenses of $13.7 million and a cash receipt of $6.5 million in 2012 relating to the finalization of a claims processing contingency originally recorded in 2006. General and administrative expenses decreased

$77.1 million, or 12.5%, in 2011, primarily due to lower real estate charges of $94.5 million, partially offset by higher portfolio services expenses of $9.8 million (including market data services and sub-advisory fees).

  Income Taxes

        AllianceBernstein, a private limited partnership, is not subject to federal or state corporate income taxes, but we are subject to the New York City unincorporated business tax ("UBT"). Our domestic corporate subsidiaries are subject to federal, state and local income taxes, and are generally included in the filing of a consolidated federal income tax return. Separate state and local income tax returns are also filed. Foreign corporate subsidiaries are generally subject to taxes in the jurisdictions where they are located.

        Income tax expense increased $10.6 million, or 344.3%, in 2012 compared to 2011. The increase was primarily due to higher operating income in 2012 (in large part due to the 2011 compensation charge offset by the 2012 real estate charges), partially offset by the UBT tax benefit recorded in the third quarter of 2012 ($5.7 million). In the third quarter of 2012, application of the New York City tax law that sources various types of receipts from services performed by registered brokers and dealers of securities and commodities for purposes of apportioning income resulted in a reduction of our rate of tax for 2012 and to the rate of tax that we expect to pay in the future. As a result, we recognized a $5.7 million tax benefit in the third quarter of 2012 relating to our full year 2011 and nine months 2012 UBT.

        Income tax expense decreased $35.4 million, or 92.0%, in 2011 compared to 2010. Prior to the fourth quarter 2011 compensation charge of $587.1 million, our estimate of our full-year 2011 effective tax rate was 7.1%. As a result of the compensation charge, as well as the immediate recognition of the 2011 long-term incentive compensation awards, we had a fourth quarter 2011 effective tax rate of 3.8% (pre-tax loss of $540.2 million and income tax benefit of $20.3 million, that resulted in a full-year 2011 pre-tax loss of $208.5 million and income tax expense of $3.1 million). The compensation charge resulted in a one-time change to the historical mix of business between AllianceBernstein, which incurs a 4.0% UBT, and its corporate subsidiaries that incur corporate level income taxes. In addition, the recorded tax benefit associated with the future deliveries of vested Holding Units was based on the current market value in most jurisdictions, which was lower than the grant price of the awards included in the compensation charge. Both contributed to us incurring tax expense of $3.1 million rather than a benefit at the full-year estimated effective tax rate of 7.1%.

  Net Income (Loss) in Consolidated Entities Attributable to Non-Controlling Interests

        Net income (loss) of consolidated entities attributable to non-controlling interests consists of limited partner interests owned by other investors representing 90% of the total limited partner interests in our consolidated venture capital fund. It also included the 50% interest owned by AXA and its subsidiaries in our consolidated joint venture in Australia through March 31, 2011, when we purchased the remaining 50% interest in the Australian joint venture for $21.4 million. In 2012, we had a $0.3 million net loss of consolidated entities attributable to non-controlling interests, due primarily to a $1.2 million net investment gain attributable to our consolidated venture capital fund (of which 90% belongs to non-controlling interests) and management fees of $1.5 million. In 2011, we had a $36.8 million net loss of consolidated entities attributable to non-controlling interests, due primarily to a $39.8 million net investment loss attributable to our consolidated venture capital fund.

  Capital Resources and Liquidity—December 31, 2012

        During 2012, net cash provided by operating activities was $684.0 million, compared to $578.2 million during 2011. The change was primarily due to lower net purchases of investments of

$247.5 million, primarily related to broker-dealer investments and seed capital investments, and lower broker-dealer related net receivables and segregated U.S. Treasury Bills of $80.4 million, partially offset by lower cash provided by net income of $103.6 million and increases in fees receivable and deferred sales commissions. During 2011, net cash provided by operating activities was $578.2 million, compared with $830.1 million during 2010. The change was primarily due to an increase in seed investments and a decrease in accounts payable and accrued expenses.

        During 2012, net cash used in investing activities was $18.3 million, compared to $76.7 million during 2011. The change was primarily due to the three acquisitions we made during 2011. In addition, our net additions to furniture, equipment and leasehold improvements decreased $19.3 million in 2012 as compared to 2011. During 2011, net cash used in investing activities was $76.7 million, compared to $33.5 million during 2010. During 2011, we made three acquisitions for $41.8 million compared to our 2010 acquisition for $14.3 million. In addition, our net additions to furniture, equipment and leasehold improvement also increased $14.8 million in 2011 as compared to 2010.

        During 2012, net cash used in financing activities was $682.2 million, compared to $512.2 million during 2011. The increase reflects commercial paper net payments of $123.3 million in 2012 compared to $219.4 million of net issuances during 2011, offset by lower distributions to the General Partner and Unitholders of $155.0 million as a result of lower earnings (distributions on earnings are paid one quarter in arrears) and changes in overdrafts payable of $38.4 million. During 2011, net cash used in financing activities was $512.2 million, compared to $760.6 million during 2010. The decrease reflects net issuance of commercial paper of $219.4 million in 2011 compared to net repayment of commercial paper of $24.2 million in 2010 and lower distributions to the General Partner and Unitholders of $18.6 million as a result of lower earnings (distributions on earnings are paid one quarter in arrears), offset by changes in overdrafts payable of $53.9 million.

        As of December 31, 2012, AllianceBernstein had $627.2 million of cash and cash equivalents, all of which is available for liquidity, but is comprised primarily of cash on deposit for our broker-dealers to comply with various customer clearing activities and cash held by foreign entities for which a permanent investment assertion for U.S. tax purposes is taken. If the cash held at our foreign subsidiaries of $305.4 million, which includes cash on deposit for our foreign broker-dealers, was to be repatriated to the U.S., we would be required to accrue and pay U.S. income taxes on these funds, based on the unremitted amount. Our intent is to permanently reinvest these earnings outside the U.S. We currently do not anticipate a liquidity need requiring a repatriation of these funds to the U.S.

Debt and Credit Facilities

        As of December 31, 2012 and 2011, AllianceBernstein had $323.2 million and $444.9 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.5% and 0.2%, respectively. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value. Average daily borrowings of commercial paper during 2012 and 2011 were $404.9 million and $273.6 million, respectively, with weighted average interest rates of approximately 0.4% and 0.2%, respectively.

        AllianceBernstein has a $1.0 billon committed, unsecured senior revolving credit facility (the "Credit Facility") with a group of commercial banks and other lenders, which matures on January 17, 2017. The Credit Facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $250 million, any such increase being subject to the consent of the affected lenders. The Credit Facility is available for AllianceBernstein's and SCB LLC's business purposes, including the support of AllianceBernstein's $1.0 billion commercial paper program. Both AllianceBernstein and SCB LLC can draw directly under the Credit Facility and management expects to draw on the Credit Facility from time to time. AllianceBernstein has agreed to guarantee the obligations of SCB LLC under the Credit Facility.

        The Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. We are in compliance with these covenants. The Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender's commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the Credit Facility would automatically become immediately due and payable, and the lender's commitments would automatically terminate.

        Amounts under the Credit Facility may be borrowed, repaid and re-borrowed by us from time to time until the maturity of the facility. Voluntary prepayments and commitment reductions requested by us are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Facility bear interest at a rate per annum, which will be, at our option, a rate equal to an applicable margin, which is subject to adjustment based on the credit ratings of AllianceBernstein, plus one of the following indexes: London Interbank Offered Rate; a floating base rate; or the Federal Funds rate.

        As of December 31, 2012 and 2011, we had no amounts outstanding under the Credit Facility. During 2012, we did not draw upon the Credit Facility. During 2011, $40.0 million was outstanding for one day in February (with an interest rate of 1.3%) resulting in average daily borrowings of $0.1 million under the Credit Facility.

        In addition, SCB LLC has five uncommitted lines of credit with four financial institutions. Two of these lines of credit permit us to borrow up to an aggregate of approximately $200.0 million while three lines have no stated limit.

        As of December 31, 2012 and 2011, we had no uncommitted bank loans outstanding. Average daily borrowings of uncommitted bank loans during 2012 and 2011 were $18.1 million and $6.4 million, respectively, with weighted average interest rates of approximately 1.3% for both years. In May 2012, AllianceBernstein was named an additional borrower under a $100.0 million SCB uncommitted line of credit. As of December 31, 2012, AllianceBernstein had no loans outstanding. During 2012, $5.0 million was outstanding for one day with an interest rate of 1.4%. In January 2013, AllianceBernstein was named an additional borrower on a second $100.0 million SCB uncommitted line of credit.

        Our financial condition and access to public and private debt markets should provide adequate liquidity for our general business needs. Management believes that cash flow from operations and the issuance of debt and AllianceBernstein Units or Holding Units will provide us with the resources necessary to meet our financial obligations.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

        We have no off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.

Guarantees

        Under various circumstances, AllianceBernstein guarantees the obligations of its consolidated subsidiaries.

        AllianceBernstein maintains a guarantee in connection with the $1.0 billion Credit Facility. If SCB LLC is unable to meet its obligations, AllianceBernstein will pay the obligations when due or on demand. In addition, AllianceBernstein maintains guarantees totaling $400 million for three of SCB LLC's uncommitted lines of credit.

        AllianceBernstein maintains a guarantee with a commercial bank, under which we guarantee the obligations in the ordinary course of business of SCBL. We also maintain three additional guarantees with other commercial banks, under which we guarantee approximately $430 million of obligations for SCBL. In the event SCBL is unable to meet its obligations, AllianceBernstein will pay the obligations when due or on demand.

        We also have three smaller guarantees with a commercial bank totaling approximately $3 million, under which we guarantee certain obligations in the ordinary course of business of two foreign subsidiaries.

        We have not been required to perform under any of the above agreements and currently have no liability in connection with these agreements.

Aggregate Contractual Obligations

        The following table summarizes our contractual obligations as of December 31, 2012:

	Payments Due by Period
	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years
	(in millions)
Commercial paper	$323.2	$323.2	$—	$—	$—
Operating leases, net of sublease commitments	1,511.1	117.1	223.4	223.3	947.3
Funding commitments	28.7	5.4	23.3	—	—
Accrued compensation and benefits	449.0	207.4	181.5	31.2	28.9
Unrecognized tax benefits	3.7	0.8	1.9	1.0	—

Total	$2,315.7	$653.9	$430.1	$255.5	$976.2

        During 2009, we entered into a subscription agreement under which we committed to invest up to $35 million, as amended in 2011, in a venture capital fund over a six-year period. As of December 31, 2012, we have funded $22.8 million of this commitment.

        During 2010, as general partner of the AllianceBernstein U.S. Real Estate L.P. Fund, we committed to invest $25 million in the Real Estate Fund. As of December 31, 2012, we had funded $8.7 million of this commitment.

        During 2012, we entered into an investment agreement under which we committed to invest up to $8 million in an oil and gas fund over a three-year period. As of December 31, 2012, we had funded $7.8 million of this commitment.

        Accrued compensation and benefits amounts in the table above exclude our accrued pension obligation. Offsetting our accrued compensation obligations are long-term incentive compensation-related investments and money market investments we funded totaling $132.9 million, which are included in our consolidated statement of financial condition. Any amounts reflected on the consolidated statement of financial condition as payables (to broker-dealers, brokerage clients and company-sponsored mutual funds) and accounts payable and accrued expenses are excluded from the table above.

        We expect to make contributions to our qualified profit sharing plan of approximately $14 million in each of the next four years. We currently estimate that we will contribute $4.0 million to the Retirement Plan during 2013.

  Contingencies

        See Note 13 to our audited consolidated financial statements contained in this proxy statement/prospectus for a discussion of our commitments and contingencies.

  Critical Accounting Estimates

        The preparation of the consolidated financial statements and notes to consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses.

        Management believes that the critical accounting policies and estimates discussed below involve significant management judgment due to the sensitivity of the methods and assumptions used.

Variable Interest Entities

        In accordance with ASU 2009-17, Consolidations (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design, a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance, and whether a company is obligated to absorb losses or receive benefits that could potentially be significant to the entity. The standard also requires ongoing assessments of whether a company is the primary beneficiary of a variable interest entity ("VIE").

        Significant judgment is required in the determination of whether we are the primary beneficiary of a VIE. If we, together with our related party relationships, are determined to be the primary beneficiary of a VIE, the entity will be consolidated within our consolidated financial statements. In order to determine whether we are the primary beneficiary of a VIE, management must make significant estimates and assumptions of probable future cash flows and assign probabilities to different cash flow scenarios. Assumptions made in such analyses include, but are not limited to, market prices of securities, market interest rates, potential credit defaults on individual securities or default rates on a portfolio of securities, gain realization, liquidity or marketability of certain securities, discount rates and the probability of certain other outcomes.

Goodwill

        As of December 31, 2012, goodwill of $3.0 billion on the consolidated statement of financial condition included $2.8 billion as a result of the Bernstein Transaction and $154 million in regard to various smaller acquisitions. We have determined that AllianceBernstein has only one reporting segment and reporting unit.

        We test our goodwill annually, as of September 30, for impairment. As of September 30, 2012, the impairment test indicated that goodwill was not impaired. The carrying value of goodwill is also reviewed if facts and circumstances occur that suggest possible impairment, such as significant declines in AUM, revenues, earnings or the price of a Holding Unit.

        The impairment test is a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of AllianceBernstein, the reporting unit, with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired and the second step of the impairment test is not performed. However, if the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit to the aggregated fair values of its individual assets and liabilities to determine the amount of impairment, if any.

        As of September 30, 2012, AllianceBernstein estimated its fair value under both the market approach and income approach. The types of assumptions and methodologies used under both approaches were consistent with those used in impairment tests performed in prior periods. Under the market approach, the fair value of the reporting unit was based on its unadjusted market valuation (AllianceBernstein Units outstanding multiplied by the price of a Holding Unit) and adjusted market valuations assuming a control premium and earnings multiples. The price of a publicly traded AllianceBernstein Holding Unit serves as a reasonable starting point for valuing an AllianceBernstein Unit because each represents the same fractional interest in our underlying business. On an unadjusted basis, AllianceBernstein's fair value per unit as of September 30, 2012 was $15.41 (the price of a Holding Unit as of that date) as compared to its carrying value, or book value, of $14.09 per unit. Also under the market approach, we typically assume a control premium of 10% - 20% for the reporting unit, which was determined based on an analysis of control premiums for relevant recent acquisitions, as well as comparable industry earnings multiples applied to our current earnings forecast. A control premium was not needed in the analysis for fair value to exceed carrying value. Under the income approach, the fair value of the reporting unit was based on the present value of estimated future cash flows. Determining estimated fair value using a discounted cash flow valuation technique consists of applying business growth rate assumptions over the estimated life of the goodwill asset and then discounting the resulting expected cash flows using an estimated weighted average cost of capital of market participants to arrive at a present value amount that approximates fair value. In our tests, our discounted expected cash flow model uses management's current five-year business plan, which factored in current market conditions and all material events that had impacted, or that we believed at the time could potentially impact, future expected cash flows and a declining annual growth rate thereafter for three years before using a terminal value growth rate. We ran multiple discounted cash flow analyses under several scenarios. We used a weighted average cost of equity ranging from 7% to 10% as the discount rate. We used a cost of equity rate, as opposed to a cost of capital, due to using net income in our expected cash flow model (as a result of generally distributing 100% of our earnings). The cost of debt is already factored into the net income projections. We used terminal value growth rates ranging from 2% to 4% and we used our business plan growth rates as a base case and at stressed levels approximately 50% lower, as a result of current economic uncertainty and market dynamics.

        Management considered the results of the market approach and income approach analysis performed along with a number of other factors (including current market conditions) and has determined that AllianceBernstein's fair value exceeded its carrying value as of September 30, 2012 by approximately 9% using the market approach (excluding any control premium), and by more than 50% using the income approach (using the most stressed scenarios). As such, no goodwill impairment existed and the second step of the goodwill impairment test was not required.

        As a result of increased economic uncertainty and current market dynamics, determining whether an impairment of the goodwill asset exists requires management to exercise significant judgment. In addition, to the extent that securities valuations are depressed for prolonged periods of time and market conditions worsen, or if we experience significant net redemptions, our AUM, revenues, profitability and unit price may be adversely affected. Although the price of a Holding Unit is just one factor in the calculation of fair value, if current Holding Unit price levels decline significantly, reaching the conclusion that fair value exceeds carrying value will, over time, become more difficult. In addition, control premiums, industry earnings multiples and discount rates are impacted by economic conditions. As a result, subsequent impairment tests may occur more frequently and be based on more negative assumptions and future cash flow projections, and may result in an impairment of goodwill. Any impairment could reduce materially the recorded amount of this asset, with a corresponding charge to our earnings.

Real Estate Charges

        During 2010 and 2012, we performed comprehensive reviews of our office real estate requirements and determined to consolidate office space and sub-lease the excess office space. As a result, we recorded real estate charges that reflect the net present value of the difference between the amount of our on-going contractual lease obligations for the vacated floors and our estimate of current market rental rates for such floors. The charges we recorded were based on current assumptions at the time of the charges regarding sublease marketing periods, costs to prepare the properties to market, market rental rates, broker commissions and subtenant allowances/incentives, all of which are factors largely beyond our control. If our assumptions prove to be incorrect, we may need to record additional charges or reduce previously recorded charges.

Retirement Plan

        We maintain a qualified, noncontributory, defined benefit retirement plan covering current and former employees who were employed by the company in the United States prior to October 2, 2000. Service and compensation after December 31, 2008 are not taken into account in determining participants' retirement benefits. The amounts recognized in the consolidated financial statements related to the retirement plan are determined from actuarial valuations. Inherent in these valuations are assumptions, including expected return on plan assets, discount rates at which liabilities could be settled, rates of annual salary increases and mortality rates. The assumptions are reviewed annually and may be updated to reflect the current environment. Key assumptions are described in Note 16 to our consolidated financial statements contained in this proxy statement/prospectus. In accordance with U.S. generally accepted accounting principles, actual results that differ from those assumed are accumulated and amortized over future periods and, therefore, affect expense recognized and liabilities recorded in future periods.

        In developing the expected long-term rate of return on plan assets of 8.0%, we considered the historical returns and future expectations for returns for each asset category, as well as the target asset allocation of the portfolio. The expected long-term rate of return on assets is based on weighted average expected returns for each asset class. We assumed a target allocation weighting of 50% to 70% for equity securities, 20% to 40% for debt securities, and 0% to 10% for real estate investment trusts. Exposure of the total portfolio to cash equivalents on average should not exceed 5% of the portfolio's value on a market value basis. The plan seeks to provide a rate of return that exceeds applicable benchmarks over rolling five-year periods. The benchmark for the plan's large cap domestic equity investment strategy is the S&P 500 Index; the small cap domestic equity investment strategy is measured against the Russell 2000 Index; the international equity investment strategy is measured against the MSCI EAFE Index; and the fixed income investment strategy is measured against the Barclays Aggregate Bond Index. The actual rates of return on plan assets were 12.5%, (9.3)% and 9.8% in 2012, 2011 and 2010, respectively. A 25 basis point adjustment, up or down, in the expected long-term rate of return on plan assets would have decreased or increased the 2012 net pension expense of $0.4 million by approximately $0.2 million.

        The objective of our discount rate assumption was to reflect the rate at which our pension obligations could be effectively settled. In making this determination, we considered the timing and amount of benefits that would be payable under the plan's lump sum option. Our methodology for selecting the discount rate as of December 31, 2012 and 2011 was to construct a hypothetical bond portfolio whose cash flow from coupons and maturities match the year-by-year, projected benefit cash flow from the plan. The selection of the 4.4% and 5.1% discount rate as of December 31, 2012 and 2011, respectively, represents the Mercer Human Resources Bond Model (to the nearest five basis points). The discount rate as of December 31, 2011 was used in developing the 2012 net pension charge. A lower discount rate increases pension expense and the present value of benefit obligations. A 25 basis point adjustment, up or down, in the discount rate (along with a corresponding adjustment in the assumed lump sum interest rate) would have decreased or increased the 2012 net pension expense of $0.4 million by approximately $0.1 million.

Loss Contingencies

        Management continuously reviews with legal counsel the status of regulatory matters and pending or threatened litigation. We evaluate the likelihood that a loss contingency exists and record a loss contingency if it is probable and reasonably estimable as of the date of the financial statements. See Note 13 to our consolidated financial statements contained in this proxy statement/prospectus.

  Accounting Pronouncements

        See Note 24 to our audited consolidated financial statements contained in this proxy statement/prospectus.

  Cautions Regarding Forward-Looking Statements

        This Management's Discussion and Analysis contains certain forward-looking statements. See "Cautionary Statement Regarding Forward-Looking Statements."

  Quantitative and Qualitative Disclosures about Market Risk

  Market Risk, Risk Management and Derivative Financial Instruments

        Our investments consist of trading and available-for-sale investments, and other investments. Trading and available-for-sale investments include United States Treasury Bills, mutual funds, exchange-traded options and various separately managed portfolios consisting of equity and fixed income securities. Trading investments are purchased for short-term investment, principally to fund liabilities related to long-term incentive compensation plans and to seed new investment services. Although available-for-sale investments are purchased for long-term investment, the portfolio strategy considers them available-for-sale from time to time due to changes in market interest rates, equity prices and other relevant factors. Other investments include investments in hedge funds sponsored by AllianceBernstein, our consolidated venture capital fund and other private equity investment vehicles.

        We enter into various futures, forwards and swaps to economically hedge our seed capital investments. In addition, we have currency forwards that economically hedge certain cash accounts. We do not hold any derivatives designated in a formal hedge relationship under ASC 815-10, Derivatives and Hedging. See Note 8 to our consolidated financial statements contained in this proxy statement/prospectus.

  Trading and Non-Trading Market Risk Sensitive Instruments

Investments with Interest Rate Risk—Fair Value

        The table below provides our potential exposure with respect to our fixed income investments, measured in terms of fair value, to an immediate 100 basis point increase in interest rates at all maturities from the levels prevailing as of December 31, 2012 and 2011. Such a fluctuation in interest rates is a hypothetical rate scenario used to calibrate potential risk and does not represent our view of future market changes. While these fair value measurements provide a representation of interest rate sensitivity of our investments in fixed income mutual funds and fixed income hedge funds, they are based on our exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing changes in investments in response to our assessment of changing market conditions and available investment opportunities:

	As of December 31,
	2012		2011
	Fair Value	Effect of +100 Basis Point Change	Fair Value	Effect of +100 Basis Point Change
	(in thousands)
Fixed Income Investments:
Trading	$206,998	$(10,412)	$171,691	$(8,464)
Available-for-sale and other investments	6,296	(317)	6,983	(344)

Investments with Equity Price Risk—Fair Value

        Our investments also include investments in equity securities, mutual funds and hedge funds. The following table provides our potential exposure with respect to our equity investments, measured in terms of fair value, to an immediate 10% drop in equity prices from those prevailing as of December 31, 2012 and 2011. A 10% decrease in equity prices is a hypothetical scenario used to calibrate potential risk and does not represent our view of future market changes. While these fair value measurements provide a representation of equity price sensitivity of our investments in equity securities, mutual funds and hedge funds, they are based on our exposures at a particular point in time and may not be representative of future market results. These exposures will change as a result of ongoing portfolio activities in response to our assessment of changing market conditions and available investment opportunities:

	As of December 31,
	2012		2011
	Fair Value	Effect of -10% Equity Price Change	Fair Value	Effect of -10% Equity Price Change
	(in thousands)
Equity Investments:
Trading	$268,541	$(26,854)	$339,308	$(33,931)
Available-for-sale and other investments	250,666	(25,067)	277,312	(27,731)

        There have been no material changes to AllianceBernstein's market risk since December 31, 2012.

Directors, Executive Officers and Corporate Governance

        To contact our company's Corporate Secretary, you may send an email to corporate_secretary@alliancebernstein.com or write to Corporate Secretary, AllianceBernstein L.P., 1345 Avenue of the Americas, New York, New York 10105.

General Partner

        The activities of AllianceBernstein and Holding (the "Partnerships") are managed and controlled by the General Partner. The Board of the General Partner ("Board") acts as the Board of each of the Partnerships. The General Partner has agreed that it will conduct no active business other than managing the Partnerships, although it may make certain investments for its own account. Neither AllianceBernstein Unitholders nor Holding unitholders have any rights to manage or control the Partnerships or to elect directors of the General Partner. The General Partner is an indirect, wholly owned subsidiary of AXA.

        The General Partner does not receive any compensation from the Partnerships for services rendered to them as their general partner. The General Partner holds a 1% general partnership interest in AllianceBernstein and 100,000 units of general partnership interest in Holding. Each general partnership unit in Holding is entitled to receive distributions equal to those received by each Holding Unit.

        The General Partner is entitled to reimbursement by AllianceBernstein for any expenses it incurs in carrying out its activities as general partner of the Partnerships, including compensation paid by the General Partner to its directors and officers (to the extent such persons are not compensated directly by AllianceBernstein).

Board of Directors

        As of February 12, 2013, our Board consisted of 13 members, including our Chief Executive Officer, five senior executives of AXA and certain of its other subsidiaries, one former senior executive of AXA Financial, and six independent members. While we do not have a formal, written diversity policy in place, we believe that an effective board consists of a diverse group of individuals who collectively possess a variety of complementary skills and perspectives and who will work together to provide a board with the needed leadership and experience to successfully guide our company. As set forth in its charter, the Corporate Governance Committee of the Board ("Governance Committee") assists the Board in identifying and evaluating such candidates, determining Board composition, developing and monitoring a process to assess Board effectiveness, developing and implementing corporate governance guidelines, and reviewing programs relating to matters of corporate responsibility.

        As we indicate below, our directors have a combined wealth of leadership experience derived from extensive service leading large, complex organizations in their roles as either senior executives or board members and in government and academia. Each has the integrity, business judgment, collegiality and commitment that are among the essential characteristics for a member of our Board. Collectively, they have substantive knowledge and skills applicable to our business, including expertise in regulatory; public accounting and financial reporting; finance; risk management; business development; operations; strategic planning; management development, succession planning and compensation; corporate governance; investor relations; public policy; international matters; and financial services areas.

        As of February 12, 2013, the members of the Board were as follows:

Peter S. Kraus

        Mr. Kraus, age 60, was elected Chairman of the Board of the General Partner and Chief Executive Officer of the General Partner, AllianceBernstein and Holding in December 2008. Mr. Kraus has in-depth experience in financial services, including investment banking, asset management and private wealth management. He served as an executive vice president, the head of global strategy and a member of the Management Committee of Merrill Lynch & Company Inc. ("Merrill Lynch") from September 2008 through December 2008. Mr. Kraus spent 22 years with Goldman Sachs Group Inc. ("Goldman"), where he most recently served as co-head of the Investment Management Division and a member of the Management Committee, as well as head of firm-wide strategy and chairman of the Strategy Committee. Mr. Kraus also served as co-head of the Financial Institutions Group. He was named a partner at Goldman in 1994 and managing director in 1996. In April 2010, Mr. Kraus was appointed a member of the Management Committee of AXA, which was formed by Mr. de Castries in April 2010 to assist him with the operational management of AXA. He was named a Director of AXA Financial, AXA Equitable, MONY Life Insurance Company (a wholly owned subsidiary of AXA Financial, "MONY") and MONY Life Insurance Company of America (a wholly owned subsidiary of MONY, "MLOA") in February 2009. He is not compensated for serving in these roles for AXA and its subsidiaries. Mr. Kraus is also Chairman of the Investment Committee of Trinity College, Chair of the

Board of Overseers of CalArts, Co-Chair of the Friends of Carnegie International, a member of the board of directors of Lincoln Center for the Performing Arts and the chairman of Lincoln Center's Art Committee, a member of the board of Keewaydin Foundation, and a member of the National Board of Young Audiences, Inc., a non-profit organization that works with educational systems, the arts community and private and public sectors to provide arts education to children.

        Mr. Kraus brings to the Board extensive knowledge of our industry and in-depth experience in financial services, including experience as co-head of the Investment Management Division and head of firm-wide strategy at Goldman.

Christopher M. Condron

        Mr. Condron, age 65, was elected a Director of the General Partner in May 2001. Formerly Director, President and Chief Executive Officer of AXA Financial since May 2001, he retired from his AXA positions effective January 1, 2011. Prior to retiring, he was also Chairman of the Board, Chief Executive Officer and President of AXA Equitable and a member of the Management Committee of AXA. In addition, Mr. Condron was Chairman of the Board, President and Chief Executive Officer of MONY and MLOA, which AXA Financial acquired in July 2004. During 2010, he assumed the additional responsibility of overseeing AXA's Global Life & Savings and Health businesses. Prior to joining AXA Financial, Mr. Condron served as both President and Chief Operating Officer of Mellon Financial Corporation ("Mellon"), from 1999, and as Chairman and Chief Executive Officer of The Dreyfus Corporation, a subsidiary of Mellon, from 1995. Mr. Condron has been a member of the Board of Directors of Keefe Bruyette & Woods, Inc. (NYSE: KBW), a full-service investment bank and broker-dealer, since January 2007. He also serves as Chairman of Keefe Bruyette & Woods's compensation committee and as a member of its audit committee and its corporate governance and nominating committee.

        Mr. Condron brings to the Board extensive financial services, insurance, sales and sell-side experience obtained from his service to AXA and Mellon, as well as his directorship at Keefe Bruyette & Woods.

Henri de Castries

        Mr. de Castries, age 58, was elected a Director of the General Partner in October 1993. In April 2010, in connection with a change in AXA's governance structure from dual boards (the Supervisory Board and the Management Board) to a single Board of Directors, Mr. de Castries was appointed Chairman and Chief Executive Officer of AXA. From May 2000 through the change in AXA's governance, Mr. de Castries was Chairman of the AXA Management Board. Prior thereto, he served AXA in various capacities, including Vice Chairman of the AXA Management Board; Senior Executive Vice President-Financial Services and Life Insurance Activities in the United States, Germany, the United Kingdom and Benelux from 1996 to 2000; Senior Executive Vice President-Financial Services and Life Insurance Activities from 1993 to 1996; Corporate Secretary from 1991 to 1993; and Central Director of Finances from 1989 to 1991. Before joining AXA, Mr. de Castries was part of the French Finance Ministry Inspection Office. He is a director or officer of AXA Financial, AXA Equitable and various other privately held subsidiaries and affiliates of the AXA Group. Mr. de Castries was elected Vice Chairman of AXA Financial in February 1996 and was elected Chairman of AXA Financial in April 1998. In addition, Mr. de Castries joined the board of directors and audit committee of Nestle, Inc. (VTX: NESN) in April 2012.

        Mr. de Castries brings to the Board his extensive experience as an AXA executive and, prior thereto, his financial and public sector experience gained from working in French government. The Board also benefits from his invaluable perspective as the Chairman and Chief Executive Officer of AXA.

Denis Duverne

        Mr. Duverne, age 59, was elected a Director of the General Partner in February 1996. In April 2010, he was appointed the Deputy Chief Executive Officer of AXA and a member of the Board of Directors of AXA. In January 2010, he was selected to oversee AXA Group strategy, finance and operations with AXA's Chief Operating Officer, Chief Financial Officer and Chief Risk Officer reporting to him. Mr. Duverne was a member of the AXA Management Board from February 2003 through the change in AXA's governance in April 2010. He was Chief Financial Officer of AXA from May 2003 through December 2009. From January 2000 to May 2003, Mr. Duverne served as Group Executive Vice President-Finance, Control and Strategy. Mr. Duverne joined AXA as Senior Vice President in 1995. He is a Director of AXA Financial, AXA Equitable and various other privately held subsidiaries and affiliates of the AXA Group.

        Mr. Duverne brings to the Board the highly diverse experience he has attained throughout the years from the many key roles he has served for AXA.

Steven G. Elliott

        Mr. Elliott, age 66, was elected a Director of the General Partner in January 2011. Until his retirement in December 2010, Mr. Elliott had served as Senior Vice Chairman of The Bank of New York Mellon ("BNY Mellon") since 1998. In this role, he helped oversee numerous company-wide growth initiatives and co-headed the integration of The Bank of New York and Mellon from 2007 to 2009. Mr. Elliott was Chief Financial Officer of Mellon from 1990 to 2002 and Head of Finance from 1987 to 1990, while also leading some of Mellon's diverse lines of business, including asset servicing, securities lending, global cash management and institutional banking. Before joining BNY Mellon, he held senior positions at First Commerce Corporation (1986-87), Crocker National Bank (1984-86), Continental Illinois National Bank (1977-84) and United California Bank (1974-77). Since January 2011, he has been a member of the boards of directors of Huntington Bancshares Inc. (NASDAQ: HBAN) and PPL Corporation (NYSE: PPL). Since April 2011, he has served as Chairman of Huntington Bancshares's risk oversight committee and, since January 2012, he has served as Chairman of PPL Corporation's audit committee. Mr. Elliott served as a director of Mellon (NYSE: MEL) from 2001 to the July 2007 merger with The Bank of New York and then as a director of BNY Mellon (NYSE: BK) through July 2008.

        Mr. Elliott, an audit committee financial expert, brings to the Board the four decades of auditing and banking expertise he has gained in the financial services industry.

Deborah S. Hechinger

        Ms. Hechinger, age 62, was elected a Director of the General Partner in May 2007. Currently an independent consultant on non-profit governance, she was President and Chief Executive Officer of BoardSource, a leading governance resource for non-profit organizations, from 2003 to 2007. From 2004 to 2007, Ms. Hechinger also served as co-convener of the Governance and Fiduciary Responsibilities work group, one of the five groups established by the Panel on the Nonprofit Sector to make recommendations to Congress on ways to improve the governance and accountability of non-profit organizations. She also served on the Advisory Board for the Center for Effective Philanthropy and was a Member of the Ethics and Accountability Committee at Independent Sector. Prior to joining BoardSource, Ms. Hechinger was the Executive Vice President of the World Wildlife Fund, a large, global conservation organization, where she oversaw all fundraising, communication and operations activities. She has also served as a Deputy Comptroller and as Director of the Securities and Corporate Practices Division at the Office of the Comptroller of the Currency and has held senior executive positions in the Division of Enforcement at the SEC. A graduate of Georgetown Law School,

Ms. Hechinger has been a member in good standing of the District of Columbia Bar Association since 1975.

        Ms. Hechinger brings to the Board the significant knowledge of corporate governance matters and public policy she has gained through her extensive experience in both the private and public sectors.

Weston M. Hicks

        Mr. Hicks, age 56, was elected a Director of the General Partner in July 2005. He has been a Director and the President and chief executive officer of Alleghany Corporation (NYSE: Y, "Alleghany"), an insurance and diversified financial services holding company, since December 2004 and was Executive Vice President of Alleghany from October 2002 until December 2004. From March 2001 through October 2002, Mr. Hicks was Executive Vice President and Chief Financial Officer of The Chubb Corporation.

        Mr. Hicks brings to the Board extensive financial expertise, including his unique perspective as the chief executive officer of an unaffiliated publicly traded company, his background as a professional investor and CFA charter holder, and his ten years of experience as an equity research analyst.

Andrew J. McMahon

        Mr. McMahon, age 45, was elected a Director of the General Partner in April 2012. Mr. McMahon is President of AXA Equitable and a member of the company's Executive Committee and Board of Directors. In this role, he has responsibility for the company's Financial Protection & Wealth Management business, including life insurance manufacturing, marketing, distribution and in-force management. He joined AXA Equitable in March 2005 as Senior Vice President to launch the company's Strategic Initiatives Group. Later that year, Mr. McMahon was promoted to Executive Vice President and was named Chief Operating Officer of AXA Advisors, the company's broker-dealer and retail distribution channel comprised of approximately 6,000 career contracted financial professionals. He served as Chairman of AXA Advisors from July 2007 to May 2012. Before joining AXA Equitable, Mr. McMahon was a principal at McKinsey & Co. ("McKinsey") and served as a life insurance practice leader in North America. Prior to McKinsey, he spent several years in management positions with various business divisions of General Electric ("GE"). Mr. McMahon has been a Director of AXA Financial, AXA Equitable, MONY and MLOA since May 2011. He is also a member of the Board of Directors of the American Council of Life Insurers.

        Mr. McMahon brings to the Board the in-depth knowledge of finance, retail distribution and insurance he has developed through key roles he has served for AXA, McKinsey and GE.

Kevin Molloy

        Mr. Molloy, age 42, was elected a Director of the General Partner in January 2011. He has been the Business Support and Development representative for AXA Equitable, AXA Investment Managers S.A. (a wholly owned subsidiary of AXA), AXA Japan and AllianceBernstein since January 2011. From April 2010 to December 2010, Mr. Molloy was the Chief Financial Officer of AXA Global Life, a company formed by AXA to accelerate global synergies throughout its Life & Savings business. Prior to serving in this role, he was Senior Vice President of Distribution & Service Finance at AXA Equitable. From November 2003 to April 2007, Mr. Molloy served as Vice President and Head of AXA's North American Investor Relations office. Mr. Molloy joined AXA Equitable in 1999 as Director of Corporate Finance after beginning his career in 1993 as an economist and corporate profits analyst with The United States Department of Commerce's Bureau of Economic Analysis.

        Mr. Molloy brings to the Board the finance, capital markets and investor relations experience he has developed through the key roles he has served for AXA and the in-depth knowledge of global economies he gained while working for the U.S. government.

Mark Pearson

        Mr. Pearson, age 54, was elected a Director of the General Partner in February 2011. Also during February 2011, he succeeded Mr. Condron as Director, President and Chief Executive Officer of AXA Financial, and as Chairman and Chief Executive Officer of AXA Equitable. Having joined AXA in 1995 when AXA acquired National Mutual Funds Management Limited (presently AXA Asia Pacific Holdings Limited), Mr. Pearson became a member of the Executive Committee of AXA in 2008 and the Management Committee of AXA in 2011. He was appointed Regional Chief Executive of AXA Asia Life in 2001 and, in 2008, was named President and Chief Executive Officer of AXA Japan Holding Co., Ltd. and AXA Life Insurance Co., Ltd. Prior to joining AXA, Mr. Pearson spent approximately 20 years in the insurance sector, holding several senior management positions at National Mutual and Friends Provident.

        Mr. Pearson brings to the Board the in-depth knowledge of Asian markets and diverse experience he has developed through the key roles he has served for AXA.

Lorie A. Slutsky

        Ms. Slutsky, age 60, was elected a Director of the General Partner in July 2002. Since January 1990, she has been President and Chief Executive Officer of The New York Community Trust, a community foundation that manages a $2 billion endowment and annually grants more than $150 million to non-profit organizations. Ms. Slutsky is Secretary and a board member of the Independent Sector and co-chaired its National Panel on the Non-Profit Sector, which focused on reducing abuse and improving governance practices at non-profit organizations. She served on the Board of Directors of BoardSource from 1999 to 2008 and served as its Chair from 2005 to 2007. Ms. Slutsky also served as Trustee and Chair of the Budget Committee of Colgate University from 1989 to 1997 and as a member of the Council on Foundations from 1989 to 1995, for which she also served as Chair from 1993 to 1995. She has been a Director of AXA Financial, AXA Equitable, MONY and MLOA since September 2006. In addition, Ms. Slutsky was a member of AXA Financial's Audit Committee from 2006 through 2010. She has been a member of AXA Financial's Organization and Compensation Committee since 2006 and was elected Chair of the Organization and Compensation Committee in February 2012.

        Ms. Slutsky brings to the Board extensive corporate governance experience achieved through her executive and managerial roles at The New York Community Trust, BoardSource, Independent Sector and various other non-profit organizations. She also brings valuable insight gained from serving on boards and board committees at certain of our parent companies.

A.W. (Pete) Smith, Jr.

        Mr. Smith, age 69, was elected a Director of the General Partner in July 2005. The former CEO of Watson Wyatt Worldwide (now Towers Watson), he was also President of the Private Sector Council, a non-profit public service organization dedicated to improving the efficiency of the federal government, from September 2000 until May 2005. Mr. Smith has been President of Smith Compensation Consulting, a privately held company specializing in executive compensation consulting, since June 2005.

        Mr. Smith brings to the Board extensive financial services expertise, compensation expertise and leadership skills obtained through his wealth of experience as Towers Watson's chief executive and the head of his own firm.

Peter J. Tobin

        Mr. Tobin, age 68, was elected a Director of the General Partner in May 2000. From September 2003 to June 2005, he was Special Assistant to the President of St. John's University. Prior thereto, Mr. Tobin served as Dean of the Tobin College of Business of St. John's University from August 1998 to September 2003. As Dean, Mr. Tobin was the chief executive and academic leader of the College of Business. Mr. Tobin was Chief Financial Officer at The Chase Manhattan Corporation from 1996 to 1997. Prior thereto, he was Chief Financial Officer of Chemical Bank (which merged with Chase in 1996) from 1991 to 1996 and Chief Financial Officer of Manufacturers Hanover Trust (which merged with Chemical in 1991) from 1985 to 1991. Mr. Tobin has served on the board of directors of CIT Group Inc. (NYSE: CIT) since 1985 (except for one year during which CIT Group was owned by Tyco). Until his retirement in February 2012, he had been a Director of AXA Financial and AXA Equitable since March 1999 and also served on AXA Financial's Audit Committee, Investment Committee, Investment and Finance Committee, Organization and Compensation Committee, and Executive Committee.

        Mr. Tobin brings to the Board invaluable expertise as an audit committee financial expert and key leadership and analytical skills from his positions in academia.

Resignation of Directors and Appointment of New Directors

        On May 21, 2013, Kevin Molloy resigned from the Board in order to focus on his other job-related responsibilities.

        On July 30, 2013, the sole stockholder of the General Partner elected Scott A. Schoen and Joshua A. Weinreich as new members of the Board.

        On September 12, 2013, Andrew J. McMahon resigned as President of AXA Equitable and as a member of AXA Equitable's board of directors. In connection with his resignation, Mr. McMahon also resigned from the board of directors of the General Partner.

Executive Officers (other than Mr. Kraus)

Laurence E. Cranch, General Counsel

        Mr. Cranch, age 66, has been our General Counsel since he joined our firm in 2004. Prior to joining AllianceBernstein, Mr. Cranch was a partner of Clifford Chance, an international law firm. Mr. Cranch joined Clifford Chance in 2000 when Rogers & Wells, a New York law firm of which he was Managing Partner, merged with Clifford Chance.

James A. Gingrich, Chief Operating Officer

        Mr. Gingrich, age 54, joined our firm in 1999 as a senior research analyst with SCB LLC and has been our firm's Chief Operating Officer since December 2011. Prior to becoming COO, Mr. Gingrich held senior managerial positions with SCB LLC, including Chairman and Chief Executive Officer of SCB LLC from February 2007 to November 2011 and Global Director of Research from December 2002 to January 2007.

Lori A. Massad, Head of Human Capital and Chief Talent Officer

        Ms. Massad, age 48, joined our firm in 2006 as Chief Talent Officer. In February 2009, her role was expanded to include oversight of Human Capital in addition to Talent Development. Prior to joining our firm, Ms. Massad served as Chief Talent Officer and Chief Operating Officer at Marakon Associates, a strategy consulting firm from 2004 to 2006. Before joining Marakon, Ms. Massad was a founding member of two start-ups: Spencer Stuart Talent Network (in 2001) and EmployeeMatters, a human resources outsourcing firm (in 2000). Prior to helping found EmployeeMatters, she spent eight years at The Boston Consulting Group, where she became a senior manager on the consulting staff and leader of the firm's recruiting, training and development programs. While with The Boston Consulting Group, Ms. Massad was also an adjunct professor at New York University's Leonard Stern School of Business.

Robert P. van Brugge, Chairman and Chief Executive Officer of SCB LLC

        Mr. van Brugge, age 44, has been Chairman of the Board and Chief Executive Officer of SCB LLC since December 2011. Prior to becoming Chairman and CEO, Mr. van Brugge served as Global Director of Research from January 2008 to December 2011. He joined our firm in 2002 as a senior research analyst with SCB LLC.

John C. Weisenseel, Chief Financial Officer

        Mr. Weisenseel, age 53, joined our firm in May 2012 as Senior Vice President and Chief Financial Officer. From 2004 to April 2012, he worked at The McGraw Hill Companies ("McGraw Hill"), where he served initially as Senior Vice President and Corporate Treasurer and, since 2007, as Chief Financial Officer of the firm's Standard & Poor's subsidiary. Prior to joining McGraw Hill, Mr. Weisenseel was Vice President and Corporate Treasurer for Barnes & Noble, Inc. Before that, he spent ten years in various derivatives trading and financial positions at Citigroup. A Certified Public Accountant, Mr. Weisenseel also worked at KPMG LLP.

Board Meetings

        In 2012, the Board held regular meetings in February, April, May, August, September and November; the Board held one special meeting in July 2012.

        Generally, the Board holds six meetings annually: in February, April, May, July or August, September, and November. In addition, the Board holds special meetings or takes action by unanimous written consent as circumstances warrant. The Board has standing Executive, Audit, Corporate Governance, Compensation and Special Committees, each of which is described in further detail below. Each member of the Board attended 75% or more of the aggregate of all Board and committee meetings that he or she was entitled to attend in 2012, except Mr. de Castries.

Committees of the AllianceBernstein Board

        In 2012, the Executive Committee of the Board ("Executive Committee") was composed of Ms. Slutsky and Messrs. Condron, de Castries, Duverne, Kraus (Chair) and Tobin. The Executive Committee exercises all of the powers and authority of the Board (with limited exceptions) when the Board is not in session, or when it is impractical to assemble the full Board. The Executive Committee held four meetings in 2012.

        In 2012, the Governance Committee was composed of Mr. Condron, Mr. Duverne, Ms. Hechinger (Chair), Mr. Kraus and Ms. Slutsky. The Governance Committee (i) assists the Board and the sole stockholder of the General Partner in (1) identifying and evaluating qualified individuals to become Board members and (2) determining the composition of the Board and its committees, and (ii) assists the Board in (1) developing and monitoring a process to assess Board effectiveness, (2) developing and implementing our corporate governance guidelines and (3) reviewing our policies and programs that relate to matters of corporate responsibility of the General Partner and the Partnerships. The Governance Committee held two meetings in 2012.

        In 2012, the Audit Committee of the Board ("Audit Committee") was composed of Messrs. Elliott, Hicks, Smith and Tobin (Chair). The primary purposes of the Audit Committee are to: (i) assist the Board in its oversight of (1) the integrity of the financial statements of the Partnerships, (2) the Partnerships' status and system of compliance with legal and regulatory requirements and business conduct, (3) the independent registered public accounting firm's qualification and independence, and (4) the performance of the Partnerships' internal audit function; and (ii) oversee the appointment, retention, compensation, evaluation and termination of the Partnerships' independent registered public accounting firm. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, the Partnerships' policies, procedures and practices at all levels. With respect to these matters, the Audit Committee provides an open avenue of communication among the independent registered public accounting firm, senior management, the Internal Audit Department and the Board. The Audit Committee held eight meetings in 2012.

        In 2012, the Compensation Committee of the Board ("Compensation Committee") was composed of Mr. Condron (Chair), Mr. Duverne, Mr. Elliott, Mr. Kraus, Ms. Slutsky and Mr. Smith. Mr. de Castries served as a member of the Compensation Committee during January 2012; he resigned as a member of the Compensation Committee in February 2012. The Compensation Committee held eight meetings in 2012. For additional information about the Compensation Committee, see "The Companies—AllianceBernstein—Compensation Discussion and Analysis—Compensation Committee."

        The functions of each of the committees discussed above are more fully described in each committee's charter. The charters are available at www.alliancebernstein.com, which we refer to as our Internet Site.

        The Special Committee of the Board ("Special Committee") is composed of all of the independent members of the Board and in 2012 included Mr. Elliott, Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin (Chair). The Special Committee has the authority to direct and oversee any matters referred to it by the Board and/or management including, but not limited to, matters relating to conflicts of interest and the relationship among AllianceBernstein, Holding and AXA. The members of the Special Committee do not receive any additional compensation for their service on the Special Committee, apart from the ordinary meeting fees described in "Director Compensation in 2012." The Special Committee did not meet in 2012.

Audit Committee Financial Experts

        In January 2012 and 2013, the Governance Committee, after reviewing materials prepared by management, recommended that the Board determine that each of Steven G. Elliott and Peter J. Tobin is an "audit committee financial expert" within the meaning of Item 407(d) of Regulation S-K. The Board so determined at its regular meetings in February 2012 and 2013. The Board also determined at these meetings that each of Messrs. Elliott, Hicks, Smith and Tobin is financially literate and possesses accounting or related financial management expertise, as contemplated by Section 303A.07(a) of the NYSE Listed Company Manual.

Independence of Certain Directors

        In January 2012 and 2013, the Governance Committee, after reviewing materials prepared by management, recommended that the Board determine that each of Mr. Elliott, Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin is "independent" within the meaning of Section 303A.02 of the NYSE Listed Company Manual. The Board considered immaterial the relationships of Mr. Elliott (relating to the fact that AllianceBernstein and its family of mutual funds are clients of BNY Mellon and Mr. Elliott's equity stake in BNY Mellon), Mr. Hicks (relating to the fact that Alleghany Corporation is a client of SCB LLC and Mr. Hicks was employed by Bernstein from 1991 to 1999), Ms. Slutsky (relating to contributions formerly made by AllianceBernstein to The New York Community Trust, of which she is President and Chief Executive Officer, and the fact that she is a member of the boards of directors of AXA Financial and AXA Equitable) and Mr. Tobin (relating to the fact that, until his retirement in February 2012, he was a member of the boards of directors of AXA Financial and AXA Equitable) and then determined, at its February 2012 and 2013 regular meetings, that each of Mr. Elliott, Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin is independent within the meaning of the relevant rules.

 Board Leadership Structure and Role in Risk Oversight

Leadership

        The Board, together with the Governance Committee, is responsible for reviewing the Board's leadership structure. In determining the appropriate individual to serve as our Chairman and Chief Executive Officer, the Board and the Governance Committee consider, among other things, the composition of the Board, the role of the Board's lead director (discussed more fully below), our company's strong corporate governance practices, and the challenges and opportunities specific to our company.

        We believe that there are significant benefits to having the positions of Chairman and Chief Executive Officer shared by one individual, but only if a company has sufficient counter-balancing governance in place. We see significant value in having the leader in the Board room also manage the affairs of our company, and we believe any potential doubts as to our Board's objectivity in evaluating management are offset by the lead independent director we have in place and the fact that the affirmative consent of our largest Unitholder (AXA) is required in order for any action taken by the Executive Committee or the Compensation Committee to be effective.

Lead Independent Director

        Our lead independent director, Peter J. Tobin, was appointed unanimously by our Board in November 2005. He presides at all executive sessions of non-management and independent directors and makes himself available, if requested by Unitholders, for consultation and communication. Interested parties wishing to communicate directly with Mr. Tobin may send an e-mail, with "confidential" in the subject line, to our Corporate Secretary or address mail to Mr. Tobin in care of our Corporate Secretary. Our Corporate Secretary will promptly forward such e-mail or mail to Mr. Tobin. We have posted this information in the "Management & Governance" section of our Internet Site.

Risk Oversight

        The Board, together with the Audit Committee, has oversight for our company's risk management framework, both investment risk and operational risk, and is responsible for helping to ensure that our company's risks are managed in a sound manner. The Board has delegated to the Audit Committee, which is composed entirely of independent directors, the responsibility to consider our company's policies and practices with respect to operational risk assessment and operational risk management, including discussing with management the major financial risk exposures and the steps taken to monitor and control such exposures. Members of the company's Risk Management team responsible for identifying, managing and controlling the array of operational and investment risks inherent in our company's business and operations, make quarterly reports to the Audit Committee, including an annual risk review which addresses operational risk identification, assessment and monitoring. The Chief Risk Officer, whose expertise encompasses both quantitative research and associated investment risks, makes periodic presentations to the Board and reports directly to our Chairman and Chief Executive Officer, and commencing in 2013, has a reporting line to the Audit Committee.

        The Board has determined that its leadership and risk oversight are appropriate for our company. Mr. Kraus's in-depth knowledge of financial services and extensive executive experience in the investment management industry make him uniquely suited to serve as our Chairman and Chief Executive Officer, while Mr. Tobin's leadership and expertise have proven invaluable at enhancing the overall functioning of the Board. The Board believes that the combination of a single Chairman and Chief Executive Officer, a lead independent director, the Audit Committee, a specialized risk management team, and significant involvement from our largest Unitholder (AXA) provide the appropriate leadership to help ensure effective risk oversight by the Board.

 Code of Ethics and Related Policies

        All of our directors, officers and employees are subject to our Code of Business Conduct and Ethics. The code is intended to comply with Section 303A.10 of the NYSE Listed Company Manual, Rule 204A-1 under the Investment Advisers Act and Rule 17j-1 under the Investment Company Act, as well as with recommendations issued by the Investment Company Institute regarding, among other things, practices and standards with respect to securities transactions of investment professionals. The Code of Business Conduct and Ethics establishes certain guiding principles for all of our employees, including sensitivity to our fiduciary obligations and ensuring that we meet those obligations. Our Code of Business Conduct and Ethics may be found in the "Management & Governance" section of our Internet Site.

        We have adopted a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, which is intended to comply with Section 406 of the Sarbanes-Oxley Act of 2002 ("Item 406 Code"). The Item 406 Code, which may be found in the "Management & Governance" section of our Internet Site, was adopted on October 28, 2004 by the Executive Committee. We intend to satisfy the disclosure requirements under Item 5.05 of Form 8-K regarding certain amendments to, or waivers from, provisions of the Item 406 Code that apply to the Chief Executive Officer, Chief Financial Officer and Controller by posting such information on our Internet Site. To date, there have been no such amendments or waivers.

NYSE Governance Matters

        Section 303A.00 of the NYSE Listed Company Manual exempts limited partnerships from compliance with the following sections of the Manual: Section 303A.01 (board must have a majority of independent directors), 303A.04 (corporate governance committee must have only independent directors as its members), and 303A.05 (compensation committee must have only independent directors as its members). Holding is a limited partnership (as is AllianceBernstein). In addition, because the General Partner is a wholly owned subsidiary of AXA, and the General Partner controls Holding (and AllianceBernstein), we believe we would also qualify for the "controlled company" exemption. Notwithstanding the foregoing, the Board has adopted a Corporate Governance Committee Charter that complies with Section 303A.04 and a Compensation Committee Charter that complies with Section 303A.05. However, not all members of these committees are independent.
        Our Corporate Governance Guidelines ("Guidelines") promote the effective functioning of the Board and its committees, promote the interests of the Partnerships' respective Unitholders, with appropriate regard to the Board's duties to the sole stockholder of the General Partner, and set forth a common set of expectations as to how the Board, its various committees, individual directors and management should perform their functions. The Guidelines may be found in the "Management & Governance" section of our Internet Site.

        The Governance Committee is responsible for considering any request for a waiver under the Code of Business Conduct and Ethics, the Item 406 Code, the AXA Group Compliance and Ethics Guide, and the AXA Financial Policy Statement on Ethics from any director or executive officer of the General Partner. Any such waiver that has been granted would be set forth in the "Management & Governance" section of our Internet Site.

        Our Internet Site, under the heading "Meet our Directors," provides an e-mail address for any interested party, including Unitholders, to communicate with the Board of Directors. Our Corporate Secretary reviews e-mails sent to that address and has some discretion in determining how or whether to respond, and in determining to whom such e-mails should be forwarded. In our experience, substantially all of the e-mails received are ordinary client requests for administrative assistance that are best addressed by management or solicitations of various kinds.

        The 2012 Certification by our Chief Executive Officer under NYSE Listed Company Manual Section 303A.12(a) was submitted to the NYSE on February 21, 2012.

        Holding Unitholders and AllianceBernstein Unitholders may request a copy of any committee charter, the Guidelines, the Code of Business Conduct and Ethics, and the Item 406 Code by contacting our Corporate Secretary. The charters and memberships of the Executive, Audit, Governance and Compensation Committees may be found in the "Management & Governance" section of our Internet Site.

Fiduciary Culture

        We maintain a robust fiduciary culture and, as a fiduciary, we place the interests of our clients first and foremost. We are committed to the fair and equitable treatment of all our clients, and to compliance with all applicable rules and regulations and internal policies to which our business is subject. We pursue these goals through education of our employees to promote awareness of our fiduciary obligations, incentives that align employees' interests with those of our clients, and a range of measures, including active monitoring, to ensure regulatory compliance. Specific steps we have taken to help us achieve these goals include:

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  establishing two committees, the Code of Ethics Oversight Committee ("Ethics Committee") and the Internal Compliance Controls Committee ("Compliance Committee"), composed of our executive officers and other senior executives to oversee and resolve code of ethics and compliance-related issues;

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  creating an ombudsman office, where employees and others can voice concerns on a confidential basis;

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  initiating firm-wide compliance and ethics training programs; and

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  appointing a Conflicts Officer and establishing a Conflicts Committee to identify and mitigate conflicts of interest.

        The Ethics Committee oversees all matters relating to issues arising under our Code of Business Conduct and Ethics. The Ethics Committee meets on a quarterly basis and at such other times as circumstances warrant. The Ethics Committee and its subcommittee, the Personal Trading Subcommittee, have oversight of personal trading by our employees.

        The Compliance Committee reviews compliance issues throughout our Company, endeavors to develop solutions to those issues as they may arise from time to time, and oversees implementation of those solutions. The Compliance Committee meets on a quarterly basis and at such other times as circumstances warrant.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires directors of the General Partner and executive officers of the Partnerships, and persons who own more than 10% of the Holding Units or AllianceBernstein Units, to file with the SEC initial reports of ownership and reports of changes in ownership of Holding Units or AllianceBernstein Units. To the best of management's knowledge, during 2012: (i) all Section 16(a) filing requirements relating to Holding were complied with, except one Form 4 for each of Edward J. Farrell, James A. Gingrich and Robert P. van Brugge was filed late (each Form 4 related solely to Holding Units withheld during January 2012 to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards to each of these officers); and (ii) all Section 16(a) filing requirements relating to AllianceBernstein were complied with. Our Section 16 filings can be found under "Investor & Media Relations" / "Reports & SEC Filings" on our Internet Site.

 Compensation Discussion and Analysis

Overview of Compensation Philosophy and Program

        The intellectual capital of our employees is collectively the most important asset of our firm. We invest in people—we hire qualified people, train them, encourage them to give their best thinking to the firm and our clients, and compensate them in a manner designed to motivate and retain them. As a result, the costs of employee compensation and benefits are significant, comprising approximately 46.1% of our operating expenses and representing approximately 42.7% of our revenues (49.8% of our adjusted net revenues, as defined below) for 2012. Although these percentages are not unusual for companies in the financial services industry, the magnitude of these costs requires that they be monitored by management, and overseen by the Board, with the particular attention of the Compensation Committee of the Board ("Compensation Committee").

        We believe that the quality, skill and dedication of our executives are critical to enhancing the long-term value of our company. Our key compensation goals are to attract, motivate and retain highly qualified executive talent, provide rewards for the past year's performance and provide incentives for future performance, and align our executives' long-term interests with those of our clients and Unitholders. We believe that success in achieving good results for the firm, and for our Unitholders, flows from achieving investment success for our clients. We are focused on ensuring that our compensation practices are competitive with industry peers and provide sufficient potential for wealth creation for our executives and employees, which we believe will enable us to meet our compensation goals.

        We utilize a variety of compensation elements to achieve the goals described above, including base salary, annual short-term incentive compensation awards (cash bonuses), a long-term incentive compensation award program and a defined contribution plan, all of which are discussed in detail below.

        In 2011, we implemented changes to our long-term incentive compensation award program to ensure that our compensation practices are competitive and to better align the costs of employee compensation and benefits with the firm's current year financial performance and provide employees with a higher degree of certainty that they will receive the incentive compensation they are awarded. Most equity replacement, sign-on or similar long-term incentive compensation awards included in separate employment agreements or arrangements were not amended in 2011 to reflect these changes.

        The changes implemented in 2011, which have been incorporated into our 2012 long-term incentive compensation program, include the following:

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  We provide our employees, except certain members of senior management, with the opportunity to diversify their long-term incentive compensation awards by allocating up to 50% of their awards to cash, up to a maximum cash amount of $250,000 ("Deferred Cash"). The portion of an award allocated to Deferred Cash is subject to the same multi-year vesting periods (generally, four years) as the portion of the award allocated to Holding Units; and

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  We permit all active employees (i.e., those employees who were employed by the company as of December 31, 2012) who terminate their employment or are terminated without cause, to continue to vest (as used herein, "vest" refers to the time at which the awards are no longer subject to forfeiture for breach of the restrictions or risk management policies discussed immediately below) in their long-term incentive compensation awards if they comply with certain agreements and restrictive covenants set forth in the applicable award agreement. These agreements and covenants, which in 2011 were added to our long-term incentive compensation award programs for 2011 and prior years, include restrictions on competition and employee and client solicitation, and a claw-back for failing to follow existing risk management policies. We expect to include these agreements and covenants in the award agreements relating to long-term incentive compensation awards in future years.

        For information about the accounting impact of the changes implemented in 2011, see Note 2 to our audited consolidated financial statements contained in this proxy statement/prospectus.

Consideration of Risk Matters in Determining Compensation

        We have considered whether our compensation practices encourage unnecessary or excessive risk-taking and whether any risks arising from our compensation practices are reasonably likely to have a material adverse effect on our company. For the reasons set forth below, we have determined that our current compensation practices do not incentivize, and actually discourage, our employees from engaging in unnecessary or excessively risky activities. Accordingly, we have concluded that our compensation practices do not create risks that are reasonably likely to have a material adverse effect on our company.

        In our effort to foster the spirit of partnership among our employees and better align their interests with those of Holding Unitholders and our clients, eligible employees receive at least half of their long-term incentive compensation awards in the form of restricted Holding Units, with multi-year vesting periods (generally, four years). Our Chairman and Chief Executive Officer firmly believes that compensating key employees with equity ownership fosters a true partnership community, one that will help us grow and achieve our firm's goals. We believe that as our employees become more focused on partnering with each other to achieve our firm's overall goals, they will serve as checks and balances on each other in assessing risk and performance.

        Our approach to long-term incentive compensation is designed to reflect the firm's current year and long-term financial performance and the specific performance of each individual employee. The initial amount of an employee's award is based on the performance of the firm and the employee for the current year. But because a substantial portion of the award is denominated in Holding Units that are not distributed until subsequent years, the ultimate value that the employee derives from the award depends on the long-term performance of the firm. Denominating a substantial portion of the award in Holding Units and deferring their delivery also sensitizes employees to risk outcomes and discourages them from taking excessive risks that could lead to a decrease in the value of the Holding Units. Furthermore, and as noted above, generally all outstanding long-term incentive compensation awards include a provision permitting us to "claw-back" the unvested portion of an employee's long-term incentive compensation award (whether denominated in restricted Holding Units or Deferred Cash) if the Compensation Committee determines that (i) the employee failed to follow existing risk management policies and (ii) as a result of the employee's failure, there has been or reasonably could be expected to be a material adverse impact on our firm or the employee's business unit. We expect to include this provision in the award agreements relating to long-term incentive compensation awards in future years.

Overview of 2012 Incentive Compensation Program

        Our 2012 incentive compensation, generally consisting of annual cash bonuses and long-term incentive compensation awards (restricted Holding Unit awards and Deferred Cash awards to employees with 2012 total compensation in excess of $200,000), is intended to reward our executives and employees for their performance and encourage them to remain with the firm. Annual cash bonuses, which generally reflect individual performance and the firm's current year financial performance, provide a shorter-term incentive to remain through year end because such bonuses are typically paid during the last week of the year. Long-term incentive compensation awards (whether denominated in restricted Holding Units or Deferred Cash) provide future earnings potential. They are subject to multi-year vesting periods (generally, four years) and are subject to forfeiture in the event an award recipient violates certain agreements and restrictive covenants set forth in the applicable award agreement (see "Compensation Elements for Executive Officers—Long-term Incentive Compensation"). Although estimates are developed for budgeting and strategic planning purposes, executive compensation is not correlated with meeting any specific targets (except that some of our salespeople have compensation incentives based on sales levels).

        The aggregate amount of incentive compensation (i.e., the amount available to pay annual cash bonuses and to grant long-term incentive compensation awards to executives and other eligible employees) generally is determined on a discretionary basis and is primarily a function of our firm's current year financial performance. Amounts are awarded to help us achieve our goal of attracting, motivating and retaining top talent while also helping ensure that our Unitholders receive an appropriate return on their investment. Senior management, with the approval of the Compensation Committee, confirmed that the appropriate metric to consider in determining the amount of incentive compensation for 2012 is the ratio of adjusted employee compensation and benefits expense to adjusted net revenues, both of which are described immediately below:

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  Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We also exclude from adjusted net revenues additional pass-through expenses we incur (primarily through our transfer agent) that are reimbursed and recorded as fees in revenues.

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  Adjusted employee compensation and benefits expense is total employee compensation and benefits expense minus other employment costs such as recruitment, training, temporary help and meals, and excludes the impact of mark-to-market vesting expense, as well as dividends and interest expense, associated with employee long-term incentive compensation-related investments.

        Senior management, with the approval of the Compensation Committee, also confirmed that the firm's adjusted employee compensation and benefits expense should not exceed 50% of our adjusted net revenues, except in unexpected or unusual circumstances. As shown in the table below, in 2012, adjusted employee compensation and benefits expense amounted to 49.8% of adjusted net revenues (in thousands):

Net Revenues	$2,736,737
Adjustments (see above)	(476,436)

Adjusted Net Revenues	$2,260,301

Employee Compensation & Benefits Expense	$1,168,645
Adjustments (see above)	(42,724)

Adjusted Employee Compensation & Benefits Expense	$1,125,921

Adjusted Compensation Ratio	49.8%

        For the year ended December 31, 2012, the adjusted compensation ratio included incremental compensation expense recognized during the third and fourth quarters of 2012 attributable to the restricted Holding Unit award granted to our Chief Executive Officer pursuant to his extended employment agreement dated as of June 21, 2012 (discussed below in "Overview of our Chief Executive Officer's Compensation—June 2012 Extended Employment Agreement," "Extended Employment Agreement"). Under U.S. GAAP, the compensation expense for the restricted Holding Unit award granted pursuant to the Extended Employment Agreement, which amounted to $33.1 million (based on the $12.17 grant date Holding Unit price), must be amortized on a straight-line basis over 6.5 years, beginning on June 21, 2012, the grant date. As a result, even though Mr. Kraus will not receive any incremental cash compensation or cash distributions related to the restricted Holding Unit award pursuant to the Extended Employment Agreement prior to its commencement date on January 3, 2014, we incurred $2.5 million of incremental compensation expense resulting from such amortization during the second half of 2012 and will incur $5.1 million of such expense for the full year 2013.

        Our 2012 adjusted compensation ratio of approximately 50% reflects the need to keep compensation levels competitive with industry peers. In determining the appropriate level of compensation for the firm's executives, senior management retained McLagan Partners ("McLagan") to provide compensation benchmarking data that included comparisons of estimated 2012 executive compensation to executive compensation in 2011.

        Employees with total compensation in excess of $200,000 received a portion of their 2012 incentive compensation in the form of a cash bonus and a portion in the form of long-term incentive compensation (at least 50% of which must have been allocated to restricted Holding Units). The split between cash bonus and long-term incentive compensation varied depending on the eligible employee's total compensation, with lower-paid employees receiving a greater percentage of their incentive compensation as cash bonuses than more highly paid employees. Quarterly cash distributions on vested and unvested restricted Holding Units are paid currently to award recipients. If Deferred Cash is elected, interest accrues monthly based on our monthly weighted average cost of funds and is credited to the award recipient annually. Our cost of funds during 2012 was approximately 0.4%, representing a nominal return.

Overview of our Chief Executive Officer's Compensation

Current Employment Agreement

        On December 19, 2008, Peter S. Kraus, the General Partner, AllianceBernstein and Holding entered into an agreement ("Kraus Employment Agreement") pursuant to which Mr. Kraus serves as Chairman of the Board of Directors of the General Partner and Chief Executive Officer ("CEO") of the General Partner, AllianceBernstein and Holding until January 2, 2014 ("Employment Term"), unless the Kraus Employment Agreement is terminated in accordance with its terms.

        The terms of the Kraus Employment Agreement were the result of arm's-length negotiations between Mr. Kraus and a member of the Compensation Committee. The terms of the Kraus Employment Agreement (which are described in detail immediately below), including the compensation elements, were discussed and approved by the Compensation Committee and the full Board on December 19, 2008 and reflect their decision to structure the allocation of Mr. Kraus's compensation more heavily toward a grant of restricted Holding Units.

        In connection with the commencement of Mr. Kraus's employment, on December 19, 2008, he was granted 2,722,052 restricted Holding Units ("Restricted Holding Unit Grant"). Subject to accelerated vesting clauses in the Kraus Employment Agreement, Mr. Kraus's restricted Holding Units vest ratably on each of the first five anniversaries of December 19, 2008, commencing December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. In connection with the Extended Employment Agreement (which is described in detail below), AllianceBernstein amended the Kraus Employment Agreement permitting Mr. Kraus to defer until December 19, 2018 the delivery of the final vesting of the 544,410 restricted Holding Units remaining under that agreement and to continue to receive distributions on those Holding Units until such delivery.

        The Kraus Employment Agreement provides for immediate vesting upon AXA ceasing to control the management of AllianceBernstein's business or Holding ceasing to be publicly traded. The Kraus Employment Agreement also provides for the immediate vesting of the next two installments of restricted Holding Units or, if fewer remain as of the termination date, the balance of the installments that are unvested, upon certain qualifying terminations of employment, including termination of Mr. Kraus's employment (i) by AllianceBernstein without cause ("cause" means, among other things, (1) the continued, willful failure by Mr. Kraus to perform substantially his duties with AllianceBernstein after a written demand for substantial performance is delivered to him by the Board; (2) Mr. Kraus's conviction of, or plea of guilty or nolo contendere to, a crime that constitutes a felony; (3) the willful engaging by Mr. Kraus in misconduct that is materially and demonstrably injurious to AllianceBernstein or any of its affiliates; (4) the willful breach by Mr. Kraus of the covenant not to disclose any confidential information pertaining to AllianceBernstein or its affiliates or the covenant not to compete with AllianceBernstein or its affiliates; and (5) Mr. Kraus's failure to comply with a material written company workplace policy applicable to him), and (ii) by Mr. Kraus for good reason ("good reason" generally means actions taken by AllianceBernstein resulting in a material negative change in Mr. Kraus's employment relationship, including assignment to Mr. Kraus of duties materially inconsistent with his position, any material breach of the Kraus Employment Agreement by AllianceBernstein or a requirement by AllianceBernstein that Mr. Kraus be based at any office or location more than 25 miles commuting distance from company headquarters, or a requirement that Mr. Kraus report to an officer or employee of AllianceBernstein instead of reporting directly to the Board). In addition, upon death or disability, Mr. Kraus immediately vests in a pro-rated portion of any restricted Holding Units otherwise due to vest on the next vesting date. During the Employment Term, Mr. Kraus has been, and continues to be, paid the cash distributions payable with respect to his unvested restricted Holding Units and a dollar amount equal to the cash distributions payable with respect to the number of any Holding Units that are withheld by AllianceBernstein to cover Mr. Kraus's tax withholding obligations as the Holding Units vest. These cash distributions have been, and continue to be, paid at the time distributions are made to Holding Unitholders generally, provided that no such payments to Mr. Kraus will be required with respect to any cash distribution with a record date following the earlier of (i) the termination of Mr. Kraus's employment for any reason, and (ii) December 19, 2018.

        The five-year vesting schedule provides Mr. Kraus with a strong incentive to remain with our firm for the full five-year term of the Kraus Employment Agreement and to cause our firm to have strong financial performance during each of those five years. The size of the Restricted Holding Unit Grant, which had a value of approximately $52 million based on the market price of a Holding Unit on December 19, 2008, reflected the determination by Mr. Kraus and the Board that this was a reasonable and appropriate amount of long-term incentive compensation in view of Mr. Kraus's expertise and experience, his past compensation, the compensation of his predecessor and the compensation of other chief executive officers of comparable asset management companies.

        Mr. Kraus, pursuant to the Kraus Employment Agreement, was paid a $6 million cash bonus in 2009, which represented the amount that Mr. Kraus and the Board agreed represented a reasonable and appropriate short-term financial inducement for Mr. Kraus to join AllianceBernstein based on the same factors (listed immediately above) and reflected the significant uncertainty surrounding the level of 2009 quarterly cash distributions on Holding Units when he was hired; it most directly reflects the company's goal of attracting highly qualified executive talent.

        Mr. Kraus is paid an annual base salary of $275,000, which has not been increased since he was hired. The $275,000 base salary is in line with our firm's policy generally to keep base salaries of executives and other highly compensated employees low in relation to total compensation.

        During the Employment Term, AllianceBernstein has no commitment to pay additional cash bonuses to Mr. Kraus beyond the $6 million he was paid in 2009 (with any additional bonuses being entirely in the discretion of the Compensation Committee) or to make any additional equity-based awards to him. Accordingly, for 2010 and subsequent years during the Employment Term, the totality of Mr. Kraus's compensation (other than his salary and absent any additional awards the Compensation Committee may choose to grant) has been, and continues to be, dependent on the level of cash distributions on the restricted Holding Units granted to him and the evolution of the trading price of Holding Units, both of which are partially dependent on the financial and operating results of our firm. Therefore, his long-term interests are directly aligned with the interests of our Unitholders and also indirectly aligned with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm.

        Mr. Kraus received neither a cash bonus nor a long-term incentive compensation award for 2012, 2011 or 2010.

        Mr. Kraus is also entitled to receive perquisites and benefits, including full tax gross-ups by AllianceBernstein with respect to personal air travel on company-owned aircraft, personal use of a company car and driver, any continued medical coverage due to termination by death or disability, and any payments for COBRA coverage due to termination of employment by AllianceBernstein without cause or by Mr. Kraus for good reason. These terms reflect the results of the arm's-length negotiation process described immediately above.

June 2012 Extended Employment Agreement

        On June 21, 2012, Mr. Kraus, the General Partner, AllianceBernstein and Holding entered into the Extended Employment Agreement, pursuant to which Mr. Kraus will continue to serve as Chairman of the Board of the General Partner and CEO of the General Partner, AllianceBernstein and Holding from January 3, 2014, the day following the end of the Employment Term, until January 2, 2019 (the "Extended Employment Term"), unless the Extended Employment Agreement is terminated in accordance with its terms. Although the Extended Employment Term does not begin until January 3, 2014, certain provisions of the Extended Employment Agreement became effective on entry into the agreement, including those provisions summarized below relating to the grant of additional restricted Holding Units and termination of employment.

        The terms of the Extended Employment Agreement were the result of arm's-length negotiations between Mr. Kraus, members of the Compensation Committee, who discussed this matter during four Special Meetings of the Compensation Committee, and other members of the Board. In addition, the Compensation Committee considered comparative compensation benchmarking data from Johnson Associates, Inc. ("Johnson"), a compensation consultant engaged by the Compensation Committee, which data summarized CEO compensation levels for 2011 at selected asset management companies and banks comparable to ours. This data provided ranges of compensation levels for CEOs at these companies, including salary, cash bonus, total cash compensation and total compensation. The terms of the Extended Employment Agreement (which are described in detail immediately below), including the compensation elements, were discussed and approved first by the Compensation Committee and then by the Executive Committee and reflect both Committees' decision to structure the allocation of Mr. Kraus's compensation heavily toward an additional grant of restricted Holding Units. The Executive Committee exercises all of the powers and authority of the full Board (with limited exceptions) when the Board is not in session or when it is impractical to assemble the full Board. For additional information regarding the Executive Committee, see "Committees of the Board."

        In connection with the signing of the Extended Employment Agreement on June 21, 2012, Mr. Kraus was granted an additional 2,722,052 restricted Holding Units. Subject to accelerated vesting clauses in the Extended Employment Agreement (e.g., immediate vesting upon AXA ceasing to control the management of AllianceBernstein's business or Holding ceasing to be publicly traded), Mr. Kraus's restricted Holding Units will vest ratably on each of the first five anniversaries of December 19, 2013, commencing December 19, 2014, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. Pursuant to the Extended Employment Agreement, Mr. Kraus has elected to delay delivery of all of the restricted Holding Units until after the final vesting date on December 19, 2018, subject to acceleration upon a "change in control" of our firm (i.e., AXA, our parent company, ceasing to control the management of AllianceBernstein's business or Holding ceasing to be publicly traded) and certain qualifying events of termination of employment. Beginning January 3, 2014, the commencement date of the Extended Employment Agreement, Mr. Kraus will be paid the cash distributions payable with respect to his unvested and vested restricted Holding Units until they are delivered or forfeited. These cash distributions will be paid at the time distributions are made to Holding Unitholders generally.

        The terms set forth in the Extended Employment Agreement regarding potential payments to Mr. Kraus upon a change in control of AllianceBernstein or a termination of employment are substantially the same as the comparable terms in the Kraus Employment Agreement (see "Overview of our Chief Executive Officer's Compensation—Current Employment Agreement" above), except for the terms governing a termination of employment by AllianceBernstein without "cause" or by Mr. Kraus for "good reason." If the Extended Employment Agreement had been terminated for one of these reasons before December 19, 2012, Mr. Kraus would have forfeited the entire restricted Holding Unit award granted under the Extended Employment Agreement. If the Extended Employment Agreement is terminated for one of these reasons after December 19, 2012 but before December 19, 2013, Mr. Kraus immediately will vest in the installment of restricted Holding Units scheduled to vest on December 19, 2014. If the Extended Employment Agreement is terminated for one of these reasons after December 19, 2013, Mr. Kraus immediately will vest in the next two installments of restricted Holding Units or, if fewer remain as of the termination date, the balance of the installments that are unvested.

        Mr. Kraus will continue to be paid an annual base salary of $275,000, subject to increase by the Compensation Committee.

        During the Extended Employment Term, AllianceBernstein has no commitment to pay any cash bonuses to Mr. Kraus (with any bonuses being entirely in the discretion of the Compensation Committee) or to make any additional equity-based awards to him. Accordingly, during the Extended Employment Term, the totality of Mr. Kraus's compensation (other than his salary) will continue to be primarily dependent on the level of cash distributions on the restricted Holding Units granted to him and the trading price of Holding Units, both of which are partially dependent on the financial and operating results of our firm. Therefore, his long-term interests continue to be directly aligned with the interests of our Unitholders and also indirectly aligned with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm.

        The terms in the Extended Employment Agreement regarding perquisites and benefits are substantially the same as the comparable terms in the Kraus Employment Agreement (see "Overview of our Chief Executive Officer's Compensation—Current Employment Agreement" above), except that, starting January 3, 2014, Mr. Kraus will reimburse AllianceBernstein for any incremental cost to AllianceBernstein associated with his personal use of company-owned aircraft and will not be entitled to tax gross-ups by AllianceBernstein with respect to personal use of company-owned aircraft or personal use of a company car and driver. These terms reflect the results of the arm's length negotiation process described above.

        During the second quarter of 2012, Johnson provided us with comparative compensation benchmarking data, which summarized CEO compensation levels for 2011 at selected asset management companies and banks comparable to ours. As noted above, this data provided ranges of compensation levels for CEOs at these companies, including salary, cash bonus, total cash compensation and total compensation. The comparable companies, which were selected by management with input from Johnson in order to provide appropriate comparisons for the size and business mix of AllianceBernstein, include Affiliated Managers, Ameriprise Financial, Bank of New York Mellon, BlackRock Financial Management, Credit Suisse Asset Management, Eaton Vance, Federated Investors, Franklin Resources, Invesco Plc, Janus Capital Group, JPMorgan Asset Management, Lazard, Legg Mason, Morgan Stanley, Northern Trust Corp., State Street and T. Rowe Price Associates.

Factors Considered when Determining Executive Compensation

        Decisions about executive compensation are based primarily on our assessment of each executive's leadership, operational performance and potential to enhance investment returns and service for our clients, all of which contribute to long-term Unitholder value. We do not utilize quantitative formulas when determining the compensation of our CEO, our Chief Financial Officer ("CFO"), our Former Interim CFO and our other three most highly compensated executive officers ("named executive officers"), but rather rely on our judgment about each executive's performance and whether each particular payment or award provides an appropriate reward for the executive officer's and the firm's current year performance. We begin this process by determining the total incentive compensation amounts available for a particular year (as more fully explained above in "Overview of 2012 Incentive Compensation Program"). We then consider a number of key factors for each of the named executive officers (other than Mr. Kraus, our CEO, whose compensation is described above in "Overview of our Chief Executive Officer's Compensation"). These factors include: total compensation paid to the named executive officer in the previous year; the increase or decrease in the current year's total incentive compensation amounts available; the named executive officer's performance compared to individual business and operational goals established at the beginning of the year (or, in the case of Mr. Weisenseel, our CFO, the business and operational goals established when he joined us in May 2012); the nature, scope and level of responsibilities of the named executive officer; the contribution to our overall financial results; and the contribution of the executive's business unit to our company's fiduciary culture in which clients' interests are paramount. In 2012, we also considered data provided by McLagan to benchmark the total compensation paid to each of our named executive officers.

        This process, which is conducted by the CEO working with other members of senior management, results in specific incentive compensation recommendations to the Compensation Committee supported by the factors considered. The Compensation Committee then makes the final incentive compensation decisions. The Compensation Committee does not analyze quantifiable goals relating to the firm's business units in determining the cash bonus of each of the named executive officers.

        In addition to our CEO, our CFO and our other three most highly compensated executive officers, for 2012, pursuant to applicable SEC rules and regulations, we also included our former Interim CFO, who returned to his duties as our firm's Corporate Controller and Chief Accounting Officer after Mr. Weisenseel joined our firm in May 2012, as a "named executive officer."

        The priorities of our named executive officers (other than Mr. Kraus) generally include a robust set of factors relating to our firm's financial performance, its strategic and operational considerations, the specific business or function headed by each named executive officer, and each named executive officer's management effectiveness, talent development and adherence to our firm's culture, including risk/control management and regulatory compliance. Because specific factors will vary among business units, among individuals and during different business cycles, we do not adopt any specific weighting or formula under which these metrics are applied.

        We have described below the business and operational goals established in 2012 for our named executive officers (other than Mr. Kraus) and the contribution to our company each made in achieving these goals:

  •
  For Mr. Gingrich, our company's Chief Operating Officer, the main elements of his business and operational goals for 2012 included: increasing operating efficiency; optimizing retail, institutional, and private client strategy and sales efforts; enhancing planning and organizational processes; optimizing revenue and profitability of Bernstein Research Services; fostering a culture of meritocracy, empowerment and accountability among our business leaders; and recruiting and retaining top talent.

    •
    Mr. Gingrich was successful in meeting these goals in 2012. Operating costs were reduced significantly compared to the previous year; important steps were taken to right-size our real estate footprint; operating margins were higher despite lower revenues; gross and net flows were substantially improved; processes were implemented to better manage costs and headcount; new personnel were recruited to the firm, including our CFO; and Bernstein Research Services once again gained market share while improving margins. Mr. Gingrich's compensation reflected Mr. Kraus's and the Compensation Committee's judgment in assessing the importance of these contributions to our company.

  •
  For Mr. van Brugge, the Chairman and CEO of SCB LLC, the main elements of his business and operational goals for 2012 included: optimizing the revenue and profit contribution of Bernstein Research Services; further enhancing this unit's research capabilities, trading services and product array; extending this unit's geographic platform; and attracting, motivating and retaining top talent.

  •
  Mr. van Brugge was successful in meeting these goals in 2012. The most significant contributions made by Mr. van Brugge toward achieving these goals included leading Bernstein Research Services to: strong market share and increased profitability; excellent results in third-party research surveys; and significant progress in growing its business in Asia. Mr. van Brugge's compensation reflected Mr. Kraus's and the Compensation Committee's judgment in assessing the importance of these contributions to our company.

  •
  For Ms. Massad, our company's Head of Human Capital and Chief Talent Officer, the main elements of her business and operational goals for 2012 included: fostering a workplace that attracts, develops, engages and retains top talent; facilitating compensation planning of our company's strategic business units; establishing compensation principles and processes that support the company's meritocracy-based culture; maintaining the company's strong employee relations record; and refining the Human Capital business model to serve client needs while strengthening operating leverage of the Human Capital department and the company generally.

  •
  Ms. Massad was successful in meeting these goals in 2012. The most significant contributions made by Ms. Massad toward achieving these goals included: supporting the successful restructuring and right-sizing of our company's strategic business units; establishing an effective recruiting processes outsourcing model, which improved our company's ability to identify, access and attract top talent while reducing recruiting costs; establishing new corporate competencies to strengthen overall employee performance; refining the company's performance management and compensation processes to strengthen the link between compensation and performance; evaluating the competitiveness of our global benefits programs and addressing these programs accordingly; and developing and facilitating management forums that strengthened our culture and engagement of our people. Ms. Massad's compensation reflected Mr. Kraus's and the Compensation Committee's judgment in assessing the importance of these contributions to our company.

  •
  For Mr. Weisenseel, our company's CFO, the main elements of his business and operational goals for 2012 included: assuming his new responsibilities as CFO in a seamless manner; focusing on improving the company's adjusted operating margin with a particular emphasis on reducing the firm's cost structure, including its global real estate footprint; enhancing both internal and external financial reporting to provide more useful information to the Board, management and our Unitholders (including an increased focus on management operating metrics); reviewing our firm's global liquidity profile to identify any potential enhancements; realigning our firm's Finance and Administrative functions, and hiring new senior leaders in the Finance Department, to improve the level of client service provided to our company and its business leaders; and identifying and developing our Finance Department's next generation of leaders.

    •
    Mr. Weisenseel was successful in meeting these goals in 2012. The most significant contributions made by Mr. Weisenseel toward achieving these goals included: improving our adjusted operating margin with a particular emphasis on reducing the firm's cost structure pertaining to various promotion and servicing and general and administrative services expense items; executing the global space consolidation plan to further reduce the firm's office footprint by approximately 500,000 square feet, which is expected to ultimately generate occupancy-related annual expense savings in the range of $38 to $43 million; identifying improvements to internal financial reporting to enhance transparency and accountability of senior business leaders and re-emphasizing in external financial reporting the management operating metrics we use internally to evaluate and compare period-to-period operating performance, including "adjusted net revenues," "adjusted operating income" and "adjusted operating margin;" completing a review of our firm's liquidity requirements, which resulted in the expansion of the firm's credit facility by $100 million to match the potential size of its commercial paper program and securing additional liquidity lines of credit to assist in funding client redemptions; and adding senior leaders to the Finance team and reorganizing the Finance Department to provide better client service to our organization. Mr. Weisenseel's compensation reflected Mr. Kraus's and the Compensation Committee's judgment in assessing the importance of these contributions to our company.

  •
  For Mr. Farrell, our Corporate Controller and former Interim CFO, the main elements of his business and operational goals for 2012 included: facilitating the transition of his responsibilities as Interim CFO to Mr. Weisenseel (in May 2012) in a seamless manner; ensuring the firm's internal control structure and financial reporting standards were adhered to; assisting in the integration and support of new business and services; reviewing the firm's global liquidity profile to ensure it supports current and future requirements; assisting in the review of the firm's cost structure, including reducing its global real estate footprint; organizing the firm's Finance Department to leverage and improve the service levels to the firm and its business leaders; and continuing to identify and develop our Finance Department's next generation of business leaders.

  •
  Mr. Farrell was successful in meeting these goals in 2012. The most significant contributions made by Mr. Farrell toward achieving these goals included: facilitating the transfer of CFO responsibilities to Mr. Weisenseel; providing technical support for business development-related initiatives; evaluating the firm's global liquidity profile to ensure that the firm's funding capabilities would not be compromised; assisting in the evaluation of the firm's cost structure which, including the review of the firm's occupancy requirements, resulted in the consolidation of several office locations globally; and leveraging existing resources to provide the company and its business leaders with an efficient and effective financial support model. Mr. Farrell's compensation reflected Mr. Kraus's and the Compensation Committee's judgment in assessing the importance of these contributions to our company.

        Consistent with the management approach taken by AllianceBernstein for its executives generally, the 2012 goals of our named executive officers (other than Mr. Kraus, whose compensation is described above in "Overview of our Chief Executive Officer's Compensation") did not include specific revenue or profit targets. By their nature, the business and operational goals for each of these other named executive officers are difficult to measure quantitatively and thus management uses discretion to determine whether those goals and objectives have been met.

        During the fourth quarter of 2012, McLagan provided us with comparative compensation benchmarking data, which summarized compensation levels for the prior year at selected asset management companies and banks comparable to ours. This data provides ranges of compensation levels for executive positions at these companies similar to those held by our named executive officers, including salary, total cash compensation and total compensation. The comparable companies, which are selected by management with input from McLagan in order to provide appropriate comparisons for the size and business mix of AllianceBernstein and the roles played by the named executive officers, include Bank of America Merrill Lynch, Barclays Capital Group, BlackRock, Credit Suisse, Deutsche Bank, Franklin Templeton, Goldman Sachs & Co., Goldman Sachs Asset Management, Invesco Plc, JPMorgan Asset Management, JPMorgan Chase, Morgan Stanley, Morgan Stanley Investment Management, Nomura Securities, PIMCO Advisors, T. Rowe Price Associates, UBS and The Vanguard Group.

        Our CEO, and the Compensation Committee, retain discretion as to how to utilize the McLagan benchmarking data. The data is not used in a formulaic or mechanical way to determine named executive officer compensation levels. Total compensation paid to our named executive officers in 2012 fell within or below the ranges of total compensation paid to executives in similar positions by the companies included in the McLagan data. The Compensation Committee considered the McLagan data in concluding that the compensation levels paid in 2012 to our named executive officers were appropriate and reasonable.

        The Board, when it reviewed and approved the Kraus Employment Agreement in December 2008, also considered the McLagan data, which indicated that Mr. Kraus's compensation arrangement was fully competitive, reasonable and appropriate given our size, scope and complexity, and Mr. Kraus's experience, credentials and proven track record. Similarly, the Compensation Committee and the Executive Committee, in connection with the review and subsequent approval of the Extended Employment Agreement in June 2012, considered the Johnson data, which indicated that the compensation terms for Mr. Kraus set forth in the agreement were fully competitive and consistent with industry standards given our size, scope and complexity, the importance of CEO continuity, Mr. Kraus's experience and integral role in the ongoing execution of our firm's long-term growth strategy, and the overwhelming equity focus of his compensation.

Compensation Elements for Executive Officers

        Below we describe the major elements of our executive compensation.

        1.    Base Salary.    Base salaries comprise a relatively small portion of our executives' total compensation and are maintained at levels generally lower than the salaries of executives at peer firms. Within the narrow range of base salaries paid to our executives, we consider individual experience, responsibilities and tenure with the firm. The salaries we paid during 2012 to our named executive officers are shown in column (c) of the Summary Compensation Table.

        2.    Short-term Incentive Compensation (Cash Bonus).    In 2012, we paid annual cash bonuses in late December to reward individual performance for the year. These bonuses are based on management's evaluation (subject to the Compensation Committee's review and approval) of each executive's performance during the year, and the performance of the executive's business unit or function, compared to business and operational goals established at the beginning of the year, and in the context of the firm's current year financial performance. The cash bonuses we awarded in 2012 to our named executive officers are shown in column (d) of the Summary Compensation Table.

        3.    Long-term Incentive Compensation.    In 2012, we granted annual long-term incentive compensation awards in December to supplement cash bonuses and to encourage retention of our executives. These awards are made under an unfunded, non-qualified incentive compensation plan under which awards may be granted to eligible employees.

        As discussed above in "Overview of 2012 Incentive Compensation Program," long-term incentive compensation awards generally are denominated in restricted Holding Units. We employ this structure to directly align our executives' long-term interests with the interests of our Unitholders while also indirectly aligning our executives' long-term interests with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm. The 2012 long-term incentive compensation awards granted to our named executive officers are shown in column (e) of the Summary Compensation Table, column (i) of the Grants of Plan-based Awards Table and column (g) of the Outstanding Equity Awards at 2012 Fiscal Year End Table.

        Long-term incentive compensation was awarded in 2012 as part of total incentive compensation based on a customized set of goals for each executive. The relative level of cash bonus compared to long-term incentive compensation is generally fixed using a sliding scale based on the total compensation level of the executive, with lower-paid executives receiving a greater percentage of their incentive compensation as cash bonuses than more highly paid executives.

        In 2012, the number of restricted Holding Units comprising long-term incentive compensation awards was based on the average of the closing prices of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013 (this calculation resulted in an average price of $19.972); the Compensation Committee approved the awards on December 3, 2012.

        Long-term incentive compensation awards generally vest ratably over four years. However, award recipients who terminate their employment or are terminated without cause continue to vest in their long-term incentive compensation awards if the award recipients comply with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition, employee and client solicitation, and a claw-back for failing to follow existing risk management policies.

        Withdrawals prior to vesting are not permitted. Upon vesting, awards are distributed to participants unless the award recipient has, in advance, voluntarily elected to defer receipt to future periods. Quarterly cash distributions on vested and unvested restricted Holding Units are paid currently to award recipients and are included in column (i) of the Summary Compensation Table.

        4.    Defined Contribution Plan.    Employees of AllianceBernstein are eligible to participate in the Profit Sharing Plan for Employees of AllianceBernstein L.P. (as amended and restated as of January 1, 2010, "Profit Sharing Plan"), a tax-qualified retirement plan. The Compensation Committee determines the amount of company contributions (both the level of annual matching by the firm of an employee's pre-tax salary deferral contributions and the annual company profit sharing contribution). For 2012, the Compensation Committee determined that employee deferral contributions would be matched on a one-to-one basis up to five percent of eligible compensation and there would be no profit sharing contribution. Company contributions to the Profit Sharing Plan on behalf of the named executive officers are shown in column (i) of the Summary Compensation Table.

        5.    CEO Arrangements.    See "Overview of our Chief Executive Officer's Compensation" above.

Compensation Committee

        In 2012, the Compensation Committee was composed of Mr. Condron (Chair), Mr. Duverne, Mr. Elliott, Mr. Kraus, Ms. Slutsky and Mr. Smith. Mr. de Castries resigned as a member of the Compensation Committee in February 2012. The Compensation Committee held eight meetings in 2012.

        Because Holding is a limited partnership, it is exempt from NYSE rules that require public companies to have a compensation committee composed solely of independent directors. AXA owns, indirectly, an approximate 65.5% economic interest in AllianceBernstein (as of December 31, 2012), and compensation expense is a significant component of our financial results. For these reasons, Mr. Duverne, Deputy Chief Executive Officer of AXA, is a member of the Compensation Committee, and any action taken by the Compensation Committee requires the affirmative vote or consent of an executive officer of one or more of our parent companies. (Presently, Mr. Duverne is the only member of the Compensation Committee who is also an executive officer of one or more of our parent companies.)

        The Compensation Committee has general oversight of compensation and compensation-related matters, including:

  (i)
  determining cash bonuses;

  (ii)
  determining contributions and awards under incentive plans or other compensation arrangements (whether qualified or non-qualified) for employees of AllianceBernstein and its subsidiaries, and amending or terminating such plans or arrangements or any welfare benefit plan or arrangement or making recommendations to the Board with respect to adopting any new incentive compensation plan, including equity-based plans;

  (iii)
  reviewing and approving the compensation of our CEO, evaluating his performance, and determining and approving his compensation level based on this evaluation, which in 2012 was done in connection with the process of negotiating and approving the Extended Employment Agreement (our CEO recuses himself from voting on his own compensation and, accordingly, did not participate in the Compensation Committee's or the Executive Committee's discussions regarding the Extended Employment Agreement); and

  (iv)
  reviewing and discussing the Compensation Discussion and Analysis, and recommending to the Board its inclusion in the Partnerships' Forms 10-K and, when applicable, proxy statements.

        In 2007, the Compensation Committee delegated responsibility for managing AllianceBernstein's non-qualified plans to the Omnibus Committee for Non-Qualified Plans ("Omnibus Committee"), consisting of six members who are senior officers of AllianceBernstein. The Omnibus Committee held four meetings in 2012.

        The Compensation Committee's year-end process has generally focused on the cash bonuses and long-term incentive compensation awards granted to senior management. Mr. Kraus plays an active role in the work of the Compensation Committee, but he does not participate in any committee discussions or votes regarding his own compensation. Mr. Kraus, working with other members of senior management, provides recommendations for individual employee awards to the Compensation Committee for its consideration. As part of this process, management provides the committee with compensation benchmarking data from compensation consultants. For 2012, we paid $17,120 to McLagan for executive compensation benchmarking data and an additional $274,680 for survey and consulting services relating to the amount and form of compensation paid to employees other than executives.

        The Compensation Committee held its regularly scheduled meeting regarding year-end compensation on December 3, 2012, at which it discussed and approved senior management's compensation recommendations. The Compensation Committee retained Johnson when considering whether to approve the Extended Employment Agreement, but did not retain its own consultants for general employee compensation purposes.

        The Compensation Committee's functions are more fully described in the committee's charter, which is available online in the "Management & Governance" section of our Internet Site.

Other Compensation-Related Matters

        AllianceBernstein and Holding are, respectively, private and public limited partnerships, and are subject to taxes other than federal and state corporate income tax. Accordingly, Section 162(m) of the Code, which limits tax deductions relating to executive compensation otherwise available to entities taxed as corporations, is not applicable to either AllianceBernstein or Holding.

        We have amended our qualified and non-qualified plans to the extent necessary to comply with applicable law.

        For long-term incentive compensation awards made during or before 2008, we typically purchased the investments that were notionally elected by plan participants and held these investments in a consolidated rabbi trust. Effective January 1, 2009, investments we previously made in our investment services offered to clients are held in a custodial account, while we continue to hold investments in Holding Units in the consolidated rabbi trust. These investments are subject to the general creditors of AllianceBernstein.

        All compensation awards approved during 2012 that involve the issuance of Holding Units were made under the 2010 Plan.

Compensation Committee Interlocks and Insider Participation

        Mr. de Castries, who was a member of the Compensation Committee from February 2011 through February 2012, is the Chief Executive Officer of AXA, the ultimate parent of the General Partner.

        Mr. Duverne is the Deputy Chief Executive Officer of AXA.

        Mr. Condron served as the Chairman of the Board, President and Chief Executive Officer of AXA Equitable, the sole stockholder of the General Partner, until his retirement on January 1, 2011.

        As of December 31, 2012, AXA Equitable and its affiliates owned an aggregate 65.5% economic interest in AllianceBernstein.

        Mr. Kraus is Chairman of the Board and Chief Executive Officer of the General Partner and, accordingly, also serves in that capacity for AllianceBernstein and Holding. Mr. Kraus is also a director of AXA Financial, AXA Equitable, MONY and MLOA. In addition, Mr. Kraus is a member of the Management Board of AXA. Other than Mr. Kraus, no executive officer of AllianceBernstein served as (i) a member of a compensation committee or (ii) a director of another entity, an executive officer of which served as a member of AllianceBernstein's Compensation Committee or Board.

Compensation Committee Report

        The members of the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussion, recommended to the Board its inclusion.

Christopher M. Condron (Chair)	Denis Duverne
Steven G. Elliott	Peter S. Kraus
Lorie A. Slutsky	A.W. (Pete) Smith, Jr.

Summary Compensation Table

        The following table summarizes the total compensation of our named executive officers for 2012, 2011 and 2010, as applicable (including Mr. Farrell, who ceased serving as our firm's Interim CFO when Mr. Weisenseel joined our firm in May 2012 and, accordingly, is no longer an executive officer):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1)(2) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Peter S. Kraus(3)	2012	275,000	—	33,127,373	—	—	—	2,634,830	36,037,203
Chairman and Chief Executive	2011	275,000	—	—	—	—	—	3,982,527	4,257,527
Officer	2010	275,000	—	—	—	—	—	4,328,020	4,603,020
James A. Gingrich	2012	400,000	2,485,000	3,114,993	—	—	—	304,781	6,304,774
Chief Operating Officer	2011	400,000	1,685,000	1,915,000	—	—	—	346,352	4,346,352
	2010	400,000	1,311,092	2,638,921	—	—	—	155,586	4,505,599
Robert P. van Brugge(4)(6)	2012	389,808	1,490,778	1,609,224	—	—	—	86,237	3,576,047
Chairman and CEO of SCB LLC	2011	375,000	1,470,000	930,002	—	—	—	356,910	3,131,912
Lori A. Massad(5)	2012	400,000	805,000	595,006	—	—	—	128,851	1,928,857
Head of Human Capital and Chief Talent Officer
John C. Weisenseel(7)	2012	229,327	755,050	1,244,969	—	—	—	40,207	2,269,553
Chief Financial Officer
Edward J. Farrell(4)(8)	2012	300,000	410,000	214,999	—	—	—	51,212	976,211
Former Interim Chief Financial	2011	300,000	515,000	285,005	—	—	—	47,633	1,147,638
Officer

(1)
The figures in column (e) of the above table provide the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining these values, see Note 18 to our consolidated financial statements contained in proxy statement/prospectus.

(2)
As discussed above in "Overview of 2012 Incentive Compensation Program" and "Compensation Elements for Executive Officers—Long-term Incentive Compensation," long-term incentive compensation awards generally are denominated in restricted Holding Units. We employ this structure to directly align our executives' long-term interests with the interests of our Unitholders while also indirectly aligning our executives' long-term interests with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm. The 2012 long-term incentive compensation awards granted to our named executive officers are shown in column (e) of this table, column (i) of the Grant of Plan-Based Awards Table and column (g) of the Outstanding Equity Awards at 2012 Fiscal Year-End Table.

In 2012, the number of restricted Holding Units comprising long-term incentive compensation awards was based on the average of the closing prices of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013 (this calculation resulted in an average price of $19.972); the Compensation Committee approved the awards on December 3, 2012.

(3)
Mr. Kraus's compensation structure is set forth in the Kraus Employment Agreement and the Extended Employment Agreement; the terms of each are described above in "Compensation Discussion and Analysis—Overview of our Chief Executive Officer's Compensation" and below in "Potential Payments upon Termination or Change in Control."

(4)
We have not provided 2010 compensation because neither Mr. van Brugge nor Mr. Farrell was a named executive officer in 2010.

(5)
We have not provided 2011 or 2010 compensation because Ms. Massad was not a named executive officer in those years.

(6)
The 2011 bonus disclosed in column (d) for Mr. van Brugge includes a $1,220,000 cash bonus paid to Mr. van Brugge in December 2011 and the $250,000 portion of Mr. van Brugge's 2011 long-term incentive compensation award under the Incentive Compensation Program he elected to allocate to Deferred Cash. The Deferred Cash accrues interest monthly based on our monthly weighted average cost of funds (approximately 0.4% during 2012) and will be credited to Mr. van Brugge annually until the cash is distributed to him in installments over the four-year vesting period. The interest on Mr. van Brugge's Deferred Cash is shown in column (d) of the Non-Qualified Deferred Compensation Table.

(7)
On May 14, 2012, Mr. Weisenseel joined our firm as Chief Financial Officer. We did not pay Mr. Weisenseel any compensation during 2011 or 2010.

  Mr. Weisenseel was granted, as of May 14, 2012 (his first date of employment, "JCW Hire Date"), in accordance with the terms and conditions of the Incentive Compensation Program, an award of restricted Holding Units initially valued at $1,000,000 in connection with his recruitment and as replacement equity for awards he forfeited by leaving McGraw Hill. The number of restricted Holding Units (69,629) was determined by dividing $1,000,000 by the average closing price on the NYSE of a Holding Unit for the period covering the four trading days immediately preceding the JCW Hire Date, the JCW Hire Date and the five trading days immediately following the JCW Hire Date (this calculation resulted in an average price of $14.362) and rounded up to the nearest whole number (due to this rounding, the grant date fair value of the award reflected in column (e) is $1,000,012). This award is shown in column (e) of this table, column (i) of the Grant of Plan-Based Awards table and column (g) of the Outstanding Equity Awards at 2012 Fiscal Year-End Table.

  The 2012 bonus disclosed in column (d) for Mr. Weisenseel includes a $655,000 cash bonus paid to Mr. Weisenseel in December 2012 and the $100,050 portion of Mr. Weisenseel's 2012 long-term incentive compensation award under the Incentive Compensation Program he elected to allocate to Deferred Cash. The Deferred Cash accrues interest monthly based on our monthly weighted average cost of funds (approximately 0.4% during 2012) and will be credited to Mr. Weisenseel annually until the cash is distributed to him in installments over the four-year vesting period. The interest on Mr. Weisenseel's Deferred Cash will be shown in column (d) of the Non-Qualified Deferred Compensation Table.

(8)
Mr. Farrell continued as our firm's Corporate Controller after Mr. Weisenseel joined our firm in May 2012.

        Column (i) includes the aggregate incremental cost to our company of certain other expenses and perquisites, including leased car and driver expenses, contributions to the Profit Sharing Plan, life insurance premiums, medical and dental coverage, financial planning, and tax services and tax gross-ups, as applicable.

        In accordance with the Kraus Employment Agreement and the Restricted Holding Unit Grant, Mr. Kraus is paid the cash distributions payable with respect to his unvested restricted Holding Units and a dollar amount equal to the cash distributions payable with respect to the number of any Holding Units that are withheld by AllianceBernstein to cover Mr. Kraus's tax withholding obligations as the Holding Units vest.

        For 2012, column (i) includes:

  for Mr. Kraus, $1,825,268 for quarterly distributions related to his Restricted Holding Unit Grant ($1,034,380 of which was paid on Holding Units Mr. Kraus owned and $790,888 of which was paid on Holding Units that had been withheld to cover taxes), $511,324 for personal use of aircraft, $172,598 for personal use of a car and driver (including lease costs ($15,586), driver compensation ($138,005) and other car-related costs ($19,007), such as parking, gas, tolls, and repairs and maintenance), $113,140 for gross-ups related to imputed income for personal use of aircraft and car, and a $12,500 contribution to the Profit Sharing Plan.

  for Mr. Gingrich, $291,315 for quarterly distributions on Holding Units awarded as long-term incentive compensation, a $12,500 contribution to the Profit Sharing Plan and $966 of life insurance premiums.

  for Mr. van Brugge, $129,240 for quarterly distributions on Holding Units awarded as long-term incentive compensation, a $12,500 contribution to the Profit Sharing Plan, $11,178 for financial planning services, $9,549 for gross-ups related to imputed income for tax payments made on his behalf, $3,520 for tax preparation services and $405 of life insurance premiums, minus $80,155 representing an adjustment of tax equalization relating to U.K. taxes paid on his behalf.

  for Ms. Massad, $87,094 for quarterly distributions on Holding Units awarded as long-term incentive compensation, $18,301 for financial planning services, $10,326 for gross-ups related to imputed income for the financial planning services, a $12,500 contribution to the Profit Sharing Plan, and $630 of life insurance premiums.

  for Mr. Weisenseel, $39,689 for quarterly distributions on Holding Units awarded as long-term incentive compensation and $518 of life insurance premiums.

  for Mr. Farrell, $38,022 for quarterly distributions on Holding Units awarded as long-term incentive compensation, a $12,500 contribution to the Profit Sharing Plan and $690 of life insurance premiums.

        For additional information regarding the compensation of our named executive officers, including their respective business and operational goals, see "Factors Considered when Determining Executive Compensation" and "Compensation Elements for Executive Officers" above.

        During 2012, we owned a fractional interest in an aircraft with an aggregate operating cost of $344,338 (including $86,119 in maintenance fees, $201,132 in usage fees and $57,087 of amortization expense). We sold this fractional interest during 2012. We also leased two aircraft during 2012 with an aggregate operating cost of $7,224,347 (including $2,116,247 in leasing costs, $2,092,718 in maintenance fees and $3,015,382 in usage fees).

        Our interests in aircraft facilitate business travel of senior management. In 2012, we permitted our Chief Executive Officer to use the aircraft for personal travel. His personal travel constituted approximately 17.6% of our actual use of the aircraft in 2012.

        Our methodology for determining the reported value of personal use of aircraft includes fees paid to the managers of the aircraft (fees take into account the aircraft type and weight, number of miles flown, flight time, number of passengers, and a variable fee), but excludes our fixed costs (amortization of original cost less estimated residual value and monthly maintenance fees). We included such amounts in column (i).

        We use the Standard Industry Fare Level ("SIFL") methodology to calculate the amount to include in the taxable income of executives for the personal use of company-owned aircraft. Using the SIFL methodology, which was approved by our Compensation Committee, limits our ability to deduct the full cost of personal use of company-owned aircraft by our executive officers. Taxable income for the 12 months ended October 31, 2012 for personal use imputed to Mr. Kraus is $84,897.

Grants of Plan-based Awards in 2012

        The following table describes each grant of an award made to a named executive officer during 2012 under the 2010 Plan, an equity compensation plan:

								All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Peter S. Kraus(1)	6/21/2012	—	—	—	—	—	—	2,722,052	—	—	33,127,373
James A. Gingrich(2)(3)	12/3/2012	—	—	—	—	—	—	155,968	—	—	3,114,993
Robert P. van Brugge(2)(3)	12/3/2012	—	—	—	—	—	—	80,574	—	—	1,609,224
Lori A. Massad(2)(3)	12/3/2012	—	—	—	—	—	—	29,792	—	—	595,006
John C. Weisenseel(2)(3)(4)	12/3/2012	—	—	—	—	—	—	12,265	—	—	244,957
	5/14/2012	—	—	—	—	—	—	69,629	—	—	1,000,012
Edward J. Farrell(2)(3)	12/3/2012	—	—	—	—	—	—	10,765	—	—	214,999

(1)
The amount shown in column (i) reflects the 2,722,052 Holding Units Mr. Kraus was granted pursuant to the Extended Employment Agreement, as discussed above in "Overview of our Chief Executive Officer's Compensation."

(2)
Amounts shown in column (i) reflect 2012 restricted Holding Unit awards granted under the Incentive Compensation Program and the 2010 Plan, an equity compensation plan, and can also be found in column (e) of the Summary Compensation Table.

(3)
As discussed above in "Overview of 2012 Incentive Compensation Program" and "Compensation Elements for Executive Officers—Long-term Incentive Compensation," long-term incentive compensation awards generally are denominated in restricted Holding Units. We employ this structure to directly align our executives' long-term interests with the interests of our Unitholders while also indirectly aligning our executives' long-term interests with the interests of our clients, as strong performance for our clients generally contributes directly to increases in assets under management and thus improved financial performance for the firm. The 2012 long-term incentive compensation awards granted to our named executive officers are shown in column (i) of this table, column (e) of the Summary Compensation Table and column (g) of the Outstanding Equity Awards at 2012 Fiscal Year-End Table.

In 2012, the number of restricted Holding Units comprising long-term incentive compensation awards was based on the average of the closing prices of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013 (this calculation resulted in an average price of $19.972); the Compensation Committee approved the awards on December 3, 2012.

(4)
Mr. Weisenseel was granted, as of the JCW Hire Date, in accordance with the terms and conditions of the Incentive Compensation Program, an award of restricted Holding Units initially valued at $1,000,000 in connection with his recruitment and as replacement equity for awards he forfeited by leaving McGraw Hill. The number of restricted Holding Units (69,629) was determined by dividing $1,000,000 by the average closing price on the NYSE of a Holding Unit for the period covering the four trading days immediately preceding the JCW Hire Date, the JCW Hire Date and the five trading days immediately following the JCW Hire Date (this calculation resulted in an average price of $14.362) and rounded up to the nearest whole number (due to this rounding, the grant date fair value of the award reflected in column (l) is $1,000,012). This award is shown in column (i) of this table, column (e) of the Summary Compensation Table and column (g) of the Outstanding Equity Awards at 2012 Fiscal Year-End Table.

Outstanding Equity Awards at 2012 Fiscal Year-End

        The following table describes any outstanding equity awards held by our named executive officers as of December 31, 2012:

	Option Awards					Holding Unit Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Peter S. Kraus(1)(2)	—	—	—	—	—	3,266,462	56,934,433	—	—
James A. Gingrich(3)(4)	158,119	105,414	—	17.05	1/23/19	331,676	5,781,113	—	—
Robert P. van Brugge(5)	—	—	—	—	—	170,408	2,970,211	—	—
Lori A. Massad(6)	—	—	—	—	—	90,410	1,575,846	—	—
John C. Weisenseel(7)	—	—	—	—	—	64,486	1,123,991	—	—
Edward J. Farrell(8)	—	—	—	—	—	34,579	602,712	—	—

(1)
Mr. Kraus's Restricted Holding Unit Grant vested in 20% increments on each of December 19, 2009, 2010, 2011 and 2012, and is scheduled to vest in an additional 20% increment on December 19, 2013. In connection with the Extended Employment Agreement, the Kraus Employment Agreement was amended to permit Mr. Kraus to defer until December 19, 2018 delivery of the final vesting of 544,410 restricted Holding Units.

(2)
In connection with the signing of the Extended Employment Agreement on June 21, 2012, Mr. Kraus was granted an additional 2,722,052 restricted Holding Units. Subject to the accelerated vesting clauses set forth in the Extended Employment Agreement (see "Overview of our Chief Executive Officer's Compensation"), Mr. Kraus's restricted Holding Units will vest in 20% increments on each of the first five anniversaries of December 19, 2013, commencing December 19, 2014, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. Delivery of all of the restricted Holding Units will be delayed until the final vesting date on December 19, 2018, subject to acceleration upon certain qualifying events of termination of employment. This award is shown in column (g) of this table, column (e) of the Summary Compensation Table and column (i) of the Grant of Plan-Based Awards Table.

(3)
Mr. Gingrich was awarded (i) 155,968 restricted Holding Units in December 2012 that vest in 25% increments on each of December 1, 2013, 2014, 2015 and 2016, (ii) 128,558 restricted Holding Units in December 2011, 25% of which vested on December 1, 2012, and the remainder of which is scheduled to vest in additional 25% increments on each of December 1, 2013, 2014 and 2015, (iii) 111,253 restricted Holding Units in December 2010, 25% of which vested on each of December 1, 2011 and 2012, and the remainder of which is scheduled to vest in additional 25% increments on each of December 1, 2013 and 2014, and (iii) 94,650 restricted Holding Units in December 2009, 25% of which vested on each of December 1, 2010, 2011 and 2012, and the remainder of which is scheduled to vest in an additional 25% increment on December 1, 2013.

(4)
Mr. Gingrich was granted 263,533 options to buy Holding Units in January 2009, 20% of which vested and became exercisable on each of January 23, 2010, 2011 and 2012, and the remainder of which is scheduled to vest and become exercisable in additional 20% increments on each of January 23, 2013 and 2014.

(5)
Mr. van Brugge was awarded (i) 80,574 restricted Holding Units in December 2012 that vest in 25% increments on each of December 1, 2013, 2014, 2015 and 2016, and (ii) 62,433 restricted Holding Units in December 2011, 25% of which vested on December 1, 2012, and the remainder of which is scheduled to vest in additional 25% increments on each of December 1, 2013, 2014 and 2015. The totals in columns (g) and (h) include restricted Holding Units granted to Mr. van Brugge before he became a named executive officer.

(6)
Ms. Massad was awarded 29,792 restricted Holding Units in December 2012 that vest in 25% increments on each of December 1, 2013, 2014, 2015 and 2016. The totals in columns (g) and (h) include restricted Holding Units granted to Ms. Massad before she became a named executive officer.

(7)
Mr. Weisenseel was awarded 12,265 restricted Holding Units in December 2012 that vest in 25% increments on each of December 1, 2013, 2014, 2015 and 2016. In addition, Mr. Weisenseel was granted, as of the JCW Hire Date, in accordance with the terms and conditions of the Incentive Compensation Program, an award of restricted Holding Units initially valued at $1,000,000 in connection with his recruitment and as replacement equity for awards he forfeited by leaving McGraw Hill. The number of restricted Holding Units (69,629) was determined by dividing $1,000,000 by the average closing price on the NYSE of a Holding Unit for the period covering the four trading days immediately preceding the JCW Hire Date, the JCW Hire Date and the five trading days immediately following the JCW Hire Date (this calculation resulted in an average price of $14.362) and rounded up to the nearest whole number. 25% of this award vested on December 1, 2012 and the remainder of this award is scheduled to vest in additional 25% increments on each of December 1, 2013, 2014 and 2015. This award is shown in column (g) of this table, column (e) of the Summary Compensation Table and column (i) of the Grant of Plan-Based Awards Table.

(8)
Mr. Farrell was awarded (i) 10,765 restricted Holding Units in December 2012 that vest in 25% increments on each of December 1, 2013, 2014, 2015 and 2016, and (ii) 19,133 restricted Holding Units in December 2011, 25% of which vested on December 1, 2012, and the remainder of which is scheduled to vest in additional 25% increments on each of December 1, 2013, 2014 and 2015. The totals in columns (g) and (h) include restricted Holding Units granted to Mr. Farrell before he became a named executive officer.

Option Exercises and Holding Units Vested in 2012

        The following table describes any Holding Units held by our named executive officers that vested during 2012:

Name	Number of Units Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Holding Units Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Peter S. Kraus	—	—	544,410	9,178,753
James A. Gingrich	—	—	83,615	1,469,952
Robert P. van Brugge	—	—	46,209	812,354
Lori A. Massad	—	—	31,060	546,035
John C. Weisenseel	—	—	17,407	306,015
Edward J. Farrell	—	—	12,073	212,243

Pension Benefits for 2012

        None of our named executive officers are entitled to benefits under the Amended and Restated Retirement Plan for Employees of AllianceBernstein L.P. ("Retirement Plan"), our company pension plan. For additional information regarding the Retirement Plan, including interest rates and actuarial assumptions, see Note 16 to our consolidated financial statements contained in this proxy statement/prospectus.

 Non-Qualified Deferred Compensation for 2012

        The following table describes our named executive officers' vested and unvested non-qualified deferred compensation contributions, earnings and distributions during 2012 and their non-qualified deferred compensation plan balances as of December 31, 2012:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
(a)	(b)	(c)	(d)	(e)	(f)
Peter S. Kraus	—	—	—	—	—
James A. Gingrich(1)	—	—	389,661	(460,482)	2,637,647
Robert P. van Brugge(1)(2)(3)	—	—	53,723	(705,685)	187,500
Lori A. Massad(1)	—	—	5,214	(41,933)	—
John C. Weisenseel(4)	—	100,050	—	—	100,050
Edward J. Farrell(1)	—	—	51,184	(322,322)	360,831

(1)
For Ms. Massad and Messrs. Gingrich, van Brugge and Farrell, amounts shown reflect their respective interests from pre-2009 awards under the Incentive Compensation Program. For additional information about the Incentive Compensation Program, see Note 17 to our consolidated financial statements contained in this proxy statement/prospectus. For individuals (including Ms. Massad and Messrs. Gingrich, van Brugge and Farrell) with notional investments in Holding Units, amounts of quarterly distributions on such Holding Units are reflected as earnings in column (d) and, to the extent distributed to the named executive officer, as distributions in column (e) Column (f) includes the value of all notional investments as of the close of business on December 31, 2012. As of that date, Messrs. Gingrich and Farrell notionally held 12,735 Holding Units and 6,347 Holding Units, respectively, and Ms. Massad and Mr. van Brugge did not hold any Holding Units, as a result of pre-2009 awards under the Incentive Compensation Program.

(2)
The amount shown in column (d) for Mr. van Brugge reflects the interest payment to which he was entitled as a result of allocating a portion of his 2011 long-term incentive compensation award to Deferred Cash. Interest accrues monthly based on our monthly weighted average cost of funds (approximately 0.4% in December 2012) and will be credited to Mr. van Brugge annually until the cash is distributed to him in installments over the four-year vesting period.

(3)
The amount shown in column (e) for Mr. van Brugge includes his Deferred Cash distribution during 2012.

(4)
The amount shown in column (c) for Mr. Weisenseel reflects the portion of his 2012 long-term incentive compensation award that he elected to receive in Deferred Cash. This amount will accrue interest monthly based on our monthly weighed average cost of funds (approximately 0.4% during 2012) and will be credited to Mr. Weisenseel annually until the cash is distributed to him in installments over the four-year vesting period. In future years, this interest will be reflected in column (d) and these distributions will be reflected in column (e).

Potential Payments upon Termination or Change in Control

        In connection with the commencement of Mr. Kraus's employment, on December 19, 2008, he received the Restricted Holding Unit Grant. During Mr. Kraus's Employment Term, AllianceBernstein has no commitment to pay any cash bonuses to Mr. Kraus beyond the $6 million in 2009 (with any additional bonuses being entirely at the discretion of the Compensation Committee) or to make any additional equity-based awards to him. Consequently, for 2010 and subsequent years during the Employment Term, the totality of Mr. Kraus's compensation (other than his salary and absent any additional awards the Compensation Committee may choose to grant) has been, and continues to be, dependent on the level of cash distributions on the restricted Holding Units granted to him and the evolution of the trading price of Holding Units, both of which are partially dependent on the financial and operating results of our firm. Therefore, his long-term interests are directly aligned with the interests of other holders of Holding Units and also indirectly aligned with the interests of our clients as strong performance for our clients generally contributes to increases in assets under management and thus improved financial performance for the firm. For additional information about Mr. Kraus's compensation, see "Overview of our Chief Executive Officer's Compensation" above.

        The Kraus Employment Agreement contains a number of accelerated vesting clauses, including immediate vesting upon a "change in control" of our firm (i.e., AXA, our parent company, ceasing to control the management of AllianceBernstein's business or Holding ceasing to be publicly traded); immediate vesting of the next two installments of restricted Holding Units (or, if only one installment remains as of the termination date, such installment) upon certain qualifying events of termination of employment, including termination of Mr. Kraus's employment by AllianceBernstein "without cause" or by Mr. Kraus for "good reason"; and immediate vesting of a pro-rata portion of any restricted Holding Units otherwise due to vest on the next vesting date upon Mr. Kraus's death or disability.

        The change-in-control provisions in the Kraus Employment Agreement were required by Mr. Kraus as part of his negotiation in order to assure him that AllianceBernstein would continue to be operated as a separately managed entity, and with a certain degree of independence, and that Holding would continue as a publicly traded entity. Both AXA and Mr. Kraus believe that this arrangement adds significant value to AllianceBernstein. The Board understood that AXA had no intention of changing this arrangement during the Employment Term and thus concluded that the change-in-control provisions were acceptable and necessary in order to recruit Mr. Kraus.

        The provisions requiring accelerated vesting upon termination by AllianceBernstein without cause or by Mr. Kraus for good reason were required by Mr. Kraus in order to preserve the value of his long-term incentive compensation arrangement. The Board agreed to these provisions because they were typical of executive compensation agreements for executives at Mr. Kraus's level and because the Board concluded that they were necessary to recruit Mr. Kraus.

        The Board concluded that the change-in-control and termination provisions in the Kraus Employment Agreement fit into AllianceBernstein's overall compensation objectives because they permitted AllianceBernstein to attract and retain a highly qualified chief executive officer, were consistent with AXA's and the Board's expectations with respect to the manner in which AllianceBernstein and Holding would be operated from 2009 to 2013, were consistent with the Board's expectations that Mr. Kraus would not be terminated without cause and that no steps would be taken that would provide him with the ability to terminate the agreement with good reason (and thus that there was no inconsistency between these provisions and AllianceBernstein's goal of providing Mr. Kraus with effective incentives for future performance), and to align his long-term interests with those of AllianceBernstein's Unitholders and clients.

        As discussed above in "Overview of our Chief Executive Officer's Compensation," on June 21, 2012, Mr. Kraus, the General Partner, AllianceBernstein and Holding entered into the Extended Employment Agreement. The terms set forth in the Extended Employment Agreement regarding potential payments to Mr. Kraus upon a change in control of AllianceBernstein or a qualifying event of termination of employment are substantially the same as the comparable terms in the Kraus Employment Agreement, except for the terms governing a termination of employment by AllianceBernstein without "cause" or by Mr. Kraus for "good reason." If the Extended Employment Agreement had been terminated for either of these reasons before December 19, 2012, Mr. Kraus would have forfeited the entire restricted Holding Unit award granted under the Extended Employment Agreement. If the Extended Employment Agreement is terminated for either of these reasons after December 19, 2012 but before December 19, 2013, Mr. Kraus will immediately vest in the installment of restricted Holding Units scheduled to vest on December 19, 2014. If the Extended Employment Agreement is terminated for either of these reasons after December 19, 2013, Mr. Kraus will immediately vest in the next two installments of restricted Holding Units or, if fewer remain as of the termination date, the balance of the installments that are unvested.

        In 2011, we amended all outstanding long-term incentive compensation awards (including option awards) of active employees (i.e., those employees who were employed by the company as of December 31, 2011) permitting those employees who terminate their employment or are terminated without cause to continue to vest in their long-term incentive compensation awards if they comply with certain agreements and restrictive covenants set forth in the applicable award agreement. These agreements and covenants include restrictions on competition and employee and client solicitation, and a claw-back for failing to follow existing risk management policies. Our 2012 long-term incentive compensation awards incorporated these changes and we expect the changes to apply to long-term incentive compensation awards in future years as well. The amounts shown for the named executive officers (other than Mr. Kraus) for resignation or termination by AllianceBernstein without cause in columns (b), (c) and (d) of the table below reflect the value of these changes to their outstanding awards, assuming such resignation or termination on December 31, 2012 and the executives' continued compliance with these agreements and restrictive covenants through the vesting dates of the awards. For additional information, see "Overview of Compensation Philosophy and Program" and Note 2 to our consolidated financial statements contained in this proxy statement/prospectus. In addition, there are amounts payable to the named executive officers upon death and disability.

        The following table sets forth estimated payments and benefits to which our named executive officers would have been entitled upon a change in control of AllianceBernstein or the qualifying events of termination of employment as of December 31, 2012:

Name	Cash Payments(1)(2) ($)	Acceleration or Grant of Restricted Holding Unit Awards(2) ($)	Acceleration of Option Awards(2) ($)	Other Benefits ($)
(a)	(b)	(c)	(d)	(e)
Peter S. Kraus(3)
Change in control—Kraus Employment Agreement	—	9,489,066	—	16,460
Change in control—Extended Employment Agreement	—	47,445,366	16,460
Termination by AllianceBernstein without cause—Kraus Employment Agreement	—	9,489,066	—	16,460
Termination by AllianceBernstein without cause—Extended Employment Agreement	—	9,489,066	16,460
Termination by Mr. Kraus for good reason—Kraus Employment Agreement	—	9,489,066	—	16,460
Termination by Mr. Kraus for good reason—Extended Employment Agreement	—	9,489,066	—	16,460
Death or disability(4)(5)—Kraus Employment Agreement	—	9,489,066	—	16,460
Death or disability(4)(5)—Extended Employment Agreement	—	9,489,066	16,460
James A. Gingrich
Resignation or termination by AllianceBernstein without cause (complies with applicable agreements and restrictive covenants)(2)	—	5,781,113	40,057	—
Death or disability(6)	—	5,781,113	40,057	—
Robert P. van Brugge
Resignation or termination by AllianceBernstein without cause (complies with applicable agreements and restrictive covenants)(2)	187,500	2,970,211	—	—
Death or disability(6)	187,500	2,970,211	—	—
Lori A. Massad
Resignation or termination by AllianceBernstein without cause (complies with applicable agreements and restrictive covenants)(2)	—	1,575,846	—	—
Death or disability(6)	—	1,575,846	—	—
John C. Weisenseel
Resignation or termination by AllianceBernstein without cause (complies with applicable agreements and restrictive covenants)(2)	100,050	1,123,991	—	—
Death or disability(6)	100,050	1,123,991	—	—

Name	Cash Payments(1)(2) ($)	Acceleration or Grant of Restricted Holding Unit Awards(2) ($)	Acceleration of Option Awards(2) ($)	Other Benefits ($)
(a)	(b)	(c)	(d)	(e)
Edward J. Farrell
Resignation or termination by AllianceBernstein without cause (complies with applicable agreements and restrictive covenants)(2)	—	602,712	—	—
Death or disability(6)	—	602,712	—	—

(1)
For Messrs. van Brugge and Weisenseel, amounts shown represent the portions of their awards pursuant to the Incentive Compensation Program they elected to allocate to Deferred Cash. Mr. van Brugge allocated a portion of his 2011 award to Deferred Cash and Mr. Weisenseel allocated a portion of his 2012 award to Deferred Cash. In addition, it is possible that each named executive officer (other than Mr. Kraus) could receive a cash severance payment on the termination of his or her employment. As the amounts of any such cash severance payments would be determined at the time of such termination, we are unable to estimate such amounts.

(2)
In 2011, we amended all outstanding long-term incentive compensation awards (including option awards) of active employees (i.e., those employees who were employed by the company as of December 31, 2011) permitting those employees, who terminate their employment or are terminated without cause, to continue to vest in their long-term incentive compensation awards (including option awards) if they comply with certain agreements and restrictive covenants set forth in the applicable award agreement. These agreements and covenants include restrictions on competition and employee and client solicitation, and a claw-back for failing to follow existing risk management policies. Our 2012 long-term incentive compensation awards incorporated these changes and we expect these changes also to apply to future long-term incentive compensation awards.

If a named executive officer fails to comply with the applicable agreements and restrictive covenants set forth in his or her award agreements, the named executive officer would not be entitled to continue to vest in his or her restricted Holding Unit or option awards.

(3)
If a change in control of AllianceBernstein or a qualifying event of termination of employment had occurred as of December 31, 2012, Mr. Kraus would have been entitled to receive (i) accelerated vesting under each of the Kraus Employment Agreement and the Extended Employment Agreement of all or a portion of his restricted Holding Unit awards, as shown in column (c), and (ii) only one payment of $16,460 for continuing health and welfare benefits under "Other Benefits," as shown in column (e). For additional information, please see "Overview of our Chief Executive Officer's Compensation."

(4)
Each of the Kraus Employment Agreement and the Extended Employment Agreement defines "Disability" as a good faith determination by AllianceBernstein that Mr. Kraus is physically or mentally incapacitated and has been unable for a period of 120 days in the aggregate during any twelve-month period to perform substantially all of the duties for which he is responsible immediately before the commencement of the incapacity.

(5)
Under both the Kraus Employment Agreement and the Extended Employment Agreement, upon termination of Mr. Kraus's employment due to death or disability, AllianceBernstein will provide at its expense continued health and welfare benefits for Mr. Kraus, his spouse and his dependants through the end of the calendar year in which termination occurs. Thereafter, until the date Mr. Kraus (or, in the case of his spouse, his spouse) reaches age 65, AllianceBernstein will provide

  Mr. Kraus and his spouse with access to participation in AllianceBernstein's medical plans at Mr. Kraus's (or his spouse's) sole expense based on a reasonably determined fair market value premium rate.

(6)
"Disability" is defined in the Incentive Compensation Program award agreements of Mr. Gingrich, Mr. van Brugge, Ms. Massad, Mr. Weisenseel and Mr. Farrell, and in the Special Option Program award agreements of Mr. Gingrich, as the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, as determined by the carrier of the long-term disability insurance program maintained by AllianceBernstein or its affiliate that covers the executive officer.

Director Compensation in 2012

        The following table describes how we compensated our non-employee directors during 2012:

Name	Fees Earned or Paid in Cash ($)	Stock Awards (1)(3) ($)	Option Awards (2)(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Christopher M. Condron	80,000	60,000	60,000	—	—	—	200,000
Steven G. Elliott	84,500	60,000	60,000	—	—	—	204,500
Deborah S. Hechinger	71,000	60,000	60,000	—	—	—	191,000
Weston M. Hicks	71,000	60,000	60,000	—	—	—	191,000
Lorie A. Slutsky	81,500	60,000	60,000	—	—	—	201,500
A.W. (Pete) Smith, Jr.	81,500	60,000	60,000	—	—	—	201,500
Peter J. Tobin	96,500	60,000	60,000	—	—	—	216,500

(1)
As of December 31, 2012, these directors had outstanding restricted Holding Unit awards in the following amounts: Mr. Condron held 6,875 Holding Units, Mr. Elliott held 6,875 Holding Units, Ms. Hechinger held 10,380 Holding Units, Mr. Hicks held 10,842 Holding Units, Ms. Slutsky held 11,503 Holding Units, Mr. Smith held 10,842 Holding Units and Mr. Tobin held 11,503 Holding Units.

(2)
As of December 31, 2012, these directors had outstanding option awards in the following amounts: Mr. Condron held options to buy 26,383 Holding Units, Mr. Elliott held options to buy 26,383 Holding Units, Ms. Hechinger held options to buy 42,510 Holding Units, Mr. Hicks held options to buy 44,938 Holding Units, Ms. Slutsky held options to buy 69,339 Holding Units, Mr. Smith held options to buy 44,938 Holding Units and Mr. Tobin held options to buy 69,339 Holding Units.

(3)
Reflects the aggregate grant date fair value of the awards calculated in accordance with FASB ASC Topic 718. For the assumptions made in determining these values, see Note 18 to our consolidated financial statements contained in this proxy statement/prospectus.

        The General Partner only pays fees, and makes equity-based awards, to directors who are not employed by our company or by any of our affiliates. Through December 31, 2012, these fees and awards consisted of:

  •
  an annual retainer of $50,000 (paid quarterly after any quarter during which a director serves on the Board);

  •
  a fee of $1,500 for participating in a meeting of the Board, or any duly constituted committee of the Board, whether in person or by telephone;

  •
  an annual retainer of $15,000 for acting as Chair of the Audit Committee;

  •
  an annual retainer of $7,500 for acting as Chair of the Governance Committee; and

  •
  an annual equity-based grant under an equity compensation plan consisting of:

  •
  restricted Holding Units having a value of $60,000 based on the closing price of a Holding Unit on the grant date as reported for NYSE composite transactions; and

  •
  options to buy Holding Units with a grant date value of $60,000 calculated using the Black-Scholes method.

        During 2012, at a regularly scheduled meeting of the Board, 4,116 restricted Holding Units and options to buy 16,349 Holding Units at $14.58 per Holding Unit were granted to each of Mr. Condron, Mr. Elliott, Ms. Hechinger, Mr. Hicks, Ms. Slutsky, Mr. Smith and Mr. Tobin. Such grants generally have been made at the May meeting of the Board. The date of the meeting was set at a Board meeting in 2011. The exercise price of the options was the closing price on the NYSE on May 15, 2012, the date the Board approved the awards. For information about how the Black-Scholes value was calculated, see Note 18 to our consolidated financial statements contained in this proxy statement/prospectus. Options granted to these directors become exercisable ratably over three years. Restricted Holding Units granted to these directors "cliff" vest after three years (i.e., 100% of the award is distributed on the third anniversary of the grant date). In order to avoid any perception that our directors' exercise of their fiduciary duties might be impaired, these options and restricted Holding Units are not forfeitable. Accordingly, vesting and exercisability of options continues following a director's resignation from the Board. Restricted Holding Units vest and are distributed as soon as administratively feasible following a director's resignation from the Board.

        At a regular-scheduled meeting of the Board held on August 1, 2012, and effective with equity-based awards to be granted in May 2013, the Board adjusted the equity-based awards it makes to directors who are not employed by our company or any of our affiliates by permitting each of these directors to elect to receive his or her annual equity-based award in the form of (i) restricted Holding Units having a value of $120,000 based on the closing price of a Holding Unit on the grant date as reported for NYSE composite transactions, (ii) options to buy Holding Units with a grant date value of $120,000 calculated using the Black-Scholes method, or (iii) a combination consisting of restricted Holding Units having a value of $60,000 and options to buy Holding Units with a grant date value of $60,000. The Board also determined that this election should be made in January of each year.

        The General Partner may reimburse any director for reasonable expenses incurred in participating in Board meetings. Holding and AllianceBernstein, in turn, reimburse the General Partner for expenses incurred by the General Partner on their behalf, including amounts in respect of directors' fees and expenses. These reimbursements are subject to any relevant provisions of the Holding Partnership Agreement and the AllianceBernstein Partnership Agreement.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

Securities Authorized for Issuance under Equity Compensation Plans

        The following table summarizes the Holding Units to be issued pursuant to our equity compensation plans as of December 31, 2012:

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance(1)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	8,553,345	$39.77	35,226,082
Equity compensation plans not approved by security holders	—	—	—

Total	8,553,345	$39.77	35,226,082

(1)
All Holding Units remaining available for future issuance will be issued pursuant to the 2010 Plan.

        There are no AllianceBernstein Units to be issued pursuant to an equity compensation plan.

        For information about our equity compensation plans (2010 Plan, 1997 Plan, 1993 Unit Option Plan, Century Club Plan), see Note 18 to our consolidated financial statements contained in this proxy statement/prospectus.

 Principal Security Holders

        As of June 30, 2013, we had no information that any person beneficially owned more than 5% of the outstanding Holding Units.

        As of June 30, 2013, we had no information that any person beneficially owned more than 5% of the outstanding AllianceBernstein Units except AXA and certain of its wholly owned subsidiaries as reported on Schedules 13D/A and Forms 4 filed with the SEC on December 16, 2011 pursuant to the Exchange Act.

        The table below and the notes following it have been prepared in reliance upon such filings for the nature of ownership and an explanation of overlapping ownership.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Reported on Schedule		Percent of Class
AXA(1)(2)(3)(4) 25 avenue Matignon 75008 Paris, France	170,121,745	(4)(5)	61.1	%(4)(5)

(1)
Based on information provided by AXA Financial, on June 30, 2013, AXA and certain of its subsidiaries beneficially owned all of AXA Financial's outstanding common stock. For insurance regulatory purposes, the shares of common stock of AXA Financial beneficially owned by AXA and its subsidiaries have been deposited into a voting trust ("Voting Trust"), the term of which has been extended until April 29, 2021. The trustees of the Voting Trust ("Voting Trustees") are Henri de Castries, Denis Duverne and Mark Pearson. Messrs. de Castries and Duverne serve on the Board of Directors of AXA, while Mr. Pearson serves on the Management Committee of AXA.

  The Voting Trustees have agreed to exercise their voting rights to protect the legitimate economic interests of AXA, but with a view to ensuring that certain minority shareholders of AXA do not exercise control over AXA Financial or certain of its insurance subsidiaries.

(2)
Based on information provided by AXA, as of June 30, 2013, 14.33% of the issued ordinary shares (representing 23.21% of the voting power) of AXA were owned directly by two French mutual insurance companies (AXA Assurances IARD Mutuelle and AXA Assurances Vie Mutuelle) engaged in the Property & Casualty insurance business and the Life & Savings insurance business in France ("Mutuelles AXA").

(3)
The Voting Trustees and the Mutuelles AXA, as a group, may be deemed to be beneficial owners of all AllianceBernstein Units beneficially owned by AXA and its subsidiaries. By virtue of the provisions of the Voting Trust Agreement, AXA may be deemed to have shared voting power with respect to the AllianceBernstein Units. AXA and its subsidiaries have the power to dispose or direct the disposition of all shares of the capital stock of AXA Financial deposited in the Voting Trust. The Mutuelles AXA, as a group, may be deemed to share the power to vote or to direct the vote and to dispose or to direct the disposition of all the AllianceBernstein Units beneficially owned by AXA and its subsidiaries. The address of each of AXA and the Voting Trustees is 25 avenue Matignon, 75008 Paris, France. The address of the Mutuelles AXA is 313 Terrasses de l'Arche, 92727 Nanterre Cedex, France.

(4)
By reason of their relationships, AXA, the Voting Trustees, the Mutuelles AXA, AXA America Holdings, Inc. (a wholly owned subsidiary of AXA), AXA IM Rose Inc. (a 95.82%-owned subsidiary of AXA), AXA Financial, AXA Equitable, AXA Re Arizona Company (a wholly owned subsidiary of AXA Financial), Coliseum Reinsurance Company (a wholly owned subsidiary of AXA Financial), ACMC, LLC (a wholly owned subsidiary of AXA Financial), MONY and MLOA may be deemed to share the power to vote or to direct the vote and to dispose or direct the disposition of all or a portion of the 170,121,745 issued and outstanding AllianceBernstein Units.

(5)
As indicated above in note 4, AXA owns approximately 95.82% of AXA IM Rose Inc., which means that approximately 4.18% of the AllianceBernstein Units beneficially owned by AXA IM Rose Inc. as of June 30, 2013 were not beneficially owned by AXA. As a result, as of June 30, 2013, AXA beneficially owned 168,368,879 AllianceBernstein Units, or 60.5% of the issued and outstanding AllianceBernstein Units.

        As of June 30, 2013, Holding was the record owner of 105,952,081, or 38.1%, of the issued and outstanding AllianceBernstein Units.

 Management

        The following table sets forth, as of June 30, 2013, the beneficial ownership of Holding Units by each director and named executive officer of the General Partner and by all directors and executive officers as a group:

Name of Beneficial Owner	Number of Holding Units and Nature of Beneficial Ownership	Percent of Class
Peter S. Kraus(1)(2)	4,337,643	4.1%
Christopher M. Condron(3)	66,282	*
Henri de Castries(1)	2,000	*
Denis Duverne(1)	2,000	*
Steven G. Elliott(4)	23,551	*
Deborah S. Hechinger(5)	38,644	*
Weston M. Hicks(6)	51,073	*
Andrew J. McMahon(1)	—	*
Mark Pearson(1)	—	*
Lorie A. Slutsky(1)(7)	58,811	*
A.W. (Pete) Smith, Jr.(8)	47,592	*
Peter J. Tobin(9)	61,135	*
James A. Gingrich(1)(10)	717,501	*
Lori A. Massad(1)(11)	131,231	*
Robert P. van Brugge(1)(12)	170,408	*
John C. Weisenseel(1)(13)	75,614	*
Edward J. Farrell(1)(14)	55,476	*
All directors and executive officers of the General Partner as a group (18 persons)(15)(16)	6,059,173	5.7%

*
Number of Holding Units listed represents less than 1% of the Units outstanding.

(1)
Excludes Holding Units beneficially owned by AXA and its subsidiaries. As of June 30, 2013, Ms. Slutsky and Messrs. Kraus, de Castries, Duverne, McMahon and Pearson were directors and/or officers of AXA, AXA IM, AXA Financial, and/or AXA Equitable. As of June 30, 2013, Ms. Massad and Messrs. Kraus, Gingrich, van Brugge, Weisenseel and Farrell were directors and/or officers of the General Partner.

(2)
In connection with the commencement of Mr. Kraus's employment, on December 19, 2008, he was granted 2,722,052 restricted Holding Units. Subject to accelerated vesting clauses in the Kraus Employment Agreement (e.g., immediate vesting upon AXA ceasing to control the management of AllianceBernstein's business or Holding ceasing to be publicly traded), Mr. Kraus's restricted Holding Units vest ratably on each of the first five anniversaries of December 19, 2008, which commenced December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. AllianceBernstein withheld 280,263 Holding Units, 277,487 Holding Units, 274,764 Holding Units and 273,947 Holding Units, respectively, from Mr. Kraus's distributions when the 2009, 2010, 2011 and 2012 tranches of his Restricted Holding Unit Grant vested to cover withholding tax obligations. Mr. Kraus's total reflected in the table includes 544,410 Holding Units awarded under the Kraus Employment Agreement and 2,722,052 Holding Units under the Extended Employment Agreement that have not yet vested or been distributed to him.

(3)
Includes 12,137 Holding Units Mr. Condron can acquire within 60 days under an AllianceBernstein option plan.

(4)
Includes 12,137 Holding Units Mr. Elliott can acquire within 60 days under an AllianceBernstein option plan.

(5)
Includes 28,264 Holding Units Ms. Hechinger can acquire within 60 days under an AllianceBernstein option plan.

(6)
Includes 30,692 Holding Units Mr. Hicks can acquire within 60 days under an AllianceBernstein option plan.

(7)
Includes 41,981 Holding Units Ms. Slutsky can acquire within 60 days under an AllianceBernstein option plan.

(8)
Includes 30,692 Holding Units Mr. Smith can acquire within 60days under an AllianceBernstein option plan.

(9)
Includes 45,093 Holding Units Mr. Tobin can acquire within 60 days under an AllianceBernstein option plan.

(10)
Includes 210,826 Holding Units Mr. Gingrich can acquire within 60 days under an AllianceBernstein option plan and 409,243 restricted Holding Units awarded to Mr. Gingrich as long-term incentive compensation that have not yet vested or been distributed to him. These restricted Holding Units include 155,968 restricted Holding Units granted to Mr. Gingrich as 2012 long-term incentive compensation. This award was approved by the Compensation Committee at a meeting duly called and held on December 3, 2012, at which meeting the Compensation Committee determined that the number of Holding Units would be derived using the average of the closing prices ($19.972) of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013.

(11)
Includes 90,410 restricted Holding Units awarded to Ms. Massad as long-term incentive compensation that have not yet vested or been distributed to her. These restricted Holding Units include 29,792 restricted Holding Units granted to Ms. Massad as 2012 long-term incentive compensation. This award was approved by the Compensation Committee at a meeting duly called and held on December 3, 2012, at which meeting the Compensation Committee determined that the number of Holding Units would be derived using the average of the closing prices ($19.972) of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013.

(12)
Represents 170,408 restricted Holding Units awarded to Mr. van Brugge as long-term incentive compensation that have not yet vested or been distributed to him. These restricted Holding Units include 80,574 restricted Holding Units granted to Mr. van Brugge as 2012 long-term incentive compensation. This award was approved by the Compensation Committee at a meeting duly called and held on December 3, 2012, at which meeting the Compensation Committee determined that the number of Holding Units would be derived using the average of the closing prices ($19.972) of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013.

(13)
Includes 64,486 restricted Holding Units awarded to Mr. Weisenseel as long-term incentive compensation that have not vested or been distributed to him. These restricted Holding Units include 12,265 restricted Holding Units granted to Mr. Weisenseel as 2012 long-term incentive compensation ("2012 year-end award") and 69,629 restricted Holding Units granted to him in connection with his recruitment and as replacement equity for awards he forfeited by leaving McGraw Hill. The 2012 year-end award was approved by the Compensation Committee at a meeting duly called and held on December 3, 2012, at which meeting the Compensation Committee determined that the number of Holding Units would be derived using the average of the closing prices ($19.972) of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013.

(14)
Includes 42,611 restricted Holding Units awarded to Mr. Farrell as long-term incentive compensation that have not yet vested or been distributed to him. These restricted Holding Units include 10,765 restricted Holding Units granted to him as 2012 long-term incentive compensation. This award was approved by the Compensation Committee at a meeting duly called and held on December 3, 2012, at which meeting the Compensation Committee determined that the number of Holding Units would be derived using the average of the closing prices ($19.972) of a Holding Unit as reported for NYSE composite transactions for the five business day period that commenced on January 14, 2013 and concluded on January 18, 2013.

(15)
Includes 474,500 Holding Units the directors and executive officers as a group can acquire within 60 days under AllianceBernstein option plans.

(16)
Includes 4,194,819 restricted Holding Units awarded to the executive officers as a group as long-term incentive compensation that have not yet vested or been distributed to them.

        As of June 30, 2013, our directors and executive officers did not beneficially own any AllianceBernstein Units.

        The following table sets forth, as of December 31, 2012, the beneficial ownership of the common stock of AXA by each director and named executive officer of the General Partner and by all directors and executive officers as a group:

AXA Common Stock(1)

Name of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership	Percent of Class
Peter S. Kraus	—	*
Christopher M. Condron(2)	3,407,930	*
Henri de Castries(3)	4,458,696	*
Denis Duverne(4)	2,565,402	*
Steven G. Elliott	—	*
Deborah S. Hechinger	—	*
Weston M. Hicks	—	*
Andrew J. McMahon(5)	239,105	*
Kevin Molloy(6)	63,094	*
Mark Pearson(7)	131,108	*
Lorie A. Slutsky(8)	25,625	*
A.W. (Pete) Smith, Jr.	—	*
Peter J. Tobin(9)	37,548	*
James A. Gingrich	—	*
Lori A. Massad	—	*
Robert P. van Brugge	—	*
John C. Weisenseel	—	*
Edward J. Farrell	—	*
All directors and executive officers of the General Partner as a group (19 persons)(10)	10,928,508	*

*
Number of shares listed represents less than 1% of the outstanding AXA common stock.

(1)
Holdings of AXA American Depositary Shares ("ADS") are expressed as their equivalent in AXA common stock. Each AXA ADS represents the right to receive one AXA ordinary share.

(2)
Includes 2,396,076 shares Mr. Condron can acquire within 60 days under option plans and 434,140 AXA ADSs Mr. Condron can acquire within 60 days under option plans. Also includes (i) 349,365 deferred restricted ADS units under AXA's Variable Deferred Compensation Plan for Executives, and (ii) 43,120 earned and unpaid AXA performance units, which he can elect to receive in the form of ADS or cash.

(3)
Includes 2,950,340 shares Mr. de Castries can acquire within 60 days under option plans. Also includes 231,000 unvested AXA performance shares, which are paid out when vested based on the price of AXA at that time and are subject to achievement of internal performance conditions.

(4)
Includes 1,889,169 shares Mr. Duverne can acquire within 60 days under option plans.

(5)
Includes 195,092 shares Mr. McMahon can acquire within 60 days under option plans. Also includes (i) 4,165 restricted AXA shares, representing the 30% payout of AXA performance units awarded to Mr. McMahon in 2009 (restriction will lift on March 20, 2013), (ii) 15,883 restricted shares that will vest on May 20, 2015, and (iii) 11,375 earned and unpaid AXA performance units, which he can elect to receive in the form of ADS or cash.

(6)
Includes 16,744 shares Mr. Molloy can acquire within 60 days under options plans and 7,036 ADSs Mr. Molloy can acquire within 60 days under option plans. Also includes (i) 914 restricted AXA shares, representing the 30% payout of AXA performance units awarded to Mr. Molloy in 2009 (restriction will lift on March 20, 2013), and (ii) 2,120 earned and unpaid AXA performance units, which he can elect to receive in the form of ADS or cash.

(7)
Includes 84,399 shares Mr. Pearson can acquire within 60 days under options plans. Also includes (i) 4,719 restricted AXA shares, representing the 30% payout of AXA performance units awarded to Mr. Pearson in 2009, and (ii) 8,721 earned and unpaid AXA performance units, which he can elect to receive in the form of ADS or cash.

(8)
Includes 4,735 shares Ms. Slutsky can acquire within 60 days under option plans.

(9)
Includes 9,346 shares Mr. Tobin can acquire within 60 days under option plans.

(10)
Includes 7,545,901 shares the directors and executive officers as a group can acquire within 60 days under option plans and 441,176 ADS the directors and executive officers as a group can acquire within 60 days under option plans.

Partnership Matters

        The General Partner makes all decisions relating to the management of AllianceBernstein and Holding. The General Partner has agreed that it will conduct no business other than managing AllianceBernstein and Holding, although it may make certain investments for its own account. Conflicts of interest, however, could arise between AllianceBernstein and Holding, the General Partner and the Unitholders of both Partnerships.

        Section 17-403(b) of the Delaware Revised Uniform Limited Partnership Act ("Delaware Act") states in substance that, except as provided in the Delaware Act or the applicable partnership agreement, a general partner of a limited partnership has the liabilities of a general partner in a general partnership governed by the Delaware Uniform Partnership Law (as in effect on July 11, 1999) to the partnership and to the other partners. Accordingly, while under Delaware law a general partner of a limited partnership is liable as a fiduciary to the other partners, those fiduciary obligations may be altered by the terms of the applicable partnership agreement. The AllianceBernstein Partnership Agreement and Holding Partnership Agreement both set forth limitations on the duties and liabilities of the General Partner. Each partnership agreement provides that the General Partner is not liable for monetary damages for errors in judgment or for breach of fiduciary duty (including breach of any duty of care or loyalty) unless it is established (the person asserting such liability having the burden of proof) that the General Partner's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury, with reckless disregard for the best interests of the Partnerships or with actual bad faith on the part of the General Partner, or constituted actual fraud. Whenever the AllianceBernstein Partnership Agreement and the Holding Partnership Agreement provide that the General Partner is permitted or required to make a decision (i) in its "discretion" or under a grant of similar authority or latitude, the General Partner is entitled to consider only such interests and factors as it desires and has no duty or obligation to consider any interest of or other factors affecting the Partnerships or any Unitholder of AllianceBernstein or Holding or (ii) in its "good faith" or under another express standard, the General Partner will act under that express standard and will not be subject to any other or different standard imposed by the AllianceBernstein Partnership Agreement and the Holding Partnership Agreement or applicable law or in equity or otherwise. The partnership agreements further provide that to the extent that, at law or in equity, the General Partner has duties

(including fiduciary duties) and liabilities relating thereto to either Partnership or any partner, the General Partner acting under the AllianceBernstein Partnership Agreement or the Holding Partnership Agreement, as applicable, will not be liable to the Partnerships or any partner for its good faith reliance on the provisions of the partnership agreement.

        In addition, the AllianceBernstein Partnership Agreement and the Holding Partnership Agreement grant broad rights of indemnification to the General Partner and its directors and affiliates and authorize AllianceBernstein and Holding to enter into indemnification agreements with the directors, officers, partners, employees and agents of AllianceBernstein and its affiliates and Holding and its affiliates. The Partnerships have granted broad rights of indemnification to officers and employees of AllianceBernstein and Holding. The foregoing indemnification provisions are not exclusive, and the Partnerships are authorized to enter into additional indemnification arrangements. AllianceBernstein and Holding have obtained directors and officers/errors and omissions liability insurance.

        The AllianceBernstein Partnership Agreement and the Holding Partnership Agreement also allow transactions between AllianceBernstein and Holding and the General Partner or its affiliates if the transactions are on terms determined by the General Partner to be comparable to (or more favorable to AllianceBernstein or Holding than) those that would prevail with an unaffiliated party. The partnership agreements provide that those transactions are deemed to meet that standard if such transactions are approved by a majority of those directors of the General Partner who are not directors, officers or employees of any affiliate of the General Partner (other than AllianceBernstein and its subsidiaries or Holding) or, if in the reasonable and good faith judgment of the General Partner, the transactions are on terms substantially comparable to (or more favorable to AllianceBernstein or Holding than) those that would prevail in a transaction with an unaffiliated party. The Delaware courts have held that provisions in partnership or limited liability company agreements that permit affiliate transactions so long as they are on an arms-length basis operate to establish a contractually-agreed-to fiduciary duty standard of entire fairness on the part of the general partner or manager in connection with the approval of affiliate transactions.

        The AllianceBernstein Partnership Agreement and the Holding Partnership Agreement expressly permit all affiliates of the General Partner (including AXA Equitable and its other subsidiaries) to compete, directly or indirectly, with AllianceBernstein and Holding, to engage in any business or other activity and to exploit any opportunity, including those that may be available to AllianceBernstein and Holding. AXA, AXA Financial, AXA Equitable and certain of their subsidiaries currently compete with AllianceBernstein. The partnership agreements further provide that, except to the extent that a decision or action by the General Partner is taken with the specific intent of providing an improper benefit to an affiliate of the General Partner to the detriment of AllianceBernstein or Holding, there is no liability or obligation with respect to, and no challenge of, decisions or actions of the General Partner that would otherwise be subject to claims or other challenges as improperly benefiting affiliates of the General Partner to the detriment of the Partnerships or otherwise involving any conflict of interest or breach of a duty of loyalty or similar fiduciary obligation.

        Section 17-1101(c) of the Delaware Act provides that it is the policy of the Delaware Act to give maximum effect to the principle of freedom of contract and to the enforceability of partnership agreements. Further, Section 17-1101(d) of the Delaware Act provides in part that to the extent that, at law or in equity, a partner has duties (including fiduciary duties) to a limited partnership or to another partner, those duties may be expanded, restricted, or eliminated by provisions in a partnership agreement (provided that a partnership agreement may not eliminate the implied contractual covenant of good faith and fair dealing). In addition, Section 17-1101(f) of the Delaware Act provides that a partnership agreement may limit or eliminate any or all liability of a partner to a limited partnership or another partner for breach of contract or breach of duties (including fiduciary duties); provided, however, that a partnership agreement may not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

Decisions of the Delaware courts have recognized the right of parties, under the above provisions of the Delaware Act, to alter by the terms of a partnership agreement otherwise applicable fiduciary duties and liability for breach of duties. However, the Delaware courts have required that a partnership agreement make clear the intent of the parties to displace otherwise applicable fiduciary duties (the otherwise applicable fiduciary duties often being referred to as "default" fiduciary duties). Judicial inquiry into whether a partnership agreement is sufficiently clear to displace default fiduciary duties is necessarily fact driven and is made on a case by case basis. Accordingly, the effectiveness of displacing default fiduciary obligations and liabilities of general partners continues to be a developing area of the law and it is not certain to what extent the foregoing provisions of the AllianceBernstein Partnership Agreement and the Holding Partnership Agreement are enforceable under Delaware law.

Certain Relationships and Related Transactions, and Director Independence

Policies and Procedures Regarding Transactions with Related Persons

        Each of the Holding Partnership Agreement and the AllianceBernstein Partnership Agreement expressly permits AXA and its affiliates, which includes AXA Equitable and its affiliates (collectively, "AXA Affiliates"), to provide services to AllianceBernstein and Holding if the terms of the transaction are approved by the General Partner in good faith as being comparable to (or more favorable to each such partnership than) those that would prevail in a transaction with an unaffiliated party. This requirement is conclusively presumed to be satisfied as to any transaction or arrangement that (i) in the reasonable and good faith judgment of the General Partner, meets that unaffiliated party standard, or (ii) has been approved by a majority of those directors of the General Partner who are not also directors, officers or employees of an affiliate of the General Partner.

        In practice, our management pricing committees review investment advisory agreements with AXA Affiliates, which is the manner in which the General Partner reaches a judgment regarding the appropriateness of the fees. Other transactions with AXA Affiliates are submitted to the Audit Committee for their review and approval; in 2012, the unanimous consent of the Audit Committee constituted the consent of four of six independent directors on the Board. We are not aware of any transaction during 2012 between our company and any related person with respect to which these procedures were not followed.

        We do not have written policies regarding the employment of immediate family members of any of our related persons. Compensation and benefits for all of our employees is established in accordance with our employment and compensation practices applicable to employees with equivalent qualifications and responsibilities who hold similar positions.

Financial Arrangements with AXA Affiliates

        The General Partner has, in its reasonable and good faith judgment (based on its knowledge of, and inquiry with respect to, comparable arrangements with or between unaffiliated parties), approved the following arrangements with AXA Equitable and its affiliates as being comparable to, or more favorable to AllianceBernstein than, those that would prevail in a transaction with an unaffiliated party.

        The following tables summarize transactions between AllianceBernstein and related persons during 2012. The first table summarizes services we provide to related persons and the second table summarizes services our related persons provide to us:

Parties(1)	General Description of Relationship(2)	Amounts Received or Accrued for in 2012
AXA Equitable(3)	We provide investment management services and ancillary accounting, valuation, reporting, treasury and other services to the general and separate accounts of AXA Equitable and its insurance company subsidiaries.	$38,517,000 (of which $449,000 relates to the ancillary services)
AXA Life Japan Limited(3)		$24,037,000
EQAT, AXA Enterprise Trust and AXA Premier VIP Trust	We serve as sub-adviser to these open-end mutual funds, each of which is sponsored by a subsidiary of AXA Financial.	$22,021,000
MONY Life Insurance Company and its subsidiaries(3)(4)	We provide investment management services and ancillary accounting services.	$8,756,000 (of which $150,000 relates to the ancillary services)
AXA Re Arizona Company(3)		$7,248,000
AXA U.K. Group Pension Scheme		$2,917,000
AXA Rosenberg Investment Management Asia Pacific(3)		$2,701,000
AXA France(3)		$2,234,000
AXA Germany(3)		$1,706,000
AXA Corporate Solutions(3)		$1,054,000
AXA Investment Managers Ltd. Paris(3)		$944,000
AXA AB Funds		$732,000
AXA China Region(3)		$714,000
AXA Belgium(3)		$690,000
AXA Liability Managers(3)		$348,000
AXA Mediterranean(3)		$325,000
AXA (Canada)(3)		$203,000
AXA Foundation, Inc., a subsidiary of AXA Financial(3)		$136,000
AXA General Insurance Hong Kong Ltd.(3)		$123,000

(1)
AllianceBernstein or one of its subsidiaries is a party to each transaction.

(2)
We provide investment management services unless otherwise indicated.

(3)
This entity is a subsidiary of AXA. AXA is an indirect parent of AllianceBernstein.

(4)
Subsidiaries include MONY Life Insurance Company of America and U.S. Financial Life Insurance Company.

Parties(1)(2)	General Description of Relationship	Amounts Paid or Accrued for in 2012
AXA Advisors	AXA Advisors distributes certain of our Retail Products and provides Private Client referrals.	$7,924,000
AXA Business Services Pvt. Ltd.	AXA Business Services provides data processing services and support for certain investment operations functions.	$7,623,000
AXA Equitable	We are covered by various insurance policies maintained by AXA Equitable.	$4,973,000
AXA Technology Services India Pvt. Ltd.	AXA Technology Services India Pvt. Ltd. provides certain data processing services and functions.	$3,991,000
AXA Group Solutions Pvt. Ltd.	AXA Group Solution Pvt. Ltd. provides maintenance and development support for applications.	$2,287,000
AXA Advisors	AXA Advisors sells shares of our mutual funds under Distribution Services and Educational Support agreements.	$1,430,000
GIE Informatique AXA ("GIE")	GIE provides cooperative technology development and procurement services to us and to various other subsidiaries of AXA.	$905,000
AXA Equitable	AXA Equitable allows us use of their healthcare facility.	$120,000

(1)
AllianceBernstein is a party to each transaction.

(2)
Each entity is a subsidiary of AXA. AXA is an indirect parent of AllianceBernstein.

Additional Transactions with Related Persons

        Certain subsidiaries of AXA, including AXA Advisors, have entered into selected dealer agreements with AllianceBernstein Investments, for which we paid these subsidiaries of AXA sales concessions on sales of approximately $1.7 billion. Various subsidiaries of AXA distribute certain of our Non-U.S. Funds, for which such entities received aggregate distribution payments of approximately $36,000 in 2012.

        AXA Equitable and its affiliates are not obligated to provide funds to us, except for ACMC, LLC's and the General Partner's obligation to fund certain of our incentive compensation and employee benefit plan obligations. ACMC, LLC and the General Partner are obligated, subject to certain limitations, to make capital contributions to AllianceBernstein in an amount equal to the payments AllianceBernstein is required to make as incentive compensation under the employment agreements entered into in connection with AXA Equitable's 1985 acquisition of Donaldson, Lufkin and Jenrette Securities Corporation (since November 2000, a part of Credit Suisse Group) as well as obligations of AllianceBernstein to various employees and their beneficiaries under AllianceBernstein's Capital Accumulation Plan. In 2012, ACMC, LLC made capital contributions to AllianceBernstein in the amount of approximately $4.4 million in respect of these obligations. ACMC, LLC's obligations to make these contributions are guaranteed by Equitable Holdings, LLC (a wholly owned subsidiary of AXA Equitable), subject to certain limitations. All tax deductions with respect to these obligations, to the extent funded by ACMC, LLC, the General Partner or Equitable Holdings, LLC, will be allocated to ACMC, LLC or the General Partner.

 Arrangements with Immediate Family Members of Related Persons

        During 2012, we did not have arrangements with immediate family members of our directors and executive officers.

Director Independence

        See "Directors, Executive Officers and Corporate Governance—Independence of Certain Directors."

PRINCIPAL ACCOUNTING FEES AND SERVICES

        The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP ("PwC") for the audit of AllianceBernstein's and Holding's annual financial statements for 2012 and 2011, respectively, and fees for other services rendered by PwC ($ in thousands):

	2012	2011
Audit fees(1)	$5,102	$4,869
Audit related fees(2)	3,330	2,825
Tax fees(3)	1,806	2,494
All other fees(4)	6	5

Total	$10,244	$10,193

(1)
Includes $64,914 paid for audit services to Holding in each of 2012 and 2011.

(2)
Audit related fees consist principally of fees for audits of financial statements of certain employee benefit plans, internal control reviews and accounting consultation.

(3)
Tax fees consist of fees for tax consultation and tax compliance services.

(4)
All other fees in 2012 and 2011 consisted of miscellaneous non-audit services.

        On November 9, 2005, the Audit Committee adopted a policy to pre-approve audit and non-audit service engagements with the independent registered public accounting firm. This policy was revised on August 3, 2006. The independent registered public accounting firm must provide annually a comprehensive and detailed schedule of each proposed audit and non-audit service to be performed. The Audit Committee then affirmatively indicates its approval of the listed engagements. Engagements that are not listed, but that are of similar scope and size to those listed and approved, may be deemed to be approved, if the fee for such service is less than $100,000. In addition, the Audit Committee has delegated to its chairman the ability to approve any permissible non-audit engagement where the fees are expected to be less than $100,000.

AllianceBernstein 2013 Merger Company, Inc.

        AllianceBernstein 2013 Merger Company, Inc., or Merger Sub, is a Delaware corporation and a wholly owned subsidiary of AllianceBernstein organized in August 2013 in connection with the execution of the merger agreement. Merger Sub was formed solely to facilitate the merger. The location of its principal executive offices and its telephone number are the same as those of AllianceBernstein.

W.P. STEWART & CO., LTD.

Business

  W.P. Stewart & Co., Ltd.

        The Stewart Group, which includes W.P. Stewart & Co., Ltd. and its subsidiaries and predecessors (together, "W.P. Stewart"), is an asset management group that has provided research-intensive equity investment management services to clients throughout the world since 1975. Headquartered in New York City with additional operations or affiliates in Europe, Asia and the Netherlands Antilles, W.P. Stewart managed approximately $1.6 billion in assets as of December 31, 2012 and approximately $2.0 billion at June 30, 2013. W.P. Stewart provides investment advisory services to clients including high net worth individuals, institutional investors and certain pooled investment funds. Its client base is geographically diverse, with 44% of its assets under management from non-U.S. clients as of June 30, 2013.

        W.P. Stewart's investment management approach is to seek above-average long-term investment returns, while accepting what it believes to be below-average risk. It invests the capital entrusted to it in what its investment team believes are some of the world's finest growing businesses—large enterprises that are leaders in their respective fields and that operate businesses with relatively predictable growth. W.P. Stewart focuses on a five-year investment horizon and does not engage in market timing. Historically, W.P. Stewart has focused on investing primarily in U.S. equity securities. While W.P. Stewart retains its focus on U.S. equities as its "flagship" investment offering, its team of experienced analysts (including those at its subsidiary, Bowen Asia Limited) also applies the firm's singular investment approach to the management of international, global and Asian equity portfolios. W.P. Stewart's international strategy uses the same investment approach as the U.S. equity strategy but invests in European and/or Asian equities. The global investment strategy takes the best investment ideas from the U.S., European and Asian universes to create a concentrated global portfolio of 25-30 stocks. W.P. Stewart additionally provides fixed income portfolio management for clients with equity accounts through third party sub-advisors.

        W.P. Stewart & Co., Ltd.'s shares are currently traded on the Pink Sheets under the symbol "WPSL." The principal offices of W.P. Stewart are located at 527 Madison Avenue, New York, New York 10022, and its telephone number is (212) 750-8585. The company's website is http://www.wpstewart.com.

  Business Overview

        W.P. Stewart & Co., Ltd., a Delaware corporation incorporated on April 1, 2010 is a registered investment adviser under the Investment Advisers Act of 1940, as amended. As a result of a share exchange transaction effected by a scheme of arrangement, on May 28, 2010, W.P. Stewart & Co., Ltd. reorganized from an exempted company incorporated with limited liability under the laws of Bermuda to a Delaware corporation. Prior to this corporate reorganization, W.P. Stewart & Co., Ltd. was a Bermuda exempt company incorporated on June 29, 1998. Effective as of July 1, 1998, its U.S. predecessor company, which had been operating since 1975, merged into W.P. Stewart & Co., Ltd. with W.P. Stewart & Co., Ltd. continuing as the surviving company.

        W.P. Stewart also includes the following investment advisers:

  •
  W.P. Stewart Asset Management Ltd. ("W.P. StewartAM"), a wholly-owned subsidiary, is a registered investment adviser under the U.S. Investment Advisers Act of 1940 with clients throughout the world. On May 28, 2010, as part of the corporate reorganization, W.P. StewartAM re-domiciled from a Bermuda company to a Delaware corporation.

  •
  W.P. Stewart Advisors, Inc. (formerly known as W.P. Stewart & Co., Inc.) ("W.P. StewartI"), a wholly-owned subsidiary, is a registered investment adviser under the U.S. Investment Advisers Act of 1940. Its principal business is to provide investment research and sub-advisory services to W.P. Stewart.

  •
  Bowen Asia Limited ("Bowen") is a Hong Kong private limited company and is regulated by the Securities and Futures Commission in Hong Kong. Bowen's principal business is to provide asset management services to its clients and it provides investment research and sub-advisory services to W.P. Stewart. Bowen became a wholly-owned subsidiary of W.P. Stewart as of May 14, 2012 pursuant to a transaction in which W.P. Stewart purchased all of the outstanding stock of Bowen.

  Organization Structure

        The organizational chart set forth below shows W.P. Stewart's current operating structure, its principal operating subsidiaries and their locations. W.P. Stewart believes this operating structure positions it effectively to service its global clientele and pursue its global strategy.

        W.P. Stewart is a high quality growth stock investment manager. W.P. Stewart creates concentrated portfolios of companies it believes have predictable and sustainable earnings growth. The main factors in its investment approach are quality bias, five year perspective, valuation overlay, in-depth research and team approach, each described more fully below.

        * Quality bias—means companies with volume growth drivers, low cyclicality, strong management teams, conservative accounting, strong financials, substantial moats and generally industry leading market positions

        * Five year perspective—W.P. Stewart prepares detailed five year projections for each company it actively follows to confirm sustainability of growth

        * Valuation overlay—a company's relative attractiveness and portfolio weighting are a function of five year earnings forecasts and expected P/E discounted to today

        * In-depth research—on average, analysts follow eight companies to ensure comprehensive coverage

        * Team approach—W.P. Stewart attends company meetings with multiple team members to more completely understand each investment it evaluates, allowing meaningful input to security selection by a well-informed, knowledgeable, diverse investment team.

        W.P. Stewart's investment approach has realized a compound annualized return for its U.S. Concentrated Growth Composite (the "U.S. Composite"), gross, of 17.5% and 16.3%, net, on funds under discretionary management from January 1, 1975 through July 31, 2013, as compared with a return of 11.9% for the S&P 500 over the same period. Its compound annualized U.S. Composite returns for the three and five years ended July 31, 2013, gross, were 21.9% and 11.9%, respectively, as compared to 17.7% and 8.3%, respectively, for the S&P 500 during the same periods. Its compound annualized U.S. Composite returns for the three and five years ended July 31, 2013, net, were 20.5% and 10.7%, respectively. Its return for 2013 through July 31, gross, was 23.6% as compared to a return of 19.6% for the S&P 500 during the same period. Its return for 2013 through July 31, net, was 22.4%.

        W.P. Stewart's Global Growth Composite (the "Global Composite") realized a compound annualized return, gross, of 8.5% and 7.5%, net, on funds under discretionary management from January 1, 2004 (the Global Composite inception date) through July 31, 2013, as compared with a return of 6.1% for the MSCI World Index over the same period. W.P. Stewart's compound annualized Global Composite returns for the three and five years ended July 31, 2013, gross, were 14.3% and 8.5%, respectively, as compared to 12.7% and 4.3%, respectively, for the MSCI World Index during the same periods. W.P. Stewart's compound annualized Global Composite returns for the three and five years ended July 31, 2013, net, were 13.2% and 7.5%, respectively. W.P. Stewart's return for 2013 through July 31, gross, was 8.6% as compared to a return of 14.1% for the MSCI World Index during the same period. Its return for 2013 through July 31, net, was 8.0%.

        W.P. Stewart's EAFE Growth Composite (the "EAFE Composite") realized a compound annualized return, gross, of 1.0% and -0.1%, net, on funds under discretionary management from December 1, 2006 (the EAFE Composite inception date) through July 31, 2013, as compared with a return of 0.6% for the MSCI EAFE Index over the same period. W.P. Stewart's compound annualized EAFE Composite returns for the three and five years ended July 31, 2013, gross, were 5.6% and 3.8%, respectively, as compared to 8.6% and 1.1%, respectively, for the MSCI EAFE Index during the same periods. Its compound annualized EAFE Composite returns for the three and five years ended July 31, 2013, net, were 4.2% and 2.5%, respectively. Its return 2013 through July 31, gross, was 0.5% as compared to a return of 9.6% for the MSCI EAFE Index during the same period. Its return for 2013 through July 31, net, was -0.3%.

  Long-Term Performance Record

        During the 38-year period from January 1, 1975 through July 31, 2013, W.P. Stewart experienced a 17.5% compound annual return, gross, and a 16.3% compound annual return, net, for W.P. Stewart's U.S. portfolios compared to a 11.9% return for the S&P 500 Index for the same period. The firm has preserved and increased the wealth entrusted to it by its clients for more than three decades, outperforming the broader market during 27 out of 28 ten-year periods.

  Investment Methodology

        W.P. Stewart's research and valuation technique drives its investment process. The firm does its own research on every company it selects, developing its investment research information from a variety of internal and external sources. Each analyst focuses on a small number of companies, on average eight, enabling them to fully research and know all aspects of the businesses they cover. The firm's management professionals visit these companies regularly; contact managements frequently; talk to competitors, customers and suppliers; and consult with independent industry experts, forensic accountants, and legal and patent specialists, as appropriate. While one analyst has the primary responsibility for each company, information is gathered by other analysts and is shared, analyzed and debated by all investment professionals.

        In keeping with its long-term approach, W.P. Stewart prepares detailed five-year projections for all investment prospects. These forecasts, and the related appraisal of fair current value for each company under review, are used to determine the intrinsic value of that company and are a critical tool in developing a comprehensive and detailed evaluation of a company's business. This appraisal technique systematically examines all relevant factors, such as the quality of assets, consistency of earnings growth, ability to finance growth, strength of product line and competitive position, capability of management, pricing power, and many others. These five year forecasts for companies under review are refined frequently as investment professionals conduct their ongoing research. W.P. Stewart also follows selected companies over long periods, even when not investing in them. In this way the firm can accumulate knowledge on which it can act quickly and with confidence when price and circumstances warrant.

        The purpose of this appraisal technique is to evaluate the investment potential and to assess the related risks of companies under review. There are very few large publicly held businesses that have the size, quality and predictability to qualify for consideration as an investment under the W.P. Stewart methodology. Accordingly, the number of U.S. companies approved as investment possibilities for the firm's U.S. concentrated growth strategy (e.g., its U.S. investment universe) consists of less than 50 businesses, which are selected based upon a consensus of its investment team. The global investment team considers no more than 100 companies for the global universe at a given time. The universe is then ranked by the relative price attractiveness of each current and prospective holding. Generally, W.P. Stewart tends to concentrate holdings in those with the greatest appreciation potential and sell off those that appear to be fully valued.

        Using thorough analysis and intensive research, W.P. Stewart selects investment candidates based in part on the following criteria:

  •
  a proven track record of consistent profit growth;

  •
  strong financial condition;

  •
  predictable double-digit earnings growth that the firm believes will continue for at least the next five years;

  •
  accurate and reliable information that is readily available;

  •
  successful, experienced management that is accessible to the investment team;

  •
  strong product lines and competitive position, preferably with worldwide presence;

  •
  relatively low levels of cyclicality; and

  •
  mid- and large-market capitalization and significant trading liquidity.

        The results are compared to the general stock markets to determine the relative attractiveness of each company at a given moment. W.P. Stewart weighs economic, political and market factors in making investment decisions; this appraisal technique attempts to measure each investment candidate not only against other stocks of the same industry group, but also against a broad spectrum of investments. No method of fundamental or technical analysis, including that employed by the firm, has been proven to provide a guaranteed rate of return adjusted for investment risk.

        The determination of whether a particular investment prospect is eligible for inclusion in W.P. Stewart's investment universe is the result of a collective, debate-driven process that actively involves all members of the firm's investment team and reflects their collective research and analytical judgment and experience. While the entire investment team contributes to the research and appraisal process, each member has the freedom and responsibility to make investment decisions with respect to specific client accounts within the confines of the defined universe and established guidelines.

  Assets Under Management

        The following table shows assets under management by W.P. Stewart during the period from January 1, 2010 through December 31, 2012. Changes between beginning and ending assets under management include capital appreciation or depreciation, net contributions and net new accounts opened/closed.

ASSETS UNDER MANAGEMENT

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Beginning Assets Under Management	$1,382	$1,631	$1,542

Ending Assets Under Management	$1,642	$1,382	$1,631

        The table below illustrates the total net flows of assets under management by W.P. Stewart which include changes in net flows of existing accounts and net new flows (net contributions to W.P. Stewart's publicly available funds and flows from new accounts minus closed accounts). The table excludes total capital appreciation or depreciation in assets under management with the exception of the amounts attributable to withdrawals and accounts closed.

NET FLOWS OF ASSETS UNDER MANAGEMENT

	Year Ended December 31,
	2012	2011	2010
	(in millions)
Existing Accounts:
Contributions	$160	$90	$102
Withdrawals	(208)	(183)	(96)

Net Flows of Existing Accounts	(48)	(93)	6
Publicly Available Funds:
Contributions	88	31	148
Withdrawals	(33)	(70)	(109)
Direct Accounts Opened	92	19	40
Direct Accounts Closed	(48)	(132)	(91)

Net New Flows	99	(152)	(12)

Net Flows of Assets Under Management	$51	$(245)	$(6)

        The following table shows client retention information of W.P. Stewart for the last three years.

ACCOUNT RETENTION

	Year Ended December 31,
	2012	2011	2010
Number of Accounts at Beginning of Period	423	491	581
Number of Accounts Closed During Period	29	71	102
Retention Rate	93.1%	85.5%	82.4%

        The following tables show, as of June 30, 2013, the percentage of assets under management for each investment strategy offered by W.P. Stewart.

ASSETS UNDER MANAGEMENT
BY STRATEGY

As of June 30, 2013
U.S. Concentrated Growth	90.5%
Global Growth	7.6%
EAFE Growth	0.2%
Ultra-Concentrated Growth	0.3%
Asia	0.8%
Fixed Income/Other	0.7%

  Change in Independent Certified Public Accountants

        In late 2011, W.P. Stewart changed its independent auditor from PricewaterhouseCoopers LLP to Grant Thornton LLP. At the time of such change, there was no disagreement with respect to any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The audit committee of W.P. Stewart's board of directors recommended this change in auditors and the full board approved the change.

Management's Discussion and Analysis

        As used in this section, the words "we" and "our" and the "firm" and the "Company" refer collectively to W.P. Stewart & Co. Ltd. and its subsidiaries ("W.P. Stewart"), or to their officers and employees. Similarly, the word "company" refers to W.P. Stewart. We use "global" in this section to refer to all nations, including the United States; we use "non-U.S." to refer to nations other than the United States.

 Overview

        W.P. Stewart & Co., Ltd., together with its subsidiaries, is a research-focused investment adviser that manages assets for high net worth individuals and institutions located throughout the world. Our principal source of revenues is investment advisory fees and, accordingly, fluctuations in financial markets and client contributions and withdrawals have a direct effect on revenues and net income. Additionally, fees paid out is a variable expense that increases with additional assets under management and tends to partially offset fluctuations in revenue.

        Our advisory fees are computed quarterly based on account market values and fee rates pursuant to investment advisory contracts with clients. Our general policy is to bill clients quarterly, in advance. Under certain client contracts, we are entitled to receive performance fees when the return on assets under management exceeds specified benchmark returns or other performance targets. Performance fees are recorded as of the date on which the performance period ends.

        Another component of our revenues has historically been brokerage commissions. We ceased all brokerage activity as of December 1, 2010 and therefore no longer have had commission revenue following such date. Commission, clearing and trading expenses were a variable component of expenses which would partially offset commission revenue.

        Interest and other revenue primarily consists of interest earned on our cash management activities, foreign currency, investment and trading realized and unrealized gains and losses, subscription fees earned from our mutual funds and equity income relating to our investments in unconsolidated affiliates.

        We provide competitive rewards to our employees through our compensation and benefits policies, together with our employee equity ownership practices. Employee compensation and benefits are our largest operating expense. We historically adjusted compensation for all employees depending on our operating results. Certain employees may also be eligible for other cash or non-cash incentive compensation. The most significant component of employee compensation and benefits is compensation paid to our research analysts/portfolio managers. Certain members of our senior investment team have arrangements pursuant to which compensation has both fixed and variable components. The fixed portion of the compensation is a specified amount. The variable portion of the compensation is based upon an evaluation of the portfolio manager's responsibilities as an analyst/portfolio manager. Additional variable components of compensation may be (a) based upon the firm's investment performance and/or (b) the potential to receive a percentage of performance fees, if any, earned by the team of managers. In addition, a percentage of overall compensation may be received in the form of restricted shares, which vest over time. For the years ended December 31, 2012 and 2011, our cash compensation and benefit expense for employees was approximately $10.8 million and $8.4 million, respectively. This increase reflects the additional incentive compensation paid as a result of the performance fee earned on one account, additional incentive compensation earned by the portfolio managers based on investment performance and the addition of staff in Hong Kong as a result of the Bowen acquisition in May 2012.

        Fees paid out are paid to select banks, investment firms and individuals with whom we have formal marketing arrangements and that make up our network of symbiotic marketers as well as to certain employees who earn a portion of their compensation based upon advisory fees paid by specified clients. We consider the banks, investment firms and individuals who gather assets for us to be symbiotic marketers of our services because of the mutual benefits that flow from the relationship—they are able to offer premier equity investment management services to their clients and we are able to extend the reach of our asset-gathering efforts. These fees are based on the market value of referred accounts and vary based on new account generation and fluctuations in the market value of referred accounts.

        Research and administration expenses include research, travel and entertainment, communications, insurance, information technology systems support and occupancy.

        Marketing expenses represent costs associated with our internal marketing initiatives and client servicing activities, and include client seminars, marketing related travel and other operational expenses. Marketing expenses also included marketing related compensation for the employees in the Amsterdam office for the years 2010, 2009 and 2008; the results for 2011 and later periods reflect the transfer of that expense to the Employee Compensation and Benefits expenses category in an effort to aggregate all employee related cost.

        Other operating expenses include professional fees consisting of auditing, tax, legal and consulting fees, charitable contributions and other administration expenses.

        Income from our operations in the United States and from our U.S. subsidiaries is subject to income taxes imposed by U.S. federal, state and local authorities. In addition, our non-U.S. subsidiaries are subject to income taxes imposed by the jurisdictions in which they conduct business. Furthermore, we have valuation allowances on net deferred tax assets in several jurisdictions. Accordingly, our effective tax rate has been driven by the mix of income and losses in the various tax jurisdictions in which we conduct business activity and valuation allowances in certain jurisdictions.

        In May 2010, the Company completed a corporate reorganization that changed the corporate tax profile of the Company. As a result, the majority of the operations are now subject to tax in the U.S. (including state and local tax) and the effective tax rate is expected to be primarily driven by changes in the liability for uncertain tax positions because any anticipated earnings or losses in the near future in the U.S. are otherwise expected to attract a 0% tax rate due to the valuation allowances on the net deferred tax assets in those jurisdictions.

        In May 2012, the Company acquired all of the stock of Bowen Asia Limited for the purpose of continuing the receipt of investment research and sub-advisory services. The Company has worked closely with Bowen since 2004 on the Asian investments in its global portfolios. The purchase price was $1 with additional consideration of approximately $250,000 provided to Bowen at acquisition so it could make certain payments at the closing of the transaction.

        Substantially all of our employees are given the opportunity to become shareholders during their first year of employment with us. As a result, virtually all of our employees are shareholders of W.P. Stewart & Co., Ltd. and participate in the results of our operations.

                Operating Results

Six Months Ended June 30, 2013 as Compared to Six Months Ended June 30, 2012

Assets Under Management

        Assets under management were approximately $2.0 billion at June 30, 2013, an increase of approximately $0.4 billion, or 25%, from approximately $1.6 billion at December 31, 2012. The increase in assets under management resulted from positive investment performance results for our clients plus positive net flows of assets. The performance for the W.P. Stewart U.S. Concentrated Growth Composite for the six months ended June 30, 2013 was 16.3%, gross (pre-fee), and 15.4%, net (post-fee), compared to 13.8% for the S&P 500 Index.

        The following table sets forth the total net flows of assets under management for the six months ended June 30, 2013 and 2012, which include changes in net flows of existing accounts and net new flows (net contributions to our publicly available funds and flows from new accounts minus closed accounts). The table excludes total capital appreciation or depreciation in assets under management with the exception of the amounts attributable to withdrawals and closed accounts.

	Six Months Ended June 30,
Net Flows of Assets Under Management (in millions)	2013	2012
Existing Accounts:
Contributions	$63	$102
Withdrawals	(68)	(143)

Net Flows of Existing Accounts	(5)	(41)

Publicly Available Funds:
Contributions	122	26
Withdrawals	(15)	(15)
Direct Accounts Opened	14	53
Direct Accounts Closed	(13)	(22)

Net New Flows	108	42

Net Flows of Assets Under Management	$103	$1

Revenues

        Revenues were $10.7 million for the six months ended June 30, 2013, an increase of $2.4 million, or 28.8%, from $8.3 million earned for the comparable period of the prior year. The change was due to a $0.9 million, or 11.4%, increase in fee revenue, a $0.4 million, or 73.0%, increase in interest and other revenues and a $1.1 million realized gain on the investment in Kirk Management, Ltd., a Bermuda joint venture company which was 40% owned by the Company.

        The average gross fee earned from client accounts, including the effect of any performance fees, was 0.94% for the six months ended June 30, 2013 and 0.99% for the six months ended June 30, 2012. Excluding performance fee based accounts, which pay a lower quarterly base fee plus an annual performance fee at year-end, if earned, the average gross management fee was 1.19% and 1.21% for the six months ended June 30, 2013 and 2012, respectively.

        The change in fee revenue was the result of an increase in assets under management for the first half of 2013, offset slightly by a lower average fee rate.

        Realized and unrealized gains on investments remained relatively flat for the six months ended June 30, 2013 as compared with the comparable period of the prior year. Interest and other revenues increased primarily due to a higher interest income earned on our cash management and investment activities.

Expenses

        Expenses, excluding income taxes, decreased approximately $0.2 million, or 1.5%, to $11.1 million for the six months ended June 30, 2013 from $11.3 million in the prior year.

        The most significant items which caused this decrease were (a) a decrease of $0.2 million in research and administration and (b) a decrease of $0.3 million in marketing expenses. These decreases were partially offset by:

  (i)
  an increase in employee compensation and benefits of $0.1 million primarily due to the addition of staff in Hong Kong as a result of the Bowen acquisition partially offset by other expense savings;

  (ii)
  an increase of fees paid out of $0.1 million, which are directly related to the increase of fee revenue; and

  (iii)
  an increase in other operating expenses of $0.1 million.

        Our income tax provision was approximately $2,000 for the six months ended June 30, 2013 as opposed to a tax benefit of $0.1 million for the six months ended June 30, 2012. The tax benefit in 2012 primarily resulted from a reversal of the reserve for uncertain tax positions related to the settlement of an on-going New York state audit. The effective U.S. GAAP tax rates were approximately -1% and 32% for the six months ended June 30, 2013 and 2012, respectively.

Net Income/(Loss)

        Our net loss for the six months ended June 30, 2013 was $0.3 million as compared to a net loss of $2.0 million for the six months ended June 30, 2012 due to the factors detailed above.

Year Ended December 31, 2012 as Compared to Year Ended December 31, 2011

Assets Under Management

        Assets under management were approximately $1.6 billion at December 31, 2012, an increase of approximately $0.2 billion, or 19%, from approximately $1.4 billion at December 31, 2011. The increase in assets under management resulted from positive investment performance results for our clients plus positive net flows of assets. The performance for the W.P. Stewart U.S. Concentrated Growth Composite for the year ended December 31, 2012 was 18.1%, gross (pre-fee), and 16.6%, net (post-fee), compared to 16.0% for the S&P 500 Index.

        The following table sets forth the total net flows of assets under management for the years ended December 31, 2012 and 2011, which include changes in net flows of existing accounts and net new flows (net contributions to our publicly available funds and flows from new accounts minus closed accounts).

The table excludes total capital appreciation or depreciation in assets under management with the exception of the amounts attributable to withdrawals and closed accounts.

	Years Ended December 31,
Net Flows of Assets Under Management (in millions)	2012	2011
Existing Accounts:
Contributions	$160	$90
Withdrawals	(208)	(183)

Net Flows of Existing Accounts	(48)	(93)

Publicly Available Funds:
Contributions	88	31
Withdrawals	(33)	(70)
Direct Accounts Opened	92	19
Direct Accounts Closed	(48)	(132)

Net New Flows	99	(152)

Net Flows of Assets Under Management	$51	$(245)

Revenues

        Revenues were $22.6 million for the year ended December 31, 2012, an increase of $6.6 million, or 41.6%, from $15.9 million earned for the year ended December 31, 2011. The change was due to a $5.3 million, or 33.5%, increase in fee revenue, a $0.7 million gain in realized and unrealized gains on investments as opposed to a $0.1 million loss in the prior year and a $0.6 million, or 336.4%, increase in interest and other revenues.

        The average gross fee earned from client accounts, including the effect of any performance fees, was 0.99% for the year ended December 31, 2012 and 1.00% for the year ended December 31, 2011. Excluding performance fee based accounts, which pay a lower quarterly base fee plus an annual performance fee at year-end, if earned, the average gross management fee was 1.21% and 1.24% for the years ended December 31, 2012 and 2011, respectively.

        The change in fee revenue was the result of an increase in assets under management for 2012, offset slightly by a lower average fee rate.

        In addition, fee income for the year ended December 31, 2012 includes performance fees of $5.9 million while for the year ended December 31, 2011 performance fees included in fee income were lower at $0.9 million.

        Realized and unrealized gains on investments were higher for the year ended December 31, 2012 as compared with the prior year primarily due to gains realized on the liquidation of certain investments and market fluctuations affecting the value of our investments in 2012. Interest and other revenues increased primarily due to a higher interest income earned on our cash management and investment activities.

Expenses

        Expenses, excluding income taxes, increased approximately $1.4 million, or 6.0%, to $25.2 million for the year ended December 31, 2012 from $23.8 million in the prior year.

        The most significant items which caused this increase were

  (i)
  an increase of fees paid out of $1.9 million, which are directly related to an increase of fee revenue, including a performance fee on one account, a portion of which is paid to marketers and certain employees, and

  (ii)
  a slight increase in research and administration expenses of $0.2 million.

        These increases were partially offset by a decrease in (a) marketing expenses of $0.2 million, and (b) employee compensation and benefits of $0.5 million due to an increase in additional incentive compensation earned by the portfolio managers based on investment performance and the addition of staff in Hong Kong as a result of the Bowen acquisition more than offset by the decrease in non-cash expense related to the amortization of restricted stock awards which were granted at lower share prices in recent years.

        Our income tax provision of $0.1 million for the year ended December 31, 2011 changed to a tax benefit of $4.8 million for the year ended December 31, 2012. The tax benefit in 2012 primarily resulted from a reversal of the reserve for uncertain tax positions related to the settlement of an on-going New York state audit and a reversal on previously established reserves due to the lapse of the applicable statute of limitations. The effective U.S. GAAP tax rates were approximately 182.84% for 2012 and -1.46% for 2011.

Net Income/(Loss)

        Our net income for the year ended December 31, 2012 was $2.2 million as compared to a net loss of $7.9 million for the year ended December 31, 2011, an increase of $10.1 million due to the factors detailed.

Inflation

        Our assets are largely liquid in nature and, therefore, not significantly affected by inflation. However, the rate of inflation may affect our expenses, such as information technology and occupancy costs, which may not be readily recoverable in the pricing of the services that we provide. To the extent inflation results in rising interest rates and has other negative effects upon the securities markets, it may adversely affect our financial position and results of operations.

Liquidity and Capital Resources

        Our financial condition is highly liquid with principal assets including cash and cash equivalents, investments, trading, investments available for sale and receivables from clients. Cash equivalents are primarily short-term, highly liquid investments with an original maturity of three months or less at the date of purchase. Liabilities include operating payables and accrued compensation. In general, our investment advisory activities do not require us to maintain significant capital balances. However, our advisory activities for clients in The Netherlands require us to maintain certain minimum levels of capital. In addition, our Hong Kong subsidiary acquired in May 2012, Bowen Asia Limited, is required to maintain minimum levels of capital; as Bowen Asia Limited currently operates at a loss, we expect to be required to maintain capital requirements through additional funding of equity capital. We have consistently maintained net capital in excess of the prescribed amounts. Historically, we have met our liquidity requirements with cash generated from our operations. Nevertheless, we operated at a loss on a cash basis for each of the five fiscal years ended December 31, 2008 through 2012.

        At December 31, 2012, we had cash and marketable securities of $17.7 million and did not have any debt. At June 30, 2013 and August 31, 2013, we had cash and marketable securities of approximately $23.8 million and $24.8 million, respectively, and did not have any debt. We anticipate that in the near-term our current cash reserve in addition to cash generated from operations will be sufficient to meet our cash requirements for operating activities and other cash obligations as they come due, as well as our anticipated capital requirements. However, unless we return to profitability on a cash basis, our liquidity, facilities and overall financial position will weaken. A continued operating loss will not be sustainable in the long run. Therefore, over the last several years we have taken steps to retain our current client base, improve our level of assets under management and rationalize our expense base to reflect our current position and current market conditions. In 2007, we initiated an expense reduction program that continued into 2011. Under that program we reduced our employee headcount from 113 at December 31, 2006 to 104 at December 31, 2007 to 43 at December 31, 2008. At December 31, 2012, we had 48 employees (including 7 employees of Bowen Asia Limited). In addition, we sold our corporate jet in the third quarter of 2007 and have undertaken other cost-cutting efforts, including the completion of the Company's corporate restructuring and reorganization in May 2010. In this restructuring, the Company reorganized from an exempted company incorporated with limited liability under the laws of Bermuda to a Delaware corporation. In addition, other subsidiaries redomiciled to Delaware. Our Bermuda office was closed and operations previously conducted in Bermuda were concentrated in New York. In that regard, in May 2010, Kirk Management, the joint venture company that owned our headquarters building in Bermuda completed its sale of the building. In early 2013, Kirk Management merged into a new Bermuda company wholly owned by the Company, named WPS Kirk, Ltd. In connection with this merger WPS Kirk, Ltd. paid the other joint venture partner in Kirk Management for its investment. Furthermore, in December 2010, our broker-dealer subsidiary ceased operations and we entered into a relationship with Pershing Advisor Solutions LLC ("PAS") whereby PAS and its affiliate Pershing LLC would provide prime brokerage and brokerage related services to the Company and its clients. This new arrangement with PAS was intended to streamline operations and help reduce certain costs related to the operations of our broker-dealer. Further, in January 2009, our common shares were delisted from the New York Stock Exchange and we filed a Certification and Notice of Termination of Registration on Form 15 with the SEC to suspend the registration of the Company's shares under the Exchange Act. Also, in connection with the restructuring completed in May 2010 mentioned above, our common shares were delisted from the Bermuda Stock Exchange and are currently only traded in the Pink Sheets under the symbol "WPSL". These delistings and deregistration have resulted in, and are expected to continue to result in, significant cost savings.

        Despite our cost cutting initiatives, we continue to operate at a loss on a cash basis. While we intend to attempt further steps to improve our revenues, there are no certainties that we will be successful. Additional rationalization of our expenses may also be explored but we do not expect that the same level of cost cutting measures as in recent years will be able to be continued further as significant measures have already been taken. Past actions and future measures have been taken with the intention of returning to profitability on a cash basis; however, there can be no assurance that we will achieve sufficient revenues or cost reductions to be successful. As previously mentioned, we purchased all the outstanding equity in Bowen Asia Limited in May 2012. Bowen Asia Limited has operated, and continues to operate, at a loss. Nevertheless, we believed integrating this long-standing research partner into our firm structure was strategically advantageous in the long run.

        Historically, we had a policy of declaring quarterly cash dividends on our common shares, which were funded out of operating cash flow. In October 2007, we announced that we were suspending regular quarterly cash dividend payments in order to preserve cash resources in connection with our business turnaround efforts. Presently we do not intend to pay any cash dividends for 2013. Historically, our board of directors has also considered opportunities for share repurchases with a view toward increasing long-term shareholder value to the extent warranted in relation to our cash position and earnings. During the year ended December 31, 2012, we repurchased 37,177 common shares from employees for an aggregate purchase price of $178,078. Further, during 2012, we repurchased an additional 100,000 common shares from a fund managed by Arrow Capital Management for an aggregate purchase price of $448,000. Additionally, our Board of Directors has approved a stock repurchase program of up to 10% of the currently outstanding shares of the Company from time to time in the discretion of the Board's Executive Committee, whether in open market transactions or privately negotiated transactions. Repurchased shares are cancelled or held in treasury for general corporate purposes. We intend to fund any such repurchases with cash on hand.

 Security Ownership of Certain Beneficial Owners

Stock Ownership of Directors, Executive Officers and 5% Stockholders

        The following table sets forth the number and the percentage of shares of W.P. Stewart common stock that were beneficially owned by the executive officers, directors and known 5% stockholders of W.P. Stewart, and by all current directors and executive officers as a group, as of September 11, 2013. Except as otherwise indicated, each director, executive officer or 5% stockholder listed below possessed sole voting and investment power with respect to their shares. Unless otherwise indicated below, the business address of each such beneficial owner is the address of W.P. Stewart at 527 Madison Avenue, 20th Floor, New York, New York 10022.

Name of Beneficial Owner	Number of Shares Owned		Percent of Class(1)
Michael Maquet	120,000		2.42%
Mark I. Phelps	61,022		1.23%
James Tierney	47,476		*
Seth Pearlstein	20,995		*
William P. Stewart	932,176	(2)	18.80%
Alexandre von Furstenberg c/o Ranger Global Advisors, LLC 9465 Wilshire Blvd., PH Beverly Hills, CA 90212	848,918	(3)	17.12%
Mal Serure c/o Arrow Capital Management, LLC 499 Park Avenue, 10th Floor New York, NY 10022	941,815	(4)	18.99%
Fred Mulder	1,000		*
Charles Price	0		*
Financial & Investment Management Group, Ltd. 111 Cass Street Traverse City, MI 49684	827,591	(5)	16.68%
All Directors and Executive Officers as a Group (9 persons)	2,973,402		59.96%

*
Less than 1% of class.

(1)
Based on 4,958,778 shares of W.P. Stewart's common stock issued and outstanding as of September 11, 2013.

(2)
Consists of (i) 35,753 shares of common stock owned by Mr. Stewart individually, (ii) 223,788 shares of common stock held by Stewart Trust 1987- FBO Gregory S. Stewart, (iii) 203,051 shares of common stock held by Stewart Trust 1987- FBO Jeffery R. Stewart, (iv) 20,736 shares of common stock held by Stewart Trust 1992- FBO Jeffery R. Stewart, (v) 225,060 shares of common stock held by Lisa Stewart Family Trust, and (vi) 223,788 shares of common stock held by Stewart Trust 1987- FBO William P. Stewart III. Mr. Stewart serves as the sole trustee of the Stewart Trust 1987- FBO Gregory S. Stewart, Stewart Trust 1987- FBO Jeffery R. Stewart, Stewart Trust 1992-FBO Jeffery R. Stewart, Lisa Stewart Family Trust and Stewart Trust 1987- FBO William P. Stewart III (collectively, the "Family Trusts"), and has voting and investment control over the shares of common stock held by the Family Trusts. As a result, Mr. Stewart may be deemed to have beneficial ownership over the shares of common stock held by the Family Trusts. Mr. Stewart disclaims beneficial ownership over the shares of common stock held by the Family Trusts, except to the extent of his pecuniary interest therein.

(3)
Consists of (i) 48,424 shares of common stock owned by Mr. von Furstenberg individually, (ii) 755,841 shares of common stock owned by Ranger Global LP., and (iii) 44,653 shares of common stock held by a family member over which he has power of attorney. Mr. von Furstenberg serves as a principal of the manager of Ranger Global LP and has voting and investment control over the shares of common stock held by Ranger Global L.P. As a result, Mr. von Furstenberg may be deemed to have beneficial ownership over the shares of common stock held by Ranger Global LP. Mr. von Furstenberg disclaims beneficial ownership over the shares of common stock held by Ranger Global LP, and over which he has power of attorney, except to the extent of his pecuniary interest therein.

(4)
Consists of (i) 247,328 shares of common stock held by Arrow Partners LP, (ii) 53,862 shares of common stock held by Arrow Offshore, Ltd., and (iii) 640,625 shares of common stock held by Arrow Opportunity I, Ltd. Mr. Serure serves as a principal of the manager of Arrow Partners LP, Arrow Offshore, Ltd. and Arrow Opportunity I, Ltd. (collectively, the "Arrow Funds") and has voting and investment control over the shares of common stock held by the Arrow Funds. As a result, Mr. Serure may be deemed to have beneficial ownership over the shares of common stock held by the Arrow Funds. Mr. Serure disclaims beneficial ownership over the shares of common stock held by the Arrow Funds, except to the extent of his pecuniary interest therein.

(5)
Based upon information as of July 31, 2013 contained in a Schedule 13G/A filed with the SEC on September 4, 2013 by Financial & Investment Management Group, Ltd. reporting shared voting power and shared dispositive power over 827,591 shares of common stock.

THE SPECIAL MEETING OF W.P. STEWART STOCKHOLDERS

General

        W.P. Stewart is furnishing this proxy statement/prospectus to W.P. Stewart stockholders in connection with the solicitation of proxies by the W.P. Stewart board of directors for use at the special meeting of stockholders, including any adjournment or postponement of the special meeting.

Date, Time and Place

        W.P. Stewart will hold its special meeting on [          ], 2013 at [                ], local time, at the offices of Nixon Peabody LLP, located at 437 Madison Avenue, New York, New York 10022.

Purpose of the Meeting

        At the special meeting, W.P. Stewart stockholders will be asked to consider and vote upon the following matters:

  •
  A proposal to adopt the Agreement and Plan of Merger, dated as of August 15, 2013 (as it may be amended, the "merger agreement"), by and among W.P. Stewart, AllianceBernstein and AllianceBernstein 2013 Merger Company, Inc., and approve the merger contemplated by such merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus;

  •
  A proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger; and

  •
  To transact such other business as may properly come before the special meeting and any adjournments or postponements thereof.

Quorum Required

        W.P. Stewart's bylaws provide that the holders of one-third of the shares of stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the special meeting. In the event that a quorum is not present at the special meeting, the special meeting may be adjourned, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented at such meeting.

Voting Rights

        W.P. Stewart common stock is the only type of security entitled to vote at the special meeting. On [          ], 2013, the record date for determination of stockholders entitled to vote at the special meeting, there were [          ] shares of W.P. Stewart common stock outstanding. Each W.P. Stewart stockholder of record on [          ], 2013 is entitled to one vote for each share of W.P. Stewart common stock held by such stockholder on that date. If shares or other securities having voting power stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of W.P. Stewart is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one votes, his or her act binds all; (b) if more than one votes, the act of the majority so voting binds all; (c) if more than one votes, but the vote is evenly split, each faction may vote the common stock proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the secretary of W.P. Stewart shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of (c) above shall be a majority or even-split in interest.

Proxies

        Whether or not you are able to attend W.P. Stewart's special meeting of stockholders, you are urged to complete and return the enclosed proxy, which is solicited by W.P. Stewart's board of directors and which will be voted as you direct on your proxy card when properly completed. In the event no directions are specified, executed proxies will be voted FOR the adoption of the merger agreement and approval of the merger, FOR the proposal to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes to adopt the merger agreement and approve the merger, and in the discretion of the proxy holders as to any other matters that may properly come before the special meeting. All shares represented by a valid proxy received before the special meeting will be voted.

Revocation of Proxies

        You may also revoke or change your proxy at any time before the special meeting. To do this, send a written notice of revocation or another signed proxy with a later date to Proxy Services, c/o Computershare Investor Services, P.O. Box 43126, Providence, RI 02949-5138 in time to be received before the beginning of the special meeting. You may also revoke your proxy by attending the special meeting and voting in person.

W.P. Stewart Votes Required

        The affirmative vote of the holders of record of a majority of the outstanding shares of W.P. Stewart common stock is required to adopt the merger agreement and approve the merger, and the affirmative vote of the holders of record of a majority of the shares of W.P. Stewart common stock present and entitled to vote at the special meeting is required to adopt the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies. If a broker or other nominee holding shares of W.P. Stewart common stock or a holder of W.P. Stewart common stock fails to vote on the adoption of the merger agreement and the approval of the merger or responds to that proposal with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker or other nominee holding shares of W.P. Stewart common stock or a holder of W.P. Stewart common stock responds to the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies with an "abstain" vote, it will have the same effect as a vote against that proposal. If a broker or other nominee holding W.P. Stewart common stock or a holder of W.P. Stewart common stock fails to vote on the proposal to adjourn the special meeting, if necessary, to permit further solicitation of proxies, it will have no effect on the outcome of the vote for that proposal.

        As of the record date, the directors and executive officers of W.P. Stewart beneficially owned approximately [          ] shares of W.P. Stewart common stock, representing approximately [          ]% of the outstanding shares of W.P. Stewart common stock and AllianceBernstein and its affiliates beneficially owned none of W.P. Stewart's common stock.

        Certain holders of W.P. Stewart common stock, each of which is or is an affiliate of a member of W.P. Stewart's board of directors, who as of the record date collectively owned approximately [          ]% of the outstanding shares of W.P. Stewart common stock, have entered into voting agreements with AllianceBernstein pursuant to which such stockholders have agreed, among other things, to vote the shares of common stock of W.P. Stewart owned by them in favor of adopting the merger agreement and approving the merger. In addition, William P. Stewart has entered into an agreement pursuant to which he has agreed to vote the shares over which he has sole voting authority in favor of adopting the merger agreement and approving the merger. For a description of the voting agreements, see "Certain

Terms of the Merger Agreement—Voting Agreements" beginning on page [          ] of this proxy statement/prospectus.

Recommendation of W.P. Stewart's Board of Directors

        The board of directors of W.P. Stewart has determined and believes that the merger agreement and the merger are advisable for, and in the best interests of, W.P. Stewart and its stockholders and has approved and adopted the merger agreement and the merger. The board of directors of W.P. Stewart unanimously recommends that W.P. Stewart stockholders vote FOR adoption of the merger agreement and approval of the merger.

        The board of directors of W.P. Stewart unanimously recommends that W.P. Stewart stockholders vote FOR approval of the possible adjournment or postponement of the special meeting of W.P. Stewart stockholders.

Voting in Person

        If you plan to attend W.P. Stewart's special meeting and wish to vote in person, you will be given a ballot at the special meeting.

        You should submit your completed proxy even if you plan to attend the special meeting. If you are the stockholder of record of your shares of W.P. Stewart common stock, you can change your vote at the special meeting. If you hold shares in street name, you may not vote in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares in person at the meeting.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the special meeting in person.

 Adjournments and Postponements

        Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement. W.P. Stewart's bylaws provide that notice need not be given of the adjourned meeting if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, W.P. Stewart may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

        Any signed proxies received by W.P. Stewart in which no voting instructions are provided on such matter will be voted FOR an adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the special meeting to adopt the merger agreement, and the transactions contemplated by the merger agreement, including the merger. Whether or not a quorum exists, holders of a majority of the shares of W.P. Stewart's common stock present in person or represented by proxy at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote AGAINST the proposal. Broker non-votes and any shares that are not voted will have no effect on the proposal to adjourn the special meeting. W.P. Stewart stockholders who have already sent in their proxies may revoke them at any time before their use at the special meeting as adjourned or postponed.

 Stock Certificates

        You should not send in any stock certificates with your proxy card. If you are a W.P. Stewart stockholder, after the merger is completed, a letter of transmittal will be sent to you informing you where to deliver your W.P. Stewart stock certificates in order to receive the merger consideration. You should not send in your W.P. Stewart common stock certificates before receiving this letter of transmittal.

Solicitation of Proxies

        W.P. Stewart will bear the cost of this solicitation, including the printing and mailing of this proxy statement/prospectus, the proxy and any additional soliciting material furnished to W.P. Stewart stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, W.P. Stewart may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, email, facsimile or other means by directors, officers, employees or agents of W.P. Stewart. No additional compensation will be paid to these individuals for any such services.

Questions and Additional Information

        W.P. Stewart's stockholders who have questions about the merger, including the procedures for voting their shares of W.P. Stewart common stock, or how to submit their proxy, or who need additional copies, without charge, of this proxy statement/prospectus, should contact:

Computershare Trust Company, N.A.
P.O. Box 43078
Providence, RI 02940-3078
(877) 373-6374

THE MERGER

General

        The discussion of the merger in this proxy statement/prospectus and the description of the merger are only summaries of the material features of the proposed merger. W.P. Stewart stockholders can obtain a more complete understanding of the merger by reading the merger agreement and the form of CVR agreement, copies of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively. W.P. Stewart stockholders are encouraged to read the merger agreement, the form of CVR agreement and the other annexes to this proxy statement/prospectus in their entirety.

General Description of the Merger

        In the merger, Merger Sub will merge with and into W.P. Stewart, with W.P. Stewart continuing as the surviving entity and a wholly owned subsidiary of AllianceBernstein.

        Upon completion of the merger, if the merger agreement is adopted by W.P. Stewart's stockholders and the other conditions to the merger are satisfied or waived, each share of W.P. Stewart common stock will be converted into the right to receive (i) $12.00, less any applicable withholding taxes and without interest, per share and (ii) one CVR representing the right to receive an additional cash payment of $4.00, less any applicable withholding taxes and without interest, if and to the extent that any amount is payable as determined in accordance with the CVR agreement to be entered into in connection with the merger.

        In connection with the closing of the merger, AllianceBernstein and a trustee to be determined will enter into a contingent value rights agreement substantially in the form of the contingent value rights agreement included in this proxy statement/prospectus as Annex B. A holder of a CVR is entitled to a cash payment, less any applicable withholding taxes and without interest, in an amount equal to $4.00 per CVR upon the achievement of the AUM milestone. For a detailed description of the CVR agreement, see "Description of the CVRs" beginning on page [          ] of this proxy statement/prospectus.

Background of the Merger

        Over the past several years, W.P. Stewart has from time to time explored various strategic alternatives available to the company, including potential business combinations and acquisitions of the company by a third party. In June 2011, W.P. Stewart's board of directors determined to expand a search it had commenced a year earlier for a potential business combination transaction and/or the sale of all or part of the company, and it engaged Keefe, Bruyette & Woods, Inc. ("KBW") to serve as its independent financial advisor in that search.

        During late Summer and early Fall of 2011, W.P. Stewart received three preliminary indications of interest from parties proposing a potential acquisition of W.P. Stewart. After preliminary discussions, it became clear that none of these parties was willing to offer a significant premium to W.P. Stewart's over-the-counter market quotation price. Ultimately, no definitive agreement was reached with any of these parties.

        In September 2011, W.P. Stewart entered into discussions to acquire Bowen Asia Limited ("Bowen"). W.P. Stewart had a long-standing relationship with Bowen, including previously owning a significant investment interest in Bowen, and Bowen having managed W.P. Stewart's Asian funds. At the time, Bowen was experiencing financial difficulties, but the W.P. Stewart board of directors deemed Bowen as being integral to W.P. Stewart maintaining Asian distribution, coverage and analysis capabilities. In late October 2011, W.P. Stewart and Bowen entered into a nonbinding term sheet pursuant to which W.P. Stewart would acquire Bowen for a nominal sum.

        In early April 2012, W.P. Stewart and KBW submitted a process letter to a number of potential bidders identified by KBW that outlined the procedures for submitting indications of interest with respect to a transaction with W.P. Stewart. W.P. Stewart executed nondisclosure agreements with interested bidders, who were then granted access to a data site containing additional information regarding W.P. Stewart.

        As a result of the exploratory process run by KBW, W.P. Stewart received four non-binding preliminary indications of interest. W.P. Stewart's management continued to negotiate with the two potential counterparties that appeared to represent the best strategic fit on an ongoing basis, but the parties were unable to agree to definitive terms.

        In May 2012, W.P. Stewart closed its acquisition of Bowen for a nominal sum, ensuring that W.P. Stewart would be able to maintain its Asian presence.

        In August 2012, the board of directors of W.P. Stewart held a meeting to discuss potential strategic partners, as well as to evaluate alternatives other than a business combination transaction, including expanding the company's marketing presence and continuing as a standalone enterprise. At this meeting, the board of directors determined that there were no viable alternatives for a business combination transaction based upon W.P. Stewart's attempted sale process, and W.P. Stewart subsequently terminated KBW as its financial advisor.

        In November 2012, the major stockholders of W.P. Stewart received an indication of interest from a group of private investors that proposed to purchase from such stockholders approximately 25% of W.P. Stewart's common stock at a price consistent with the company's then current trading price. Due to provisions of W.P. Stewart's certificate of incorporation that limit major share ownership, the consent of W.P. Stewart's board of directors would have been required for that proposed transaction, and the board of directors requested that the offer be made to all holders of W.P. Stewart common stock and not just the major stockholders. As a result of this, as well as further discussions between management and the private investors, in mid-January of 2013, the private investors submitted a revised bid for the purchase of 24.95% of W.P. Stewart's common stock pursuant to a tender offer, with W.P. Stewart granting the private investors warrants that would have become exercisable upon the company meeting certain thresholds and, if such thresholds were met, would have enabled them to acquire a majority of the outstanding common stock of W.P. Stewart. For several months, W.P. Stewart and the private investors continued discussions about a potential transaction, which underwent several potential iterations. In late March 2013, discussions between W.P. Stewart and the private investors ceased when the private investors were unable to obtain sufficient financing for the proposed transaction.

        In late March 2013, W.P. Stewart and AllianceBernstein began to discuss potential strategic alliances. On April 3, 2013, W.P. Stewart entered into a nondisclosure agreement with AllianceBernstein pursuant to which AllianceBernstein would be able to access W.P. Stewart's electronic data site. Over the course of the next two months, members of management from W.P. Stewart and AllianceBernstein held several informal discussions regarding possible transaction structuring, valuation methods and conditions that would be required in the case of a transaction.

        In late May 2013, W.P. Stewart began discussions with a large investment advisory firm regarding a potential business transaction pursuant to which an affiliate of that firm would become the investment adviser to the W.P. Stewart & Co. Growth Fund, W.P. Stewart would serve as a subadvisor to the fund and the fund would be operated as part of that firm's platform. The firm proposed financial terms of the proposed transaction, which would not have resulted in a change in control of W.P. Stewart or any liquidity or premium to W.P. Stewart's stockholders, on June 4, 2013.

        In an effort to create stockholder value and permit the acting Chief Executive Officer Mark Phelps to concentrate on his role with the company's investment team, the board of directors engaged in an extensive executive search. This ultimately led to W.P. Stewart offering to hire Michael Maquet as Chief Executive Officer, and this hiring was finalized on June 6, 2013.

        On June 7, 2013, AllianceBernstein submitted to Mr. Phelps a nonbinding indication of interest outlining the terms for a potential acquisition of W.P. Stewart by AllianceBernstein. The indication of interest outlined two alternative transaction structures—a stock purchase transaction and an asset purchase transaction. Over the next week, Mr. Maquet and Chris Bricker, Senior Managing Director and Head of Product Development for AllianceBernstein, discussed the terms of the indication of interest by e-mail and by phone. In addition, Mr. Maquet held informal discussions with W.P. Stewart's board of directors and management regarding the proposed terms. As a result of these discussions, on June 20, 2013, AllianceBernstein submitted a revised nonbinding indication of interest proposing a merger transaction under which W.P. Stewart's stockholders would receive enhanced cash consideration, as well as a contingent value right payable if W.P. Stewart were to reach $5 billion in assets under management within three years after the closing of the merger.

        W.P. Stewart's board of directors discussed AllianceBernstein's proposal the following day. On June 25, 2013, in a follow-up to its June 21 meeting, W.P. Stewart's board of directors discussed this proposal and determined that management may move forward in negotiating a potential transaction with AllianceBernstein, but required enhanced consideration to what AllianceBernstein had previously offered. Later that day, AllianceBernstein orally indicated that it would be willing to increase its offer to $12.00 per share in cash plus a contingent value right payable with an additional $4.00 per share. For the next several weeks, Mr. Maquet, Mr. Bricker and Matthew Bass, Director of Business Management, Alternative Investments for AllianceBernstein, engaged in discussions regarding the proposed transaction.

        Throughout this period, and continuing through July of 2013, members of AllianceBernstein's management team conducted due diligence with respect to W.P. Stewart's business, including through in-person meetings with members of W.P. Stewart management and reviewing documents provided in W.P. Stewart's electronic data room. AllianceBernstein management also periodically updated the board of directors of the General Partner (as defined elsewhere in this document), on the results of its due diligence investigation.

        On July 8, 2013, AllianceBernstein submitted to W.P. Stewart a letter requesting exclusivity for 90 days, which W.P. Stewart determined not to sign at that time. On July 9, 2013, W.P. Stewart's board of directors held a meeting to discuss the terms of the transaction. On July 24, 2013, W.P. Stewart and Duff & Phelps entered into an engagement letter pursuant to which Duff & Phelps was engaged to provide an opinion to the board of directors of W.P. Stewart as to the fairness, from a financial point of view, to the holders of W.P. Stewart common stock of the merger consideration to be received by such stockholders in the proposed transaction (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).

        Over the next several weeks, the parties continued to negotiate terms for a potential transaction. On July 22, 2013, Wachtell, Lipton, Rosen & Katz, counsel to AllianceBernstein ("Wachtell Lipton"), submitted to Nixon Peabody LLP ("Nixon Peabody") an initial draft of the definitive merger agreement for the transaction. That same day, the large investment advisory firm discussed above submitted a form of agreement proposing assignment of the mutual fund contract. After negotiations, on July 23, 2013, W.P. Stewart entered into a 30-day exclusivity agreement with AllianceBernstein with respect to the proposed transaction. Over the course of the next several days, Mr. Maquet, Seth Pearlstein, General Counsel to W.P. Stewart, Mr. Bricker, Mr. Bass, and Larry Cranch, General Counsel to AllianceBernstein, engaged in negotiations regarding the terms of these agreements. As a result of these negotiations, Nixon Peabody submitted W.P. Stewart's comments to the merger agreement on July 31, 2013.

        On August 2, 2013, Wachtell Lipton submitted AllianceBernstein's revised version of the merger agreement, as well as an initial draft of the CVR agreement. Over the next several days, the parties continued negotiations of the terms of both the merger agreement and of the CVR agreement.

        On August 6, 2013, and over the course of the next week, Nixon Peabody and Wachtell Lipton exchanged multiple drafts of the merger agreement and the CVR agreement. Wachtell Lipton also provided an initial draft of the voting agreement that AllianceBernstein expected to be signed by W.P. Stewart's major stockholders. After further discussions, it was determined that Mr. Stewart would enter into a more limited voting agreement by which he would only be required to vote the shares over which he has sole voting authority, without an accompanying proxy. During this period, members of W.P. Stewart management, AllianceBernstein management, Nixon Peabody and Wachtell Lipton engaged in further oral negotiations regarding the terms of the transaction documents. In addition, legal counsel to W.P. Stewart held a call with Duff & Phelps regarding its ongoing analysis as to whether the merger consideration was fair to the W.P. Stewart stockholders. Members of W.P. Stewart's management teams also conducted phone calls with members of W.P. Stewart's board of directors for further input regarding the transaction terms.

        Drafts of the definitive transaction agreements, including the merger agreement, the form of CVR agreement and the voting agreements to be entered into with certain stockholders of W.P. Stewart, were substantially finalized by Nixon Peabody and Wachtell Lipton on August 14, 2013, and drafts and summaries of those agreements, along with financial information about W.P. Stewart, were distributed to the members of the W.P. Stewart board of directors.

        On August 15, 2013, the W.P. Stewart board of directors held a meeting at which representatives of Nixon Peabody and Duff & Phelps participated. The Nixon Peabody representatives referred the W.P. Stewart board to the draft definitive transaction agreements that had been distributed in advance of the meeting, and reviewed a summary of such agreements that had been sent to the W.P. Stewart board together with such materials. The Duff & Phelps representatives made a presentation to the W.P. Stewart board, provided its analysis as to whether the merger consideration to be received by the holders of W.P. Stewart common stock pursuant to the merger agreement was fair from a financial point of view, and expressed Duff & Phelps' oral opinion (subsequently confirmed by its written opinion dated August 15, 2013) that, as of August 15, 2013, and based upon and subject to the factors and assumptions set forth in Duff & Phelps' written opinion, the merger consideration to be received by the holders of W.P. Stewart common stock pursuant to the merger agreement was fair from a financial point of view to such holders. The full text of the written opinion of Duff & Phelps, dated August 15, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Duff & Phelps in rendering its opinion, is attached hereto as Annex D. Following the presentations, and after further review and discussion, the W.P. Stewart board then adopted a set of resolutions relating to the transaction with AllianceBernstein including resolutions declaring that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable and in the best interests of W.P. Stewart and its stockholders, approving the merger agreement and the merger, and recommending that W.P. Stewart stockholders adopt the merger agreement and approve the merger at a special meeting of W.P. Stewart's stockholders.

        Also on August 15, 2013, the board of directors of AllianceBernstein Corporation held a meeting during which members of AllianceBernstein's senior management team reviewed with the board the terms of the proposed merger agreement, CVR agreement, and other related transaction documents and adopted resolutions approving the merger agreement and the other related agreements to be entered into by AllianceBernstein.

        That afternoon, the definitive merger agreement was executed by W.P. Stewart, AllianceBernstein and Merger Sub, and voting agreements were executed by certain major stockholders of W.P. Stewart.

AllianceBernstein also executed employment agreements with certain members of W.P. Stewart's investment team.

W.P. Stewart's Reasons for the Merger; Recommendation of W.P. Stewart Board of Directors

        At a meeting of the W.P. Stewart board of directors on August 15, 2013, the members of the W.P. Stewart board of directors declared that the merger agreement and the merger, upon the terms and subject to the conditions set forth in the merger agreement, are advisable and in the best interests of W.P. Stewart and its stockholders. The W.P. Stewart board of directors has adopted the merger agreement and approved the merger, and recommends that W.P. Stewart stockholders adopt the merger agreement and approve the merger at the special meeting of W.P. Stewart's stockholders.

        In reaching its determinations to approve the merger agreement and recommend that W.P. Stewart stockholders adopt the merger agreement and approve the merger, the W.P. Stewart board of directors considered numerous factors discussed with W.P. Stewart's outside legal and financial advisors and senior management, including the following factors and benefits of the merger, each of which the W.P. Stewart board of directors believed supported its determinations:

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  Per Share Cash Consideration.  The fact that the per share cash consideration represented a 65.7% premium to the closing interdealer quotation of W.P. Stewart's common stock as of the August 14, 2013 market close and a 102.0% premium to the 52-week average closing trading price of W.P. Stewart's common stock prior to entry into the merger agreement, and an 84.6% premium over any other indication of interest or offer that W.P. Stewart had received during its exploratory process;

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  W.P. Stewart's Business, Financial Condition, Strategy and Prospects.  The W.P. Stewart board of directors' familiarity with the business, operations, properties and assets, financial condition, business strategy and prospects of W.P. Stewart, as well as the risks involved in achieving those prospects, as well as the nature of the industry in which W.P. Stewart competes, industry trends and economic and market conditions, both on a historical and a prospective basis;

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  Solicitation of Other Parties.  The results of W.P. Stewart's evaluation of strategic alternatives from 2010 through the entry by W.P. Stewart into the exclusivity letter with AllianceBernstein, including the search conducted by KBW in 2011 and 2012, and the fact that the companies that expressed interest in a potential transaction did so at far inferior terms to W.P. Stewart's stockholders, both in terms of per share consideration and the amount of liquidity that would be provided to stockholders in such proposed transactions;

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  Favorability Over Alternatives.  The W.P. Stewart board of directors' belief that the merger presented a more favorable opportunity for W.P. Stewart's stockholders than the potential value that might result from other strategic alternatives available to W.P. Stewart, including remaining an independent company or pursuing other strategic alternatives given the potential rewards, risks and uncertainties associated with pursuing those other potential alternatives;

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  Identity of Acquirer.  The publicly available information and information provided by AllianceBernstein concerning its businesses, financial condition, operating results and prospects, and the W.P. Stewart board of directors' belief that AllianceBernstein's marketing capabilities and additional resources, which the W.P. Stewart board of directors judged to be strong, coupled with AllianceBernstein's financial position, which the W.P. Stewart board of directors judged to be solid, and its commitment to expanding W.P. Stewart's business and marketing capabilities as part of the merger, gives W.P. Stewart the potential to deliver significant future value to W.P. Stewart's stockholders via the CVRs;

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  Financial Advisor's Analysis and Fairness Opinion.  The financial analysis prepared by Duff & Phelps and presented in support of its opinion to the W.P. Stewart board of directors on

    August 15, 2013, that, subject to the various qualifications and assumptions set forth in its opinion, as of such date, the merger consideration was fair to W.P. Stewart's stockholders from a financial point of view (for a further discussion of the Duff & Phelps opinion, see "The Merger—Opinion of W.P. Stewart's Financial Advisor" beginning on page [          ] of this proxy statement/prospectus);

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  Negotiations with AllianceBernstein.  The course of extensive arm's-length negotiations and discussions with AllianceBernstein, and improvements to the terms of the draft definitive transaction agreements in connection with and as a result of those negotiations and discussions, and the W.P. Stewart board of directors' belief based on those negotiations and discussions that the terms set forth in the final definitive transaction agreements were the most favorable terms to W.P. Stewart and its stockholders to which AllianceBernstein was willing to agree;

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  Form of Consideration.  That the proposed merger consideration is for cash and a tradable CVR, so that the transaction provides stockholders certainty of value and liquidity for their shares, especially when viewed against the risks and uncertainties inherent in W.P. Stewart's business, plus a CVR that represents further potential upside beyond the upfront merger consideration;

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  Ability to Respond to Unsolicited Proposal.  The ability of the W.P. Stewart board of directors, under certain circumstances specified in the merger agreement, to consider and respond to an unsolicited bona fide acquisition proposal from a third party before obtaining the approval of W.P. Stewart stockholders of the merger, and the ability of the W.P. Stewart board of directors to terminate the merger agreement to accept a superior proposal (as such term is defined in the merger agreement) upon the payment to AllianceBernstein of a termination fee of $3,200,000, plus up to $800,000 of expenses incurred by AllianceBernstein in connection with the transaction;

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  Ability to Withdraw or Change Recommendation.  The ability of the W.P. Stewart board of directors, under the merger agreement, to withdraw or modify, in a manner adverse to AllianceBernstein, its recommendation in favor of the adoption of the merger agreement and approval of the merger, subject to a five-day matching right by AllianceBernstein, if the W.P. Stewart board of directors concludes in good faith, after the receipt of advice of outside legal counsel and financial advisors, that a failure to take such actions would be inconsistent with its fiduciary duties under applicable law, subject to payment of a termination fee to AllianceBernstein if the merger agreement is terminated;

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  Absence of Financing Condition or AllianceBernstein Stockholder Vote.  The fact that completion of the merger and the other transactions contemplated by the merger agreement is not conditioned on AllianceBernstein's ability to obtain financing or an affirmative vote of its stockholders;

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  Retention of Key Personnel.  Failure for W.P. Stewart to enter into a sale transaction may have resulted in the loss of key personnel, which would have negatively impacted the ability for W.P. Stewart to continue operating as a stand-alone entity;

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  Other Terms of the Definitive Transaction Agreements.  The parties' respective representations, warranties and other covenants under the definitive transaction agreements, and the belief that the terms of such agreements, taken as a whole, are reasonable under the circumstances;

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  Voting Agreements.  The voting agreements entered into by various W.P. Stewart stockholders, which demonstrated their support for the transaction, and the ability to terminate those voting agreements under specified circumstances; and

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  Regulatory Approvals.  The likelihood that the transaction will be approved by regulatory authorities, and the covenant from AllianceBernstein to use its reasonable best efforts to obtain regulatory approvals.

        The W.P. Stewart board of directors also identified and considered a number of uncertainties, risks and other potentially negative factors, including the following:

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  Conditions Precedent Required for Closing.  The consummation of the merger is subject to several conditions, including (i) W.P. Stewart having a closing revenue run-rate of at least 60% of its base date revenue run-rate, which would require the positive consent to assignment of W.P. Stewart's clients representing greater than a majority of W.P. Stewart's assets under management or the addition of new assets that offset assets lost due to non-consenting accounts, (ii) W.P. Stewart having at least $17 million of cash, cash equivalents and marketable securities as of the effective time of the merger, (iii) the board of directors and stockholders of W.P. Stewart & Co. Growth Fund approving a new advisory contract with AllianceBernstein or its applicable subsidiary, (iv) obtaining all required regulatory approvals, including the expiration or termination of the waiting period applicable to the consummation of the merger under antitrust laws, and (v) the approval of the stockholders of W.P. Stewart, each of which has components which are beyond the parties' control;

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  Effect of Failure to Complete Transactions.  The amount of time required to complete the merger, the conditions to the closing of the merger (some of which are outside W.P. Stewart's control) and the risks and costs to W.P. Stewart if the transactions contemplated by the merger agreement do not close, including the effect on business relationships and the incurrence of significant transaction-related expenses, and the fact that if such transactions are not consummated and W.P. Stewart is unable to secure additional resources, including through another strategic transaction, it would be required to swiftly seek alternatives and may be required to cease operations entirely;

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  CVR Risks.  The risk that the CVRs may yield little or no value for W.P. Stewart stockholders or that transactions which would trigger payments pursuant to the CVRs do not occur before the applicable outside date, thereby causing W.P. Stewart stockholders not to receive value that could otherwise be obtained from the CVRs (and the fact that the holders of the CVRs will generally have no control over the specific research, development, sale and partnering activities undertaken by AllianceBernstein, which will themselves be subject to significant product and business development risks), the risk that a liquid market will never develop for the CVRs, or that holders of the CVRs will not be able to trade such CVRs on acceptable terms if desired, and the risk that all or a portion of the CVRs may be taxable to stockholders even if no event triggering payment under the CVRs ever occurs;

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  Interim Restrictions on Business.  The potential impact of the restrictions under the merger agreement on W.P. Stewart's ability to take certain actions during the period before the effective time of the merger, generally requiring W.P. Stewart to conduct its business only in the ordinary course (which could delay or prevent W.P. Stewart, other than with the consent of AllianceBernstein, from undertaking business opportunities that may arise pending completion of the merger);

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  Break-Up Fees.  The possibility that, in certain circumstances under the merger agreement, W.P. Stewart may be required to pay a termination fee and expenses of up to $4.0 million as more fully described under "Certain Terms of the Merger Agreement—Termination Fee" beginning on page [          ] of this proxy statement/prospectus;

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  Impact on Alternative Transactions.  Certain provisions of the merger agreement may have the effect of discouraging proposals for alternative acquisition transactions involving W.P. Stewart, including: (i) the restriction on W.P. Stewart's ability to solicit proposals for alternative transactions, (ii) the requirement that W.P. Stewart terminate all discussions regarding potential alternative transactions, (iii) the opportunity for AllianceBernstein to match any superior proposal, and (iv) the requirement that W.P. Stewart pay a termination fee and expenses of up to

    $4.0 million to AllianceBernstein in certain circumstances in connection with the termination of the merger agreement;

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  Limited Ongoing Participation.  That W.P. Stewart's stockholders generally will have no ongoing equity participation in the surviving entity following the merger, and that, except to the extent a payment is triggered on the CVRs, such stockholders will cease to participate in W.P. Stewart's future earnings or growth, if any, or to benefit from increases, if any, in the value of the common stock, and will not participate in any potential future sale of the surviving corporation to a third party;

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  Interests of Executive Officers and Directors.  The risks arising from the fact that certain of W.P. Stewart's executive officers and directors have interests in the merger as individuals that are in addition to, or that are different from, the interests of W.P. Stewart's stockholders (for a further discussion of these interests, see "The Merger—Interests of W.P. Stewart's Executive Officers and Directors in the Merger" beginning on page [          ] of this proxy statement/prospectus); and

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  Other Risks.  Other risks commonly associated with transactions such as the merger, including risks associated with the business of AllianceBernstein, W.P. Stewart and the combined company, including those described in the section of this proxy statement/prospectus entitled "Risk Factors" beginning on page [          ] of this proxy statement/prospectus.

        The foregoing discussion of the factors considered by the W.P. Stewart board of directors is not intended to be exhaustive, but rather includes the material factors considered by the W.P. Stewart board of directors in its consideration of the merger agreement and the merger. After considering these factors, the W.P. Stewart board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In view of the wide variety of factors considered by the W.P. Stewart board of directors, and the complexity of these matters, the W.P. Stewart board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors. In addition, individual members of the W.P. Stewart board of directors may have assigned different weights to various factors. The W.P. Stewart board of directors approved and adopted and recommends the merger agreement and the merger based upon the totality of the information presented to and considered by it.

Opinion of W.P. Stewart's Financial Advisor

        On July 24, 2013, Duff & Phelps and W.P. Stewart entered into an engagement letter pursuant to which Duff & Phelps was engaged to provide an opinion to the board of directors of W.P. Stewart as to the fairness, from a financial point of view, to the holders of W.P. Stewart common stock of the merger consideration to be received by such stockholders in the proposed transaction (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder). Duff & Phelps rendered its oral opinion to the board of directors of W.P. Stewart on August 15, 2013 (which was confirmed in writing by delivery of Duff & Phelps' written opinion dated August 15, 2013), that, subject to the assumptions, qualifications and limiting conditions set forth therein, as of such date, the merger consideration in the proposed transaction was fair, from a financial point of view, to the holders of W.P. Stewart common stock (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).

        The full text of the written opinion of Duff & Phelps is attached as Annex D to this proxy statement and is incorporated herein by reference. The full text of the written opinion should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering the opinion. This summary is qualified in its entirety by reference to the full text of the written opinion.

        The opinion of Duff & Phelps was addressed to the board of directors, was given solely with respect to the proposed transaction, and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, for any other purpose. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the proposed transaction, the assets, businesses or operations of W.P. Stewart, or any alternatives to the proposed transaction, (ii) negotiate or set the terms of the proposed transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from W.P. Stewart's perspective, that could, under the circumstances, be negotiated among the parties to the merger agreement, the CVR agreement and the proposed transaction, or (iii) advise the board of directors or any other party with respect to alternatives to the proposed transaction.

        Duff & Phelps' opinion (i) does not address the relative merits of the underlying business decision to enter into the proposed transaction versus any alternative strategy, transaction or transaction structure; (ii) does not address any other transaction related to the proposed transaction; (iii) is not a recommendation as to how the board of directors or any stockholder should vote or act with respect to any matters relating to the proposed transaction, or whether to proceed with the proposed transaction or any related transaction, and (iv) does not indicate that the merger consideration received is the best possibly attainable under any circumstances. Instead, Duff & Phelps' opinion merely states whether the merger consideration in the proposed transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the proposed transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which Duff & Phelps' opinion is based.

        In connection with its opinion, Duff & Phelps made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of its opinion included, but were not limited to, the items summarized below:

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  Reviewed the following documents:

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  W.P. Stewart's audited financial statements as of, and for the years ended, December 31, 2010, December 31, 2011 and December 31, 2012, and W.P. Stewart's unaudited interim financial statements as of, and for the six months ended, June 30, 2013;

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  Unaudited segment financial information for W.P. Stewart as of, and for the years ended, December 31, 2010, December 31, 2011 and December 31, 2012 and as of, and for the six months ended, June 30, 2013;

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  Other internal documents relating to the history, current operations, and probable future outlook of W.P. Stewart, including a financial budget, provided to Duff & Phelps by management of W.P. Stewart;

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  Financial projections provided to Duff & Phelps by management of W.P. Stewart, upon which Duff & Phelps has relied in performing its analysis (the "management projections");

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  A letter dated August 15, 2013 from the management of W.P. Stewart which made certain representations as to W.P. Stewart's historical financial statements, the management projections and the underlying assumptions; and

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  Documents related to the proposed transaction, including drafts dated August 12, 2013, of the merger agreement and the CVR agreement;

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    Discussed the information referred to above and the background and other elements of the proposed transaction with management of W.P. Stewart;

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    Reviewed the historical trading price and trading volume of W.P. Stewart's common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

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    Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

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    Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

        In performing its analyses and rendering its opinion with respect to the proposed transaction, Duff & Phelps, with W.P. Stewart's consent:

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  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps by private sources, including W.P. Stewart management, and did not independently verify such information;

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  Relied upon the fact that the board of directors and W.P. Stewart have been advised by counsel as to all legal matters with respect to the proposed transaction, and accordingly assumed that all procedures required by law to be taken in connection with the proposed transaction have been duly, validly and timely taken;

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  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such matters in performing its analysis;

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  Assumed that information supplied and representations made by W.P. Stewart management are accurate regarding W.P. Stewart and the proposed transaction;

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  Assumed that the representations and warranties made in the merger agreement and the CVR agreement are accurate;

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  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

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  Assumed that there has been no material change in the assets, financial condition, business, or prospects of W.P. Stewart since the date of the most recent financial statements and other information made available to Duff & Phelps;

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  Assumed that all of the conditions required to implement the proposed transaction will be satisfied and that the proposed transaction will be completed in accordance with the terms of the merger agreement and the CVR agreement without any amendments thereto or any waivers of any terms or conditions thereof; and

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  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any adverse effect on W.P. Stewart.

        To the extent that any of the foregoing assumptions or any of the facts on which its opinion are based prove to be untrue in any material respect, Duff & Phelps' opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of its opinion, Duff & Phelps made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of W.P. Stewart or any other party involved in the proposed transaction.

        Duff & Phelps did not evaluate W.P. Stewart's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps did not express any opinion as to the market price or value of W.P. Stewart's common stock (or anything else) after the announcement or the consummation of the proposed transaction. Duff & Phelps' opinion should not be construed as a valuation opinion, credit rating, solvency opinion, or an analysis of W.P. Stewart's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps did not make, and assumed no responsibility to make, any representation, or render any opinion, as to any legal matter. In rendering its opinion, Duff & Phelps did not express any opinion with respect to the amount or nature of any compensation to any of W.P. Stewart's officers, directors, or employees, or any class of such persons, relative to the merger consideration to be received by the stockholders of W.P. Stewart in the proposed transaction, or with respect to the fairness of any such compensation. The issuance of Duff & Phelps' opinion was approved by an authorized fairness opinion committee of Duff & Phelps.

        Although developments following the date of the Duff & Phelps opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that developments subsequent to August 15, 2013 may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps opinion is limited to the fairness as of August 15, 2013, from a financial point of view, of the merger consideration to be received by the stockholders of W.P. Stewart in the proposed transaction (without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder).

        Summary of Financial Analyses by Duff & Phelps.    Set forth below is a summary of the material analyses performed by Duff & Phelps in connection with the delivery of its opinion to the board of directors of W.P. Stewart. This summary is qualified in its entirety by reference to the full text of the opinion, attached hereto as Annex D. While this summary describes the analyses and factors that Duff & Phelps deemed material in its presentation to the board of directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it in rendering the fairness opinion without considering all analyses and factors could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Duff & Phelps was based on all analyses and factors taken as a whole, and also on the application of Duff & Phelps' own experience and judgment.

        The financial analyses summarized below include information presented in tabular format. In order for Duff & Phelps' financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Duff & Phelps' financial analyses.

        Discounted Cash Flow Analysis.    Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of W.P. Stewart, with free cash flow defined as cash that is available either to reinvest or to distribute to security holders. The discounted cash flow analysis determined the net present value of future free cash flows utilizing a weighted average cost of capital for the discount rate. The projected free cash flows were based on the management projections for 2013 through 2022.

        Duff & Phelps estimated the present value of all cash flows after 2022 (the "terminal value") of W.P. Stewart by applying a customary perpetuity formula using an 8.0% terminal growth rate. Duff & Phelps then assumed a 20.5% to 24.5% weighted average cost of capital to discount the projected free cash flows and terminal value. Duff & Phelps believes that the discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

        As a result of these assumptions, Duff & Phelps' discounted cash flow analysis indicated an estimated range of enterprise values for W.P. Stewart of $26.0 million to $38.0 million and a range of common stock values of W.P. Stewart, on a per share basis, of $10.01 to $12.46.

        Selected Public Company Analysis.    Duff & Phelps compared certain financial information of W.P. Stewart to corresponding data and ratios from similar asset management companies. For purposes of its analysis, Duff & Phelps used certain publicly available historical financial data and consensus equity analyst estimates for the selected publicly traded companies. This analysis produced valuation multiples of selected financial metrics which Duff & Phelps utilized to estimate the enterprise value of W.P. Stewart. The fourteen companies included in the selected public company analysis were:

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  Aberdeen Asset Management plc

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  Affiliated Managers Group Inc.

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  AllianceBernstein Holding L.P.

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  Ashmore Group plc

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  Eaton Vance Corp.

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  Federated Investors, Inc.

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  Franklin Resources Inc.

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  Invesco Ltd.

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  Janus Capital Group, Inc.

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  Legg Mason Inc.

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  Man Group plc

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  SEI Investments Co.

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  T. Rowe Price Group, Inc.

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  Waddell & Reed Financial, Inc.

        Duff & Phelps selected these companies for its selected public company analysis based on its familiarity with companies in the asset management industry and their relative similarity, primarily in terms of business model, to that of W.P. Stewart.

        The table below reflects the observed trading multiples and the historical and projected financial performance, on an aggregate basis, of the peer group.

	Revenue Growth				AUM
	3-Yr CAGR	LTM	2013E	2014E	YoY Growth	Revenue/ Avg. AUM
Minimum	-19.5%	-6.6%	-14.3%	-2.4%	-13%	0.26%
Maximum	29.0%	20.3%	21.1%	16.9%	35.0%	2.48%
Mean	8.0%	8.5%	8.2%	8.2%	13.2%	0.78%
Median	10.8%	10.1%	11.8%	9.4%	13.1%	0.60%
W.P. Steward & Co. Ltd.	6.2%	43.8%	16.8%	29.5%	34.8%	0.94%

	EBITDA Growth				EBITDA Margin
	3-Yr CAGR	LTM	2013E	2014E	3-Yr Avg.	LTM	2013E	2014E
Minimum	-35.6%	-9.9%	-14.7%	2.4%	18.0%	16.8%	19.1%	20.0%
Maximum	53.4%	38.1%	37.3%	17.7%	72.5%	71.8%	68.8%	68.5%
Mean	9.9%	11.4%	12.0%	11.4%	34.6%	34.5%	35.0%	35.9%
Median	12.8%	10.8%	15.5%	11.7%	33.0%	32.6%	32.6%	32.9%
W.P. Steward & Co. Ltd.	NM	NM	NM	NM	NM	NM	NM	NM

	Enterprise Value as a Multiple of
	LTM EBITDA	2013E EBITDA	2014E EBITDA	LTM Revenue	2013E Revenue	AUM
Minimum	3.6x	4.2x	3.9x	0.94x	1.07x	0.43%
Maximum	17.0x	15.5x	13.5x	6.51x	5.75x	3.94%
Mean	10.5x	9.8x	8.7x	3.65x	3.44x	2.15%
Median	10.5x	10.0x	9.0x	3.65x	3.49x	2.42%

LTM = Latest twelve months for which financial information was available

AUM = Assets under management

Enterprise Value = (Market Capitalization—Debt—Preferred Stock—Minority Interest)—(Cash & Equivalents)

EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization

CAGR = Compound annual growth rate

YoY = Year over year

Source: Bloomberg, Capital IQ SEC filings

        Duff & Phelps used the data above, in conjunction with data from its selected public company/M&A transaction analyses described below to reach certain valuation conclusions also described below.

        The companies utilized for comparative purposes in Duff & Phelps' analysis were not identical to W.P. Stewart. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of W.P. Stewart.

        Selected M&A Transactions Analysis.    Duff & Phelps compared W.P. Stewart to target companies involved in merger and acquisition transactions. Duff & Phelps selected 25 precedent transactions for purposes of its analysis, as shown in the table below. The selected M&A transactions indicated multiples of enterprise value to AUM ranging from 0.3% to 4.2% with a mean of 2.1% and a median of 1.6%.

Date Announced	Acquirer Name	Target Name
2/21/2013	Crestview Partners, L.P.	Victory Capital Advisers, Inc. and Victory Capital Management Inc.
2/13/2013	Aberdeen Asset Management PLC	Artio Global Investors Inc.
12/18/2012	Management Buyout	Titanium Asset Management Corp.
12/6/2012	The Toronto-Dominion Bank	Epoch Investment Partners, Inc.
10/15/2012	The Charles Schwab Corporation	ThomasPartners, Inc.
7/8/2011	Apollo Global Management, LLC	Gulf Stream Asset Management, LLC
12/21/2010	Deerfield Capital Corp.	CIFC Investment Management LLC
10/18/2010	Royal Bank of Canada	BlueBay Asset Management plc
9/22/2010	Westwood Trust	McCarthy Group Advisors, LLC
8/30/2010	The Charles Schwab Corporation	Windward Investment Management, Inc.
3/30/2010	Investec plc	Rensburg plc
12/20/2009	Piper Jaffray Companies	Advisory Research, Inc.
12/12/2009	Affiliated Managers Group Inc.	Highbury Financial Inc.
8/10/2009	Highbury Financial Inc.	Aston Asset Management LLC
11/12/2008	Management Buyout	Loring Ward International Ltd.
11/7/2008	Titanium Asset Management Corp.	Boyd Watterson Asset Management, LLC
9/23/2008	Banca Popolare di Milano Scarl	Anima S.G.R.p.A
9/17/2008	Brickworks Investment Co. Ltd.	Huntley Investment Co., Ltd.
9/12/2008	Federated Investors, Inc.	Clover Capital Management, Inc.
4/16/2008	TPG Capital, L.P.; Pharos Capital Group, LLC	American Beacon Advisors, Inc.
2/28/2008	Titanium Asset Management Corp.	National Investment Services, Inc.
10/23/2007	UBS Global Asset Management (France) SA	Caisse Centrale de Réescompte
9/5/2007	Titanium Asset Management Corp.	Wood Asset Management Inc
7/16/2007	Electra Private Equity Plc; Electra Partners LLP	Premier Asset Management plc
6/19/2007	DLJ Merchant Banking Partners; Madison Dearborn Partners, LLC	Nuveen Investments, Inc.

Source: Capital IQ, SEC filings, and company press releases

        Summary of Selected Public Company / M&A Transaction Analyses.    In order to estimate a range of enterprise values for W.P. Stewart, Duff & Phelps selected and applied valuation multiples of enterprise value to AUM ranging from 1.25% to 1.75% based on the historical and projected financial performance of W.P. Stewart as compared to the selected public companies and the target companies in the M&A transactions. As a result of these selected valuation multiples, the selected public company / M&A transaction analyses indicated an estimated range of enterprise values for W.P. Stewart of $24.5 million to $34.5 million and a range of common stock values of W.P. Stewart, on a per share basis, of $9.71 to $11.76.

        Summary of Premiums Paid Analysis.    Duff & Phelps observed the premium over the public market trading price paid by an acquirer in change of control merger and acquisition transactions. The Premiums Paid Analysis is supplementary only. Duff & Phelps did not explicitly estimate the value of W.P. Stewart based on this analysis. The subset of transactions analyzed by Duff & Phelps included transactions announced after July 2010 involving (i) target companies in the financial services industry, (ii) target companies in the U.S. with enterprise values between $25 million and $100 million and (iii) target companies in the U.S. with enterprise values between $25 million and $1 billion. The median premiums, as a percent above the stock price one-day, one-week, and one-month prior to the announcement of the transaction were (x) 29.1%, 28.6% and 31.8%, respectively, for (i) above, (y) 45.0%, 46.9% and 43.7%, respectively, for (ii) above, and (z) 35.5%, 37.2% and 38.1%, respectively, for (iii) above. Duff & Phelps noted that $12.00 per share ($16.00 per share with a maximum CVR payout) offer in the proposed transaction implies a 65.7% (121.0% with a maximum CVR payout) premium above W.P. Stewart's common stock closing price of $7.24 per share on August 15, 2013, the last trading day immediately prior to the announcement of the transaction.

        Summary of Analyses.    The range of enterprise values for W.P. Stewart that Duff & Phelps derived from its discounted cash flow analysis was $26.0 million to $38.0 million, and the range of enterprise values that Duff & Phelps derived from its selected public company / M&A transaction analysis was $24.5 million to $34.5 million, resulting in a concluded enterprise value range of $25.5 million to $36.5 million.

        Based on the concluded enterprise value, Duff & Phelps estimated the range of aggregate common equity value of W.P. Stewart to be $49.1 million to $60.3 million by:

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  adding cash of $19.4 million as of June 30, 2013;

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  adding the estimated present value of the future tax benefits related to W.P. Stewart's net operating loss of approximately $2.2 million to $2.3 million;

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  adding trading and other investments of $4.8 million as of June 30, 2013; and

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  subtracting the present value of unoccupied lease obligations of $2.7 million.

        Based on the foregoing analysis, Duff & Phelps estimated the value per share of W.P. Stewart's common stock to be in the range of $9.91 to $12.16. Duff & Phelps noted that the $12.00 per share ($16.00 per share with a maximum CVR payout) value of common stock of W.P. Stewart implied by the proposed transaction was near the high end of the range (above the range with a maximum CVR payout) of the per share value indicated by its analysis.

        Duff & Phelps' opinion and financial analyses were only one of the many factors considered by W.P. Stewart's board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of W.P. Stewart's board of directors.

        Miscellaneous.    The board of directors selected Duff & Phelps because Duff & Phelps is a leading independent financial advisory firm, offering a broad range of valuation and investment banking services, including fairness and solvency opinions, mergers and acquisitions advisory, mergers and acquisitions due diligence services, financial reporting and tax valuation, fixed asset and real estate consulting, ESOP and ERISA advisory services, legal business solutions and dispute consulting. Duff & Phelps is regularly engaged in the valuation of businesses and securities in the preparation of fairness opinions in connection with mergers, acquisitions and other strategic transactions.

        Fees and Expenses.    As compensation for its services in connection with the proposed transaction, W.P. Stewart has agreed to pay Duff & Phelps $200,000 due and payable as follows: $100,000 in cash upon execution of the engagement letter to serve as financial advisor to W.P. Stewart's board of directors in its review of the proposed transaction; and the remaining $100,000 in cash upon Duff & Phelps' delivery of its opinion. No portion of Duff & Phelps' fee is contingent upon either the conclusion expressed in the opinion or whether the proposed transaction is successfully consummated. Furthermore, Duff & Phelps is entitled to be paid additional fees at Duff & Phelps' standard hourly rates for any time incurred should Duff & Phelps be called upon to support its findings subsequent to the delivery of the fairness opinion and/or to assist in the preparation or review of relevant sections of required Securities and Exchange Commission disclosures, proxy materials, information statements or other documents associated with the proposed transaction. W.P. Stewart has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and reasonable fees and expenses of counsel retained by Duff & Phelps, incurred in connection with the engagement. W.P. Stewart has agreed to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Duff & Phelps as financial advisor to the board of directors. The terms of the fee arrangement with Duff & Phelps, which W.P. Stewart and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm's length between W.P. Stewart and Duff & Phelps, and the board of directors is aware of these fee arrangements.

        During the two years preceding the date of Duff & Phelps' fairness opinion, Duff & Phelps has provided valuation advisory services for transfer pricing purposes to AllianceBernstein Holding L.P.  For these engagements, Duff & Phelps received customary fees, expense reimbursement and indemnification.

AllianceBernstein's Reasons for the Merger

        In reaching its decision to approve the merger agreement and the merger, the general partner of AllianceBernstein and its board of directors considered numerous factors discussed with AllianceBernstein's senior management, including the following:

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  The status of, potential of, and risks inherent in W.P. Stewart's business and certain other of W.P. Stewart's assets;

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  Their belief that the acquisition of W.P. Stewart will provide an opportunity for growth and expansion in certain markets;

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  The amount and form of consideration being offered to W.P. Stewart's stockholders, including that the cash consideration of $12.00 per share is fixed and will not be adjusted for fluctuations in the market price of AllianceBernstein Holding L.P. units or the overall level of the equity markets;

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  The fact that the CVR portion of the merger consideration rewards both AllianceBernstein and W.P. Stewart stockholders for the future success of W.P. Stewart but obligates AllianceBernstein to pay additional consideration only if the AUM milestone is achieved within three years following the closing of the merger;

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  Their understanding of the current and prospective environment in which AllianceBernstein and W.P. Stewart operate, including national and local economic conditions, the competitive environment for investment management firms generally, and the likely effect of these factors on AllianceBernstein both with and without the proposed transaction;

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  Their review and discussions with AllianceBernstein's management concerning the due diligence investigation of W.P. Stewart;

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  The complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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  The representations, warranties and covenants of the parties, and the conditions to the closing of the merger;

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  The right of W.P. Stewart's board of directors, in the event it were to receive any unsolicited superior third party acquisition proposal or proposals before the stockholders meeting to approve the merger, to consider and enter into negotiations regarding any such proposals;

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  The termination and termination fee provisions of the merger agreement, which (among other things) entitle W.P. Stewart's board of directors to withdraw its recommendation of the merger or terminate the merger agreement in order to enter into an agreement for a superior proposal with a third party, subject to the payment by W.P. Stewart of a termination fee;

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  The potential risk of diverting management attention and resources from the operation of AllianceBernstein's business and towards the completion of the merger and subsequent integration of W.P. Stewart;

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  The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating W.P. Stewart's business, operations and workforce with those of AllianceBernstein; and

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  The regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

        The foregoing discussion of the factors considered by the general partner of AllianceBernstein and its board of directors is not intended to be exhaustive but, rather, includes the material factors considered. After considering these factors, the general partner of AllianceBernstein and its board of directors concluded that the positive factors relating to the merger agreement and the merger outweighed the potential negative factors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the general partner of AllianceBernstein and its board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The general partner of AllianceBernstein and its board of directors considered all these factors as a whole, including discussions with, and questioning of, AllianceBernstein's management and advisors, and overall considered the factors to be favorable to, and to support, their determination.

Interests of W.P. Stewart's Executive Officers and Directors in the Merger

        In considering the recommendation of W.P. Stewart's board of directors that you vote to adopt the merger agreement and approve the merger, you should be aware that some of W.P. Stewart's executive officers and directors may have economic interests in the merger that are different from, or in addition to, those of W.P. Stewart's stockholders generally. W.P. Stewart's board of directors was aware of and considered these interests, among other matters, in reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are advisable for, and in the best interests of, W.P. Stewart and its stockholders, in approving the merger agreement and the transactions contemplated thereby, including the merger, and in making its recommendation that

W.P. Stewart's stockholders vote in favor of the adoption of the merger agreement. These interests include the following:

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  the surviving entity and AllianceBernstein will indemnify and hold harmless each present and former director and officer of W.P. Stewart to the same extent as such persons are indemnified by W.P. Stewart and to the fullest extent permitted by law for acts or omissions which occur prior to the completion of the merger, including with respect to any matter relating to or arising out of the merger agreement or the merger;

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  two of W.P. Stewart's officers, Mark Phelps and James Tierney, have entered into employment agreements with AllianceBernstein, effective as of the effective time of the merger, pursuant to which they will receive salary, compensation and benefits from the surviving entity, restricted limited partnership units in Holding subject to a five-year vesting period, and, if terminated without cause during such five-year period, certain severance benefits;

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  the members of W.P. Stewart's investment team, including Mark Phelps and James Tierney, will be entitled to participate in a compensation pool with AllianceBernstein;

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  for at least one year following the effective time of the merger, AllianceBernstein has agreed to maintain or cause to be maintained employee benefit plans and compensation programs for the benefit of employees who are actively employed by W.P. Stewart and its subsidiaries on the closing date of the merger while employed by AllianceBernstein or its controlled affiliates (including W.P. Stewart and its subsidiaries) following the closing date of the merger that provide employee benefits that, in the aggregate, are substantially comparable to the employee benefits and compensation programs that are generally made available to similarly situated active employees of AllianceBernstein and its subsidiaries;

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  at the effective time of the Merger, William P. Stewart will separate from service with W.P. Stewart, but will be entitled to his compensation through the end of 2013, even if the effective time of the merger occurs before the end of 2013;

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  immediately prior to the effective time of the merger, all restricted stock held by the employees of W.P. Stewart, including officers, will be cancelled in exchange for the merger consideration, except for certain shares of restricted stock held by Michael Maquet, Chief Executive Officer of W.P. Stewart (which will be forfeited for no consideration); accordingly, if the merger closes before December 31, 2013, 24,000 shares of restricted stock held by Mr. Maquet, 25,684 shares of restricted stock held by Mr. Tierney, 11,000 shares of restricted stock held by Mr. Phelps and 6,000 shares of restricted stock held by Mr. Pearlstein will be cancelled in exchange for the merger consideration;

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  under his employment agreement, if involuntarily terminated at any time other than for cause before December 31, 2016, Michael Maquet would be entitled to six months' base compensation plus 50% of any guaranteed minimum incentive compensation for the applicable calendar year in which the termination occurs; and

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  AllianceBernstein will maintain W.P. Stewart's existing directors' and officers' insurance policy for a period of six years after the effective time of the merger or purchase a tail policy before the merger and the surviving entity will maintain such policy, which will cover those persons who are covered by W.P. Stewart's directors' and officers' insurance policy for events occurring before the effective time of the merger on terms no less favorable than those applicable to the current directors and officers of W.P. Stewart for a period of six years after the effective time of the merger, provided that the annual premium for any single year in such six year period shall not exceed 250% of the per annum premium paid by W.P. Stewart for such insurance as of the date of the merger agreement.

        Certain of W.P. Stewart's directors and affiliates of certain of W.P. Stewart's directors have entered into voting agreements with AllianceBernstein which require them to vote in favor of the merger agreement and the merger. Please see "Certain Terms of the Merger Agreement—Voting Agreements" beginning on page [                        ] of this proxy statement/prospectus and "Certain Terms of the Merger Agreement—William P. Stewart Voting Agreement" beginning on page [                        ] of this proxy statement/prospectus.

        W.P. Stewart's Directors and Officers After Completion of the Merger.    At and immediately after the effective time of the merger, the directors of the surviving entity will consist of the directors of Merger Sub in office immediately prior to the effective time of the merger, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of W.P. Stewart immediately prior to the closing date of the merger will be the initial officers of the surviving entity and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Regulatory Filings and Approvals Required to Complete the Merger

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information furnished to the Antitrust Division and the FTC and all statutory waiting period requirements have been satisfied. On September 12, 2013, both AllianceBernstein and W.P. Stewart filed their respective notifications under the HSR Act with the Antitrust Division and the FTC. As a result, assuming the notifications are deemed complete, the required waiting period will expire on October 14, 2013, unless earlier terminated or extended by a request for additional information. The consummation of the merger is conditioned on the expiration or early termination of the waiting period under the HSR Act and the receipt of all other necessary regulatory approvals, which approvals must remain in full force and effect at the effective time of the merger.

        At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the effective time, the Antitrust Division or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of AllianceBernstein or W.P. Stewart or subject to regulatory conditions or other remedies. In addition, state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither AllianceBernstein nor W.P. Stewart believes that the merger will violate federal antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

        Certain additional filings may be made by AllianceBernstein or W.P. Stewart in connection with the merger, including in certain foreign jurisdictions.

Material United States Federal Income Tax Consequences of the Merger

        The following is a general discussion of certain material (1) United States federal income tax consequences of the merger to U.S. Holders (as defined below) who receive the merger consideration in exchange for their shares of W.P. Stewart common stock in the merger and (2) United States federal income tax considerations relating to the ownership and disposition of CVRs received by U.S. Holders in exchange for their shares of W.P. Stewart common stock in the merger. This discussion does not apply to W.P. Stewart stockholders who are not U.S. Holders. In addition, this discussion does not apply to any W.P. Stewart stockholders who exercise appraisal or dissenter's rights under Delaware law. This discussion applies only to U.S. Holders who hold their shares of W.P. Stewart common stock and/or who will acquire CVRs pursuant to the merger, as applicable, as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences to subsequent purchasers of CVRs. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder (which we refer to as the "Treasury Regulations"), judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (which we refer to as the "IRS"), all as in effect as of the date hereof, and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change may affect the accuracy of the statements and conclusions set forth herein. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger or with respect to the federal income tax treatment of the CVRs issued in the merger.

        This discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to particular W.P. Stewart stockholders in light of their particular circumstances and does not apply to W.P. Stewart stockholders subject to special rules under the United States income tax laws (including, for example, banks or other financial institutions, persons subject to the alternative minimum tax, persons who hold shares of W.P. Stewart common stock or CVRs as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment, persons who acquired shares of W.P. Stewart common stock or CVRs under a stock incentive plan, pursuant to the exercise of employee stock options or otherwise as compensation, partnerships or other entities or arrangements treated as partnerships or pass-through entities for United States federal income tax purposes (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, and U.S. Holders whose functional currency is not the U.S. dollar). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or United States federal laws other than those pertaining to the United States federal income tax.

        If an entity or arrangement treated as a partnership for United States federal income tax purposes holds shares of W.P. Stewart common stock or CVRs, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. Holders of shares of W.P. Stewart common stock or CVRs that are partnerships (or entities or arrangements treated as partnerships for United States federal income tax purposes) or persons treated as partners in such partnerships (or entities or arrangements) for United States federal income tax purposes should consult their own tax advisors regarding the United States federal income tax consequences to them of the merger and the ownership and disposition of CVRs.

        W.P. Stewart stockholders should consult their own tax advisors to determine the particular tax consequences to them of the merger and the ownership and disposition of CVRs received in the merger, including the applicability and effect of the alternative minimum tax, and any state, local, foreign or other tax laws and changes in such laws.

        As used herein, the term "U.S. Holder" means a beneficial owner of shares of W.P. Stewart common stock or CVRs received in the merger that is, for United States federal income tax purposes:

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  a citizen or individual resident of the United States;

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  a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

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  a trust (1) if a court within the United States is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of its substantial decisions, or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

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  an estate, the income of which is subject to United States federal income tax regardless of its source.

        The exchange of shares of W.P. Stewart common stock by a U.S. Holder for cash and CVRs pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder of shares of W.P. Stewart common stock will recognize capital gain or loss equal to the difference, if any, between (1) the sum of the amount of cash and the fair market value of the CVRs received by such U.S. Holder in exchange for such shares of W.P. Stewart common stock and (2) such U.S. Holder's adjusted tax basis in such shares of W.P. Stewart common stock. Such gain or loss generally will be long-term capital gain or loss provided that such U.S. Holder's holding period for such shares of W.P. Stewart common stock is more than one year at the time of consummation of the merger. If a U.S. Holder acquired different blocks of W.P. Stewart common stock at different times and different prices, such U.S. Holder must determine its adjusted tax basis and holding period separately with respect to each block of W.P. Stewart common stock.

        Long-term capital gains of certain non-corporate holders, including individuals, generally are eligible for United States federal income taxation at preferential rates. The deductibility of capital losses is subject to limitations. The installment method of reporting any gain attributable to receipt of a CVR will not be available because shares of W.P. Stewart common stock are traded on an established securities market.

        A U.S. Holder's initial tax basis in a CVR received in the merger will equal the fair market value of such CVR as determined for United States federal income tax purposes, and the holding period for such CVR will begin on the day following the date of the consummation of the merger.

        There is no legal authority directly addressing the United States federal income tax treatment of the CVRs. Accordingly, the amount, timing and character of any gain, income or loss with respect to the CVRs are uncertain. For example, it is possible that payments received with respect to a CVR, up to the amount of the U.S. Holder's adjusted tax basis in the CVR, may be treated as a non-taxable return of such U.S. Holder's adjusted tax basis in the CVR, with any amount received in excess of such basis treated as gain from the disposition of the CVR, or possibly another method of basis recovery may apply. Further, it is not clear whether payments made with respect to a CVR may be treated as payments with respect to a sale or exchange of a capital asset or as giving rise to ordinary income. A U.S. Holder who does not sell, exchange or otherwise dispose of a CVR may not be able to recognize a loss with respect to the CVR until the U.S. Holder's right to receive CVR payments terminates.

        Although not entirely clear, a portion of any payment due more than six months following the consummation of the merger with respect to a CVR may constitute imputed interest taxable as ordinary income under Section 483 of the Code, and AllianceBernstein and W.P. Stewart have agreed to determine imputed interest, if any, in accordance with Section 483 of the Code. The portion of any CVR payment treated as imputed interest under Section 483 of the Code generally should equal the excess of the amount of the CVR payment over the present value of such amount as of the consummation of the merger calculated using the applicable federal rate as the discount rate. A U.S. Holder of a CVR must include in its taxable income interest imputed pursuant to Section 483 of the Code using such U.S. Holder's regular method of accounting.

        Upon a sale or other taxable disposition of a CVR, a U.S. Holder generally should recognize capital gain or loss equal to the difference between (1) the sum of the amount of any cash and the fair market value of any property received upon such sale or other taxable disposition (less any imputed interest, as described below) and (2) such U.S. Holder's adjusted tax basis in the CVR. Such gain or loss generally will be long-term capital gain or loss if the U.S. Holder has held the CVR for more than one year at the time of such sale or other taxable disposition. Although not entirely clear, it is possible that a portion of the amount received by a U.S. Holder upon the sale or other disposition of a CVR may be treated as imputed interest income, determined under the method described above.

The United States federal income tax treatment of the CVRs is not certain. Neither AllianceBernstein nor W.P. Stewart intends to seek a ruling from the IRS regarding the tax treatment of the CVRs and it is possible that the IRS might successfully assert that payments with respect to, or sales or other dispositions of, the CVRs should be treated differently than described above. If the IRS were to so successfully assert, the amount, timing and character of income, gain or loss realized with respect to the CVRs may be materially different than described above. W.P. Stewart stockholders should consult their own tax advisors concerning the recognition of income, gain or loss, if any, resulting from the receipt of payments, if any, with respect to, and sales or other dispositions of, the CVRs.

Information Reporting and Backup Withholding

        Under current United States federal income tax laws, any payments (including the CVRs) made to a U.S. Holder in exchange for its shares of W.P. Stewart common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 28%). In addition, any payments made to a U.S. Holder with respect to a CVR received pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding. To avoid backup withholding, each U.S. Holder receiving cash and CVRs in exchange for such U.S. Holder's shares of W.P. Stewart common stock pursuant to the merger must provide the exchange agent (or other applicable withholding agent) with a properly completed IRS Form W-9, signed under penalties of perjury, providing such U.S. Holder's taxpayer identification number ("TIN") and certifying that such U.S. Holder is a U.S. person, the TIN provided is correct and such U.S. Holder is not subject to backup withholding. Certain U.S. Holders (including corporations) are exempt from backup withholding. Such U.S. Holders should indicate their exempt status on a properly completed IRS Form W-9. If a U.S. Holder does not provide its correct TIN or fails to provide the certifications described above or otherwise establish an exemption, the IRS may impose a penalty on such U.S. Holder and payments to such U.S. Holder of the merger consideration or with respect to CVRs may be subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder's United States federal income tax liability provided the required information is timely furnished to the IRS.

Anticipated Accounting Treatment

        The accounting principles applicable to this transaction as described in FASB ASC 805-10-05-01 provide transactions that represent business combinations are to be accounted for under the acquisition method. The acquisition method requires all of the following steps: (a) identifying the acquirer; (b) determining the acquisition date; (c) recognizing and measuring the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; and (d) recognizing and measuring goodwill or a gain from a bargain purchase.

        The appropriate accounting treatment for this transaction is as a business combination under the acquisition method. On the acquisition date, as defined by ASC 805, AllianceBernstein (the acquirer) will record at fair value the identifiable assets acquired and liabilities assumed, any noncontrolling interest, and goodwill (or a gain from a bargain purchase). The results of operations for the combined company will be reported prospectively subsequent to the acquisition date.

 Public Trading Markets

        The common stock of W.P. Stewart is traded in the Pink Sheets under the symbol "WPSL." There is currently no public market for the CVRs. Upon completion of the merger, W.P. Stewart common stock will no longer be traded in the Pink Sheets. There can be no assurances as to whether an active public market for the CVRs will develop following the merger.

Appraisal Rights of Dissenting W.P. Stewart Stockholders

        Under Delaware law, holders of W.P. Stewart common stock are entitled to dissenters' rights of appraisal in connection with the merger, provided that such holders meet all of the conditions set forth in Section 262 of the Delaware General Corporation Law, or DGCL, referred to as Section 262. Pursuant to Section 262, W.P. Stewart stockholders who do not vote in favor of the merger and who comply with the applicable requirements of Section 262 will have the right to seek appraisal of the fair value of such shares as determined by the Delaware Chancery Court if the merger is completed. It is possible that the fair value as determined by the Court may be more or less than, or the same as, the merger consideration. Stockholders should note that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a sale transaction, such as the merger, are not opinions as to, and do not in any manner address, fair value under the DGCL.

        W.P. Stewart stockholders electing to exercise appraisal rights must comply with the strict procedures set forth in Section 262 in order to demand and perfect their rights. ANY W.P. STEWART STOCKHOLDER WISHING TO PRESERVE THEIR RIGHTS TO APPRAISAL MUST MAKE A DEMAND FOR APPRAISAL AS DESCRIBED BELOW.

        The following is intended as a brief summary of the material provisions of Section 262 required to be followed by dissenting W.P. Stewart stockholders wishing to demand and perfect their appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is subject to and qualified in its entirety by reference to Section 262, the full text of which appears in Annex C to this proxy statement/prospectus.

        Under Section 262, W.P. Stewart is required to notify stockholders not less than 20 days before the special meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with that notice.

        THIS PROXY STATEMENT/PROSPECTUS CONSTITUTES W.P. STEWART'S NOTICE TO ITS STOCKHOLDERS OF THE AVAILABILITY OF APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW.

        If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 set forth in Annex C to this proxy statement/prospectus and consult your legal advisor. If you fail to timely and properly comply with the requirements of Section 262, your appraisal rights may be lost. To exercise appraisal rights with respect to your shares of W.P. Stewart common stock, you must:

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  NOT vote your shares of W.P. Stewart stock in favor of the merger;

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  deliver to W.P. Stewart a written demand for appraisal of your shares before the date of the special meeting, as described further below under "—Written Demand and Notice;"

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  continuously hold your shares of W.P. Stewart common stock through the date the merger is consummated; and

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  otherwise comply with the procedures set forth in Section 262.

        If you sign and return a proxy card that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement.

        Only a holder of record of shares of W.P. Stewart common stock, or a person duly authorized and explicitly purporting to act on that stockholder's behalf, is entitled to assert appraisal rights for the shares of common stock registered in that stockholder's name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as such stockholder's name appears on their stock certificates, and must state that such person intends thereby to demand appraisal of his or her shares of W.P. Stewart common stock in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to W.P. Stewart. The beneficial owner must, in such cases, have the registered stockholder submit the required demand in respect of those shares.

        If the shares of W.P. Stewart common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares of W.P. Stewart common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. Stockholders who hold their shares of W.P. Stewart common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

        Failure to strictly follow the procedures set forth in Section 262 may result in the loss, termination or waiver of appraisal rights. Stockholders who vote in favor of the adoption and approval of the merger agreement will not have a right to have the fair market value of their shares of W.P. Stewart common stock determined. However, failure to vote in favor of the merger agreement is not sufficient to perfect appraisal rights. If you desire to exercise your appraisal rights, you must also submit to W.P. Stewart a written demand for payment of the fair value of the W.P. Stewart common stock held by you.

Written Demand and Notice

        A written demand for appraisal should be filed with W.P. Stewart before the W.P. Stewart special meeting. The demand notice shall be sufficient if it reasonably informs W.P. Stewart of your identity and that you wish to seek appraisal with respect to your shares of W.P. Stewart common stock. All demands should be delivered to: W.P. Stewart & Co., Inc., 527 Madison Avenue, 20th Floor, New York, New York 10022, Attention: General Counsel.

        The combined company, within 10 days after the effective date of the merger, will notify each stockholder who has complied with Section 262 and who has not voted in favor of the merger, that the merger has become effective.

Judicial Appraisal

        Within 120 days after the effective time, the combined company or any stockholder who is entitled to appraisal rights and has otherwise complied with Section 262 may file a petition with the Delaware Court of Chancery demanding a determination of the value of the common stock of W.P. Stewart held by all such stockholders. The combined company is under no obligation to and has no present intention to file a petition and holders should not assume that the combined company will file a petition. Accordingly, it is the obligation of the holders of common stock to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. At the hearing on the petition, the court shall determine which stockholders are entitled to an appraisal of their shares and may require the stockholders who have demanded appraisal submit their certificates to the Register in Chancery so an appropriate legend can be placed on them. Failure to comply with this requirement may result in the dismissal of the appraisal proceedings with respect to you.

        After the Delaware Court of Chancery determines the holders of common stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery shall determine the fair value of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, to be paid, if any, upon the amount determined to be "fair value" in an appraisal proceeding. In determining the fair value of the shares the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP,  Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharges) as established from time to time during the period between the effective time and the date of payment of the judgment.

        Stockholders who consider seeking appraisal should consider that the fair value of their shares under Section 262 could be more than, the same as, or less than, the value of the consideration provided for in the merger agreement without the exercise of appraisal rights. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery. Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter's exclusive remedy. The Court of Chancery may determine the cost of the appraisal proceeding and assess it against the parties as the Court deems equitable. Upon application of a dissenting stockholder, the Court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of W.P. Stewart common stock entitled to appraisal. In the absence of a court determination or assessment, each party will bear its own expenses.

        Any stockholder who has demanded appraisal in compliance with Section 262 will not, after the effective time, be entitled to vote such stock for any purpose or receive payment of dividends or other distributions, if any, on the W.P. Stewart common stock, except for dividends or distributions, if any, payable to stockholders of record at a date before the merger.

Request for Appraisal Data

        If you submit a written demand for appraisal of your shares of W.P. Stewart common stock and otherwise properly perfect your appraisal rights, you may, upon written request mailed to the combined company within 120 days after the effective time, receive a written statement identifying (1) the aggregate number of shares of W.P. Stewart common stock which were not voted in favor of the adoption and approval of the merger agreement and with respect to which W.P. Stewart has received written demands for appraisal; and (2) the aggregate number of holders of such shares. The combined company will mail this statement to you within 10 days after receiving your written request. If no petition is filed by either the combined company or any dissenting stockholder within the 120-day period, the rights of all dissenting stockholders to appraisal will cease. Stockholders seeking to exercise appraisal rights should not assume that the combined company will file a petition with respect to the appraisal of the fair value of their shares or that the combined company will initiate any negotiations with respect to the fair value of those shares. The combined company will be under no obligation to take any action in this regard and AllianceBernstein and W.P. Stewart have no present intention to do so. Accordingly, it is the obligation of stockholders who wish to seek appraisal of their shares of AllianceBernstein common stock to initiate all necessary action with respect to the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Failure to file the petition on a timely basis will cause the stockholder's right to an appraisal to cease.

Withdrawal

        Even if you submit a written demand for appraisal of your shares of W.P. Stewart common stock and otherwise properly perfect your appraisal rights, you may withdraw your demand at any time after the effective time, except that any such attempt to withdraw made more than 60 days after the effective time will require the written approval of the combined company and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval. The foregoing, however, will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered under the merger agreement within 60 days after the effective time. If you withdraw your demand, you will be deemed to have accepted the terms of the merger agreement, which terms are summarized in this proxy statement/prospectus and which merger agreement is attached in its entirety as Annex A.

        The foregoing summary is not intended to be a complete statement of the procedures for exercising appraisal rights under Section 262 and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached as Annex C to this proxy statement/prospectus. W.P. Stewart urges any stockholder wishing to exercise appraisal rights, if any, to read this summary and Section 262 carefully, and to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of your statutory appraisal rights.

CERTAIN TERMS OF THE MERGER AGREEMENT

        The following description of the merger agreement describes certain material terms of the merger agreement, the CVR agreement, and other transaction documents. The full text of the merger agreement and the form of CVR agreement are attached as Annex A and Annex B to this proxy statement/prospectus and are incorporated herein by reference. W.P. Stewart stockholders are encouraged to read the entire merger agreement, CVR agreement and the other annexes to this proxy statement/prospectus as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and the CVR agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        The merger agreement, the CVR agreement and the other annexes attached to this proxy statement/prospectus were included to provide investors and security holders with information regarding their respective terms. These agreements are not intended to provide any other factual information about W.P. Stewart or AllianceBernstein. The merger agreement and the form of CVR agreement attached as annexes to this proxy statement/prospectus contain representations, warranties and covenants that the parties thereto made to, and solely for the benefit of, each other, and such representations, warranties and covenants may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement which subsequent information may or may not be fully reflected in the parties' public disclosures.

The Merger

        At the effective time of the merger, Merger Sub will merge with and into W.P. Stewart and the separate corporate existence of Merger Sub will cease. W.P. Stewart will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation after the merger.

        The certificate of incorporation of the surviving corporation at the effective time of the merger will be as set forth in Exhibit A to the merger agreement until subsequently amended in accordance with its terms and the Delaware General Corporation Law, or the DGCL. The bylaws of Merger Sub in effect immediately prior to the effective time of the merger will be the bylaws of the surviving corporation until subsequently amended in accordance with their terms and the DGCL.

Effective Time of the Merger

        The closing of the merger will take place at the offices of Wachtell, Lipton, Rosen & Katz at 10:00 a.m., New York City time, on the date that is the third business day after all of the conditions stated in the merger agreement have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the fulfillment or waiver of those conditions), or on such other date as W.P. Stewart and AllianceBernstein may agree.

        The merger will become effective at the time, which we refer to as the "effective time" of the merger, when a certificate of merger is properly filed with the Secretary of State of the State of Delaware or at such later date or time as the parties may agree and as is set forth in the certificate of merger.

Manner and Basis of Converting Shares

        The merger agreement provides that, at the effective time of the merger, each share of W.P. Stewart common stock outstanding immediately prior to the effective time (other than shares held by W.P. Stewart, AllianceBernstein, Merger Sub, or any of their direct or indirect wholly owned subsidiaries (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) and shares for which appraisal rights have been properly demanded under Delaware law) will automatically be converted into the right to receive:

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  $12.00 per share in cash, less any applicable withholding taxes and without interest (any such cash received being referred to in this proxy statement/prospectus as the cash consideration); and

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  one contingent value right per share, which entitles the holder to receive $4.00 in cash, less any applicable withholding taxes and without interest, in the event that certain events occur, which are referred to in this proxy statement/prospectus as the CVRs. See "Description of the CVRs" for a description of the conditions to be satisfied for the contingent payment.

        The cash consideration and the contingent value rights are collectively referred to in this proxy statement/prospectus as the merger consideration.

        At the effective time of the merger, each share of W.P. Stewart common stock held by W.P. Stewart as treasury stock and each share owned directly by AllianceBernstein or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the effective time will be cancelled and no consideration will be delivered in exchange therefor. Each share of W.P. Stewart common stock owned by any direct or indirect wholly owned subsidiary of W.P. Stewart, AllianceBernstein or Merger Sub (other than shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the effective time will be converted into a number of shares of common stock of the surviving corporation so as to maintain relative ownership percentages.

        At the effective time of the merger, each share of common stock of Merger Sub issued and outstanding immediately prior to the effective time of the merger will be converted into one newly issued, fully paid and nonassessable share of common stock of the surviving corporation.

        Under the terms of the merger agreement, as soon as reasonably practicable following the effective time of the merger, an exchange agent appointed by AllianceBernstein will mail to each record holder of W.P. Stewart common stock converted into the right to receive merger consideration a letter of transmittal and instructions for use in surrendering certificates or book-entry shares in exchange for the merger consideration. W.P. Stewart common stock certificates should not be surrendered for exchange by W.P. Stewart stockholders before the effective time of the merger.

        After the effective time of the merger, there will be no transfers on the stock transfer books of W.P. Stewart of any shares of common stock that were issued and outstanding immediately prior to the effective time other than to settle transfers of common stock that occurred prior to the effective time.

Equity Awards

        As of the effective time of the merger, each restricted share of W.P. Stewart common stock granted to any employee or director of W.P. Stewart or any of its subsidiaries (other than a portion of the restricted shares held by an executive officer of W.P. Stewart, which shall be forfeited) under a W.P. Stewart stock plan that is outstanding immediately prior to the effective time will be cancelled and converted into the right to receive the merger consideration, subject to such deduction and withholding as may be required under the Code and any applicable state or local tax law with respect to the lapsing of the restrictions on any such restricted shares.

 Representations and Warranties

        The merger agreement contains customary representations and warranties of W.P. Stewart, AllianceBernstein and Merger Sub relating to, among other things, certain aspects of the respective businesses and assets of the parties and other matters. The representations and warranties in the merger agreement do not survive the effective time of the merger.

        The merger agreement contains representations and warranties made by W.P. Stewart to AllianceBernstein, including relating to the following:

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  corporate organization, good standing and qualification, including, as to W.P. Stewart, with respect to its subsidiaries;

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  corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  capitalization;

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  required regulatory filings and consents, approvals, authorizations or permits of governmental entities;

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  the absence of certain violations, defaults or consent requirements under organizational documents, contracts and law;

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  required regulatory reports with regulatory agencies, and the absence of cease-and-desist or similar orders;

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  W.P. Stewart's financial statements and internal controls, and the absence of undisclosed liabilities;

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  absence of certain changes and events;

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  compliance with applicable law;

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  the accuracy of the information relating to W.P. Stewart and its subsidiaries included in this proxy statement/prospectus and the Form S-4 filed by AllianceBernstein;

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  legal proceedings;

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  tax matters;

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  intellectual property matters;

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  real property matters;

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  environmental matters;

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  certain material contracts;

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  employee benefit and labor matters;

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  insurance matters;

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  derivatives;

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  inapplicability of takeover statutes;

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  related-party transactions;

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  registration as an investment advisor and compliance with the Investment Advisers Act and related matters;

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  W.P. Stewart & Co. Growth Fund (which we refer to as "the mutual fund");

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  exemptive orders;

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  private funds advised by W.P. Stewart, including their due organization, good standing and qualification;

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  W.P. Stewart's assets under management;

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  inapplicability of broker-dealer registration requirements;

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  W.P. Stewart's investment management performance composites;

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  absence of any arrangement that would be expected to impose an unfair burden on the mutual fund;

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  receipt of the opinion of W.P. Stewart's financial advisor as to the fairness of the merger consideration to the holders of W.P. Stewart common stock; and

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  broker's fees payable in connection with the merger.

The merger agreement contains representations and warranties made by AllianceBernstein and Merger Sub relating to a number of matters, including the following:

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  corporate organization, good standing and qualification;

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  corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

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  required regulatory filings and consents, approvals, authorizations or permits of governmental entities;

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  the absence of certain violations, defaults or consent requirements under organizational documents and law;

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  broker's fees payable in connection with the merger;

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  matters relating to information to be included in this proxy statement/prospectus with respect to AllianceBernstein;

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  legal proceedings;

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  absence of certain changes and events;

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  the financial capacity of AllianceBernstein to perform its obligations under the merger agreement and to cause Merger Sub to perform its obligations under the merger agreement; and

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  AllianceBernstein's or Merger Sub's ownership of W.P. Stewart common stock.

        Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a "material adverse effect" or a "Parent material adverse effect" clause.

        For purposes of the merger agreement, a "material adverse effect" means: any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other effects, events, occurrences, developments, states of facts or changes, (i) is materially adverse to the business, results of operations or financial condition of W.P. Stewart and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by W.P. Stewart of the merger or the other transactions contemplated by the merger agreement on a timely basis. However, the foregoing clause (i) will not include events, occurrences, facts, conditions, changes, developments or effects resulting from:

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  fluctuations in the market price of the common stock of W.P. Stewart (provided, that this shall not preclude any event, occurrence, fact, condition, change, development or effect that may have contributed to or caused such fluctuations from being taken into account in determining whether a material adverse effect has occurred);

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  changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates;

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  changes in general market or economic conditions affecting the industries or markets in which W.P. Stewart and its subsidiaries operate;

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  changes in generally accepted accounting principles or applicable law after the date of the merger agreement;

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  the announcement or pendency of the merger agreement and the transactions contemplated thereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees (it being understood that any legal or contractual consequences (other than any legal or contractual consequences contemplated in the merger agreement or disclosure schedules delivered by W.P. Stewart in connection with the merger agreement) of the execution of the merger agreement or the consummation of the transactions shall not be precluded from being taken into account in determining whether a material adverse effect has occurred);

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  compliance by W.P. Stewart with the terms and conditions of the merger agreement;

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  any action by AllianceBernstein or any of its affiliates or the omission of an action in each case that was required to be taken (including with respect to the manner of taking or omitting to take such action) by AllianceBernstein or any of its affiliates pursuant to the merger agreement; or

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  any action taken by W.P. Stewart at the written request or with the written consent of AllianceBernstein;

provided that, with respect to the second, third and fourth bullet, such events, occurrences, facts, conditions, changes, developments or effects will be taken into account to the extent W.P. Stewart and its subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other equities-based investment management companies.

        For the purpose of the merger agreement, a "Parent material adverse effect" means any event that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of AllianceBernstein or Merger Sub to fulfill its obligations under the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement in a timely manner.

Conduct of Business Pending the Merger

        The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger or earlier termination of the merger agreement, (a) except as set forth in the disclosure schedules delivered by W.P. Stewart in connection with the merger agreement, except to the extent expressly prohibited by the merger agreement, W.P. Stewart will, and will cause each of its subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular and ordinary course of business consistent with past practice and (ii) maintain and preserve intact its business organization, its rights, authorizations, franchises and other authorizations issued by governmental entities, and advantageous business relationships, and retain the services of its key officers and key employees, and (b) except to the extent expressly permitted by the merger agreement, each of W.P. Stewart and AllianceBernstein will, and will cause each of its respective subsidiaries to, take no action that is intended to or would reasonably be expected to prevent, or materially delay or impede, the satisfaction of any of the conditions set forth in the merger agreement.

        In addition, during the period from the signing of the merger agreement to the effective time of the merger or earlier termination of the merger agreement, except as required by applicable law or as expressly required by the merger agreement, neither W.P. Stewart nor any of its affiliates will, without the prior written consent of AllianceBernstein (which consent shall not be unreasonably withheld, conditioned or delayed), subject, in some cases, to certain exceptions:

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  issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, voting debt or equity rights, or grant, award or issue any options to purchase common stock, restricted shares, awards based on the value of W.P. Stewart's capital stock or other equity-based award with respect to shares of W.P. Stewart common stock under any of its benefit plans or stock plans or otherwise, except that W.P. Stewart may repurchase shares of its common stock in accordance with past practice (including with respect to timing and quantity) to permit its employees to pay income taxes on restricted shares that vest between the date of the merger agreement and the closing date;

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  make, declare, pay or set aside for payment any dividend on or in respect of, or declare or, subject to certain exceptions, make any distribution on any shares of its stock (other than dividends from and capital contributions to its wholly owned subsidiaries to or from it or another of its wholly owned subsidiaries) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than share repurchases in the ordinary course of business consistent with past practice to satisfy obligations under its benefit plans);

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  amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into certain material contracts;

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  incur or assume long-term indebtedness for borrowed money or any other indebtedness, other than indebtedness incurred in the ordinary course of business consistent with past practice which is not in excess of $100,000 in the aggregate and which has a maturity date of less than 12 months;

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  voluntarily divest itself of management of the mutual fund or of any client representing greater than $1,000,000 of assets under management other than in the ordinary course of business following consultation with AllianceBernstein;

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  amend W.P. Stewart's certificate of incorporation or bylaws, or similar governing documents of any of its subsidiaries;

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  implement or adopt any change in its accounting principles, practices or methods, other than as required by GAAP or applicable regulatory accounting requirements;

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  except as required under the terms of W.P. Stewart's existing benefit plans, (i) increase, or commit to increase, in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants or independent contractors of W.P. Stewart or its subsidiaries, subject to certain enumerated exceptions, (ii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any stock plan or benefit plan, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any benefit plan, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any benefit plan, (v) materially change any actuarial assumptions used to calculate funding obligations with respect to any benefit plan that is required by applicable law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable law, (vi) forgive any loans to any employee, (vii) hire any employee who would have target total compensation (cash and target equity) of $200,000 or more, or (viii) terminate the employment of any employee (other than for cause) who has target total compensation (cash and target equity) of $200,000;

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  fail to use reasonable best efforts to take any action that is required by a regulatory agreement, or take any action that violates a regulatory agreement;

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  except as required by applicable regulatory agencies, make any material changes in its code of ethics or other compliance or material operating policies and practices;

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  settle any actions, suits, claims or proceedings against W.P. Stewart or any of its subsidiaries involving any liability for money damages in excess of $100,000 individually or $200,000 in the aggregate, or in a manner involving non-monetary relief, an admission of wrongdoing or any restrictions upon the conduct of W.P. Stewart or any of its affiliates;

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  make or incur any capital expenditure not provided for in the capital expenditure budget provided to AllianceBernstein and in excess of $50,000 individually or $200,000 in the aggregate;

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  make or change any material tax elections, change or consent to any change in W.P. Stewart's or its subsidiaries' method of accounting for tax purposes (except as required by applicable tax law), take any material position on any material tax return filed on or after the date of the merger agreement, settle or compromise any material tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes, surrender any right to claim a refund for a material amount of taxes, or file any material amended tax return; or

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  agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions described above.

Other Covenants

Regulatory Matters

        Under the terms of the merger agreement, W.P. Stewart and AllianceBernstein have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or governmental entities.

Mutual Fund Approvals

        W.P. Stewart has agreed to use its commercially reasonable efforts to cooperate with the mutual fund in obtaining approval of its board of trustees or directors of a new advisory contract with a subsidiary of W.P. Stewart (or AllianceBernstein or an appropriate affiliate) to be in effect as of, and subject to, the closing, with the same advisory fees as in effect as of the date of the merger agreement (giving effect to the fee caps applicable thereto) and otherwise on terms substantially similar to the terms of the existing advisory contract relating to the mutual fund. If the mutual fund board approval for a new advisory contract is obtained, W.P. Stewart will use its commercially reasonable efforts to cooperate with the mutual fund obtaining in accordance with the Investment Company Act, as promptly as practicable following the date of such board approval, the due consideration and approval by the shareholders of the mutual fund of such new advisory contract.

Other Client Consents

        If consent to the assignment or deemed assignment of an advisory contract of W.P. Stewart or its subsidiaries with a client (other than the mutual fund) in connection with the transactions contemplated by the merger agreement is required by applicable law or by such client's advisory contract, W.P. Stewart or the applicable subsidiary will send a notice complying with applicable law and the terms of such client's advisory contract in form and substance reasonably acceptable to AllianceBernstein informing such client of the transactions contemplated by the merger agreement and requesting written consent to the assignment of such advisory contract in connection with the merger.

        Under the merger agreement, consent to the assignment or deemed assignment of an advisory contract with a client of W.P. Stewart or its subsidiaries (other than the mutual fund) is deemed given (A) if written client consent is required under the applicable advisory contract or applicable law, upon receipt of the written client consent requested in the notice prior to the closing date or (B) to the extent permitted under applicable law and if no written consent is required under the applicable advisory contract, (x) upon receipt of a written consent requested in the notice prior to the closing date or (y) if no such written consent is received, if 60 days have passed since the sending of written notice to such client requesting consent to the assignment, and setting forth certain additional information set forth in the merger agreement.

        W.P. Stewart has agreed to use commercially reasonable efforts to obtain the consent to the assignment or deemed assignment of all of its and its subsidiaries' advisory contracts.

Access and Information

        Upon reasonable notice and subject to applicable law, W.P. Stewart and its subsidiaries must afford to AllianceBernstein and to its representatives reasonable access during normal business hours and without undue disruption of normal business activity, during the period prior to the effective time of the merger, to its books, records, properties, and other information concerning its business, properties and personnel. AllianceBernstein has also agreed, upon reasonable request, to furnish information about it and its business as is relevant to W.P. Stewart and its stockholders in connection with the merger.

SEC Filings and Stockholder Approval

        AllianceBernstein and W.P. Stewart have agreed to promptly prepare and file with the SEC the Form S-4, of which this proxy statement/prospectus is a part, and to use their reasonable best efforts to have the Form S-4 declared effective as promptly as practicable, after which time W.P. Stewart will mail or deliver the proxy statement to its stockholders. W.P. Stewart will promptly and duly call and give notice as promptly as reasonably practicable following the date upon which the Form S-4 is cleared by the SEC, and will convene and hold as promptly as reasonably practicable thereafter, a meeting of the stockholders of W.P. Stewart for the sole purpose of adopting the merger agreement.

Limitation on W.P. Stewart's Ability to Consider Other Acquisition Proposals

        Until the effective time of the merger or, if earlier, the termination of the merger agreement, W.P. Stewart has agreed that it will not, and will not authorize or knowingly permit any of its subsidiaries or any of its or their representatives to, directly or indirectly:

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  solicit, initiate, induce, encourage or knowingly facilitate any inquiry, proposal or offer relating to any change in control transaction (as defined below) of W.P. Stewart (which we refer to as an "acquisition proposal") or any inquiry, proposal, request for information or offer that would reasonably be expected to lead to an acquisition proposal (which we refer to as an "acquisition inquiry");

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  other than with AllianceBernstein, Merger Sub or any of their representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any acquisition proposal or acquisition inquiry;

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  approve, accept, endorse or recommend any acquisition proposal or knowingly facilitate any effort or attempt to make or implement any acquisition proposal or acquisition inquiry; or

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  enter into any contract with respect to any of the foregoing actions.

        Notwithstanding the foregoing, if prior to obtaining the required vote of W.P. Stewart's stockholders to adopt the merger agreement, W.P. Stewart or any of its subsidiaries receives a bona fide, written acquisition proposal (other than as a result of taking the prohibited actions described above) and the board of directors of W.P. Stewart determines in good faith, after consultation with outside legal counsel and financial advisors, that such acquisition proposal is, or is reasonably likely to lead to, a superior proposal (as defined below) and such acquisition proposal has not been withdrawn and the board of directors of W.P. Stewart determines, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to W.P. Stewart's stockholders under applicable law, then W.P. Stewart may take the following actions:

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  furnish information regarding W.P. Stewart and its subsidiaries pursuant to an executed confidentiality agreement with the third party making such acquisition proposal meeting certain requirements; and

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  engage in discussions or negotiations with such third party and its representatives with respect to the acquisition proposal.

        In this case, W.P. Stewart must, among other things, provide AllianceBernstein orally and in writing as promptly as reasonably practicable (and in any event within 24 hours after receipt and at least 24 hours prior to furnishing information) the material terms and conditions of any such acquisition proposal or acquisition inquiry and the identity of the person making such acquisition proposal or acquisition inquiry and, if in writing, must provide AllianceBernstein with a copy of such acquisition proposal or acquisition inquiry. Notwithstanding the foregoing, if W.P. Stewart is not permitted to provide such acquisition proposal or acquisition inquiry to AllianceBernstein pursuant to the terms of a confidentiality agreement in effect prior to the date of the merger agreement, then it will have no obligation to provide such acquisition proposal or acquisition inquiry to AllianceBernstein but such acquisition proposal or acquisition inquiry will not constitute a superior proposal for purposes of the merger agreement unless and until the person making such acquisition proposal or acquisition inquiry has waived the provisions of such confidentiality agreement that prevent the disclosure of such acquisition proposal or acquisition enquiry and W.P. Stewart has complied with the notice requirements described above. W.P. Stewart must also keep AllianceBernstein reasonably informed of the status of any such acquisition proposal or acquisition inquiry.

        In addition, the board of directors of W.P. Stewart may not, directly or indirectly, (i) withdraw or qualify (or amend or modify in a manner adverse to AllianceBernstein) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to AllianceBernstein), the approval, adoption, recommendation or declaration of advisability of the merger agreement or the merger and the other transactions contemplated by the merger agreement or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any acquisition proposal, or make any public statement (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) inconsistent with the board's recommendation that the stockholders of W.P. Stewart adopt the merger agreement (which we refer to as a "change in the company recommendation"), or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow W.P. Stewart or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract (other than a confidentiality agreement referred to above) (A) constituting or that could reasonably be expected to lead to any acquisition proposal or (B) requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement. Notwithstanding the foregoing, prior to obtaining the required vote of W.P. Stewart's stockholders to adopt the merger agreement, the W.P. Stewart board of directors may make a change in the company recommendation related to an acquisition proposal or take an action described in clause (ii) above if:

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  the W.P. Stewart board has in good faith determined that, (x) after consultation with its outside legal counsel and financial advisors, such acquisition proposal is and continues to be a superior proposal and such acquisition proposal has not been withdrawn, and (y) after consultation with its outside legal counsel, the failure to take such action would be inconsistent with its fiduciary duties to W.P. Stewart's stockholders under applicable law; and

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  the W.P. Stewart board first provides prior written notice to AllianceBernstein that it is prepared to make a change in the company recommendation or accept a superior proposal containing a description of the material terms and conditions of such superior proposal and the identity of the person making it and, if in writing, includes a copy of such proposal; and

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  AllianceBernstein does not make, within five (5) business days after receipt of the notice, a written proposal setting forth revised terms and conditions of the merger agreement that would, in the good faith judgment of the board of directors of W.P. Stewart, after consultation with its outside legal counsel and its financial advisors, cause the offer previously constituting a superior proposal to no longer constitute a superior proposal. W.P. Stewart must negotiate in good faith with AllianceBernstein for the three (3) business day period following its receipt of any such revisions to the terms and conditions of the merger agreement proposed by AllianceBernstein. Any material changes to the financial terms or any material change to other material terms of such superior proposal occurring prior to the making of a change in the company recommendation or the termination by W.P. Stewart of the merger agreement in order to accept a superior proposal will require W.P. Stewart to deliver to AllianceBernstein a new notice and give AllianceBernstein a new five (5) business day period to propose revisions to the merger agreement, and give the parties a new three (3) business day negotiating window if AllianceBernstein proposes such revisions during such period.

        Under the merger agreement, a "change in control transaction" means (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving W.P. Stewart or any of its subsidiaries that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting "20 percent" for reference to "10 percent" therein) (unless W.P. Stewart stockholders immediately prior thereto would own eighty percent (80%) or more of the surviving or resulting company or its ultimate parent immediately thereafter in substantially the same proportion, relative to one another, as they owned immediately prior thereto), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any of W.P. Stewart's subsidiaries, of assets or properties that constitute twenty percent (20%) or more of the assets of W.P. Stewart and its subsidiaries, taken as a whole, or twenty percent (20%) or more of any class of equity securities of W.P. Stewart, (iii) any tender offer or exchange offer in which any person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is used in Regulation 13D under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of W.P. Stewart common stock, in each case, other than the merger or (iv) any transaction involving a merger of the mutual fund with or into another person or any other similar extraordinary transaction involving the mutual fund.

        Under the merger agreement, a "superior proposal" means an unsolicited bona fide written acquisition proposal made after the date of the merger agreement and not resulting from a breach of the restrictions described in this subsection which the board of directors of W.P. Stewart determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, expected time to close, and other aspects of the acquisition proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and the conditions for completion of such acquisition proposal) and the identity of the person making the acquisition proposal, (i) has terms that, if the acquisition proposal is consummated, are more favorable from a financial point of view to holders of W.P. Stewart common stock than the merger (taking into account any changes to the terms of the merger agreement proposed by AllianceBernstein as described above) and (ii) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory, expected time to close and other aspects of the acquisition proposal, including a conclusion that its financing, to the extent required, is then fully committed; except that, for purposes of the definition of "superior proposal," the term "change in control transaction" has the meaning assigned to such term in the merger agreement, except that the references to "twenty percent (20%)" in such definition are deemed to be references to "eighty percent (80%)" and clause (iv) of such definition is disregarded.

        The merger agreement also provides that W.P. Stewart will not release a person from, or amend or waive any provision of any confidentiality, standstill or similar contract to which W.P. Stewart is or becomes a party in connection with an acquisition proposal or acquisition inquiry, unless the board determines in good faith after consultation with its outside legal counsel and financial advisors, that the offer or proposal to which such contract relates is, or is reasonably likely to lead to, a superior proposal, and, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to W.P. Stewart's stockholders under applicable law.

Employee Matters

        For at least one year immediately following the effective time, employees of W.P. Stewart who continue to be employed by AllianceBernstein or its subsidiaries following the effective time will be provided with compensation and benefits that, in the aggregate, are substantially comparable to the compensation and benefits that are generally made available to similarly situated active employees of AllianceBernstein or its subsidiaries. For the avoidance of doubt, the continued participation following the effective time of such employees in benefit plans of W.P. Stewart will satisfy the forgoing provisions. In addition, AllianceBernstein will use commercially reasonable efforts to treat the service of employees of W.P. Stewart prior to the closing as service with AllianceBernstein for the purposes of eligibility, vesting and benefit accrual rates and contribution rate under AllianceBernstein's benefit plans following the closing date.

Indemnification; Directors' and Officers' Insurance

        AllianceBernstein and the surviving corporation will jointly and severally indemnify and hold harmless each present and former director and officer of W.P. Stewart to the same extent such persons are indemnified by W.P. Stewart or held harmless as of the date of the merger agreement pursuant to the certificate of incorporation and bylaws of W.P. Stewart and to the fullest extent permitted by applicable law for acts or omissions which occurred at or prior to the effective time of the merger, including with respect to any matter relating to or arising out of the merger agreement and the transactions contemplated thereby.

        For a period of six years from the effective time of the merger, the surviving corporation will cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability coverage maintained by W.P. Stewart; provided that the surviving corporation may substitute therefor replacement policies (or prior to the closing of the merger, AllianceBernstein may purchase a run-off or tail insurance policy) with at least the same coverage and amounts containing terms and conditions that are substantially the same as, or more favorable than, those of W.P. Stewart's policies as of the date of the merger agreement, including deductibles and caps that are no less favorable to the directors and officers than those in effect as of the date of the merger agreement, covering acts or omissions occurring at or prior to the effective time of the merger, including with respect to any matter relating to or arising out of the merger agreement and the transactions contemplated thereby, with respect to officers and directors who are covered by W.P. Stewart's directors' and officers' liability insurance policy as of the date of the merger agreement; provided, further, that if the annual premiums for such insurance for any single year in such six-year period exceed 250% of the per annum rate of premium paid by W.P. Stewart and its subsidiaries as of the date of the merger agreement, then AllianceBernstein will, or will cause its subsidiaries to, provide only such coverage as is then available at an annual premium equal to 250% of such rate.

Additional Covenants

        The merger agreement contains additional agreements between W.P. Stewart, AllianceBernstein and Merger Sub relating to, among other matters:

  •
  antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

  •
  the notification of certain matters and the settlement of shareholder litigation in connection with the merger agreement;

  •
  efforts by AllianceBernstein to support the marketing and client service personnel of W.P. Stewart and cooperation with respect to developing marketing materials and other messaging for purposes of W.P. Stewart retaining its clients through and after the effective time of the merger;

  •
  calculation of the closing revenue run-rate described below; and

  •
  post-closing actions regarding the mutual fund.

Conditions to the Merger

        The obligations of the parties to effect the merger are subject to the fulfillment at or prior to the effective time of the merger of the following mutual conditions:

  •
  adoption of the merger agreement by the required vote of the W.P. Stewart stockholders;

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  the expiration or termination of any applicable waiting period under the HSR Act;

  •
  the effectiveness under the Securities Act of 1933 of the registration statement on Form S-4 of which this proxy statement/prospectus is a part, and there not having been any stop order suspending the effectiveness of the Form S-4 issued or any proceedings for that purpose initiated or threatened by the SEC;

  •
  all required regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated; and

  •
  the absence of any order, injunction, statute, rule, regulation or decree or other legal restraint or prohibition preventing or making illegal the consummation of the merger.

        The obligation of AllianceBernstein and Merger Sub to effect the merger is also subject to the fulfillment or waiver by AllianceBernstein, at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy of the representations and warranties of W.P. Stewart contained in the merger agreement as of the date on which the merger agreement was entered into and as of the effective time (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement (and the receipt of an officer's certificate from W.P. Stewart to such effect);

  •
  performance by W.P. Stewart in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer's certificate from W.P. Stewart to such effect);

  •
  W.P. Stewart and its subsidiaries having cash, cash equivalents and marketable securities, on a consolidated basis, of no less than $17,000,000 as of the closing date;

  •
  certain designated employment agreements with AllianceBernstein, entered into in connection with the merger agreement, remaining in full force and effect and there not having been any basis that would reasonably be expected to cause any such agreements not to be in full force and effect, the individuals party thereto remaining employees of W.P. Stewart, and a letter agreement entered into as of the date of the merger agreement between W.P. Stewart and William P. Stewart regarding his separation from W.P. Stewart following the merger remaining in full force and effect;

  •
  receipt of approval of the board of directors and shareholders of the mutual fund for a new advisory contract with a subsidiary of W.P. Stewart, AllianceBernstein or an affiliate thereof to be in effect as of and subject to the closing; and

  •
  the closing revenue run-rate being at least $11,995,907.36 (which amount is 60% of the revenue run-rate as of June 30, 2013).

        As used in the merger agreement, "closing revenue run-rate" means the aggregate annualized investment advisory, investment management and subadvisory fees for all clients for whom W.P. Stewart or one of its subsidiaries provides investment advisory services pursuant to an investment advisory contract (other than the mutual fund) payable to W.P. Stewart or its subsidiaries, determined by multiplying the adjusted AUM for each such account as of the fifth (5th) business day prior to the closing date by the applicable fee rate (net of any fee waivers, subadvisory fees payable by W.P. Stewart, referral or servicing fees, and other similar fee reductions) for such account at such date (generally excluding any performance-based fees).

        As used in the merger agreement, "adjusted AUM" means, with respect to a client (other than the mutual fund), as of a particular date, the dollar amount of assets under management by W.P. Stewart and its subsidiaries for such client, without duplication and excluding, with respect to the calculation of the closing revenue run-rate, any portion thereof attributable to a client that has not given or been deemed to have given (or withdrawn) its consent to the assignment or deemed assignment of its advisory contract, as of June 30, 2013 (or, in the case of a client who became such following June 30, 2013 (which we refer to as a "new client"), such later date as such new client first became a client), as adjusted to reflect net asset flows (i.e., additions to and withdrawals from assets under management by W.P. Stewart and its subsidiaries for such client and reinvestments of dividends and interest therein) following June 30, 2013 (or, in the case of a new client, such later date as such new client first became a client) through and including the applicable testing date.

        The obligation of W.P. Stewart to effect the merger is also subject to the fulfillment or waiver by W.P. Stewart, at or prior to the effective time of the merger, of the following additional conditions:

  •
  the accuracy of the representations and warranties of AllianceBernstein and Merger Sub contained in the merger agreement as of the date on which the merger agreement was entered into and as of the effective time (other than representations that by their terms speak specifically as of another date), subject to the materiality standards provided in the merger agreement (and the receipt of an officer's certificate from AllianceBernstein to such effect); and

  •
  performance by AllianceBernstein and Merger Sub in all material respects of all obligations required to be performed by them under the merger agreement at or prior to the effective time of the merger (and the receipt of an officer's certificate from AllianceBernstein to such effect).

Termination of the Merger Agreement

        The merger agreement may be terminated and the merger may be abandoned (before or after the obtaining of the W.P. Stewart stockholder approval) by mutual written consent of AllianceBernstein and W.P. Stewart. In addition, the merger agreement may be terminated in the following circumstances:

  •
  by either AllianceBernstein or W.P. Stewart if:

  •
  (A) the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time on February 28, 2014 and there are other conditions to closing remaining (other than those that by their terms occur contemporaneously with the closing, provided that such conditions would be satisfied if such date were the closing date) other than the condition described above with respect to obtaining the required mutual fund board and shareholder approvals for a new advisory contract;

  •
  (B) the effective time of the merger has not occurred on or before 5:00 p.m., local New York, New York time on March 31, 2014 and the only condition to closing remaining (other than those that by their terms occur contemporaneously with the closing, provided that such conditions would be satisfied if such date were the closing date) is the condition with respect to obtaining the required mutual fund board and shareholder approvals for a new advisory contract; or

  •
  (C) the only condition to closing remaining (other than those that by their terms occur contemporaneously with the closing, provided that such conditions would be satisfied if such date were the closing date) is the condition described above regarding the closing revenue run-rate, five business days after each such other condition to closing has been met (we refer to the applicable date set forth in clause (A), (B) or (C) as the "outside date");

  provided in each case that neither party can terminate the merger agreement if its breach materially contributed to the failure of the merger to be consummated by such date, and neither party can terminate during the pendency of any legal proceeding seeking specific performance of the merger agreement;

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  by either AllianceBernstein or W.P. Stewart if W.P. Stewart's stockholders do not adopt the merger agreement at the stockholders' meeting;

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  by either AllianceBernstein or W.P. Stewart if a governmental entity of competent jurisdiction issues an order, injunction, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the merger and such order, injunction, decree, ruling or other action is or has become final and non-appealable;

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  by AllianceBernstein if, prior to receipt of the required W.P. Stewart stockholder approval to adopt the merger agreement, there has been a change in the company recommendation;

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  by AllianceBernstein if prior to the closing date there has been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of W.P. Stewart, or W.P. Stewart has failed to perform or comply with any of its covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the failure of a closing condition and (B) is incapable of being cured prior to the outside date or, if curable, is not cured or caused to be cured by W.P. Stewart, on or before the earlier of (x) the outside date or (y) the date that is 30 days following the receipt by W.P. Stewart of written notice from AllianceBernstein of such breach, inaccuracy or failure to perform or comply;

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  by W.P. Stewart if prior to the closing date there has been a breach of the merger agreement or inaccuracy of any representation or warranty contained in the merger agreement on the part of AllianceBernstein or Merger Sub, or AllianceBernstein or Merger Sub has failed to perform or comply with any of their respective covenants or agreements contained in the merger agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the failure of a closing condition and (B) is incapable of being cured prior to the outside date or, if curable, is not cured by AllianceBernstein or Merger Sub, as applicable, on or before the earlier of (x) the outside date or (y) the date that is 30 days following the receipt by AllianceBernstein of written notice from W.P. Stewart of such breach, inaccuracy or failure to perform or comply; or

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  by W.P. Stewart, at any time prior to the adoption of the merger agreement by W.P. Stewart's stockholders if:

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  W.P. Stewart has complied in all respects with the provisions of the merger agreement with respect to acquisition proposals;

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  the board of directors of W.P. Stewart has determined that an acquisition proposal constitutes a superior proposal after giving effect to all concessions which may be offered by AllianceBernstein, and after consultation with its outside legal counsel and financial advisors;

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  prior to any such termination, W.P. Stewart has negotiated, and caused its outside legal counsel and financial advisors to negotiate, with AllianceBernstein pursuant to the merger agreement to make such adjustments in the terms and conditions of the merger agreement as would enable AllianceBernstein to proceed with the merger; and

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  W.P. Stewart pays or causes to be paid to AllianceBernstein the termination fee and deal expenses described below under "—Termination Fee" concurrently with or prior to such termination.

        If the merger agreement is terminated, then it will be of no further effect; provided however that certain designated provisions of the merger agreement will survive the termination, including those relating to payment of a termination fee and deal expenses and the confidential treatment of information, and no party to the merger agreement will be relieved of liability or damages arising out of its knowing, willful or intentional breach of any provision of the merger agreement.

Termination Fee

        W.P. Stewart will pay to AllianceBernstein a termination fee of $3,200,000 (which we refer to as the "termination fee") and an amount equal to all documented out-of-pocket expenses of AllianceBernstein, not to exceed $800,000, incurred in connection with its due diligence of W.P. Stewart, the negotiation of the merger agreement and actions taken after the date of the merger agreement in contemplation of closing, in the event that:

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  AllianceBernstein has terminated the merger agreement because prior to the receipt of the required W.P. Stewart stockholder approval to adopt the merger agreement, there has been a change in the company recommendation;

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  W.P. Stewart has terminated the merger agreement to accept a superior proposal;

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  either W.P. Stewart or AllianceBernstein has terminated the merger agreement because the required W.P. Stewart stockholder approval to adopt the merger agreement has not been obtained, and:

  •
  prior to the date of such termination, an acquisition proposal is made public or directly to W.P. Stewart's stockholders generally and not publicly withdrawn; and

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  within 12 months of such termination, W.P. Stewart enters into a definitive contract to consummate, and later does consummate, a change in control transaction (other than a transaction described in clause (iv) of the definition thereof, and except that for these purposes the references to 20% and 80% in the definition of change in control transaction are deemed references to 50%);

  •
  the merger agreement is terminated by AllianceBernstein because W.P. Stewart has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement (each as more fully described in "—Termination of the Merger Agreement" above), and:

  •
  prior to the date of such termination, an acquisition proposal has been made public or directly to W.P. Stewart's stockholders generally and not publicly withdrawn;

  •
  within 12 months of such termination, W.P. Stewart enters into a definitive contract to consummate, and later does consummate, a change in control transaction (other than a transaction described in clause (iv) of the definition thereof, and except that for these purposes the references to 20% and 80% in the definition of change in control transaction are deemed references to 50%); and

  •
  such termination arose out of or related to a breach, inaccuracy or failure to perform or comply after or simultaneous with when such acquisition proposal was first made to W.P. Stewart (regardless of whether or not made publicly or directly to its stockholders, W.P. Stewart or their respective representatives); or

  •
  prior to the date of the meeting of the stockholders of W.P. Stewart, an acquisition proposal is made public or directly to its stockholders generally and not publicly withdrawn, the merger agreement is terminated by AllianceBernstein or W.P. Stewart because the effective time has not occurred prior to the outside date (prior to obtaining the required stockholder approval to adopt the merger agreement), and within 12 months of such termination, W.P. Stewart enters into a definitive contract to consummate, and later does consummate, a change in control transaction (other than a transaction described in clause (iv) of the definition thereof, and except that for these purposes the references to 20% and 80% in the definition of change in control transaction are deemed references to 50%).

Amendment

        The merger agreement may be amended by the parties thereto at any time before the effective time of the merger provided that after the adoption of the merger agreement by W.P. Stewart's stockholders, there may not be, without further approval of such stockholders, any amendment of the merger agreement that requires further approval under applicable law.

Employment Agreements

        Mark Phelps and James Tierney, current executive officers of W.P. Stewart, each entered into an employment agreement in connection with the execution of the merger agreement.

        The employment agreements with Mr. Phelps and Mr. Tierney are substantially the same, with certain variances due to Mr. Phelps being primarily located in London, England. The employment agreements provide for an annual base salary, minimum total cash compensation for 2014 (including any payments in 2014 from W.P. Stewart), participation in AllianceBernstein's year-end incentive compensation award program, and a one-time special award of restricted Holding Units with a value equal to $4,000,000 (determined in accordance with the process set forth in the employment agreement), which vest subject to continued employment through the fifth anniversary. In the event of a termination of employment by AllianceBernstein without Cause (as defined in the employment agreement) prior to the vesting date of the units, the terminated executive would be entitled to a lump sum severance payment equal to the grant date value of the Holding Units and, subject to the execution and non revocation of a release, continued base salary for 26 weeks following termination of the executive's employment. The employment agreements also provide that each executive is subject to a covenant not to solicit employees or clients while they are employed and until (i) if the executive voluntarily terminates employment, the five year anniversary of the date the units are granted or (ii) if AllianceBernstein terminates the executive, for twelve months following the termination of employment.

        In addition, in connection with the execution of the merger agreement, W.P. Stewart entered into a letter agreement with William P. Stewart which provides for his separation from W.P. Stewart on the earlier of the closing of the merger and the end of the term of his existing employment agreement with W.P. Stewart on December 31, 2013.

Voting Agreements

        In connection with their execution of the merger agreement, AllianceBernstein and W.P. Stewart entered into voting and support agreements and irrevocable proxies with certain stockholders of W.P. Stewart who are also themselves directors or affiliated with directors of W.P. Stewart (which we refer to collectively as the "voting agreements"). The following summary of the voting agreements is subject to, and qualified in its entirety by reference to, the form of voting agreement included in this proxy statement as Annex E, which is incorporated herein by reference.

        Pursuant to the voting agreements, as long as the merger remains in effect, each stockholder party to a voting agreement agreed to vote his/her shares of W.P. Stewart common stock:

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  in favor of approval of the merger agreement and the transactions contemplated thereby (including the merger) and any actions required in furtherance thereof; and

  •
  against any agreement, transaction or proposal that relates to an acquisition proposal or alternative transaction.

        Each stockholder also agreed to grant AllianceBernstein and any designee of AllianceBernstein an irrevocable proxy, which would automatically terminate upon the termination of the voting agreement. In addition, pursuant to the voting agreements, each stockholder party to a voting agreement agreed to waive appraisal rights.

        The voting agreements provide that each stockholder party to a voting agreement will not, other than pursuant to the merger, directly or indirectly:

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  give, offer, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of any of such stockholder's shares (subject to certain limited exceptions); or

  •
  grant any proxies or enter into any voting trust, voting agreement, power of attorney or other agreement or legally binding arrangement with respect to any such shares or deposit any of such shares into a voting trust, or otherwise permit any liens to be created on any such shares.

        The voting agreements will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

        As of the record date, approximately [            ] shares are subject to the voting agreements, representing in the aggregate approximately [            ]% of the voting power of the shares of W.P. Stewart common stock outstanding on that date.

William P. Stewart Voting Agreement

        In connection with their execution of the merger agreement, AllianceBernstein and W.P. Stewart also entered into a voting agreement with William P. Stewart (which we refer to as the "William P. Stewart voting agreement"). The following summary of the William P. Stewart voting agreement is subject to, and qualified in its entirety by reference to, the William P. Stewart voting agreement which is included in this proxy statement as Annex F, which is incorporated herein by reference.

        Pursuant to the William P. Stewart voting agreement, William P. Stewart has agreed to vote all shares of W.P. Stewart common stock of which he is the beneficial owner and has sole authority to vote in favor of the approval of the merger agreement and the other transactions contemplated by the merger agreement.

        The W.P. Stewart voting agreement will terminate upon the earlier of the effective time of the merger and the termination of the merger agreement in accordance with its terms.

        As of the record date, approximately [            ] shares are subject to the William P. Stewart voting agreement, representing approximately [            ]% of the voting power of the shares of W.P. Stewart common stock outstanding on that date. Together with the voting agreements, as of the record date approximately [            ] shares of W.P. Stewart common stock have agreed to vote to adopt the merger agreement and approve the merger, representing in the aggregate approximately [            ]% of the voting power of the shares of W.P. Stewart common stock outstanding on the record date.

DESCRIPTION OF THE CVRS

CVR Agreement

        In connection with the closing of the merger, AllianceBernstein and a trustee to be determined will enter into a contingent value rights agreement substantially in the form of the contingent value rights agreement included in this proxy statement/prospectus as Annex B (which we refer to as the "CVR agreement"), which is incorporated herein by reference. The following summary describes the material provisions of the contingent value rights agreement. This summary may not contain all of the information about the contingent value rights agreement that is important to you. You are encouraged to read the form of contingent value rights agreement carefully in its entirety because when entered into by and between AllianceBernstein and the trustee, it will be the legal document governing the contingent value rights to be issued to former W.P. Stewart stockholders in connection with the merger.

Trust Indenture Act

        If any provision of the CVR agreement conflicts with any provision required to be included in the CVR agreement by any provision of the Trust Indenture Act, such required provision shall control. The terms of the CVRs include those that will be stated in the CVR agreement and those that will be made part of the CVR agreement by reference to the applicable provisions of the Trust Indenture Act.

Characteristics of the CVRs

        The CVRs are not equity or voting securities of AllianceBernstein, do not represent ownership interests in AllianceBernstein and holders of the CVRs are not entitled to any rights of a unitholder or other equity or voting security of AllianceBernstein, either at law or in equity. The rights of the CVR holders will be limited to those expressly provided for in the CVR agreement.

AUM Milestone

        A holder of a CVR is entitled to a cash payment in an amount equal to $4.00 per CVR, less any applicable withholding taxes and without interest (which we refer to as the "AUM milestone payment") upon the achievement of the AUM milestone (as defined below). No payments will be made under the CVR Agreement if the AUM milestone is achieved after the third anniversary of the effective time of the merger, and, subject to certain limited exceptions, the CVR agreement will terminate on the earlier of the third anniversary of the effective time of the merger and ten (10) days after the date on which the CVR holders are paid the AUM milestone payment by the trustee or paying agent.

        As used in the CVR agreement, the "AUM milestone" means the first date, on or prior to the third anniversary of the date on which the effective time of the merger occurs, on which any one or more of the following occurs: (i) assets under management (as defined below) exceeds $5,000,000,000, (ii) any merger or consolidation of W.P. Stewart with or into any person or any sale or disposition to any person or persons of all or substantially all of the common stock or assets of W.P. Stewart in any transaction or series of transactions, unless in each case AllianceBernstein or one or more of its affiliates (or their ultimate parent company) would wholly own (other than any employee equity interests) the surviving or resulting company or substantially all of the assets used in the investment advisory business of W.P. Stewart immediately thereafter (not including any consolidation or merger, share exchange, reorganization, tender or exchange offer or any other business combination transaction involving AllianceBernstein or any parent company), (iii) the discontinuation or cessation of all or substantially all of the business of WPS group (as defined below), (iv) any willful and material breach of the specified conduct (as defined below) obligations of AllianceBernstein, or (v) the occurrence of any breach that materially and adversely impacts the ability to achieve the AUM milestone.

        As used in the CVR agreement, "assets under management" means, without duplication, the assets under management:

  •
  (i) in the mutual fund (which includes (x) the assets under management in any successor mutual fund into which the mutual fund is merged, except for the amount of assets under management of the fund into which the mutual fund is merged as of immediately prior to the effective time of such merger that remain assets of the successor mutual fund immediately following the effective time of such merger, and (y) any growth in such invested assets or in other assets of the successor mutual fund following such merger);

  •
  (ii) in any pooled investment vehicle other than the mutual fund that is sponsored or controlled by W.P. Stewart or for which W.P. Stewart acted as an investment adviser, sub-advisor, general partner, managing member or manager in each case prior to the merger, as well as each pooled investment vehicle other than the mutual fund or any successor thereto for which the WPS group is the adviser, sub-adviser, general partner, managing member or manager following the merger (which we refer to as a "private fund") (which is deemed to include (x) the assets under management in any pooled investment vehicle other than the mutual fund or a successor into which a private fund is merged, except for the amount of assets under management of the fund into which the private fund is merged as of immediately prior to the effective time of such merger that remain assets of the successor private fund immediately following the effective time of such merger, and (y) any growth in such invested assets or in other assets of the successor private fund following such merger); and

  •
  (iii) in any separately managed accounts to the extent advised or sub-advised by WPS group (which are deemed to include all such accounts of W.P. Stewart immediately prior to the merger that continue under management by AllianceBernstein or its subsidiaries following the merger, and any assets in any other accounts to the extent managed by AllianceBernstein or any of its subsidiaries through any member of the WPS group following the merger) other than assets in accounts serviced by the Global Wealth Management Group of AllianceBernstein on a discretionary basis immediately prior to such accounts being advised or sub-advised by WPS group (provided that any growth in such assets thereafter and new assets added to such accounts thereafter are included in assets under management).

        Except as provided in each of (i) – (iii) above, any assets under management resulting from the investment of funds managed by AllianceBernstein or any of its affiliates other than WPS group are excluded from assets under management.

        As used in the CVR agreement, "WPS group" means, without duplication:

  •
  (i) W.P. Stewart and its subsidiaries;

  •
  (ii) to the extent providing services to AllianceBernstein or any of its affiliates (including W.P. Stewart and its subsidiaries), whether as employee, consultant or independent contractor, the investment professionals who provided investment advisory services on behalf of W.P. Stewart or any of its subsidiaries immediately prior to the consummation of the merger; and

  •
  (iii) employees, consultants and independent contractors of AllianceBernstein or any of its affiliates (including W.P. Stewart and its subsidiaries) who continue W.P. Stewart's investment business as was in effect immediately prior to the consummation of the merger (i.e., new hires in connection with the growth of the W.P. Stewart business or to replace employees who have been terminated), as determined in AllianceBernstein's reasonable discretion.

 AUM Milestone Payment Date

        The AUM milestone payment will be made twenty (20) business days following the achievement of the AUM milestone. On the AUM milestone payment date AllianceBernstein will pay to the trustee by wire transfer an amount equal to the product of (i) the AUM milestone payment due on that date multiplied by (ii) the number of outstanding CVRs. The trustee will promptly (but in any event within two (2) business days) make the AUM milestone payment to holders of record of the CVRs as of the close of business in New York City, three business days prior to the AUM milestone payment date. The payment will be an amount equal to the product of (i) such AUM milestone payment multiplied by (ii) the number of CVRs held by such holder.

        Amounts payable by AllianceBernstein in respect of the CVRs will be considered paid on the AUM milestone payment date if on such date the trustee or paying agent (if a non-affiliate of AllianceBernstein) holds money sufficient to pay all such amounts then due in accordance with the CVR agreement. AllianceBernstein, its affiliates, the trustee and the paying agent will be entitled to deduct and withhold any amounts required to be deducted and withheld under any tax law. The consent of the CVR holder is not required for any such withholding.

Issuance of CVRs

        The CVRs will be issued following the effective time of the merger to holders of W.P. Stewart common stock immediately prior to the merger whose shares have been converted into the right to receive the merger consideration. The CVR agreement provides for authentication of the CVRs by the trustee upon execution and delivery of such CVRs pursuant to the CVR agreement. The CVRs may be issued in book-entry form.

Transferability of CVRs

        The CVRs are freely transferable and any interest therein may be sold, assigned, pledged, encumbered or in any manner transferred or disposed of, in whole or in part, as long as the transfer or other disposition is made in accordance with the applicable provisions of the CVR agreement and in compliance with applicable United States federal and state securities laws and any other applicable laws.

Registration and Transfers

        AllianceBernstein will cause to be kept at the office of the trustee a register in which, subject to such reasonable regulations as it may prescribe, AllianceBernstein will provide for the registration and transfer of the CVRs.

        Upon surrender for registration of transfer of any CVR at the office or agency of AllianceBernstein designated by AllianceBernstein, AllianceBernstein will execute, and the trustee will authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR certificates or evidence of book-entry CVRs, representing the same aggregate number of CVRs represented by the CVR certificate (or book-entry CVRs) so surrendered that are to be transferred and AllianceBernstein will execute and the trustee will authenticate and deliver, as applicable, in the name of the transferor, one or more new CVR certificates (or evidence of book-entry CVRs) representing the aggregate number of CVRs represented by such CVR certificate (or book-entry CVRs), if any, that are not to be transferred.

        All CVRs presented or surrendered for registration of transfer or for exchange shall (if so required by AllianceBernstein or the trustee, acting as the CVR registrar) be accompanied by a written statement of transfer in form reasonably satisfactory to AllianceBernstein or the trustee, acting as the CVR registrar, duly executed by the holder thereof or his attorney duly authorized in writing.

        No service charge will be made for any registration of transfer or exchange of CVRs, but AllianceBernstein may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of CVRs.

Ranking

        The CVRs will rank equal in right of payment to all existing and future unsecured unsubordinated indebtedness of AllianceBernstein, and senior in right of payment to all subordinated indebtedness of AllianceBernstein. The CVRs, however, will be effectively subordinated in right of payment to all of AllianceBernstein's secured obligations to the extent of the collateral securing such obligations and to any senior obligations of AllianceBernstein.

Reporting Obligations

        The CVR agreement provides that AllianceBernstein will file with the trustee, and make available on its website, the following:

  •
  within fifteen (15) days after AllianceBernstein files or furnishes the same with the SEC, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which AllianceBernstein is required to file with or furnish to the SEC, pursuant to Section 13 or Section 15(d) of the exchange act (or mail to the holders of CVRs substitute quarterly and annual financial information in the event that AllianceBernstein is not required to file periodic reports with the SEC); and

  •
  copies of any quarterly financial information or earnings reports made public by AllianceBernstein or made available on AllianceBernstein's website, within fifteen (15) days after such information or reports are furnished or otherwise made public or available.

        The CVR Agreement also provides that AllianceBernstein will file with the trustee, include in a current report on Form 8-K and make available on its website the following:

  •
  within fifty (50) days after the end of each calendar quarter, a statement (which we refer to as the "AUM statement") setting forth the assets under management (as defined above) as of the end of such calendar quarter; and

  •
  within four (4) business days after the occurrence of the AUM milestone, a notice setting forth the occurrence of the AUM milestone, the amount of the payment payable in connection with such AUM milestone and the AUM milestone payment date.

        AllianceBernstein will also file with the trustee such additional information, documents and reports with respect to compliance by AllianceBernstein with the conditions and covenants of the CVR agreement as may be required from time to time by the rules and regulations of the SEC.

Audits

        Until the AUM milestone payment has been paid, prior to February 9 of each year during the term of the CVR agreement, AllianceBernstein will provide an independent certified public accounting firm of nationally recognized standing selected by its board of directors with access during normal business hours to such of the records of AllianceBernstein as may be reasonably necessary to verify (i) the accuracy of the statements set forth in the AUM statements for the immediately preceding calendar year and the figures underlying the calculations set forth therein and (ii) whether the AUM milestone had been achieved at any time during the immediately preceding calendar year. The fees charged by such accounting firm shall be paid by AllianceBernstein. AllianceBernstein will cause the accountant to disclose in writing to the CVR holders within ninety (90) days after the applicable calendar year end any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in the AUM statement are materially incorrect or if the AUM milestone had been achieved at any point during such year (such disclosure is referred to as the "annual audit report"). If the AUM milestone payment has not been paid prior to the three year anniversary of the effective time of the merger, then no later than ten (10) business days after such three year anniversary, AllianceBernstein will provide the accountant with access during normal business hours to such of the records of AllianceBernstein as may be reasonably necessary to verify whether the AUM milestone had been achieved at any time during the period following the year with respect to the most recently delivered annual audit report until and including the three year anniversary of the effective time of the merger. AllianceBernstein will cause the accountant to disclose in writing no later than ninety (90) days after the three year anniversary of the effective time whether it has determined that the AUM milestone had been achieved at any time during the period covered by such audit (such disclosure is referred to as the "final audit report"). The accountant will provide AllianceBernstein with a copy of all disclosures made to the CVR holders. Following receipt of any such disclosures, AllianceBernstein will file such disclosures with the trustee, and if any required annual audit report or final audit report has not been delivered to all holders by the accountant, will promptly mail a copy of any such annual audit report or final audit report, as applicable, to all CVR holders.

        If the accountant concludes that the AUM milestone payment should have been paid but was not paid when due, AllianceBernstein will pay each CVR holder the AUM milestone payment plus interest as set forth in the CVR agreement from the date the AUM milestone payment date should have occurred to the date of actual payment. AllianceBernstein will pay this amount to the CVR holders of record as of a date that is three (3) business days prior to the AUM milestone payment date selected by AllianceBernstein, which date must be within twenty (20) business days after the date that the annual audit report or final audit report, as applicable, showing that the AUM milestone had been achieved at any time during the period covered thereby was delivered to the CVR holders.

        All determinations of the accountant will be conclusive and binding on each CVR holder.

Efforts

        The CVR agreement provides that AllianceBernstein will, and will cause its subsidiaries (including WPS group) to, use diligent efforts (as defined below) to achieve the AUM milestone. In addition, AllianceBernstein will, and will cause its subsidiaries to, cause WPS group to be operated as a distinct investment team and use commercially reasonable efforts to operate in compliance with law in all material respects. AllianceBernstein will use diligent efforts to maintain a running calculation of assets under management.

        In furtherance of these requirements, AllianceBernstein has agreed to operate the business of W.P. Stewart following the merger in accordance with the following additional requirements, which are referred to as the "specified conduct":

  •
  Neither AllianceBernstein nor any of its subsidiaries will offer any investment product with substantially the same investment strategy as the investment strategy of W.P. Stewart immediately prior to the merger in the same geographic markets as such comparable W.P. Stewart investment product is marketed (referred to as a "competing product"), unless the WPS group does not otherwise have sufficient investment capacity to offer such competing product; provided, however, that this will not (x) prevent AllianceBernstein or any of its affiliates from acquiring any other person or business that manages or distributes any competing products as part of an acquisition where the competing products were not the primary focus of the acquisition, or from operating the business of such person thereafter in a manner materially consistent with the past practice of such acquired business or (y) apply in respect of any third party (together with its pre-acquisition subsidiaries) that manages or distributes competing products that acquires AllianceBernstein or any of its affiliates (whether through a merger, consolidation, tender or exchange offer, sale of all or substantially all assets or otherwise);

  •
  AllianceBernstein will provide or cause to be provided to the investment professionals comprising the WPS group, with marketing and distribution support that, in the aggregate, is no less favorable to the WPS group than is generally made available to similarly situated financial products and services of AllianceBernstein or its subsidiaries (other than WPS group), as applicable;

  •
  AllianceBernstein will not, directly or indirectly, materially amend, change, revise or alter the WPS group's investment strategy as was in effect immediately prior to the effective time of the merger without the prior written consent of the lead investment managers of the WPS group, which consent shall not be unreasonably withheld, conditioned or delayed; and

  •
  AllianceBernstein and its subsidiaries will devote such financial and other resources for product development by the WPS group as are devoted to similarly situated subsidiaries and investment teams of AllianceBernstein and its subsidiaries.

        As used in the CVR agreement, "diligent efforts" means the efforts that a person operating a business similar to the business of such person would use in the reasonable exercise of discretion and good faith, as judged by the standards of the applicable business community, taking into consideration such person's own interests and financial and operating limitations; provided, however, that such efforts do not require such person to incur a financial detriment in excess of what is, or spend in excess of what is, reasonable in relation to the benefit to be obtained by such person from the transaction to which such efforts relate. Under the CVR agreement, the performance by AllianceBernstein of the specified conduct (defined immediately above) creates a presumption that AllianceBernstein has used diligent efforts to achieve the AUM milestone.

Breach

        Each one of the following events, if it occurs and is continuing, is a breach of the CVR agreement:

  •
  failure to pay all or any part of the AUM milestone payment after a period of three (3) business days after such AUM milestone payment shall become due and payable on the AUM milestone payment date or otherwise;

  •
  a material breach in the performance, or breach in any material respect, of any covenant or warranty of AllianceBernstein, and continuance of such breach for a period of ninety (90) days after there has been given to AllianceBernstein by the trustee or to AllianceBernstein and the trustee by the holders of a majority of the outstanding CVRs a written notice specifying such breach and requiring it to be remedied and stating that such notice is a "Notice of Breach";

  •
  a court having jurisdiction in the premises entering a decree or order for relief in respect of AllianceBernstein in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of AllianceBernstein or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order remains unstayed and in effect for a period of ninety (90) consecutive days; or

  •
  AllianceBernstein commences a voluntary case under any applicable bankruptcy, insolvency or other similar law, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of AllianceBernstein or for any substantial part of its property, or makes any general assignment for the benefit of creditors.

        The foregoing provisions, however, are subject to the condition that if, at any time after the trustee has brought suit based on a breach, and before any judgment or decree for the payment of the moneys due has been obtained or entered, AllianceBernstein pays or deposits with the trustee a sum sufficient to pay all amounts which have become due and payable (with interest) and such amount as is sufficient to cover reasonable compensation to the trustee, its external agents and counsel, and all other reasonable expenses of the trustee, and if any and all breaches under the CVR agreement have been cured, waived or otherwise remedied, then the holders of at least a majority of the outstanding CVRs may waive all breaches with respect to the CVRs, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent breach or shall impair any right consequent thereof.

        Except where authorization and/or appearance of each of the CVR holders is required by applicable law, if a breach described above occurs and is continuing, then either the trustee by notice in writing to AllianceBernstein, or the trustee upon the written request of the holders of a majority of the CVRs by notice in writing to AllianceBernstein and the trustee, shall bring suit to protect the rights of the CVR holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at prime rate plus 3% from the date such amounts were due and payable until payment is made to the trustee.

        Furthermore, in case a breach described above has occurred, has not been waived and is continuing, the trustee may in its discretion, and upon the act of the CVR holders of not less than 25% of the outstanding CVRs and together with an offer to the trustee of reasonable indemnity against the costs, expenses and liabilities to be incurred therein or thereby shall, proceed to protect and enforce the rights vested in it by the CVR agreement by such appropriate judicial proceedings as the trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the CVR holders is required by applicable law).

Amendment of CVR Agreement Without Consent of CVR Holders

        Without the consent of the CVR holders, AllianceBernstein and the trustee may amend the CVR agreement or the CVRs for the following purposes:

  •
  to convey, transfer, assign, mortgage or pledge to the trustee as security for the CVRs any property or assets;

  •
  to evidence the succession of another person to AllianceBernstein, and the assumption by any such successor of the covenants of AllianceBernstein in the CVR agreement and in the CVRs;

  •
  to add to the covenants of AllianceBernstein such further covenants, restrictions, conditions or provisions as the board of directors and/or the chief executive officer of AllianceBernstein and the trustee shall consider to be and shall be for the protection of the CVR holders;

  •
  to cure any ambiguity, or to correct or supplement any provision in the CVR agreement or in the CVRs which may be defective or inconsistent with any other provision if such amendment does not adversely affect the interests of the CVR holders;

  •
  to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

  •
  to make any change that does not adversely affect the interests of the CVR holders.

        The trustee shall notify the CVR holders of any such amendment.

 Amendment of CVR Agreement with Consent of CVR Holders

        With the consent of the holders of a majority of the outstanding CVRs, AllianceBernstein and the trustee may make other amendments to the CVR agreement or the CVRs, except that no amendment may, without the consent of the holder of each outstanding CVR affected thereby:

  •
  modify in a manner adverse to the CVR holders (i) any provision contained in the CVR agreement with respect to the termination of the CVR agreement or the CVRs, (ii) the time for payment and amount of the AUM milestone payment, or otherwise extend the time for payment of the CVRs or reduce the amounts payable in respect of the CVRs or modify any other payment term or payment date;

  •
  reduce the number of CVRs, the consent of whose holders is required for any such amendment; or

  •
  modify any of the provisions of the CVR agreement regarding amendments to the CVR agreement, except to increase the percentage of holders from whom consent is required or to provide that certain other provisions of the CVR agreement cannot be modified or waived without the consent of the holder of each CVR affected thereby.

Purchases of CVRs by AllianceBernstein

        AllianceBernstein is permitted to acquire any of the CVRs, whether in open market transactions, private transactions, or otherwise.

Limitation on Suits by Holders

        Subject to the rights described in "—Audits" above, and the rights of the holders of CVRs described in "—Unconditional Right of Holders to Institute Certain Suits" below, no holder of CVRs shall have any right under the CVR agreement to institute an action or proceeding with respect to the CVR agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official, unless: (i) the holder previously gave the trustee written notice of breach; (ii) holders of 25% of the outstanding CVRs have made a request in writing to the trustee to institute such action as trustee; and (iii) the holder has offered the trustee a reasonable indemnity against the costs, expenses and liabilities it may incur in such action or proceeding, and the trustee for fifteen (15) days after receiving the notice and request has not instituted any action or proceeding and no direction inconsistent with the written request was given to the trustee.

Unconditional Right of Holders to Institute Certain Suits

        Notwithstanding any other provision in the CVR agreement or the CVR, the right of holders of CVRs to receive payment of the amounts payable in respect of the CVRs on or after their respective due dates, or to institute suit for the enforcement of any such payment on or after such respective dates, may not be impaired or affected without the consent of the holder.

Control by Holders; Removal of Trustee

        Generally, holders of at least a majority of the outstanding CVRs have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power granted to the trustee by the CVR agreement.

        If the trustee or AllianceBernstein determines that the trustee has a conflicting interest within the meaning of the Trust Indenture Act, and the trustee fails to comply with its obligations to eliminate the conflicting interest or resign, after written request to that effect by AllianceBernstein or any holder of CVRs, then any holder of CVRs who has been a bona fide holder for at least six months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the trustee and the appointment of a successor trustee.

W.P. STEWART MARKET PRICE, DIVIDEND AND RELATED STOCKHOLDER MATTERS

        W.P. Stewart's common stock is traded in the over the counter market under the symbol "WPSL". The following table sets forth, for the periods indicated, the high and low bid quotation information per share of W.P. Stewart common stock, as reported by Bloomberg. These market quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions.

	High		Low
Fiscal year ended December 31, 2013
First quarter		$8.25		$5.01
Second quarter		$7.40		$6.20
Third quarter (through [ ])	$	[ ]	$	[ ]
Fiscal year ended December 31, 2012
First quarter		$6.80		$5.10
Second quarter		$6.25		$3.50
Third quarter		$5.10		$3.45
Fourth quarter		$6.00		$3.00
Fiscal year ended December 31, 2011
First quarter		$8.74		$6.00
Second quarter		$8.00		$5.10
Third quarter		$7.50		$2.00
Fourth quarter		$7.00		$3.00

        As of [                  ], 2013, there were [                  ] holders of record of W.P. Stewart common stock.

Dividend Policy

        W.P. Stewart did not declare any cash dividends in the two years ended December 31, 2012 and 2011 or the first two fiscal quarters of 2013 and does not intend to declare any dividends in the near future. W.P. Stewart's present policy is to retain earnings and preserve cash for future growth and development of our business.

Securities Authorized for Issuance under Equity Compensation Plans

EQUITY COMPENSATION PLAN INFORMATION

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders	0	0	80,000	(1)

Total:	0	0	80,000	(1)

(1)
Represents restricted stock issuable upon attainment of performance incentives under Mr. Maquet's employment agreement. In addition, pursuant to the employment agreements of W.P. Stewart's investment team members, incentive bonuses may be payable in W.P. Stewart common stock, depending on whether certain performance goals are met and/or the amount of the bonus.

 EXPERTS

        The consolidated financial statements of AllianceBernstein L.P. as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the CVRs offered hereby will be passed upon for AllianceBernstein by Wachtell, Lipton, Rosen & Katz (New York, New York).

WHERE YOU CAN FIND MORE INFORMATION

        AllianceBernstein files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that AllianceBernstein files at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services. The SEC maintains an internet site that contains annual, quarterly and current reports, proxy and information statements and other information that issuers, including AllianceBernstein, file electronically with the SEC. These electronic SEC filings are available to the public at the SEC's Internet site, www.sec.gov. You can also review AllianceBernstein's SEC filings on its web site at http://www.alliancebernstein.com. Information included on AllianceBernstein's web site is not a part of this proxy statement/prospectus.

        AllianceBernstein has filed a registration statement on Form S-4 to register with the SEC the offering and sale of the CVRs to W.P. Stewart stockholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of AllianceBernstein in addition to being a proxy statement for W.P. Stewart. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at the SEC's reference room or web addresses listed above.
        Except where the context otherwise indicates, AllianceBernstein has supplied all information contained in this proxy statement/prospectus relating to AllianceBernstein and Merger Sub, and W.P. Stewart has supplied all information contained in this proxy statement/prospectus relating to W.P. Stewart.

        You should rely only on the information contained in this proxy statement/prospectus to vote your shares at the special meeting of W.P. Stewart stockholders. Neither AllianceBernstein nor W.P. Stewart has authorized anyone to provide you with information that differs from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [                  ], 2013. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of CVRs in the merger shall create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction.

INDEX TO ALLIANCEBERNSTEIN CONSOLIDATED FINANCIAL STATEMENTS

Page
Audited consolidated financial statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Statements of Financial Condition as of December 31, 2012 and 2011	F-3
Consolidated Statements of Income for the years ended December 31, 2012, 2011 and 2010	F-4
Consolidated Statements of Comprehensive Income for the years ended December 31, 2012, 2011 and 2010	F-5
Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2012, 2011 and 2010	F-6
Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010	F-7
Notes to Consolidated Financial Statements	F-8
Unaudited interim condensed consolidated financial statements
Condensed Consolidated Statements of Financial Condition as of June 30, 2013 (unaudited) and December 31, 2012	F-61
Condensed Consolidated Statements of Income for three months ended June 30, 2013 and 2012 and the six months ended June 30, 2013 and 2012 (unaudited)	F-62
Condensed Consolidated Statements of Comprehensive Income for three months ended June 30, 2013 and 2012 and the six months ended June 30, 2013 and 2012 (unaudited)	F-63
Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2013 and 2012	F-64
Notes to Condensed Consolidated Financial Statements June 30, 2013 (unaudited)	F-65

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the General Partner and Unitholders of
AllianceBernstein L.P.:

        We have audited the accompanying consolidated statements of financial condition of AllianceBernstein L.P. and its subsidiaries ("AllianceBernstein") as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 2012. These financial statements are the responsibility of AllianceBernstein's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AllianceBernstein at December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
New York, New York February 12, 2013

AllianceBernstein L.P. and Subsidiaries

Consolidated Statements of Financial Condition

	December 31.
	2012	2011
	(in thousands, except unit amounts)
ASSETS
Cash and cash equivalents	$627,182	$638,681
Cash and securities segregated, at fair value (cost $1,551,177 and $1,279,779)	1,551,326	1,279,855
Receivables, net:
Brokers and dealers	408,037	291,276
Brokerage clients	942,034	782,697
Fees	265,685	265,248
Investments:
Long-term incentive compensation-related	122,977	176,370
Other	609,357	618,924
Furniture, equipment and leasehold improvements, net	196,125	273,104
Goodwill	2,954,327	2,954,327
Intangible assets, net	169,208	190,000
Deferred sales commissions, net	95,430	59,999
Other assets	173,362	177,908

Total assets	$8,115,050	$7,708,389

LIABILITIES AND CAPITAL
Liabilities:
Payables:
Brokers and dealers	$220,736	$279,655
Securities sold not yet purchased	63,838	39,307
Brokerage clients	2,563,061	1,895,972
AllianceBernstein mutual funds	156,679	122,151
Accounts payable and accrued expenses	499,076	362,570
Accrued compensation and benefits	485,229	534,344
Debt	323,163	444,903

Total liabilities	4,311,782	3,678,902

Commitments and contingencies (See Note 13)
Capital:
General Partner	41,213	42,632
Limited partners: 277,600,901 and 277,847,588 units issued and outstanding	4,165,461	4,306,760
Capital contributions receivable from General Partner	(8,441)	(12,135)
Holding Units held for long-term incentive compensation plans	(389,941)	(323,382)
Accumulated other comprehensive income (loss)	(48,526)	(38,413)

Partners' capital attributable to AllianceBernstein Unitholders	3,759,766	3,975,462
Non-controlling interests in consolidated entities	43,502	54,025

Total capital	3,803,268	4,029,487

Total liabilities and capital	$8,115,050	$7,708,389

See Accompanying Notes to Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Consolidated Statements of Income

	Years Ended December 31,
	2012	2011	2010
	(in thousands, except per unit amounts)
Revenues:
Investment advisory and services fees	$1,772,257	$1,916,419	$2,051,692
Bernstein research services	413,707	437,414	430,521
Distribution revenues	401,706	351,621	338,597
Dividend and interest income	21,286	21,499	22,902
Investment gains (losses)	29,202	(82,081)	(1,410)
Other revenues	101,801	107,569	109,803

Total revenues	2,739,959	2,752,441	2,952,105
Less: Interest expense	3,222	2,550	3,548

Net revenues	2,736,737	2,749,891	2,948,557

Expenses:
Employee compensation and benefits:
Employee compensation and benefits	1,168,645	1,246,898	1,320,495
Long-term incentive compensation charge	—	587,131	—
Promotion and servicing:
Distribution-related payments	367,090	302,684	286,676
Amortization of deferred sales commissions	40,262	37,675	47,397
Other	202,191	219,197	193,822
General and administrative:
General and administrative	508,364	533,578	516,185
Real estate charges	223,038	7,235	101,698
Interest on borrowings	3,429	2,545	2,078
Amortization of intangible assets	21,353	21,417	21,344

Total expenses	2,534,372	2,958,360	2,489,695

Operating income (loss)	202,365	(208,469)	458,862
Non-operating income	—	—	6,760

Income (loss) before income taxes	202,365	(208,469)	465,622
Income tax expense	13,764	3,098	38,523

Net income (loss)	188,601	(211,567)	427,099
Net (loss) income of consolidated entities attributable to non-controlling interests	(315)	(36,799)	(15,320)

Net income (loss) attributable to AllianceBernstein Unitholders	$188,916	$(174,768)	$442,419

Net income (loss) per AllianceBernstein Unit:
Basic	$0.67	$(0.62)	$1.59

Diluted	$0.67	$(0.62)	$1.58

See Accompanying Notes to Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Consolidated Statements of Comprehensive Income

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Net income (loss)	$188,601	$(211,567)	$427,099
Other comprehensive income (loss):
Foreign currency translation adjustments	(1,253)	1,802	3,470
Income tax benefit (expense)	796	(1,405)	(510)

Foreign currency translation adjustments, net of tax	(457)	397	2,960
Unrealized gains on investments:
Unrealized gains arising during period	1,375	225	751
Less: reclassification adjustment for gains (losses) included in net income	47	(34)	47

Changes in unrealized gains on investments	1,328	259	704
Income tax (expense) benefit	(780)	302	(247)

Unrealized gains on investments, net of tax	548	561	457
Changes in employee benefit related items:
Amortization of transition asset	(143)	(143)	(143)
Amortization of prior service cost	107	107	(845
Recognized actuarial loss (gain)	(10,074)	(15,408)	(9,213)

Changes in employee benefit related items	(10,110)	(15,444)	(10,201)
Income tax (expense) benefit	(134)	340	112

Employee benefit related items, net of tax	(10,244)	(15,104)	(10,089)

Other comprehensive income (loss)	(10,153)	(14,146)	(6,672)
Less: Comprehensive (loss) income in consolidated entities attributable to non-controlling interests	(354)	(37,316)	(12,053)

Comprehensive income (loss) attributable to AllianceBernstein Unitholders	$178,802	$(188,397)	$432,480

See Accompanying Notes to Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Consolidated Statements of Changes in Partners' Capital

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
General Partner's Capital
Balance, beginning of year	$42,632	$48,986	$48,671
Net income (loss)	1,889	(1,748)	4,424
Cash distributions to General Partner	(3,226)	(4,775)	(4,978)
Long-term incentive compensation plans activity	(82)	132	954
Retirement of AllianceBernstein Units	—	—	(85)
Purchase of Australian joint venture non-controlled interest	—	37	—

Balance, end of year	41,213	42,632	48,986

Limited Partners' Capital
Balance, beginning of year	4,306,760	4,905,037	4,862,158
Net income (loss)	187,027	(173,020)	437,995
Cash distributions to unitholders	(318,208)	(471,691)	(490,118)
Long-term incentive compensation plans activity	(6,923)	49,290	103,438
Retirement of AllianceBernstein Units	(3,195)	(6,522)	(8,436)
Purchase of Australian joint venture non-controlled interest	—	3,666	—

Balance, end of year	4,165,461	4,306,760	4,905,037

Capital Contributions Receivable
Balance, beginning of year	(12,135)	(15,973)	(19,664)
Capital contributions from General Partner	4,440	4,793	4,879
Compensation plan accrual	(746)	(955)	(1,188)

Balance, end of year	(8,441)	(12,135)	(15,973)

Holding Units held for Long-term Incentive Compensation Plans
Balance, beginning of year	(323,382)	(535,410)	(338,941)
Purchases of Holding Units to fund long-term compensation plans, net	(238,015)	(220,813)	(226,370)
Reclassification from liability-based awards	130,281	—	—
Issuance of Holding Units to fund long-term incentive compensation plan awards, net of forfeitures	—	—	(78,506)
Amortization of long-term incentive compensation awards	20,661	437,743	113,548
Re-valuation of Holding Units held in rabbi trust	20,514	(4,902)	(5,141)

Balance, end of year	(389,941)	(323,382)	(535,410)

Accumulated Other Comprehensive Income (Loss)
Balance, beginning of year	(38,413)	(31,801)	(21,862)
Unrealized gain (loss) on investments, net of tax	548	528	348
Foreign currency translation adjustment, net of tax	(418)	7,964	(199)
Changes in employee benefit related items, net of tax	(10,243)	(15,104)	(10,088)

Balance, end of year	(48,526)	(38,413)	(31,801)

Total Partners' Capital attributable to AllianceBernstein Unitholders	3,759,766	3,975,462	4,370,839

Non-controlling Interests in Consolidated Entities
Balance, beginning of year	54,025	124,517	171,593
Net (loss) income	(315)	(36,799)	(15,320)
Unrealized gain (loss) on investments	—	33	108
Foreign currency translation adjustment	(39)	(550)	3,159
Acquisitions	(1)	(32,103)	—
Distributions to non-controlling interests of our consolidated venture capital fund activities	(10,168)	(1,073)	(35,023)

Balance, end of year	43,502	54,025	124,517

Total Capital	$3,803,268	$4,029,487	$4,495,356

See Accompanying Notes to Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$188,601	$(211,567)	$427,099
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of deferred sales commissions	40,262	37,675	47,397
Amortization of non-cash long-term incentive compensation	21,830	474,103	122,612
Depreciation and other amortization	76,257	83,489	81,697
Unrealized (gains) losses on long-term incentive compensation-related investments	(15,395)	12,037	(39,094)
Unrealized (gains) losses on consolidated venture capital fund	(18,233)	38,974	39,534
Unrealized (gains) losses on other investments	(40,541)	23,535	(10,414)
Real estate asset write-off charges	41,450	4,639	25,521
Other, net	1,552	5,069	3,722
Changes in assets and liabilities:
(Increase) in segregated cash and securities	(271,471)	(169,964)	(124,560)
(Increase) decrease in receivables	(226,553)	1,164	(399,549)
Decrease (increase) in investments	136,901	(110,600	24,062
(Increase) in deferred sales commissions	(75,693)	(21,518)	(33,366)
Decrease (increase) in other assets	4,363	(26,048	26,223
Increase in payables	613,345	284,680	543,638
Increase (decrease) in accounts payable and accrued expenses	137,898	(26,343)	86,567
Increase in accrued compensation and benefits	69,406	178,870	9,045

Net cash provided by operating activities	683,979	578,195	830,134

Cash flows from investing activities:
Purchases of investments	(108)	(56)	(73)
Proceeds from sales of investments	780	3,507	4,349
Purchases of furniture, equipment and leasehold improvements	(21,650)	(39,590)	(25,302)
Proceeds from sales of furniture, equipment and leasehold improvements	2,636	1,251	1,801
Purchase of businesses, net of cash acquired	—	(41,835)	(14,298)

Net cash used in investing activities	(18,342	(76,723	(33,523

Cash flows from financing activities:
(Repayment) issuance of commercial paper, net	(123,250)	219,363	(24,247)
(Decrease) increase in overdrafts payable	(244)	(38,640)	15,278
Distributions to General Partner and unitholders	(321,434)	(476,466)	(495,096)
Distributions to non-controlling interests in consolidated entities	(10,168)	(1,073)	(35,023)
Capital contributions from General Partner	4,440	4,793	4,879
Additional investments by Holding with proceeds from exercise of compensatory options to buy Holding Units	—	1,478	8,287
Additional investments by Holding from distributions paid to AllianceBernstein consolidated rabbi trust	11,595	5,727	2,205
Purchases of Holding Units to fund long-term incentive compensation plan awards, net	(238,015)	(220,813)	(226,370)
Purchases of AllianceBernstein Units	(3,195)	(6,522)	(8,521)
Debt issuance costs	(1,933)	(69)	(1,932)
Other	(31)	(26)	(51)

Net cash used in financing activities	(682,235)	(512,248)	(760,591)

Effect of exchange rate changes on cash and cash equivalents	5,099	(734)	(45)

Net (decrease) increase in cash and cash equivalents	(11,499)	(11,510)	35,975
Cash and cash equivalents as of beginning of the period	638,681	650,191	614,216

Cash and cash equivalents as of end of the period	$627,182	$638,681	$650,191

Cash paid:
Interest paid	$4,809	$3,001	$3,721
Income taxes paid	10,063	29,477	43,072
Non-cash investing activities:
Fair value of assets acquired	—	30,368	49,041
Fair value of liabilities assumed	—	(4,999)	(34,743)

See Accompanying Notes to Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements

        The words "we" and "our" refer collectively to AllianceBernstein L.P. and its subsidiaries ("AllianceBernstein"), or to their officers and employees. Similarly, the word "company" refers to AllianceBernstein. Cross-references are in italics.

1. Business Description and Organization

        We provide research, diversified investment management and related services globally to a broad range of clients. Our principal services include:

  •
  Institutional Services—servicing our institutional clients, including unaffiliated corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments, and affiliates such as AXA and certain of its insurance company subsidiaries, by means of separately managed accounts, sub-advisory relationships, structured products, collective investment trusts, mutual funds, hedge funds and other investment vehicles.

  •
  Retail Services—servicing our retail clients, primarily by means of retail mutual funds sponsored by AllianceBernstein or an affiliated company, sub-advisory relationships with mutual funds sponsored by third parties, separately managed account programs sponsored by financial intermediaries worldwide and other investment vehicles.

  •
  Private Client Services—servicing our private clients, including high-net-worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations, and other entities, by means of separately managed accounts, hedge funds, mutual funds and other investment vehicles.

  •
  Bernstein Research Services—servicing institutional investors seeking high-quality research, portfolio strategy advice and brokerage-related services.

        We also provide distribution, shareholder servicing and administrative services to the mutual funds we sponsor.

        Our high-quality, in-depth research is the foundation of our business. Our research disciplines include fundamental, quantitative and economic research and currency forecasting. In addition, we have created several specialized research initiatives, including research examining global strategic developments that can affect multiple industries and geographies.

        We provide a broad range of investment services with expertise in:

  •
  Value equities, generally targeting stocks that are out of favor and considered undervalued;

  •
  Growth equities, generally targeting stocks with under-appreciated growth potential;

  •
  Fixed income securities, including taxable and tax-exempt securities;

  •
  Blend strategies, combining style-pure investment components with systematic rebalancing;

  •
  Passive management, including index and enhanced index strategies;

  •
  Alternative investments, including hedge funds, fund of funds, currency management strategies and private equity (e.g., direct real estate investing); and

  •
  Asset allocation services, including dynamic asset allocation, customized target date funds, target risk funds and other strategies tailored to help clients meet their investment goals.

        We provide these services using various investment disciplines, including market capitalization (e.g., large-, mid- and small-cap equities), term (e.g., long-, intermediate- and short-duration debt

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

1. Business Description and Organization (Continued)

securities), and geography (e.g., U.S., international, global and emerging markets), as well as local and regional disciplines in major markets around the world.

        As of December 31, 2012, AXA, société anonyme organized under the laws of France and the holding company for an international group of insurance and related financial services companies, through certain of its subsidiaries ("AXA and its subsidiaries") owned approximately 1.4% of the issued and outstanding units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. ("Holding Units").

        As of December 31, 2012, the ownership structure of AllianceBernstein, expressed as a percentage of general and limited partnership interests, was as follows:

AXA and its subsidiaries	61.0%
Holding	37.5
Unaffiliated holders	1.5

100.0%

        AllianceBernstein Corporation (an indirect wholly owned subsidiary of AXA, "General Partner") is the general partner of both AllianceBernstein Holding L.P. ("Holding") and AllianceBernstein. AllianceBernstein Corporation owns 100,000 general partnership units in Holding and a 1% general partnership interest in AllianceBernstein. Including both the general partnership and limited partnership interests in Holding and AllianceBernstein, AXA and its subsidiaries had an approximate 65.5% economic interest in AllianceBernstein as of December 31, 2012.

2. Summary of Significant Accounting Policies

  Basis of Presentation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

  Principles of Consolidation

        The consolidated financial statements include AllianceBernstein and its majority-owned and/or controlled subsidiaries. All significant inter-company transactions and balances among the consolidated entities have been eliminated.

  Recently Adopted Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Fair Value Measurement. The changes to the existing guidance included how and when the valuation premise of highest and best use applies, the application of premiums and discounts, as well as new required disclosures (included in Note 9). We adopted this standard on January 1, 2012 and there was no material impact on our consolidated financial statements.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income. This standard eliminated the option to report other comprehensive income and its components in the statement of changes in equity. An entity can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive statements. This standard did not change the items that constitute net income and other comprehensive income, when an item of other comprehensive income must be reclassified to net income or the earnings per unit computation (which will continue to be based on net income). We adopted this standard on January 1, 2012 utilizing the two statement approach and there was no material impact on our consolidated financial statements.

        In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment. The revised standard was intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a "qualitative" assessment to determine whether further impairment testing is necessary. We adopted this standard on January 1, 2012 and there was no material impact on our consolidated financial statements.

  Reclassifications and Revision

        We reclassified prior period Private Client commissions representing payments to third parties, from employee compensation and benefits expense in the consolidated statements of income to other promotion and servicing expense to conform to the current year's presentation. In addition, unrealized gains (losses) on other investments, previously included in other adjustments to reconcile net income to net cash provided by operating activities in the consolidated statements of cash flows, is currently shown separately.

        During 2012, we identified an error in the classification of Holding's cash distributions to us on unallocated Holding Units held in our consolidated rabbi trust. As such, we revised the classification of prior period amounts recorded for Holding's cash distributions to us on unallocated Holding Units held in our consolidated rabbi trust from due to Holding to additional investments by Holding in AllianceBernstein in partners' capital in the consolidated statements of financial condition. In addition, changes in due to Holding included in cash flows from operating activities in prior periods are now presented as additional investments by Holding in AllianceBernstein included in cash flows from financing activities. As of December 31, 2012, the cumulative impact of the revision on partners' capital in the consolidated statement of financial condition was $7.9 million. The impact of the revision for 2011 and 2010 in the consolidated statements of cash flows was $5.7 million and $2.2 million, respectively. Management concluded that the error did not, individually or in the aggregate, result in a material misstatement of AllianceBernstein's consolidated financial statements for any prior period.

  Variable Interest Entities

        In accordance with ASU 2009-17, Consolidation (Topic 810)—Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities, the determination of whether a company is required to consolidate an entity is based on, among other things, an entity's purpose and design, a company's ability to direct the activities of the entity that most significantly impact the entity's economic performance, and whether a company is obligated to absorb losses or receive benefits that could potentially be significant to the entity. The standard also requires ongoing assessments of whether a company is the primary beneficiary of a variable interest entity ("VIE"). The provisions of this

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

standard became effective January 1, 2010. In January 2010, the FASB deferred portions of ASU 2009-17 that relate to asset managers. We determined that all entities for which we are a sponsor and/or investment manager, other than collateralized debt obligations and collateralized loan obligations (collectively "CDOs"), qualify for the scope deferral and will continue to be assessed for consolidation under prior accounting guidance for consolidation of variable interest entities.

        As of December 31, 2012, we were the investment manager for five CDOs that meet the definition of a VIE due primarily to the lack of unilateral decision-making authority of the equity holders. The CDOs are alternative investment vehicles created for the sole purpose of issuing collateralized debt instruments that offer investors the opportunity for returns that vary with the risk level of their investment. Our management fee structure for these CDOs will typically include a senior management fee, and may also include subordinated and incentive management fees. We hold no equity interest in any of these CDOs. For each of the CDOs, we evaluated the management fee structure, the current and expected economic performance of the entities and other provisions included in the governing documents of the CDOs that might restrict or guarantee an expected loss or residual return. In accordance with ASC 810, Consolidation, we concluded that our investment management contract does not represent a variable interest in four of the five CDOs. As such, we are not required to consolidate these entities.

        For the remaining CDO, we concluded our collateral management agreement represented a variable interest primarily due to the level of subordinated fees. We evaluated whether we possessed both of the following characteristics of a controlling financial interest: (1) the power to direct the activities of the VIE that most significantly impact the entity's economic performance, and (2) the obligation to absorb losses of the entity or the right to receive benefits from the entity that could potentially be significant to the VIE. We determined that we possessed the decision-making power noted in criteria (1).

        In evaluating criteria (2), we considered all facts regarding the design, terms and characteristics of the CDO and concluded that we do not meet the criteria. Our conclusion was based on the following quantitative and qualitative factors: (a) we have no involvement with the CDO beyond providing investment management services, (b) we hold no equity or debt interests in the CDO, (c) we are not a transferor of any of the assets of the CDO, (d) our expected aggregate fees in future periods are insignificant relative to the expected cash flows of the CDO, (e) the variability of our expected fees in relation to the expected cash flows of the CDO is insignificant, (f) our maximum exposure to loss for the CDO is our investment management fee, which is based upon the fair value of the CDO's assets, (g) the CDO has no recourse against us for any losses sustained in the CDO structure, (h) we have not provided, nor do we expect to provide, any financial or other support to the CDO, and (i) there are no liquidity arrangements, guarantees and/or other commitments by third parties that would impact our variable interest in the CDO. As such, we do not have a controlling financial interest in the CDO and we should not consolidate the CDO into our consolidated financial statements. The cash, collateral investments (at fair value) and notes payable (at amortized cost) as of December 31, 2012 of this CDO were $21.4 million, $313.8 million and $317.1 million, respectively.

        For the entities that meet the scope deferral, management reviews its agreements quarterly and its investments in, and other financial arrangements with, certain entities that hold client assets under management ("AUM") to determine the variable interest entities that the company is required to consolidate. These entities include certain mutual fund products, hedge funds, structured products,

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

group trusts, collective investment trusts and limited partnerships. We earn investment management fees on AUM of these entities, but we derive no other benefit from the AUM and cannot use them in our operations.

        As of December 31, 2012, we have significant variable interests in certain structured products and hedge funds with approximately $21.9 million in AUM. However, these VIEs do not require consolidation because management has determined that we are not the primary beneficiary of the expected losses or expected residual returns of these entities. Our maximum exposure to loss is limited to our investment of $0.1 million in these entities.

  Cash and Cash Equivalents

        Cash and cash equivalents include cash on hand, demand deposits, money market accounts, overnight commercial paper and highly liquid investments with original maturities of three months or less. Due to the short-term nature of these instruments, the recorded value has been determined to approximate fair value.

  Fees Receivable, Net

        Fees receivable are shown net of allowances. An allowance for doubtful accounts related to investment advisory and services fees is determined through an analysis of the aging of receivables, assessments of collectibility based on historical trends and other qualitative and quantitative factors, including the following: our relationship with the client, the financial health (or ability to pay) of the client, current economic conditions and whether the account is closed or active. The allowance for doubtful accounts is not material to fees receivable.

  Collateralized Securities Transactions

        Customers' securities transactions are recorded on a settlement date basis, with related commission income and expenses reported on a trade date basis. Receivables from and payables to clients include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables; such collateral is not reflected in the consolidated financial statements. We have the ability by contract or custom to sell or re-pledge this collateral, and have done so at various times. As of December 31, 2012, the fair value of these securities re-pledged was $2.7 million. Principal securities transactions and related expenses are recorded on a trade date basis.

        Securities borrowed and securities loaned by Sanford C. Bernstein & Co., LLC ("SCB LLC") and Sanford C. Bernstein Limited ("SCBL"), each of which is our indirect wholly owned subsidiary, are recorded at the amount of cash collateral advanced or received in connection with the transaction and are included in receivables from and payables to brokers and dealers in the consolidated statements of financial condition. Securities borrowed transactions require SCB LLC and SCBL to deposit cash collateral with the lender. As of December 31, 2012 and 2011, cash collateral on deposit with lenders was $106.3 million and $34.9 million, respectively. With respect to securities loaned, SCB LLC and SCBL receive cash collateral from the borrower. As of December 31, 2012 and 2011, cash collateral received from borrowers was $12.5 million and $151.6 million, respectively. The initial collateral advanced or received approximates or is greater than the fair value of securities borrowed or loaned. SCB LLC and SCBL monitor the fair value of the securities borrowed and loaned on a daily basis and request additional collateral or return excess collateral, as appropriate. As of December 31, 2012 and

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

2011, there is no allowance provision required for the collateral advanced. Income or expense is recognized over the life of the transactions.

        As of December 31, 2012 and 2011, we had $25.8 million and $16.8 million, respectively, of cash on deposit with clearing organizations for trade facilitation purposes. In addition, as of December 31, 2012 and 2011, SCB LLC held U.S. Treasury Bills with values totaling $28.0 million and $38.0 million, respectively, in its investment account which are pledged as collateral with clearing organizations. These clearing organizations have the ability by contract or custom to sell or re-pledge this collateral.

  Investments

        Investments include United States Treasury Bills, unconsolidated mutual funds and limited partnership hedge funds we sponsor and manage, various separately managed portfolios comprised of equity and fixed income securities, exchange-traded options and investments owned by a consolidated venture capital fund in which we own a controlling interest as the general partner and a 10% limited partnership interest.

        Investments in United States Treasury Bills, mutual funds, and equity and fixed income securities are classified as either trading or available-for-sale securities. Trading investments are stated at fair value with unrealized gains and losses reported in investment gains and losses on the consolidated statements of income. Available-for-sale investments are stated at fair value with unrealized gains and losses reported as a separate component of accumulated other comprehensive income in partners' capital. Realized gains and losses on the sale of investments are reported in investment gains and losses on the consolidated statements of income. Average cost is used to determine realized gain or loss on investments sold.

        We use the equity method of accounting for investments in limited partnership hedge funds. The equity in earnings of our limited partnership hedge fund investments is reported in investment gains and losses on the consolidated statements of income.

        The investments owned by our consolidated venture capital fund are generally illiquid and are initially valued at cost. These investments are adjusted to fair value to reflect the occurrence of "significant developments" (i.e., capital transactions or business, economic or market events). Adjustments to fair value are reported in investment gains and losses on the consolidated statements of income. There are three private equity investments that we own directly outside of our consolidated venture capital fund. One of the investments is accounted for using the cost method; the other two are accounted for at fair value.

        See Note 9 for a description of how we measure the fair value of our investments.

  Furniture, Equipment and Leasehold Improvements, Net

        Furniture, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives of eight years for furniture and three to six years for equipment and software. Leasehold improvements are amortized on a straight-line basis over the lesser of their estimated useful lives or the terms of the related leases.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

  Goodwill

        In 2000, AllianceBernstein acquired the business and assets of SCB Inc., an investment research and management company formerly known as Sanford C. Bernstein Inc. ("Bernstein"), and assumed the liabilities of Bernstein ("Bernstein Transaction"). The purchase price consisted of a cash payment of approximately $1.5 billion and 40.8 million newly issued AllianceBernstein Units. The Bernstein Transaction was accounted for under the purchase method and the cost of the acquisition was allocated on the basis of the estimated fair value of the assets acquired and the liabilities assumed. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, resulted in the recognition of goodwill of approximately $3.0 billion.

        As of December 31, 2012, goodwill of $3.0 billion on the consolidated statement of financial condition included $2.8 billion as a result of the Bernstein Transaction and $154 million in regard to various smaller acquisitions. We have determined that AllianceBernstein has only one reporting segment and reporting unit.

        We test our goodwill annually, as of September 30, for impairment. As of September 30, 2012, the impairment test indicated that goodwill was not impaired. The carrying value of goodwill is also reviewed if facts and circumstances occur that suggest possible impairment, such as significant declines in AUM, revenues, earnings or the price of a Holding Unit.

        The impairment test is a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of AllianceBernstein, the reporting unit, with its carrying value, including goodwill. If the fair value of the reporting unit exceeds its carrying value, goodwill is considered not impaired and the second step of the impairment test is not performed. However, if the carrying value of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit to the aggregated fair values of its individual assets and liabilities to determine the amount of impairment, if any.

        As of September 30, 2012, AllianceBernstein estimated its fair value under both the market approach and income approach. The types of assumptions and methodologies used under both approaches were consistent with those used in impairment tests performed in prior periods. Under the market approach, the fair value of the reporting unit was based on its unadjusted market valuation (AllianceBernstein Units outstanding multiplied by the price of a Holding Unit) and adjusted market valuations assuming a control premium and earnings multiples. The price of a publicly traded AllianceBernstein Holding Unit serves as a reasonable starting point for valuing an AllianceBernstein Unit because each represents the same fractional interest in our underlying business. On an unadjusted basis, AllianceBernstein's fair value per unit as of September 30, 2012 was $15.41 (the price of a Holding Unit as of that date) as compared to its carrying value, or book value, of $14.09 per unit. Also under the market approach, we typically assume a control premium of 10% - 20% for the reporting unit, which was determined based on an analysis of control premiums for relevant recent acquisitions, as well as comparable industry earnings multiples applied to our current earnings forecast. A control premium was not needed in this analysis for fair value to exceed carrying value. Under the income approach, the fair value of the reporting unit was based on the present value of estimated future cash flows. Determining estimated fair value using a discounted cash flow valuation technique consists of applying business growth rate assumptions over the estimated life of the goodwill asset and then discounting the resulting expected cash flows using an estimated weighted average cost of capital of

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

market participants to arrive at a present value amount that approximates fair value. In our tests, our discounted expected cash flow model used management's current five-year business plan, which factored in current market conditions and all material events that had impacted, or that we believed at the time could potentially impact, future expected cash flows and a declining annual growth rate thereafter for three years before using a terminal value growth rate. We ran multiple discounted cash flow analyses under several scenarios. We used a weighted average cost of equity ranging from 7% to 10% as the discount rate. We used a cost of equity rate, as opposed to a cost of capital, due to using net income in our expected cash flow model (as a result of generally distributing 100% of our earnings). The cost of debt is already factored into the net income projections. We used terminal value growth rates ranging from 2% to 4%, and we used our business plan growth rates as a base case and at stressed levels approximately 50% lower, as a result of current economic uncertainty and market dynamics.

        Management considered the results of the market approach and income approach analysis performed along with a number of other factors (including current market conditions) and determined that AllianceBernstein's fair value exceeded its carrying value as of September 30, 2012 by approximately 9% using the market approach (excluding any control premium), and by more than 50% using the income approach (using the most stressed scenarios). As such, no goodwill impairment existed and the second step of the goodwill impairment test was not required.

        As a result of increased economic uncertainty and current market dynamics, determining whether an impairment of the goodwill asset exists requires management to exercise significant judgment. In addition, to the extent that securities valuations are depressed for prolonged periods of time and market conditions worsen, or if we experience significant net redemptions, our AUM, revenues, profitability and unit price may be adversely affected. Although the price of a Holding Unit is just one factor in the calculation of fair value, if current Holding Unit price levels decline significantly, reaching the conclusion that fair value exceeds carrying value will, over time, become more difficult. In addition, control premiums, industry earnings multiples and discount rates are impacted by economic conditions. As a result, subsequent impairment tests may occur more frequently and be based on more negative assumptions and future cash flow projections, and may result in an impairment of goodwill. Any impairment could reduce materially the recorded amount of this asset, with a corresponding charge to our earnings.

  Intangible Assets, Net

        Intangible assets consist primarily of costs assigned to acquired investment management contracts of SCB Inc. based on their estimated fair value at the time of acquisition, less accumulated amortization. As of December 31, 2012, intangible assets, net of accumulated amortization, of $169.2 million on the consolidated statement of financial condition was composed of $166.7 million of definite-lived intangible assets subject to amortization, of which $160.4 million relates to the Bernstein Transaction, and $2.5 million of indefinite-lived intangible assets not subject to amortization in regard to a smaller acquisition. Intangible assets are recognized at fair value and are generally amortized on a straight-line basis over their estimated useful life of approximately 20 years. The gross carrying amount of intangible assets totaled $425.3 million as of December 31, 2012 and $424.7 million as of December 31, 2011, and accumulated amortization was $256.1 million as of December 31, 2012 and $234.7 million as of December 31, 2011, resulting in the net carrying amount of intangible assets subject to amortization of $169.2 million as of December 31, 2012 and $190.0 million as of

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

December 31, 2011. Amortization expense was $21.4 million for 2012, $21.4 million for 2011 and $21.3 million for 2010. Estimated annual amortization expense for each of the next five years is approximately $22 million.

        We periodically review intangible assets for impairment as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying value exceeds fair value, additional impairment tests are performed to measure the amount of the impairment loss, if any.

  Deferred Sales Commissions, Net

        We pay commissions to financial intermediaries in connection with the sale of shares of open-end company-sponsored mutual funds sold without a front-end sales charge ("back-end load shares"). These commissions are capitalized as deferred sales commissions and amortized over periods not exceeding five and one-half years for U.S. fund shares and four years for non-U.S. fund shares, the periods of time during which deferred sales commissions are generally recovered. We recover these commissions from distribution services fees received from those funds and from contingent deferred sales commissions ("CDSC") received from shareholders of those funds upon the redemption of their shares. CDSC cash recoveries are recorded as reductions of unamortized deferred sales commissions when received. Since January 31, 2009, our U.S. mutual funds have not offered back-end load shares to new investors. However, our non-U.S. funds continue to offer back-end load shares.

        We periodically review the deferred sales commission asset for impairment as events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying value exceeds fair value, additional impairment tests are performed to measure the amount of the impairment loss, if any.

  Loss Contingencies

        With respect to all significant litigation matters, we consider the likelihood of a negative outcome. If we determine the likelihood of a negative outcome is probable, and the amount of the loss can be reasonably estimated, we record an estimated loss for the expected outcome of the litigation. If the likelihood of a negative outcome is reasonably possible and we are able to determine an estimate of the possible loss or range of loss in excess of amounts already accrued, if any, we disclose that fact together with the estimate of the possible loss or range of loss. However, it is often difficult to predict the outcome or estimate a possible loss or range of loss because litigation is subject to inherent uncertainties, particularly when plaintiffs allege substantial or indeterminate damages, the litigation is in its early stages, or when the litigation is highly complex or broad in scope. In such cases, we disclose that we are unable to predict the outcome or estimate a possible loss or range of loss.

  Revenue Recognition

        Investment advisory and services fees, generally calculated as a percentage of AUM, are recorded as revenue as the related services are performed. Certain investment advisory contracts, including those associated with hedge funds or other alternative investments, provide for a performance-based fee, in addition to a base advisory fee, which is calculated as either a percentage of absolute investment results or a percentage of investment results in excess of a stated benchmark over a specified period of time. Performance-based fees are recorded as a component of revenue at the end of each contract's measurement period.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        We calculate AUM using established fair valuation methodologies, including market-based valuation methods and fair valuation methods. Market-based valuation methods include: last sale/settle prices from an exchange for actively traded listed equities, options and futures; evaluated bid prices from recognized pricing vendors for fixed income, asset-backed or mortgage-backed issues; mid prices from recognized pricing vendors and brokers for credit default swaps; and quoted bids or spreads from pricing vendors and brokers for other derivative products. Fair valuation methods include discounted cash flow models, evaluation of assets versus liabilities or any other methodology that is validated and approved by our Valuation Committee. Fair valuation methods are used only where AUM cannot be valued using market-based valuation methods, such as in the case of private equity or illiquid securities. Investments utilizing fair valuation methods typically make up an insignificant amount of our total AUM. Recent market volatility has not had a significant effect on our ability to acquire market data and, accordingly, our ability to use market-based valuation methods.

        The Valuation Committee, which is composed of senior officers and employees, is responsible for overseeing the pricing and valuation of all investments held in client and AllianceBernstein portfolios. The Valuation Committee has adopted a Statement of Pricing Policies describing principles and policies that apply to pricing and valuing investments held in these portfolios. We have also established a Pricing Group, which reports to the Valuation Committee. The Valuation Committee has delegated to the Pricing Group responsibility for overseeing the pricing process for all investments.

        Bernstein Research Services revenue consists primarily of brokerage commissions received by SCB LLC and SCBL for research and brokerage-related services provided to institutional investors. Brokerage commissions earned and related expenses are recorded on a trade-date basis.

        Distribution revenues, shareholder servicing fees (included in other revenues), and dividend and interest income are accrued as earned.

  Mutual Fund Underwriting Activities

        Purchases and sales of shares of company-sponsored mutual funds in connection with the underwriting activities of our subsidiaries, including related commission income, are recorded on trade date. Receivables from brokers and dealers for sale of shares of company-sponsored mutual funds are generally realized within three business days from trade date, in conjunction with the settlement of the related payables to company-sponsored mutual funds for share purchases. Distribution plan and other promotion and servicing payments are recognized as expense when incurred.

  Long-term Incentive Compensation Plans

        We maintain several unfunded, non-qualified long-term incentive compensation plans under which annual awards to employees are made generally in the fourth quarter.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        For awards made before 2009, participants were permitted to allocate their awards: (i) among notional investments in Holding Units, certain of the investment services we provided to our clients and a money market fund or (ii) under limited circumstances, in options to buy Holding Units.

  •
  We made investments in our services that were notionally elected by participants and maintained them in a consolidated rabbi trust or separate custodial account.

  •
  Awards generally vested over four years but could vest more quickly depending on the terms of the individual award, the age of the participant, or the terms of the participant's employment, separation or retirement agreement. Upon vesting, an award is distributed to the participant unless the participant has made a voluntary long-term election to defer receipt.

  •
  Quarterly cash distributions on unvested Holding Units for which a long-term deferral election has not been made are paid currently to participants. Quarterly cash distributions on notional investments in Holding Units and income credited on notional investments in our investment services or the money market fund for which a long-term deferral election has been made are reinvested and distributed as elected by participants.

  •
  Prior to a fourth quarter 2011 amendment made to all outstanding long-term incentive compensation awards of active employees (discussed below), compensation expense for awards under the plans, including changes in participant account balances resulting from gains and losses on related investments (other than in Holding Units and options to buy Holding Units), was recognized on a straight-line basis over the applicable vesting periods. Mark-to-market gains or losses on investments made to fund long-term incentive compensation obligations (other than in Holding Units and options to buy Holding Units) were, and continue to be, recognized as investment gains (losses) in the consolidated statements of income. In addition, our equity in the earnings of investments in limited partnership hedge funds made to fund long-term incentive compensation obligations was, and continues to be, recognized as investment gains (losses) in the consolidated statements of income.

        Awards in 2010 and 2009 consisted solely of restricted Holding Units and deferred cash. (In 2010, deferred cash was an option available only to certain non-U.S. employees.)

  •
  We engaged in open-market purchases of Holding Units, or purchased newly issued Holding Units from Holding, that were awarded to participants and held in a consolidated rabbi trust.

  •
  Upon vesting, awards are distributed to the participant unless the participant has made a voluntary long-term election to defer receipt.

  •
  Quarterly cash distributions on vested and unvested Holding Units are paid currently to participants, regardless of whether or not a long-term deferral election has been made.

  •
  Prior to a fourth quarter 2011 amendment made to all outstanding long-term incentive compensation awards of active employees (discussed below), compensation expense for awards under the plans was recognized on a straight-line basis over the applicable vesting periods.

        Awards in December 2012 and 2011 allowed participants to allocate their awards between restricted Holding Units and deferred cash. Participants (except certain members of senior management) generally could allocate up to 50% of their awards to deferred cash, not to exceed a total of $250,000 per award, and had until mid-January 2013 and 2012, respectively, to make their elections.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

The number of restricted Holding Units issued equaled the remaining dollar value of the award divided by the average of the closing prices of a Holding Unit for a five business day period in January after participants made their elections each year.

  •
  We engaged in open-market purchases of Holding Units, or purchased newly issued Holding Units from Holding, that were awarded to participants and held them in a consolidated rabbi trust.

  •
  Quarterly distributions on vested and unvested Holding Units are paid currently to participants, regardless of whether or not a long-term deferral election has been made.

  •
  Interest on deferred cash is accrued monthly based on our monthly weighted average cost of funds.

        During the fourth quarter of 2011, we implemented changes to our employee long-term incentive compensation award program to ensure that our compensation practices are competitive, and to better align the costs of employee compensation and benefits with our current year financial performance and provide employees with a higher degree of certainty that they will receive the incentive compensation they are awarded. Specifically, we amended all outstanding year-end long-term incentive compensation awards of active employees, so that employees who terminate their employment or are terminated without cause may retain their award, subject to compliance with certain agreements and restrictive covenants set forth in the applicable award agreement, including restrictions on competition and employee and client solicitation, and a claw-back for failing to follow existing risk management policies. Most equity replacement, sign-on or similar deferred compensation awards included in separate employment agreements or arrangements were not amended in 2011 to reflect these changes.

        We recognize compensation expense related to equity compensation grants in the financial statements using the fair value method. Fair value of restricted Holding Unit awards is the closing price of a Holding Unit on the grant date; fair value of options is determined using the Black-Scholes option valuation model. Under the fair value method, compensatory expense is measured at the grant date based on the estimated fair value of the award and is recognized over the required service period. Prior to the changes made to the employee long-term incentive compensation award program in the fourth quarter of 2011, an employee's service requirement was typically the same as the delivery dates. These changes eliminated employee service requirements, but did not modify delivery dates contained in the original award agreements.

        As a result of these changes, we recorded a one-time, non-cash charge of $587.1 million in the fourth quarter of 2011 for all unrecognized long-term incentive compensation on the amended outstanding awards from prior years. In addition, upon approval and communication of the dollar value of the 2011 awards in December 2011, we recorded 100% of the expense associated with our 2011 long-term incentive compensation awards of $159.9 million. In January 2012, 8.7 million restricted Holding Units held in the consolidated rabbi trust were awarded for the 2011 awards and we reclassified $130.3 million of the liability to partners' capital as equity-based awards.

        During 2012, we recorded $150.1 million of expense associated with our 2012 long-term incentive compensation awards. In January 2013, 6.5 million restricted Holding Units held in the consolidated rabbi trust were awarded for the 2012 awards and we reclassified $129.2 million of the liability to partners' capital as equity-based awards.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

        Awards granted in 2012 and 2011 contained the provisions described above and we expect to include these provisions in long-term incentive compensation awards in future years. Accordingly, our annual incentive compensation expense will reflect 100% of the expense associated with the long-term incentive compensation awarded in each year. This approach to expense recognition will more closely match the economic cost of awarding long-term incentive compensation to the period in which the related service is performed.

        Grants of restricted Holding Units and options to buy Holding Units are typically awarded to eligible members of the Board of Directors ("Eligible Directors") of the General Partner during the second quarter. Restricted Holding Units vest on the third anniversary of the grant date and the options become exercisable ratably over three years. These restricted Holding Units and options are not forfeitable (except if the Eligible Director is terminated for "Cause," as that term is defined in the applicable award agreement). Due to there being no service requirement, we fully expense these awards on each grant date.

        We fund our restricted Holding Unit awards either by purchasing Holding Units on the open market or purchasing newly issued Holding Units from Holding, all of which are then held in a consolidated rabbi trust until they are distributed to employees upon vesting. In accordance with the Amended and Restated Agreement of Limited Partnership of AllianceBernstein ("AllianceBernstein Partnership Agreement"), when AllianceBernstein purchases newly issued Holding Units from Holding, Holding is required to use the proceeds it receives from AllianceBernstein to purchase the equivalent number of newly issued AllianceBernstein Units, thus increasing its percentage ownership interest in AllianceBernstein. Holding Units held in the consolidated rabbi trust are corporate assets in the name of the trust and are available to the general creditors of AllianceBernstein.

        During 2012 and 2011, we purchased 15.7 million and 13.5 million Holding Units for $238.0 million and $220.8 million, respectively. These amounts reflect open-market purchases of 12.3 million and 11.1 million Holding Units for $182.3 million and $192.1 million, respectively, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

        Since the third quarter of 2011, we have implemented plans each quarter to repurchase Holding Units pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be prevented from doing so because of self-imposed trading blackout periods and because it possesses material non-public information. Each broker we select has the authority under the terms and limitations specified in the plan to repurchase Holding Units on our behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The plan adopted during the fourth quarter of 2012 does not specify an aggregate limitation and expires at the close of business on February 11, 2013. We intend to adopt additional Rule 10b5-1 plans so that we can continue to engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program and for other corporate purposes.

        We granted to employees and Eligible Directors 12.1 million restricted Holding Unit awards (including 2.7 million granted in June 2012 to Peter Kraus, our Chief Executive Officer, in connection with his extended employment agreement and 8.7 million granted in January 2012 for 2011 year-end

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

awards) and 1.7 million restricted Holding Unit awards during 2012 and 2011, respectively. To fund these awards, we allocated previously repurchased Holding Units that had been held in the consolidated rabbi trust. The 2012 and 2011 long-term incentive compensation awards allowed most employees to allocate their awards between restricted Holding Units and deferred cash. As a result, 6.5 million restricted Holding Unit awards for the December 2012 awards and 8.7 million restricted Holding Unit awards for the December 2011 awards were awarded and allocated as such within the consolidated rabbi trust in January 2013 and 2012, respectively. There were approximately 17.9 million and 12.0 million unallocated Holding Units remaining in the consolidated rabbi trust as of December 31, 2012 and January 31, 2013, respectively. The balance as of January 31, 2013 also reflects repurchases and other activity during January 2013.

  Foreign Currency Translation

        Assets and liabilities of foreign subsidiaries are translated into United States dollars ("US$") at exchange rates in effect at the balance sheet dates, and related revenues and expenses are translated into US$ at average exchange rates in effect during each period. Net foreign currency gains and losses resulting from the translation of assets and liabilities of foreign operations into US$ are reported as a separate component of other comprehensive income in the consolidated statements of comprehensive income. Net foreign currency transaction gains (losses) were $(1.1) million, $(2.4) million and $1.3 million for 2012, 2011 and 2010, respectively.

  Cash Distributions

        AllianceBernstein is required to distribute all of its Available Cash Flow, as defined in the AllianceBernstein Partnership Agreement, to its Unitholders and to the General Partner. Available Cash Flow can be summarized as the cash flow received by AllianceBernstein from operations minus such amounts as the General Partner determines, in its sole discretion, should be retained by AllianceBernstein for use in its business, or plus such amounts as the General Partner determines, in its sole discretion, should be released from previously retained cash flow.

        The General Partner computes cash flow received from operations by determining the sum of:

  •
  net cash provided by operating activities of AllianceBernstein,

  •
  proceeds from borrowings and from sales or other dispositions of assets in the ordinary course of business, and

  •
  income from investments in marketable securities, liquid investments and other financial instruments that are acquired for investment purposes and that have a value that may be readily established,

and then subtracting from this amount the sum of:

  •
  payments in respect of the principal of borrowings, and

  •
  amounts expended for the purchase of assets in the ordinary course of business.

        On February 12, 2013, the General Partner declared a distribution of $106.6 million, or $0.38 per AllianceBernstein Unit, representing a distribution of Available Cash Flow for the three months ended December 31, 2012. The General Partner, as a result of its 1% general partnership interest, is entitled

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

to receive 1% of each distribution. The distribution is payable on March 14, 2013 to holders of record on February 22, 2013. This distribution excludes $38.9 million of non-cash real estate charges recorded in the fourth quarter of 2012.

        Total cash distributions per Unit paid to the General Partner and Unitholders during 2012, 2011 and 2010 were $1.15, $1.70 and $1.79, respectively.

  Comprehensive Income

        We report all changes in comprehensive income in the consolidated statements of comprehensive income. Comprehensive income includes net income, as well as unrealized gains and losses on investments classified as available-for-sale, foreign currency translation adjustments, and unrecognized actuarial net losses and transition assets. Deferred taxes are not recognized on foreign currency translation adjustments for foreign subsidiaries whose earnings are considered permanently invested outside the United States.

3. Real Estate Charges

        Since the fourth quarter of 2008, we consistently have taken steps to reduce our cost structure, including headcount reductions, and the consolidation of office locations, in response to declines in our AUM and fee revenues.

        During 2010, we performed a comprehensive review of our real estate requirements in New York in connection with our workforce reductions commencing in 2008. As a result, during 2010 we decided to sub-lease over 380,000 square feet in New York (approximately 80% of this space has been sublet) and largely consolidate our New York-based employees into two office locations from three. We recorded pre-tax real estate charges of $101.7 million in 2010 that reflected the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($76.2 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($25.5 million). We periodically review the assumptions and estimates we used in recording these charges.

        During 2011, we recorded pre-tax real estate charges totaling $7.2 million for our office space in London, England, New York and other U.S. locations. The London charge was $8.8 million, consisting of a $5.8 million payment to the party to which the lease was assigned, as well as the write-off of $3.0 million of leasehold improvements, furniture and equipment related to the space. We also wrote off an additional $1.5 million of leasehold improvements, furniture and equipment related to the New York space and had miscellaneous charges of $0.4 million. These charges were offset by a $3.5 million credit we recorded in 2011 due to changes in estimates of our 2010 charge.

        During the first six months of 2012, we recorded pre-tax real estate charges totaling $16.1 million, reflecting $8.8 million resulting from the abandonment of our leased New York City Data Center office space and $7.3 million resulting from a change in estimates relating to previously recorded real estate charges. The New York City Data Center charge consisted of the net present value of the difference between the amount of ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($7.1 million) and the write-off of leasehold improvements, furniture and equipment related to this space ($1.7 million).

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

3. Real Estate Charges (Continued)

        During the third quarter of 2012, in an effort to further reduce our global real estate footprint, we completed a comprehensive review of our worldwide office locations and began implementing a global space consolidation plan. As a result, our intention is to sub-lease approximately 510,000 square feet of office space, over 70% of which is New York office space (in addition to the 380,000 square feet written-off in 2010), with the remainder comprised of office space in London, England, Melbourne, Australia and various U.S. locations. We expect that the actions we are taking to vacate and market space for sublease will result over time in projected non-cash real estate charges of $225 million to $250 million, with the bulk of the charges having occurred in the third and fourth quarters of 2012. These charges are in addition to the earlier non-cash real estate charges for New York City office space we recorded, and they did not affect our third and fourth quarter 2012 distributions.

        During the third quarter of 2012, we recorded pre-tax real estate charges of $168.1 million, reflecting the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($131.8 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($31.3 million), and changes in estimates relating to previously recorded real estate charges ($5.0 million).

        During the fourth quarter of 2012, we recorded pre-tax real estate charges of $38.9 million, reflecting the net present value of the difference between the amount of our ongoing contractual operating lease obligations for this space and our estimate of current market rental rates ($32.0 million), as well as the write-off of leasehold improvements, furniture and equipment related to this space ($8.4 million), offset by changes in estimates relating to previously recorded real estate charges of ($1.5 million).

        The following table summarizes the activity in the liability account relating to our 2010 and 2012 office space consolidation initiatives for the following periods:

	Years Ended December 31,
	2012	2011
	(in thousands)
Balance as of January 1,	$71,164	$89,793
Expense (credit) incurred	181,589	(3,506)
Deferred rent	27,000	2,288
Payments made	(42,833)	(18,696)
Interest accretion	1,864	1,285

Balance as of end of period	$238,784	$71,164

4. Net Income (Loss) Per Unit

        Basic net income (loss) per unit is derived by reducing net income (loss) for the 1% general partnership interest and dividing the remaining 99% by the basic weighted average number of units outstanding for each year. Diluted net (loss) income per unit is derived by reducing net income (loss) for the 1% general partnership interest and dividing the remaining 99% by the total of the basic

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

4. Net Income (Loss) Per Unit (Continued)

weighted average number of units outstanding and the dilutive unit equivalents resulting from outstanding compensatory options to buy Holding Units as follows:

	Years Ended December 31,
	2012	2011	2010
	(in thousands, except per unit amounts)
Net income (loss) attributable to AllianceBernstein Unitholders	$188,916	$(174,768)	$442,419

Weighted average units outstanding—basic	277,721	278,018	275,415
Dilutive effect of compensatory options to buy Holding Units	1	—	1,639

Weighted average units outstanding—diluted	277,722	278,018	277,054

Basic net income (loss) per AllianceBernstein Unit	$0.67	$(0.62)	$1.59

Diluted net income (loss) per AllianceBernstein Unit	$0.67	$(0.62)	$1.58

        For the years ended December 31, 2012, 2011 and 2010, we excluded 8,438,902, 3,813,567 and 4,783,472 options, respectively, from the diluted net income (loss) per unit computation due to their anti-dilutive effect.

        The 2012 net income per unit includes $223.0 million of non-cash real estate charges recorded in 2012. See further discussion above in Note 3, Real Estate Charges.

        The 2011 net (loss) per unit includes the one-time, non-cash compensation charge of $587.1 million recorded in the fourth quarter of 2011. See further discussion above in Note 2, Long-term Incentive Compensation Plans.

5. Cash and Securities Segregated Under Federal Regulations and Other Requirements

        As of December 31, 2012 and 2011, $1.5 billion and $1.2 billion, respectively, of United States Treasury Bills were segregated in a special reserve bank custody account for the exclusive benefit of brokerage customers of SCB LLC under Rule 15c3-3 of the Exchange Act.

        AllianceBernstein Investments, Inc. ("AllianceBernstein Investments"), an indirect wholly owned subsidiary of AllianceBernstein and the distributor of company-sponsored mutual funds, maintains several special bank accounts for the exclusive benefit of customers. As of December 31, 2012 and 2011, $42.2 million and $39.9 million, respectively, of cash were segregated in these bank accounts.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

6. Fees Receivables, Net

        Fees receivable, net consists of:

	December 31,
	2012	2011
	(in thousands)
AllianceBernstein mutual funds	$154,415	$120,828
Unaffiliated clients (net of allowance of $844 in 2012 and $752 in 2011)	103,392	135,416
Affiliated clients	7,878	9,004

Total fees receivables, net	$265,685	$265,248

7. Investments

        Investments consist of:

	December 31,
	2012	2011
	(in thousands)
Available-for-sale (primarily seed capital)	$13,361	$13,883
Trading:
Long-term incentive compensation-related	90,825	135,832
United States Treasury Bills	27,982	37,998
Seed capital	307,795	278,932
Equities and exchange-traded options	48,937	58,237
Investments in limited partnership hedge funds:
Long-term incentive compensation-related	32,152	40,538
Seed capital	109,328	123,920
Consolidated private equity fund (10% seed capital)	47,045	58,749
Private equity (seed capital)	47,853	35,726
Other	7,056	11,479

Total investments	$732,334	$795,294

        Total investments related to long-term incentive compensation obligations of $123.0 million and $176.4 million as of December 31, 2012 and 2011, respectively, consist of company-sponsored mutual funds and hedge funds. We typically made investments in our services that were notionally elected by long-term incentive compensation plan participants and maintained them in a consolidated rabbi trust or separate custodial account. The rabbi trust and custodial account enable us to hold such investments separate from our other assets for the purpose of settling our obligations to participants. The investments held in the rabbi trust and custodial account remain available to the general creditors of AllianceBernstein.

        The underlying investments of hedge funds in which we invest include long and short positions in equity securities, fixed income securities (including various agency and non-agency asset-based securities), currencies, commodities and derivatives (including various swaps and forward contracts).

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Investments (Continued)

These investments are valued at quoted market prices or, where quoted market prices are not available, are fair valued based on the pricing policies and procedures of the underlying funds.

        United States Treasury Bills are held by SCB LLC in its investment account, the majority of which are pledged as collateral with clearing organizations. These clearing organizations have the ability by contract or custom to sell or re-pledge this collateral.

        We provide seed capital to our investment teams to develop new products and services for our clients.

        Trading securities also include long positions in corporate equities and long exchange-traded options traded through our options desk.

        The following is a summary of the cost and fair value of available-for-sale and trading investments held as of December 31, 2012 and 2011:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(in thousands)
December 31, 2012:
Available-for-sale:
Equity investments	$5,769	$1,445	$(149)	$7,065
Fixed income investments	6,265	33	(2)	6,296

	$12,034	$1,478	$(151)	$13,361

Trading:
Equity investments	$239,368	$32,003	$(2,830)	$268,541
Fixed income investments	199,191	12,098	(4,291)	206,998

	$438,559	$44,101	$(7,121)	$475,539

December 31, 2011:
Available-for-sale:
Equity investments	$6,753	$489	$(342)	$6,900
Fixed income investments	6,857	133	(7)	6,983

	$13,610	$622	$(349)	$13,883

Trading:
Equity investments	$375,287	$5,959	$(41,938)	$339,308
Fixed income investments	172,142	3,475	(3,926)	171,691

	$547,429	$9,434	$(45,864)	$510,999

        Proceeds from sales of available-for-sale investments were approximately $0.8 million, $3.5 million and $4.3 million in 2012, 2011 and 2010, respectively. Realized gains from our sales of available-for-sale investments were $0.1 million in 2012, $0.1 million in 2011 and $0.5 million in 2010. Realized losses from our sales of available-for-sale investments were $0.1 million in 2012, $0.1 million in 2011 and $0.4 million in 2010. We assess valuation declines to determine the extent to which such declines are

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

7. Investments (Continued)

fundamental to the underlying investment or attributable to temporary market-related factors. Based on our assessment, we do not believe the declines are other than temporary as of December 31, 2012.

8. Derivative Instruments

        We enter into various futures, forwards and swaps to economically hedge certain of our seed money investments. In addition, we have currency forwards that economically hedge certain cash accounts. We do not hold any derivatives designated in a formal hedge relationship under ASC 815-10, Derivatives and Hedging.

        The following table presents the notional value, fair value and gains and losses recognized in investment gains (losses) in the consolidated statements of income as of December 31, 2012 and 2011 for derivative instruments not designated as hedging instruments:

	Notional Value	Derivative Assets	Derivative Liabilities	Gains (Losses)
	(in thousands)
December 31, 2012:
Exchange-traded futures	$89,901	$64	$1,598	$(18,291)
Currency forwards	80,445	473	429	(503)
Interest rate swaps	55,435	73	888	(1,358)
Credit default swaps	53,775	457	272	(8,598)
Option swaps	103	83	92	(424)
Total return swaps	90,673	1,475	3,791	(6,470)

Total derivatives	$370,332	$2,625	$7,070	$(35,644)

December 31, 2011:
Exchange-traded futures	$111,447	$127	$2,054	$8,979
Currency forwards	38,330	358	227	453
Interest rate swaps	47,640	136	3,301	(5,585)
Credit default swaps	84,215	2,962	639	676
Total return swaps	38,148	38	1,038	(184)

Total derivatives	$319,780	$3,621	$7,259	$4,339

        As of December 31, 2012 and 2011, the derivative assets and liabilities are included in both receivables and payables to brokers and dealers on our consolidated statements of financial condition. Gains and losses on derivative instruments are reported in investments gains and losses on the consolidated statements of income.

        We may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. We take steps to minimize our counterparty exposure through a credit review and approval process. In addition, we executed various collateral arrangements with counterparties to the over-the-counter derivative transactions that require both pledging and accepting collateral in the form of cash. As of December 31, 2012 and 2011, we held $1.5 million and $4.4 million, respectively, of cash collateral payable to trade counterparties. This obligation to return cash is reported in payables to brokers and dealers in our consolidated statements of financial condition.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

8. Derivative Instruments (Continued)

        Although notional amount is the most commonly used measure of volume in the derivative market, it is not used as a measure of credit risk. Generally, the current credit exposure of our derivative contracts is limited to the net positive estimated fair value of derivative contracts at the reporting date after taking into consideration the existence of netting agreements and any collateral received. A derivative with positive value (a derivative asset) indicates existence of credit risk because the counterparty would owe us if the contract were closed. Alternatively, a derivative contract with negative value (a derivative liability) indicates we would owe money to the counterparty if the contract were closed. Generally, if there is more than one derivative transaction with a single counterparty, a master netting arrangement exists with respect to derivative transactions with that counterparty to provide for aggregate net settlement.

        Certain of our standardized contracts for over-the-counter derivative transactions ("ISDA Master Agreements") contain credit risk related contingent provisions related to each counterparty's credit rating. In some ISDA Master Agreements, if the counterparty's credit rating (or in some agreements, our AUM) falls below a specified threshold, either a default or a termination event permitting the counterparty to terminate the ISDA Master Agreement would be triggered. In all agreements that provide for collateralization, various levels of collateralization of net liability positions are applicable, depending on the credit rating of the counterparty. As of December 31, 2012 and 2011, we delivered $8.4 million and $14.7 million, respectively, of cash collateral into brokerage accounts, which is reported in cash and cash equivalents in our consolidated statements of financial condition.

9. Fair Value

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. The three broad levels of fair value hierarchy are as follows:

  •
  Level 1—Quoted prices in active markets are available for identical assets or liabilities as of the reported date.

  •
  Level 2—Quoted prices in markets that are not active or other pricing inputs that are either directly or indirectly observable as of the reported date.

  •
  Level 3—Prices or valuation techniques that are both significant to the fair value measurement and unobservable as of the reported date. These financial instruments do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Fair Value (Continued)

  Assets Measured at Fair Value on a Recurring Basis

        The following table summarizes the valuation of our financial instruments by pricing observability levels as of December 31, 2012 and 2011:

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(in thousands)
Money markets	$170,120	$—	$—	$170,120
U.S. Treasury bills	—	1,537,150	—	1,537,150
U.K. Treasury bills	—	125	—	125
Equity securities
Growth	125,242	—	—	125,242
Value	36,126	—	—	36,126
Multi-asset and asset allocation	59,449	—	—	59,449
Other(1)	39,702	—	—	39,702
Fixed Income securities
Taxable(2)	177,635	1,219	—	178,854
Tax-exempt(3)	5,661	797	—	6,458
Derivatives	64	2,561	—	2,625
Long exchange-traded options	15,087	—	—	15,087
Private equity	7,695	—	76,953	84,648

Total assets measured at fair value	$636,781	$1,541,852	$76,953	$2,255,586

Securities sold not yet purchased
Short equities-corporate	$54,370	$—	$—	$54,370
Short exchange-traded options	9,197	—	—	9,197
Other	271	—	—	271
Derivatives	1,598	5,472	—	7,070

Total liabilities measured at fair value	$65,436	$5,472	$—	$70,908

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Fair Value (Continued)

	December 31, 2011
	Level 1	Level 2	Level 3	Total
	(in thousands)
Money markets	$340,548	$—	$—	$340,548
U.S. Treasury bills	—	1,277,944	—	1,277,944
U.K. Treasury bills	—	119	—	119
Equity securities
Growth	107,802	189	—	107,991
Value	60,096	9	—	60,105
Blend	118,208	—	—	118,208
Other(1)	45,583	—	—	45,583
Fixed Income securities
Taxable(2)	110,062	14,488	—	124,550
Tax-exempt(3)	15,366	743	—	16,109
Other	17	—	—	17
Derivatives	127	3,494	—	3,621
Long exchange-traded options	14,322	—	—	14,322
Private equity	11,592	—	64,466	76,058

Total assets measured at fair value	$823,723	$1,296,986	$64,466	$2,185,175

Securities sold not yet purchased
Short equities-corporate	$34,469	$—	$—	$34,469
Short exchange-traded options	3,567	—	—	3,567
Other	1,271	—	—	1,271
Derivatives	2,054	5,205	—	7,259

Total liabilities measured at fair value	$41,361	$5,205	$—	$46,566

(1)
Primarily long positions in corporate equities traded through our options desk.

(2)
Primarily corporate and government securities.

(3)
Primarily municipal bonds.

        Following is a description of the fair value methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

  •
  Money markets:  We invest excess cash in various money market funds that are valued based on quoted prices in active markets; these are included in Level 1 of the valuation hierarchy.

  •
  Treasury bills:  We hold United States Treasury Bills, which are primarily segregated in a special reserve bank custody account as required by Rule 15c3-3 of the Exchange Act. We also hold United Kingdom Treasury Bills. These securities are valued based on quoted yields in secondary markets and are included in Level 2 of the valuation hierarchy.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Fair Value (Continued)

  •
  Equity and fixed income securities:  Our equity and fixed income securities consist principally of company-sponsored mutual funds with net asset values and various separately managed portfolios consisting primarily of equity and fixed income securities with quoted prices in active markets, which are included in Level 1 of the valuation hierarchy. In addition, some securities are valued based on observable inputs from recognized pricing vendors, which are included in Level 2 of the valuation hierarchy.

  •
  Derivatives:  We hold exchange-traded futures with counterparties that are included in Level 1 of the valuation hierarchy. In addition, we hold currency forward contracts, interest rate swaps, credit default swaps, option swaps and total return swaps with counterparties that are included in Level 2 of the valuation hierarchy.

  •
  Options:  We hold long exchange-traded options that are included in Level 1 of the valuation hierarchy.

  •
  Private equity:  Generally, the valuation of private equity investments owned by our consolidated venture capital fund requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such investments. Private equity investments are valued initially at cost. The carrying values of private equity investments are adjusted either up or down from cost to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is confirmed through ongoing review in accordance with our valuation policies and procedures. A variety of factors are reviewed and monitored to assess positive and negative changes in valuation including, but not limited to, current operating performance and future expectations of investee companies, industry valuations of comparable public companies, changes in market outlooks and the third party financing environment over time. In determining valuation adjustments resulting from the investment review process, particular emphasis is placed on current company performance and market conditions. For these reasons, which make the fair value of private equity investments unobservable, equity investments are included in Level 3 of the valuation hierarchy. However, if private equity investments owned by our consolidated venture capital fund become publicly traded, they are included in Level 1 of the valuation hierarchy. Also, if they contain trading restrictions, publicly traded equity investments are included in Level 2 of the valuation hierarchy. One of our private securities went public in the first quarter of 2011 and, due to a trading restriction period, $3.6 million was transferred from a Level 3 classification to a Level 2 classification. During the second quarter of 2011, the trading restriction period for one of our public securities lapsed, and, as a result, $20.6 million was transferred from a Level 2 classification to a Level 1 classification. During the third quarter of 2011, the trading restriction period for one of our public securities lapsed, and, as a result, $3.7 million was transferred from a Level 2 classification to a Level 1 classification. During the first quarter of 2012, one of our private securities went public and, due to a trading restriction period, $13.5 million was transferred from a Level 3 classification to a Level 2 classification. During the third quarter of 2012, the trading restriction period for one of our public securities lapsed and, as a result, $6.0 million was transferred from a Level 2 classification to a Level 1 classification.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Fair Value (Continued)

  •
  Securities sold not yet purchased:  Securities sold not yet purchased, primarily reflecting short positions in equities and exchange-traded options, are included in Level 1 of the valuation hierarchy.

        The following table summarizes the change in carrying value associated with Level 3 financial instruments carried at fair value:

	December 31,
	2012	2011
	(in thousands)
Balance as of beginning of period	$64,466	$59,414
Transfers (out) in, net	(13,548)	(3,588)
Purchases	19,660	10,002
Sales	(1,823)	(214)
Realized gains (losses), net	(7,524)	(3,106)
Unrealized gains (losses), net	15,722	1,958

Balance as of end of period	$76,953	$64,466

        Transfers into and out of all levels of the fair value hierarchy are reflected at end-of-period fair values. Realized and unrealized gains and losses on Level 3 financial instruments are recorded in investment gains and losses in the consolidated statements of income. A majority of the Level 3 investments are private equity investments owned by our consolidated venture capital fund, of which we own 10% and non-controlling interests own 90%.

        The following table provides quantitative information about Level 3 fair value measurements:

	Fair Value as of December 31, 2012	Valuation Technique	Unobservable Input	Range
	(in thousands)
Private Equity:
Technology, Media and Telecommunications	$23,256	Market comparable companies	Revenue multiple	2.5–6
			Discount rate	18%
			Discount years	1–2
Healthcare and Cleantech	$14,871	Market comparable companies	Revenue multiple(1)	0.6–62.5
			R&D multiple(1)	1.0–30.6
			Discount for lack of marketability and risk factors	40–60%

(1)
The median for the Healthcare and Cleantech revenue multiple is 10.1; the majority of the R&D multiples fall between 4.0 and 11.4.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

9. Fair Value (Continued)

        The significant unobservable inputs used in the fair value measurement of the reporting entities' venture capital securities in the technology, media and telecommunications areas are enterprise value to revenue multiples and a discount rate to account for the time until the securities are likely monetized and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple inputs in isolation would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.

        The significant unobservable inputs used in the fair value measurement of the reporting entities' venture capital securities in the healthcare and cleantech areas are enterprise value to revenue multiples, enterprise value to R&D investment multiples, and a discount for lack of marketability and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple and enterprise value to R&D investment multiple inputs in isolation would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount for lack of marketability and various risk factors in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the level of enterprise value to revenue multiple is accompanied by a directionally similar change in the assumption used for the enterprise value to R&D multiple. In addition, a change in the assumption used for the discount for lack of marketability and various risk factors is not correlated to changes in the assumptions used for the enterprise value to revenue multiple or the enterprise value to R&D investment multiple.

        We have one private equity investment, which is a venture capital fund (fair value of $29.9 million and unfunded commitment of $12.2 million as of December 31, 2012) investing in communications, consumer, digital media, healthcare and information technology markets. We also have a second private equity investment which is an investment in a private equity fund focused exclusively on the energy sector (fair value of $7.7 million and unfunded commitment of $0.2 million as of December 31, 2012). In addition, one of the investments included in our consolidated private equity fund (fair value of $1.2 million and unfunded commitment of $0.2 million as of December 31, 2012) is a venture capital fund investing in clean energy, resource and energy efficiency and other sustainable industries. The fair value of each of these investments has been estimated using the capital account balances provided by the partnerships. The interests in these partnerships cannot be redeemed.

  Assets Measured at Fair Value on a Nonrecurring Basis

        There were no impairments recognized for goodwill, intangible assets or other long-lived assets as of December 31, 2012.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

10. Furniture, Equipment and Leasehold Improvements, Net

        Furniture, equipment and leasehold improvements, net consist of:

	December 31,
	2012	2011
	(in thousands)
Furniture and equipment	$525,292	$564,958
Leasehold improvements	273,433	348,987

	798,725	913,945
Less: Accumulated depreciation and amortization	(602,600)	(640,841)

Furniture, equipment and leasehold improvements, net	$196,125	$273,104

        Depreciation and amortization expense on furniture, equipment and leasehold improvements were $52.8 million, $60.9 million and $59.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        During 2012, 2011 and 2010, we recorded $223.0 million, $7.2 million and $101.7 million, respectively, in pre-tax real estate charges. Included in these charges were $41.4 million, $4.6 million and $25.5 million, respectively, worth of leasehold improvements, furniture and equipment we wrote off related to the respective spaces. See Note 3 for further discussion of the real estate charges.

11. Deferred Sales Commissions, Net

        The components of deferred sales commissions, net for the years ended December 31, 2012 and 2011 were as follows (excluding amounts related to fully amortized deferred sales commissions):

	December 31,
	2012	2011
	(in thousands)
Carrying amount of deferred sales commissions	$758,127	$660,735
Less: Accumulated amortization	(475,032)	(434,770)
Cumulative CDSC received	(187,665)	(165,966)

Deferred sales commissions, net	$95,430	$59,999

        Amortization expense was $40.3 million, $37.7 million and $47.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Estimated future amortization expense related to the December 31, 2012 net asset balance, assuming no additional CDSC is received in future periods, is as follows (in thousands):

2013	$39,560
2014	25,760
2015	20,179
2016	9,312
2017	541
2018	78

$95,430

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Debt

        As of December 31, 2012 and 2011, AllianceBernstein had $323.2 million and $444.9 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.5% and 0.2%, respectively. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value. Average daily borrowings of commercial paper during 2012 and 2011 were $404.9 million and $273.6 million, respectively, with weighted average interest rates of approximately 0.4% and 0.2%, respectively.

        AllianceBernstein has a $1.0 billion committed, unsecured senior revolving credit facility (the "Credit Facility") with a group of commercial banks and other lenders which matures on January 17, 2017. The Credit Facility provides for possible increases in the principal amount by up to an aggregate incremental amount of $250 million, any such increase being subject to the consent of the affected lenders. The Credit Facility is available for AllianceBernstein's and SCB LLC's business purposes, including the support of AllianceBernstein's $1.0 billion commercial paper program. Both AllianceBernstein and SCB LLC can draw directly under the Credit Facility and management expects to draw on the Credit Facility from time to time. AllianceBernstein has agreed to guarantee the obligations of SCB LLC under the Credit Facility.

        The Credit Facility contains affirmative, negative and financial covenants, which are customary for facilities of this type, including, among other things, restrictions on dispositions of assets, restrictions on liens, a minimum interest coverage ratio and a maximum leverage ratio. We are in compliance with these covenants. The Credit Facility also includes customary events of default (with customary grace periods, as applicable), including provisions under which, upon the occurrence of an event of default, all outstanding loans may be accelerated and/or lender's commitments may be terminated. Also, under such provisions, upon the occurrence of certain insolvency- or bankruptcy-related events of default, all amounts payable under the Credit Facility would automatically become immediately due and payable, and the lender's commitments would automatically terminate.

        Amounts under the Credit Facility may be borrowed, repaid and re-borrowed by us from time to time until the maturity of the facility. Voluntary prepayments and commitment reductions requested by us are permitted at any time without fee (other than customary breakage costs relating to the prepayment of any drawn loans) upon proper notice and subject to a minimum dollar requirement. Borrowings under the Credit Facility bear interest at a rate per annum, which will be, at our option, a rate equal to an applicable margin, which is subject to adjustment based on the credit ratings of AllianceBernstein, plus one of the following indexes: London Interbank Offered Rate; a floating base rate; or the Federal Funds rate.

        As of December 31, 2012 and 2011, we had no amounts outstanding under the Credit Facility. During 2012, we did not draw upon the Credit Facility. During 2011, $40.0 million was outstanding for one day in February (with an interest rate of 1.3%) resulting in average daily borrowings of $0.1 million under the Credit Facility.

        In addition, SCB LLC has five uncommitted lines of credit with four financial institutions. Two of these lines of credit permit us to borrow up to an aggregate of approximately $200.0 million while three lines have no stated limit.

        As of December 31, 2012 and 2011, we had no uncommitted bank loans outstanding. Average daily borrowings of uncommitted bank loans during 2012 and 2011 were $18.1 million and $6.4 million, respectively, with weighted average interest rates of approximately 1.3% for both years. In May 2012,

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

12. Debt (Continued)

AllianceBernstein was named an additional borrower under a $100.0 million SCB uncommitted line of credit. As of December 31, 2012, AllianceBernstein had no loans outstanding. During 2012, $5.0 million was outstanding for one day with an interest rate of 1.4%. In January 2013, AllianceBernstein was named an additional borrower on a second $100.0 million SCB uncommitted line of credit.

13. Commitments and Contingencies

  Operating Leases

        We lease office space, furniture and office equipment under various operating leases. The future minimum payments under non-cancelable leases, sublease commitments and related payments we are obligated to make, net of sublease commitments of third party lessees to make payments to us, as of December 31, 2012 are as follows:

	Payments	Sublease Receipts	Net Payments
	(in millions)
2013	$139.4	$22.3	$117.1
2014	136.0	24.4	111.6
2015	136.2	24.4	111.8
2016	135.6	24.4	111.2
2017	136.9	24.8	112.1
2018 and thereafter	1,084.4	137.1	947.3

Total future minimum payments	$1,768.5	$257.4	$1,511.1

        Office leases contain escalation clauses that provide for the pass through of increases in operating expenses and real estate taxes. Rent expense, which is amortized on a straight-line basis over the life of the lease, was $100.4 million, $121.2 million and $121.5 million, respectively, for the years ended December 31, 2012, 2011 and 2010, net of sublease income of $3.2 million for each of the years ended December 31, 2012, 2011 and 2010. In addition, we accelerated rent of $181.6 million, $2.6 million and $76.2 million in 2012, 2011 and 2010, respectively. See Note 3 for further discussion of the real estate charges.

  Legal Proceedings

        During the first quarter of 2012, we received a legal letter of claim (the "Letter of Claim") sent on behalf of a former European pension fund client, alleging that AllianceBernstein Limited (a wholly owned subsidiary of ours organized in the U.K.) was negligent and failed to meet certain applicable standards of care with respect to the initial investment in and management of a £500 million portfolio of U.S. mortgage-backed securities. The alleged damages range between $177 million and $234 million, plus compound interest on an alleged $125 million of realized losses in the portfolio. We believe that any losses to this client resulted from adverse developments in the U.S. housing and mortgage market that precipitated the financial crisis in 2008 and not any negligence or failure on our part. We believe that we have strong defenses to these claims, which are set forth in our October 12, 2012 response to the Letter of Claim, and will defend this matter vigorously. Currently, we are unable to estimate a reasonably possible range of loss because the matter remains in its early stages.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

13. Commitments and Contingencies (Continued)

        In addition to the Letter of Claim, we are involved in various other matters, including regulatory inquiries, administrative proceedings and litigation, some of which allege significant damages.

        In management's opinion, an adequate accrual has been made as of December 31, 2012 to provide for any probable losses regarding any litigation matters for which we can reasonably estimate an amount of loss. It is reasonably possible that we could incur additional losses pertaining to these matters, but currently we cannot estimate any such additional losses.

        Management, after consultation with legal counsel, currently believes that the outcome of any matter that is pending or threatened, or all of them combined, will not have a material adverse effect on our results of operations, financial condition or liquidity. However, as any inquiry, proceeding or litigation has an element of uncertainty, management cannot determine whether further developments relating to any matter that is pending or threatened, or all of them combined, will have a material adverse effect on our results of operation, financial condition or liquidity in any future reporting period.

  Other

        During 2009, we entered into a subscription agreement under which we committed to invest up to $35 million, as amended in 2011, in a venture capital fund over a six-year period. As of December 31, 2012, we had funded $22.8 million of this commitment.

        During 2010, as general partner of the AllianceBernstein U.S. Real Estate L.P. (the "Real Estate Fund"), we committed to invest $25 million in the Real Estate Fund. As of December 31, 2012, we had funded $8.7 million of this commitment.

        During 2012, we entered into an investment agreement under which we committed to invest up to $8 million in an oil and gas fund over a three-year period. As of December 31, 2012, we had funded $7.8 million of this commitment.

14. Net Capital

        SCB LLC, a broker-dealer and a member organization of the New York Stock Exchange ("NYSE"), is subject to the Uniform Net Capital Rule 15c3-1 of the Exchange Act. SCB LLC computes its net capital under the alternative method permitted by the rule, which requires that minimum net capital, as defined, equal the greater of $1 million, or two percent of aggregate debit items arising from customer transactions, as defined. As of December 31, 2012, SCB LLC had net capital of $144.4 million, which was $125.9 million in excess of the minimum net capital requirement of $18.5 million. Advances, dividend payments and other equity withdrawals by SCB LLC are restricted by the regulations of the U.S. Securities and Exchange Commission ("SEC"), the Financial Industry Regulatory Authority, Inc., and other securities agencies.

        SCBL is a member of the London Stock Exchange. As of December 31, 2012, SCBL was subject to financial resources requirements of $21.6 million imposed by the Financial Services Authority of the United Kingdom and had aggregate regulatory financial resources of $39.0 million, an excess of $17.4 million.

        AllianceBernstein Investments serves as distributor and/or underwriter for certain company-sponsored mutual funds. AllianceBernstein Investments is registered as a broker-dealer under the

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

14. Net Capital (Continued)

Exchange Act and is subject to the minimum net capital requirements imposed by the SEC. AllianceBernstein Investments' net capital as of December 31, 2012 was $31.0 million, which was $30.9 million in excess of its required net capital of $0.1 million.

        Many of our subsidiaries around the world are subject to minimum net capital requirements by the local laws and regulations to which they are subject. As of December 31, 2012, each of our subsidiaries subject to a minimum net capital requirement satisfied the applicable requirement.

15. Counterparty Risk

  Customer Activities

        In the normal course of business, brokerage activities involve the execution, settlement and financing of various customer securities trades, which may expose SCB LLC and SCBL to off-balance sheet risk by requiring SCB LLC and SCBL to purchase or sell securities at prevailing market prices in the event the customer is unable to fulfill its contractual obligations.

        SCB LLC's customer securities activities are transacted on either a cash or margin basis. In margin transactions, SCB LLC extends credit to the customer, subject to various regulatory and internal margin requirements. These transactions are collateralized by cash or securities in the customer's account. In connection with these activities, SCB LLC may execute and clear customer transactions involving the sale of securities not yet purchased. SCB LLC seeks to control the risks associated with margin transactions by requiring customers to maintain collateral in compliance with the aforementioned regulatory and internal guidelines. SCB LLC monitors required margin levels daily and, pursuant to such guidelines, requires customers to deposit additional collateral, or reduce positions, when necessary. A majority of SCB LLC's customer margin accounts are managed on a discretionary basis whereby AllianceBernstein maintains control over the investment activity in the accounts. For these discretionary accounts, SCB LLC's margin deficiency exposure is minimized through maintaining a diversified portfolio of securities in the accounts and by virtue of AllianceBernstein's discretionary authority and SCB LLC's role as custodian.

        SCB LLC may enter into forward foreign currency contracts on behalf of accounts for which SCB LLC acts as custodian. SCB LLC minimizes credit risk associated with these contracts by monitoring these positions on a daily basis, as well as by virtue of AllianceBernstein's discretionary authority and SCB LLC's role as custodian.

        In accordance with industry practice, SCB LLC and SCBL record customer transactions on a settlement date basis, which is generally three business days after trade date. SCB LLC and SCBL are exposed to risk of loss on these transactions in the event of the customer's or broker's inability to meet the terms of their contracts, in which case SCB LLC and SCBL may have to purchase or sell financial instruments at prevailing market prices. The risks assumed by SCB LLC and SCBL in connection with these transactions are not expected to have a material adverse effect on AllianceBernstein's, SCB LLC's, or SCBL's financial condition or results of operations.

  Other Counterparties

        SCB LLC and SCBL are engaged in various brokerage activities on behalf of clients, including Sanford C. Bernstein (Hong Kong) Limited (an indirect wholly owned subsidiary of AllianceBernstein), in which counterparties primarily include broker-dealers, banks and other financial institutions. In the

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

15. Counterparty Risk (Continued)

event counterparties do not fulfill their obligations, SCB LLC and SCBL may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is SCB LLC's and SCBL's policy to review, as necessary, each counterparty's creditworthiness.

        In connection with security borrowing and lending arrangements, SCB LLC and SCBL enter into collateralized agreements, which may result in credit exposure in the event the counterparty to a transaction is unable to fulfill its contractual obligations. Security borrowing arrangements require SCB LLC and SCBL to deposit cash collateral with the lender. With respect to security lending arrangements, SCB LLC (SCBL does not participate in security lending arrangements) receives collateral in the form of cash in amounts generally in excess of the market value of the securities loaned. SCB LLC minimizes credit risk associated with these activities by establishing credit limits for each broker and monitoring these limits on a daily basis. Additionally, security borrowing and lending collateral is marked to market on a daily basis, and additional collateral is deposited by or returned to SCB LLC and SCBL as necessary.

        AllianceBernstein enters into various futures, forwards and swaps to economically hedge certain of its seed money investments, as well as currency forwards to hedge certain cash accounts. AllianceBernstein is exposed to credit losses in the event of nonperformance by counterparties to these derivative financial instruments. See Note 8 for further discussion.

16. Qualified Employee Benefit Plans

        We maintain a qualified profit sharing plan covering U.S. employees and certain foreign employees. Employer contributions are discretionary and generally limited to the maximum amount deductible for federal income tax purposes. Aggregate contributions for 2012, 2011 and 2010 were $13.0 million, $13.7 million and $14.6 million, respectively.

        We maintain several defined contribution plans for foreign employees working for our subsidiaries in the United Kingdom, Australia, Japan and other foreign locations outside the United States. Employer contributions are generally consistent with regulatory requirements and tax limits. Defined contribution expense for foreign entities was $6.7 million, $7.7 million and $7.1 million in 2012, 2011 and 2010, respectively.

        We maintain a qualified, noncontributory, defined benefit retirement plan ("Retirement Plan") covering current and former employees who were employed by AllianceBernstein in the United States prior to October 2, 2000. Benefits are based on years of credited service, average final base salary (as defined in the Retirement Plan), and primary Social Security benefits. Service and compensation after December 31, 2008 are not taken into account in determining participants' retirement benefits.

        Our policy is to satisfy our funding obligation for each year in an amount not less than the minimum required by the Employee Retirement Income Security Act of 1974, as amended, and not greater than the maximum amount we can deduct for federal income tax purposes. We contributed $4.9 million to the Retirement Plan during 2012. We currently estimate that we will contribute $4.0 million to the Retirement Plan during 2013. Contribution estimates, which are subject to change, are based on regulatory requirements, future market conditions and assumptions used for actuarial computations of the Retirement Plan's obligations and assets. Management, at the present time, has not determined the amount, if any, of additional future contributions that may be required.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

        The Retirement Plan's projected benefit obligation, fair value of plan assets, and funded status (amounts recognized in the consolidated statements of financial condition) were as follows:

	December 31,
	2012	2011
	(in thousands)
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$94,655	$87,733
Interest cost	4,633	4,627
Actuarial loss	13,481	4,585
Benefits paid	(4,963)	(2,290)

Projected benefit obligation at end of year	107,806	94,655

Change in plan assets:
Plan assets at fair value at beginning of year	63,325	64,627
Actual return on plan assets	8,408	(5,912)
Employer contribution	4,850	6,900
Benefits paid	(4,963)	(2,290)

Plan assets at fair value at end of year	71,620	63,325

Funded status	$(36,186)	$(31,330)

        The amounts recognized in other comprehensive income (loss) for 2012 and 2011 were as follows:

	2012	2011
	(in thousands)
Unrecognized net loss from experience different from that assumed and effects of changes and assumptions	$(9,194)	$(15,231)
Unrecognized net plan assets as of January 1, 1987 being recognized over 26.3 years	(143)	(143)
	(9,337)	(15,374)
Income tax (expense) benefit	(126)	332

Other comprehensive loss	$(9,463)	$(15,042)

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

        The amounts included in accumulated other comprehensive income (loss) as of December 31, 2012 and 2011 were as follows:

	2012	2011
	(in thousands)
Unrecognized net loss from experience different from that assumed and effects of changes and assumptions	$(48,264)	$(39,070)
Unrecognized net plan assets as of January 1, 1987 being recognized over 26.3 years	47	190

	(48,217)	(38,880)
Income tax benefit	723	849

Accumulated other comprehensive loss	$(47,494)	$(38,031)

        The estimated initial plan assets and amortization of loss for the Retirement Plan that will be amortized from accumulated other comprehensive income over the next year is $47,129 and $1,105,698, respectively. The accumulated benefit obligation for the plan was $107.8 million and $94.7 million, respectively, as of December 31, 2012 and 2011.

        The discount rates used to determine benefit obligations as of December 31, 2012 and 2011 (measurement dates) were 4.4% and 5.1%, respectively.

        The following benefit payments are expected to be paid as follows (in thousands):

2013	$3,331
2014	3,019
2015	4,822
2016	5,763
2017	4,889
2018 - 2022	30,153

        Net expense under the Retirement Plan consisted of:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Interest cost on projected benefit obligations	$4,633	$4,627	$4,600
Expected return on plan assets	(4,969)	(5,133)	(4,453)
Amortization of transition asset	(143)	(143)	(143)
Recognized actuarial loss	848	399	262

Net pension expense (benefit)	$369	$(250)	$266

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

        Actuarial computations used to determine net periodic costs were made utilizing the following weighted-average assumptions:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Discount rate on benefit obligations	5.10%	5.50%	6.05%
Expected long-term rate of return on plan assets	8.00	8.00	8.00

        The Retirement Plan's asset allocation percentages consisted of:

	December 31,
	2012	2011
Equity securities	67%	62%
Debt securities	28	28
Real estate	2	10
Cash	3	—

	100%	100%

        In developing the expected long-term rate of return on plan assets of 8.0%, management considered the historical returns and future expectations for returns for each asset category, as well as the target asset allocation of the portfolio. The expected long-term rate of return on assets is based on weighted average expected returns for each asset class.

        The guidelines regarding allocation of assets formalized in the Investment Policy Statement were adopted by the Investment Committee for the Retirement Plan to reflect the Plan's liquidity requirements, funded status, growth expectations and risk tolerance. The guidelines specify an allocation weighting of 50% to 70% for global equity securities (target of 60%), 20% to 40% for fixed income securities (target of 30%) and 0% to 10% for real estate investment trusts (target of 10%). Alternative investments are permitted under the guidelines, with such investments to be allocated to one or more of the above security classes and subject to the indicated tactical ranges.

        Exposure of the total portfolio to cash equivalents on average should not exceed 5% of the portfolio's value on a market value basis. The plan seeks to provide a rate of return that exceeds applicable benchmarks over rolling five-year periods. The benchmark for the plan's large cap domestic equity investment strategy is the S&P 500 Index; the small cap domestic equity investment strategy is measured against the Russell 2000 Index; the international equity investment strategy is measured against the MSCI EAFE Index; and the fixed income investment strategy is measured against the Barclays Aggregate Bond Index.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

        See Note 9 for a description of how we measure the fair value of our plan assets. The following table summarizes the valuation of our Retirement Plan assets by pricing observability levels as of December 31, 2012:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash	$2,197	$—	$—	$2,197
Fixed income mutual funds	22,135	—	—	22,135
Equity mutual fund	12,356	—	—	12,356
Equity securities	23,933	—	—	23,933
Equity private investment trusts	—	10,999	—	10,999

Total assets measured at fair value	$60,621	$10,999	$—	$71,620

        During 2012, the Retirement Plan invested in two fixed income mutual funds. Both funds seek to generate income consistent with preservation of capital. One mutual fund invests in a portfolio of fixed income securities of U.S. and non-U.S. companies and U.S. and non-U.S. government securities and supranational entities, including lower-rated securities. The second fund invests in a broad range of fixed income securities in both developed and emerging markets with a range of maturities from short-to long-duration.

        The Retirement Plan also invested in separate equity and fixed income mutual funds which seek to moderate the volatility of equity and fixed income oriented asset allocation over the long term, as part of an investor's overall asset allocation managed by AllianceBernstein.

        The Retirement Plan invested in a multi-style, multi-cap integrated portfolio adding incremental U.S. equity diversification to its value and growth equity selections, designed to deliver a long-term premium to the S&P 500 with greater consistency across a range of market environments.

        Finally, the Retirement Plan invested in two equity private investment trusts. One trust invests primarily in equity securities of non-U.S. companies located in emerging market countries, while the other trust invests in equity securities of established non-U.S. companies located in the countries comprising the MSCI EAFE Index, plus Canada.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

        The following table summarizes the valuation of our Retirement Plan assets by pricing observability levels as of December 31, 2011:

	Level 1	Level 2	Level 3	Total
	(in thousands)
Cash	$9	$—	$—	$9
Government securities
U.S. Treasury bills	—	662	—	662
Agency Discount notes	—	208	—	208
Real estate mutual fund	6,358	—	—	6,358
Fixed income mutual funds	16,591	—	—	16,591
Equity mutual funds	10,938	—	—	10,938
Equity private investment trusts	—	28,559	—	28,559

Total assets measured at fair value	$33,896	$29,429	$—	$63,325

        During 2011, the Retirement Plan invested in a real estate mutual fund which is an open-end fund that seeks total return from long-term growth of capital and income. Typically the mutual fund invests at least 80% of its net assets in real estate investment trusts and other real estate industry companies. The mutual fund is subject to certain risks associated with the direct ownership of real estate and with the real estate industry in general. To the extent that assets underlying the mutual fund's investments are concentrated geographically, by property type or in certain other respects, the mutual fund may be subject to additional risks.

        The Retirement Plan also invested in two fixed income mutual funds. One of the mutual funds seeks to provide safety of principal and a moderate rate of income that is subject to taxes. Typically the mutual funds invest at least 80% of their net assets in securities rated A or better by national rating agencies. The other fixed income mutual fund seeks to generate current income consistent with preservation of capital. The mutual fund invests in debt securities with a range of maturities from short- to long-duration in both developed and emerging markets.

        The Retirement Plan invested in two equity mutual funds. One equity mutual fund seeks long-term growth of capital through the pursuit of opportunistic growth by investing in a global universe of companies in multiple industries that may benefit from innovation. The second mutual fund's objective is to maximize real return, which equals total return less the estimated effect of inflation. The mutual fund invests principally in instruments that are affected directly or indirectly by the level and change in rate of inflation.

        Finally the Retirement Plan invested in two equity private investment trusts. One of these trusts invests primarily in equity securities of companies located around the world, while the other invests primarily in equity securities of non-U.S. companies located in emerging market countries.

        The government securities held by the Retirement Plan consist of United States Treasury Bills and Agency Discount notes.

        We provide postretirement medical benefits which allow retirees between the ages of 55 and 65 meeting certain service requirements, at their election, to continue to participate in our group medical program by paying 100% of the applicable group premium. Retirees older than 65 may also continue to

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

16. Qualified Employee Benefit Plans (Continued)

participate in our group medical program, but are required to pay the full expected cost of benefits. To the extent that retirees' medical costs exceed premiums paid, we incur the cost of providing a post-retirement medical benefit. During 2012, our net periodic benefit cost was $0.8 million, and our aggregate benefit obligation as of December 31, 2012 was $7.5 million.

17. Long-term Incentive Compensation Plans

        We maintain an unfunded, non-qualified incentive compensation program known as the AllianceBernstein 2012 Incentive Compensation Award Program (the "Incentive Compensation Program"), under which annual awards may be granted to eligible employees. See Note 2. "Summary of Significant Accounting Policies—Long-term Incentive Compensation Plans" for a discussion of the award provisions.

        Under the Incentive Compensation Program, we made awards in 2012, 2011 and 2010 aggregating $150.1 million, $159.9 million and $275.6 million, respectively. The amounts charged to employee compensation and benefits for the years ended December 31, 2012, 2011 and 2010 were $151.4 million, $654.3 million (which includes $509.1 million of the one-time, non-cash compensation charge) and $207.9 million, respectively.

        During 2005, we established the AllianceBernstein Financial Advisor Wealth Accumulation Plan ("Wealth Accumulation Plan"), a voluntary unfunded, non-qualified incentive plan. The Wealth Accumulation Plan was established to attract, motivate and retain eligible employees expected to make significant contributions to the future growth and success of Bernstein Global Wealth Management, the unit of AllianceBernstein that services private clients. Participants designate the percentage of their awards to be notionally invested in Holding Units or certain of our investment services. No more than 50% of the award may be notionally invested in Holding Units. Prior to the changes made to incentive compensation awards in the fourth quarter of 2011 (see Note 2, "Summary of Significant Accounting Policies—Long-term Incentive Compensation Plans"), all awards vested annually on a pro rata basis over the term of the award. There have been no awards granted under this plan since 2009. The amounts charged to employee compensation and benefits expense for the years ended December 31, 2012, 2011 and 2010 were $(0.5) million, $25.5 million (which includes $24.8 million of the one-time, non-cash compensation charge) and $8.5 million, respectively.

18. Compensatory Unit Awards and Option Plans

        Effective as of July 1, 2010, we established the AllianceBernstein 2010 Long Term Incentive Plan, as amended ("2010 Plan"), which was adopted by Holding Unitholders at a special meeting of Holding Unitholders held on June 30, 2010. Since the 2010 Plan was adopted, the following forms of awards have been available for grant to employees and Eligible Directors: (i) restricted Holding Units or phantom restricted Holding Units (a "phantom" award is a contractual right to receive Holding Units at a later date or upon a specified event); (ii) options to buy Holding Units; and (iii) other Holding Unit-based awards (including, without limitation, Holding Unit appreciation rights and performance awards). The purpose of the 2010 Plan is to promote the interest of AllianceBernstein by: (i) attracting and retaining talented officers, employees and directors, (ii) motivating such officers, employees and directors by means of performance-related incentives to achieve longer-range business and operational goals, (iii) enabling such officers, employees and directors to participate in the long-term growth and financial success of AllianceBernstein, and (iv) aligning the interests of such officers, employees and

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Compensatory Unit Awards and Option Plans (Continued)

directors with those of Holding Unitholders. The 2010 Plan will expire on June 30, 2020, and no awards under the 2010 Plan will be made after that date. Under the 2010 Plan, the aggregate number of Holding Units with respect to which awards may be granted is 60.0 million, including no more than 30.0 million newly issued Holding Units.

        The 2010 Plan was amended by the Board in May 2011, expanding the universe of persons eligible to receive awards under the 2010 Plan to include any member of the Board who is a former executive or former employee of an affiliate of Holding. For purposes of this amendment, "affiliate" includes any company or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, AllianceBernstein.

        The 2010 Plan was further amended by the Compensation Committee of the Board ("Compensation Committee") in December 2011, clarifying that, where duly authorized by the Compensation Committee or the Board, continued vesting of Awards after a Termination (as those terms are defined in the 2010 Plan or the applicable award agreement) in circumstances where such continued vesting is conditioned on compliance with (A) one or more restrictive covenants, and/or (B) a standard of conduct regarding appropriate consideration of risk set forth in the applicable award agreement, shall count towards satisfying the minimum vesting requirement set forth in Section 6(b)(i) of the 2010 Plan.

        The 2010 Plan was further amended by the Board in May 2012, when the Board authorized management to reacquire on the open market or otherwise all 60.0 million Holding Units available for awards under the 2010 Plan (less one Holding Unit for every newly issued Holding Unit already awarded under the 2010 Plan), while maintaining the 30.0 million Holding Unit limitation on newly issued Holding Units available for awards under the 2010 Plan.

        As of December 31, 2012, 210,591 options to buy Holding Units had been granted and 24,563,327 Holding Units, net of forfeitures, were subject to other Holding Unit awards made under the 2010 Plan. Holding Unit-based awards (including options) in respect of 35,226,082 Holding Units were available for grant as of December 31, 2012.

        In 1997, we established the 1997 Long Term Incentive Plan ("1997 Plan"), under which options to buy Holding Units, restricted Holding Units and phantom restricted Holding Units, performance awards, and other Holding Unit-based awards were available for grant to key employees and Eligible Directors of the General Partner for terms established at the time of grant (generally 10 years). Options granted to employees are generally exercisable at a rate of 20% of the Holding Units subject to such options on each of the first five anniversary dates of the date of grant; options granted to Eligible Directors are generally exercisable at a rate of 33.3% of the Holding Units subject to such options on each of the first three anniversary dates of the date of grant. Restricted Holding Units awarded to Eligible Directors vest on the third anniversary of the grant date or immediately upon a director's resignation. Restricted Holding Units awarded to our CEO (as described below under "Restricted Holding Unit Awards") vest 20% on each of the first five anniversary dates of the grant date. Restricted Holding Units awarded under the Incentive Compensation Program vest 25% on December 1st of the subsequent four years. The 1997 Plan expired on July 26, 2010.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Compensatory Unit Awards and Option Plans (Continued)

  Option Awards

        Options to buy Holding Units (including grants to Eligible Directors) were granted as follows: 114,443 options were granted during 2012, 70,238 options were granted during 2011 and 387,661 options were granted during 2010. The weighted average fair value of options to buy Holding Units granted during 2012, 2011 and 2010 was $3.67, $5.98 and $6.18, respectively, on the date of grant, determined using the Black-Scholes option valuation model with the following assumptions:

	2012	2011	2010
Risk-free interest rate	0.7%	1.9%	2.2–2.3%
Expected cash distribution yield	6.2	5.4	7.2–8.2%
Historical volatility factor	49.2	47.3	46.2–46.6%
Expected term	6.0 years	6.0 years	6.0 years

        Due to a lack of sufficient historical data, we have chosen to use the simplified method to calculate the expected term of options.

        The following table summarizes the activity in our option plan during 2012:

	Options to Buy Holding Units	Weighted Average Exercise Price Per Option	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2011	$8,994,229	$39.63	$6.4
Granted	114,443	14.58
Exercised	—	—
Forfeited	(11,500)	33.18
Expired	(543,827)	32.34

Outstanding as of December 31, 2012	8,553,345	39.77	5.8	$—

Exercisable as of December 31, 2012	4,237,915	33.85	5.7	—

Vested or expected to vest as of December 31, 2012	8,553,345	39.77	5.8	—

        The aggregate intrinsic value as of December 31, 2012 on options outstanding, exercisable and expected to vest is negative, and is therefore presented as zero in the table above. The total intrinsic value of options exercised during 2012, 2011 and 2010 was zero, $0.4 million and $5.6 million, respectively.

        Under the fair value method, compensation expense is measured at the grant date based on the estimated fair value of the options awarded (determined using the Black-Scholes option valuation model) and is recognized over the required service period. We recorded compensation expense relating to option grants of $1.2 million, $36.4 million (which includes $35.2 million of the one-time, non-cash compensation charge) and $9.1 million, respectively, for the years ended December 31, 2012, 2011 and 2010. As of December 31, 2012, there was $0.2 million of compensation cost related to unvested option grants not yet recognized in the consolidated statement of income. The remaining cost is expected to be recognized during the first half of 2013.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Compensatory Unit Awards and Option Plans (Continued)

  Restricted Holding Unit Awards

        In 2012, 2011 and 2010, restricted Holding Units were awarded to Eligible Directors. These Holding Units give the Eligible Directors, in most instances, all the rights of other Holding Unitholders subject to such restrictions on transfer as the Board may impose. We awarded 28,812, 19,313 and 5,275 restricted Holding Units, respectively, in 2012, 2011 and 2010 with grant date fair values of $14.58, $21.75 and $28.46, respectively, per restricted Holding Unit. All of the restricted Holding Units vest on the third anniversary of grant date or immediately upon a director's resignation. We fully expensed these awards on each grant date. We recorded compensation expense relating to these awards of $0.4 million, $0.4 million and $0.2 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

        In connection with the commencement of Mr. Kraus's employment as our CEO on December 19, 2008, he was granted 2,722,052 restricted Holding Units with a grant date fair value of $19.20. Subject to accelerated vesting provisions in Mr. Kraus's employment agreement, his restricted Holding Units vest ratably on each of the first five anniversaries of December 19, 2008, commencing December 19, 2009, provided, with respect to each installment, Mr. Kraus continues to be employed by AllianceBernstein on the vesting date. Mr. Kraus's service requirement was not impacted by the changes to the employee long-term incentive compensation award program in the fourth quarter of 2011. During June 2012, Mr. Kraus entered into an agreement (the "Extended Employment Agreement") pursuant to which Mr. Kraus will continue to serve as our CEO from January 3, 2014, the day following the end of the term of his initial employment agreement, until January 2, 2019 (the "Extended Employment Term"), unless the Extended Employment Agreement is terminated in accordance with its terms. In connection with the signing of the Extended Employment Agreement, Mr. Kraus was granted 2,722,052 restricted Holding Units, vesting ratably over the Extended Employment Term. Under U.S. GAAP, the compensation expense for the Holding Unit award under the Extended Employment Agreement of $33.1 million (based on the $12.17 grant date Holding Unit price) must be amortized on a straight-line basis over 6.5 years, beginning on the grant date. As a result, even though Mr. Kraus will not receive any incremental cash compensation or cash distributions related to the restricted Holding Unit award pursuant to the Extended Employment Agreement prior to its commencement on January 3, 2014, we incurred $2.5 million of incremental compensation expense during the second half of 2012 and will incur $5.1 million of such expense for the full year 2013. We recorded compensation expense relating to the CEO restricted Holding Unit grants of $13.0 million, $10.5 million and $10.5 million, respectively, for each of the years ended December 31, 2012, 2011 and 2010.

        In 1993, we established the Century Club Plan, under which employees of AllianceBernstein whose primary responsibilities are to assist in the distribution of company-sponsored mutual funds and who meet certain sales targets, are eligible to receive an award of restricted Holding Units. Awards granted prior to December 2010 vested ratably over three years and subsequent awards vest ratably over four years. The service requirement for Century Club participants was impacted by the amendment to the employee long-term incentive compensation award program in the fourth quarter of 2011. We awarded 47,450, 57,828 and 95,531 restricted Holding Units in 2012, 2011 and 2010, respectively. The grant date fair values of these awards were $17.91 in 2012, $13.38 in 2011 and $27.45 and $23.72 in 2010 per Holding Unit. We recorded compensation expense relating to the Century Club Plan grants of $0.7 million, $3.0 million (which includes $2.2 million of the one-time, non-cash compensation charge) and $1.2 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

18. Compensatory Unit Awards and Option Plans (Continued)

        Beginning in 2009, we awarded restricted Holding Units under the Incentive Compensation Program (see Note 17). We awarded 8,671,253 (all of which were granted in January 2012 for 2011 year-end awards) in 2012 and 11,594,207 restricted Holding Units in 2010 with grant date fair values of $14.90 in 2012 and ranging between $23.72 and $32.06 in 2010 per restricted Holding Unit.

        We also award restricted Holding Units in connection with certain employment and separation agreements with vesting schedules ranging between two to five years. The fair value of the restricted Holding Units is amortized over the required service period as employee compensation expense. We awarded 630,630, 1,649,973 and 1,369,751 Holding Units in 2012, 2011 and 2010, respectively, with grant date fair values ranging between $12.13 and $17.58 in 2012, $16.29 and $22.71 in 2011 and $23.72 and $28.37 in 2010 per restricted Holding Unit. We recorded compensation expense relating to restricted Holding Unit grants in connection with certain employment and separation agreements of $20.1 million, $32.9 million (which includes $15.8 million of the one-time, non-cash compensation charge) and $23.2 million, respectively, for the years ended December 31, 2012, 2011 and 2010.

        The following table summarizes the activity of unvested restricted Holding Units during 2012:

	Holding Units	Weighted Average Grant Date Fair Value per Holding Unit
Unvested as of December 31, 2011	15,574,191	$23.88
Granted	12,099,291	14.48
Vested	(8,507,437)	21.65
Forfeited	(728,556)	20.67

Unvested as of December 31, 2012	18,437,489	18.79

        The total grant date fair value of restricted Holding Units that vested during 2012, 2011 and 2010 was $184.2 million, $140.2 million and $73.4 million, respectively. As of December 31, 2012, there was $59.3 million of compensation cost related to unvested restricted Holding Unit awards granted and not yet recognized in the consolidated statement of income. The cost is expected to be recognized over a weighted average period of 4.0 years.

19. Units Outstanding

        Changes in units outstanding for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Outstanding as of January 1,	277,847,588	278,115,232
Options exercised	—	86,543
Units issued	—	—
Units retired	(246,687)	(354,187)
Units forfeited	—	—

Outstanding as of December 31,	277,600,901	277,847,588

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

19. Units Outstanding (Continued)

        During 2012 and 2011, we purchased 246,687 and 354,187 AllianceBernstein Units, respectively, in private transactions and retired them.

20. Income Taxes

        AllianceBernstein is a private partnership for federal income tax purposes and, accordingly, is not subject to federal or state corporate income taxes. However, AllianceBernstein is subject to a 4.0% New York City unincorporated business tax ("UBT"). Domestic corporate subsidiaries of AllianceBernstein, which are subject to federal, state and local income taxes, are generally included in the filing of a consolidated federal income tax return with separate state and local income tax returns being filed. Foreign corporate subsidiaries are generally subject to taxes in the foreign jurisdictions where they are located.

        In order to preserve AllianceBernstein's status as a private partnership for federal income tax purposes, AllianceBernstein Units must not be considered publicly traded. The AllianceBernstein Partnership Agreement provides that all transfers of AllianceBernstein Units must be approved by AXA Equitable Life Insurance Company (a wholly owned subsidiary of AXA, "AXA Equitable") and the General Partner; AXA Equitable and the General Partner approve only those transfers permitted pursuant to one or more of the safe harbors contained in relevant treasury regulations. If AllianceBernstein Units were considered readily tradable, AllianceBernstein's net income would be subject to federal and state corporate income tax, reducing its quarterly distribution to Holding. Furthermore, should AllianceBernstein enter into a substantial new line of business, Holding, by virtue of its ownership of AllianceBernstein, would lose its status as a "grandfathered" publicly traded partnership and would become subject to corporate income tax, which would reduce materially Holding's net income and its quarterly distributions to Holding unitholders.

        Earnings (loss) before income taxes and income tax expense consist of:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Earnings (loss) before income taxes:
United States	$177,347	$(120,159)	$382,463
Foreign	25,018	(88,310)	83,159

Total	$202,365	$(208,469)	$465,622

Income tax expense:
Partnership UBT	$2,626	$8,737	$10,363
Corporate subsidiaries:
Federal	2,367	10,600	2,570
State and local	541	1,772	1,401
Foreign	8,852	11,411	25,144

Current tax expense	14,386	32,520	39,478
Deferred tax (benefit)	(622)	(29,422)	(955)

Income tax expense	$13,764	$3,098	$38,523

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

        The principal reasons for the difference between the effective tax rates and the UBT statutory tax rate of 4.0% are as follows:

	Years Ended December 31,
	2012		2011		2010
	(in thousands)
UBT statutory rate	$8,095	4.0%	$(8,339)	4.0%	$18,625	4.0%
Corporate subsidiaries' federal, state, local and foreign income taxes	12,548	6.2	2,998	(1.4)	25,544	5.5
Effect of ASC 740 adjustments, miscellaneous taxes, and other	(9,665)	(4.8)	2,560	(1.3)	1,445	0.3
Income not taxable resulting from use of UBT business apportionment factors and effect of compensation charge	2,786	1.4	5,879	(2.8)	(7,091)	(1.5)

Income tax expense and effective tax rate	$13,764	6.8	$3,098	(1.5)	$38,523	8.3

        Income tax expenses increased $10.7 million, or 344.3%, in 2012 compared to 2011. The increase was primarily due to higher operating income in 2012 (in large part due to the 2011 compensation charge offset by the 2012 real estate charges), partially offset by the UBT tax benefit recorded in the third quarter of 2012 ($5.7 million). In the third quarter of 2012, application of the New York City tax law that sources various types of receipts from services performed by registered brokers and dealers of securities and commodities for purposes of apportioning income resulted in a reduction of our rate of tax for the current year and to the rate of tax that we expect to pay in the future. As a result, we recognized a $5.7 million tax benefit in the third quarter of 2012 relating to our full year 2011 and nine months 2012 UBT.

        Income tax expenses decreased $35.4 million, or 92.0%, in 2011 compared to 2010. Prior to the fourth quarter 2011 compensation charge of $587.1 million, our estimate of our full year 2011 effective tax rate was 7.1%. As a result of the compensation charge, as well as the immediate recognition of the 2011 long-term incentive compensation awards, we had a fourth quarter 2011 effective tax rate of 3.8% (pre-tax loss of $540.2 million and income tax benefit of $20.3 million that resulted in a full-year 2011 pre-tax loss of $208.5 million and income tax expense of $3.1 million). The compensation charge resulted in a one-time change to the historical mix of business between AllianceBernstein, which incurs a 4.0% UBT, and its corporate subsidiaries that incur corporate level income taxes. In addition, the recorded tax benefit associated with the future deliveries of vested Holding Units was based on the current market value in most jurisdictions, which was lower than the grant price of the awards included in the compensation charge. Both contributed to us incurring tax expense of $3.1 million rather than a benefit at the full year estimated effective tax rate of 7.1%.

        We recognize the effects of a tax position in the financial statements only if, as of the reporting date, it is "more likely than not" to be sustained based solely on its technical merits. In making this assessment, we assume that the taxing authority will examine the tax position and have full knowledge of all relevant information.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

        A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Balance as of beginning of period	$4,028	$5,326	$7,365
Additions for prior year tax positions	158	190	—
Reductions for prior year tax positions	—	—	—
Additions for current year tax positions	918	761	823
Reductions for current year tax positions	—	—	—
Reductions related to closed years/settlements with tax authorities	(1,432)	(2,249)	(2,862)

Balance as of end of period	$3,672	$4,028	$5,326

        The amount of unrecognized tax benefits as of December 31, 2012, 2011 and 2010 when recognized, is recorded as a reduction to income tax expense and reduces the company's effective tax rate.

        Interest and penalties, if any, relating to tax positions are recorded in income tax expense on the consolidated statements of income. The total amount of interest expense (credit) recorded in income tax expense during 2012, 2011 and 2010 was $(0.3) million, $(0.2) million and $(0.1) million, respectively. The total amount of accrued interest recorded on the consolidated statements of financial condition as of December 31, 2012, 2011 and 2010 are $0.2 million, $0.5 million and $0.7 million, respectively. There were no accrued penalties as of December 31, 2012, 2011 or 2010.

        The company is generally no longer subject to U.S. federal, or state and local income tax examinations by tax authorities for any year prior to 2009, except as set forth below.

        The Internal Revenue Service ("IRS") initiated an examination of our domestic corporate subsidiaries' federal tax returns for the years 2008 through 2010 in the fourth quarter of 2011. This examination was completed in 2012 and we have received notification that the IRS has accepted our tax returns as filed.

        In addition, examinations of five of AllianceBernstein's domestic corporate subsidiaries were initiated in 2010 and 2011 by state and local taxing authorities. Two of these examinations were closed in 2012 with no change to our tax filings and one of these audits was settled for $0.2 million and the remaining reserves were released. An assessment has been received for the fourth audit for years 2007 through 2010. This matter remains in the appeal stage and we do not believe an increase in the existing reserve is necessary. The fifth audit remains in progress and we do not believe an increase in the reserve is necessary.

        The Canadian Revenue Agency continues their examination of AllianceBernstein's Canadian subsidiary tax returns for the years 2005 through 2007. We have been advised verbally that there will be no change to the tax filing for the year 2005. An initial assessment has been made by the Canadian Revenue Agency with respect to years 2006 and 2007. The assessment is being challenged and remains in the appeal stage. We do not believe an increase to the reserve is necessary. Currently, there are no other income tax examinations at our significant non-U.S. subsidiaries except as noted above. Years

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

that remain open and may be subject to examination vary under local law, and range from one to seven years.

        During the third quarter of 2011, the City of New York notified us of an examination of AllianceBernstein's UBT returns for the years 2007 and 2008. The examination was started in the fourth quarter of 2012 and remains in progress. We do not believe an increase in the reserve is necessary.

        Since there are no significant examinations for the years 2009 and forward it is our opinion that there will not be any recognition of unrecognized tax benefits. However, adjustment to the reserve could occur in light of changing facts and circumstances with respect to any future examinations.

        Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effect of significant items comprising the net deferred tax asset (liability) is as follows:

	December 31,
	2012	2011
	(in thousands)
Deferred tax asset:
Differences between book and tax basis:
Benefits from net operating loss carryforwards	$15,352	$5,138
Long-term incentive compensation plans	28,340	35,716
Other, primarily accrued expenses deductible when paid	12,825	14,398

	56,517	55,252
Less: valuation allowance	(12,789)	(5,138)

Deferred tax asset	43,728	50,114

Deferred tax liability:
Differences between book and tax basis:
Intangible assets	6,971	14,325
Translation adjustment	8,655	9,413
Other, primarily undistributed earnings of certain foreign subsidiaries	—	330

Deferred tax liability	15,626	24,068

Net deferred tax asset	$28,102	$26,046

        Valuation allowances of $12.8 million and $5.1 million were established during 2012 and 2011, respectively, due to the uncertainty of realizing certain net operating loss ("NOL") carryforwards given the future losses expected to be incurred by the applicable subsidiaries. We had NOL carryforwards at December 31, 2012 of approximately $73.7 million in certain foreign locations with an indefinite expiration period.

        The deferred tax asset is included in other assets. Management has determined that realization of the deferred tax asset is more likely than not based on anticipated future taxable income.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

20. Income Taxes (Continued)

        The company provides income taxes on the undistributed earnings of non-U.S. corporate subsidiaries except to the extent that such earnings are permanently invested outside the United States. As of December 31, 2012, $619.9 million of accumulated undistributed earnings of non-U.S. corporate subsidiaries were permanently invested. At existing applicable income tax rates, additional taxes of approximately $24.1 million, net of foreign tax credits, would need to be provided if such earnings were remitted.

21. Business Segment Information

        Management has assessed the requirements of ASC 280, Segment Reporting, and determined that, because we utilize a consolidated approach to assess performance and allocate resources, we have only one operating segment. Enterprise-wide disclosures as of and for the years ended December 31, 2012, 2011 and 2010, were as follows:

  Services

        Net revenues derived from our investment management, research and related services were as follows:

	Years Ended December 31,
	2012	2011	2010
	(in millions)
Institutions	$485	$617	$765
Retail	1,193	1,093	1,069
Private client	586	652	651
Bernstein research services	414	437	431
Other	62	(47	37

Total revenues	2,740	2,752	2,953
Less: Interest expense	3	2	4

Net revenues	$2,737	$2,750	$2,949

        Our AllianceBernstein Global High Yield Portfolio, an open-end fund incorporated in Luxembourg (ACATEUH: LX), generated approximately 12%, 10% and 7% of our investment advisory and service fees and 13%, 11% and 8% of our net revenues during 2012, 2011 and 2010, respectively.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

21. Business Segment Information (Continued)

  Geographic Information

        Net revenues and long-lived assets, related to our U.S. and international operations, as of and for the years ended December 31, were:

	2012	2011	2010
	(in millions)
Net revenues:
United States	$1,700	$1,725	$1,933
International	1,037	1,025	1,016

Total	$2,737	$2,750	$2,949

Long-lived assets:
United States	$3,363	$3,403	$3,448
International	52	74	74

Total	$3,415	$3,477	$3,522

  Major Customers

        Company-sponsored mutual funds are distributed to individual investors through broker-dealers, insurance sales representatives, banks, registered investment advisers, financial planners and other financial intermediaries. Certain subsidiaries of AXA, including AXA Advisors, LLC, have entered into selected dealer agreements with AllianceBernstein Investments and have been responsible for 4%, 1% and 2% of our open-end mutual fund sales in 2012, 2011 and 2010, respectively. During 2012, Hong Kong and Shanghai Banking Corporation (HSBC), UBS AG and Citigroup (or their respective subsidiaries) were responsible for approximately 13%, 10% and 6%, respectively, of our open-end mutual fund sales. Neither AXA nor these unaffiliated companies are under any obligation to sell a specific amount of AllianceBernstein Fund shares and each also sells shares of mutual funds that it sponsors and that are sponsored by unaffiliated organizations.

        AXA and the general and separate accounts of AXA Equitable (including investments by the separate accounts of AXA Equitable in the funding vehicle EQ Advisors Trust) accounted for approximately 4%, 4% and 5% of total revenues for the years ended December 31, 2012, 2011 and 2010, respectively. No single institutional client other than AXA and its subsidiaries accounted for more than 1% of total revenues for the years ended December 31, 2012, 2011 and 2010.

22. Related Party Transactions

  Mutual Funds

        Investment management, distribution, shareholder and administrative, and brokerage services are provided to individual investors by means of retail mutual funds sponsored by our company, our subsidiaries and our affiliated joint venture companies. Substantially all of these services are provided under contracts that set forth the services to be provided and the fees to be charged. The contracts are subject to annual review and approval by each of the mutual funds' boards of directors or trustees and,

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. Related Party Transactions (Continued)

in certain circumstances, by the mutual funds' shareholders. Revenues for services provided or related to the mutual funds are as follows:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Investment advisory and services fees	$885,669	$840,165	$778,284
Distribution revenues	400,763	351,621	338,597
Shareholder servicing fees	89,117	91,931	93,148
Other revenues	5,127	5,643	5,726
Bernstein research services	133	66	121

  AXA and its Subsidiaries

        We provide investment management and certain administration services to AXA and its subsidiaries. In addition, AXA and its subsidiaries distribute company-sponsored mutual funds, for which they receive commissions and distribution payments. Sales of company-sponsored mutual funds through AXA and its subsidiaries, excluding cash management products, aggregated approximately $1.7 billion, $0.4 billion and $0.5 billion for the years ended December 31, 2012, 2011 and 2010, respectively. Also, we are covered by various insurance policies maintained by AXA subsidiaries and we pay fees for technology and other services provided by AXA and its subsidiaries. Aggregate amounts

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. Related Party Transactions (Continued)

included in the consolidated financial statements for transactions with AXA and its subsidiaries are as follows:

	Years Ended December 31,
	2012	2011	2010
	(in thousands)
Revenues:
Investment advisory and services fees	$113,076	$114,266	$135,004
Bernstein research services	982	802	492
Distribution revenues	943	—	—
Other revenues	599	599	583

	$115,600	$115,667	$136,079

Expenses:
Commissions and distribution payments to financial intermediaries	$7,924	$7,411	$8,896
General and administrative	19,779	22,191	21,256
Other	1,550	1,467	264

	$29,253	$31,069	$30,416

Balance Sheet:
Institutional investment advisory and services fees receivable	$7,878	$9,004	$18,654
Prepaid insurance	1,342	1,411	1,199
Other due (to) from AXA and its subsidiaries	(3,732)	(4,319)	(4,732)

	$5,488	$6,096	$15,121

        During the first quarter of 2011, AXA sold its 50% interest in our consolidated Australian joint venture to an unaffiliated third party as part of a larger transaction. On March 31, 2011, we purchased that 50% interest from the unaffiliated third party making our Australian entity an indirect wholly owned subsidiary. Investment advisory and services fees earned by this company were approximately $8.5 million for the first three months of 2011 and $37.1 million for the year ended December 31, 2010, of which approximately $3.0 million and $12.8 million, respectively, were from AXA affiliates and are included in the table above. Minority interest recorded for this company was $0.4 million for the first three months of 2011 and $3.6 million for the year ended December 31, 2010.

        AllianceBernstein Venture Fund I, L.P. was launched during 2006. It seeks to achieve its investment objective, which is long-term capital appreciation through equity and equity-related investments, by acquiring early stage growth companies in private transactions. One of our subsidiaries is the general partner of the fund and, as a result, the fund is included in our consolidated financial statements, with approximately $47 million, $59 million and $101 million of investments on the consolidated statements of financial condition as of December 31, 2012, 2011 and 2010, respectively. AXA Equitable holds a 10% limited partnership interest in this fund.

        We maintain an unfunded, non-qualified long-term incentive compensation plan known as the Capital Accumulation Plan and also have assumed obligations under contractual unfunded long-term

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

22. Related Party Transactions (Continued)

incentive compensation arrangements covering certain executives ("Contractual Arrangements"). The Capital Accumulation Plan was frozen on December 31, 1987 and no additional awards have been made. The Board may terminate the Capital Accumulation Plan at any time without cause, in which case our liability would be limited to benefits that have vested. Payment of vested benefits under both the Capital Accumulation Plan and the Contractual Arrangements will generally be made over a ten-year period commencing at retirement age. The General Partner is obligated to make capital contributions to AllianceBernstein in amounts equal to benefits paid under the Capital Accumulation Plan and the Contractual Arrangements. Amounts paid by the General Partner to AllianceBernstein for the Capital Accumulation Plan and the Contractual Arrangements for the years ended December 31, 2012, 2011 and 2010 was $4.4 million, $4.8 million and $4.9 million, respectively.

  Other Related Parties

        The consolidated statements of financial condition include a net receivable from Holding as a result of cash transactions for fees and expense reimbursements. The net receivable balance included in the consolidated statements of financial condition as of December 31, 2012, 2011 and 2010 was $6.1 million, $2.5 million and $0.9 million, respectively.

23. Acquisitions

        On October 1, 2010, we acquired SunAmerica's alternative investment group, an experienced team that manages a portfolio of hedge fund and private equity fund investments. The purchase price of this acquisition, accounted for under ASC 805, Business Combinations, was $49.0 million, consisting of $14.3 million of cash payments, $2.5 million of assumed deferred compensation liabilities and $32.2 million of net contingent consideration payable. The net contingent consideration payable consists of the net present value of three annual payments of $1.5 million to SunAmerica based on its assets under management transferred to us in the acquisition and the net present value of projected revenue sharing payments of $35.5 million based on projected newly raised assets under management by the acquired group. This contingent consideration payable was offset by $4.1 million of performance-based fees earned in 2010 determined to be pre-acquisition consideration. The excess of the purchase price over the fair value of identifiable assets acquired resulted in the recognition of $46.1 million of goodwill. During 2012 and 2011, no adjustments were made to the contingent consideration payable.

        During the first quarter of 2011, AXA sold its 50% interest in our consolidated Australian joint venture to an unaffiliated third party as part of a larger transaction. On March 31, 2011, we purchased that 50% interest from the unaffiliated third party for $21.4 million, making our Australian entity an indirect wholly owned subsidiary. As a result, we eliminated $32.1 million of non-controlling interests in consolidated entities and increased partner's capital attributable to AllianceBernstein Unitholders by $10.7 million.

        On May 31, 2011, we acquired Pyrander Capital Management, LLC, an investment management company jointly owned by Caxton Associates L.P. ("Caxton") and Kurt Feuerman, a Caxton portfolio manager. We hired Mr. Feuerman and members of his team from Caxton, and acquired investment management contracts of the investment vehicles the team managed. The purchase price of this acquisition, accounted for under ASC 805, Business Combinations, was $10.2 million, consisting of $5.5 million of cash payments, $4.4 million payable in 2012 and 2013 (if Mr. Feuerman remains with the company) and a miscellaneous liability of $0.3 million. The excess of the purchase price over the

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

23. Acquisitions (Continued)

fair value of identifiable assets acquired resulted in the recognition of $5.7 million of goodwill. We also recorded $2.5 million of indefinite-lived intangible assets relating to the acquired fund's investment management contracts and $2.0 million of definite-lived intangible assets relating to separately managed account relationships. Mr. Feuerman also received two restricted Holding Unit awards; one with a three-year service condition (the award was amended in December 2011 to eliminate the service condition) and one with a five-year service condition (with three specific service dates) and performance conditions (with three specific assets under management targets, later amended to two). As a result of the service conditions at the time of the acquisition, for accounting purposes these awards are considered compensation expense, not part of the purchase price. Also, we were contingently liable to pay Caxton up to an additional $4.4 million if Mr. Feuerman meets all of his service conditions and performance targets. As of December 31, 2012, we accrued $1.5 million of this liability to Caxton due to an amendment to the acquisition agreement eliminating the first of Mr. Feuerman's three performance targets.

        On November 30, 2011, we acquired Taiwan International Investment Management Co. ("TIIM") to expand our business in the Taiwanese market. The purchase price of this acquisition, accounted for under ASC 805, Business Combinations, was a cash payment of $15.0 million, net of cash acquired. The valuation of the fair value of assets and liabilities acquired had been determined provisionally as of December 31, 2011. The excess of the purchase price over the current fair value of identifiable net assets acquired resulted in the recognition of $9.8 million of goodwill as of December 31, 2011. The valuation was completed in the first quarter of 2012. As a result, intangible assets relating to customer relationships of $0.3 million were recognized retrospectively as of December 31, 2011 with a corresponding reduction in goodwill.

        The 2010 and 2011 acquisitions have not had a significant impact on 2012, 2011 or 2010 revenues and earnings. As a result, we have not provided supplemental pro forma information.

24. Accounting Pronouncements

        In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The amended standard requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented. This amendment is not expected to have a material impact on our consolidated financial statements.

AllianceBernstein L.P. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

25. Quarterly Financial Data (Unaudited)

	Quarters Ended 2012
	December 31	September 30	June 30	March 31
	(in thousands, except per unit amounts)
Net revenues	$704,607	$708,158	$642,163	$681,809
Net income (loss) attributable to AllianceBernstein Unitholders	$71,699	$(44,246)	$74,185	$87,278
Basic net income (loss) per AllianceBernstein Unit(1)	$0.26	$(0.16)	$0.26	$0.31
Diluted net income (loss) per AllianceBernstein Unit(1)	$0.26	$(0.16)	$0.26	$0.31
Cash distributions per AllianceBernstein Unit(2)(3)	$0.38	$0.41	$0.26	$0.31

	Quarters Ended 2011
	December 31	September 30	June 30	March 31
	(in thousands, except per unit amounts)
Net revenues	$624,978	$641,529	$727,994	$755,390
Net (loss) income attributable to AllianceBernstein Unitholders	$(516,360)	$90,981	$114,139	$136,472
Basic net (loss) income per AllianceBernstein Unit(1)	$(1.84)	$0.32	$0.41	$0.49
Diluted net (loss) income per AllianceBernstein Unit(1)	$(1.84)	$0.32	$0.41	$0.48
Cash distributions per AllianceBernstein Unit(2)(4)	$0.17	$0.32	$0.41	$0.48

(1)
Basic and diluted net income (loss) per unit are computed independently for each of the periods presented. Accordingly, the sum of the quarterly net income (loss) per unit amounts may not agree to the total for the year.

(2)
Declared and paid during the following quarter.

(3)
The third and fourth quarter 2012 distributions exclude the impact of non-cash real estate charges of $168.1 million and $38.9 million, respectively.

(4)
The fourth quarter 2011 distribution excludes the impact of the $587.1 million one-time, non-cash long-term incentive compensation charge.

AllianceBernstein L.P. and Subsidiaries

Condensed Consolidated Statements of Financial Condition

(in thousands, except unit amounts)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Cash and cash equivalents	$571,274	$627,182
Cash and securities segregated, at fair value (cost: $834,440 and $1,551,177)	834,505	1,551,326
Receivables, net:
Brokers and dealers	324,114	408,037
Brokerage clients	1,079,608	942,034
Fees	245,929	265,685
Investments:
Long-term incentive compensation-related	108,432	122,977
Other	577,786	609,357
Furniture, equipment and leasehold improvements, net	183,577	196,125
Goodwill	2,954,327	2,954,327
Intangible assets, net	158,358	169,208
Deferred sales commissions, net	76,319	95,430
Other assets	187,588	173,362

Total assets	$7,301,817	$8,115,050

LIABILITIES AND CAPITAL
Liabilities:
Payables:
Brokers and dealers	$283,388	$220,736
Securities sold not yet purchased	52,834	63,838
Brokerage clients	1,545,006	2,563,061
AllianceBernstein mutual funds	100,323	156,679
Accounts payable and accrued expenses	522,903	499,076
Accrued compensation and benefits	518,051	485,229
Debt	346,265	323,163

Total liabilities	3,368,770	4,311,782

Commitments and contingencies (See Note 12)
Capital:
General Partner	41,597	41,213
Limited partners: 278,374,893 and 277,600,901 units issued and outstanding	4,202,038	4,165,461
Receivables from affiliates	(16,537)	(8,441)
Holding Units held for long-term incentive compensation plans	(274,683)	(389,941)
Accumulated other comprehensive loss	(66,631)	(48,526)

Partners' capital attributable to AllianceBernstein Unitholders	3,885,784	3,759,766
Non-controlling interests in consolidated entities	47,263	43,502

Total capital	3,933,047	3,803,268

Total liabilities and capital	$7,301,817	$8,115,050

See Accompanying Notes to Condensed Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Condensed Consolidated Statements of Income

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Investment advisory and services fees	$459,065	$423,863	$902,902	$849,423
Bernstein research services	114,771	103,008	224,456	209,351
Distribution revenues	120,775	97,137	239,520	188,097
Dividend and interest income	4,534	4,981	8,980	9,387
Investment gains (losses)	8,350	(10,852)	15,301	20,106
Other revenues	27,455	24,844	53,755	49,129

Total revenues	734,950	642,981	1,444,914	1,325,493
Less: Interest expense	675	818	1,517	1,521

Net revenues	734,275	642,163	1,443,397	1,323,972

Expenses:
Employee compensation and benefits	306,487	272,821	607,722	575,364
Promotion and servicing:
Distribution-related payments	111,386	86,120	220,666	165,989
Amortization of deferred sales commissions	10,325	10,171	21,399	18,438
Other	56,332	51,775	107,324	101,509
General and administrative:
General and administrative	104,461	129,310	209,750	254,220
Real estate charges	1,935	6,787	2,573	16,056
Interest on borrowings	793	892	1,776	1,725
Amortization of intangible assets	5,902	5,540	11,335	10,679

Total expenses	597,621	563,416	1,182,545	1,143,980

Operating income	136,654	78,747	260,852	179,992
Income taxes	9,564	5,838	20,731	12,541

Net income	127,090	72,909	240,121	167,451
Net income (loss) of consolidated entities attributable to non-controlling interests	6,376	(1,276)	4,891	5,988

Net income attributable to AllianceBernstein Unitholders	$120,714	$74,185	$235,230	$161,463

Net income per AllianceBernstein Unit:
Basic	$0.43	$0.26	$0.84	$0.58

Diluted	$0.43	$0.26	$0.83	$0.58

See Accompanying Notes to Condensed Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net income	$127,090	$72,909	$240,121	$167,451
Other comprehensive income (loss):
Foreign currency translation adjustments	(8,357)	(3,886)	(18,677)	(2,011)
Income tax benefit	—	796	—	796

Foreign currency translation adjustments, net of tax	(8,357)	(3,090)	(18,677)	(1,215)
Unrealized (losses) gains on investments:
Unrealized (losses) gains arising during period	(439)	65	303	770
Less: reclassification adjustment for gains included in net income	6	18	6	18

Change in unrealized (losses) gains on investments	(445)	47	297	752
Income tax benefit (expense)	62	(26)	(321)	(462)

Unrealized (losses) gains on investments, net of tax	(383)	21	(24)	290
Changes in employee benefit related items:
Amortization of transition asset	(11)	(36)	(47)	(72)
Amortization of prior service cost	27	27	54	54
Recognized actuarial loss	295	227	590	154

Changes in employee benefit related items	311	218	597	136
Income tax (expense)	(3)	(3)	(99)	(3)

Employee benefit related items, net of tax	308	215	498	133

Other comprehensive (loss) income	(8,432)	(2,854)	(18,203)	(792)
Less: Comprehensive income (loss) in consolidated entities attributable to non-controlling interests	6,268	(1,389)	4,793	5,927

Comprehensive income attributable to AllianceBernstein Unitholders	$112,390	$71,444	$217,125	$160,732

See Accompanying Notes to Condensed Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net income	$240,121	$167,451
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred sales commissions	21,399	18,438
Amortization of non-cash long-term incentive compensation	8,538	7,782
Depreciation and other amortization	31,085	41,209
Unrealized (gains) on long-term incentive compensation-related investments	(5,577)	(8,819)
Unrealized (gains) on consolidated venture capital fund	(18,162)	(1,029)
Unrealized (gains) on other investments	(1,830)	(18,713)
Real estate asset write-off charge	129	1,675
Other, net	(11,179)	2,215
Changes in assets and liabilities:
Decrease in segregated cash and securities	716,821	125,135
(Increase) in receivables	(122,385)	(93,109)
Decrease in investments	70,563	55,373
(Increase) in deferred sales commissions	(2,288)	(54,023)
(Increase) in other assets	(30,577)	(19,918)
(Decrease) in payables	(925,748)	(90,281)
(Decrease) increase in accounts payable and accrued expenses	(26,147)	4,649
Increase in accrued compensation and benefits	165,979	102,500

Net cash provided by operating activities	110,742	240,535

Cash flows from investing activities:
Purchases of investments	—	(96)
Proceeds from sales of investments	43	118
Purchases of furniture, equipment and leasehold improvements	(8,667)	(11,139)
Proceeds from sales of furniture, equipment and leasehold improvements	87	3,221

Net cash used in investing activities	(8,537)	(7,896)

Cash flows from financing activities:
Issuance (repayment) of commercial paper, net	22,339	(169,719)
Increase in overdrafts payable	53,724	16,750
Distributions to General Partner and Unitholders	(220,647)	(134,095)
Distributions to non-controlling interests in consolidated entities	(1,032)	(8,453)
Capital contributions from General Partner	1,382	1,684
Additional investments by Holding from distributions paid to AllianceBernstein consolidated rabbi trust	11,871	3,457
Additional investments by Holding with proceeds from exercise of compensatory options to buy Holding Units	13,281	—
Purchases of Holding Units to fund long-term incentive compensation plan awards, net	(26,967)	(95,143)
Purchases of AllianceBernstein Units	(117)	(3,000)
Debt issuance costs	—	(1,750)
Other	(10)	(21)

Net cash used in financing activities	(146,176)	(390,290)

Effect of exchange rate changes on cash and cash equivalents	(11,937)	1,392

Net (decrease) in cash and cash equivalents	(55,908)	(156,259)
Cash and cash equivalents as of beginning of the period	627,182	638,681

Cash and cash equivalents as of end of the period	$571,274	$482,422

See Accompanying Notes to Condensed Consolidated Financial Statements.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013

(unaudited)

        The words "we" and "our" refer collectively to AllianceBernstein L.P. and its subsidiaries ("AllianceBernstein"), or to their officers and employees. Similarly, the word "company" refers to AllianceBernstein. These statements should be read in conjunction with AllianceBernstein's audited consolidated financial statements included in this proxy statement/prospectus for the year ended December 31, 2012.

 1. Business Description, Organization and Basis of Presentation

  Business Description

        We provide research, diversified investment management and related services globally to a broad range of clients. Our principal services include:

  •
  Institutional Services—servicing our institutional clients, including unaffiliated corporate and public employee pension funds, endowment funds, domestic and foreign institutions and governments, and affiliates such as AXA and certain of its insurance company subsidiaries, by means of separately managed accounts, sub-advisory relationships, structured products, collective investment trusts, mutual funds, hedge funds and other investment vehicles.

  •
  Retail Services—servicing our retail clients, primarily by means of retail mutual funds sponsored by AllianceBernstein or an affiliated company, sub-advisory relationships with mutual funds sponsored by third parties, separately managed account programs sponsored by financial intermediaries worldwide and other investment vehicles.

  •
  Private Client Services—servicing our private clients, including high-net-worth individuals, trusts and estates, charitable foundations, partnerships, private and family corporations, and other entities, by means of separately managed accounts, hedge funds, mutual funds and other investment vehicles.

  •
  Bernstein Research Services—servicing institutional investors seeking high-quality research, portfolio strategy advice and brokerage-related services.

        We also provide distribution, shareholder servicing and administrative services to the mutual funds we sponsor.

        Our high-quality, in-depth research is the foundation of our business. Our research disciplines include fundamental, quantitative and economic research and currency forecasting. In addition, we have created several specialized research initiatives, including research examining global strategic developments that can affect multiple industries and geographies.

        We provide a broad range of investment services with expertise in:

  •
  Equity securities, including value, growth and core equities;

  •
  Fixed income securities, including taxable and tax-exempt securities;

  •
  Passive management, including index and enhanced index strategies;

  •
  Alternative investments, including hedge funds, fund of funds, currency management strategies and private equity (e.g., direct real estate investing); and

  •
  Multi-asset services and solutions, including dynamic asset allocation, customized target date funds, target risk funds and other strategies tailored to help clients meet their investment goals.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        In providing these services, we focus on various portfolio characteristics, including market capitalization (e.g., large-, mid- and small-cap equities), term (e.g., long-, intermediate- and short-duration debt securities), and geography (e.g., U.S., international, global, emerging markets, regional and local), in major markets around the world.

  Organization

        As of June 30, 2013, AXA, a société anonyme organized under the laws of France and the holding company for an international group of insurance and related financial services companies, through certain of its subsidiaries ("AXA and its subsidiaries") owned approximately 1.4% of the issued and outstanding units representing assignments of beneficial ownership of limited partnership interests in AllianceBernstein Holding L.P. ("Holding Units").

        As of June 30, 2013, the ownership structure of AllianceBernstein, expressed as a percentage of general and limited partnership interests, was as follows:

AXA and its subsidiaries	60.9%
Holding	37.7
Unaffiliated holders	1.4

100.0%

        AllianceBernstein Corporation (an indirect wholly owned subsidiary of AXA, "General Partner") is the general partner of both AllianceBernstein Holding L.P. ("Holding") and AllianceBernstein. AllianceBernstein Corporation owns 100,000 general partnership units in Holding and a 1% general partnership interest in AllianceBernstein. Including both the general partnership and limited partnership interests in Holding and AllianceBernstein, AXA and its subsidiaries had an approximate 64.3% economic interest in AllianceBernstein as of June 30, 2013.

  Basis of Presentation

        The interim condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q pursuant to the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"). In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the interim results, have been made. The preparation of the condensed consolidated financial statements requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the interim reporting periods. Actual results could differ from those estimates. The December 31, 2012 condensed consolidated statement of financial condition was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America.

        The condensed consolidated financial statements include AllianceBernstein and its majority-owned and/or controlled subsidiaries. All significant inter-company transactions and balances among the consolidated entities have been eliminated.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

  Reclassification and Revision

        During 2013, we reclassified prior-period amounts relating to the servicing portion of the investment advisory base fees earned by AllianceBernstein Japan Ltd. (a wholly owned subsidiary of AllianceBernstein) for the distribution of local-market funds from investment advisory base fees to distribution revenues in the condensed consolidated statement of income to conform to the current year's presentation. This reclassification is consistent with the methodology used by AllianceBernstein Luxembourg S.A. (a wholly owned subsidiary of AllianceBernstein, "AllianceBernstein Luxembourg") related to the distribution of Non-U.S. Funds.

2. Accounting Pronouncements

  Recently Adopted Accounting Pronouncements

        In December 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2011-11, Disclosures about Offsetting Assets and Liabilities. The amended standard requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. We adopted this standard effective as of January 1, 2013 (see Note 10) and there was no material impact on our consolidated financial statements.

        In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The standard requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. We adopted this standard effective as of January 1, 2013. However, no additional disclosures are required because amounts reclassified out of accumulated other comprehensive income are not material.

  Accounting Pronouncements Not Yet Adopted

        In March 2013, the FASB issued ASU 2013-05, Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. The amendment is effective prospectively for fiscal years (and interim reporting periods within those years) beginning after December 15, 2013 and is not expected to have a material impact on our financial condition or results of operations.

3. Long-term Incentive Compensation Plans

        We maintain several unfunded, non-qualified long-term incentive compensation plans under which annual awards to employees are made generally in the fourth quarter.

        Awards granted in the fourth quarter of 2012 allowed participants to allocate their awards between restricted Holding Units and deferred cash. Participants (except certain members of senior management) generally could allocate up to 50% of their awards to deferred cash, not to exceed a total of $250,000 per award, and had until mid-January 2013 to make their elections. The number of restricted Holding Units issued equaled the remaining dollar value of the award divided by the average of the closing prices of a Holding Unit for a five business day period in January after participants made their elections.

  •
  We engaged in open-market purchases of Holding Units that were awarded to participants and held them in a consolidated rabbi trust.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

  •
  Quarterly distributions on vested and unvested Holding Units are paid currently to participants, regardless of whether or not a long-term deferral election has been made.

  •
  Interest on deferred cash is accrued monthly based on our monthly weighted average cost of funds.

        We recognize compensation expense related to equity compensation grants in the financial statements using the fair value method. Fair value of restricted Holding Unit awards is the closing price of a Holding Unit on the grant date; fair value of options is determined using the Black-Scholes option valuation model. Under the fair value method, compensatory expense is measured at the grant date based on the estimated fair value of the award and is recognized over the required service period. Prior to a change made to the employee long-term incentive compensation award program in the fourth quarter of 2011, an employee's service requirement was typically the same as the delivery dates. This change eliminated employee service requirements, but did not modify delivery dates contained in the original award agreements.

        In January 2013, 6.5 million restricted Holding Units held in the consolidated rabbi trust were awarded for the 2012 awards and we reclassified $129.2 million of the liability to partners' capital as equity-based awards.

        Grants of restricted Holding Units and options to buy Holding Units are typically awarded to eligible members of the Board of Directors ("Eligible Directors") of the General Partner during the second quarter. Restricted Holding Units are distributed on the third anniversary of the grant date and the options become exercisable ratably over three years. These restricted Holding Units and options are not forfeitable (except if the Eligible Director is terminated for "Cause," as that term is defined in the applicable award agreement). Due to there being no service requirement, we fully expense these awards on each grant date.

        We fund our restricted Holding Unit awards either by purchasing Holding Units on the open market or purchasing newly issued Holding Units from Holding, all of which are held in a consolidated rabbi trust until they are distributed to employees upon vesting. In accordance with the Amended and Restated Agreement of Limited Partnership of AllianceBernstein ("AllianceBernstein Partnership Agreement"), when AllianceBernstein purchases newly issued Holding Units from Holding, Holding is required to use the proceeds it receives from AllianceBernstein to purchase the equivalent number of newly issued AllianceBernstein Units, thus increasing its percentage ownership interest in AllianceBernstein. Holding Units held in the consolidated rabbi trust are corporate assets in the name of the trust and are available to the general creditors of AllianceBernstein.

        During the second quarter and first six months of 2013, we purchased 0.3 million and 1.3 million Holding Units for $7.4 million and $27.0 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 0.3 million and 1.1 million Holding Units for $7.2 million and $23.2 million, respectively, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

        Since the third quarter of 2011, we have implemented plans each quarter to repurchase Holding Units pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). A Rule 10b5-1 plan allows a company to repurchase its shares at times when it otherwise might be prevented from doing so because of self-imposed trading blackout periods and because it possesses

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

material non-public information. Each broker we select has the authority under the terms and limitations specified in the plan to repurchase Holding Units on our behalf in accordance with the terms of the plan. Repurchases are subject to SEC regulations as well as certain price, market volume and timing constraints specified in the plan. The plan adopted during the second quarter of 2013 expired at the close of business on July 30, 2013. We may adopt additional Rule 10b5-1 plans in the future to engage in open-market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program and for other corporate purposes.

        We granted to employees and Eligible Directors 6.8 million restricted Holding Unit awards (including 6.5 million granted in January 2013 for 2012 year-end awards) during the first six months of 2013. To fund these awards, we allocated previously repurchased Holding Units that had been held in AllianceBernstein's consolidated rabbi trust. There were approximately 13.1 million unallocated Holding Units remaining in the consolidated rabbi trust as of June 30, 2013.

        Effective July 1, 2013, management of AllianceBernstein and Holding retired all unallocated Holding Units in AllianceBernstein's consolidated rabbi trust. To retire such units, AllianceBernstein delivered the unallocated Holding Units held in its consolidated rabbi trust to Holding in exchange for the same amount of AllianceBernstein units. Each entity then retired their respective units. As a result, on July 1, 2013, each of AllianceBernstein's and Holding's units outstanding decreased by approximately 13.1 million units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding Units on the open market. Holding will then newly issue Holding Units to fund AllianceBernstein's restricted Holding Unit awards in exchange for newly issued AllianceBernstein units.

        Generally, when a corporate entity repurchases its shares, they no longer are deemed outstanding. Because of our two-tier partnership structure, Holding Units purchased by AllianceBernstein and held in its consolidated rabbi trust are considered outstanding (unlike repurchased shares of a single corporate entity). Accordingly, management's decision to retire repurchased Holding Units rather than allowing them to remain outstanding in the rabbi trust more closely aligns the effect of our Holding Unit purchases with that of corporate entities that repurchase their shares.

        During the first six months of 2013, Holding issued 778,739 Holding Units upon exercise of options to buy Holding Units. Holding used the proceeds of $13.3 million to purchase the equivalent number of newly issued AllianceBernstein Units.

4. Cash Distributions

        AllianceBernstein is required to distribute all of its Available Cash Flow, as defined in the AllianceBernstein Partnership Agreement, to its Unitholders and to the General Partner. Available Cash Flow can be summarized as the cash flow received by AllianceBernstein from operations minus such amounts as the General Partner determines, in its sole discretion, should be retained by AllianceBernstein for use in its business, or plus such amounts as the General Partner determines, in its sole discretion, should be released from previously retained cash flow.

        The General Partner computes cash flow received from operations by determining the sum of:

  •
  net cash provided by operating activities of AllianceBernstein,

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

  •
  proceeds from borrowings and from sales or other dispositions of assets in the ordinary course of business, and

  •
  income from investments in marketable securities, liquid investments and other financial instruments that are acquired for investment purposes and that have a value that may be readily established,

        and then subtracting from this amount the sum of:

  •
  payments in respect of the principal of borrowings, and

  •
  amounts expended for the purchase of assets in the ordinary course of business.

        On July 31, 2013, the General Partner declared a distribution of $0.44 per AllianceBernstein Unit, representing a distribution of Available Cash Flow for the three months ended June 30, 2013. The General Partner, as a result of its 1% general partnership interest, is entitled to receive 1% of each distribution. The distribution is payable on August 29, 2013 to holders of record on August 12, 2013.

5. Real Estate Charges

        During 2010, we performed a comprehensive review of our real estate requirements in New York in connection with our workforce reductions commencing in 2008. As a result, during 2010 we decided to sub-lease over 380,000 square feet in New York (in excess of 80% of this space has been sublet) and largely consolidate our New York-based employees into two office locations from three.

        During the third quarter of 2012, in an effort to further reduce our global real estate footprint, we completed a comprehensive review of our worldwide office locations and began implementing a global space consolidation plan. As a result, our intention is to sub-lease approximately 510,000 square feet of office space (nearly 50% of this space has been sublet), over 70% of which is New York office space (in addition to the 380,000 square foot space reduction in 2010), with the remainder composed of office space in England, Australia and various U.S. locations. We expect that the actions we are taking to vacate and market space for sublease will result over time in non-cash real estate charges of $225 million to $250 million, with $202.6 million of the charges having been recorded during 2012. These charges are in addition to the earlier non-cash real estate charges for New York City office space we recorded (related to the 380,000 square foot space reduction in 2010).

        During the first six months of 2013, we recorded real estate charges of $2.6 million, composed of $2.5 million resulting from a change in estimates relating to previously recorded real estate charges ($2.2 million related to the 2010 and 2012 charges and $0.3 million related to other real estate charges) and $0.1 million relating to the write-off of leasehold improvements, furniture and equipment.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        The following table summarizes the activity in the liability account relating to our 2010 and 2012 office space consolidation initiatives for the following periods:

	Six Months Ended June 30, 2013	Twelve Months Ended December 31, 2012
	(in thousands)
Balance as of beginning of period	$238,784	$71,164
Expense incurred	2,150	181,589
Deferred rent	122	27,000
Payments made	(36,719)	(42,833)
Interest accretion	2,274	1,864

Balance as of end of period	$206,611	$238,784

6. Net Income Per Unit

        Basic net income per unit is derived by reducing net income for the 1% general partnership interest and dividing the remaining 99% by the basic weighted average number of units outstanding for each period. Diluted net income per unit is derived by reducing net income for the 1% general partnership interest and dividing the remaining 99% by the total of the basic weighted average number of units outstanding and the dilutive unit equivalents resulting from outstanding compensatory options to buy Holding Units as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands, except per unit amounts)
Net income attributable to AllianceBernstein Unitholders	$120,714	$74,185	$235,230	$161,463

Weighted average units outstanding—basic	278,209	277,820	277,999	277,833
Dilutive effect of compensatory options to buy Holding Units	1,251	—	1,111	—

Weighted average units outstanding—diluted	279,460	277,820	279,110	277,833

Basic net income per AllianceBernstein Unit	$0.43	$0.26	$0.84	$0.58

Diluted net income per AllianceBernstein Unit	$0.43	$0.26	$0.83	$0.58

        For the three months and six months ended June 30, 2013, we excluded 2,979,935 options from the diluted net income per unit computation due to their anti-dilutive effect. For the three months and six months ended June 30, 2012, we excluded 9,036,845 options from the diluted net income per unit computation due to their anti-dilutive effect.

7. Cash and Securities Segregated Under Federal Regulations and Other Requirements

        As of June 30, 2013 and December 31, 2012, $0.8 billion and $1.5 billion, respectively, of United States Treasury Bills were segregated in a special reserve bank custody account for the exclusive benefit

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

of brokerage customers of Sanford C. Bernstein & Co., LLC (a wholly owned subsidiary of AllianceBernstein, "SCB LLC") under Rule 15c3-3 of the Exchange Act.

        AllianceBernstein Investments, Inc. ("AllianceBernstein Investments"), a wholly owned subsidiary of AllianceBernstein and the distributor of company-sponsored mutual funds, maintains several special bank accounts for the exclusive benefit of customers. As of June 30, 2013 and December 31, 2012, $39.9 million and $42.2 million, respectively, of cash was segregated in these bank accounts.

8. Investments

        Investments consist of:

	June 30, 2013	December 31, 2012
	(in thousands)
Available-for-sale (primarily seed capital)	$12,423	$13,361
Trading:
Long-term incentive compensation-related	77,802	90,825
United States Treasury Bills	27,996	27,982
Seed capital	276,365	307,795
Equities and exchange-traded options	61,640	48,937
Investments in limited partnership hedge funds:
Long-term incentive compensation-related	30,630	32,152
Seed capital	94,991	109,328
Consolidated private equity fund (10% seed capital)	49,725	47,045
Private equity (seed capital)	46,401	47,853
Other	8,245	7,056

Total investments	$686,218	$732,334

        Total investments related to long-term incentive compensation obligations of $108.4 million and $123.0 million as of June 30, 2013 and December 31, 2012, respectively, consist of company-sponsored mutual funds and hedge funds. We typically made investments in our services that were notionally elected by long-term incentive compensation plan participants and maintained them (and continue to maintain them) in a consolidated rabbi trust or separate custodial account. The rabbi trust and custodial account enable us to hold such investments separate from our other assets for the purpose of settling our obligations to participants. The investments held in the rabbi trust and custodial account remain available to the general creditors of AllianceBernstein.

        The underlying investments of the hedge funds in which we invest include long and short positions in equity securities, fixed income securities (including various agency and non-agency asset-based securities), currencies, commodities and derivatives (including various swaps and forward contracts). These investments are valued at quoted market prices or, where quoted market prices are not available, are fair valued based on the pricing policies and procedures of the underlying funds.

        United States Treasury Bills are held by SCB LLC in its investment account, the majority of which are pledged as collateral with clearing organizations. These clearing organizations have the ability by contract or custom to sell or re-pledge this collateral.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        We provide seed capital to our investment teams to develop new products and services for our clients.

        Trading securities also include long positions in corporate equities and long exchange-traded options traded through our options desk.

9. Derivative Instruments

        We enter into various futures, forwards and swaps to economically hedge certain of our seed money investments. In addition, we have currency forwards that economically hedge certain cash accounts. We do not hold any derivatives designated in a formal hedge relationship under ASC 815-10, Derivatives and Hedging.

        The following tables present the notional value and fair value as of June 30, 2013 and December 31, 2012 for derivative instruments not designated as hedging instruments:

		Fair Value
	Notional Value	Asset Derivatives	Liability Derivatives
	(in thousands)
June 30, 2013:
Exchange-traded futures	$90,115	$1,619	$70
Currency forwards	104,553	716	477
Interest rate swaps	56,755	705	534
Credit default swaps	19,625	374	7
Option swaps	118	94	44
Total return swaps	106,123	4,118	146

Total derivatives	$377,289	$7,626	$1,278

		Fair Value
	Notional Value	Asset Derivatives	Liability Derivatives
	(in thousands)
December 31, 2012:
Exchange-traded futures	$89,901	$64	$1,598
Currency forwards	80,445	473	429
Interest rate swaps	55,435	73	888
Credit default swaps	53,775	457	272
Option swaps	103	83	92
Total return swaps	90,673	1,475	3,791

Total derivatives	$370,332	$2,625	$7,070

        As of June 30, 2013 and December 31, 2012, the derivative assets and liabilities are included in both receivables and payables to brokers and dealers on our condensed consolidated statements of financial condition.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        The following table presents the gains and losses recognized in investment gains (losses) in the condensed consolidated statements of income:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Exchange-traded futures	$1,686	$8,049	$(2,245)	$(8,548)
Currency forwards	206	1,365	382	1,184
Interest rate swaps	223	(1,460)	506	(723)
Credit default swaps	111	(752)	(1)	(3,351)
Options swaps	(62)	(89)	(186)	(89)
Total return swaps	2,774	(133)	(601)	(2,555)

Balance as of end of period	$4,938	$6,980	$(2,145)	$(14,082)

        We may be exposed to credit-related losses in the event of nonperformance by counterparties to derivative financial instruments. We take steps to minimize our counterparty exposure through a credit review and approval process. In addition, we executed various collateral arrangements with counterparties to the over-the-counter derivative transactions that require both pledging and accepting collateral in the form of cash. As of June 30, 2013 and December 31, 2012, we held $3.9 million and $1.5 million, respectively, of cash collateral payable to trade counterparties. This obligation to return cash is reported in payables to brokers and dealers in our condensed consolidated statements of financial condition.

        Although notional amount is the most commonly used measure of volume in the derivative market, it is not used as a measure of credit risk. Generally, the current credit exposure of our derivative contracts is limited to the net positive estimated fair value of derivative contracts at the reporting date after taking into consideration the existence of netting agreements and any collateral received. A derivative with positive value (a derivative asset) indicates existence of credit risk because the counterparty would owe us if the contract were closed. Alternatively, a derivative contract with negative value (a derivative liability) indicates we would owe money to the counterparty if the contract were closed. Generally, if there is more than one derivative transaction with a single counterparty, a master netting arrangement exists with respect to derivative transactions with that counterparty to provide for aggregate net settlement.

        Certain of our standardized contracts for over-the-counter derivative transactions ("ISDA Master Agreements") contain credit risk related contingent provisions regarding each counterparty's credit rating. In some ISDA Master Agreements, if a counterparty's credit rating (or in some agreements, our AUM) falls below a specified threshold, either a default or a termination event permitting the counterparty to terminate the ISDA Master Agreement would be triggered. In all agreements that provide for collateralization, various levels of collateralization of net liability positions are applicable, depending on the credit rating of the counterparty. As of June 30, 2013 and December 31, 2012, we delivered $4.7 million and $8.4 million, respectively, of cash collateral into brokerage accounts, which is reported in cash and cash equivalents in our condensed consolidated statements of financial condition.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

10. Offsetting Assets and Liabilities

        Effective January 1, 2013, we adopted ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The amended standard requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. Derivative instruments (see Note 9), which are subject to master netting arrangements, are not considered material and are excluded from the below disclosures.

        The following table presents offsetting of securities borrowed as of June 30, 2013 and December 31, 2012:

	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Assets Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Pledged	Net Amount
	(in thousands)
June 30, 2013	$109,406	$—	$109,406	$—	$109,406	$—

December 31, 2012	$106,350	$—	$106,350	$—	$106,350	$—

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        The following table presents offsetting of securities loaned as of June 30, 2013 and December 31, 2012:

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Statement of Financial Position	Net Amounts of Liabilities Presented in the Statement of Financial Position	Financial Instruments	Cash Collateral Received	Net Amount
	(in thousands)
June 30, 2013	$44,532	$—	$44,532	$—	$44,532	$—

December 31, 2012	$12,517	$—	$12,517	$—	$12,517	$—

11. Fair Value

        Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the "exit price") in an orderly transaction between market participants at the measurement date. The three broad levels of fair value hierarchy are as follows:

  •
  Level 1—Quoted prices in active markets are available for identical assets or liabilities as of the reported date.

  •
  Level 2—Quoted prices in markets that are not active or other pricing inputs that are either directly or indirectly observable as of the reported date.

  •
  Level 3—Prices or valuation techniques that are both significant to the fair value measurement and unobservable as of the reported date. These financial instruments do not have two-way markets and are measured using management's best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables summarize the valuation of our financial instruments by pricing observability levels as of June 30, 2013 and December 31, 2012:

	June 30, 2013
	Level 1	Level 2	Level 3	Total
	(in thousands)
Money markets	$275,458	$—	$—	$275,458
U.S. Treasury Bills	—	824,061	—	824,061
U.K. Treasury Bills	—	117	—	117
Equity securities
Growth	116,486	—	—	116,486
Value	36,356	—	—	36,356
Multi-asset and asset allocation	50,195	—	—	50,195
Other(1)	56,399	—	—	56,399
Fixed Income securities
Taxable(2)	146,730	2,968	—	149,698
Tax-exempt(3)	5,227	795	—	6,022
Derivatives	1,619	6,007	—	7,626
Long exchange-traded options	13,074	—	—	13,074
Private equity	5,229	19,221	61,426	85,876

Total assets measured at fair value	$706,773	$853,169	$61,426	$1,621,368

Securities sold not yet purchased
Short equities—corporate	$37,769	$—	$—	$37,769
Short exchange-traded options	15,065	—	—	15,065
Derivatives	70	1,208	—	1,278

Total liabilities measured at fair value	$52,904	$1,208	$—	$54,112

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

	December 31, 2012
	Level 1	Level 2	Level 3	Total
	(in thousands)
Money markets	$170,120	$—	$—	$170,120
U.S. Treasury Bills	—	1,537,150	—	1,537,150
U.K. Treasury Bills	—	125	—	125
Equity securities
Growth	125,242	—	—	125,242
Value	36,126	—	—	36,126
Multi-asset and asset allocation	59,449	—	—	59,449
Other(1)	39,702	—	—	39,702
Fixed Income securities
Taxable(2)	177,635	1,219	—	178,854
Tax-exempt(3)	5,661	797	—	6,458
Derivatives	64	2,561	—	2,625
Long exchange-traded options	15,087	—	—	15,087
Private equity	7,695	—	76,953	84,648

Total assets measured at fair value	$636,781	$1,541,852	$76,953	$2,255,586

Securities sold not yet purchased
Short equities—corporate	$54,370	$—	$—	$54,370
Short exchange-traded options	9,197	—	—	9,197
Other	271	—	—	271
Derivatives	1,598	5,472	—	7,070

Total liabilities measured at fair value	$65,436	$5,472	$—	$70,908

(1)
Primarily long positions in corporate equities traded through our options desk.

(2)
Primarily corporate and government securities.

(3)
Primarily municipal bonds.

        Following is a description of the fair value methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy:

  •
  Money markets:  We invest excess cash in various money market funds that are valued based on quoted prices in active markets; these are included in Level 1 of the valuation hierarchy.

  •
  Treasury Bills:  We hold United States Treasury Bills, which are primarily segregated in a special reserve bank custody account as required by Rule 15c3-3 of the Exchange Act. We also hold United Kingdom Treasury Bills. These securities are valued based on quoted yields in secondary markets and are included in Level 2 of the valuation hierarchy.

  •
  Equity and fixed income securities:  Our equity and fixed income securities consist principally of company-sponsored mutual funds with net asset values and various separately managed portfolios consisting primarily of equity and fixed income securities with quoted prices in active markets, which are included in Level 1 of the valuation hierarchy. In addition, some securities are valued based on observable inputs from recognized pricing vendors, which are included in Level 2 of the valuation hierarchy.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

  •
  Derivatives:  We hold exchange-traded futures with counterparties that are included in Level 1 of the valuation hierarchy. In addition, we also hold currency forward contracts, interest rate swaps, credit default swaps, option swaps and total return swaps with counterparties that are included in Level 2 of the valuation hierarchy.

  •
  Options:  We hold long exchange-traded options that are included in Level 1 of the valuation hierarchy.

  •
  Private equity:  Generally, the valuation of private equity investments owned by our consolidated venture capital fund requires significant management judgment due to the absence of quoted market prices, inherent lack of liquidity and the long-term nature of such investments. Private equity investments are valued initially at cost. The carrying values of private equity investments are adjusted either up or down from cost to reflect expected exit values as evidenced by financing and sale transactions with third parties, or when determination of a valuation adjustment is confirmed through ongoing review in accordance with our valuation policies and procedures. A variety of factors are reviewed and monitored to assess positive and negative changes in valuation including, but not limited to, current operating performance and future expectations of investee companies, industry valuations of comparable public companies, changes in market outlooks and the third party financing environment over time. In determining valuation adjustments resulting from the investment review process, particular emphasis is placed on current company performance and market conditions. For these reasons, which make the fair value of private equity investments unobservable, equity investments are included in Level 3 of the valuation hierarchy. However, if private equity investments owned by our consolidated venture capital fund become publicly traded, they are included in Level 1 of the valuation hierarchy. Also, if they contain trading restrictions, publicly traded equity investments are included in Level 2 of the valuation hierarchy. During the first quarter of 2012, one of our private securities went public and, due to a trading restriction period, $13.5 million was transferred from a Level 3 classification to a Level 2 classification. During the second quarter of 2013, one of our private securities went public and, due to a trading restriction period, $19.2 million was transferred from a Level 3 classification to a Level 2 classification.

  •
  Securities sold not yet purchased:  Securities sold not yet purchased, primarily reflecting short positions in equities and exchange-traded options, are included in Level 1 of the valuation hierarchy.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        The following table summarizes the change in carrying value associated with Level 3 financial instruments carried at fair value:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in thousands)
Balance as of beginning of period	$74,853	$58,235	$76,953	$64,466
Transfers out	(19,220)	—	(19,220)	(13,548)
Purchases	87	1,988	97	3,833
Sales	(34)	(1,823)	(34)	(1,823)
Realized gains (losses), net	(6,581)	855	(6,581)	855
Unrealized gains (losses), net	12,321	(1,347)	10,211	4,125

Balance as of end of period	$61,426	$57,908	$61,426	$57,908

        Transfers into and out of all levels of the fair value hierarchy are reflected at end-of-period fair values. Realized and unrealized gains and losses on Level 3 financial instruments are recorded in investment gains and losses in the condensed consolidated statements of income. A majority of the Level 3 investments are private equity investments owned by our consolidated venture capital fund, of which we own 10% and non-controlling interests own 90%.

        The following table provides quantitative information about Level 3 fair value measurements:

	Fair Value as of June 30, 2013	Valuation Technique	Unobservable Input	Range
	(in thousands)
Private Equity:
Technology, Media and Telecommunications	$23,256	Market comparable	Revenue multiple	2.5–6.0
		companies	Discount rate	18%
			Discount years	1.5
Healthcare and Cleantech	$1,849	Market comparable	Revenue multiple(1)	0.7–62.5
		companies	R&D multiple(1)	1.0–32.4
			Discount for lack of marketability and risk factors	50–60%

(1)
The median for the Healthcare and Cleantech revenue multiple is 8.4; the median R&D multiple is 5.2.

        The significant unobservable inputs used in the fair value measurement of the reporting entities' venture capital securities in the technology, media and telecommunications areas are enterprise value to revenue multiples and a discount rate to account for the time until the securities are likely monetized and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple inputs in isolation would result in a significantly higher (lower) fair value measurement.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

Significant increases (decreases) in the discount rate would result in a significantly lower (higher) fair value measurement.

        The significant unobservable inputs used in the fair value measurement of the reporting entities' venture capital securities in the healthcare and cleantech areas are enterprise value to revenue multiples, enterprise value to R&D investment multiples, and a discount for lack of marketability and various risk factors. Significant increases (decreases) in the enterprise value to revenue multiple and enterprise value to R&D investment multiple inputs in isolation would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount for lack of marketability and various risk factors in isolation would result in a significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the level of enterprise value to revenue multiple is accompanied by a directionally similar change in the assumption used for the enterprise value to R&D multiple. In addition, a change in the assumption used for the discount for lack of marketability and various risk factors is not correlated to changes in the assumptions used for the enterprise value to revenue multiple or the enterprise value to R&D investment multiple.

        One of our private equity investments is a venture capital fund (fair value of $28.5 million and unfunded commitment of $12.2 million as of June 30, 2013) that invests in communications, consumer, digital media, healthcare and information technology markets. Another is an investment in a private equity fund focused exclusively on the energy sector (fair value of $7.7 million and unfunded commitment of $0.1 million as of June 30, 2013). In addition, one of the investments included in our consolidated private equity fund (fair value of $0.2 million and unfunded commitment of $0.2 million as of June 30, 2013) is a venture capital fund investing in clean energy, resource and energy efficiency and other sustainable industries. The fair value of each of these investments has been estimated using the capital account balances provided by the partnerships. The interests in these partnerships cannot be redeemed.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

        We did not have any material assets or liabilities that were measured at fair value for impairment on a nonrecurring basis during the three months ended June 30, 2013 or during the year ended December 31, 2012.

12. Commitments and Contingencies

Legal Proceedings

        With respect to all significant litigation matters, we consider the likelihood of a negative outcome. If we determine the likelihood of a negative outcome is probable, and the amount of the loss can be reasonably estimated, we record an estimated loss for the expected outcome of the litigation. If the likelihood of a negative outcome is reasonably possible and we are able to determine an estimate of the possible loss or range of loss in excess of amounts already accrued, if any, we disclose that fact together with the estimate of the possible loss or range of loss. However, it is often difficult to predict the outcome or estimate a possible loss or range of loss because litigation is subject to inherent uncertainties, particularly when plaintiffs allege substantial or indeterminate damages, the litigation is in its early stages, or when the litigation is highly complex or broad in scope. In such cases, we disclose that we are unable to predict the outcome or estimate a possible loss or range of loss.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        During the first quarter of 2012, we received a legal letter of claim (the "Letter of Claim") sent on behalf of a former European pension fund client, alleging that AllianceBernstein Limited (a wholly owned subsidiary of ours organized in the U.K.) was negligent and failed to meet certain applicable standards of care with respect to the initial investment in and management of a £500 million portfolio of U.S. mortgage-backed securities. The alleged damages range between $177 million and $234 million, plus compound interest on an alleged $125 million of realized losses in the portfolio. We believe that any losses to this client resulted from adverse developments in the U.S. housing and mortgage market that precipitated the financial crisis in 2008 and not any negligence or failure on our part. We believe that we have strong defenses to these claims, which are set forth in our October 12, 2012 response to the Letter of Claim, and will defend this matter vigorously. Currently, we are unable to estimate a reasonably possible range of loss because the matter remains in its early stages.

        In addition to the Letter of Claim, we are involved in various other matters, including regulatory inquiries, administrative proceedings and litigation, some of which allege significant damages.

        In management's opinion, an adequate accrual has been made as of June 30, 2013 to provide for any probable losses regarding any litigation matters for which we can reasonably estimate an amount of loss. It is reasonably possible that we could incur additional losses pertaining to these matters, but currently we are unable to estimate any such additional losses.

        Management, after consultation with legal counsel, currently believes that the outcome of any matter that is pending or threatened, or all of them combined, will not have a material adverse effect on our results of operations, financial condition or liquidity. However, as any inquiry, proceeding or litigation has an element of uncertainty, management cannot determine whether further developments relating to any matter that is pending or threatened, or all of them combined, will have a material adverse effect on our results of operation, financial condition or liquidity in any future reporting period.

13. Units Outstanding

        Changes in units outstanding during the six-month period ended June 30, 2013 were as follows:

Outstanding as of December 31, 2012	277,600,901
Options exercised	778,739
Units issued	—
Units retired	(4,747)
Units forfeited	—

Outstanding as of June 30, 2013	278,374,893

        During the first six months of 2013, we purchased 4,747 AllianceBernstein Units in private transactions and retired them.

        As we discussed in Note 3, on July 1, 2013, management of AllianceBernstein and Holding retired all unallocated Holding Units in AllianceBernstein's consolidated rabbi trust, which decreased each of their respective outstanding units by approximately 13.1 million units as of July 1, 2013.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

14. Debt

        As of June 30, 2013 and December 31, 2012, AllianceBernstein had $346.3 million and $323.2 million, respectively, in commercial paper outstanding with weighted average interest rates of approximately 0.3% and 0.5%, respectively. The commercial paper is short term in nature, and as such, recorded value is estimated to approximate fair value. Average daily borrowings of commercial paper during the first six months of 2013 and the full year 2012 were $405.3 million and $404.9 million, respectively, with weighted average interest rates of approximately 0.4% for both periods.

15. Changes in Capital

        Changes in capital as of June 30, 2013 consisted of:

	Partners' Capital Attributable to AllianceBernstein Unitholders	Non-Controlling Interests In Consolidated Entities	Total Capital
	(in thousands)
Balance as of December 31, 2012	$3,759,766	$43,502	$3,803,268
Comprehensive income:
Net income	235,230	4,891	240,121
Other comprehensive income, net of tax:
Unrealized gains on investments	(24)	—	(24)
Foreign currency translation adjustment	(18,579)	(98)	(18,677)
Changes in employee benefit related items	498	—	498

Comprehensive income	217,125	4,793	221,918

Cash distributions to General Partner and Unitholders	(220,647)	—	(220,647)
Receivables from affiliates	(7,844)	—	(7,844)
Compensation-related transactions	137,501	—	137,501
Other	(117)	(1,032)	(1,149)

Balance as of June 30, 2013	$3,885,784	$47,263	$3,933,047

        As of June 30, 2013, AllianceBernstein has a due from Holding balance of $9.2 million. During the second quarter of 2013, management determined that the liability should be settled only upon liquidation of Holding. As a result of this determination, and due to the affiliated nature of Holding and AllianceBernstein, this receivable has been included in AllianceBernstein's partners' capital (as receivables from affiliates) in the condensed consolidated statement of financial condition as of June 30, 2013.

AllianceBernstein L.P. and Subsidiaries

Notes to Condensed Consolidated Financial Statements June 30, 2013 (Continued)

(unaudited)

        Changes in capital as of June 30, 2012 consisted of:

	Partners' Capital Attributable to AllianceBernstein Unitholders	Non-Controlling Interests In Consolidated Entities	Total Capital
	(in thousands)
Balance as of December 31, 2011	$3,975,462	$54,025	$4,029,487
Comprehensive income:
Net income	161,463	5,988	167,451
Other comprehensive income, net of tax:
Unrealized gains on investments	290	—	290
Foreign currency translation adjustment	(1,154)	(61)	(1,215)
Changes in employee benefit related items	133	—	133

Comprehensive income	160,732	5,927	166,659

Cash distributions to General Partner and Unitholders	(134,095)	—	(134,095)
Capital contributions (distributions)	1,684	(8,453)	(6,769)
Purchase of AllianceBernstein Units	(3,000)	—	(3,000)
Compensation-related transactions	46,484	—	46,484

Balance as of June 30, 2012	$4,047,267	$51,499	$4,098,766

        Deferred taxes are not recognized on foreign currency translation adjustments for foreign subsidiaries whose earnings are considered permanently invested outside the United States.

Annex A
Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ALLIANCEBERNSTEIN L.P.,

ALLIANCEBERNSTEIN 2013 MERGER COMPANY, INC.

and

W.P. STEWART & CO., LTD.

Dated as of August 15, 2013

A-ii

A-iii

A-iv

INDEX OF DEFINED TERMS

Section
Acquisition Inquiry	6.8(a)
Acquisition Proposal	6.8(a)
Adjusted AUM	3.28(g)(ii)
Adviser Compliance Policies	3.24(c)
Agreement	Preamble
Bankruptcy and Equity Exception	3.3(a)
Base Date	3.28(a)
Base Date Net Revenue Run-Rate	3.28(g)
Book-Entry Shares	1.5(c)
Cancelled Shares	1.5(d)
Certificate	1.5(c)
Certificate of Merger	1.2
Change in Control Transaction	6.8(a)
Change in the Company Recommendation	6.3(c)
Closing	1.3
Closing Date	1.3
Closing Revenue Run-Rate	6.14(a)
Code	1.6(b)
Collective Bargaining Agreement	3.22(a)
Company	Preamble
Company Benefit Plans	3.11(a)
Company Board	Recitals
Company Bylaws	3.1(a)
Company Capitalization Date	3.2(a)
Company Certificate	3.1(a)
Company Common Stock	Recitals
Company Disclosure Schedule	9.11
Company Restricted Shares	1.6(b)
Composites	3.31(a)
Confidentiality Agreement	6.2(b)
Contract	3.15(a)
Controlled Group Liability	3.11(o)(i)
Converted Shares	1.5(d)
Covered Employees	6.5(a)
CVR	1.5(c)
CVR Agreement	1.5(c)
Deal Expenses	8.3(b)(iv)
Department of Labor	3.11(b)
Derivative Contract	3.21
Designated Employment Agreements	Recitals
DGCL	Recitals
Dissenting Shareholder	1.5(e)
Dissenting Shares	1.5(e)
Effective Time	1.2
Employees	5.2(h)
Environmental Laws	3.16
Equity Rights	3.2(a)
ERISA	3.11(a)

A-v

Section
ERISA Affiliate	3.11(o)(ii)
Exchange Act	3.2(b)
Exchange Agent	2.1
Exchange Fund	2.1
Fee Reductions	3.28(a)
Financial Statements	3.6(a)
FINRA	3.4
Form S-4	3.4
GAAP	3.6(a)
Governmental Entity	3.4
Governmental Reports	3.9(b)
HSR Act	3.4
IA Subsidiary	3.24(a)
Indebtedness	3.15(a)
Indemnified Person	6.6(a)
Injunction	7.1(e)
Intellectual Property	3.18(e)(i)
Investment Advisers Act	3.24(a)
Investment Company Act	3.9(f)(vi)
IRS	3.11(b)
IT Assets	3.18(e)(ii)
Knowledge	9.3
Law	3.3(b)
Letter of Transmittal	2.2(a)
Licensed Intellectual Property	3.18(e)(iii)
Liens	3.2(d)
Material Adverse Effect	3.8
Material Contract	3.15(a)
Merger	Recitals
Merger Consideration	1.5(c)
Merger Sub	Preamble
Merger Sub Board	Recitals
Multiemployer Plan	3.11(f)
Mutual Fund Board Approval	6.1(e)(i)
Mutual Fund Contracts	3.25(e)
Mutual Fund Shareholder Approval	6.1(e)(i)
Negative Consent Notice	6.1(f)(ii)
New Advisory Contract	6.1(e)(i)
New Client	3.28(g)(ii)
Non-Consenting Account	6.1(f)(iii)
Nonqualified Deferred Compensation Plan	3.11(d)
Non-U.S. Plan	3.11(n)
Notice	6.1(f)(i)
Outside Date	8.1(b)(i)
Owned Intellectual Property	3.18(e)(iv)
Owned Properties	3.19(a)
Parent	Preamble
Parent Board	Recitals
Parent Material Adverse Effect	4.2(b)
Pass-Through Fees	3.28(a)

A-vi

Section
Permits	3.9(a)
Permitted Encumbrances	3.19(a)
Previously Disclosed	9.11
Prospectus	3.25(i)
Proxy Statement	3.4
Qualified Plans	3.11(e)
Real Property	3.19(b)
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.5(b)
Regulatory Approvals	3.4
Related Party Contract	3.23
Requisite Company Stockholder Approval	3.3(a)
Revenue Run-Rate	3.28(g)(i)
SEC	3.4
Securities Act	3.2(a)
Separate Account Client	3.28(a)
SRO	3.5(a)
Stockholder Materials	3.5(c)
Stockholders' Meeting	6.3(b)
Subsidiary	3.1(b)
Superior Proposal	6.8(b)
Superior Proposal Counternotice	6.8(d)
Superior Proposal Notice	6.8(d)
Surviving Corporation	Recitals
Takeover Provisions	3.10
Tax & Taxes	3.17
Tax Return	3.17
Termination Fee	8.3(b)(iv)
Testing Date	3.28(g)(ii)
Trade Secrets	3.18(e)(i)
Trustee	1.5(c)
Voting Agreement	Recitals
Voting Debt	3.2(a)

A-vii

        AGREEMENT AND PLAN OF MERGER, dated as of August 15, 2013 (this "Agreement"), by and among AllianceBernstein L.P., a Delaware limited partnership ("Parent"), AllianceBernstein 2013 Merger Company, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and W.P. Stewart & Co., Ltd., a Delaware corporation (the "Company").

RECITALS

        A.    Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Merger Sub will merge with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (sometimes referred to in such capacity as the "Surviving Corporation").

        B.    The board of directors of the Company (the "Company Board") has determined that this Agreement and the transactions contemplated hereby are advisable, and has approved this Agreement and the transactions contemplated hereby, including the Merger, all upon the terms and subject to the conditions set forth herein.

        C.    The board of directors of Parent (the "Parent Board") and the board of directors of Merger Sub (the "Merger Sub Board") have each determined that this Agreement and the transactions contemplated hereby are advisable, and have approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement and approved the Merger, all upon the terms and subject to the conditions set forth herein.

        D.    Concurrently with the execution of this Agreement, certain holders of common stock, par value $0.01, of the Company (the "Company Common Stock"), are entering into agreements with Parent pursuant to which such stockholders have agreed to vote all shares of Company Common Stock beneficially owned by such stockholders in favor of the adoption of this Agreement (the "Voting Agreements").

        E.    Concurrently with the execution of this Agreement, Parent has entered into (or promptly after the date hereof will enter into) employment agreements (the "Designated Employment Agreements") with each of James Tierney, Mark Phelps, Stacey Brodbar, Andrew Black, Debasish Chakrabarti, David Tsoupros and Michael Walker, which provide for their continued employment with the Company from and after the Effective Time, and the Company has entered into a letter agreement with William P. Stewart regarding his separation from the Company following the Merger.

        F.     The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

        1.1    The Merger.    Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation of the Merger. The name of the Surviving Corporation shall be the name of the Company.

        1.2    Effective Time.    The Merger shall become effective upon the filing of the certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware with respect to the Merger on the Closing Date. The term "Effective Time" shall be the date and time when the filing of the Certificate of Merger becomes effective or at such other date and time as may be set forth in the Certificate of Merger.

        1.3    Closing.    On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall take place at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, (a) on the third business day after each of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions) shall have been satisfied or, subject to applicable Law, waived, or (b) such other date as the parties may mutually agree (the "Closing Date").

        1.4    Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, and powers of the Company and Merger Sub shall vest in the Surviving Corporation, and all claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

        1.5    Conversion of Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any of the following securities:

          (a)    No Effect on Parent Equity.    Each unit of limited partnership interest of Parent issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

          (b)    Capital Stock of Merger Sub.    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

          (c)    Conversion of Company Common Stock.    Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Cancelled Shares, the Converted Shares or Dissenting Shares) shall be converted into the right to receive (x) $12.00 per share in cash, without interest, and (y) one contingent value right ("CVR") per share, issued by Parent subject to and in accordance with a Contingent Value Rights Agreement, by and among Parent and a trustee mutually agreeable to Parent and the Company (the "Trustee"), in substantially the form attached hereto as Exhibit B (with such changes relating solely to the rights and obligations of the Trustee as Parent may reasonably agree to) (the "CVR Agreement") (the "Merger Consideration").

          All of the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock (each, a "Certificate") and each non-certificated share of Company Common Stock represented by book-entry ("Book-Entry Shares") shall thereafter represent only the right to receive the Merger Consideration into which the shares of Company Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.5 and Section 2.2(f).

          (d)    Cancellation of Treasury Shares and Shares Held by Parent.    Each share of Company Common Stock held by the Company as treasury stock and each share of Company Common Stock, if any, owned directly by Parent or Merger Sub (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the Effective Time shall be cancelled and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor (such cancelled shares, the "Cancelled Shares"). Each share of Company Common Stock, if any, owned by any direct or indirect wholly owned Subsidiary of the Company, any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub (other than shares of Company Common Stock held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) immediately prior to the Effective Time shall be converted into such number of shares of common stock of the Surviving Corporation so as to maintain relative ownership percentages (such converted shares, the "Converted Shares).

          (e)    Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by a stockholder who has properly exercised such stockholder's appraisal rights in respect of such shares in compliance in all respects with Section 262 of the DGCL (a "Dissenting Stockholder") shall not be converted into the right to receive the Merger Consideration. For purposes of this Agreement, "Dissenting Shares" means any shares of Company Common Stock as to which a Dissenting Stockholder has properly exercised such stockholder's appraisal rights pursuant to Section 262 of the DGCL. At the Effective Time, all Dissenting Shares shall be cancelled and retired and shall cease to exist. No Dissenting Stockholder shall be entitled to any Merger Consideration in respect of any Dissenting Shares unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment contemplated by Section 262 of the DGCL with respect to the Dissenting Shares owned by such Dissenting Stockholder and not any Merger Consideration. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed properly to perfect or shall have effectively withdrawn or lost the right to dissent from the Merger under the DGCL with respect to any Dissenting Shares, each of such holder's shares of Company Common Stock shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive the Merger Consideration. The Company (i) shall give Parent prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock or any withdrawals of such demands received by the Company, (ii) shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands and (iii) shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

        1.6    Employee Equity Awards.

          (a)   As of the Effective Time, except as provided on Section 1.6 of the Company Disclosure Schedule, each restricted share of Company Common Stock granted to any employee or director of the Company or any of its Subsidiaries under a Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the "Company Restricted Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and converted into the right to receive, the Merger Consideration determined in accordance with Section 1.5 of this Agreement, and treating such Company Restricted Shares in the same manner as all other shares of Company Common Stock for such purposes; provided, however, that, with respect to each such Company Restricted Share, Parent, the Company or the applicable Subsidiary of Parent or the Company shall be entitled to deduct and withhold such amounts as may be required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the "Code") and any applicable state or local tax law with respect to the lapsing of the restrictions on any Company Restricted Share. As used in this Agreement, the term "Company Stock Plans" means any Company Benefit Plan or contract that is set forth on Section 1.6 of the Company Disclosure Schedule and pursuant to which (i) there are outstanding, unvested awards for Company Restricted Shares, (ii) the Company may be obligated to issue, sell, deliver or transfer Company Common Stock, or (iii) there are outstanding awards of options, warrants, rights, convertible or exchangeable securities, phantom stock, stock appreciation rights, equity-linked performance units or other commitments in respect of the Company Common Stock pursuant to which the Company may be obligated to issue, sell, deliver or transfer Company Common Stock or pay other consideration in respect of the value of such Company Common Stock.

          (b)   Prior to the Effective Time, the Company Board shall adopt resolutions and take any other necessary action to effectuate the provisions of this Section 1.6.

        1.7    Articles of Incorporation and Bylaws of the Surviving Corporation.    At the Effective Time, the certificate of incorporation attached as Exhibit A shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms thereof. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law and the terms of such bylaws.

        1.8    Directors and Officers of the Surviving Corporation.    Subject to applicable Law, at and immediately after the Effective Time, the directors of the Surviving Corporation shall consist of the directors of Merger Sub in office immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal. The officers of the Company immediately prior to the Closing Date shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

        1.9    [Intentionally Omitted].

        1.10    CVRs.    Prior to the Effective Time, Parent will cause the CVR Agreement to be duly authorized, executed and delivered by Parent and the Trustee.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

        2.1    Delivery of Merger Consideration.    Promptly after the Effective Time, Parent shall deposit or cause to be deposited with a bank or trust company selected by Parent and reasonably acceptable to the Company (the "Exchange Agent") for exchange in accordance with this Article II (a) immediately available funds equal to the aggregate cash component of the Merger Consideration (for the avoidance of doubt, excluding any cash amount payable pursuant to the terms of the CVRs) and (b) a number of CVRs equal to the aggregate number of CVRs comprising the Merger Consideration, in each case calculated on the basis of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time (other than any Cancelled Shares or Converted Shares outstanding immediately prior to the Effective Time) (collectively, the "Exchange Fund") and Parent shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement. Prior to the Effective Time, the Company shall deliver a written notice to Parent setting forth the number of shares of Company Common Stock, Cancelled Shares and Converted Shares (other than Converted Shares and Cancelled Shares, if any, owned directly by Parent or Merger Sub, any direct or indirect wholly owned Subsidiary of Parent (other than Merger Sub) or any direct or indirect wholly owned Subsidiary of Merger Sub) outstanding prior to the Effective Time.

        2.2    Exchange Procedures.

          (a)   As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each Holder of Certificate(s) or Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent and Parent) (the "Letter of Transmittal") and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration.

          (b)   Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a Holder of Company Common Stock shall be entitled to receive, promptly after the Effective Time, the Merger Consideration (subject to, and in accordance with, Sections 1.5 and 1.6) to be issued or paid in consideration therefor in respect of the shares of Company Common Stock represented by its Certificate(s) or Book-Entry Shares. Until so surrendered, each such Certificate or Book-Entry Share shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration to be issued or paid in consideration therefor upon surrender of such Certificate or Book-Entry Share in accordance with this Article II.

          (c)   In the event of a transfer of ownership of a Certificate or Book-Entry Share representing Company Common Stock that is not registered in the stock transfer records of the Company, the proper amount of Merger Consideration shall be delivered in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if the Certificate or Book-Entry Share formerly representing such Company Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered Holder of the Certificate or Book-Entry Shares, or establish to the satisfaction of Parent that the Tax has been paid or is not applicable. The Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as applicable, shall be entitled to deduct and withhold from any portion of the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement to any Holder of Company Common Stock (including with respect to any Dissenting Shares) such amounts as the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent that the amounts are so withheld by the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder of shares of Company Common Stock in respect of whom such deduction and withholding was made by the Exchange Agent, Parent, Merger Sub, the Company or the Surviving Corporation as the case may be.

          (d)   After the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Company Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with Section 1.5 and the procedures set forth in this Article II.

          (e)   Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company as of the first anniversary of the Effective Time shall be paid to Parent. Any former stockholders of the Company who have not theretofore complied with this Section 2.2 shall thereafter look only to Parent with respect to the Merger Consideration, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

          (f)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement. Delivery of such affidavit and the posting of such bond shall be deemed delivery of a Certificate with respect to the shares of Company Common Stock for purposes of this Article II.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

        Except as Previously Disclosed, the Company hereby represents and warrants to Parent as follows:

        3.1    Corporate Organization.

          (a)   The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. True, complete and correct copies of the Amended and Restated Certificate of Incorporation of the Company, as amended (the "Company Certificate"), and the Bylaws of the Company (the "Company Bylaws"), as in full force and effect as of the date of this Agreement, have been Provided prior to the date hereof. The minute books of the Company and each Subsidiary of the Company were previously Provided and, except for reasonable redactions with respect to matters relating to the transactions contemplated hereby, contain true, complete and correct records of all meetings and other corporate actions held or taken since December 31, 2009 of their respective stockholders and boards of directors or similar governing bodies (including committees of their respective boards of directors or similar governing bodies). For purposes of this Agreement, "Provided" means delivered in writing, or made accessible over the Merrill Corp. internet datasite under the heading "Project Teal," by the Company or any of its directors, officers, employees, investment bankers, financial advisors, legal counsel, financing sources, accountants and other advisors, agents or authorized representatives ("Representatives") to Parent or any of its Representatives.

          (b)   Section 3.1(b) of the Company Disclosure Schedule lists all of the Company's Subsidiaries. Each Subsidiary of the Company is duly incorporated or duly formed, as applicable to each such Subsidiary, and validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary of the Company (i) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and (ii) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect , is duly licensed or qualified to do business in each jurisdiction (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. As used in this Agreement, the term "Subsidiary," when used with respect to the parties, means a corporation, association or other business entity of which the entity in question either (w) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (x) in the case of partnerships, serves as a general partner, (y) in the case of a limited liability company, serves as a managing member, or (z) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof, or consolidates for financial reporting purposes. The articles of incorporation, bylaws and similar governing documents of each Subsidiary of the Company, copies of which have been Provided, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 12,500,000 shares of Company Common Stock, of which, as of August 14, 2013 (the "Company Capitalization Date"), 4,958,778 shares were issued and outstanding (net of 2,500 shares held by the Company as treasury stock). As of the Company Capitalization Date, no shares of Company Common Stock were reserved for issuance. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote ("Voting Debt") of the Company are issued or outstanding. As of the date hereof, except under the Company Stock Plans as set forth herein, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or Contracts of any character calling for the purchase or issuance of, or the payment of, any amount based on, any shares of Company Common Stock, Voting Debt or any other equity securities of the Company or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, Voting Debt or other equity securities of the Company ("Equity Rights"). As of the date of this Agreement, there are no contractual obligations of the Company or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any equity security of the Company or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of the Company or its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company capital stock or other securities under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"). Section 3.2(a) of the Company Disclosure Schedule sets forth for each Company Restricted Share, the date of the grant, the number of Company Restricted Shares subject to the applicable award of Company Restricted Shares and the vesting schedule for such Company Restricted Shares. There are no outstanding options to purchase from the Company or any of its Subsidiaries shares of Company Common Stock.

          (b)   Other than awards under the Company Stock Plans that are outstanding as of the Company Capitalization Date and that are set forth in Section 3.2(a) of the Company Disclosure Schedule, no other equity-based awards are outstanding. Since the Company Capitalization Date, except as permitted by Section 5.2 after the date hereof, the Company has not (i) issued or repurchased any shares of the Company Common Stock, Voting Debt or other equity securities of the Company or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on or related to the value of Company capital stock or any other equity-based awards. Since January 1, 2009, the Company has not issued any options for the purchase of Company Common Stock. With respect to each award of Company Restricted Shares, each such grant was (i) made in accordance with the terms of the applicable Company Stock Plan, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act") (to the extent then applicable) and all other applicable Laws and complies with or is exempt from Section 409A of the Code, (ii) appropriately authorized by the Company Board and has a grant date that is identical to (or later than) the date on which it was actually granted or awarded by the Company Board or an authorized designee thereof and (iii) properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company.

          (c)   Since the Company Capitalization Date, except as permitted under Section 5.2 after the date hereof, or otherwise required by this Agreement, neither the Company nor any of its Subsidiaries has (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of the Company or its Subsidiaries, entered into or amended any employment, severance, change of control or similar Contract (including any Contract providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any material Company Benefit Plan.

          (d)   All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of the Company are owned by the Company, directly or indirectly, free and clear of any liens, pledges, charges, claims and security interests and similar encumbrances ("Liens"), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or other Contracts of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

        3.3    Authority; No Violation.

          (a)   The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly adopted and approved by the Company Board. The Company Board has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company's stockholders for approval at a duly held meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the approval of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the "Requisite Company Stockholder Approval") and the exemption by the Company Board of Parent and Merger Sub from the provisions of paragraph (3) of Article IV of the Company Certificate (the "Exemption"), which Exemption is in full force and effect, no other corporate proceedings on the part of the Company are necessary to approve this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity (the "Bankruptcy and Equity Exception")).

          (b)   Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree, guideline or Injunction issued, promulgated or entered into by or with any Governmental Entity (each, a "Law") applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien other than Permitted Encumbrances upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, by-law or other instrument, Contract or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except in the case of clause (ii) above, for such violations, conflicts, breaches, losses, defaults, terminations, cancellations, accelerations or Liens that would not reasonably be expected to be material, individually or in the aggregate, to the Company and its Subsidiaries.

        3.4    Consents and Approvals.    No notices, reports or other filings are required to be made by the Company or its Subsidiaries or stockholders with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries or stockholders from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, except (i) the filing with the Securities and Exchange Commission (the "SEC") of a Registration Statement on Form S-4 (the "Form S-4") registering the offer and sale of the CVRs, and the declaration of effectiveness of the Form S-4 and the filing as a part of the Form S-4 (or as an amendment to the Form S-4 prior to the use of proxy materials) of a Proxy Statement in definitive form relating to the meeting of the Company's stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the "Proxy Statement"); (ii) such filings and notifications as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, and the expiration or early termination of the applicable waiting period thereunder; (iii) any required consent, approval, order or authorization of, or registration, declaration or filing with, the Financial Industry Regulatory Authority ("FINRA"), if any, and any other foreign, federal or state securities, regulatory, self-regulatory or enforcement agencies, authorities or organizations ("Governmental Entity") and approval of or non-objection to such applications, filings and notices (the "Regulatory Approvals"); (iv) the filing with the Secretary of State of the State of Delaware of the Company Certificate of Merger as required by the DGCL; and (v) such notices, reports, filings, consents, registrations, approvals, permits or authorizations, the failure of which to make or obtain would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.5    Reports; Regulatory Matters.

          (a)   The Company and each of its Subsidiaries have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with (i) FINRA, (ii) any state securities or other state regulatory authority, (ii) the SEC, (iii) any foreign regulatory authority and (iv) any applicable industry self-regulatory organization (an "SRO") (collectively, "Regulatory Agencies") and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since December 31, 2009, including any report or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except for such filings that the failure to make would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for normal examinations conducted by a Regulatory Agency or other Governmental Entity in the ordinary course of the business of the Company and its Subsidiaries, no Regulatory Agency or other Governmental Entity has initiated since December 31, 2009 or has pending any proceeding, enforcement action or, to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. Since December 31, 2009, no Regulatory Agency or other Governmental Entity has resolved any proceeding, enforcement action or, to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or any of its Subsidiaries. There is no unresolved written violation, comment or exception by any Regulatory Agency or other Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Since December 31, 2009, to the Knowledge of the Company, there have been no formal or informal written inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries (other than normal examinations conducted by a Regulatory Agency or other Governmental Entity in the Company's ordinary course of business).

          (b)   Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding or similar Contract with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since December 31, 2009 a recipient of any supervisory letter from, or since December 31, 2009 has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity (each of the foregoing, a "Regulatory Agreement"), nor has the Company or any of its Subsidiaries been advised since December 31, 2009 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

          (c)   Neither the Company nor any of its Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (other than Forms 13F and 13H). True and complete copies of all annual reports, proxy statements and other materials provided to the Company's stockholders generally since December 31, 2009, as well as any prospectus, information statement or other similar materials offering the sale of any securities of the Company, have been Provided ("Stockholder Materials"). No such Stockholder Materials, at the time filed, furnished or communicated (and, in the case of offering materials and proxy statements, on the dates of use and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading.

        3.6    Financial Statements.

          (a)   The Company has Provided (x) the audited consolidated financial statements of the Company and its Subsidiaries for the 12-month periods ending December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009, including balance sheets as of December 31, 2012, December 31, 2011, December 31, 2010 and December 31, 2009, and the audited statements of operations, statements of changes in shareholders' equity and statements of cash flows for the above described periods and (y) the unaudited consolidated financial statements of the Company and its Subsidiaries for the 6-month periods ending June 30, 2013, and June 30, 2012, including balance sheets as of June 30, 2013, and June 30, 2012, and the unaudited statements of operations, statements of changes in shareholders' equity and statements of cash flows for the above described period (collectively, the "Financial Statements"). The Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders' equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods and as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except, (x) in each case, as indicated in such statements or in the notes thereto, and (y) in the case of interim Financial Statements, the omission of footnotes and for normal year-end adjustments. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Grant Thornton LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

          (b)   The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to adversely affect the system of internal accounting controls described below in this Section 3.6(b). The Company (x) has implemented and maintains disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and (to the extent such office is or was at the relevant time filled) the chief financial officer of the Company by others within those entities, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company's outside auditors and the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

          (c)   Since December 31, 2009, (x) through the date of this Agreement, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director or officer of the Company or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported to the Company Board or any committee thereof or to any director, executive officer or in-house counsel of the Company evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

          (d)   Except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of the Company for the period ended June 30, 2013, included in the Financial Statements, (ii) liabilities incurred since June 30, 2013 in the ordinary course of business consistent in nature and amount with past practice, and (iii) liabilities incurred in respect of the Company's obligations under this Agreement, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.7    Broker's Fees.    Neither the Company nor any of its Subsidiaries nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Duff & Phelps pursuant to a letter agreement, a true, complete and correct copy of which has been previously delivered to Parent.

        3.8    Absence of Changes.    Since June 30, 2013, (a) the Company and its Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice and (b) no facts, circumstances, events, changes, effects, developments or occurrences have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As used in this Agreement, the term "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate with all other effects, events, occurrences, developments, states of facts or changes, (i) is materially adverse to the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation by the Company of the Merger or the other transactions contemplated hereby on a timely basis, excluding, in the case of clause (i), events, occurrences, facts, conditions, changes, developments or effects resulting from (A) fluctuations in the market price of the Company Common Stock (provided, that this clause (A) shall not preclude any event, occurrence, fact, condition, change, development or effect that may have contributed to or caused such fluctuations from being taken into account in determining whether a Material Adverse Effect has occurred); (B) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates; (C) changes in general market or economic conditions affecting the industries or markets in which the Company and its Subsidiaries operate; (D) changes in GAAP or applicable Law after the date hereof; (E) the announcement or pendency of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors or employees (it being understood that any legal or contractual consequences (other than any legal or contractual consequences contemplated in this Agreement or the Company Disclosure Schedule) of the execution of this Agreement or the consummation of the transactions shall not be precluded by this clause (E) from being taken into account in determining whether a Material Adverse Effect has occurred); (F) compliance by the Company with the terms and conditions of this Agreement; (G) (x) any action by Parent or any of its Affiliates, or (y) the omission of an action in each case that was required to be taken (including with respect to the manner of taking or omitting to take such action) by Parent or any of its Affiliates pursuant to this Agreement; or (H) any action taken by the Company at the written request or with the written consent of Parent, except, in the case of clauses (B), (C) and (D), to the extent the Company and its Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other equities-based investment management companies.

        3.9    Compliance with Applicable Law.

          (a)   The operations of the Company and each of its Subsidiaries are being conducted in compliance in all material respects with, and the Company and its Subsidiaries has since December 31, 2009, complied in all material respects with all, and is not in default under any, material applicable Laws. The Company and each of its Subsidiaries holds, and at all times since December 31, 2009 has held, all permits, certificates, licenses, approvals and other authorizations ("Permits") of each Governmental Entity that are necessary for the operation of its business as presently conducted and the ownership of the properties and assets of the Company and its Subsidiaries, except where the failure to hold any such Permit has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Section 3.9(a) sets forth a complete and correct list of all material Permits. All such material Permits are in full force and effect and are not subject to any suspension, cancellation, modification or revocation or any Proceedings related thereto, and, to the Knowledge of the Company, no such suspension, cancellation, modification or revocation or Proceeding is threatened and the Company has no Knowledge of any reasonable basis for any such suspension, cancellation, modification or revocation. The Company and each of its Subsidiaries is in compliance in all material respects with all the Permits. Except as set forth in Section 3.9 of the Company Disclosure Schedule, since December 31, 2009, none of the Company or its Subsidiaries has received any written notification from any Governmental Entity asserting that such Person is not in material compliance with any of the statutes, regulations or ordinances that such Governmental Entity enforces or that such Governmental Entity intends to revoke or suspend any such Permit.

          (b)   The Company and its Subsidiaries each have filed all regulatory reports, schedules, forms, registrations, financial statements, sales literature, statements, notices, filings and other documents ("Governmental Reports"), together with any amendments, since December 31, 2009 that were required to be filed with any Governmental Entity and has timely paid in full all fees and assessments due and payable in connection therewith, except where the failure to file a Governmental Report or pay such fees and assessments, individually or in the aggregate, that would not reasonably expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. All such Governmental Reports complied in all material respects with applicable Law as in effect at the time such Governmental Reports were filed and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or are made, not misleading. The Company has previously Provided true, correct and complete copies of such Governmental Reports as amended or supplemented as of the date hereof, and will make available to Parent promptly after the filing thereof a true, correct and complete copy of each Governmental Report filed after the date hereof and prior to the Closing Date.

          (c)   No examination, audit or review (other than routine examinations, audits and reviews in the ordinary course of business consistent with past practice) with respect to the Company or any of its Subsidiaries has been initiated or is ongoing, unresolved or, to the Knowledge of the Company, threatened by any applicable Governmental Entity. None of the Company nor any of its Subsidiaries has received any notice or communication of any unresolved violation or exception from any applicable Governmental Entity with respect to any report or statement by any applicable Governmental Entity relating to any examination or any notice or communication threatening to revoke or condition the continuation of any Permit or restricting or disqualifying the activities of the Company or any such Subsidiary.

          (d)   None of the Company or any of its Subsidiaries is a party to any market services agreement, placement services agreement or similar agreement providing for the payment of contingent commissions to it. Except for payments from a broker or insurance intermediary to the Company or one of its Subsidiaries in the ordinary course of business pursuant to written fee and commission quotes provided by the Company or any such Subsidiary, all payments due to the Company or any of its Subsidiaries with respect to its business are described in written contracts and forms or examples of which have been Provided.

          (e)   The Company and its Subsidiaries have at all times since December 31, 2009 rendered investment advisory services to its Clients in compliance in all material respects with all applicable requirements, if any, as to portfolio composition, portfolio management, investment objectives, including the terms of the applicable Advisory Contract, written instructions from such Clients, prospectuses, offering or placement memorandums, board of director or trustee directives, applicable Law and the organizational documents of each Client that is a Fund. As used in this Agreement:

              (i)  "Advisory Contract" means any written agreement pursuant to which the Company or any of its Subsidiaries provides investment advisory services to a Client;

             (ii)  "Client" means any Person with an investment advisory contract with the Company or any of its Subsidiaries pursuant to which the Company or its Subsidiaries provides investment advisory services to such Person;

            (iii)  "Fund" means any Mutual Fund or Private Fund;

            (iv)  "Mutual Fund" means any Registered Investment Company (including each portfolio or series thereof, if any) for which the Company or any of its Subsidiaries acts as investment adviser, sub-adviser, sponsor or manager, which as of the date hereof consists solely of "W.P. Stewart & Co. Growth Fund";

             (v)  "Private Fund" means any pooled investment vehicle, other than a Mutual Fund, sponsored or controlled by the Company or any of its Subsidiaries and for which any IA Subsidiary acts as investment adviser, sub-adviser, general partner, managing member or manager, which as of the date hereof consists solely of "W.P. Stewart Holdings Fund", "W.P. Stewart Quality Growth Funds" and "Bowen Asia Fund";

            (vi)  "Registered Investment Company" means any open-end investment company, closed-end investment company, unit investment trust or business development company registered or required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Company Act"); and

           (vii)  "Separate Account Client" means any Client that is not a Mutual Fund or Private Fund.

          (f)    No director, trustee, officer or employee of the Company or any of its Subsidiaries is, or at any time during the past three (3) years has been, (i) subject to any cease and desist, censure or other disciplinary or similar order issued by, (ii) a party to any written agreement, consent agreement, memorandum of understanding or disciplinary agreement with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive (other than those of general applicability) by or (v) a recipient of any supervisory letter from, any Governmental Entity.

        3.10    Takeover Provisions.    The Company Board has taken all action necessary to exempt this Agreement, the Merger and the transactions contemplated hereby from (a) the restrictions on "business combinations" set forth in Section 203 of the DGCL and (b) the provisions of Article IV of the Company Certificate, and each such action is effective as of the date of this Agreement. No other "business combination," "fair price," "moratorium," "control share acquisition," "takeover," "affiliate transaction," "interested stockholder" or other similar anti-takeover statute or regulation enacted under the Laws of the State of Delaware (collectively, the "Takeover Provisions") is applicable to this Agreement or to the transactions contemplated hereby.

        3.11    Company Benefit Plans.

          (a)   Section 3.11(a) of the Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including all bonus, stock option, stock purchase, restricted stock, restricted stock units, phantom stock, incentive, deferred compensation, supplemental retirement, severance, medical (including any account-based plan such as a health flexible spending arrangement or health reimbursement arrangement), dental, vision, life insurance, disability insurance, long-term care insurance, accidental death & dismemberment insurance, pre-paid legal services or other benefit plans, programs or arrangements, whether or not subject to ERISA, including a cafeteria plan, dependent assistance flexible spending arrangement, health savings account or adoption assistance plan, and all retention, bonus, employment, termination, severance or other Contracts to which the Company or any Subsidiary or any of the respective ERISA Affiliates (as hereinafter defined) is a party, with respect to which the Company or any Subsidiary or any of their respective ERISA Affiliates has any current or future obligation or that are maintained, contributed to or sponsored by the Company or any Subsidiary or any of their respective ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of the Company or any Subsidiary or any of their respective ERISA Affiliates (whether or not listed in Section 3.11(a) of the Company Disclosure Schedule, the "Company Benefit Plans").

          (b)   The Company has Provided true, correct and complete copies of the following (as applicable): (i) the written document or documents evidencing each Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to each Company Benefit Plan, (ii) the annual report (Form 5500 and all schedules and financial statements attached thereto), if any, filed with the U.S. Department of Labor ("Department of Labor") or Internal Revenue Service ("IRS") for the last three most recent plan years, for each Company Benefit Plan, (iii) the most recently received IRS determination letter or opinion letter, if any, relating to a Company Benefit Plan, (iv) the two most recent actuarial reports or financial statements, if any, relating to a Company Benefit Plan, (v) the most recent summary plan description, if any, for each Company Benefit Plan, and all modifications thereto, or such other descriptions of a Company Benefit Plan if a summary plan description is not required), (vi) all material correspondence with the Department of Labor, IRS, Pension Benefit Guaranty Corporation, or other Governmental Entity, regarding any Company Benefit Plan, and (vii) any related trust agreements, insurance contracts or documents of any other funding arrangements relating to a Company Benefit Plan, including a Voluntary Employees' Beneficiary Association. Except as specifically provided in the foregoing documents Provided, there are no amendments to any Company Benefit Plans that have been adopted or approved nor has The Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Company Benefit Plans.

          (c)   Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Neither the Company nor any of its Subsidiaries has taken any action to take corrective action or make a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither the Company nor any of its Subsidiaries or any of their respective ERISA Affiliates has any Knowledge of any plan defect that would qualify for correction under any such program.

          (d)   Each Company Benefit Plan that is or was a nonqualified deferred compensation plan subject to Section 409A of the Code (a "Nonqualified Deferred Compensation Plan") has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and applicable guidance thereunder and since January 1, 2009 has been in documentary and operational compliance in all material respects with Section 409A of the Code. No assets set aside for the payment of benefits under any Nonqualified Deferred Compensation Plan are held outside of the United States, except to the extent that substantially all of the services to which such benefits are attributable have been performed in the jurisdiction in which such assets are held, and otherwise no arrangement exists with respect to a Nonqualified Deferred Compensation Plan that would result in income inclusion under Section 409A(b) of the Code.

          (e)   Section 3.11(e) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the "Qualified Plans"). The IRS has issued a favorable determination letter or opinion letter, as applicable, with respect to each Qualified Plan and its related trust, for the most recent cycle applicable to such Qualified Plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), and such letter has not been revoked (nor has revocation been threatened), and, to the Knowledge of the Company, there are no existing circumstances and no events have occurred that could reasonably be expected to result in the revocation of such letter. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9).

          (f)    None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, maintained, established, contributed to or been obligated to contribute to any plan that is (i) subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code or (ii) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

          (g)   Neither the Company nor any of its Subsidiaries or any of their respective ERISA Affiliates has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. To the extent that the Company and any of its Subsidiaries or any of their respective ERISA Affiliates either sponsors any such plan, the Company or such Subsidiary or any of their respective ERISA Affiliates, as the case may be, have reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or medical or life insurance coverage, and no representations or commitments, whether or not written, have been made that would limit Company's or such Subsidiary's or any of their respective ERISA Affiliates' right to amend, terminate or modify any such benefits.

          (h)   All contributions required to be made to any Company Benefit Plan by applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

          (i)    Except as contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates, or result in any limitation on the right of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or, after the Closing Date, result in any limitation on the right of Parent or any of its Subsidiaries, to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries or any of their respective ERISA Affiliates in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

          (j)    To the Knowledge of the Company, there does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability (as hereinafter defined) that would be a liability of the Company, its Subsidiaries or any of their respective ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its ERISA Affiliates has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

          (k)   None of the Company and its Subsidiaries nor any of their respective ERISA Affiliates, nor to the Knowledge of the Company any other person, including any fiduciary of a Company Benefit Plan, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any of their respective ERISA Affiliates or any person that the Company or any of its Subsidiaries or any of their respective ERISA Affiliates has an obligation to indemnify, to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

          (l)    There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to the Company's Knowledge, no set of circumstances exists which may reasonably give rise to a claim or lawsuit, against the Company, the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefits Plans or the assets of any of the trusts under any of the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any of its Subsidiaries or any of their respective ERISA Affiliates or any Company Benefit Plan to the Pension Benefit Guaranty Corporation, the Department of the Treasury, the Department of Labor, any Multiemployer Plan, any "multiple employer plan" (within the meaning of Section 413(c) of the Code), any participant in a Company Benefit Plan, or any other party.

          (m)  Each Company Benefit Plan that is maintained primarily for the benefit of current or former employees of the Company based outside of the United States (a "Non-U.S. Plan") (i) if it is intended to qualify for special tax treatment, meets all requirements for such treatment in all material respects, and (ii) has been operated in accordance, and is in compliance with its terms and applicable Laws in all material respects. Each Non-U.S. Plan that is required to be funded is funded to the extent required by applicable Law, and with respect to all other Non-U.S. Plans, adequate reserves therefor have been established on the accounting statements of the applicable Company or Subsidiary of the Company.

          (n)   Definitions.

              (i)  "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412, 430 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign law.

             (ii)  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

        3.12    Opinion.    The Company Board has received the opinion of Duff & Phelps Corporation to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

        3.13    Company Information.    The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives expressly for inclusion in, or incorporation by reference into, the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

        3.14    Legal Proceedings.

          (a)   There is no suit, action, investigation, claim, proceeding or review pending, or to the Company's Knowledge, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and the Company is not aware of any basis for any such suit, action or proceeding) (i) brought by a Governmental Entity or (ii) that, individually or in the aggregate, (A) is material to the Company, or (B) is reasonably likely to result in a material restriction on its or any of its Subsidiaries' businesses or, after the Effective Time, the business of Parent, Surviving Corporation or any of their affiliates. There is no Injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Company, any of its Subsidiaries or the assets of it or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent or any of its affiliates).

          (b)   Since December 31, 2009, (i) there have been no subpoenas, written demands, or document requests received by the Company, any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries from any Governmental Entity, except such as are received by the Company or any of its Subsidiaries or any affiliate of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or as are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole, and (ii) no Governmental Entity has requested that the Company or any of its Subsidiaries enter into a settlement negotiation or tolling agreement with respect to any matter related to any such subpoena, written demand or document request.

        3.15    Material Contracts.

          (a)   Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any of the following (each, whether or not Previously Disclosed, a "Material Contract"): (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $150,000; (iii) any Contract relating to any obligations for borrowed money, obligations evidenced by bonds, debentures, notes and similar instruments, leases capitalized in accordance with GAAP or obligations under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions ("Indebtedness") in excess of $100,000; (iv) any Contract that (A) contains any non-competition or non-solicitation arrangements or other arrangements or obligations that purport to limit or restrict in any respect the ability of the Company or its affiliates (including, following consummation of the transactions contemplated hereby, Parent or any of its affiliates) to solicit customers or the manner in which, or the localities in which, all or any portion of the business of the Company and its affiliates (including, following consummation of the transactions contemplated hereby, Parent or any of its affiliates) is or could be conducted, (B) obligates the Company or its affiliates (including, following consummation of the transactions contemplated hereby, Parent or any of its affiliates) to conduct business with any third party on an exclusive or preferential basis (including any "most favored nation" clause), or (C) requires referrals of business or requires the Company or any of its affiliates (including, following the consummation of the Merger, Parent or any of its affiliates) to make available investment opportunities to any person on a priority or exclusive basis; (v) any Contract which grants any right of first refusal, right of first offer, option or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries; (vi) any Contract which limits the payment of dividends by the Company or any of its Subsidiaries; (vii) any Contract pursuant to which the Company or any of its Subsidiaries has agreed with any third parties to become a member of, manage or control a joint venture, alliance, partnership, limited liability company or other similar entity; (viii) any Contract pursuant to which the Company or any of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger and which contains representations, covenants, indemnities or other obligations (including indemnification, "earn-out" or other contingent obligations) that are still in effect; (ix) any Related Party Contract; (x) any Contract that provides for payments to be made by the Company or any of its Subsidiaries upon a change in control thereof (including for this purpose upon the entry into or consummation of any of the transactions contemplated by this Agreement) or upon a termination of such Contract in excess of $100,000; (xi) any Contract including a distribution arrangement with a third-party financial intermediary which requires aggregate payments by the Company or any of its Subsidiaries that could reasonably be expected to exceed $100,000 based upon the Company's assets under management introduced by such intermediary as of the date hereof; (xii) any agreement, consent decree or similar Contract entered into with a Governmental Entity pertaining to alleged violations of Law; (xiii) any lease of real property that provides for, or is reasonably expected to require, annual payments of $150,000 or more; (xiv) a "clawback" or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Company or any of its Subsidiaries that could in the aggregate exceed $150,000; (xv) any Contract containing any "key man" provisions; or (xvi) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, assets or any equity interests of any person. For purposes of this Agreement, "Contract" means any agreement, contract, arrangement, commitment, obligation or understanding.

          (b)   Each Material Contract is a valid and legally binding agreement of the Company or one of its Subsidiaries, as applicable, and, to the Company's Knowledge, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception) and is in full force and effect. The Company and each of its Subsidiaries has duly performed all material obligations required to be performed by it prior to the date hereof under each Material Contract, neither the Company nor any of its Subsidiaries, and, to the Company's Knowledge, any counterparty or counterparties, is in breach of any provision of any Material Contract, and no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of the Company or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract except, in each case, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has provided true, correct and complete copies of each Material Contract to Parent prior to the date hereof.

        3.16    Environmental Matters.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) the Company and its Subsidiaries have complied with all applicable Laws relating to: (i) the protection or restoration of the environment, health, safety or natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance ("Environmental Laws"); (b) there are no proceedings, claims, actions, or investigations of any kind, pending or threatened in writing, by any person, court, agency, or other Governmental Entity or any arbitral body, against the Company or its Subsidiaries relating to any Environmental Law and, to the Company's Knowledge, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments, indemnities or decrees by or with any person, court, agency or other Governmental Entity, that could impose any liabilities or obligations under or in respect of any Environmental Law; (d) there are, and have been, no hazardous substances or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by the Company or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against the Company or its Subsidiaries relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

        3.17    Taxes.    The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; and (ii) have paid all material Taxes (as defined below) that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of the Company. None of the material Tax Returns or material matters, in each case pertaining to the Company or any of its Subsidiaries are currently under any audit, suit, proceeding, examination or assessment by the IRS or the relevant state, local or foreign Taxing authority and neither the Company nor any of its Subsidiaries has received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No material deficiencies have been asserted or assessments made against the Company or any of its Subsidiaries that has not been paid or resolved in full. No material claim has been made against the Company or any of its Subsidiaries by any Tax authorities in a jurisdiction where the Company or its Subsidiaries does not file Tax Returns that the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction. No material liens for Taxes exist with respect to any of the assets of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect. Neither the Company nor any of its Subsidiaries (A) have ever been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing affiliated, combined, consolidated or unitary Tax Returns, a group of which the Company was the common parent, (B) has any liability for a material amount of Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise or (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential contractual obligation to indemnify any other person with respect to Taxes. Neither the Company nor any of its Subsidiaries has participated in any "reportable transactions" within the meaning of Treasury Regulations Section 1.6011-4(b). None of the Company or its Subsidiaries has been a "distributing corporation" or "controlled corporation" in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). The U.S. federal income tax consolidated group of which the Company is the parent had unused net operating losses for U.S. federal income tax purposes of not less than $13 million as of June 30, 2013, and the use of such net operating losses is not subject to any limitation pursuant to Section 382 of the Code or Treasury Regulations Section 1.1502-15 or -21 or otherwise. W.P. Stewart & Co. (Europe), Ltd. had unused tax losses available to be carried forward for UK income tax purposes of not less than $26 million as of June 30, 2013, assuming an exchange rate of 1.54 USD/£ and the use of such tax losses is not subject to any limitation under UK Tax law. As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the term "Taxes") includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

        3.18    Intellectual Property.

          (a)   Each of the Company and its Subsidiaries (i) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business consistent with past practice, all right, title and interest in and to its respective Owned Intellectual Property, and (ii) has valid and sufficient rights and licenses to all of the Licensed Intellectual Property. The Owned Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable. To the Knowledge of the Company, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted. Each of the Company and its Subsidiaries has sufficient rights to use all Intellectual Property used in its respective business as presently conducted.

          (b)   To Company's Knowledge, since December 31, 2009, the operation of the Company's and each of its Subsidiaries' respective businesses as presently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third person, and no person has asserted in writing that the Company or any of its Subsidiaries has materially infringed, diluted, misappropriated or otherwise violated any third person's Intellectual Property rights. To Company's Knowledge, since December 31, 2009, no third person has infringed, diluted, misappropriated or otherwise violated any of the Company's or any of its Subsidiary's rights in the Owned Intellectual Property.

          (c)   Since December 31, 2009, the Company and each of its Subsidiaries has taken reasonable measures to protect (A) their rights in their respective Owned Intellectual Property and Licensed Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by the Company or any of its Subsidiaries, and to the Company's Knowledge, such Trade Secrets have not been used by, disclosed to or discovered by any person except pursuant to appropriate non-disclosure agreements which have not been breached. To Company's Knowledge, since December 31, 2009, no person has gained unauthorized access to the Company's or its Subsidiaries' IT Assets.

          (d)   Company's and each of its Subsidiary's respective IT Assets operate and perform as required by the Company and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. The Company and each of its Subsidiaries has implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry practices. The Company and each of its Subsidiaries is materially compliant with all applicable Laws and their own privacy policies and commitments to their respective customers, consumers and employees concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

          (e)   For purposes of this Agreement:

              (i)  "Intellectual Property" means any and all: (A) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, trade dress, trade names, business names, corporate names, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (B) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (C) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, algorithms, processes, designs, unpatentable discoveries and inventions ("Trade Secrets"); (D) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (E) other intellectual property rights.

             (ii)  "IT Assets" means, with respect to any person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such person or such person's Subsidiaries.

            (iii)  "Licensed Intellectual Property" means the Intellectual Property owned by third persons that is used in or necessary for the operation of the respective businesses of the Company and each of its Subsidiaries as presently conducted.

            (iv)  "Owned Intellectual Property" means Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.

        3.19    Properties.    The Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Financial Statements as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the "Owned Properties"), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business, (v) Liens created as a result of actions by Parent or its affiliates in connection with the transactions contemplated hereby, and (vi) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, "Permitted Encumbrances"), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in the Financial Statements or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Owned Properties, the "Real Property"), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Knowledge of the Company, the lessor. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Real Property.

        3.20    Insurance.    The Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice. Section 3.20 of the Company Disclosure Schedule contains a true, correct and complete list and a brief description (including the name of the insurer, agent, coverage and the expiration date) of all material insurance policies in force on the date hereof with respect to the business and assets of the Company and its Subsidiaries, true, correct and complete copies of which policies have been Provided prior to the date hereof. The Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. None of the Company or its Subsidiaries has received any written notice of cancellation or non-renewal of any such policies, nor, to the Knowledge of the Company, is the termination of any such policies threatened.

        3.21    Derivatives.    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, all swaps, caps, floors, collars, option agreements, warrants, futures and forward Contracts and other similar derivative transactions (each, a "Derivative Contract"), whether entered into for its own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all applicable Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms (subject to the Bankruptcy and Equity Exception), and are in full force and effect. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor its Subsidiaries, nor to the Company's Knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract. The financial position of it and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contracts has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

        3.22    Labor and Employment.

          (a)   Neither the Company nor any of its Subsidiaries is or since December 31, 2009 has been a party to any collective bargaining agreement, labor union contract, or trade union agreement (each a "Collective Bargaining Agreement"), (b) no employee is represented by a labor organization for purposes of collective bargaining with respect to the Company or any of its Subsidiaries, (c) there are no activities, organizational campaigns, petitions or proceedings of any labor or trade union, workers' council or labor organization to organize any employees of the Company or any of its Subsidiaries, (d) no Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries, (e) there is no strike, lockout, slowdown, or work stoppage against or otherwise affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, (f) to the Knowledge of the Company, there is no pending charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board, the U.S. Equal Employment Opportunity Commission or any comparable Governmental Entity, and none of the Company and its Subsidiaries are a party, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices, and (g) since December 31, 2009, the Company has complied with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours (including classification of employees) and other Laws in respect of any reduction in force, including notice, information and consultation requirements except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

        3.23    Related Party Transactions.    Except as part of the normal and customary terms of an individual's employment or service as a director or arrangements or agreements between the Company and/or any of its wholly-owned Subsidiaries, neither the Company nor any of its Subsidiaries is party to any extension of credit (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other Contract (a) that, if the Company was a reporting company under the Exchange Act, would be required to be disclosed pursuant Item 404 of SEC Regulation S-K or (b) to the Knowledge of the Company, with a stockholder owning five percent (5%) or more of the outstanding Company Common Stock or any affiliate of such a stockholder (each, a "Related Party Contract").

        3.24    Registration as Investment Adviser and Related Matters.

          (a)   Neither the Company nor any of its Subsidiaries other than each of WPS Advisors, Inc., W.P. Stewart & Co., Ltd., and W.P. Stewart Asset Management, Ltd. (each, an "IA Subsidiary") is registered or required to be registered as an investment adviser or in any similar capacity with the SEC, the securities commission of any state or any SRO. Each IA Subsidiary (i) is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Advisers Act") and under all applicable state statutes (if required to be so registered under applicable Law) and (ii) is registered and licensed under all other applicable Laws or exempt therefrom. Section 3.24 of the Company Disclosure Schedule lists each jurisdiction in which an IA Subsidiary is registered as an investment adviser or is required to give notice that it is acting as an investment adviser. Each of the IA Subsidiaries' respective "investment adviser representatives" (as such term is defined in Rule 203A-3(a) under the Investment Advisers Act) is registered and licensed under all other applicable Laws or exempt therefrom except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Each such registration or license is in full force and effect. Each IA Subsidiary is in compliance in all material respects with the applicable provisions of the Investment Advisers Act and all applicable rules and regulations thereunder.

          (b)   No IA Subsidiary nor, to the Knowledge of the Company, any person "associated" (as defined under the Investment Advisers Act) with an IA Subsidiary has during the five years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation of registration of an investment adviser under Section 203(e) of the Investment Advisers Act or Rule 206(4)-4(b) thereunder. There is no investigation pending or, to the Knowledge of the Company threatened, whether formal or informal, that is reasonably likely to result in, such censure, limitations, suspension or revocation. The Company has previously Provided true and correct copies of all correspondence relating to any investigation or examination provided to or by the Company or any of its Subsidiaries by the SEC or any other Governmental Entity between December 31, 2009 and the date hereof.

          (c)   Each IA Subsidiary has in effect, and, to the extent required by applicable Law, has had in effect since December 31, 2009, (i) a code of ethics and a written policy regarding insider trading and the protection of material non-public information, which comply in all material respects with all applicable provisions of the Investment Advisers Act (including with respect to insider trading and personal trading under Section 204A thereof and Rule 204A-1 thereunder) and the Investment Company Act (including Section 17(j) and Rule 17j-1 thereof); (ii) policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties designed to assure compliance with applicable Law; (iii) a proxy voting policy as required by Rule 206(4)-6 under the Investment Advisers Act; (iv) anti-money laundering policies and procedures that incorporate, among other things, a written customer identification program in compliance with applicable Law; and (v) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act (collectively, "Adviser Compliance Policies"). The Company has previously Provided complete, true and correct copies of all such Adviser Compliance Policies as of the date hereof. Such codes of ethics and policies and procedures comply in all material respects with applicable Law and reflect, if applicable, modifications to such policies as requested by any Governmental Entity. The policies of the Company and its Subsidiaries as of the date hereof with respect to avoiding conflicts of interest are as set forth in the most recent Governmental Reports or policy manuals of the Company and its Subsidiaries, as amended, which have been Provided. There have been no material violations of such code of ethics or policies and procedures since December 31, 2009. Such policies as in effect as of the applicable time have been consistently enforced since December 31, 2009.

          (d)   Each IA Subsidiary has adopted and implemented procedures for the allocation of securities purchased for its Clients that have been reasonably designed to treat all Clients fairly and equitably over time.

          (e)   The Company has complied in all material respects with all recordkeeping requirements under applicable Law, including Rule 204-2 under the Investment Advisers Act (including with respect to records in any written or electronic format).

          (f)    As of the date hereof, neither the Company nor any of its Subsidiaries is (i) required to be registered, licensed or qualified as a bank, trust company, commodity broker-dealer, commodity pool operator, transfer agent, commodity trading advisor or real estate broker within the meaning of any applicable Law or (ii) subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified. No member of the Company or its Subsidiaries has received notice of, and is not aware of any basis for, any pending judicial, arbitral or administrative action, suit, proceeding or investigation concerning any failure to obtain any bank, trust company, commodity broker-dealer, commodity pool operator, commodity trading advisor, real estate broker, insurance company or insurance broker registration, license or qualification.

        3.25    Mutual Funds.

          (a)   To the Company's Knowledge, the Mutual Fund is duly registered with the SEC as an investment company under the Investment Company Act.

          (b)   To the Company's Knowledge, the Mutual Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its properties and to carry on its business as it is currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified under applicable Law (except for any failure to be so organized, existing, in good standing or qualified as would not reasonably be expected to have a material impact on the applicable Mutual Fund or the Company or its Subsidiaries).

          (c)   To the Company's Knowledge, the Mutual Fund is governed by a board of trustees or board of directors (if any) at least 75% of whom are not "interested persons" (as defined in the Investment Company Act) of the investment adviser to the Mutual Fund.

          (d)   The IA Subsidiary that acts as investment adviser to the Mutual Fund has a written Advisory Contract pursuant to which it serves as investment adviser to the Mutual Fund. None of the Company or its Subsidiaries nor any "interested person" of any of them (as such term is defined in the Investment Company Act) receives or is entitled to receive any compensation directly or indirectly (i) from any Person in connection with the purchase or sale of securities or other property to, from or on behalf of the Mutual Fund, other than bona fide ordinary compensation as principal underwriter, distributor or sponsor for the Mutual Fund or (ii) from the Mutual Fund or their respective security holders for other than bona fide investment advisory, accounting, shareholder servicing, transfer agency or similar services. Neither the Company nor any of its Subsidiaries acts as a sub-adviser to any Registered Investment Company. Neither the Company nor any of its Subsidiaries acts as investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any Registered Investment Company other than the Mutual Fund.

          (e)   The Company has Provided complete and correct copies of all agreements between the Mutual Fund and the Company or any IA Subsidiary or other Subsidiary of the Company (the "Mutual Fund Contracts"), and each such Mutual Fund Contract is listed in Section 3.25(e) of the Company Disclosure Schedule. There are no material breaches or defaults of any Mutual Fund Contract, or any event or condition that, after notice or lapse of time or both, would constitute a material breach or default of any Mutual Fund Contract, on the part of the Company or its Subsidiaries or, to the Company's Knowledge, on the part of any other party thereto.

          (f)    To the Company's Knowledge, the Mutual Fund currently is, and has been since its inception, operated materially in compliance with material applicable Law and its respective investment objectives, policies and restrictions, including those set forth in the applicable prospectus and registration statement for the Mutual Fund, except for such failures to operate in compliance with applicable Law or its investment objectives, polices and restrictions that would not reasonably be expected to have a material impact on the Mutual Fund or the Company or its Subsidiaries.

          (g)   The prospectus, summary prospectus or other principal offering document (each as amended or supplemented through the date hereof, a "Prospectus") relating to the Mutual Fund in existence on the date hereof has been Provided. None of the information supplied by the Company or any of its Subsidiaries in writing expressly for inclusion in a Prospectus, as of the time of use of such Prospectus, contained any untrue statement of a material fact or omittted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (h)   Neither the Company nor any of its Subsidiaries is subject to disqualification to serve as investment adviser or in any other capacity contemplated by the Investment Company Act for any investment company under Section 9(a) or 9(b) of the Investment Company Act. There is no proceeding or investigation pending or, to the Knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification.

          (i)    To the Company's Knowledge, no proceeding, investigation, examination, audit or review (other than routine examinations, audits or reviews in the ordinary course of business) with respect to the Mutual Fund has been initiated or is ongoing, unresolved or threatened by any Governmental Entity. To the Company's Knowledge, the Mutual Fund has not received any notice or communication of any material unresolved violation or material exception from any Governmental Entity with respect to any report or statement by any Governmental Entity relating to any examination or any notice or communication threatening to revoke or condition the continuation of any permit or restrict or disqualify the Mutual Fund's activities.

          (j)    To the Knowledge of the Company, since December 31, 2009, there has existed no material unremedied pricing error or similar condition with respect to any Mutual Fund.

        3.26    Exemptive Orders.    Section 3.26 of the Company Disclosure Schedule identifies each no-action letter and exemptive order issued to any of the Company or its Subsidiaries or, to the Knowledge of the Company, the Funds that remains applicable to its business as conducted on the date of this Agreement. The Company has heretofore Provided a true and correct copy of each such no-action letter and exemptive order. The Company and its Subsidiaries and, to the Knowledge of the Company, the Funds, as applicable, have complied with all representations, terms and conditions of such no-action letters and exemptive orders necessary to rely on the relief granted thereby.

        3.27    Private Funds.

          (a)   To the Company's Knowledge, except for "W.P. Stewart Holdings Fund", "W.P. Stewart Quality Growth Funds" and "Bowen Asia Fund," neither the Company nor any of its Subsidiaries acts as an investment adviser, investment sub-adviser, general partner, managing member, manager or sponsor to any other pooled investment vehicle that would be an investment company but for the provisions of Section 3(c)(1) or (7) of the Investment Company Act. No Private Fund is, or at any time since its inception was, required to register with any applicable Governmental Entity as an investment company or a regulated fund or for the purpose of marketing in the applicable jurisdiction under applicable Law except as so registered.

          (b)   Each Private Fund has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority. Each Private Fund that is a trust has been duly organized and is validly existing and has all requisite power and authority. Each Private Fund is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under applicable Law, except for any failure to be so qualified, licensed or registered that would not reasonably expected to have a material impact on the applicable Private Fund or the Company or its Subsidiaries. Each Private Fund possesses all Permits necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, except for any failure to possess such Permits that would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries taken as a whole. All outstanding shares, units or interests of each Private Fund have been issued, offered and sold in compliance with applicable Law, except for any failure to so comply that would not reasonably expected to have, individually or in the aggregate, a material adverse impact on the applicable Private Fund or a Material Adverse Effect.

          (c)   The Company has previously Provided complete and correct copies of the audited balance sheets of each Private Fund, as of the last day of the most recent three fiscal years of such Private Fund, and the related income statements and statements of cash flows for the years then ended, and the unaudited performance report of each Private Fund, as of the last day of its most recent quarter. Each such balance sheet presents fairly in all material respects the consolidated financial position of the related Private Fund as of the date thereof, and each such financial statement presents fairly in all material respects the consolidated results of the operations and cash flows of the related Private Fund for the periods set forth therein (subject, in the case of financial statements for interim periods, to normal year-end adjustments). Each such financial statement has been prepared and presented in accordance with generally accepted accounting principles of its jurisdiction of organization consistently applied during the periods involved (except as noted therein, and for the absence of footnotes and recurring year-end audit adjustments normal in nature and amount).

        3.28    Assets Under Management; Clients.

          (a)   Section 3.28 of the Company Disclosure Schedule lists, as of June 30, 2013 (the "Base Date"), (i) the name of each Client, together with a list of each account maintained for such Client and a notation as to whether such Client is a Mutual Fund, Private Fund or another type of Client (a "Separate Account Client"); (ii) the total net assets (as defined under the Investment Company Act) under management for such Client if a Mutual Fund and the total billable assets under management for each account of such Client if not a Mutual Fund, in each case based on the fair market value of assets calculated as of the Base Date in accordance with applicable Law and the terms of the applicable Advisory Contract; (iii) the stated schedule of fees (including any applicable breakpoints) payable to any of the Company or its Subsidiaries by such Client set forth on an account-by-account basis under the applicable Advisory Contract as of the Base Date and the amount of any commission or distribution fee paid by any of the Company or its Subsidiaries to any Person other than the Company or its Subsidiaries or any employee thereof ("Pass-Through Fees"); (iv) as to each Fund, as of the date hereof, the terms of any fee waivers, expense reimbursement (or assumption) arrangements and unreimbursed payments being made by any of the Company or its Subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of a Fund or services provided to its Fund holders; (v) as to each Fund, as of the date hereof, the rate and method of computation of any subadvisory fees payable to any Person by any of the Company or its Subsidiaries with respect to such Fund; and (vi) as to each Client, as of the date hereof, the terms and methods of computation of any referral or servicing fees, if any, payable by any of the Company or its Subsidiaries to any Person. For purposes of this Agreement, the fee waivers, reimbursements (or assumption) arrangements, payments and referral or servicing fees described in clauses (iv), (v) and (vi), and any Pass-Through Fees, are referred to as "Fee Reductions."

          (b)   To the Company's Knowledge, as of the date of this Agreement, since July 1, 2013, no Client representing greater than $1,000,000 of assets under management has indicated in writing its intention, (i) to place under review any of its accounts; (ii) to initiate a search for a replacement distributor, fund manager or investment adviser, as the case may be; or (iii) other than in the case of the Client that is a Mutual Fund, to withdraw more than 25% of assets under management from any of its accounts.

          (c)   Each IA Subsidiary has maintained its "Trading and Best Execution Policy" in force at all times since January 1, 2009, as amended as of the applicable time, with respect to the allocation of trade execution on behalf of accounts managed by the IA Subsidiary. Parent has Provided each IA Subsidiary's "Trading and Best Execution Policy" in effect as of the date hereof. Each IA Subsidiary's receipt of all soft dollar brokerage and research services since January 1, 2009 qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and each of the IA Subsidiaries has complied with all related disclosure rules in all material respects. The list of all brokerage and research services presently provided to any of the IA Subsidiaries which are purchased with soft dollars is set forth in Section 3.28(c) of the Company Disclosure Schedule. To the Knowledge of the Company, each of the IA Subsidiaries has satisfied in all material respects its duty of "best execution" (as such term is understood under the Investment Advisers Act) for all Clients for whom it exercises trading discretion since January 1, 2009.

          (d)   Each Client to which any of the Company or its Subsidiaries provides investment management, advisory or subadvisory services that is (i) an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA; (ii) a plan subject to Section 4975 of the Code; (iii) a benefit plan investor, as defined in Section 3(42) of ERISA and the regulations promulgated thereunder, or any entity whose assets include the assets of any such plan in (i) or (ii) or any such benefit plan investor within the meaning of ERISA and applicable regulations; or (iv) a Person acting on behalf of any such plan or benefit plan investor in (i), (ii) or (iii), has been managed by the Company or its applicable IA Subsidiary such that (A) the applicable IA Subsidiary in the exercise of such management or the provision of such services is in compliance in all material respects with the applicable requirements of ERISA, and (B) such IA Subsidiary has not engaged in, or knowingly participated in, a non-exempt "Prohibited Transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code.

          (e)   To the Knowledge of the Company, each Advisory Contract with a Registered Investment Company subject to Section 15 of the Investment Company Act to which the Company is a party has been duly approved and continued in compliance in all material respects with the Investment Company Act. Each Client account has been operated in compliance in all material respects with the terms of the relevant Advisory Contract, applicable Law and, in the case of any Fund, its prospectus or other offering documents.

          (f)    The Revenue Run-Rate as of the Base Date was $19,993,178.94 ("Base Date Net Revenue Run-Rate"). A calculation of the Base Date Net Revenue Run-Rate is set forth in Section 3.28(f) of the Company Disclosure Schedule, which is true and correct in all material respects. As used in this Agreement:

              (i)  "Revenue Run-Rate" means, as of a specific date, the aggregate annualized investment advisory, subadvisory, administrative and other investment management fees for all Clients (other than the Mutual Fund and other than, in the case of the Closing Revenue Run-Rate, Non-Consenting Accounts) payable to the Company or any of its Subsidiaries, determined by multiplying the Adjusted AUM for each such account as of that specific date by the applicable fee rate (net of any Fee Reductions) for such account at such date (excluding any performance-based fees); provided, however, the annual investment advisory fee payable with respect to the W.P. Stewart Holdings Fund shall be determined at a rate of 1.00% instead of the fixed fee rate of 0.30% plus performance fee.

             (ii)  "Adjusted AUM" means, with respect to a Client (other than the Mutual Fund), as of a particular date (the "Testing Date"), the dollar amount of assets under management by the Company and its Subsidiaries for such Client, without duplication and excluding, with respect to the calculation of the Closing Revenue-Run Rate, any portion thereof attributable to any Non-Consenting Account, as of the Base Date (or, in the case of a Client who became such following the Base Date (a "New Client"), such later date as such New Client first became a Client), as adjusted to reflect net asset flows (i.e., additions to and withdrawals from assets under management by the Company and its Subsidiaries for such Client and reinvestments of dividends and interest therein) following the Base Date (or, in the case of a New Client, such later date as such New Client first became a Client) through and including the Testing Date. For the avoidance of doubt, the calculation of Adjusted AUM pursuant to the immediately preceding sentence is intended to exclude any increase or decrease in assets under management resulting from market appreciation or depreciation from and after the Base Date (or, in the case of a New Client, such later date as such New Client first became a Client).

        3.29    Broker-Dealer Activities.    Neither the Company nor any of its Subsidiaries is registered or required to be registered as a broker or dealer, a salesperson, a registered representative or in any similar capacity with the SEC, the Commodity Futures Trading Commission, the National Futures Association, FINRA, the securities commission of any state or any other SRO.

        3.30    Section 15(f).    Neither the Company nor any of its Subsidiaries has any express or implied understanding or arrangement that would reasonably be expected to impose, or any intention to impose, an "unfair burden" (within the meaning of Section 15(f) of the Investment Company Act) on the Mutual Fund for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated by this Agreement.

        3.31    Product Performance Record.

          (a)   The Company currently maintains the investment management performance composites listed in Section 3.31(a) of the Company Disclosure Schedule (the "Composites"). The performance history of the Composites is accurate and complete in all material respects. All of the investment decision makers responsible for the investment performance reflected in the Composites who are currently employed by the Company or its Affiliates are included in the list of the Company Employees set forth in Section 3.31(a) of the Company Disclosure Schedule.

          (b)   The Company maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that the Company includes in a Composite.

          (c)   In the past three years, there has been no investment performance presented by any of the Company or its Subsidiaries that was earned at a firm other than the Company or its relevant Subsidiary.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as Previously Disclosed, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

        4.1    Corporate Organization.    Parent is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite limited partnership or corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

        4.2    Authority; No Violation.

          (a)   Each of Parent and Merger Sub has full limited partner or corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly, validly and unanimously adopted and approved by the Parent Board and the Merger Sub Board, and no further limited partner or corporate action is necessary in connection with the consummation of the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitute the valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exception).

          (b)   Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, nor compliance by the Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent's Certificate of Limited Partnership or Limited Partnership Agreement, as amended, or the Certificate of Incorporation of Merger Sub or the Bylaws of Merger Sub, or (ii) assuming that the consents, approvals and filings referred to in Section 4.3 are duly obtained and/or made, (A) violate any Law applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument, Contract or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or Liens that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Merger Sub to fulfill its obligations hereunder and consummate the Merger and the other transactions contemplated by this Agreement in a timely manner ("Parent Material Adverse Effect").

          (c)   For purposes of this Section 4.2, with respect to Parent, the transactions contemplated hereby shall include the execution and delivery by Parent of the CVR Agreement.

        4.3    Consents and Approvals.    Except for (a) the filing with the SEC of the Proxy Statement and the Form S-4, and the declaration of effectiveness of the Form S-4; (b) such filings and notifications as may be required by the HSR Act, and the rules and regulations promulgated thereunder, and the expiration or early termination of the applicable waiting period thereunder; (c) any required consent, approval, order or authorization of, or registration, declaration or filing with, FINRA; or (d) the filing with the Secretary of State of the State of Delaware of the Company Certificate of Merger as required by the DGCL; no material notices, reports or other filings are required to be made by the Company or its Subsidiaries or stockholders with, nor are any material consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its Subsidiaries or stockholders from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby Proxy. For purposes of this Section 4.3, with respect to Parent, the transactions contemplated hereby shall include the execution and delivery by Parent of the CVR Agreement.

        4.4    Broker's Fees.    Neither Parent, Merger Sub nor any of their respective Subsidiaries nor any of their respective officers or directors have employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with the Merger or related transactions contemplated by this Agreement, other than fees that are solely the responsibility of Parent or its Subsidiaries.

        4.5    Legal Proceedings.

          (a)   Other than as would not reasonably be expected, individually or in the aggregate, to have a Parent Material Adverse Effect, there is no suit, action, investigation, claim, proceeding or review pending, or to knowledge of Parent, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding).

          (b)   There is no Injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Parent, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to materially impede or delay consummation by Parent of the transactions contemplated by this Agreement, including the execution and delivery by Parent of the CVR Agreement.

        4.6    Absence of Changes.    Since December 31, 2012, no facts, circumstances, events, changes, effects, developments or occurrences have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

        4.7    Parent Information.    The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in, or incorporation by reference into, the Proxy Statement and the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

        4.8    Financial Ability.    Parent has the financial capacity to perform its obligations under this Agreement and to cause Merger Sub to perform its obligations under this Agreement. Parent has, and will as of the Closing Date have, sufficient funds available for it to pay the Merger Consideration and other amounts as contemplated hereby.

        4.9    No Ownership of Common Shares.    Neither Parent nor Merger Sub, nor any of their respective affiliates (provided, that for purposes of this Section 4.9 such term shall not include AXA, a société anonyme organized under the laws of France, or its affiliates (other than AllianceBernstein Holding L.P., Parent and the controlled affiliates thereof), owns or has owned within the last three (3) years any Company Common Stock or any derivative security or Derivative Contract in respect of any Company Common Stock, other than such beneficial ownership as may result from Parent's entry into the Voting Agreements or as may result in connection with the provision by Parent or its affiliates of their respective investment advisory, financial advisory, asset management, trading, trust, securities lending, custody, investment servicing or other financial services conducted in the ordinary course of their business.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

        5.1    Conduct of Businesses Prior to the Effective Time.    Except as Previously Disclosed or required by applicable Law, during the period from the date of this Agreement to the Effective Time (or such earlier date on which this Agreement is terminated), (a) except to the extent expressly prohibited by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (i) conduct its business in the regular and ordinary course of business consistent with past practice and (ii) maintain and preserve intact its business organization, its rights, authorizations, franchises and other authorizations issued by Governmental Entities, and advantageous business relationships, and retain the services of its key officers and key employees and (b) except to the extent expressly permitted by this Agreement, each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, take no action that is intended to or would reasonably be expected to prevent, or materially delay or impede, the satisfaction of any of the conditions set forth in Article VII.

        5.2    Company Forbearances.    During the period from the date of this Agreement to the Effective Time, except as Previously Disclosed, as required by applicable Law or as expressly required by this Agreement, the Company shall not, and shall not permit any of its Affiliates to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

          (a)   (i) Issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock, Voting Debt or Equity Rights, or (ii) grant, award or issue any options to purchase Company Common Stock, Company Restricted Shares, restricted shares, awards based on the value of the Company's capital stock or other equity-based award with respect to shares of the Company Common Stock under any of the Company Benefit Plans or Company Stock Plans or otherwise, except that the Company may repurchase shares of Company Common Stock in accordance with past practice (including with respect to timing and quantity) to permit its employees to pay income taxes on Company

  Restricted Shares that vest between the date hereof and the Closing Date (the "Repurchase Exception").

          (b)   (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or, subject to the Repurchase Exception, make any distribution on any shares of its stock (other than dividends from and capital contributions to its wholly owned Subsidiaries to or from it or another of its wholly owned Subsidiaries) or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock (other than repurchases of shares of Company Common Stock in the ordinary course of business consistent with past practice to satisfy obligations under Company Benefit Plans).

          (c)   Amend the terms of, waive any rights under, terminate, knowingly violate the terms of, or enter into, (i) any Material Contract other than in the ordinary course of business consistent with past practice or (ii) any Contract of the sort specified in the definition of Material Contract set forth in clauses (iii), (iv), (v), (vi), (vii), (viii) (except to the extent expressly permitted under Section 6.8) or (ix) of Section 3.15(a).

          (d)   Incur or assume long-term indebtedness for borrowed money or any other Indebtedness, other than Indebtedness incurred in the ordinary course of business consistent with past practice which is not in excess of $100,000 in the aggregate and which has a maturity date of less than 12 months.

          (e)   Voluntarily divest itself of management of the Mutual Fund or of any Client representing greater than $1,000,000 of assets under management other than in the ordinary course of business following consultation with Parent.

          (f)    Amend the Company Certificate or the Company Bylaws, or similar governing documents of any of its Subsidiaries.

          (g)   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

          (h)   Except as required under the terms of any Company Benefit Plan existing as of the date hereof (i) increase, or commit to increase, in any manner the compensation, severance or benefits of any of the current or former directors, officers, employees, consultants or independent contractors of the Company or its Subsidiaries (collectively, "Employees"), other than (w) increases in base salary to employees who are not directors or officers of the Company or its Subsidiaries in the ordinary course consistent with past practice, which shall not exceed 5% in the aggregate or 7% for any individual employee at the level of vice president or below (in each case, on an annualized basis), (x) payments and awards of discretionary bonuses in accordance with Section 5.2(h) of the Company Disclosure Schedule and (y) additional compensation for the Company's independent directors for additional responsibilities in respect of the transactions contemplated by this Agreement as set forth in Section 5.2(h) of the Company Disclosure Schedule and (z) in connection with entry into retention or severance arrangements with respect to the Employees within the paramaters set forth in Section 5.2(h) of the Company Disclosure Schedule, (ii) become a party to, establish, amend, alter prior interpretations of, commence participation in, terminate or commit itself to the adoption of any Company Stock Plan or Employee Benefit Plan or any plan that would be a Company Stock Plan or Employee Benefit Plan if it was in effect as of the date hereof, (iii) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Company Benefit Plans, (iv) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (v) materially change any actuarial assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law, (vi) forgive any loans to any Employee; (vii) hire any Employee who would have target total compensation (cash and target equity) of $200,000 or more, or (viii) terminate the employment of any Employee who has target total compensation (cash and target equity) of $200,000 or more other than for cause.

          (i)    Fail to use reasonable best efforts to take any action that is required by a Regulatory Agreement, or take any action that violates a Regulatory Agreement.

          (j)    Except as required by applicable Regulatory Agencies, make any material changes in its Code of Ethics or other compliance or material operating policies and practices.

          (k)   Settle any actions, suits, claims or proceedings against the Company or any of its Subsidiaries involving any liability for money damages in excess of $100,000 individually or $200,000 in the aggregate, or in a manner involving non-monetary relief, an admission of wrongdoing or any restrictions upon the conduct of the Company or any of its Affiliates.

          (l)    Make or incur any capital expenditure not provided for in the capital expenditure budget Previously Disclosed to Parent and in excess of $50,000 individually or $200,000 in the aggregate.

          (m)  Make or change any material Tax elections, change or consent to any change in its or its Subsidiaries' method of accounting for Tax purposes (except as required by applicable Tax Law), take any material position on any material Tax Return filed on or after the date of this Agreement, settle or compromise any material Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for a material amount of Taxes, or file any material amended Tax Return.

          (n)   Agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

        6.1    Regulatory Matters.

          (a)   The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities. The Company and Parent shall have the right to review in advance, and, to the extent practicable, each shall consult the other on, in each case subject to applicable Laws relating to the confidentiality of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. In addition, the Company agrees to cooperate and use its reasonable best efforts to assist Parent in preparing and filing such applications, notices, petitions and filings, and in obtaining such permits, consents, approvals and authorizations of third parties and Governmental Entities (including by keeping Parent apprised of the status of matters in connection therewith), that may be necessary or advisable to effect any mergers and/or consolidations of Subsidiaries of the Company and Parent following consummation of the Merger.

          (b)   Each of Parent and the Company shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity or Regulatory Agency in connection with the Merger and the other transactions contemplated by this Agreement.

          (c)   Each of Parent and the Company shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such consent or approval may be materially delayed.

          (d)   Without limiting the scope of the foregoing paragraphs, the Company shall, to the extent permitted by applicable Law (i) promptly advise Parent of the receipt of any communication from a Governmental Entity with respect to the transactions contemplated hereby, (ii) provide Parent with a reasonable opportunity to participate in the preparation of any response thereto and the preparation of any other submission or communication to any Governmental Entity with respect to the transactions contemplated hereby and to review any such response, submission or communication prior to the filing or submission thereof, and (iii) to the extent reasonably practicable, provide Parent with the opportunity to participate in any meetings or telephone conversations that the Company or its Subsidiaries or their respective Representatives may have from time to time with any Governmental Entity with respect to the transactions contemplated hereby.

          (e)    Mutual Fund.

              (i)  In furtherance (and without limitation) of the other provisions of this Section 6.1 above, with respect to the Mutual Fund, the Company shall use its commercially reasonable efforts to cooperate with the Mutual Fund obtaining in accordance with the Investment Company Act, as promptly as practicable following the date hereof, the due consideration and approval by the board of trustees or directors (as applicable) of the Mutual Fund (its "Mutual Fund Board Approval") of a new Advisory Contract ("New Advisory Contract") with the applicable IA Subsidiary (or Parent or an appropriate Affiliate) to be in effect as of, and subject to, the Closing, with the same advisory fees as in effect as of the date hereof (giving effect to the fee caps applicable thereto) and otherwise on terms substantially similar to the terms of the applicable IA Subsidiary's existing Advisory Contract relating to the Mutual Fund. To the extent Mutual Fund Board Approval has been obtained with respect to a New Advisory Contract relating to the Mutual Fund in accordance with the immediately preceding sentence, the Company shall use its commercially reasonable efforts to cooperate with the Mutual Fund obtaining in accordance with the Investment Company Act, as promptly as practicable following the date of the Mutual Fund Board Approval, the due consideration and approval by the shareholders of the Mutual Fund of such New Advisory Contract (its "Mutual Fund Shareholder Approval").

             (ii)  Parent shall cooperate fully with the Company and the IA Subsidiaries and their respective advisers and shall furnish to the Company, the IA Subsidiaries and their respective advisers such information and assistance as the Company, the IA Subsidiaries and their respective advisers may reasonably request in connection with seeking the Mutual Fund Board Approval and the Mutual Fund Shareholder Approval. Each of the Company and Parent agrees that none of the information supplied by it in writing expressly for use in the proxy statement to be filed with the SEC in connection with obtaining the Mutual Fund Shareholder Approval will, at the time such proxy statement is mailed to the shareholders of the Mutual

    Fund, or at the time of the meeting of the shareholders of the Mutual Fund, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (iii)  Parent and the Company agree that consent to the assignment or deemed assignment of an Advisory Contract with the Mutual Fund in connection with the transactions contemplated hereby shall be deemed given for all purposes under this Agreement if (A) the board of the Mutual Fund has approved a New Advisory Contract in accordance with this Section 6.1 that will become effective upon Closing and (B) the Mutual Fund Shareholder Approval has been obtained for the Mutual Fund.

          (f)    Other Clients.

              (i)  If consent to the assignment or deemed assignment of an Advisory Contract with a Client (other than the Mutual Fund) in connection with the transactions contemplated hereby is required by applicable Law or by such Client's Advisory Contract, as promptly as practicable following the date hereof, the Company shall, or shall cause the applicable IA Subsidiary to, send a notice complying with applicable Law and the terms of such Client's Advisory Contract in form and substance reasonably acceptable to Parent (the "Notice") informing such Client of the transactions contemplated hereby and requesting written consent to the assignment of such Client's Advisory Contract in connection with the transactions contemplated hereby.

             (ii)  Parent and the Company agree that consent for any Advisory Contract with a Client (other than the Mutual Fund) to the assignment or deemed assignment resulting from the transactions contemplated hereby shall be deemed given for all purposes under this Agreement (A) if written Client consent is required under the applicable Advisory Contract or applicable Law, upon receipt of the written Client consent requested in the Notice prior to the Closing Date or (B) to the extent permitted under applicable Law and if no written consent is required under the applicable Advisory Contract, (x) upon receipt of a written consent requested in the Notice prior to the Closing Date or (y) if no such written consent is received, if 60 days shall have passed since the sending of written notice ("Negative Consent Notice") to such Client (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client: (1) of the intention to complete the transactions contemplated hereby, which will result in a deemed assignment of such Client's Advisory Contract; (2) of the IA Subsidiary's intention to continue to provide the advisory services pursuant to the existing Advisory Contract with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (3) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 60 days after the sending of the Negative Consent Notice without termination; provided that, in any case under clause (A) or (B), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client indicates orally or in writing that such Client has not so consented or has terminated or intends to withdraw its consent or terminate, in whole or in part, its Advisory Contract. Parent shall be provided a reasonable opportunity to review and approve all such consent materials to be used prior to distribution, and such materials shall be in form and substance reasonably satisfactory to Parent. The Company shall, and shall cause the IA Subsidiaries to, Provide copies of any and all substantive correspondence between the IA Subsidiaries and Clients or representatives or counsel of such Clients relating to any consent solicitation. The Company shall, and shall cause the IA Subsidiaries to, use their commercially reasonable efforts to obtain all such required consents.

            (iii)  A Client shall be considered a "Non-Consenting Account" for purposes of this Agreement if it has (i) not given or been deemed to have given its consent in accordance with Section 6.1 to the assignment or deemed assignment of its Advisory Contract in respect of such account resulting from the transactions contemplated hereby or has not entered into a New Advisory Contract, as the case may be or (ii) withdrawn in writing such consent or approval on or prior to the Closing Date.

        6.2    Access to Information.

          (a)   Upon reasonable notice and subject to applicable Laws, the Company shall, and shall cause each of its Subsidiaries to, afford to the Representatives of Parent, reasonable access, during normal business hours and without undue disruptions during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records, and, during such period, the Company shall, and shall cause its Subsidiaries to, Provide at Parent's reasonable request (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of any applicable Laws (other than reports or documents that the Company is not permitted to disclose under applicable Law) and (ii) any other information concerning its business, properties and personnel. Upon the reasonable request of the Company, Parent shall furnish such reasonable information about it and its business as is relevant to the Company and its stockholders in connection with the transactions contemplated by this Agreement. Neither the Company nor Parent, nor any of their Subsidiaries, shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b)   All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of April 3, 2013 (the "Confidentiality Agreement").

          (c)   No investigation after the date hereof by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties, covenants or agreements of the other party set forth in this Agreement.

        6.3    SEC Filings and Stockholder Approval.

          (a)   Parent and the Company shall promptly prepare and file with the SEC the Form S-4, with which the Proxy Statement will be filed (either with the initial filing of Form S-4 or as an amendment to the Form S-4 prior to the use of proxy materials). Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Each of Parent and the Company shall as promptly as reasonably practicable notify the other of (i) the receipt of any comments from the SEC and all other written correspondences and oral communications with the SEC relating to the Form S-4 and (ii) any request by the SEC for any amendment or supplement to the Form S-4 or for additional information with respect thereto. If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Form S-4 so that the Form S-4 or the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, delivered to the stockholders of the Company.

          (b)   The Company shall, in accordance with the Company Certificate, the Company Bylaws and applicable Law, promptly and duly call and give notice as promptly as reasonably practicable following the date upon which the Form S-4 is cleared by the SEC, and shall convene and hold as promptly as reasonably practicable thereafter, a meeting of the stockholders of the Company (the "Stockholders' Meeting") for the sole purpose of seeking the Requisite Company Stockholder Approval. Except as otherwise provided in Section 6.8(d) , the Company shall recommend approval of this Agreement and include in the Form S-4 such recommendation from the Company Board and, unless a Change in the Company Recommendation occurs, shall take all lawful action to solicit and obtain the Requisite Company Stockholder Approval. Further, to the extent permitted by applicable Law, the Company Certificate and the Company Bylaws, if the Company is unable to obtain a quorum of its stockholders at the Stockholders' Meeting, the Company shall adjourn the Stockholders' Meeting if necessary in order to obtain a quorum of its stockholders.

          (c)   Except as set forth in Section 6.8, neither the Company Board nor any committee thereof shall withdraw or qualify (or amend or modify in a manner adverse to Parent) or publicly propose to withdraw or qualify (or amend or modify in a manner adverse to Parent), the approval, adoption, recommendation or declaration of advisability of this Agreement or the Merger and the other transactions contemplated by this Agreement or recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal, or make any public statement (other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act) inconsistent with the Company Board's recommendation that the stockholders of the Company adopt this Agreement (any of the foregoing being a "Change in the Company Recommendation").

        6.4    [Intentionally Omitted].

        6.5    Employee Matters.

          (a)   For at least one (1) year following the Closing Date, Parent shall maintain or cause to be maintained employee benefit plans and compensation programs for the benefit of employees (as a group) who are actively employed by the Company and its Subsidiaries on the Closing Date ("Covered Employees") while employed by Parent or its controlled Affiliates (including the Company and its Subsidiaries) following the Closing Date that provide employee benefits that, in the aggregate, are substantially comparable to the employee benefits and compensation programs that are generally made available to similarly situated active employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), as applicable; provided, that (i) in no event shall any Covered Employee be eligible to participate in any closed or frozen plan of Parent or its Subsidiaries; and (ii) until such time as Parent shall cause Covered Employees to participate in the employee benefit plans and compensation programs that are made available to similarly situated employees of Parent or its Subsidiaries (other than the Company and its Subsidiaries), a Covered Employee's continued participation in employee benefit plans and compensation programs of the Company and its Subsidiaries (as they may be in effect after the Effective Time) shall be deemed to satisfy the foregoing provisions of this sentence (it being understood that participation in different Parent plans may commence at different times).

          (b)   To the extent that a Covered Employee becomes eligible to participate in an employee benefit plan maintained by Parent or any of its Subsidiaries (other than the Company or its Subsidiaries), Parent shall use commercially reasonable efforts to cause such employee benefit plan to recognize the service of such Covered Employee with the Company or its Subsidiaries for purposes of eligibility, vesting and benefit accrual rates and contribution rate under such employee benefit plan of Parent or any of its Subsidiaries, in each case, to the same extent such service was recognized immediately prior to the Effective Time under a similar Company Benefit Plan in which such Covered Employee was eligible to participate immediately prior to the Effective Time; provided that service credit shall not be recognized (i)(A) for purposes of benefit accruals or levels of credit under any retirement plan, (B) for any purpose under a post-retirement welfare plan or (C) for purposes of any plan, program or arrangement, in each case, (x) under which similarly-situated employees of Parent and its Subsidiaries do not receive credit for prior service with Parent or its Subsidiaries or (y) that is grandfathered or frozen, either with respect to level of benefits or participation, or (ii) if such recognition of service would operate to duplicate any benefits of a Covered Employee with respect to the same period of service. With respect to any medical, dental or vision plan of Parent or any of its Subsidiaries (other than the Company and its Subsidiaries) in which any Covered Employee is eligible to participate for the plan year in which such Covered Employee is first eligible to participate, Parent shall use commercially reasonable efforts to (A) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Covered Employee to the extent such limitation would have been waived or satisfied under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, and (B) credit each Covered Employees for an amount equal to any medical, dental or vision expenses incurred by such Covered Employee in the year that includes the Closing Date (or, if later, the year in which such Covered Employee is first eligible to participate) for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such medical, dental or vision plan of Parent or any of its Subsidiaries to the extent such expenses would have been credited under the Company Benefit Plan in which such Covered Employee participated immediately prior to the Effective Time, in each of (A) and (B) subject to obtaining the applicable approvals of Parent's health care insurance provider and to the applicable employee information being provided to the Company in a form that the Company reasonably determines is administratively feasible to take into account under its plans. Such expenses shall also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable plan.

          (c)   Without limiting the generality of Section 9.9, the provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Company Benefit Plan or any "employee benefit plan" as defined in Section 3(3) of ERISA, or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Company or any of their respective affiliates; (ii) alter or limit the ability of Parent or any of its Subsidiaries (including, after the Closing Date, the Company and its Subsidiaries) and any of their respective ERISA Affiliates to amend, modify or terminate any Company Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former Employee, any right to employment or continued employment or continued service with the Parent or any of its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) or constitute or create an employment or other agreement with any Employee.

        6.6    Indemnification; Directors' and Officers' Insurance.

          (a)   Parent and the Surviving Corporation, jointly and severally, agree to indemnify (including advancement of expenses to the extent provided in the Company Certificate and the Company Bylaws) and hold harmless each present and former director and officer of the Company (each, an "Indemnified Person") to the same extent such persons are indemnified by the Company or held harmless as of the date of this Agreement pursuant to the Company Certificate and the Company Bylaws and indemnification agreements identified on Section 6.6(a) of the Company Disclosure Schedule and to the fullest extent permitted by applicable Law for acts or omissions which occurred at or prior to the Effective Time, including with respect to any matter relating to or arising out of this Agreement and the transactions contemplated hereby.

          (b)   For six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance and fiduciary liability coverage maintained by the Company, true and correct copies of which have been furnished to Parent, provided, that the Surviving Corporation may substitute therefor replacement policies and/or purchase (or, prior to the Closing, Parent may purchase in lieu hereof but subject to the limitations herein) a run-off or tail insurance policy, in each case with reputable and financially sound carriers, with at least the same coverage and amounts containing terms and conditions that are substantially the same as, or more favorable than, those of the Company's current policies, including deductibles and caps that are no less favorable to the Indemnified Persons than those in effect as of the date hereof, covering acts or omissions occurring at or prior to the Effective Time, including with respect to any matter relating to or arising out of this Agreement and the transactions contemplated hereby, with respect to officers and directors who are currently covered by the Company's directors' and officers' liability insurance policy; provided further that if the annual premiums for such insurance for any single year in such six-year period shall exceed two hundred fifty percent (250%) of the per annum rate of premium paid by the Company and its Subsidiaries as of the date hereof for such insurance, then Parent shall, or cause its Subsidiaries to, provide only such coverage as shall then be available at an annual premium equal to two hundred fifty percent (250%) of such rate.

          (c)   The provisions of this Section 6.6 are intended for the benefit of, and shall be enforceable by, all Indemnified Persons and such person's heirs and representatives. The rights of all Indemnified Persons under this Section 6.6 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnified Person may have by contract, applicable Law or otherwise. The obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without his or her written consent.

          (d)   If Parent, the Surviving Corporation or any of its or their successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or other entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 6.6.

        6.7    [Intentionally Omitted].

        6.8    No Solicitation.

          (a)   The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any inquiry, proposal or offer, whether oral or in writing, from any Person relating to a Change in Control Transaction (as defined below) of the Company (an "Acquisition Proposal"), and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by the Company, its Subsidiaries or their respective Representatives. The Company shall not, nor shall it authorize or knowingly permit any of its Subsidiaries or any of its or their respective Representatives to, directly or indirectly, except as expressly provided in this Section 6.8, (i) solicit, initiate, induce, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal or any inquiry, proposal, request for information or offer that would reasonably be expected to lead to an Acquisition Proposal (an "Acquisition Inquiry"), (ii) other than with Parent, Merger Sub or their respective Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal or any Acquisition Inquiry, (iii) approve, accept, endorse or recommend any Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Acquisition Inquiry, or (iv) enter into any Contract with respect to any of the actions described in clauses (i) through (iii) of this Section 6.8(a). As used herein, "Change in Control Transaction" means (i) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries that would constitute a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act, but substituting "20 percent" for reference to "10 percent" therein) (unless the Company stockholders immediately prior thereto would own eighty percent (80%) or more of the surviving or resulting company or its ultimate parent immediately thereafter in substantially the same proportion, relative to one another, as they owned immediately prior thereto), (ii) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, including by means of the acquisition of capital stock of any of the Company's Subsidiary, of assets or properties that constitute twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, or twenty percent (20%) or more of any class of equity securities of the Company, (iii) any tender offer or exchange offer in which any Person or "group" (as such term is defined under the Exchange Act) offers to acquire beneficial ownership (as such term is used in Regulation 13D under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of Common Stock, in each case, other than the Merger or (iv) any transaction involving a merger of the Mutual Fund with or into another Person or any other similar extraordinary transaction involving the Mutual Fund.

          (b)   Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if at any time after the date hereof and prior to the receipt of the Requisite Company Stockholder Approval, (i) the Company or any of its Subsidiaries receives a bona fide, written Acquisition Proposal (other than as a result of a breach of this Section 6.8) and (ii) the Company Board has in good faith determined, (A) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal (as defined below) and such Acquisition Proposal has not been withdrawn, and (B) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, then the Company may (x) furnish information with respect to the Company or any of its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to an executed confidentiality agreement with such Person either in effect as of the date hereof or with confidentiality provisions no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement then in effect, provided, that a copy of all such information not previously Provided shall be Provided prior to or contemporaneously with providing such Person with such information, and (y) engage in discussions and negotiations with respect to such Acquisition Proposal with the Person making such Acquisition Proposal and its Representatives. As used in this Agreement, "Superior Proposal" means an unsolicited bona fide written Acquisition Proposal made after the date hereof and not resulting from a breach of Section 6.8 which the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors), taking into account all legal, financial, regulatory, expected time to close, and other aspects of the Acquisition Proposal (including, but not limited to, any break-up fees, expense reimbursement provisions and the conditions for completion of such Acquisition Proposal) and the identity of the Person making the Acquisition Proposal, (i) has terms that, if the Acquisition Proposal is consummated, are more favorable from a financial point of view to holders of Company Common Stock than the Merger (taking into account any changes to the terms of this Agreement as may be proposed by Parent in response to such Superior Proposal pursuant to Section 6.8(d)), and (ii) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory, expected time to close and other aspects of the Acquisition Proposal, including a conclusion that its financing, to the extent required, is then fully committed; provided, however, that, for purposes of this definition of "Superior Proposal," the term "Change in Control Transaction" shall have the meaning assigned to such term herein, except that the references to "twenty percent (20%)" in such definition shall be deemed to be references to "eighty percent (80%)" and clause (iv) of such definition shall be disregarded.

          (c)   The Company shall provide Parent orally and in writing as promptly as reasonably practicable (and no later than twenty-four (24) hours after receipt and at least twenty-four (24) hours prior to furnishing information permitted under Section 6.8(b) to any Person making an Acquisition Proposal) of any Acquisition Proposal or Acquisition Inquiry, the material terms and conditions of any such Acquisition Proposal (including any changes thereto) or Acquisition Inquiry and the identity of the Person making any such Acquisition Proposal or Acquisition Inquiry and, if in writing, shall provide Parent with a copy of such Acquisition Proposal or Acquisition Inquiry. Notwithstanding the foregoing, if the Company is not permitted to provide such Acquisition Proposal or Acquisition Inquiry to Parent pursuant to the terms of a confidentiality agreement between the Company and the Person making such Acquisition Proposal or Acquisition Inquiry in effect prior to the date hereof, then (i) the Company shall have no obligation to provide such Acquisition Proposal or Acquisition Inquiry to Parent but (ii) such Acquisition Proposal or Acquisition Inquiry shall not constitute a Superior Proposal hereunder unless and until the Person making such Acquisition Proposal or Acquisition Inquiry has waived the provisions of such confidentiality agreement that prevent the disclosure of such Acquisition Proposal or Acquisition Inquiry to Parent and the Company shall have then provided to Parent the information required by the first sentence of this Section 6.8(c). For the avoidance of doubt, following any such waiver, the Company and the Company Board shall comply with Section 6.8(d), including the notice provisions thereof, prior to making any Change in the Company Recommendation or terminating this Agreement pursuant to Section 8.1(d)(ii). The Company shall keep Parent reasonably informed of the status (including any changes to the material terms and conditions thereof) of any Acquisition Proposal or Acquisition Inquiry required to be disclosed to Parent hereunder. The Company agrees that neither it nor any of its Subsidiaries will enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.

          (d)   The Company Board shall not, directly or indirectly, (i) make any Change in the Company Recommendation (it being understood that any such disclosure other than a "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) promulgated under the Exchange Act, shall constitute a Change in the Company Recommendation unless the Company Board expressly publicly reaffirms the recommendation of the Merger by the Company Board in such disclosure) or (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract (other than a confidentiality agreement referred to in Section 6.8(b)) (A) constituting or that could reasonably be expected to lead to any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; provided, that, in the case of this clause (ii), the Company shall not be prohibited from entering into any such Contract or document if, subject to compliance with the other provisions of this Section 6.8, it concurrently terminates this Agreement pursuant to Section 8.1(d)(ii) and pays or causes to be paid to Parent the Termination Fee and Deal Expenses thereunder. Notwithstanding anything to the contrary contained herein, but subject to the Company's compliance with the other provisions of this Section 6.8, at any time prior to obtaining the Requisite Company Stockholder Approval, the Company Board may make a Change in the Company Recommendation related to an Acquisition Proposal or take an action described in clause (ii) of this Section 6.8 if (A) the Company Board has in good faith determined that, (x) after consultation with its outside legal counsel and financial advisors, that such Acquisition Proposal is and continues to be a Superior Proposal and such Acquisition Proposal has not been withdrawn, and (y) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law, (B) the Company Board shall have first provided prior written notice to Parent that it is prepared to make a Change in the Company Recommendation or accept a Superior Proposal (a "Superior Proposal Notice"), which Superior Proposal Notice shall contain a description of the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal (it being understood and agreed that the delivery of such notice shall not, in and of itself, be deemed to be a Change in the Company Recommendation) and, if in writing, include a copy of such Proposal, and (C) Parent does not make, within five (5) Business Days after receipt of the Superior Proposal Notice, a written proposal setting forth revised terms and conditions of this Agreement that would, in the good faith judgment of the Company Board, after consultation with its outside legal counsel and its financial advisors, cause the offer previously constituting a Superior Proposal no longer to constitute a Superior Proposal (a "Superior Proposal Counternotice"). If Parent has in good faith delivered a Superior Proposal Counternotice to the Company during the five (5) Business Day period after receipt of the Superior Proposal Notice, then the Company shall negotiate in good faith with Parent for the three (3) Business Day period following the Company's receipt of the Superior Proposal Counternotice regarding any such revisions to the terms and conditions of this Agreement set forth in such Superior Proposal Counternotice. Any material changes to the financial terms or any material change to other material terms of such Superior Proposal occurring prior to the making of a Change in the Company Recommendation pursuant to this Section 6.8(d) by the Company Board or the termination by the Company of this Agreement pursuant to Section 8.1(d)(ii) shall require the Company to deliver to Parent a new Superior Proposal Notice, give Parent a new five (5) Business Day period following receipt of such Superior Proposal Notice for Parent to deliver a Superior Proposal Counternotice, and give the parties a new three (3) Business Day negotiating window if Parent delivers the Company a Superior Proposal Counternotice during such period.

          (e)   The Company agrees not to release any Person from, or to amend or waive any provision of, any confidentiality, standstill or similar Contract to which the Company is or becomes a party in connection with an Acquisition Proposal or Acquisition Inquiry, unless the Company Board has in good faith determined, (i) after consultation with its outside counsel and financial advisors, that the offer or proposal to which such Contract relates is, or is reasonably likely to lead to, a Superior Proposal, and (ii) after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable Law.

          (f)    The Company shall ensure that its Representatives and the Representatives of its Subsidiaries are aware of the provisions of this Section 6.8, and the Company acknowledges and agrees that any action taken by or at the direction of any Company director or officer that, if taken by the Company, would constitute a breach of this Section 6.8, will be deemed to constitute a breach of this Section 6.8 by the Company.

        6.9    Takeover Provisions.    No party shall take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Provision and all of the parties shall take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Provision, as now or hereafter in effect.

        6.10    Cooperation.    Prior to the Effective Time, and subject in all respects to applicable Law:

          (a)   Parent shall use reasonable efforts to support the marketing and client service personnel of the Company and its Subsidiaries in connection with obtaining client consents as provided in Section 6.1(f) and preparing for the post-Closing business of the Company, and shall provide the Company with reasonable access to its personnel for the purposes of the foregoing;

          (b)   The Company and Parent shall cooperate to develop marketing materials and other messaging for purposes of the Company and its Subsidiaries retaining their clients through and after the Effective Time; and

          (c)   Parent shall, and shall cause each of its Subsidiaries to, afford to the Company, reasonable access, during normal business hours and without undue disruptions, to its personnel for purposes of meeting with and marketing to the clients of the Company and its Subsidiaries.

        6.11    Notification of Certain Matters.    The Company and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, changes, events and circumstances known to it, to have had or to result in any Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that could reasonably be expected to give rise, individually or in the aggregate, to the failure of a condition set forth in Article VII.

        6.12    Stockholder Litigation.    The Company shall give Parent prompt notice of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement and shall give Parent the opportunity to participate at its own expense in the defense or settlement of any such litigation. In addition, no settlement of any such litigation shall be agreed to without Parent's and the Company's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        6.13    Transition.    Commencing following the date hereof, and in all cases subject to applicable Law, the Company shall, and shall cause its Subsidiaries to, cooperate with Parent and its Subsidiaries to facilitate the integration of the parties and their respective businesses effective as of the Closing Date or such later date as may be determined by Parent. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of the Company and its Subsidiaries in the ordinary course of business, the Company shall cause the employees, officers and representatives of the Company and its Subsidiaries to use their reasonable best efforts to provide support, including support from their outside contractors and vendors, and to assist Parent in performing all tasks, exclusive of equipment installation and other physical integration procedures, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Parent.

        6.14    Closing Revenue Run-Rate.    Not earlier than the fifth (5th) Business Day prior to the Closing Date nor later than the second (2nd) Business Day prior to the Closing Date, the parties shall cooperate to determine the Closing Revenue Run-Rate. In connection with the foregoing, the Company shall provide Parent with all related documentation and information as Parent may reasonably request. As used herein, "Closing Revenue Run-Rate" means the aggregate annualized investment advisory, investment management and subadvisory fees for all Clients (other than the Mutual Fund) payable to the Company or its Subsidiaries, determined by multiplying the Adjusted AUM for each such account as of the fifth (5th) Business Day prior to the Closing Date by the applicable fee rate (net of any Fee Reductions) for such account at such date (excluding any performance-based fees); the calculation of the Closing Revenue Run-Rate shall be made using the same methodology as used for the calculation of the Base Date Net Revenue Run-Rate, other than with respect to the exclusion of Non-Consenting Accounts.

        6.15    Section 15 of the Investment Company Act.    From and after the Closing Date, Parent shall use reasonable best efforts to assure that, insofar as it is within the control of Parent, (i) for a period of not less than three years following the Closing Date, at least 75% of the members of the board of directors of the Mutual Fund are not "interested persons" (as that term is defined under the Investment Company Act); and (ii) there is not imposed on the Mutual Fund an "unfair burden" (within the meaning of Section 15(f) of the Investment Company Act) with respect to the transactions contemplated by this Agreement or any express or implied terms, conditions or understandings applicable thereto; provided, however, that if Parent or any of its Affiliates obtains an order from the SEC as contemplated by Section 15(f)(3) of the Investment Company Act, then this covenant shall be deemed to be modified to the extent necessary to permit Parent and its Affiliates to act in accordance with the representations and conditions contained in the application upon which such order was granted. Notwithstanding anything to the contrary contained herein, the covenants of the parties contained in this Section 6.15 are intended only for the benefit of the Company and for no other Person.

ARTICLE VII

CONDITIONS PRECEDENT

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a)    Stockholder Approval.    The Requisite Company Stockholder Approval shall have been obtained.

          (b)    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

          (c)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          (d)    Regulatory Approvals.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect, and all statutory waiting periods in respect thereof shall have expired or been terminated.

          (e)    No Injunctions or Restraints; Illegality.    No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

        7.2    Conditions to Obligation of Parent.    The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or the date hereof or another date shall be true and correct as of such date); provided, however, that no representation or warranty of the Company (other than the representations and warranties set forth in (i) Section 3.2, which shall be true and correct except to a de minimis extent, and

  (ii) Sections 3.1(a), 3.1(b), 3.3(a), 3.3(b)(i), 3.7, 3.8(b), 3.10 and 3.12, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of the Company, has had or would reasonably be expected to have a Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) (except with respect to Sections 3.1(a), 3.1(b), 3.2, 3.3(a), 3.3(b)(i), 3.7, 3.8(b), 3.10 and 3.12), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the foregoing effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to such effect.

          (c)    Cash and Cash Equivalents.    The Company and its Subsidiaries shall have cash, cash equivalents and marketable securities, on a consolidated basis, of not less than $17,000,000 as of the Closing Date.

          (d)    Employee Condition.    The Designated Employment Agreements shall remain in full force and effect, there shall not be any basis that would reasonably be expected to cause any of such arrangements to no longer be in full force and effect (not including any actions taken solely by Parent or Merger Sub inconsistent with the terms of any such agreement), and the individuals party thereto shall remain employees of the Company and shall not have died or become disabled or indicated in writing to the Company or Parent any intention to resign as employees of the Company; and the letter agreement dated as of the date hereof between the Company and William P. Stewart regarding his separation from the Company following the Merger shall be in full force and effect.

          (e)    Mutual Fund.    The Mutual Fund Board Approval and the Mutual Fund Shareholder Approval of a New Advisory Contract to be in effect as of, and subject to, the Closing shall have been obtained in the manner contemplated by Section 6.1(e).

          (f)    Closing Revenue Run-Rate.    The Closing Revenue Run-Rate shall be at least 60% of Base Date Net Revenue Run-Rate.

        7.3    Conditions to Obligation of Company.    The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or the date hereof or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Parent (other than the representations and warranties set forth in Sections 4.2(a), 4.2(b)(i), 4.6 and 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Parent and Merger Sub, has had or would reasonably be expected to have a Parent Material Adverse Effect; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a) (except for purposes of Sections 4.2(a) , 4.2(b)(i), 4.6 and 4.8), any qualification or exception for, or reference to, materiality (including the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases) in any such representation or warranty shall be disregarded; and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to the foregoing effect.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent by a duly authorized officer of Parent to such effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger at the Stockholders' Meeting or any adjournment or postponement thereof (except as otherwise expressly noted):

          (a)   by mutual written consent of Parent and the Company;

          (b)   by Parent or the Company, upon written notice of termination of this Agreement to the other, if:

              (i)  (A) the Effective Time shall not have occurred on or before 5:00 p.m., local New York, New York time on February 28, 2014 and there are other conditions to Closing remaining (other than those that by their terms occur contemporaneous with the Closing, provided that such conditions would be satisfied if such date were the Closing Date) other than the condition set forth in Section 7.2(e), (B) the Effective Time shall not have occurred on or before 5:00 p.m., local New York, New York time on March 31, 2014 and the only condition to Closing remaining (other than those that by their terms occur contemporaneous with the Closing, provided that such conditions would be satisfied if such date were the Closing Date) is the condition set forth in Section 7.2(e) or (C) the only condition to Closing remaining (other than those that by their terms occur contemporaneous with the Closing, provided that such conditions would be satisfied if such date were the Closing Date) is the condition set forth in Section 7.2(f), five Business Days after each such other condition to Closing has been met (the "Outside Date"); provided, that the right to terminate this Agreement set forth in this subsection shall not be available to a party whose breach of this Agreement materially contributed to the failure of the Merger to have been consummated on or before the Outside Date; provided, further, that neither party may terminate this Agreement pursuant to this Section 8.1(b)(i) during the pendency of any suit, action or other legal proceeding seeking specific performance of this Agreement; provided, further, that in the case of any termination of this Agreement pursuant to this Section 8.1(b)(i), any further discussion of business relationships and/or possible transactions between the Company and its Affiliates, on one hand, and Parent and its Affiliates, on the other, shall no longer be deemed to be a "Transaction" for purposes of the Confidentiality Agreement;

             (ii)  the Requisite Company Stockholder Approval shall not have been obtained at the Stockholders' Meeting or at any adjournment or postponement thereof; or

            (iii)  any Governmental Entity of competent jurisdiction shall have issued an order, injunction, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or making illegal the Merger and such order, injunction, decree, ruling or other action is or shall have become final and non-appealable;

          (c)   by Parent, upon written notice of termination of this Agreement to the Company, if:

              (i)  prior to receipt of the Requisite Company Stockholder Approval, a Change in the Company Recommendation shall have occurred; or

             (ii)  prior to the Closing Date there shall have been a breach of this Agreement or inaccuracy of any representation or warranty contained in this Agreement on the part of the Company, or the Company has failed to perform or comply with any of its covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (A) would cause the Company to fail to meet any of the conditions to consummation of the Merger set forth in Article VII and (B) is incapable of being cured prior to the Outside Date or, if curable, is not cured or caused to be cured by the Company, on or before the earlier of (x) the Outside Date or (y) the date that is thirty (30) days following the receipt by the Company of written notice from Parent of such breach, inaccuracy or failure to perform or comply;

          (d)   by the Company, upon written notice of termination of this Agreement to Parent, if:

              (i)  prior to the Closing Date, there shall have been a breach of this Agreement or inaccuracy of any representation or warranty contained in this Agreement on the part of Parent or Merger Sub, or Parent or Merger Sub has failed to perform or comply with any of their respective covenants or agreements contained in this Agreement, which breach, inaccuracy or failure to perform or comply (A) would cause Parent or Merger Sub to fail to meet any of the conditions to consummation of the Merger set forth in Article VII and (B) is incapable of being cured prior to the Outside Date or, if curable, is not cured by Parent or Merger Sub, as applicable, on or before the earlier of (x) the Outside Date or (y) the date that is thirty (30) days following the receipt by Parent of written notice from the Company of such breach, inaccuracy or failure to perform or comply; or

             (ii)  at any time prior to receipt of the Requisite Company Stockholder Approval, (A) the Company shall have complied and be in compliance with the terms of Section 6.8 in all respects, (B) the Company Board has determined that the applicable Acquisition Proposal constitutes a Superior Proposal after giving effect to all concessions which may be offered by Parent pursuant to clause (C) below, and after consultation with its outside legal counsel and financial advisors, (C) prior to any such termination, the Company shall have negotiated, and shall cause its outside legal counsel and financial advisors to negotiate, with Parent pursuant to Section 6.8(d) to make such adjustments in the terms and conditions of this Agreement as would enable Parent to proceed with the Merger and the transactions contemplated by this Agreement, and (D) the Company shall have paid or caused to be paid to Parent the Termination Fee and Deal Expenses set forth in and pursuant to the terms of Section 8.3 concurrently with or prior to such termination.

        8.2    Effect of Termination.    In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, and the obligations of the parties under this Agreement shall terminate, except for the provisions of Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9 and 9.10, and there shall be no liability on the part of any party hereto; provided, however, that nothing herein shall relieve any party hereto from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by a party's stockholders (taking into consideration relevant matters, including the total amount payable to such stockholders under this Agreement, lost combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) arising out of its knowing, willful or intentional breach of any provision of this Agreement.

        8.3    Termination Fees and Expenses.

          (a)   In the event that:

              (i)  this Agreement is terminated pursuant to Section 8.1(c)(i) or Section 8.1(d)(ii);

             (ii)  this Agreement is terminated pursuant to Section 8.1(b)(ii) and (A) prior to the date of such termination, an Acquisition Proposal shall have been made public or directly to its stockholders generally and not publicly withdrawn and (B) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (other than a transaction described in clause (iv) of the definition thereof) (provided that for purposes of this clause (B), the references to "20%" and "80%" in the definition of Change in Control Transaction shall be deemed references to "50%");

            (iii)  this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) and (A) prior to the date of such termination, an Acquisition Proposal shall have been made public or directly to the Company's stockholders generally and not publicly withdrawn, (B) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (other than a transaction described in clause (iv) of the definition thereof) (provided that for purposes of this clause (B), the references to "20%" and "80%" in the definition of Change in Control Transaction shall be deemed references to "50%"), and (C) such termination pursuant to Section 8.1(c)(ii) arose out of or related to a breach, inaccuracy or failure to perform or comply after or simultaneous with when such Acquisition Proposal was first made to the Company (regardless of whether or not made publicly or directly to the stockholders, the Company or their respective Representatives); or

            (iv)  (A) prior to the date of the Stockholders' Meeting, an Acquisition Proposal shall have been made public or directly to its stockholders generally and not publicly withdrawn, (B) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b)(i) (prior to obtaining the Requisite Company Stockholder Approval), and (C) within twelve (12) months of such termination, the Company enters into a definitive Contract to consummate, and later does consummate, a Change in Control Transaction (other than a transaction described in clause (iv) of the definition thereof) (provided that for purposes of this clause (B), the references to "20%" and "80%" in the definition of Change in Control Transaction shall be deemed references to "50%"), then the Company shall pay Parent an amount equal to Three Million Two Hundred Thousand Dollars ($3,200,000) (the "Termination Fee") and an amount equal to all documented out-of-pocket expenses of Parent (not to exceed Eight Hundred Thousand Dollars ($800,000) in the aggregate) incurred in connection with its due diligence of the Company, the negotiation of this Agreement and actions taken after the date hereof in contemplation of the Closing ("Deal Expenses"). Any Termination Fee and Deal Expenses due under this Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account provided in writing by Parent to the Company (A) in the case of termination by the Company as described in clause (i) above, concurrently with or prior to such termination, (B) in the case of termination by Parent as described in clause (i) above, within five (5) Business Days after the termination by Parent of this Agreement, or (C) in the case of termination as described in clauses (ii), (iii) or (iv) above, prior to or concurrently with the consummation of the Change in Control Transaction referred to therein.

          (b)   If the Company fails to pay Parent any amounts due under Section 8.3(a) of this Agreement in accordance with such Section, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) in connection with any suit, action or other legal proceeding, including the filing of any lawsuit or other legal action, taken to collect payment.

        8.4    Amendment.    This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the respective stockholders of the Company and Parent; provided, however, that after the Requisite Company Stockholder Approval has been obtained, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

        9.1    Nonsurvival of Representations, Warranties and Agreements.    None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.5 and 6.6.

        9.2    Notices.    All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to the Company, to:
W.P. Stewart & Co., Ltd. 527 Madison Avenue, 20th Floor New York, NY 10022
	Attention:	Michael Maquet, Chief Executive Officer Seth L. Pearlstein, General Counsel
	Facsimile:	(212) 980-8039
with a copy to:
Nixon Peabody LLP 437 Madison Avenue New York, New York 10022
	Attention:	Richard F. Langan, Jr., Esq. Daniel McAvoy, Esq.
	Facsimile:	(866) 947-2436

(b)	if to Parent or Merger Sub, to:
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105
	Attention:	Laurence E. Cranch, General Counsel
	Facsimile:	(212) 969-1334
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Nicholas G. Demmo, Esq.
	Facsimile:	(212) 403-2000

        9.3    Interpretation.    When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Except as context otherwise requires, the word "or" has the inclusive meaning represented by the phrase "and/or". As used in this Agreement, the term "Knowledge" means the actual knowledge of any of the Company's officers listed on Section 9.3 of the Company Disclosure Schedule. As used in this Agreement, the phrase "made available" means that the materials in question were accessible by Parent and its counsel on the Merrill Corp. Data Site for Project Teal 2011 as of the day prior to the date hereof. When a reference is made in this Agreement to an affiliate of a person, the term "affiliate" means those other persons that, directly or indirectly, control, are controlled by, or are under common control with, such first person; provided that such term shall not include AXA, a société anonyme organized under the laws of France, or its Affiliates (other than Parent, AllianceBernstein Holding L.P. and the controlled Affiliates thereof). All Schedules and Exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated, and it being understood that it is the express intention of the parties that such invalid, void or unenforceable provision, covenant or restriction be enforced to the maximum extent permitted. Upon such determination that any such term, provision, covenant or restriction is invalid, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

        9.4    Counterparts.    This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

        9.5    Entire Agreement.    This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

        9.6    Governing Law; Jurisdiction.    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Court of Chancery of the State of Delaware or any appellate court thereof. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

        9.7    Waiver of Jury Trial.    Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of, or relating to, this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.7.

        9.8    Publicity.    Neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld or delayed) of Parent, in the case of a proposed announcement, statement or disclosure by the Company, or the Company, in the case of a proposed announcement, statement or disclosure by Parent; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law, Regulatory Agency or the rules and regulations of the NYSE.

        9.9    Assignment; Third-Party Beneficiaries.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party, except for assignments by Merger Sub to a wholly owned direct or indirect Subsidiary of Parent. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except for Section 6.6, which is intended to benefit each Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

        9.10    Specific Performance.    Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause Parent and Merger Sub, on the one hand, and the Company, on the other hand, irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to such other parties at Law or in equity.

        9.11    Disclosure Schedules.    Before entry into this Agreement, the Company delivered to Parent a schedule (a "Company Disclosure Schedule") that sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III, or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect and (b) the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect. For purposes of this Agreement, "Previously Disclosed" means information set forth by the Company in the applicable section or subsection of its Company Disclosure Schedule or any other section or subsection of its Company Disclosure Schedule (so long as, and only to the extent that, it is reasonably apparent on the face of such disclosure that it is also applicable to such other section or subsection of its Company Disclosure Schedule).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ALLIANCEBERNSTEIN L.P.
By:	/s/ LAURENCE E. CRANCH
	Name:	Laurence E. Cranch
	Title:	General Counsel
ALLIANCEBERNSTEIN 2013 MERGER COMPANY, INC.
By:	/s/ LAURENCE E. CRANCH
	Name:	Laurence E. Cranch
	Title:	Chairman and President
W.P. STEWART & CO., LTD.
By:	/s/ MICHAEL MAQUET
	Name:	Michael Maquet
	Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF INCORPORATION
OF
W.P. STEWART & CO., LTD.

 ARTICLE I

        The name of the corporation (which is hereinafter referred to as the "Corporation") is:

W.P. Stewart & Co., Ltd.

ARTICLE II

        The address of the Corporation's registered office in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle, State of Delaware 19808. The name of the Corporation's registered agent at such address is Corporation Service Company.

ARTICLE III

        The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware.

ARTICLE IV

        Section 1. The Corporation shall be authorized to issue 100 shares of capital stock, of which 100 shares shall be shares of Common Stock, $0.01 par value ("Common Stock").

        Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

        Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

        In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the "Board") is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

ARTICLE VII

        The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE VIII

        Section 1.    Elimination of Certain Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended.

        Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

        Section 2.    Indemnification and Insurance.

        (a)    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

        (b)    Right of Claimant to Bring Suit.    If a claim under paragraph (a) of this Section is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law of the State of Delaware for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law of the State of Delaware, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c)    Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-law, agreement, vote of stockholders or disinterested directors or otherwise.

        (d)    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

Annex B

CONTINGENT VALUE RIGHTS AGREEMENT

by and between

ALLIANCEBERNSTEIN L.P.

and

[TRUSTEE]

Dated as of [    •    ]

B-i

Annex A—Form of CVR Certificate

Note:
This table of contents shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-ii

        Reconciliation and tie between Trust Indenture Act of 1939 and Contingent Value Rights Agreement, dated as of [    •    ].

Trust Indenture Act Section	Agreement Section
Section 310(a)(1)	4.9
(a)(2)	4.9
(a)(3)	Not Applicable
(a)(4)	Not Applicable
(a)(5)	4.9
(b)	4.8, 4.10
Section 311(a)	4.13
(b)	4.13
Section 312(a)	5.1, 5.2(a)
(b)	5.2(b)
(c)	5.2(c)
Section 313(a)	5.3(a)
(b)	5.3(a)
(c)	5.3(a)
(d)	5.3(b)
Section 314(a)	5.4
(b)	Not Applicable
(c)(1)	1.2(a)
(c)(2)	1.2(a)
(c)(3)	Not Applicable
(d)	Not Applicable
(e)	1.2(b)
Section 315(a)	4.1(a), 4.1(b)
(b)	8.11
(c)	4.1(a)
(d)	4.1(c)
(d)(1)	4.1(a), 4.1(b)
(d)(2)	4.1(c)(ii)
(d)(3)	4.1(c)(iii)
(e)	8.12
Section 316(a)(last sentence)	1.1 (Definition of "Outstanding")
(a)(1)(A)	8.9
(a)(1)(B)	8.10
(a)(2)	Not Applicable
(b)	8.7
Section 317(a)(1)	8.2
(a)(2)	8.2
(b)	7.3
Section 318(a)	1.7
Note:
This reconciliation and tie shall not, for any purpose, be deemed to be a part of this CVR Agreement.

B-iii

        THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [    •    ] (this "CVR Agreement"), by and between AllianceBernstein L.P., a Delaware limited partnership (the "Company"), and [    •    ], a national banking association, as trustee (the "Trustee"), in favor of each person who from time to time holds one or more Contingent Value Rights (the "Securities" or "CVRs" and, each individually, a "Security" or a "CVR") to receive cash payments in the amounts and subject to the terms and conditions set forth herein.

W I T N E S S E T H:

        WHEREAS, this CVR Agreement is entered into pursuant to the Agreement and Plan of Merger, dated as of [    •    ], 2013 (the "Merger Agreement"), by and among the Company, AllianceBernstein 2013 Merger Company, Inc. ("Merger Sub") and W.P. Stewart & Co., Ltd. ("WPS");

        WHEREAS, pursuant to the Merger Agreement, Merger Sub shall merge with and into WPS (the "Merger"), with WPS being the surviving corporation in the Merger and becoming a wholly owned Subsidiary of the Company;

        WHEREAS, the CVRs shall be issued in accordance with and pursuant to the terms of the Merger Agreement; and

        WHEREAS, a registration statement on Form S-4 (No. 333-[    •    ]) with respect to the CVRs has been prepared and filed by the Company with the Commission (as defined below) and has become effective in accordance with the Securities Act of 1933, as amended.

        NOW, THEREFORE, in consideration of the foregoing premises and the consummation of the transactions contemplated by the Merger Agreement, it is covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities, as follows:

ARTICLE 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

        SECTION 1.1    Definitions.    For all purposes of this CVR Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a)   the terms defined in this Article 1 have the meanings assigned to them in this Article, and include the plural as well as the singular;

          (b)   all accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with applicable Accounting Standards, where "Accounting Standards" means generally accepted accounting principles in the United States of America at the time of any computation;

          (c)   all capitalized terms used in this CVR Agreement without definition shall have the respective meanings ascribed to them in the Merger Agreement;

          (d)   all other terms used herein which are defined in the Trust Indenture Act (as defined herein), either directly or by reference therein, have the respective meanings assigned to them therein; and

          (e)   the words "herein," "hereof" and "hereunder" and other words of similar import refer to this CVR Agreement as a whole and not to any particular Article, Section or other subdivision.

        "Act" shall have the meaning set forth in Section 1.4 of this CVR Agreement.

        "Acting Holders" means, at the time of determination, Holders of at least a majority of the Outstanding CVRs.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Annual Audit Report" shall have the meaning set forth in Section 7.6 of this CVR Agreement.

        "Assets Under Management" means, without duplication, the assets under management (i) in the Mutual Fund (which shall be deemed to include (x) the assets under management in any Successor Mutual Fund except for the amount of assets under management of the fund into which the Mutual Fund is merged as of immediately prior to the effective time of such merger that remain assets of the Successor Mutual Fund immediately following the effective time of such merger, and (y) any growth in such invested assets or in other assets of the Successor Mutual Fund following such merger), (ii) in the Private Funds (which shall be deemed to include (x) the assets under management in any Successor Private Fund except for the amount of assets under management of the fund into which the applicable Private Fund is merged as of immediately prior to the effective time of such merger that remain assets of the Successor Private Fund immediately following the effective time of such merger, and (y) any growth in such invested assets or in other assets of the Successor Private Fund following such merger), and (iii) in any separately managed accounts to the extent advised or sub-advised by WPS Group (which shall be deemed to include all such accounts of WPS immediately prior to the Merger that continue under management by the Company or its subsidiaries following the Merger, and any assets in any other accounts to the extent managed by the Company or any of its subsidiaries through any member of the WPS Group following the Merger) other than assets in accounts serviced by the Global Wealth Management Group of the Company on a discretionary basis immediately prior to such accounts being advised or sub-advised by WPS Group (provided that any growth in such assets thereafter and new assets added to such accounts thereafter shall be included in Assets Under Management); provided, that, except as provided in each of (i) - (iii), any assets under management resulting from the investment of funds managed by the Company or any of its Affiliates other than WPS Group shall be excluded from Assets Under Management.

        "AUM Milestone" means the first date, on or prior to the third anniversary of the date on which the Effective Time (as defined in the Merger Agreement) of the Merger occurs, on which any one or more of the following shall occur: (i) Assets Under Management exceeds $5,000,000,000, (ii) any merger or consolidation of WPS with or into any Person or any sale or disposition to any Person or Persons of all or substantially all of the common stock or assets of WPS in any transaction or series of transactions, unless in each case the Company or one or more of its Affiliates (or their ultimate parent company) would wholly own (other than any employee equity interests) the surviving or resulting company or substantially all of the assets used in the investment advisory business of WPS immediately thereafter (for the avoidance of doubt, not including any consolidation or merger, share exchange, reorganization, tender or exchange offer or any other business combination transaction involving the Company or any parent company of the Company), (iii) the discontinuation or cessation of all or substantially all of the business of WPS Group, (iv) any willful and material Breach of the Specified Conduct obligations set forth in Section 7.8 of this CVR Agreement, or (v) the occurrence of any Breach that materially and adversely impacts the ability to achieve the AUM Milestone.

        "AUM Milestone Payment" means four dollars ($4.00) per CVR.

        "AUM Milestone Payment Date" means, with respect to the AUM Milestone, the date that is twenty (20) Business Days following the date of the achievement of the AUM Milestone.

        "AUM Record Date" shall have the meaning set forth in Section 3.1(c) of this CVR Agreement.

        "AUM Statement" shall have the meaning set forth in Section 5.4 of this CVR Agreement.

        "AXA" means AXA, a société anonyme organized under the laws of France, and its Affiliates (other than AllianceBernstein Holding L.P., the Company and the controlled Affiliates thereof).

        "Board of Directors" means the Board of Directors of the General Partner of AllianceBernstein L.P. or any other body performing similar functions, or any duly authorized committee of that board.

        "Board Resolution" means a copy of a resolution certified by the Chairman of the Board of Directors, the Chief Executive Officer or the Corporate Secretary to the Board of Directors, to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Breach" shall have the meaning set forth in Section 8.1 of this CVR Agreement.

        "Breach Interest Rate" means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus three percent (3%), calculated daily on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months or, if lower, the highest rate permitted under applicable Law.

        "Business Day" means any day (other than a Saturday or a Sunday) on which banking institutions in The City of New York, New York are not authorized or obligated by Law or executive order to close and, if the CVRs are listed on a national securities exchange, electronic trading network or other suitable trading platform, such exchange, electronic network or other trading platform is open for trading on which the CVRs are primarily listed.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the execution of this instrument such Commission is not existing and performing the duties now assigned to it under the Trust Indenture Act, then the body performing such duties at such time.

        "Common Stock" means the common stock, par value $0.01 per share, of WPS.

        "Company" means the Person named as the "Company" in the first paragraph of this CVR Agreement, until a successor Person shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter "Company" shall mean such successor Person.

        "Company Request" or "Company Order" means a written request or order signed in the name of the Company by the chairman of the Board of Directors, the Chief Executive Officer, a president or any vice president, or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose, and delivered to the Trustee.

        "Competing Product" shall have the meaning set forth in Section 7.8 of this CVR Agreement.

        "Corporate Trust Office" means the office of the Trustee at which at any particular time its corporate trust business shall be principally administered, which office at the date of execution of this CVR Agreement is located at [    •    ].

        "CVRs" shall have the meaning set forth in the Preamble of this CVR Agreement.

        "CVR Agreement" means this instrument as originally executed and as it may from time to time be supplemented or amended pursuant to the applicable provisions hereof.

        "CVR Certificate" means a certificate representing any of the CVRs.

        "CVR Shortfall" shall have the meaning set forth in Section 7.6(b) of this CVR Agreement.

        "Diligent Efforts" means the efforts that a Person operating a business similar to the business of such Person would use in the reasonable exercise of discretion and good faith, as judged by the standards of the applicable business community, taking into consideration such Person's own interests and financial and operating limitations; provided, however, that such efforts do not require such Person to incur a financial detriment in excess of what is, or spend in excess of what is, reasonable in relation to the benefit to be obtained by such Person from the transaction to which such efforts relate. The performance by the Company of the Specified Conduct shall create a presumption that the Company has used Diligent Efforts to achieve the AUM Milestone.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Act Documents" shall have the meaning set forth in Section 5.4 of this CVR Agreement.

        "Final Audit Report" shall have the meaning set forth in Section 7.6 of this CVR Agreement.

        "Governmental Entity" means any domestic (federal or state), or foreign court, commission, governmental body, regulatory or administrative agency or other political subdivision thereof.

        "Holder" means a Person in whose name a Security is registered in the Security Register.

        "Independent Accountant" shall have the meaning set forth in Section 7.6(a) of this CVR Agreement.

        "Initial CVR Securities" means the aggregate amount of Securities issued pursuant to the terms of the Merger Agreement.

        "Law" means any foreign, federal, state, local or municipal laws, rules, judgments, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, international treaties and conventions or requirements of any Governmental Entity.

        "Merger" shall have the meaning set forth in the Recitals of this CVR Agreement.

        "Merger Agreement" shall have the meaning set forth in the Recitals of this CVR Agreement.

        "Merger Sub" shall have the meaning set forth in the Recitals of this CVR Agreement.

        "Mutual Fund" means W.P. Stewart & Co. Growth Fund and any other open-end investment company, closed-end investment company, unit investment trust or business development company registered or required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, that is advised or sub-advised by WPS Group.

        "Officer's Certificate" when used with respect to the Company means a certificate signed by the Chief Executive Officer, a president or any vice president, the Chief Financial Officer or any other person duly authorized to act on behalf of the Company for such purpose or for any general purpose.

        "Opinion of Counsel" means a written opinion of counsel, who may be counsel for the Company.

        "Outstanding" when used with respect to Securities ("Outstanding Securities") means, as of the date of determination, all Securities theretofore authenticated and delivered under this CVR Agreement, except: (a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation and (b) Securities in exchange for or in lieu of which other Securities have been authenticated and delivered pursuant to this CVR Agreement, other than any such Securities in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Securities are held by a bona fide purchaser in whose hands the Securities are valid obligations of the Company, provided, however, that in determining whether the Holders of the requisite Outstanding Securities have given any request, demand, authorization, direction, consent, waiver or other action hereunder, Securities owned by the Company or any of its Affiliates, whether held as treasury securities or otherwise, shall be disregarded and deemed not to be Outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, consent, waiver or other action, only Securities that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded (but the Trustee need not confirm or investigate the accuracy of mathematical calculations or other facts stated in such request, demand, authorization, direction, consent, waiver or other action).

        "Party" shall mean the Trustee, the Company and/or Holder(s), as applicable.

        "Paying Agent" means any Person authorized by the Company to pay the amount determined pursuant to Section 3.1, if any, on any Securities on behalf of the Company.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

        "Private Fund" means any pooled investment vehicle, other than the Mutual Fund, that is sponsored or controlled by WPS or any of its subsidiaries or for which WPS or any of its subsidiaries acted as investment adviser, sub-adviser, general partner, managing member or manager, in each case, prior to the Merger, as well as each pooled investment vehicle, other than the Mutual Fund or any Successor Mutual Fund, for which WPS Group is the adviser, sub-adviser, general partner, managing member or manager following the Merger.

        "Responsible Officer" when used with respect to the Trustee means any officer assigned to the Corporate Trust Office and also means, with respect to any particular corporate trust matter, any other officer of the Trustee to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject.

        "Securities" shall have the meaning set forth in the Preamble of this CVR Agreement.

        "Security Register" shall have the meaning set forth in Section 3.5(a) of this CVR Agreement.

        "Security Registrar" shall have the meaning set forth in Section 3.5(a) of this CVR Agreement.

        "Shortfall Interest Rate" means a per annum rate equal to the prime rate of interest quoted by Bloomberg, or similar reputable data source, plus two percent (2%), calculated daily on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty (30) day months or, if lower, the highest rate permitted under applicable Law.

        "Specified Conduct" shall have the meaning set forth in Section 7.8 of this CVR Agreement.

        "Subsidiary" means, with respect to any Person, any corporation, limited liability company, association, partnership or other business entity of which more than fifty percent (50%) of the total voting power of shares of Voting Securities is at the time owned or controlled, directly or indirectly, by: (a) such Person; (b) such Person and one or more Subsidiaries of such Person; or (c) one or more Subsidiaries of such Person.

        "Successor Mutual Fund" means any open-end investment company, closed-end investment company, unit investment trust or business development company registered or required to be registered under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, into which the Mutual Fund is merged and for which the Company or any of its Subsidiaries acts as investment adviser, sub-adviser, sponsor or manager.

        "Successor Private Fund" means any pooled investment vehicle other than any Mutual Fund or Successor Mutual Fund into which any Private Fund is merged.

        "Tax" means any federal, state, local or foreign income, profits, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental, customs duty, capital stock, franchise, sales, social security, unemployment, disability, use, property, withholding, excise, transfer, registration, production, value added, alternative minimum, occupancy, estimated or any other tax of any kind whatsoever, together with any interest, penalty or addition thereto, imposed by any Governmental Entity responsible for the imposition of any such tax, whether disputed or not.

        "Tax Return" means any return, report, declaration, claim or other statement (including attached schedules) relating to Taxes.

        "Termination Date" means the earlier of (a) the third anniversary of the date on which the Effective Time of the Merger occurs and (b) ten (10) days after the date on which the Holders are paid the AUM Milestone Payment by the Trustee or the Paying Agent, as applicable.

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended from time to time.

        "Trustee" means the Person named as the "Trustee" in the first paragraph of this CVR Agreement, until a successor Trustee shall have become such pursuant to the applicable provisions of this CVR Agreement, and thereafter "Trustee" shall mean such successor Trustee.

        "Voting Securities" means securities or other interests, including general or limited partnership interests, having voting power, or the right, to elect or appoint a majority of the directors, or any Persons performing similar functions, irrespective of whether or not stock or other interests of any other class or classes shall have or might have voting power or any right by reason of the happening of any contingency.

        "WPS" shall have the meaning set forth in the Recitals of this CVR Agreement.

        "WPS Group" means, without duplication, (i) WPS and its subsidiaries and (ii) to the extent providing services to the Company or any of its Affiliates (including WPS and its subsidiaries), whether as employee, consultant or independent contractor, the investment professionals who provided investment advisory services on behalf of WPS or any of its subsidiaries immediately prior to the consummation of the Merger, and (iii) employees, consultants and independent contractors of the Company or any of its Affiliates (including WPS and its subsidiaries) who continue WPS's investment business as was in effect immediately prior to the consummation of the Merger (i.e., new hires in connection with the growth of the WPS business or to replace employees who have or have been terminated), as determined in the Company's reasonable discretion.

        SECTION 1.2    Compliance and Opinions.

          (a)   Upon any application or request by the Company to the Trustee to take any action under any provision of this CVR Agreement, the Company shall furnish to the Trustee an Officers' Certificate stating that, in the opinion of the signor, all conditions precedent, if any, provided for in this CVR Agreement relating to the proposed action have been complied with and an Opinion of Counsel stating, subject to customary exceptions, that in the opinion of such counsel all such conditions precedent, if any, have been complied with, except that, in the case of any such application or request as to which the furnishing of such documents is specifically required by any provision of this CVR Agreement relating to such particular application or request, no additional certificate or opinion need be furnished.

          (b)   Every certificate or opinion with respect to compliance with a condition or covenant provided for in this CVR Agreement shall include: (i) a statement that each individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto; (ii) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based; (iii) a statement that, in the opinion of each such individual, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and (iv) a statement as to whether, in the opinion of each such individual, such condition or covenant has been complied with.

        SECTION 1.3    Form of Documents Delivered to Trustee.

          (a)   In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

          (b)   Any certificate or opinion of an officer of the Company may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel. Any such certificate or Opinion of Counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an officer or officers of the Company stating that the information with respect to such factual matters is in the possession of the Company.

          (c)   Any certificate, statement or opinion of an officer of the Company or of counsel may be based, insofar as it relates to accounting matters, upon a certificate or opinion of or representations by an accountant or firm of accountants in the employ of the Company. Any certificate or opinion of any independent firm of public accountants filed with the Trustee shall contain a statement that such firm is independent.

          (d)   Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this CVR Agreement, they may, but need not, be consolidated and form one instrument.

        SECTION 1.4    Acts of Holders.

          (a)   Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this CVR Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this CVR Agreement and (subject to Section 4.1) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.4. The Company may set a record date for purposes of determining the identity of Holders entitled to vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement, which date shall be no greater than ninety (90) days and no less than ten (10) days prior to the date of such vote or consent to any action by vote or consent authorized or permitted under this CVR Agreement. If not previously set by the Company, (i) the record date for determining the Holders entitled to vote at a meeting of the Holders shall be the date preceding the date notice of such meeting is mailed to the Holders, or if notice is not given, on the day next preceding the day such meeting is held, and (ii) the record date for determining the Holders entitled to consent to any action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. If a record date is fixed, those Persons who were Holders of Securities at such record date (or their duly designated proxies), and only those Persons, shall be entitled to take such action by vote or consent or, except with respect to clause (d) below, to revoke any vote or consent previously given, whether or not such Persons continue to be Holders after such record date. No such vote or consent shall be valid or effective for more than one hundred twenty (120) days after such record date.

          (b)   The fact and date of the execution by any Person of any such instrument or writing may be proved in any reasonable manner which the Trustee deems sufficient.

          (c)   The ownership of Securities shall be proved by the Security Register. Neither the Company nor the Trustee nor any Agent of the Company or the Trustee shall be affected by any notice to the contrary.

          (d)   At any time prior to (but not after) the evidencing to the Trustee, as provided in this Section 1.4, of the taking of any action by the Holders of the Securities specified in this CVR Agreement in connection with such action, any Holder of a Security the serial number of which is shown by the evidence to be included among the serial numbers of the Securities the Holders of which have consented to such action may, by filing written notice at the Corporate Trust Office and upon proof of holding as provided in this Section 1.4, revoke such action so far as concerns such Security. Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Security shall bind every future Holder of the same Security or the Holder of every Security issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, any Paying Agent or the Company in reliance thereon, whether or not notation of such action is made upon such Security.

        SECTION 1.5    Notices, etc., to Trustee and Company.    Any request, demand, authorization, direction, notice, consent, waiver or Act of the Holders or other document provided or permitted by this CVR Agreement to be made upon, given or furnished to, or filed with:

          (a)   the Trustee by any Holder or by the Company shall be sufficient for every purpose hereunder if made, given, furnished or filed, in writing, to or with the Trustee at its Corporate Trust Office; or

          (b)   the Company by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company addressed to it at AllianceBernstein L.P., 1345 Avenue of the Americas, New York, NY 10105, Attention: Laurence E. Cranch, or at any other address previously furnished in writing to the Trustee by the Company.

        SECTION 1.6    Notice to Holders; Waiver.

          (a)   Where this CVR Agreement provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder's address as it appears in the Security Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders. Where this CVR Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

          (b)   In case by reason of the suspension of regular mail service or by reason of any other cause, it shall be impracticable to mail notice of any event as required by any provision of this CVR Agreement, then any method of giving such notice as shall be satisfactory to the Trustee shall be deemed to be a sufficient giving of such notice.

        SECTION 1.7    Conflict with Trust Indenture Act.    If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this CVR Agreement by any of the provisions of the Trust Indenture Act, such required provision shall control.

        SECTION 1.8    Effect of Headings and Table of Contents.    The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

        SECTION 1.9    Benefits of Agreement.    Nothing in this CVR Agreement or in the Securities, express or implied, shall give to any Person (other than the Parties hereto and their successors hereunder, any Paying Agent and the Holders) any benefit or any legal or equitable right, remedy or claim under this CVR Agreement or under any covenant or provision herein contained, all such covenants and provisions being for sole benefit of the Parties hereto and their successors, any Paying Agent and of the Holders.

        SECTION 1.10    Governing Law.    THIS CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR AGREEMENT OR AS AN INDUCEMENT TO ENTER INTO THIS CVR AGREEMENT), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE COMPANY AND THE TRUSTEE AGREES THAT PROCESS MAY BE SERVED UPON THEM IN ANY MANNER AUTHORIZED BY THE LAWS OF THE STATE OF NEW YORK FOR SUCH PERSONS. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS CVR AGREEMENT (A) THE DEFENSE OF SOVEREIGN IMMUNITY, (B) ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE-NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE PROCESS IN ACCORDANCE WITH THIS SECTION 1.10, (C) THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE), AND (D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW THAT (I) THE SUIT, ACTION OR PROCEEDING IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (II) THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER AND (III) THIS CVR AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS.

        SECTION 1.11    Legal Holidays.    In the event that the AUM Milestone Payment Date shall not be a Business Day, then (notwithstanding any provision of this CVR Agreement or the Securities to the contrary) payment on the Securities need not be made on such date, but may be made, without the accrual of any interest thereon, on the next succeeding Business Day with the same force and effect as if made on such Payment Date.

        SECTION 1.12    Separability Clause.    In the event any provision in this CVR Agreement or in the CVRs shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

        SECTION 1.13    No Recourse Against Others.    No director, officer or employee, as such, of the Company or an Affiliate of the Company or the Trustee shall have any liability for any obligations of the Company or the Trustee under the Securities or this CVR Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Security each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Securities.

        SECTION 1.14    Counterparts.    This CVR Agreement shall be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this CVR Agreement.

        SECTION 1.15    Acceptance of Trust.     [    •    ], the Trustee named herein, hereby accepts the trusts in this CVR Agreement declared and provided, upon the terms and conditions set forth herein.

        SECTION 1.16    Termination.    This CVR Agreement shall terminate and be of no further force or effect, and the parties hereto shall have no liability hereunder, at 11:59 p.m., New York City time, on the Termination Date; provided, that if the AUM Milestone has been achieved prior to the Termination Date, but the AUM Milestone Payment has not been paid on or prior to the Termination Date, this CVR Agreement shall not terminate until such AUM Milestone Payment has been paid in full in accordance with the terms of the CVR Agreement; provided, further, that the obligations of the Parties to this CVR Agreement set forth in Articles 1 and 8 and Section 4.7 shall survive termination of this CVR Agreement in accordance with its terms, and the obligations of the Parties to this CVR Agreement set forth in Sections 7.1 and 7.6 shall survive termination of this CVR Agreement for a period of forty-five (45) Business Days following the delivery of the Final Audit Report to the Holders; and provided, further, that no termination of this CVR Agreement shall be deemed to affect the rights of the parties set forth in Article 8 of this CVR Agreement to bring suit in the case of a Breach occurring prior to such Termination Date.

ARTICLE 2

SECURITY FORMS

        SECTION 2.1    Forms Generally.

          (a)   The Securities and the Trustee's certificate of authentication shall be in the forms set forth in Annex A, attached hereto and incorporated herein by this reference, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this CVR Agreement and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may be required by Law or any rule or regulation pursuant thereto, all as may be determined by the officers executing such Securities, as evidenced by their execution of the Securities. Any portion of the text of any Security may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Security.

          (b)   The definitive Securities shall be typewritten, printed, lithographed or engraved on steel engraved borders or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which the Securities may be listed, all as determined by the officers executing such Securities, as evidenced by their execution of such Securities.

 ARTICLE 3

THE SECURITIES

        SECTION 3.1    Title and Payment Terms.

          (a)   The aggregate number of CVRs in respect of which CVR Certificates may be authenticated and delivered under this CVR Agreement is limited to a number equal to [    •    ], except for Securities authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Securities pursuant to Section 3.4, 3.5, 3.6 or 6.6.

          (b)   The Securities shall be known and designated as the "Contingent Value Rights" of the Company.

          (c)   On the AUM Milestone Payment Date, the Company shall pay to the Trustee, by wire transfer to the account designated by the Trustee on the date hereof, an amount equal to the product of (i) the AUM Milestone Payment due on such AUM Milestone Payment Date multiplied by (ii) the number of Securities Outstanding, and the Trustee shall promptly (but in any event within two (2) Business Days) pay to each Holder of record of the Securities as of the close of business in New York City, three (3) Business Days prior to such AUM Milestone Payment Date (an "AUM Record Date") an amount equal to the product of (i) such AUM Milestone Payment multiplied by (ii) the number of Securities held by such Holder as of such AUM Record Date. Notwithstanding the foregoing, in no event shall the Company be required to pay the AUM Milestone Payment with respect to any CVR more than once, and the Company shall not be required to pay the AUM Milestone Payment if the AUM Milestone occurs after the Termination Date.

          (d)   The Holders of the CVR Certificates, by acceptance thereof, agree that no joint venture, partnership or other fiduciary relationship is created hereby or by the Securities.

          (e)   Other than in the case of interest on amounts due and payable after the occurrence of a Breach or with respect to any CVR Shortfall, no interest or dividends shall accrue on any amounts payable in respect of the CVRs.

          (f)    Except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, the Parties hereto shall determine the portion of any AUM Milestone Payment required to be treated as interest for U.S. federal income tax purposes pursuant to Section 483 of the Code and the Treasury Regulations promulgated thereunder.

          (g)   The Holder of any CVR or CVR Certificate is not, and shall not, by virtue thereof, be entitled to any rights of a holder of any Voting Securities or other equity security or other ownership interest of the Company, in any constituent company to the Merger or in any of such companies' Affiliates or other Subsidiaries, either at Law or in equity, and the rights of the Holders are limited to those contractual rights expressed in this CVR Agreement.

          (h)   In the event that all of the CVR Certificates not previously cancelled shall have become due and payable pursuant to the terms hereof, all disputes with respect to amounts payable to the Holders brought pursuant to the terms and conditions of this CVR Agreement have been resolved, and the Company has paid or caused to be paid or deposited with the Trustee all amounts payable to the Holders under this CVR Agreement, then this CVR Agreement shall cease to be of further effect and shall be deemed satisfied and discharged. Notwithstanding the satisfaction and discharge of this CVR Agreement, the obligations of the Company under Section 4.7(c) shall survive.

        SECTION 3.2    Registrable Form.    The Securities shall be issuable only in registered form.

        SECTION 3.3    Execution, Authentication, Delivery and Dating.

          (a)   The Securities shall be executed on behalf of the Company by its Chief Executive Officer or any other person duly authorized to act on behalf of the Company for such purpose or any general purpose, but need not be attested. The signature of any of these persons on the Securities may be manual or facsimile.

          (b)   Securities bearing the manual or facsimile signatures of individuals who were, at the time of execution, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the authentication and delivery of such Securities or did not hold such offices at the date of such Securities.

          (c)   At any time and from time to time after the execution and delivery of this CVR Agreement, the Company may deliver Securities executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Securities; and the Trustee, in accordance with such Company Order, shall authenticate and deliver such Securities as provided in this CVR Agreement and not otherwise.

          (d)   Each Security shall be dated the date of its authentication.

          (e)   No Security shall be entitled to any benefit under this CVR Agreement or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication substantially in the form provided for herein duly executed by the Trustee, by manual or facsimile signature of an authorized officer, and such certificate upon any Security shall be conclusive evidence, and the only evidence, that such Security has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this CVR Agreement.

        SECTION 3.4    Temporary Securities.

          (a)   Pending the preparation of definitive Securities, the Company may execute, and upon Company Order, the Trustee shall authenticate and deliver, temporary Securities which are printed, lithographed, typewritten, mimeographed or otherwise produced, substantially of the tenor of the definitive Securities in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the officers executing such Securities may determine with the concurrence of the Trustee. Temporary Securities may contain such reference to any provisions of this CVR Agreement as may be appropriate. Every temporary Security shall be executed by the Company and be authenticated by the Trustee upon the same conditions and in substantially the same manner, and with like effect, as the definitive Securities.

          (b)   If temporary Securities are issued, the Company shall cause definitive Securities to be prepared without unreasonable condition or delay. After the preparation of definitive Securities, the temporary Securities shall be exchangeable for definitive Securities upon surrender of the temporary Securities at the office or agency of the Company designated for such purpose pursuant to Section 7.2, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Securities, the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor a like amount of definitive Securities. Until so exchanged, the temporary Securities shall in all respects be entitled to the same benefits under this CVR Agreement as definitive Securities.

        SECTION 3.5    Registration, Registration of Transfer and Exchange.

          (a)   The Company shall cause to be kept at the office of the Trustee a register (the register maintained in such office and in any other office or agency designated pursuant to Section 7.2 being herein sometimes referred to as the "Security Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Securities and of transfers of Securities. The Trustee is hereby initially appointed "Security Registrar" for the purpose of registering Securities and transfers of Securities as herein provided. Notwithstanding anything herein to the contrary, no Securities shall be transferred on the Security Register following the AUM Record Date.

          (b)   Upon surrender for registration of transfer of any Security at the office or agency of the Company designated pursuant to Section 7.2, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new CVR Certificates representing the same aggregate number of CVRs represented by the CVR Certificate so surrendered that are to be transferred and the Company shall execute and the Trustee shall authenticate and deliver, in the name of the transferor, one or more new CVR Certificates representing the aggregate number of CVRs represented by such CVR Certificate that are not to be transferred.

          (c)   At the option of the Holder, CVR Certificates may be exchanged for other CVR Certificates that represent in the aggregate the same number of CVRs as the CVR Certificates surrendered at such office or agency. Whenever any CVR Certificates are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the CVR Certificates which the Holder making the exchange is entitled to receive.

          (d)   All Securities issued upon any registration of transfer or exchange of Securities shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits under this CVR Agreement, as the Securities surrendered upon such registration of transfer or exchange.

          (e)   Every Security presented or surrendered for registration of transfer or for exchange shall (if so required by the Company or the Security Registrar) be accompanied by a written instrument of transfer in form reasonably satisfactory to the Company and the Security Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.

          (f)    No service charge shall be made for any registration of transfer or exchange of Securities, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Sections 3.4, 3.6 or 6.6 not involving any transfer.

        SECTION 3.6    Mutilated, Destroyed, Lost and Stolen Securities.

          (a)   If (i) any mutilated Security is surrendered to the Trustee, or (ii) the Company and the Trustee receive evidence to their reasonable satisfaction of the destruction, loss or theft of any Security, and there is delivered to the Company and the Trustee an affidavit of loss in respect of such Security and an indemnity as may be required by them to save each of them harmless, then, in the absence of notice to the Company or the Trustee that such Security has been acquired by a bona fide purchaser, the Company shall execute and, upon delivery of a Company Order, the Trustee shall authenticate and deliver, in exchange for any such mutilated Security or in lieu of any such destroyed, lost or stolen Security, a new CVR Certificate of like tenor and amount of CVRs, bearing a number not contemporaneously outstanding.

          (b)   In case any such mutilated, destroyed, lost or stolen Security has become or is to become finally due and payable within fifteen (15) days, the Company in its discretion may, instead of issuing a new CVR Certificate, pay to the Holder of such Security on the applicable Payment Date, as the case may be, all amounts due and payable with respect thereto.

          (c)   The provisions of this Section 3.6 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Securities.

        SECTION 3.7    Payments with Respect to CVR Certificates.     Payment of any amounts pursuant to the CVRs shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts. The Company may, at its option, pay such amounts by wire transfer or check payable in such money.

        SECTION 3.8    Persons Deemed Owners.    Prior to the time of due presentment for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name any Security is registered as the owner of such Security for the purpose of receiving payment on such Security and for all other purposes whatsoever, whether or not such Security be overdue, and neither the Company, the Trustee nor any agent of the Company or the Trustee shall be affected by notice to the contrary.

        SECTION 3.9    Cancellation.    All Securities surrendered for payment, registration of transfer or exchange shall, if surrendered to any Person other than the Trustee, be delivered to the Trustee and shall be promptly cancelled by it. The Company shall promptly deliver to the Trustee for cancellation any Securities previously authenticated and delivered hereunder which the Company has acquired in any manner whatsoever, and all Securities so delivered shall be promptly cancelled by the Trustee. No Securities shall be authenticated in lieu of or in exchange for any Securities cancelled as provided in this Section 3.9, except as expressly permitted by this CVR Agreement. All cancelled Securities held by the Trustee shall be destroyed and a certificate of destruction shall be issued by the Trustee to the Company, unless otherwise directed by a Company Order.

        SECTION 3.10    CUSIP Numbers.    The Company in issuing the Securities may use "CUSIP" numbers (if then generally in use), and, if so, the Trustee shall use "CUSIP" numbers in notices as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Securities or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Securities, and any such notice shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any change in the "CUSIP" numbers.

ARTICLE 4

THE TRUSTEE

        SECTION 4.1    Certain Duties and Responsibilities.

          (a)   With respect to the Holders, the Trustee, prior to the occurrence of a Breach (as defined in Section 8.1) with respect to the Securities and after the curing or waiving of all Breaches which may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this CVR Agreement and no implied covenants shall be read into this CVR Agreement against the Trustee. In case a Breach with respect to the Securities has occurred (which has not been cured or waived), the Trustee shall exercise such of the rights and powers vested in it by this CVR Agreement, and use the same degree of care and skill in their exercise, as a reasonably prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

          (b)   In the absence of bad faith, gross negligence or willful misconduct on its part, prior to the occurrence of a Breach and after the curing or waiving of all such Breaches which may have occurred, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee which conform to the requirements of this CVR Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this CVR Agreement.

          (c)   No provision of this CVR Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own willful breach of this Agreement, its own negligent failure to act, or its own willful misconduct, except that (i) this Subsection (c) shall not be construed to limit the effect of Subsections (a) and (b) of this Section 4.1; (ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts; and (iii) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders pursuant to Section 8.9 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this CVR Agreement.

          (d)   Whether or not therein expressly so provided, every provision of this CVR Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 4.1.

        SECTION 4.2    Certain Rights of Trustee.    Subject to the provisions of Section 4.1, including, without limitation, the duty of care that the Trustee is required to exercise upon the occurrence of a Breach:

          (a)   the Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document reasonably believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties hereunder and the Trustee need not investigate any fact or matter stated in the document;

          (b)   any request or direction or order of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order and any resolution of the Board of Directors may be sufficiently evidenced by a Board Resolution and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon;

          (c)   whenever in the administration of this CVR Agreement the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, rely upon an Officers' Certificate and the Trustee shall not be liable for any action it takes or omits to take in good faith reliance thereon or an Opinion of Counsel;

          (d)   the Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

          (e)   the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this CVR Agreement at the request or direction of any of the Holders pursuant to this CVR Agreement, unless such Holders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

          (f)    the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, appraisal, bond, debenture, note, coupon, security, or other paper or document, but the Trustee in its discretion may make such further inquiry or investigation into such facts or matters as it may see fit, and if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney, as necessary for such inquiry or investigation;

          (g)   the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

          (h)   the Trustee shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this CVR Agreement;

          (i)    the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Paying Agent, the Security Registrar, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder;

          (j)    in no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

          (k)   certain of the Trustee's duties hereunder may be performed by the Paying Agent or Security Registrar.

        SECTION 4.3    Notice of Breach.    If a breach occurs hereunder with respect to the Securities, the Trustee shall give the Holders notice of any such breach actually known to it as and to the extent applicable and provided by the Trust Indenture Act; provided, however, that in the case of any breach of the character specified in Section 8.1(b) with respect to the Securities, no notice to Holders shall be given until at least thirty (30) days after the occurrence thereof. For the purpose of this Section 4.3, the term "breach" means any event that is, or after notice or lapse of time or both would become, a Breach with respect to the Securities.

        SECTION 4.4    Not Responsible for Recitals or Issuance of Securities.    The Trustee shall not be accountable for the Company's use of the Securities. The recitals contained herein and in the Securities, except the Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this CVR Agreement or of the Securities.

        SECTION 4.5    May Hold Securities.    The Trustee, any Paying Agent, Security Registrar or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Securities, and, subject to Sections 4.8 and 4.13, may otherwise deal with the Company with the same rights it would have if it were not Trustee, Paying Agent, Security Registrar or such other agent.

        SECTION 4.6    Money Held in Trust.    Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by Law. The Trustee shall be under no liability for interest on any money received by it hereunder, except as otherwise agreed by the Trustee in writing with the Company.

        SECTION 4.7    Compensation and Reimbursement.    The Company agrees:

          (a)   to pay to the Trustee from time to time reasonable compensation for all services rendered by it hereunder in such amount as the Company and the Trustee shall agree from time to time

  (which compensation shall not be limited by any provision of Law in regard to the compensation of a trustee of an express trust);

          (b)   except as otherwise expressly provided herein, to reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this CVR Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may be attributable to the Trustee's negligence, bad faith or willful misconduct; and

          (c)   to indemnify the Trustee and each of its agents, officers, directors and employees for, and to hold it harmless against, any loss, liability or expense (including attorneys fees and expenses) incurred without negligence or bad faith or willful misconduct on its part, arising out of or in connection with the acceptance or administration of this trust and the performance of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder. The Company's payment obligations pursuant to this Section 4.7 shall survive the termination of this CVR Agreement. When the Trustee incurs expenses after the occurrence of a Breach specified in Section 8.1(c) or 8.1(d) with respect to the Company, the expenses are intended to constitute expenses of administration under bankruptcy Laws.

        SECTION 4.8    Disqualification; Conflicting Interests.

          (a)   If applicable, to the extent that the Trustee or the Company determines that the Trustee has a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall immediately notify the Company of such conflict and, within ninety (90) days after ascertaining that it has such conflicting interest, either eliminate such conflicting interest or resign to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this CVR Agreement. The Company shall take prompt steps to have a successor appointed in the manner provided in this CVR Agreement.

          (b)   In the event the Trustee shall fail to comply with the foregoing Subsection 4.8(a), the Trustee shall, within ten (10) days of the expiration of such ninety (90) day period, transmit a notice of such failure to the Holders in the manner and to the extent provided in the Trust Indenture Act and this CVR Agreement.

          (c)   In the event the Trustee shall fail to comply with the foregoing Subsection 4.8(a) after written request therefor by the Company or any Holder, any Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of such Trustee and the appointment of a successor Trustee.

        SECTION 4.9    Corporate Trustee Required; Eligibility.    There shall at all times be a Trustee hereunder which satisfies the applicable requirements of Sections 310(a)(1) and (5) of the Trust Indenture Act and has a combined capital and surplus of at least fifty million dollars ($50,000,000). If such corporation publishes reports of condition at least annually, pursuant to Law or to the requirements of a supervising or examining authority, then for the purposes of this Section 4.9, the combined capital and surplus of such corporation shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 4.9, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 4.

        SECTION 4.10    Resignation and Removal; Appointment of Successor.

          (a)   No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 4 shall become effective until the acceptance of appointment by the successor Trustee under Section 4.11.

          (b)   The Trustee, or any trustee or trustees hereafter appointed, may resign at any time by giving written notice thereof to the Company. If an instrument of acceptance by a successor Trustee shall not have been delivered to the Trustee within thirty (30) days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

          (c)   The Trustee may be removed at any time by a demand in writing by the Holders of at least a majority of the Outstanding CVRs delivered to the Trustee and to the Company.

          (d)   If at any time:

              (i)  the Trustee shall fail to comply with Section 4.8 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Security for at least six (6) months; or

             (ii)  the Trustee shall cease to be eligible under Section 4.9 and shall fail to resign after written request therefor by the Company or by any such Holder; or

            (iii)  the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any case, (A) the Company, by a Board Resolution or action of the Chief Executive Officer, may remove the Trustee, or (B) the Holder of any Security who has been a bona fide Holder of a Security for at least six (6) months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

          (e)   If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution and/or action of the Chief Executive Officer, shall promptly appoint a successor Trustee. If, within one (1) year after any removal by the Holders of at least a majority of the Outstanding CVRs, a successor Trustee shall be appointed by act of the Holders of at least a majority of the Outstanding CVRs delivered to the Company and the retiring Trustee the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 4.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders of the Securities and accepted appointment within sixty (60) days after the retiring Trustee tenders its resignation or is removed, the retiring Trustee may, or, the Holder of any Security who has been a bona fide Holder for at least six (6) months may on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

          (f)    The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee by mailing written notice of such event by first-class mail, postage prepaid, to the Holders of Securities as their names and addresses appear in the Security Register. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office. If the Company fails to send such notice within ten (10) days after acceptance of appointment by a successor Trustee, it shall not be a breach hereunder but the successor Trustee shall cause the notice to be mailed at the expense of the Company.

        SECTION 4.11    Acceptance of Appointment of Successor.

          (a)   Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, upon request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

          (b)   No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 4.

        SECTION 4.12    Merger, Conversion, Consolidation or Succession to Business.    Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Trustee, by sale or otherwise shall be the successor of the Trustee hereunder; provided, such corporation shall be otherwise qualified and eligible under this Article 4, without the execution or filing of any paper or any further act on the part of any of the Parties hereto. In case any Securities shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion, sale or consolidation to such authenticating Trustee may adopt such authentication and deliver the Securities so authenticated with the same effect as if such successor Trustee had itself authenticated such Securities; and such certificate shall have the full force which it is anywhere in the Securities or in this CVR Agreement provided that the certificate of the Trustee shall have; provided, that the right to adopt the certificate of authentication of any predecessor Trustee shall apply only to its successor or successors by merger, conversion or consolidation.

        SECTION 4.13    Preferential Collection of Claims Against Company.    If and when the Trustee shall be or shall become a creditor, directly or indirectly, secured or unsecured, of the Company (or any other obligor upon the Securities), excluding any creditor relationship set forth in Section 311(b) of the Trust Indenture Act, if applicable, the Trustee shall be subject to the applicable provisions of the Trust Indenture Act regarding the collection of claims against the Company (or any such other obligor).

ARTICLE 5

HOLDERS' LISTS AND REPORTS BY THE TRUSTEE AND COMPANY

        SECTION 5.1    Company to Furnish Trustee with Names and Addresses of Holders.    The Company shall furnish or cause to be furnished to the Trustee (a) promptly after the issuance of the Securities, and semi-annually thereafter, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a recent date, and (b) at such times as the Trustee may request in writing, within thirty (30) days after receipt by the Company of any such request, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of a date not more than fifteen (15) days prior to the time such list is furnished; provided, however, that if and so long as the Trustee shall be the Security Registrar, no such list need be furnished.
        SECTION 5.2    Preservation of Information; Communications to Holders.

          (a)   The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of the Holders contained in the most recent list furnished to the Trustee as provided in Section 5.1 and the names and addresses of Holders received by the Trustee in its capacity as Security Registrar. The Trustee may destroy any list furnished to it as provided in Section 5.1 upon receipt of a new list so furnished.

          (b)   The rights of the Holders to communicate with other Holders with respect to their rights under this CVR Agreement and the corresponding rights and privileges of the Trustee shall be as provided by Section 312(b)(2) of the Trust Indenture Act, if applicable.

          (c)   Every Holder of Securities, by receiving and holding the same, agrees with the Company and the Trustee that neither the Company nor the Trustee shall be deemed to be in violation of Law or held accountable by reason of the disclosure of any such information as to the names and addresses of the Holders made pursuant to the Trust Indenture Act (if applicable) regardless of the source from which such information was derived.

        SECTION 5.3    Reports by Trustee.

          (a)   Within sixty (60) days after December 31 of each year commencing with the December 31 following the date of this CVR Agreement, the Trustee shall transmit to all Holders such reports concerning the Trustee and its actions under this CVR Agreement as may be required pursuant to the Trust Indenture Act to the extent and in the manner provided pursuant thereto. The Trustee shall also comply with Section 313(b)(2) of the Trust Indenture Act, if applicable. The Trustee shall also transmit by mail all reports as required by Section 313(c) of the Trust Indenture Act, if applicable.

          (b)   A copy of each such report shall, at the time of such transmission to the Holders, be filed by the Trustee with each stock exchange, if any, upon which the Securities are listed, with the Commission and also with the Company. The Company shall promptly notify the Trustee if the Securities are listed on any stock exchange.

        SECTION 5.4    Reports by Company.    The Company shall: (a) file with the Trustee, and, solely with respect to clause (ii) below, mail or cause to be mailed to each of the Holders at their addresses shown on the Security Register, and solely with respect to clauses (iv) and (v) below, include in a Current Report on Form 8-K filed by the Company with the Commission, (i) within fifteen (15) days after the Company files or furnishes the same with the Commission, copies of the annual reports filed on Form 10-K and quarterly reports filed on Form 10-Q and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company is required to file with or furnish to the Commission, pursuant to Section 13 or Section 15(d) of the Exchange Act (such annual reports and required information, documents and other reports, together the "Exchange Act Documents"), (ii) if the Company is not required to file Exchange Act Documents with or to the Commission, within forty-five (45) days after each calendar quarter (other than the last quarter of each calendar year), quarterly financial information and, within ninety (90) days after each calendar year, annual financial information, in each case calculated in accordance with Accounting Standards applied consistently with the application of such standards in either the Company's prior quarterly earnings reports on Form 10-Q and annual reports on Form 10-K, as applicable, or in the Company's prior reported financial statements filed or furnished in its home jurisdiction, (iii) copies of any quarterly financial information or earnings reports made public by the Company or made available on the Company's website, within fifteen (15) days after such information or reports are furnished or otherwise made public or available, (iv) within fifty (50) days after the end of each calendar quarter, a statement (the "AUM Statement") setting forth the Assets Under Management as of the end of such calendar quarter, and (v) within four (4) Business Days after the occurrence of the AUM Milestone, a notice setting forth the occurrence of the AUM Milestone, the amount of the payment payable in connection with such AUM Milestone and the AUM Milestone Payment Date; (b) file with the Trustee such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this CVR Agreement as may be required from time to time by the rules and regulations of the Commission; and (c) make available to the Holders on the Company's website as of an even date with the filing of such materials with the Trustee, the information, documents and reports required to be filed by the Company pursuant to Subsections (a) or (b) of this Section 5.4 or pursuant to Section 7.9.

ARTICLE 6

AMENDMENTS

        SECTION 6.1    Amendments without Consent of Holders.    Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more amendments hereto or to the Securities, for any of the following purposes:

          (a)   to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities any property or assets;

          (b)   to evidence the succession of another Person to the Company, and the assumption by any such successor of the covenants of the Company herein and in the Securities;

          (c)   to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Board of Directors and/or the Chief Executive Officer of the Company and the Trustee shall consider to be and shall be for the protection of the Holders of Securities;

          (d)   to cure any ambiguity, or to correct or supplement any provision herein or in the Securities which may be defective or inconsistent with any other provision herein; provided, that such amendment shall not adversely affect the interests of the Holders;

          (e)   to make any amendments or changes necessary to comply or maintain compliance with the Trust Indenture Act, if applicable; or

          (f)    to make any change that does not adversely affect the interests of the Holders.

        Promptly following any amendment of this CVR Agreement or the Securities in accordance with this Section 6.1, the Trustee shall notify the Holders of the Securities of such amendment; provided that any failure so to notify the Holders shall not affect the validity of such amendment.

        SECTION 6.2    Amendments with Consent of Holders.    With the consent of the Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Securities), the Company and the Trustee may enter into one or more amendments hereto or to the Securities for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this CVR Agreement or to the Securities or of modifying in any manner the rights of the Holders under this CVR Agreement or to the Securities; provided, however, that no such amendment shall, without the consent of the Holder of each Outstanding Security affected thereby:

          (a)   modify in a manner adverse to the Holders (i) any provision contained herein with respect to the termination of this CVR Agreement or the Securities, (ii) the time for payment and amount of the AUM Milestone Payment, or otherwise extend the time for payment of the Securities or reduce the amounts payable in respect of the Securities or modify any other payment term or payment date;

          (b)   reduce the number of CVRs, the consent of whose Holders is required for any such amendment; or

          (c)   modify any of the provisions of this Section 6.2, except to increase the percentage of Holders from whom consent is required or to provide that certain other provisions of this CVR Agreement cannot be modified or waived without the consent of the Holder of each Security affected thereby.

        SECTION 6.3    Execution of Amendments.    In executing any amendment permitted by this Article 6, the Trustee (subject to Section 4.1) shall be fully protected in relying upon an Opinion of Counsel stating that the execution of such amendment is authorized or permitted by this CVR Agreement. The Trustee shall execute any amendment authorized pursuant to this Article 6 if the amendment does not adversely affect the Trustee's own rights, duties or immunities under this CVR Agreement or otherwise. Otherwise, the Trustee may, but need not, execute such amendment.

        SECTION 6.4    Effect of Amendments; Notice to Holders.

          (a)   Upon the execution of any amendment under this Article 6, this CVR Agreement and the Securities shall be modified in accordance therewith, and such amendment shall form a part of this CVR Agreement and the Securities for all purposes; and every Holder of Securities theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

          (b)   Promptly after the execution by the Company and the Trustee of any amendment pursuant to the provisions of this Article 6, the Company shall mail a notice thereof by first-class mail to the Holders of Securities at their addresses as they shall appear on the Security Register, setting forth in general terms the substance of such amendment. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment.

        SECTION 6.5    Conformity with Trust Indenture Act.    Every amendment executed pursuant to this Article 6 shall conform to the applicable requirements of the Trust Indenture Act, if any.

        SECTION 6.6    Reference in Securities to Amendments.    If an amendment changes the terms of a Security, the Trustee may require the Holder of the Security to deliver it to the Trustee. Securities authenticated and delivered after the execution of any amendment pursuant to this Article 6 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such amendment. If the Company shall so determine, new Securities so modified as to conform, in the opinion of the Trustee on the one hand and the Board of Directors and/or the Chief Executive Officer on the other hand, to any such amendment may be prepared and executed by the Company and authenticated and delivered by the Trustee in exchange for Outstanding Securities. Failure to make the appropriate notation or to issue a new Security shall not affect the validity of such amendment.

ARTICLE 7

COVENANTS

        SECTION 7.1    Payment of Amounts, if any, to Holders.    The Company, the Trustee and the Paying Agent, as applicable, shall duly and punctually pay the amounts, if any, on the Securities in accordance with the terms of the Securities and this CVR Agreement. Such amounts shall be considered paid on the AUM Milestone Payment Date if on such date the Trustee or the Paying Agent (if the Paying Agent is a Person other than the Company or an Affiliate (other than AXA) of the Company), as applicable, holds in accordance with this CVR Agreement money sufficient to pay all such amounts then due. Notwithstanding any other provision of this CVR Agreement, the Company or any of its Affiliates (including WPS, as applicable), the Trustee or the Paying Agent, shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable or otherwise deliverable pursuant to this CVR Agreement to any Holder such amounts as are required to be deducted and withheld therefrom under the United States Internal Revenue Code of 1986, as amended, or the Treasury Regulations thereunder or any other Tax Law. Amounts withheld in compliance with such withholding requirements shall, for purposes of this CVR Agreement, be treated as paid to the Holder with respect to which such withholding was made. The consent of a Holder shall not be required for any such withholding.

        SECTION 7.2    Maintenance of Office or Agency.

          (a)   As long as any of the Securities remain Outstanding, the Company shall maintain in the Borough of Manhattan, The City of New York an office or agency (i) where Securities may be presented or surrendered for payment, (ii) where Securities may be surrendered for registration of transfer or exchange and (iii) where notices and demands to or upon the Company in respect of the Securities and this CVR Agreement may be served. The office or agency of the Trustee at [    •    ] shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company or any of its Subsidiaries may act as Paying Agent, registrar or transfer agent; provided, that such Person shall take appropriate actions to avoid the commingling of funds. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

          (b)   The Company may from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the Securities may be presented or surrendered for any or all such purposes, and may from time to time rescind such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, The City of New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such office or agency.

        SECTION 7.3    Money for Security Payments to Be Held in Trust.

          (a)   If the Company or any of its Affiliates (other than AXA) shall at any time act as the Paying Agent, it shall, on or before the AUM Milestone Payment Date, segregate and hold in trust for the benefit of the Holders all sums held by such Paying Agent for payment on the Securities until such sums shall be paid to the Holders as herein provided, and shall promptly notify the Trustee of any failure of the Company to make payment on the Securities.

          (b)   Whenever the Company shall have one or more Paying Agents for the Securities, it shall, on or before the AUM Milestone Payment Date deposit with a Paying Agent a sum in same day funds sufficient to pay the amount, if any, so becoming due; such sum to be held in trust for the benefit of the Persons entitled to such amount, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of such action or any failure so to act.

          (c)   The Company shall cause each Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 7.3, that (i) such Paying Agent shall hold all sums held by it for the payment of any amount payable on Securities in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided and shall notify the Trustee of the sums so held and (ii) that it shall give the Trustee notice of any failure by the Company (or by any other obligor on the Securities) to make any payment on the Securities when the same shall be due and payable.

          (d)   Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment on any Security and remaining unclaimed for one (1) year after the Payment Date shall be paid to the Company on Company Request, or (if then held by the Company) shall be discharged from such trust; and the Holder of such Security shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

        SECTION 7.4    Certain Purchases and Sales.    Nothing contained herein shall prohibit the Company or any of its Subsidiaries from acquiring in open market transactions, private transactions or otherwise, any Securities.

        SECTION 7.5    Books and Records.    The Company shall keep, and shall cause its Subsidiaries to keep, true, complete and accurate records in sufficient detail to enable the amounts payable under this CVR Agreement to be determined by the Holders and their consultants or professional advisors.

        SECTION 7.6    Audits.

          (a)   Until the AUM Milestone Payment has been paid, prior to February 9 of each year during the term of this Agreement, the Company shall provide an independent certified public accounting firm of nationally recognized standing selected by the Board of Directors (the "Independent Accountant") with access during normal business hours to such of the records of the Company as may be reasonably necessary to verify (i) the accuracy of the statements set forth in the AUM Statements for the immediately preceding calendar year and the figures underlying the calculations set forth therein and (ii) whether the AUM Milestone had been achieved at any time during the immediately preceding calendar year. The fees charged by such accounting firm shall be paid by the Company. The Company shall cause the Independent Accountant to disclose in writing to the Holders within ninety (90) days after the applicable calendar year end any matters directly related to their findings and shall disclose whether it has determined that any statements set forth in the AUM Statement are materially incorrect or if the AUM Milestone had been achieved at any point during such year (such disclosure, the "Annual Audit Report"). If the AUM Milestone Payment has not been paid prior to the three year anniversary of the Effective Time, then no later than ten (10) Business Days after the three year anniversary of the Effective Time, the Company shall provide the Independent Accountant with access during normal business hours to such of the records of the Company as may be reasonably necessary to verify whether the AUM Milestone had been achieved at any time during the period following the year with respect to the most recently delivered Annual Audit Report until and including the three year anniversary of the Effective Time. The Company shall cause the Independent Accountant to disclose in writing no later than ninety (90) days after the three year anniversary of the Effective Time whether it has determined that the AUM Milestone had been achieved at any time during the period covered by such audit (such disclosure, the "Final Audit Report"). The Independent Accountant shall provide the Company with a copy of all disclosures made to the Holders. Following receipt of any such disclosures, the Company shall file such disclosures with the Trustee, and if any required Annual Audit Report or Final Audit Report has not been delivered to all Holders by the Independent Accountant, shall promptly mail a copy of any such Annual Audit Report or Final Audit Report, as applicable, to all Holders.

          (b)   If the Independent Accountant concludes that the AUM Milestone Payment should have been paid but was not paid when due, the Company shall pay each Holder of a CVR the AUM Milestone Payment plus interest thereon at the Shortfall Interest Rate from the date the AUM Milestone Payment Date should have occurred (if the Company had given notice of achievement of such AUM Milestone pursuant Section 5.4(a)(v) of this CVR Agreement) to the date of actual payment (such amount including interest being the "CVR Shortfall"). The Company shall pay the CVR Shortfall to the CVR Holders of record as of a date that is three (3) Business Days prior to the AUM Milestone Payment Date selected by the Company, which such date must be within twenty (20) Business Days after the date that the Annual Audit Report or Final Audit Report, as applicable, showing that the AUM Milestone had been achieved at any time during the period covered thereby was delivered to the Holders.

          (c)   No CVR Holder shall have any right to inspect the books and records of the Company or its Affiliates by virtue of such CVR Holder's interest in a CVR or under this CVR Agreement, except (i) indirectly as provided in Section 7.6(a) above or as may be required by applicable law or (ii) solely with respect to the Security Register, for the purposes of seeking to obtain any Act of the Holders hereunder.

          (d)   All determinations of the Independent Accountant shall be conclusive and binding on each Holder.

        SECTION 7.7    Restrictive Covenants.    So long as any of the Securities remain Outstanding, subject to Article 9, the Company shall not voluntarily liquidate, dissolve or wind-up.

        SECTION 7.8    Milestone.    The Company shall use, and shall cause its Subsidiaries (including the WPS Group) to use, Diligent Efforts to achieve the AUM Milestone. Without limitation of the foregoing, the Company shall, and shall cause its Subsidiaries to, cause the WPS Group to (i) be operated as a distinct investment team and (ii) use commercially reasonable efforts to operate in compliance with Law in all material respects. The Company shall use Diligent Efforts to maintain a running calculation of Assets Under Management such that it can promptly determine whether the AUM Milestone has been met. In furtherance of the foregoing, the Company agrees to operate the business of WPS following the Merger in accordance with the following requirements (the obligations set forth in subsections (a)-(d) below, the "Specified Conduct"):

          (a)   The Company agrees that neither it nor any of its Subsidiaries shall offer any investment product with substantially the same investment strategy as the investment strategy of WPS immediately prior to the Merger in the same geographic markets as such comparable WPS investment product is marketed (a "Competing Product"), unless the WPS Group does not otherwise have sufficient investment capacity to offer such Competing Product; provided, however, that the foregoing shall not (x) prevent the Company or any of its Affiliates from acquiring any other Person or business that manages or distributes any Competing Products as part of an acquisition where the Competing Products were not the primary focus of the acquisition, or from operating the business of such Person thereafter in a manner materially consistent with the past practice of such acquired business or (y) apply in respect of any third party (together with its pre-acquisition Subsidiaries) that manages or distributes Competing Products that acquires the Company or any of its Affiliates (whether through a merger, consolidation, tender or exchange offer, sale of all or substantially all assets or otherwise).

          (b)   The Company shall provide or cause to be provided to the investment professionals comprising the WPS Group, with marketing and distribution support that, in the aggregate, is no less favorable to the WPS Group than is generally made available to similarly situated financial products and services of the Company or its Subsidiaries (other than WPS Group), as applicable;

          (c)   The Company shall not, directly or indirectly, materially amend, change, revise or alter the WPS Group's investment strategy as was in effect immediately prior to the Effective Time without the prior written consent of the lead investment managers of the WPS Group, which consent shall not be unreasonably withheld, conditioned or delayed; and

          (d)   The Company and its Subsidiaries shall devote such financial and other resources for product development by the WPS Group as are devoted to similarly situated Subsidiaries and investment teams of the Company and its Subsidiaries.

        SECTION 7.9    Notice of Breach.    The Company shall file with the Trustee written notice of the occurrence of any Breach or other breach under this CVR Agreement within five (5) Business Days of its becoming aware of any such Breach or other breach.

        SECTION 7.10    Non-Use of Name.    Neither the Trustee nor the Holders (solely in their capacities as such) shall use the name, trademark, trade name or logo of the Company, its Affiliates, or their respective employees in any publicity or news release relating to this CVR Agreement or its subject matter, without the prior express written permission of the Company, other than (in the case of the name of the Company, its Affiliates, or their respective employees only) with respect to a dispute pursuant to this CVR Agreement between any of the Holders, the Trustee, the Company or its Affiliates.

ARTICLE 8

REMEDIES OF THE TRUSTEE AND HOLDERS IN THE EVENT OF BREACH

        SECTION 8.1    Breach Defined; Waiver of Breach.    "Breach" with respect to the Securities, means each one of the following events which shall have occurred and be continuing (whatever the reason for such Breach and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a)   failure to pay all or any part of the AUM Milestone Payment after a period of three (3) Business Days after such AUM Milestone Payment shall become due and payable on the AUM Milestone Payment Date or otherwise; or

          (b)   material breach in the performance, or breach in any material respect, of any covenant or warranty of the Company in respect of the Securities (other than a covenant or warranty in respect of the Securities, a breach in whose performance or other breach is elsewhere in this Section 8.1 specifically dealt with), and continuance of such breach for a period of ninety (90) days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Acting Holders, a written notice specifying such breach and requiring it to be remedied and stating that such notice is a "Notice of Breach" hereunder; or

          (c)   a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of ninety (90) consecutive days; or

          (d)   the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar Law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of the Company or for any substantial part of its property, or make any general assignment for the benefit of creditors.

        Except where authorization and/or appearance of each of the Holders is required by applicable Law, if a Breach described above occurs and is continuing, then either the Trustee by notice in writing to the Company, or the Trustee upon the written request of the Acting Holders by notice in writing to the Company and to the Trustee, shall bring suit to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, which amounts shall bear interest at the Breach Interest Rate from the date such amounts were due and payable until payment is made to the Trustee.

        The foregoing provisions, however, are subject to the condition that if, at any time after the Trustee shall have begun such suit, and before any judgment or decree for the payment of the moneys due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay all amounts which shall have become due and payable (with interest upon such overdue amount at the Breach Interest Rate to the date of such payment or deposit) and such amount as shall be sufficient to cover reasonable compensation to the Trustee, its external agents and counsel, and all other reasonable expenses of the Trustee, and if any and all Breaches under this CVR Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case Holders of at least a majority of the Outstanding CVRs, by Act of said Holders delivered to the Company and the Trustee, may waive all breaches with respect to the Securities, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent breach or shall impair any right consequent thereof.

        SECTION 8.2    Collection by the Trustee; the Trustee May Prove Payment Obligations.    The Company covenants that in the case of any failure to pay all or any part of the Securities when the same shall have become due and payable, then upon demand of the Trustee, the Company shall pay to the Trustee for the benefit of the Holders of the Securities the whole amount that then shall have become due and payable on all Securities (with interest from the date due and payable to the date of such payment upon the overdue amount at the Breach Interest Rate); and in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including reasonable compensation to the Trustee and the reasonable fees and expenses of its agents and counsel, except as a result of its negligence, bad faith or willful misconduct.

        The Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this CVR Agreement or in aid of the exercise of any power granted herein, or to enforce any other remedy.

        In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee, in its own name and as trustee of an express trust, shall be entitled and empowered to institute any action or proceedings at Law or in equity for the collection of the sums so due and unpaid, and may prosecute any such action or proceedings to judgment or final decree, and may enforce any such judgment or final decree against the Company or other obligor upon such Securities and collect in the manner provided by Law out of the property of the Company or other obligor upon such Securities, wherever situated, the moneys adjudged or decreed to be payable.

        In any judicial proceedings relative to the Company or other obligor upon the Securities, irrespective of whether any amount is then due and payable with respect to the Securities, the Trustee is authorized:

          (a)   to file and prove a claim or claims for the whole amount owing and unpaid in respect of the Securities, and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for reasonable compensation to the Trustee and each predecessor Trustee, and their respective agents, attorneys and counsel, and for reimbursement of all expenses and liabilities incurred, and all advances made, by the Trustee and each predecessor Trustee, except as a result of negligence, bad faith or willful misconduct) and of the Holders allowed in any judicial proceedings relative to the Company or other obligor upon the Securities, or to their respective property;

          (b)   unless prohibited by and only to the extent required by applicable Law, to vote on behalf of the Holders in any election of a trustee or a standby trustee in arrangement, reorganization, liquidation or other bankruptcy or insolvency proceedings or person performing similar functions in comparable proceedings; and

          (c)   to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute all amounts received with respect to the claims of the Holders and of the Trustee on their behalf; and any trustee, receiver, or liquidator, custodian or other similar official is hereby authorized by each of the Holders to make payments to the Trustee, and, in the event that the Trustee shall consent to the making of payments directly to the Holders, to pay to the Trustee such amounts as shall be sufficient to cover the reasonable costs and expenses of collection, including reasonable compensation to the Trustee and the reasonable fees and expenses of its agents and counsel, except as a result of its negligence, bad faith or willful misconduct, and all other amounts due to the Trustee pursuant to Section 4.7. To the extent that such payment of reasonable compensation, expenses, disbursements, advances and other amounts out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, moneys, securities and other property which the Holders may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or safeguard arrangement or otherwise.

        Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or vote for or accept or adopt on behalf of any Holder any plan of reorganization, safeguard arrangement, adjustment or composition affecting the Securities, or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding except, as aforesaid, to vote for the election of a trustee in bankruptcy or similar person.

        All rights of action and of asserting claims under this CVR Agreement, or under any of the Securities, may be enforced by the Trustee without the possession of any of the Securities or the production thereof and any trial or other proceedings instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment, subject to the payment of the expenses, disbursements and compensation of the Trustee, each predecessor Trustee and their respective agents and attorneys, shall be for the ratable benefit of the Holders.

        In any proceedings brought by the Trustee (and also any proceedings involving the interpretation of any provision of this CVR Agreement to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders, and it shall not be necessary to make any Holders of such Securities parties to any such proceedings (unless required by applicable Law).

        SECTION 8.3    Application of Proceeds.    Any monies collected by the Trustee pursuant to this Article 8 in respect of any Securities shall be applied in the following order at the date or dates fixed by the Trustee upon presentation of the several Securities in respect of which monies have been collected and stamping (or otherwise noting) thereon the payment in exchange for the presented Securities if only partially paid or upon surrender thereof if fully paid:

          FIRST:    To the payment of reasonable costs and expenses in respect of which monies have been collected, including to cover the reasonable costs and expenses of collection, including reasonable compensation to the Trustee and the reasonable fees and expenses of its agents and counsel, except as a result of its negligence, bad faith or willful misconduct, and all other amounts due to the Trustee or any predecessor Trustee pursuant to Section 4.7;

          SECOND:    To the payment of the whole amount then owing and unpaid upon all the Securities, with interest at the Breach Interest Rate on all such amounts, and in case such monies shall be insufficient to pay in full the whole amount so due and unpaid upon the Securities, then to the payment of such amounts without preference or priority of any security over any other Security, ratably to the aggregate of such amounts due and payable; and

          THIRD:    To the payment of the remainder, if any, to the Company.

        SECTION 8.4    Suits for Enforcement.    In case a Breach has occurred, has not been waived and is continuing, the Trustee may in its discretion, and upon the Act of the Holders of not less than twenty-five percent (25%) of the Outstanding Securities and together with an offer to the Trustee of reasonable indemnity against the costs, expenses and liabilities to be incurred therein or thereby shall, proceed to protect and enforce the rights vested in it by this CVR Agreement by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights (unless authorization and/or appearance of each of the Holders is required by applicable Law), either at Law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this CVR Agreement or in aid of the exercise of any power granted in this CVR Agreement or to enforce any other legal or equitable right vested in the Trustee by this CVR Agreement or by Law.

        SECTION 8.5    Restoration of Rights on Abandonment of Proceedings.    In case the Trustee or any Holder shall have proceeded to enforce any right under this CVR Agreement and such proceedings shall have been discontinued or abandoned for any reason, or shall have been determined adversely to the Trustee or to such Holder, then and in every such case the Company and the Trustee and the Holders shall be restored respectively to their former positions and rights hereunder, and all rights, remedies and powers of the Company, the Trustee and the Holders shall continue as though no such proceedings had been taken.

        SECTION 8.6    Limitations on Suits by Holders.    Subject to the right of the Acting Holders under Section 7.6 and the rights of the Holders under Section 8.7, no Holder of any Security shall have any right by virtue or by availing of any provision of this CVR Agreement to institute any action or proceeding at Law or in equity or in bankruptcy or otherwise upon or under or with respect to this CVR Agreement, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy hereunder, unless such Holder previously shall have given to the Trustee written notice of breach and of the continuance thereof, as hereinbefore provided, and unless also the Holders of not less than twenty-five percent (25%) of the Outstanding Securities shall have made written request upon the Trustee to institute such action or proceedings in its own name as trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for fifteen (15) days after its receipt of such notice and request shall have failed to institute any such action or proceeding and no direction inconsistent with such written request shall have been given to the Trustee pursuant to Section 8.9; it being understood and intended, and being expressly covenanted by the taker and Holder of every Security with every other taker and Holder and the Trustee, that no one or more Holders of Securities shall have any right in any manner whatever by virtue or by availing of any provision of this CVR Agreement to effect, disturb or prejudice the rights of any other such Holder of Securities, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this CVR Agreement, except in the manner herein provided and for the equal, ratable and common benefit of all Holders of Securities. For the protection and enforcement of the provisions of this Section 8.6, each and every Holder and the Trustee shall be entitled to such relief as can be given either at Law or in equity.

        SECTION 8.7    Unconditional Right of Holders to Institute Certain Suits.    Notwithstanding any other provision in this CVR Agreement and any provision of any Security, the right of any Holder of any Security to receive payment of the amounts payable in respect of such Security on or after the respective due dates expressed in such Security, or to institute suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

        SECTION 8.8    Powers and Remedies Cumulative; Delay or Omission Not Waiver of Breach.

          (a)   Except as provided in Section 8.6, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by Law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at Law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

          (b)   No delay or omission of the Trustee or of any Holder to exercise any right or power accruing upon any Breach occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Breach or an acquiescence therein; and, subject to Section 8.6, every power and remedy given by this CVR Agreement or by Law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders.

        SECTION 8.9    Control by Holders.

          (a)   The Holders of at least a majority of the Outstanding CVRs shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred on the Trustee with respect to the Securities by this CVR Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this CVR Agreement; and provided, further, that (subject to the provisions of Section 4.1) the Trustee shall have the right to decline to follow any such direction if the Trustee, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Trustee in good faith by its board of directors, the executive committee, or a committee of directors or Responsible Officers of the Trustee shall determine that the action or proceedings so directed would involve the Trustee in personal liability or if the Trustee in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders of the Securities not joining in the giving of said direction.

          (b)   Nothing in this CVR Agreement shall impair the right of the Trustee in its discretion to take any action deemed proper by the Trustee and which is not inconsistent with such direction or directions by Holders.

        SECTION 8.10    Waiver of Past Breaches.

          (a)   In the case of a breach or a Breach specified in clause (b), (c) or (d) of Section 8.1, the Holders of at least a majority of the Outstanding CVRs may waive any such Breach, and its consequences except a breach in respect of a covenant or provision hereof which cannot be modified or amended without the consent of the Holder of each Security affected. In the case of any such waiver, the Company, the Trustee and the Holders of the Securities shall be restored to their former positions and rights hereunder, respectively; but no such waiver shall extend to any subsequent or other breach or impair any right consequent thereon.

          (b)   Upon any such waiver, such breach shall cease to exist and be deemed to have been cured and not to have occurred, and any Breach arising therefrom shall be deemed to have been cured, and not to have occurred for every purpose of this CVR Agreement; but no such waiver shall extend to any subsequent or other Breach or other breach of any kind or impair any right consequent thereon.

        SECTION 8.11    Trustee to Give Notice of Breach, But May Withhold in Certain Circumstances.    The Trustee shall transmit to the Holders, as the names and addresses of such Holders appear on the Security Register (as provided under Section 313(c) of the Trust Indenture Act, if applicable), notice by mail of all breaches which have occurred and are known to the Trustee, such notice to be transmitted within ninety (90) days after the occurrence thereof, unless such breaches shall have been cured before the giving of such notice (the term "breach" for the purposes of this Section 8.11 being hereby defined to mean any event or condition which is, or with notice or lapse of time or both would become, a Breach); provided, that, except in the case of a failure to pay the amounts payable in respect of any of the Securities, the Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee, or a trust committee of directors or trustees and/or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.

        SECTION 8.12    Right of Court to Require Filing of Undertaking to Pay Costs.    All Parties to this CVR Agreement agree, and each Holder of any Security by his acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this CVR Agreement or in any suit against the Trustee for any action taken, suffered or omitted by it as the Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including attorneys' fees, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; but the provisions of this Section 8.12 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder or group of Holders holding in the aggregate more than ten percent (10%) of the Securities Outstanding or to any suit instituted by any Holder for the enforcement of the payment of any Security on or after the due date expressed in such Security.

ARTICLE 9

CONSOLIDATION, MERGER, SALE OR CONVEYANCE

        SECTION 9.1    Company May Consolidate, etc., on Certain Terms.    The Company covenants that it shall not merge or consolidate with or into any other Person (other than a wholly-owned subsidiary of the Company), or sell or convey all or substantially all of its assets to any Person, unless (a) the Company shall be the continuing Person, or the successor Person or the Person which acquires by sale or conveyance all or substantially all the assets of the Company (or its ultimate parent company) shall expressly assume by an instrument supplemental hereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of this CVR Agreement to be performed or observed by the Company and (b) the Company, or such successor Person, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in breach in the performance of any such covenant or condition.

        SECTION 9.2    Successor Person Substituted.

          (a)   In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor Person, such successor Person shall succeed to and be substituted for the Company with the same effect as if it had been named herein. Such successor Person may cause to be signed, and may issue either in its own name or in the name of the Company prior to such succession any or all of the Securities issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such successor corporation instead of the Company and subject to all the terms, conditions and limitations in this CVR Agreement prescribed, the Trustee shall authenticate and shall deliver any Securities which previously shall have been signed and delivered to the Trustee for authentication, and any Securities which such successor corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All of the Securities so issued shall in all respects have the same legal rank and benefit under this CVR Agreement as the Securities theretofore or thereafter issued in accordance with the terms of this CVR Agreement as though all of such Securities had been issued at the date of the execution hereof.

          (b)   In case of any such consolidation, merger, sale or conveyance, such changes in phraseology and form (but not in substance) may be made in the Securities thereafter to be issued as may be appropriate. The successor entity to such consolidation, merger, sale or conveyance may satisfy the obligations of Section 5.4(a)(i) and (ii) of this CVR Agreement by providing copies of such successor entity's Exchange Act Documents in the case of Section 5.4(a)(i) or such successor entity's financial information in the case of Section 5.4(a)(ii).

          (c)   In the event of any such sale, transfer or conveyance (other than a conveyance by way of lease) the Company or any Person which shall theretofore have become such in the manner described in this Article 9 shall be discharged from all obligations and covenants under this CVR Agreement and the Securities and may be liquidated and dissolved.

        SECTION 9.3    Opinion of Counsel to Trustee.    The Trustee, subject to the provisions of Sections 4.1 and 4.2, shall receive an Officer's Certificate and Opinion of Counsel, prepared in accordance with Sections 1.2 and 1.3, as conclusive evidence that any such consolidation, merger, sale or conveyance, and any such assumption, and any such liquidation or dissolution, complies with the applicable provisions of this CVR Agreement, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement complies with this Article 9 and that there has been compliance with all conditions precedent herein provided for or relating to such transaction.

        SECTION 9.4    Successors.    All covenants, provisions and agreements in this CVR Agreement by or for the benefit of the Company, the Trustee or the Holders shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives, whether so expressed or not. The Company may assign this CVR Agreement without the prior written consent of the other Parties to this CVR Agreement to one or more of its direct or indirect Subsidiaries; provided, however, that in the event of any such assignment the Company shall remain subject to its obligations and covenants hereunder.

        IN WITNESS WHEREOF, the Parties hereto have caused this CVR Agreement to be duly executed, all as of the day and year first above written.

ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:
[•], as the Trustee
By:
Name:
Title:

ANNEX A

ALLIANCEBERNSTEIN L.P.

No.	Certificate for	Contingent Value Rights

        This certifies that        , or registered assigns (the "Holder"), is the registered holder of the number of Contingent Value Rights ("CVRs" or "Securities") set forth above. Each CVR entitles the Holder, subject to the provisions contained herein and in the CVR Agreement referred to on the reverse hereof, to payments from AllianceBernstein L.P., a Delaware limited partnership (the "Company"), in the amounts and in the forms determined pursuant to the provisions set forth on the reverse hereof and as more fully described in the CVR Agreement referred to on the reverse hereof. Such payments shall be made on the AUM Milestone Payment Date, as defined in the CVR Agreement referred to on the reverse hereof.

        Payment of any amounts pursuant to this CVR Certificate shall be made only to the registered Holder (as defined in the CVR Agreement) of this CVR Certificate. Such payment shall be made in the Borough of Manhattan, The City of New York, or at any other office or agency maintained by the Company for such purpose, in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by wire transfer or check payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

        Reference is hereby made to the further provisions of this CVR Certificate set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

        Unless the certificate of authentication hereon has been duly executed by the Trustee referred to on the reverse hereof by manual signature, this CVR Certificate shall not be entitled to any benefit under the CVR Agreement, or be valid or obligatory for any purpose.

        IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:

Dated:
Attest:	Authorized Signature

 [Form of Reverse of CVR Certificate]

        1.     This CVR Certificate is issued under and in accordance with the Contingent Value Rights Agreement, dated as of [    •    ] (the "CVR Agreement"), between the Company and [    •    ], a national banking association, as trustee (the "Trustee," which term includes any successor Trustee under the CVR Agreement), and is subject to the terms and provisions contained in the CVR Agreement, to all of which terms and provisions the Holder of this CVR Certificate consents by acceptance hereof. The CVR Agreement is hereby incorporated herein by reference and made a part hereof. Reference is hereby made to the CVR Agreement for a full statement of the respective rights, limitations of rights, duties, obligations and immunities thereunder of the Company, the Trustee and the Holders of the CVRs. All capitalized terms used in this CVR Certificate without definition shall have the respective meanings ascribed to them in the CVR Agreement. Copies of the CVR Agreement can be obtained by contacting the Trustee.

        2.     In the event of any conflict between this CVR Certificate and the CVR Agreement, the CVR Agreement shall govern and prevail.

        3.     Subject to the terms and conditions of the CVR Agreement, on the AUM Milestone Payment Date, the Company shall pay to the Trustee or the Paying Agent, for the benefit of the Holder hereof as of the record date, for each CVR represented hereby, the AUM Milestone Payment.

        4.     The AUM Milestone Payment, if any, and interest thereon, if any, shall be payable by the Company in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, the Company may pay such amounts by its check or wire transfer payable in such money. [TRUSTEE] has been initially appointed as Paying Agent at its office or agency in the Borough of Manhattan, The City of New York.

        5.     If a Breach occurs and is continuing, either the Trustee or the Acting Holders, by notice to the Company and to the Trustee, may bring suit in accordance with the terms and conditions of the CVR Agreement to protect the rights of the Holders, including to obtain payment of all amounts then due and payable.

        6.     No reference herein to the CVR Agreement and no provision of this CVR Certificate or of the CVR Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any amounts determined pursuant to the terms hereof and of the CVR Agreement at the times, place and amount, and in the manner, herein prescribed.

        7.     As provided in the CVR Agreement and subject to certain limitations therein set forth, the transfer of the CVRs represented by this CVR Certificate is registrable on the Security Register, upon surrender of this CVR Certificate for registration of transfer at the office or agency of the Company maintained for such purpose in the Borough of Manhattan, The City of New York, accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new CVR Certificates, for the same amount of CVRs, shall be issued to the designated transferee or transferees. The Company hereby initially designates the office of [TRUSTEE] at [    •    ] as the office for registration of transfer of this CVR Certificate.

        8.     As provided in the CVR Agreement and subject to certain limitations therein set forth, this CVR Certificate is exchangeable for one or more CVR Certificates representing the same number of CVRs as represented by this CVR Certificate as requested by the Holder surrendering the same.

        9.     No service charge shall be made for any registration of transfer or exchange of CVRs, but the Company may require payment of a sum sufficient to cover any documentary, stamp or similar tax or other similar governmental charge payable in connection with any registration of transfer or exchange of Securities, other than exchanges pursuant to Sections 3.4, 3.6 or 6.6 of the CVR Agreement not involving any transfer.

        10.   Prior to the time of due presentment of this CVR Certificate for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this CVR Certificate is registered as the owner hereof for all purposes, and neither the Company, the Trustee nor any agent shall be affected by notice to the contrary.

        11.   Neither the Company nor the Trustee has any duty or obligation to the Holder of this CVR Certificate, except as expressly set forth herein or in the CVR Agreement.

        12.   As provided in the CVR Agreement and subject to certain limitations therein set forth, the rights of the Holder of this CVR Certificate shall terminate on the Termination Date.

        13.   THIS CVR CERTIFICATE AND THE CVR AGREEMENT AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR CERTIFICATE AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR CERTIFICATE AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR CERTIFICATE AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS CVR CERTIFICATE) OR THE SECURITIES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. EACH OF THE COMPANY, THE TRUSTEE AND EACH OF THE HOLDERS BY THEIR ACCEPTANCE OF THE SECURITIES, HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS CVR CERTIFICATE AND THE CVR AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS CVR CERTIFICATE AND THE CVR AGREEMENT (INCLUDING ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO ANY REPRESENTATION OR WARRANTY MADE IN OR IN CONNECTION WITH THIS CVR CERTIFICATE AND THE CVR AGREEMENT OR AS AN INDUCEMENT TO ACCEPT THIS CVR CERTIFICATE), OR THE SECURITIES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS.

 TRUSTEE'S CERTIFICATE OF AUTHENTICATION

        This is one of the CVR Certificates referred to in the within-mentioned CVR Agreement.

[•], as the Trustee
By:
Authorized Signatory

Dated:

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

        (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

        (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (3) of this subsection, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

          (1)   Provided, however, that except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

          (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

            a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

            b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

            c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

            d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

          (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

          (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation", and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation".

        (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

        (d)   Appraisal rights shall be perfected as follows:

          (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either

  (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

        (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

        (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

        (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease.

Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

        (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex D

Confidential	August 15, 2013

Board of Directors
W.P. Stewart & Co., Ltd.
527 Madison Avenue
New York, NY 10022

Ladies and Gentlemen:

        W.P. Stewart & Co., Ltd. (the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") to serve as an independent financial advisor to the Board of Directors (the "Board of Directors") of the Company to provide an opinion (this "Opinion") as of the date hereof as to the fairness, from a financial point of view, to the stockholders of the Company of the Consideration (as defined below) to be received by such stockholders in the contemplated transaction described below (the "Proposed Transaction") (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Description of the Proposed Transaction

        It is Duff & Phelps' understanding that, pursuant to the Agreements (defined herein), AllianceBernstein L.P. (the "Buyer") will acquire 100% of the common stock of the Company for (i) $12.00 per share of Company common stock paid in cash at closing (the "Cash Consideration") and (ii) one contingent value right per share of Company common stock (a "CVR", and together with the Cash Consideration, the "Consideration") for an additional $4.00 per share of Company common stock paid in cash, pursuant to the terms and conditions set forth in the CVR Agreement (as defined below).

Scope of Analysis

        In connection with this Opinion, Duff & Phelps has made such reviews, analyses and inquiries as it has deemed necessary and appropriate under the circumstances. Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps' procedures, investigations, and financial analysis with respect to the preparation of this Opinion included, but were not limited to, the items summarized below:

  1.
  Reviewed the following documents:

  a.
  The Company's audited financial statements as of, and for the years ended, December 31, 2010, December 31, 2011 and December 31, 2012, and the Company's unaudited interim financial statements as of, and for the six months ended, June 30, 2013;

  b.
  Unaudited segment financial information for the Company as of, and for the years ended, December 31, 2010, December 31, 2011 and December 31, 2012 and as of, and for the six months ended, June 30, 2013;

    c.
    Other internal documents relating to the history, current operations, and probable future outlook of the Company, including a financial budget, provided to Duff & Phelps by management of the Company;

    d.
    Financial projections provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the "Management Projections");

    e.
    A letter dated August 15, 2013 from the management of the Company which made certain representations as to the Company's historical financial statements, the Management Projections and the underlying assumptions; and

    f.
    Documents related to the Proposed Transaction, including a draft of the Agreement and Plan of Merger, by and among AllianceBernstein L.P., Merger Sub and W.P. Stewart & Co., Ltd., dated as of August 12, 2013 (the "Merger Agreement"), and a draft of the Contingent Value Rights Agreement, by and between AllianceBernstein L.P. and [Trustee], dated as of August 12, 2013 (the "CVR Agreement" and together with the Merger Agreement, the "Agreements");

  2.
  Discussed the information referred to above and the background and other elements of the Proposed Transaction with management of the Company;

  3.
  Reviewed the historical trading price and trading volume of the Company's common stock, and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

  4.
  Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, and an analysis of selected transactions that Duff & Phelps deemed relevant; and

  5.
  Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

Assumptions, Qualifications and Limiting Conditions

        In performing its analyses and rendering this Opinion with respect to the Proposed Transaction, Duff & Phelps, with the Company's consent:

  1.
  Relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to Duff & Phelps by private sources, including Company management, and did not independently verify such information;

  2.
  Relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, and accordingly assumed that all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

  3.
  Assumed that any estimates, evaluations, forecasts and projections furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same, and Duff & Phelps has relied upon such matters in performing its analysis;

  4.
  Assumed that information supplied and representations made by Company management are accurate regarding the Company and the Proposed Transaction;

  5.
  Assumed that the representations and warranties made in the Agreements are accurate;

  6.
  Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form conform in all material respects to the drafts reviewed;

  7.
  Assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

  8.
  Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the terms of the Agreements without any amendments thereto or any waivers of any terms or conditions thereof; and

  9.
  Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any adverse effect on the Company.

        To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon. Furthermore, in Duff & Phelps' analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of the Company or any other party involved in the Proposed Transaction.

        Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to update, revise, or reaffirm this Opinion, or advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

        Duff & Phelps did not evaluate the Company's solvency or conduct an independent appraisal or physical inspection of any specific assets or liabilities (contingent or otherwise). Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate or set the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company's perspective, that could, under the circumstances, be negotiated among the parties to the Agreements and the Proposed Transaction, or (iii) advise the Board of Directors or any other party with respect to alternatives to the Proposed Transaction.

        Duff & Phelps is not expressing any opinion as to the market price or value of the Company's common stock (or anything else) after the announcement or the consummation of the Proposed Transaction. This Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, or an analysis of the Company's credit worthiness, as tax advice, or as accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

        In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company's officers, directors, or employees, or any class of such persons, relative to the Consideration to be received by the stockholders of the Company in the Proposed Transaction, or with respect to the fairness of any such compensation.

        This Opinion is furnished solely for the use and benefit of the Board of Directors in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps' express consent, except that this Opinion may be included in its entirety in filings with the Securities and Exchange Commission (including any proxy statement, whether or not filed with the SEC) made by the Company in connection with the Proposed Transaction and the Company may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion (i) does not address the relative merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy, transaction or transaction structure; (ii) does not address any other transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Board of Directors or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Consideration received is the best possibly attainable under any circumstances. Instead, this Opinion merely states whether the Consideration in the Proposed Transaction is within a range suggested by certain financial analyses. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based. This letter should not be construed as creating any fiduciary duty on the part of Duff & Phelps to the Board of Directors, the Company, the stockholders of the Company or any other party.

        This Opinion is solely that of Duff & Phelps, and Duff & Phelps' liability letter shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated July 24, 2013 (the "Engagement Letter"). This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

Disclosure of Prior Relationships

        Duff & Phelps has acted as financial advisor to the Board of Directors and will receive a customary fee for its services. No portion of Duff & Phelps' fee is refundable or contingent upon either the conclusion expressed in this Opinion or the consummation of the Proposed Transaction. Pursuant to the terms of the Engagement Letter, a portion of Duff & Phelps' fee is payable upon Duff & Phelps delivering this Opinion to the Board of Directors. In addition, the Company has agreed to indemnify Duff & Phelps for certain liabilities arising out of its engagement and reimburse it for reasonable out-of-pocket expenses. During the two years preceding the date of this Opinion, Duff & Phelps has provided valuation advisory services for transfer pricing purposes to the Buyer. For these engagements, Duff & Phelps received customary fees, expense reimbursement and indemnification.

Conclusion

        Based upon and subject to the foregoing, Duff & Phelps is of the opinion that as of the date hereof the Consideration to be received by the Company's stockholders in the Proposed Transaction is fair, from a financial point of view, to such stockholders (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

        This Opinion has been approved by the Opinion Review Committee of Duff & Phelps.

Respectfully submitted,

/s/ Duff & Phelps, LLC

Duff & Phelps, LLC

Annex E
Execution Version

VOTING AND SUPPORT AGREEMENT
AND IRREVOCABLE PROXY

        This Voting and Support Agreement and Irrevocable Proxy (this "Agreement"), dated as of August 15, 2013, is entered into by and among W.P. Stewart & Co., Ltd., a Delaware corporation (the "Company"), AllianceBernstein L.P., a Delaware limited partnership ("Parent"), and the undersigned stockholders (collectively, "Stockholder", and together with the Company and Parent, the "parties").

        WHEREAS, Stockholder is the record and beneficial owner (or in the case of shares held in street name, beneficial owner) of the number of shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), set forth on Exhibit A attached hereto (such shares, together with any other shares of capital stock of the Company the beneficial ownership of which is acquired by Stockholder after the date hereof (including through the exercise of stock options, warrants or similar rights, the conversion or exchange of securities or the acquisition of the power to vote or direct the voting of such shares) being collectively referred to herein as the "Shares" of Stockholder);

        WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and AllianceBernstein 2013 Merger Company, Inc. ("Merger Sub") have entered into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the "Merger Agreement"), pursuant to which the Company, Parent and Merger Sub have, among other things, agreed to the merger of Merger Sub with and into the Company on the terms and conditions set forth in the Merger Agreement (the "Merger"); and

        WHEREAS, as an inducement and an essential condition to Parent and Merger Sub entering into the Merger Agreement, the Company and Stockholder have agreed to enter into this Agreement pursuant to the Merger Agreement and this Agreement and the Merger Agreement have each been approved by the Company's board of directors.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

        1.    Voting Agreement and Irrevocable Proxy.

          (a)    Voting Agreement.    Stockholder covenants and agrees that, prior to the Expiration Date, at any duly called meeting of the stockholders of the Company (or any adjournment, postponement or continuation thereof), and in any other circumstances other than a duly called meeting of the stockholders of the Company upon which a vote, consent or other approval (including by written consent) with respect to the Merger or the Merger Agreement is sought, Stockholder shall appear at such meeting, in person or by proxy, and shall vote, and cause to be voted, all Shares of Stockholder: (i) in favor of the approval of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof), and (ii) against (A) any proposal made in opposition to or in competition with the Merger or the transactions contemplated by the Merger Agreement, (B) any action, proposal, transaction or agreement which would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of Stockholder under this Agreement, (C) any merger, reorganization, consolidation, share exchange, business combination, sale of assets or similar transaction with or involving the Company and any party other than Parent, including any Acquisition Proposal, and (D) any other action or proposal the consummation of which would, or could reasonably be expected to, prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes of or adversely affect the consummation of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the Company's or Parent's conditions under the Merger Agreement. Any such vote shall be cast (or consent shall be given) by Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent). Stockholder shall provide Parent with at least five (5) Business Days' prior written notice prior to signing any action proposed to be taken by written consent with respect to any Shares. Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or otherwise violate the provisions and agreements set forth in this Section 1. Anything herein to the contrary notwithstanding, this Section 1 shall not require Stockholder to appear at such meeting, in person or by proxy, or to vote, or cause to be voted any Shares of Stockholder to amend the Merger Agreement or take any action that results or could result in the amendment or modification, or a waiver of a provision therein, in any such case, in a manner that (i) decreases the amount of the Merger Consideration or changes the form of the Merger Consideration or (ii) imposes any material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders of the Company; provided, however, that any extension of the Outside Date in accordance with the terms of the Merger Agreement shall not be deemed a material restriction or additional condition hereunder.

          (b)    Grant of Irrevocable Proxy.    In furtherance of Stockholder's agreement in Section 1(a), Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, as Stockholder's agent, proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of Stockholder, to vote all Shares of Stockholder (at any meeting of the Company's stockholders however called and any adjournment thereof), or to execute one or more written consents in respect of such Shares, in accordance with Section 1(a). This proxy shall (i) be valid and irrevocable until the Expiration Date and (ii) automatically terminate upon the Expiration Date. Stockholder represents and warrants that any and all other proxies heretofore given in respect of the Shares of Stockholder are revocable, and that such other proxies have been revoked. Stockholder affirms that the foregoing proxy is: (A) given (1) in connection with the execution of the Merger Agreement and (2) to secure the performance of Stockholder's duties under this Agreement, (B) coupled with an interest and may not be revoked except as otherwise provided in this Agreement and (C) intended to be irrevocable prior to the Expiration Date. To the extent permitted by applicable Law, all authority herein conferred shall survive the death or incapacity of Stockholder and shall be binding upon the heirs, estate, administrators, personal representatives, successors and assigns of Stockholder.

          (c)    Other Voting Rights.    Notwithstanding anything to the contrary herein, Stockholder shall remain free to vote or exercise its rights to consent with respect to the Shares with respect to any matter not covered by Section 1(a) in any manner Stockholder deems appropriate, provided that such vote or consent would not and could not reasonably be expected to prevent, impede, interfere with, delay, postpone, discourage or frustrate the purposes, or prevent or delay the consummation, of the Merger or the other transactions contemplated by the Merger Agreement or the fulfillment of the Company's or Parent's conditions under the Merger Agreement.

          (d)    Additional Shares.    In the event that Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement and the number of Shares shall be deemed to have been adjusted accordingly.

        2.    Restrictions on Transfer.    Stockholder covenants and agrees, in his, her or its capacity as a stockholder of the Company only, that prior to the Expiration Date, Stockholder shall not, and shall cause each Affiliate of Stockholder (other than the Company) not to, directly or indirectly (other than pursuant to this Agreement or in connection with the Merger), (a) give, offer, sell, exchange, transfer, assign, pledge, encumber or otherwise dispose of the record or beneficial ownership (any such act, a "Transfer") of, or enter into any contract, option or other legally binding arrangement for the Transfer of, or consent to any Transfer of, any or all of Stockholder's (or Stockholder's Affiliate's) Shares, or any right, title or interest therein, or seek to do any of the foregoing, provided, that Stockholder may Transfer Shares of Stockholder or its Affiliates in connection with the payment of Taxes with respect to the settlement or vesting of any restricted stock or other equity compensation awards, (b) grant any proxies or enter into any voting trust, voting agreement, power of attorney or other agreement or legally binding arrangement with respect to any such Shares or deposit any of such Shares into a voting trust, or (c) otherwise permit any Liens to be created on any such Shares. No Transfer of any Shares in violation of this Section 2 shall be made or recorded on the books of the Company and any such attempted Transfer shall be void and of no effect. Stockholder shall promptly notify Parent if Stockholder is approached or solicited, directly or indirectly, in respect of any Transfer of Shares, and shall provide Parent with all details relating thereto as reasonably requested by Parent. For purposes of this Agreement, "Affiliate" shall have the meaning as used in Regulation 13D under the Exchange Act. Furthermore, Stockholder covenants and agrees, until after the Requisite Company Stockholder Approval has been obtained, not to take any action that would cause any Takeover Provision to apply to the Shares.

        3.    Confidentiality.    Stockholder recognizes that successful consummation of the transactions contemplated by this Agreement (including the Merger) may be dependent upon confidentiality with respect to the matters referred to herein. In this connection, prior to the public disclosure thereof by the Company or Parent pursuant to the terms of the Merger Agreement, Stockholder hereby agrees, in his or her capacity as a stockholder of the Company only, not to issue any press release or make any other public statement or disclose or discuss such matters with anyone not a party to this Agreement (other than Stockholder's counsel and advisors, if any) without the prior written consent of the Company and Parent, except as required by applicable law.

        4.    Nonsolicitation.

          (a)   Prior to the Expiration Date, Stockholder (solely in its capacity as a stockholder of the Company) shall not, and shall use reasonable best efforts to cause its agents, advisors and other representatives ("Stockholder Representatives") not to, (i) solicit, initiate, induce, encourage or knowingly facilitate (including by way of furnishing information) the making of any Acquisition Proposal or any Acquisition Inquiry, (ii) other than with Parent or its Representatives, enter into, continue, have or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any non-public information in connection with, any Acquisition Proposal or any Acquisition Inquiry, (iii) approve, accept, endorse or recommend any Acquisition Proposal or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or Acquisition Inquiry, or (iv) enter into any agreement with respect to or resolve or agree to any of the actions described in clauses (i) through (iii) of this Section 4(a), in each case except to the extent that at such time the Company is permitted to take such action pursuant to Section 6.8 of the Merger Agreement (but subject to the same restrictions applicable to the Company with respect to the taking of such action under Section 6.8 of the Merger Agreement).

          (b)   Upon execution of this Agreement, Stockholder (solely in its capacity as a stockholder of the Company) shall, and shall use reasonable best efforts to cause its Stockholder Representatives to, immediately cease and terminate any discussions or negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or Acquisition Inquiry, and use commercially reasonable efforts to obtain the return from all such Persons or cause the destruction of all copies of confidential information previously provided to such parties by Stockholder or its Stockholder Representatives.

        5.    Representations, Warranties and Covenants of Stockholder.

        Stockholder represents, warrants and covenants to Parent that:

          (a)   (i) Stockholder beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) and (except with respect to shares held in street name) owns of record all of the Shares listed on Exhibit A attached hereto as owned by Stockholder as of the date hereof, free and clear of all Liens, proxies and restrictions on the right to vote or Transfer such Shares, except for any such Liens and restrictions arising hereunder and except for Transfer restrictions of general applicability under the Securities Act of 1933, as amended, and state "blue sky" laws. Without limiting the foregoing, except to the extent set forth in this Agreement, Stockholder has the sole power, authority and legal capacity to vote and Transfer Stockholder's Shares listed on Exhibit A attached hereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any of Stockholder's Shares. As of the date hereof, Stockholder does not own, beneficially or of record, any voting securities of the Company other than the number of Shares set forth on Exhibit A attached hereto.

          (b)   Stockholder does not hold any options, warrants or other rights to acquire any additional shares of Company Common Stock or any securities exercisable for or convertible into shares of Company Common Stock, except as set forth below Stockholder's signature block on Exhibit A attached hereto (collectively, "Derivative Securities").

          (c)   The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are (i) if Stockholder is an entity, within the corporate or other organizational powers of Stockholder and have been duly authorized by all necessary corporate or other organizational action or (ii) if Stockholder is an individual, within the capacity of Stockholder. This Agreement constitutes a legal, valid and binding Agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject only to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

          (d)   The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) require Stockholder to obtain any consent, approval, authorization, waiver or permit of any Governmental Entity, (ii) conflict with or violate any laws, statutes, ordinances, codes, orders, rules, regulations and other legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered or applied by any Governmental Entity applicable to Stockholder or by which any property of Stockholder is bound or affected, or (iii) result in any breach of or constitute a default under (or an event which, with notice or lapse of time, or otherwise, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or result in the creation of a Lien on any asset of Stockholder pursuant to, any agreement, instrument or indenture to which Stockholder is a party or by which Stockholder is bound, except in the case of clauses (ii) and (iii) for any such conflicts, violations, breaches, defaults or other occurrences of the type referred to above which would not reasonably be expected to prevent, delay or impair Stockholder's ability to perform its obligations under this Agreement.

          (e)   Stockholder has not entered into any agreement or commitment with any Person that is inconsistent with this Agreement.

        6.    Termination.    This Agreement shall terminate immediately upon the earlier of (a) the consummation of the Merger pursuant to the Merger Agreement, or (b) the termination of the Merger Agreement in accordance with its terms (the "Expiration Date"); provided, however, that Sections 6, 7 and 10 shall survive the termination of this Agreement. No party shall be relieved of any liability or damages incurred or suffered by the other parties to the extent such liabilities or damages were the result of fraud or the material or intentional breach by a party of any of its representations, warranties, covenants or other agreements set forth herein.

        7.    Waiver of Appraisal and Dissenters' Rights.    Stockholder hereby (a) waives and agrees not to exercise any rights (including under Section 262 of the DGCL) to demand appraisal of any Shares or rights to dissent from the Merger which may arise with respect to the Merger or under the transactions contemplated by the Merger Agreement and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of, any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent or any of their respective Affiliates or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement or (B) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

        8.    Information for Proxy Statement and Securities Filings.    Stockholder hereby authorizes the Company and Parent to publish and disclose in the Proxy Statement and any other filing with any Governmental Entity required to be made in connection with the Merger Agreement his or her identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under this Agreement; provided that, in advance of any such publication or disclosure, Stockholder shall be afforded a reasonable opportunity to review such disclosure. Stockholder agrees to notify Parent as promptly as practicable of any inaccuracies or omissions known to Stockholder in any information relating to Stockholder that is so published or disclosed.

        9.    Notices of Certain Events.    Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of Stockholder set forth in this Agreement to no longer be true and correct.

        10.    General Provisions.

          (a)    No Other Agreement.    Stockholder does not make any agreement or understanding in this Agreement in Stockholder's capacity as a director or officer of the Company or any of its subsidiaries, and nothing in this Agreement (i) will limit or affect any actions or omissions taken by Stockholder solely in his or her capacity as such a director or officer, as applicable, including in exercising rights under the Merger Agreement, and no such actions or omissions solely in such capacity shall be deemed a breach of this Agreement or (ii) will be construed to prohibit, limit or restrict Stockholder from exercising Stockholder's fiduciary duties as an officer or director, as applicable, to the Company or its stockholders.

          (b)    Notices.    All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) when sent by facsimile transmission (providing confirmation of transmission by the transmitting equipment) or e-mail of a .pdf attachment (with confirmation of receipt by non-automated reply e-mail from the recipient) (provided, that any notice received by facsimile or e-mail transmission or otherwise at the addressee's location on any Business Day after 5:00 p.m. (New York time) shall be deemed to have been received at 9:00 a.m. (New York time) on the next Business Day) or (b) when sent by an internationally recognized overnight carrier (providing proof of delivery) or when delivered by hand, addressed to the address set forth on Exhibit A.

          (c)    Specific Performance.    The parties hereto agree that irreparable damage would occur and that the parties would not have an adequate remedy at law in the event that any of the provisions of this Agreement, including the irrevocable proxy, were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court with jurisdiction pursuant to Section 10(f) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith), this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity. Stockholder shall pay all costs and expenses of collection or enforcement of this Agreement by or on behalf of Parent, including reasonable attorneys' fees to the extent Parent is successful in such collection or enforcement.

          (d)    Entire Agreement.    This Agreement (including the documents and instruments referred to herein, including the Merger Agreement) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

          (e)    Assignment; Parties in Interest.    No party to this Agreement may assign any of its rights, interests or obligations under this Agreement or delegate any of its duties under this Agreement (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any such assignment or delegation in contravention of this Section 10(e) shall be void and of no force or effect; provided, that Parent may, in its sole discretion, assign or transfer all or any of its rights under this Agreement to any direct or indirect wholly-owned subsidiary of Parent. Subject to the foregoing, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including to confer third party beneficiary rights.

          (f)    Governing Law; Consent to Jurisdiction; Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All suits, actions or proceedings (a "Legal Proceeding") arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and the United States District Court for the District of Delaware for the purpose of Legal Proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in such venues. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any Legal Proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 10(f) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law.

          (g)    WAIVER OF JURY TRIAL.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (h)    Headings.    The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (i)    Certain Definitions and Rules of Construction.

              (i)  Capitalized terms used and not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

             (ii)  References in this Agreement to any gender shall include references to all genders. Unless the context otherwise requires, references in the singular include references in the plural and vice versa. References to a party to this Agreement or to other agreements described herein means those Persons executing such agreements.

            (iii)  The words "include", "including" or "includes" shall be deemed to be followed by the phrase "without limitation" or the phrase "but not limited to" in all places where such words appear in this Agreement. The word "or" shall be deemed to be inclusive.

            (iv)  This Agreement is the joint drafting product of each of the parties hereto, and each provision has been subject to negotiation and agreement and shall not be construed for or against any party as drafter thereof.

             (v)  In each case in this Agreement where this Agreement is represented or warranted to be enforceable will be deemed to include as a limitation to the extent that enforceability may be subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally and to general equitable principles, whether applied in equity or at law.

          (j)    Counterparts; Facsimile or E-mail Signature.    This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Execution of this Agreement may be made by facsimile signature or e-mail of a .pdf attachment, which, for all purposes, shall be deemed to be an original signature.

          (k)    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction, unless the effects of such invalidity or unenforceability would prevent the parties from realizing the economic benefits of the Merger that they currently anticipate obtaining therefrom. Upon such determination that any term or other provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

          (l)    No Partnership, Agency or Joint Venture.    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or other like relationship between the parties.

          (m)    No Ownership Interest.    Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to Stockholder, and Parent shall have no authority to direct Stockholder in the voting or disposition of any of the Shares except as otherwise provided herein.

          (n)    Amendment.    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (o)    Waiver.    The parties hereto may, to the extent permitted by applicable laws, (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties by any other party contained herein or in any documents delivered by any other party pursuant hereto, and (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations contained herein. No failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

          (p)    Consultation with Counsel.    Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that such party has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

[Signature page follows]

        IN WITNESS WHEREOF, the Company, Parent and Stockholder have caused this Voting and Support Agreement and Irrevocable Proxy to be duly executed and delivered as of the date first written above.

W.P. STEWART & CO., LTD.
By:
Name:
Title:
ALLIANCEBERNSTEIN L.P.
By:
Name:
Title:
By:
Name:
STOCKHOLDER
By:
Name:
Title:

 EXHIBIT A

STOCKHOLDER INFORMATION

Name and Address for Notices	Common Stock Owned	Derivative Securities

Address for Parent Notices:
AllianceBernstein L.P. 1345 Avenue of the Americas New York, NY 10105
Attention:	Laurence E. Cranch, General Counsel
Facsimile:	(212) 969-1334
with a copy to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
Attention:	Nicholas G. Demmo, Esq.
Facsimile:	(212) 403-2000
Address for Company Notices:
W.P. Stewart & Co., Ltd. 527 Madison Avenue, 20th Floor New York, NY 10022
Attention:	Michael Maquet, Chief Executive Officer
Seth L. Pearlstein, General Counsel
Facsimile:	(212) 980-8039
with a copy to:
Nixon Peabody LLP 437 Madison Avenue New York, New York 10022
Attention:	Richard F. Langan, Jr., Esq.
Daniel McAvoy, Esq.
Facsimile:	(866) 947-2436

Annex F
Execution Version

VOTING AGREEMENT

        This Voting Agreement (this "Agreement"), dated as of August 15, 2013, is entered into by and among W.P. Stewart & Co., Ltd., a Delaware corporation (the "Company"), AllianceBernstein L.P., a Delaware limited partnership ("Parent"), and William P. Stewart. ("Stockholder", and together with the Company and Parent, the "parties").

        Stockholder is the record and beneficial owner (or in the case of shares held in street name, beneficial owner) of and has the sole authority to vote certain shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock") (such shares, together with any other shares of capital stock of the Company Stockholder acquires the sole authority to vote after the date hereof being collectively referred to herein as the "Shares" of Stockholder).

        1.    Voting Agreement.    Stockholder covenants and agrees that, prior to the Expiration Date, at any duly called meeting of the stockholders of the Company (or any adjournment, postponement or continuation thereof), and in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified in accordance with its terms, the "Merger Agreement"), pursuant to which the Company, Parent and Merger Sub have, among other things, agreed to the merger of Merger Sub with and into the Company on the terms and conditions set forth in the Merger Agreement (the "Merger") or the Merger is sought, Stockholder shall appear at such meeting, in person or by proxy, and shall vote all Shares of Stockholder in favor of the approval of the Merger Agreement and the other transactions contemplated by the Merger Agreement.

        2.    Termination.    This Agreement shall terminate immediately upon the earlier of (a) the consummation of the Merger pursuant to the Merger Agreement, or (b) the termination of the Merger Agreement in accordance with its terms (the "Expiration Date"); provided, however, that Sections 2 and 4 shall survive the termination of this Agreement.

        3.    Information for Proxy Statement and Securities Filings.    Stockholder hereby authorizes the Company and Parent to publish and disclose in the Proxy Statement and any other filing with any governmental entity required to be made in connection with the Merger Agreement his or her identity and ownership of Shares and the nature of his or her commitments, arrangements and understandings under this Agreement.

        4.    Governing Law; Consent to Jurisdiction; Venue.    This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law rules of such state. All suits, actions or proceedings (a "Legal Proceeding") arising out of or relating to this Agreement shall be heard and determined in any state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery and the United States District Court for the District of Delaware for the purpose of Legal Proceeding arising out of or relating to this Agreement, and each of the parties hereto irrevocably agrees that all claims in respect to such Legal Proceeding may be heard and determined exclusively in such venues. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

        5.    Counterparts; Facsimile or E-mail Signature.    This Agreement may be executed in two or more counterparts which together shall constitute a single agreement. Execution of this Agreement may be made by facsimile signature or e-mail of a .pdf attachment, which, for all purposes, shall be deemed to be an original signature.

[Signature page follows]

F-1

        IN WITNESS WHEREOF, the Company, Parent and Stockholder have caused this Voting Agreement to be duly executed and delivered as of the date first written above.

W.P. STEWART & CO., LTD.
By:	/s/ MICHAEL MAQUET
	Name:	Michael Maquet
	Title:	Chief Executive Officer
ALLIANCEBERNSTEIN L.P.
By:	/s/ LAURENCE E. CRANCH
	Name:	Laurence E. Cranch
	Title:	General Counsel
STOCKHOLDER
By:	/s/ WILLIAM P. STEWART
	Name:	William P. Stewart

F-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        Section 17-108 of the Delaware Revised Uniform Limited Partnership Act provides that a limited partnership may indemnify any partner or other person from and against any and all claims and demands by reason of such person being or having been a partner, employee or agent to the Registrant. The Delaware Revised Uniform Limited Partnership Act provides that Section 17-108 is not exclusive of other rights to which those seeking indemnification may be entitled under any partnership agreement. Section 6.09 of the Registrant's Limited Partnership Agreement provides for indemnification by the Registrant of its partners and designated directors and officers to the fullest extent permitted by the law.

        Section 6.09 of the Registrant's Limited Partnership Agreement provides that indemnified persons shall be held harmless by the Registrant if, with respect to the matter at issue the indemnified person acted in good faith and in a manner it reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        The foregoing is only a general summary of certain aspects of Delaware law and AllianceBernstein's Limited Partnership Agreement dealing with indemnification of its partners, directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of those Sections of the Revised Uniform Limited Partnership Act referenced above and AllianceBernstein's Limited Partnership Agreement.

Item 21.    Exhibits and Financial Statement Schedules

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 15, 2013, by and among AllianceBernstein L.P., AllianceBernstein 2013 Merger Company, Inc. and W.P. Stewart & Co., Ltd. (included as Annex A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Amended and Restated Certificate of Limited Partnership dated February 24, 2006 of AllianceBernstein (incorporated by reference to Exhibit 99.07 to Form 8-K, as filed February 24, 2006).
3.2
Amendment No. 1 dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of AllianceBernstein (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006).
3.3
Amended and Restated Agreement of Limited Partnership dated October 29, 1999 of Alliance Capital Management Holding L.P. (incorporated by reference to Exhibit 3.2 to Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004).
3.4	Amended and Restated Certificate of Limited Partnership dated February 24, 2006 of AllianceBernstein (incorporated by reference to Exhibit 99.07 to Form 8-K, as filed February 24, 2006).

Exhibit	Description
3.5	Amendment No. 1 dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of AllianceBernstein (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006).
3.6
Amended and Restated Agreement of Limited Partnership dated October 29, 1999 of Alliance Capital Management L.P. (incorporated by reference to Exhibit 3.3 to Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004).
3.7	Certificate of Amendment to the Certificate of Incorporation of AllianceBernstein Corporation (incorporated by reference to Exhibit 99.08 to Form 8-K, as filed February 24, 2006).
3.8	AllianceBernstein Corporation By-Laws with amendments through February 24, 2006 (incorporated by reference to Exhibit 99.09 to Form 8-K, as filed February 24, 2006).
4.1	Form of Contingent Value Rights Agreement (attached as Annex B to the proxy statement/prospectus contained in this Registration Statement).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz with respect to the validity of the securities to be issued.†
10.1	Form of Voting Agreement (attached as Annex E to the proxy statement/prospectus contained in this Registration Statement).
10.2	Voting Agreement with William P. Stewart, dated as of August 15, 2013 (attached as Annex F to the proxy statement/prospectus contained in this Registration Statement).
10.3	AllianceBernstein 2012 Incentive Compensation Award Program (incorporated by reference to Exhibit 10.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.4	AllianceBernstein 2012 Deferred Cash Compensation Program (incorporated by reference to Exhibit 10.02 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.5
Form of 2012 Award Agreement under Incentive Compensation Award Program, Deferred Cash Compensation Program and 2010 Long Term Incentive Plan (incorporated by reference to Exhibit 10.03 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.6
Form of 2012 Award Agreement under 2010 Long Term Incentive Plan (relates to May 2012 equity compensation awards to Eligible Directors) (incorporated by reference to Exhibit 10.04 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.7
Election Form relating to May 2013 equity compensation awards to Eligible Directors (incorporated by reference to Exhibit 10.05 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.8
Amendment No. 3 to the AllianceBernstein L.P. 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.06 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.9	Guidelines for Transfer of AllianceBernstein L.P. Units (incorporated by reference to Exhibit 10.07 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).

Exhibit	Description
10.10	Employment Agreement among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of June 21, 2012 (incorporated by reference to Exhibit 99.01 to Form 8-K/A, as filed June 26, 2012).*
10.11
Amendment No. 1 to Employment Agreement dated as of December 19, 2008 among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of June 21, 2012 (incorporated by reference to Exhibit 99.02 to Form 8-K, as filed June 21, 2012).*
10.12
Summary of AllianceBernstein's Lease at 1345 Avenue of the Americas, New York, New York 10105 (incorporated by reference to Exhibit 10.07 to Form 10-K for the fiscal year ended December 31, 2011, as filed February 10, 2012).
10.13
Revolving Credit Agreement, dated as of December 9, 2010 and Amended and Restated as of January 17, 2012, among AllianceBernstein L.P. and Sanford C. Bernstein & Co., LLC, as Borrowers; Bank of America, N.A., as Administrative Agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers, and the other lenders party thereto (incorporated by reference to Exhibit 10.01 to Form 8-K, as filed January 20, 2012).
10.14	AllianceBernstein L.P. 2010 Long Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.01 to Form 10-K for the fiscal year ended December 31, 2010, as filed February 10, 2011).*
10.15	Form of Award Agreement under the Special Option Program (incorporated by reference to Exhibit 10.05 to Form 10-K for the fiscal year ended December 31, 2008, as filed February 23, 2009).*
10.16
Amended and Restated Commercial Paper Dealer Agreement, dated as of February 10, 2009, among Banc of America Securities LLC, Merrill Lynch Money Markets Inc., Deutsche Bank Securities Inc. and AllianceBernstein L.P. (incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 2008, as filed February 23, 2009).
10.17
Employment Agreement among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of December 19, 2008 (incorporated by reference to Exhibit 99.02 to Form 8-K, as filed December 24, 2008).*
10.18
Amended and Restated 1997 Long Term Incentive Plan, as amended through November 28, 2007 (incorporated by reference to Exhibit 10.02 to Form 10-K for the fiscal year ended December 31, 2007, as filed February 25, 2008).*
10.19
Amended and Restated Issuing and Paying Agency Agreement, dated as of May 3, 2006 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended March 31, 2006, as filed May 8, 2006).
10.20
Investment Advisory and Management Agreement for MONY Life Insurance Company (incorporated by reference to Exhibit 10.4 to Form 10-K for the fiscal year ended December 31, 2004, as filed March 15, 2005).
10.21
Investment Advisory and Management Agreement for the General Account of AXA Equitable Life Insurance Company (incorporated by reference to Exhibit 10.5 to Form 10-K for the fiscal year ended December 31, 2004, as filed March 15, 2005).
10.22
Alliance Capital Management L.P. Partners Plan of Repurchase adopted as of February 20, 2003 (incorporated by reference to Exhibit 10.2 to Form 10-K for the fiscal year ended December 31, 2002, as filed March 27, 2003).

Exhibit	Description
10.23	Services Agreement dated as of April 22, 2001 between Alliance Capital Management L.P. and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit 10.19 to Form 10-K for the fiscal year ended December 31, 2001, as filed March 28, 2002).
10.24
Extendible Commercial Notes Dealer Agreement, dated as of December 14, 1999 (incorporated by reference to Exhibit 10.10 to the Form 10-K for the fiscal year ended December 31, 1999, as filed March 28, 2000).
10.25
Amended and Restated Investment Advisory and Management Agreement dated January 1, 1999 among Alliance Capital Management Holding L.P., Alliance Corporate Finance Group Incorporated, and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit (a)(6) to Form 10-Q/A for the quarterly period ended September 30, 1999, as filed on September 28, 2000).
10.26
Amended and Restated Accounting, Valuation, Reporting and Treasury Services Agreement dated January 1, 1999 between Alliance Capital Management Holding L.P., Alliance Corporate Finance Group Incorporated, and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit (a)(7) to the Form 10-Q/A for the quarterly period ended September 30, 1999, as filed September 28, 2000).
10.27	Alliance Capital Accumulation Plan (incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 1988, as filed March 31, 1989).*
12.1
AllianceBernstein Consolidated Ratio of Earnings to Fixed Charges in respect of the years ended December 31, 2012, 2011 and 2010 (incorporated by reference to Exhibit 12.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).
21.1	Subsidiaries of AllianceBernstein (incorporated by reference to Exhibit 21.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).†
23.2	Consent of PricewaterhouseCoopers LLP.
24.1	Power of Attorney (included on signature page to this registration statement).
25.1	Form of T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement.†
99.1	Consent of Duff & Phelps, LLC
99.2	Form of Proxy of W.P. Stewart & Co., Ltd.†

†
To be filed by amendment.

*
Denotes a compensatory plan or arrangement.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (6)   That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

        (8)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on September 13, 2013.

ALLIANCEBERNSTEIN L.P.
By:	/s/ PETER S. KRAUS
	Name:	Peter S. Kraus
	Title:	Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on September 13, 2013.

Signature	Title

/s/ PETER S. KRAUS Peter S. Kraus	Chairman of the Board and Chief Executive Officer
/s/ JOHN C. WEISENSEEL John C. Weisenseel	Chief Financial Officer
/s/ CHRISTOPHER M. CONDRON Christopher M. Condron	Director
/s/ HENRI DE CASTRIES Henri de Castries	Director
/s/ DENIS DUVERNE Denis Duverne	Director
/s/ STEVEN G. ELLIOTT Steven G. Elliott	Director
/s/ DEBORAH S. HECHINGER Deborah S. Hechinger	Director

Signature	Title

/s/ WESTON M. HICKS Weston M. Hicks	Director
/s/ MARK PEARSON Mark Pearson	Director
/s/ SCOTT A. SCHOEN Scott A. Schoen	Director
/s/ LORIE A. SLUTSKY Lorie A. Slutsky	Director
/s/ A.W. PETE SMITH, JR. A.W. Pete Smith, Jr.	Director
/s/ PETER J. TOBIN Peter J. Tobin	Director
/s/ JOSHUA A. WEINREICH Joshua A. Weinreich	Director

EXHIBIT INDEX

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 15, 2013, by and among AllianceBernstein L.P., AllianceBernstein 2013 Merger Company, Inc. and W.P. Stewart & Co., Ltd. (included as Annex A to the proxy statement/prospectus contained in this Registration Statement).
3.1	Amended and Restated Certificate of Limited Partnership dated February 24, 2006 of AllianceBernstein (incorporated by reference to Exhibit 99.07 to Form 8-K, as filed February 24, 2006).
3.2
Amendment No. 1 dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of AllianceBernstein (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006).
3.3
Amended and Restated Agreement of Limited Partnership dated October 29, 1999 of Alliance Capital Management Holding L.P. (incorporated by reference to Exhibit 3.2 to Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004).
3.4	Amended and Restated Certificate of Limited Partnership dated February 24, 2006 of AllianceBernstein (incorporated by reference to Exhibit 99.07 to Form 8-K, as filed February 24, 2006).
3.5
Amendment No. 1 dated February 24, 2006 to Amended and Restated Agreement of Limited Partnership of AllianceBernstein (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarterly period ended September 30, 2006, as filed November 8, 2006).
3.6
Amended and Restated Agreement of Limited Partnership dated October 29, 1999 of Alliance Capital Management L.P. (incorporated by reference to Exhibit 3.3 to Form 10-K for the fiscal year ended December 31, 2003, as filed March 10, 2004).
3.7	Certificate of Amendment to the Certificate of Incorporation of AllianceBernstein Corporation (incorporated by reference to Exhibit 99.08 to Form 8-K, as filed February 24, 2006).
3.8	AllianceBernstein Corporation By-Laws with amendments through February 24, 2006 (incorporated by reference to Exhibit 99.09 to Form 8-K, as filed February 24, 2006).
4.1	Form of Contingent Value Rights Agreement (attached as Annex B to the proxy statement/prospectus contained in this Registration Statement).
5.1	Opinion of Wachtell, Lipton, Rosen & Katz with respect to the validity of the securities to be issued.†
10.1	Form of Voting Agreement (attached as Annex E to the proxy statement/prospectus contained in this Registration Statement).
10.2	Voting Agreement with William P. Stewart, dated as of August 15, 2013 (attached as Annex F to the proxy statement/prospectus contained in this Registration Statement).
10.3	AllianceBernstein 2012 Incentive Compensation Award Program (incorporated by reference to Exhibit 10.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.4	AllianceBernstein 2012 Deferred Cash Compensation Program (incorporated by reference to Exhibit 10.02 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*

Exhibit	Description
10.5	Form of 2012 Award Agreement under Incentive Compensation Award Program, Deferred Cash Compensation Program and 2010 Long Term Incentive Plan (incorporated by reference to Exhibit 10.03 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.6
Form of 2012 Award Agreement under 2010 Long Term Incentive Plan (relates to May 2012 equity compensation awards to Eligible Directors) (incorporated by reference to Exhibit 10.04 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.7
Election Form relating to May 2013 equity compensation awards to Eligible Directors (incorporated by reference to Exhibit 10.05 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.8
Amendment No. 3 to the AllianceBernstein L.P. 2012 Long Term Incentive Plan (incorporated by reference to Exhibit 10.06 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).*
10.9	Guidelines for Transfer of AllianceBernstein L.P. Units (incorporated by reference to Exhibit 10.07 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).
10.10
Employment Agreement among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of June 21, 2012 (incorporated by reference to Exhibit 99.01 to Form 8-K/A, as filed June 26, 2012).*
10.11
Amendment No. 1 to Employment Agreement dated as of December 19, 2008 among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of June 21, 2012 (incorporated by reference to Exhibit 99.02 to Form 8-K, as filed June 21, 2012).*
10.12
Summary of AllianceBernstein's Lease at 1345 Avenue of the Americas, New York, New York 10105 (incorporated by reference to Exhibit 10.07 to Form 10-K for the fiscal year ended December 31, 2011, as filed February 10, 2012).
10.13
Revolving Credit Agreement, dated as of December 9, 2010 and Amended and Restated as of January 17, 2012, among AllianceBernstein L.P. and Sanford C. Bernstein & Co., LLC, as Borrowers; Bank of America, N.A., as Administrative Agent; Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as Joint Lead Arrangers and Joint Book Managers, and the other lenders party thereto (incorporated by reference to Exhibit 10.01 to Form 8-K, as filed January 20, 2012).
10.14	AllianceBernstein L.P. 2010 Long Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.01 to Form 10-K for the fiscal year ended December 31, 2010, as filed February 10, 2011).*
10.15	Form of Award Agreement under the Special Option Program (incorporated by reference to Exhibit 10.05 to Form 10-K for the fiscal year ended December 31, 2008, as filed February 23, 2009).*
10.16
Amended and Restated Commercial Paper Dealer Agreement, dated as of February 10, 2009, among Banc of America Securities LLC, Merrill Lynch Money Markets Inc., Deutsche Bank Securities Inc. and AllianceBernstein L.P. (incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 2008, as filed February 23, 2009).

Exhibit	Description
10.17	Employment Agreement among Peter S. Kraus, AllianceBernstein Corporation, AllianceBernstein Holding L.P. and AllianceBernstein L.P., dated as of December 19, 2008 (incorporated by reference to Exhibit 99.02 to Form 8-K, as filed December 24, 2008).*
10.18
Amended and Restated 1997 Long Term Incentive Plan, as amended through November 28, 2007 (incorporated by reference to Exhibit 10.02 to Form 10-K for the fiscal year ended December 31, 2007, as filed February 25, 2008).*
10.19
Amended and Restated Issuing and Paying Agency Agreement, dated as of May 3, 2006 (incorporated by reference to Exhibit 10.2 to Form 10-Q for the quarterly period ended March 31, 2006, as filed May 8, 2006).
10.20
Investment Advisory and Management Agreement for MONY Life Insurance Company (incorporated by reference to Exhibit 10.4 to Form 10-K for the fiscal year ended December 31, 2004, as filed March 15, 2005).
10.21
Investment Advisory and Management Agreement for the General Account of AXA Equitable Life Insurance Company (incorporated by reference to Exhibit 10.5 to Form 10-K for the fiscal year ended December 31, 2004, as filed March 15, 2005).
10.22
Alliance Capital Management L.P. Partners Plan of Repurchase adopted as of February 20, 2003 (incorporated by reference to Exhibit 10.2 to Form 10-K for the fiscal year ended December 31, 2002, as filed March 27, 2003).
10.23
Services Agreement dated as of April 22, 2001 between Alliance Capital Management L.P. and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit 10.19 to Form 10-K for the fiscal year ended December 31, 2001, as filed March 28, 2002).
10.24
Extendible Commercial Notes Dealer Agreement, dated as of December 14, 1999 (incorporated by reference to Exhibit 10.10 to the Form 10-K for the fiscal year ended December 31, 1999, as filed March 28, 2000).
10.25
Amended and Restated Investment Advisory and Management Agreement dated January 1, 1999 among Alliance Capital Management Holding L.P., Alliance Corporate Finance Group Incorporated, and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit (a)(6) to Form 10-Q/A for the quarterly period ended September 30, 1999, as filed on September 28, 2000).
10.26
Amended and Restated Accounting, Valuation, Reporting and Treasury Services Agreement dated January 1, 1999 between Alliance Capital Management Holding L.P., Alliance Corporate Finance Group Incorporated, and AXA Equitable Life Insurance Company (incorporated by reference to Exhibit (a)(7) to the Form 10-Q/A for the quarterly period ended September 30, 1999, as filed September 28, 2000).
10.27	Alliance Capital Accumulation Plan (incorporated by reference to Exhibit 10.11 to Form 10-K for the fiscal year ended December 31, 1988, as filed March 31, 1989).*
12.1
AllianceBernstein Consolidated Ratio of Earnings to Fixed Charges in respect of the years ended December 31, 2012, 2011 and 2010 (incorporated by reference to Exhibit 12.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).
21.1	Subsidiaries of AllianceBernstein (incorporated by reference to Exhibit 21.01 to Form 10-K for fiscal year ended December 31, 2012, as filed February 12, 2013).
23.1	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).†
23.2	Consent of PricewaterhouseCoopers LLP.

Exhibit	Description
24.1	Power of Attorney (included on signature page to this registration statement).
25.1	Form of T-1 Statement of Eligibility of Trustee under the Contingent Value Rights Agreement.†
99.1	Consent of Duff & Phelps, LLC
99.2	Form of Proxy of W.P. Stewart & Co., Ltd.†

†
To be filed by amendment.

*
Denotes a compensatory plan or arrangement.

Power of Attorney

        KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers whose signature appears below constitutes and appoints Peter S. Kraus, John C. Weisenseel and Laurence E. Cranch, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign this and/or any or all amendments (including post-effective amendments) to this Registration Statement and to sign any Registration Statement that is to be effective on filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        IN WITNESS WHEREOF, each of the undersigned directors and/or officers has hereunto set his or her hand in the capacities and on the dates indicated.

Signature	Title	Date

/s/ PETER S. KRAUS Peter S. Kraus	Chairman of the Board	September 13, 2013
/s/ CHRISTOPHER M. CONDRON Christopher M. Condron	Director	September 13, 2013
/s/ HENRI DE CASTRIES Henri de Castries	Director	September 13, 2013
/s/ DENIS DUVERNE Denis Duverne	Director	September 13, 2013
/s/ STEVEN G. ELLIOTT Steven G. Elliott	Director	September 13, 2013
/s/ DEBORAH S. HECHINGER Deborah S. Hechinger	Director	September 13, 2013
/s/ WESTON M. HICKS Weston M. Hicks	Director	September 13, 2013

S-1

Signature	Title	Date

/s/ MARK PEARSON Mark Pearson	Director	September 13, 2013
/s/ SCOTT A. SCHOEN Scott A. Schoen	Director	September 13, 2013
/s/ LORIE A. SLUTSKY Lorie A. Slutsky	Director	September 13, 2013
/s/ A.W. PETE SMITH, JR. A.W. Pete Smith, Jr.	Director	September 13, 2013
/s/ PETER J. TOBIN Peter J. Tobin	Director	September 13, 2013
/s/ JOSHUA A. WEINREICH Joshua A. Weinreich	Director	September 13, 2013

S-2